As filed with the Securities and Exchange Commission on September 10, 2004

Registration No. 333-117387

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BCP CAYLUX HOLDINGS LUXEMBOURG S.C.A.	BCP CRYSTAL HOLDINGS LTD. 2
(Exact name of registrant issuer as specified in its charter)	(Exact name of registrant parent guarantor as specified in its charter)

Luxembourg	Cayman Islands
(State or other jurisdiction of incorporation)	(State or other jurisdiction of incorporation)

2673	2673
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)
98-0416332	87-0723277
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

8-10 Rue Mathias Hardt L-1717 Luxembourg Grand-Duchy of Luxembourg +352-949-0100	c/o Walkers SPV Limited Walker House Mary Street George Town, Grand Cayman Cayman Islands B.W.I. (345) 945-3727

(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Edward P. Tolley III, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000

Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
9 5/8% Senior Subordinated Notes due 2014	$1,225,000,000	100%	$1,225,000,000	$155,207.50(4)
10 3/8% Senior Subordinated Notes due 2014	€200,000,000	100%	€200,000,000	$31,383.59(3)(4)
Guarantees of 9 5/8% Senior Subordinated Notes due 2014	N/A(2)	(2)	(2)	(2)
Guarantees of 10 3/8% Senior Subordinated Notes due 2014	N/A(2)	(2)	(2)	(2)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the "Securities Act").

(2)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

(3)	The amount of registration fee was calculated based on the noon buying rate at July 14, 2004 of $1.2385=EUR1.00.

(4)	Previously paid.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may not be changed. The Issuer may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated             , 2004

PRELIMINARY PROSPECTUS

BCP Caylux Holdings Luxembourg S.C.A.

Offer to Exchange

$1,225,000,000 principal amount of its 9 5/8% Senior Subordinated Notes due 2014, which have been registered under the Securities Act of 1933, for any and all of its outstanding 9 5/8% Senior Subordinated Notes due 2014.

€200,000,000 principal amount of its 10 3/8% Senior Subordinated Notes due 2014, which have been registered under the Securities Act of 1933, for any and all of its outstanding 10 3/8% Senior Subordinated Notes due 2014.

On the issue date, BCP Crystal Holdings Ltd. 2, or the Parent Guarantor, the direct parent of BCP Caylux Holdings Luxembourg S.C.A., or the Issuer, will guarantee the exchange notes. On the issue date, none of the Issuer's subsidiaries will guarantee the exchange notes. However, upon the occurrence of certain proposed restructuring transactions described in this prospectus, all of the Issuer's U.S. domestic, wholly owned subsidiaries that guarantee the Issuer's obligations under the senior credit facilities will guarantee the notes.

The Issuer is conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered notes for freely tradeable notes that have been registered under the Securities Act.

The Exchange Offer

•	The Issuer will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 12:00 a.m. midnight, New York City time, on , 2004, unless extended.

•	The exchanges of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, the Issuer does not currently anticipate that the Issuer will register the outstanding notes under the Securities Act.

See "Risk Factors" beginning on page 21 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                             , 2004.

You should rely only on the information contained in this prospectus. None of the Issuer, the Parent Guarantor, Celanese or their respective subsidiaries has authorized anyone to provide you with information different from that contained in this prospectus. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained in this prospectus. If you receive any other information, you should not rely on it. The Issuer is not making an offer of these securities in any state where the offer is not permitted.

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BASIS OF PRESENTATION

In this prospectus, the term "the Issuer" refers to BCP Caylux Holdings Luxembourg S.C.A., a Luxembourg partnership limited by shares (société en commandite par actions), and, from and after the completion of the Proposed Restructuring (as defined in this prospectus), to BCP Crystal US Holdings Corp. and not their respective subsidiaries. The term "Parent Guarantor" refers to BCP Crystal Holdings Ltd. 2, an exempted company organized under the laws of the Cayman Islands, and not its subsidiaries. The term "Consolidated Parent Guarantor" refers to the Parent Guarantor and its subsidiaries on a consolidated basis. The term "Purchaser" refers to BCP Crystal Acquisition GmbH & Co. KG, a German limited partnership (Kommanditgesellschaft, KG), and not its subsidiaries, except where otherwise indicated. References to "pro forma" give effect, in the manner described under "Consolidated Parent Guarantor Unaudited Pro Forma Financial Information" and the notes thereto, to (i) the Tender Offer, (ii) the Original Financing and (iii) the Refinancing (each as defined in this prospectus).

Pursuant to a voluntary tender offer commenced in February 2004, the Purchaser, an indirect wholly-owned subsidiary of the Issuer and the Parent Guarantor, in April 2004 acquired approximately 84.3% of the ordinary shares of Celanese AG (excluding treasury shares) outstanding as of June 30, 2004. Both the Issuer and the Parent Guarantor are recently-formed companies which do not have, apart from the financing of the Transactions (as defined in this prospectus), any independent external operations other than through the indirect ownership of ordinary shares of Celanese AG. Accordingly, no separate financial statements of the Issuer or the Parent Guarantor on a stand-alone basis are included in this prospectus. All references in this prospectus to the outstanding ordinary shares of Celanese AG (the "Celanese Shares") exclude treasury shares. As of June 30, 2004, the Issuer's indirect ownership of approximately 84.3% of the outstanding Celanese Shares would equate to approximately 75.9% of the issued Celanese Shares (including treasury shares).

The Parent Guarantor's unaudited consolidated financial statements as of and for the three months ended June 30, 2004 and the unaudited consolidated statements of operations and cash flows for the three months ended March 31, 2004 (together, the "Parent Guarantor Interim Consolidated Financial Statements") are included elsewhere in this prospectus. For accounting purposes, the Parent Guarantor is referred to as the "Successor." See notes 2 and 4 to the Parent Guarantor Interim Consolidated Financial Statements for additional information on basis of presentation and accounting policies of the Successor.

Celanese AG is incorporated as a stock corporation (Aktiengesellschaft, AG) organized under the laws of the Federal Republic of Germany. As used in this prospectus, the term "Celanese" refers to Celanese AG, its consolidated subsidiaries, its non-consolidated subsidiaries, joint ventures and other investments, except that with respect to shareholder and similar matters where the context indicates, "Celanese" refers to Celanese AG. For accounting purposes, "Celanese" or "Predecessor" refers to Celanese AG and its majority owned subsidiaries over which Celanese exercises control, as well as special purpose entities which are variable interest entities where Celanese is deemed the primary beneficiary. See note 3 to the Consolidated Financial Statements of Celanese as of December 31, 2003 and 2002 and for each of the years ended December 31, 2003, 2002 and 2001 contained in this prospectus (the "Celanese Consolidated Financial Statements").

The Celanese Consolidated Financial Statements included in this prospectus were prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") for all periods presented. The Celanese Consolidated Financial Statements reflect, for the periods indicated, the financial condition, results of operations and cash flows of the businesses transferred to Celanese from Hoechst Aktiengesellschaft, also referred to as Hoechst in this prospectus, in a demerger that became effective on October 22, 1999, adjusted for acquisitions and divestitures. The Celanese Consolidated Financial Statements and other financial information included in this prospectus, unless otherwise specified, have been presented to separately show the effects of discontinued operations.

Celanese is a foreign private issuer and previously filed its consolidated financial statements as of December 31, 2003 and 2002 and for each of the years in three-year period ended December 31, 2003 on Form 20-F. In accordance with German law, the reporting currency of the Celanese Consolidated Financial Statements is the euro. As a result of the Purchaser's acquisition of voting control of Celanese, the financial statements of Celanese contained in this prospectus are reported in U.S. dollars to be consistent with the Parent Guarantor's reporting requirements. For Celanese's reporting requirements, the euro continues to be the reporting currency.

ii

In the preparation of other information included in this prospectus, euro amounts have been translated into U.S. dollars at the applicable historical rate in effect on the date of the relevant event/period. For purposes of pro forma and prospective information, euro amounts have been translated into U.S. dollars using the rate in effect on June 30, 2004. Our inclusion of this information is not meant to suggest that the euro amounts actually represent such dollar amounts or that such amounts could have been converted into U.S. dollars at any particular rate, if at all.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes industry data and forecasts that the Issuer has prepared based, in part, upon industry data and forecasts obtained from industry publications and surveys and internal company surveys. Third-party industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. In this prospectus, the terms "SRI Handbook," "CMAI Methanol Analysis" and "Tecnon Orbichem Survey" refer to the SRI International Chemical Economics Handbook, the CMAI 2002-2003 World Methanol Analysis and the Tecnon Orbichem Acetic Acid and Vinyl Acetate World Survey September 2003 report, respectively. The statements regarding Celanese's market position in this prospectus are based on the information derived from SRI Handbook, CMAI Methanol Analysis and Tecnon Orbichem Survey.

AO Plus™, BuyTiconaDirect™, CelActiv™, Celanex®, Celcon®, Celstran®, Celvolit®, Compel®, GUR®, Hoecat®, Hostaform®, Impet®, Impet-HI®, Mowilith®, Nutrinova® DHA, Riteflex®, Sunett®, Topas®, Vandar®, VAntage™, Vectra®, Vectran® and certain other products and services named in this prospectus are registered trademarks and service marks of Celanese. Fortron® is a registered trademark of Fortron Industries, a joint venture of Celanese.

iii

SUMMARY

This summary highlights selected information in this prospectus, but it may not contain all of the information that is important to you. To better understand this exchange offer, and for a more complete description of this exchange offer and related transactions, you should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements, which are included elsewhere in this prospectus.

Pursuant to a voluntary tender offer commenced in February 2004 (the "Tender Offer"), BCP Crystal Acquisition GmbH & Co. KG (the "Purchaser"), an indirect wholly owned subsidiary of the Issuer and the Parent Guarantor, in April 2004 acquired approximately 84.3% of the ordinary shares of Celanese ("Celanese Shares") outstanding as of June 30, 2004. The Issuer and the Parent Guarantor are recently-formed companies which, apart from the financing of the Transactions (as defined in this prospectus), do not have any independent external operations other than through the indirect ownership of the Celanese Shares. Accordingly, no separate financial statements of the Issuer or the Parent Guarantor on a stand-alone basis are included in this prospectus and financial and other information of Celanese is presented in this prospectus. Celanese is not an obligor on the outstanding notes or the exchange notes and on the issue date none of its subsidiaries will guarantee the exchange notes.

CELANESE

Celanese is a leading global industrial chemicals company with strong competitive positions in its major products and production technologies based on production capacity and cost effectiveness according to, or derived from, SRI Handbook and Tecnon Orbichem Survey. Celanese's business involves processing chemical raw materials, such as ethylene and propylene, and natural products, including natural gas and wood pulp, into value-added chemicals and chemical-based products. Celanese's leadership position is based on two key factors: its significant market shares and competitive cost structures in its major products. Celanese's competitive cost structures are based on economies of scale, vertical integration, technical know-how and the use of advanced technologies. Celanese's portfolio consists of four main business segments: Chemical Products, Acetate Products, Technical Polymers Ticona and Performance Products.

As of December 31, 2003, Celanese had approximately 9,500 employees worldwide on a continuing basis. As of December 31, 2003, Celanese had 24 production plants and six research centers in ten countries. Most of Celanese's facilities are located in the Americas, principally in the three North America Free Trade Agreement countries: the United States, Canada and Mexico. Celanese also has major operations, including significant joint ventures, in Asia. In 2003, 39 percent of net sales was to customers located in North America, 40 percent to customers in Europe, 18 percent to customers in Asia and Australia and 3 percent to customers in the rest of the world. Celanese has a large and diverse global customer base consisting principally of major industrial companies. In 2003, sales to Celanese's 10 largest customers accounted for less than 30 percent of Celanese's net sales and the single largest customer represented less than 7 percent of Celanese's net sales.

Segment Overview

The table below illustrates each segment's net sales to external customers for the year ended December 31, 2003, as well as each segment's major products and end-use markets.

	Chemical Products	Technical Polymers Ticona	Acetate Products	Performance Products
2003 Net Sales(1)	$2,968 million	$762 million	$655 million	$169 million
Major Products	• Acetic acid • Vinyl acetate monomer (VAM) • Polyvinyl alcohol (PVOH) • Emulsions • Acetic anhydride • Acetate esters • Carboxylic acids • Methanol	• Polyacetal (POM) • UHMW-PE (GUR) • Liquid crystal polymers (Vectra) • Polyphenylene sulfide (Fortron)	• Acetate tow • Acetate filament	• Sunett sweetener • Sorbates
Major End-Use Markets	• Paints	• Fuel system components	• Cigarette filters	• Beverages
	• Coatings • Adhesives • Lubricants • Detergents	• Conveyor belts • Electronics • Seat belt mechanisms	• Textiles	• Confections • Baked goods • Dairy products

(1)	2003 net sales of $4,603 million also include $49 million in net sales from Other Activities.

    Chemical Products

The Chemical Products segment produces and supplies acetyl products, including acetic acid, acetate esters, vinyl acetate monomer, or VAM, polyvinyl alcohol, and emulsions. Acetic acid is used in the production of other basic chemicals. Acetate esters are used in paints, coatings and inks. Vinyl acetate monomer is primarily used in a variety of adhesives, paints and coatings. Polyvinyl alcohol is made from vinyl acetate monomer and is used in adhesives, paper coatings, films and textiles. Emulsions and emulsion powders are a key component of water based quality surface coatings, adhesives, non-woven textiles and building products. Most of the other chemicals produced in this segment are organic solvents and intermediates for pharmaceutical, agricultural and chemical products. Celanese is a leading global producer of acetic acid, the world's largest producer of vinyl acetate monomer and the largest North American producer of methanol, the major raw material used for the production of acetic acid. Celanese is the largest polyvinyl alcohol producer in North America. Based on sales, the emulsions business holds a number two position in conventional emulsions (excluding styrene butadiene resins or SBRs) in Europe and a number one position in VAM-based emulsions in Europe. The business is also a leading supplier of emulsion powders globally.

    Technical Polymers Ticona

The Technical Polymers Ticona segment develops, produces and supplies a broad portfolio of high performance technical polymers for use in automotive and electronics products and in other consumer and industrial applications, often replacing metal or glass. Together with Celanese's 45%-owned joint venture Polyplastics, its 50%-owned joint venture Korea Engineering Plastics Company Ltd., and Fortron Industries, its 50-50 joint venture with Kureha Chemicals Industry of Japan, Celanese is a leading participant in the global technical polymers business. The primary products within the Ticona segment are Hostaform/Celcon, Celanese's polyacetal, or POM, offerings, and GUR, an ultra high molecular weight polyethylene. Hostaform and Celcon are used in a broad range of products including automotive components, electronics and appliances. GUR is used in battery separators, conveyor belts, filtration equipment, coatings and medical devices.

    Acetate Products

The Acetate Products segment primarily produces and supplies acetate tow (filter products) and acetate filament. Products from this segment are found in cigarette filters, fashion apparel, linings and home furnishings. Celanese is one of the world's leading producers of acetate tow and acetate filament, including production by its joint ventures in China according to SRI Handbook.

    Performance Products

The Performance Products segment consists of Nutrinova, the food ingredients business, which produces and sells a high intensity sweetener and food protection ingredients, such as sorbates, for the food, beverage and pharmaceuticals industries.

    Other Activities

Celanese's portfolio contains other businesses and activities separate from its principal business segments, which consist primarily of general corporate functions, captive insurance companies, the innovative products subsidiaries Celanese Ventures GmbH and Celanese Advanced Materials, Inc., companies that provide infrastructure services, and other ancillary businesses. Celanese Ventures GmbH promotes research projects that lie outside Celanese's principal businesses or, due to their long-term perspective and widely spread application possibilities, cannot be operated by the business alone. Celanese Advanced Materials, Inc. consists of the high performance polymer, polybenzimidazole or PBI, and the Vectran polymer fiber product lines.

Competitive Strengths

Celanese has benefited from the following competitive strengths:

    Leading Market Positions

Celanese has #1 or #2 market positions worldwide in products that make up a majority of its sales according to SRI Handbook and Tecnon Orbichem Survey. Celanese is a leading global producer of acetic acid and the world's largest producer of vinyl acetate monomer. Ticona and its joint ventures, Polyplastics and KEP, are leading suppliers of polyacetals and other engineering resins in North America, Europe and the Asia/Pacific region. Celanese's leadership positions are based on its significant market shares, proprietary technology and competitive cost structures in its major products.

    Low Cost Producer

Celanese's competitive cost structures are based on economies of scale, vertical integration, technical know-how and the use of advanced technologies. Celanese's production of acetyl products employs industry leading proprietary and licensed technologies, including its proprietary AO Plus acid-optimization technology for the production of acetic acid and VAntage vinyl acetate monomer technology. AO Plus enables plant capacity to be increased with minimal investment, while VAntage enables significant increases in production efficiencies, lower operating costs and increases in capacity at ten to fifteen percent of the cost of building a new plant.

    Global Reach

Celanese operates 24 production facilities throughout the world, with major operations in North America, Europe and Asia. Celanese's infrastructure of manufacturing plants, terminals, and sales offices provides Celanese with a competitive advantage in anticipating and meeting the needs of its global and local customers in well-established and growing markets, while its geographic diversity mitigates the potential impact of volatility in any individual country or region. Celanese has a strong and growing presence in Asia (particularly in China) where joint ventures owned by Celanese and its partners operate nine additional facilities.

    Strategic Investments

Celanese's strategic investments, consisting primarily of its extensive network of joint ventures, enable it to minimize investments necessary to access new markets, while also generating significant cash flow and earnings for Celanese. Celanese's joint ventures are important components of Celanese's strategy. Celanese actively manages its investments in its joint ventures with its venture partners. Between January 1, 2001 and December 31, 2003, Celanese received $291 million in dividends and other distributions from its joint ventures.

    Strong Cash Flow Generation

Celanese has generated a high level of cash flow for the past several years based on its low-cost production, diverse product base, consisting of basic and high performance products, and presence in numerous geographic markets. Celanese has strengthened its cash flow through its disciplined management of working capital, its selective capital expenditures programs and its continual focus on cost reduction.

    Diversity of Products and End-Use Markets

Celanese offers its customers a broad range of products. Celanese also benefits from exposure to a wide variety of different end-use markets, which helps to mitigate the potential impact of volatility in any individual end-use market. For example, the Ticona technical polymers business offers customers a broad range of high-quality engineering plastics to meet the needs of customers in numerous end-use markets, such as automotive, electrical/electronics, appliance and medical. The Chemical Products business has leading market positions in an integrated chain of basic and performance-based acetyl products, sold into diverse industrial applications.

Business Strategies

Celanese is pursuing the following business strategies:

    Maintain Cost Advantage and Productivity Leadership

Celanese continually seeks opportunities to reduce its production and raw material costs. Advanced process control projects help to generate significant savings in energy and raw materials while increasing yields in production units. Most significantly, Celanese intends to intensify the implementation of Six Sigma, which has become a pervasive and important tool in both operations and administration for achieving greater productivity and growth. Celanese announced in July 2003 that it intends to purchase most of its North American internal methanol requirements from Southern Chemical Corporation beginning in 2005 under a multi-year agreement at a lower cost than Celanese's present cost for methanol. Celanese is also engaged in several projects and process technology improvements focused on energy reduction. Celanese also intends to continue using best practices to reduce costs and increase equipment reliability in maintenance and project engineering.

    Maximize Cash Flow and Reduce Debt

Despite a difficult operating environment over the past several years, Celanese has generated a significant amount of cash flow. Between January 1, 2001 and December 31, 2003, Celanese generated over $1.2 billion of net cash provided by operating activities which it has used principally to repay debt and make capital and strategic investments. Celanese believes there are significant opportunities to further increase its cash flow through increasing productivity, managing trade working capital, receiving cash dividends from its joint ventures and continuing to pursue cost reduction efforts. Celanese believes in a focused capital expenditure plan that is dedicated to attractive investment projects. Celanese intends to use its free cash flow to reduce indebtedness and pursue selective expansions of its businesses.

    Deliver Value-Added Solutions

Celanese is continually developing new products and industry leading production technologies that solve customer problems. For example, Ticona has worked closely with fuel system suppliers to develop an acetal copolymer with the chemical and impact resistance necessary to withstand exposure to hot diesel fuels. In its emulsions business, Celanese pioneered a technological solution that leads the industry in product offerings for ecologically friendly, emulsions for solvent-free interior paints. Celanese believes that its customers value its expertise and Celanese will continue to work with them to enhance the quality of its products.

    Enhance Value of Portfolio

Celanese seeks to further optimize its business portfolio through divestitures, acquisitions and strategic investments that enable Celanese to focus on businesses in which it can achieve market, cost and technology leadership over the long term. Celanese intends to continue its strategy of evaluating opportunities to expand its product mix into higher value-added products.

    Focused Business Investment

Celanese intends to continue investing strategically in growth areas, including new production capacity, to extend its global market leadership position. Historically, Celanese's strong market position has enabled it to initiate capacity growth to take advantage of projected demand growth. For example, Celanese is preparing to build a 600,000 metric ton per year world-scale acetic acid plant in China, the world's fastest growing market for acetic acid and its derivatives. Celanese also has plans to increase the capacity of its GUR ultra high molecular weight polyethylene plant in Germany by 10,000 tons per year, which will increase Ticona's worldwide capacity by 17% in the second half of 2004. Celanese expects to continue to benefit from its investments and capacity expansion that enable it to meet increases in global demand.

The Issuer's principal executive offices are located at 8-10, Rue Mathias Hardt, L-1717 Luxembourg, Grand Duchy of Luxembourg. The Issuer's main telephone number is +352-949-0100. The registered office of each of the Parent Guarantor and of BCP Caylux Holdings Ltd. 1, the general partner and manager of the Issuer, is located at c/o Walkers SPV Limited, Walker House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands, B.W.I. and their main telephone number is +345-945-3727.

Celanese's principal executive offices are located at Frankfurter Strasse 111, 61476 Kronberg im Taunus, Germany. Celanese's main telephone number is +49-69-305-16000.

THE TRANSACTIONS

As used in this prospectus, the term "Transactions" means, collectively, the Tender Offer, the Original Financing and the Refinancing described under "The Transactions" elsewhere in this prospectus.

Pursuant to the Tender Offer, in April 2004 the Purchaser, an indirect wholly owned subsidiary of the Issuer and the Parent Guarantor, acquired, at a price of €32.50 per share, a total of 41,588,227 of Celanese Shares, representing approximately 84.3% of the Celanese Shares outstanding as of June 30, 2004.

In addition, as a part of the Tender Offer, the Purchaser agreed to refinance certain existing debt of Celanese, pre-fund certain pension obligations of Celanese, pre-fund certain contingencies and certain obligations of Celanese linked to the value of the Celanese Shares, provide additional funds for working capital and other general corporate purposes, and pay related fees and expenses.

As a result of the Transactions, the Issuer and the Parent Guarantor are highly leveraged. As of June 30, 2004, on a pro forma basis, after giving effect to the Transactions, the Issuer would have had approximately $2,426 million of indebtedness, of which approximately $958 million would have been senior to the exchange notes. On the same basis, the Issuer would have had $2,786 million of consolidated indebtedness, $360 million of which would have been indebtedness of subsidiaries and therefore structurally senior to the exchange notes, and the Parent Guarantor would have had $2,426 million of indebtedness represented by its guarantees of the notes, the floating rate term loan and the senior credit facilities, of which $958 million would have been senior to its guarantee of the exchange notes.

THE EXCHANGE OFFER

In this prospectus, the term "outstanding notes" refers to the 9 5/8% senior subordinated notes due 2014 and 10 3/8% senior subordinated notes due 2014; the term "exchange notes" refers to the 9 5/8% senior subordinated notes due 2014 and the 10 3/8% senior subordinated notes due 2014, each as registered under the Securities Act of 1933, as amended (the "Securities Act"); the term "notes" refers to both the outstanding notes and exchange notes. The notes denominated in U.S. dollars are sometimes referred to in this prospectus as the "dollar notes" and the notes denominated in euros are sometimes referred to in this prospectus as the "euro notes."

On June 8, 2004 and July 1, 2004, the Issuer issued an aggregate of $1,225,000,000 principal amount of 9 5/8% senior subordinated notes due 2014 and €200,000,000 principal amount of 10 3/8% senior subordinated notes due 2014 in private offerings.

General	In connection with the private offerings, the Issuer and the Parent Guarantor entered into registration rights agreements with the initial purchasers in which they agreed, among other things, to deliver this prospectus to you and to complete the exchange offer within 270 days after the date of first issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the registration rights agreements; and

•	the liquidated damages provisions of the registration rights agreements are not applicable to the exchange notes.

The Exchange Offer	The Issuer is offering to exchange:

•	$1,225,000,000 principal amount of its 9 5/8% Senior Subordinated Notes due 2014, which have been registered under the Securities Act, for any and all of its outstanding 9 5/8% Senior Subordinated Notes due 2014; and

•	€200,000,000 principal amount of its 10 3/8% Senior Subordinated Notes due 2014, which have been registered under the Securities Act, for any and all of its outstanding 10 3/8% Senior Subordinated Notes due 2014.

You may only exchange outstanding notes in a principal amount of $5,000 or in integral multiples of $1,000 in excess thereof in the case of the outstanding dollar notes and in a principal amount of €50,000 or in integral multiples of €1,000 in excess thereof in the case of the outstanding euro notes.

Resale	Based on an interpretation by the staff of the Securities and Exchange Commission (the "SEC") set forth in no-action letters issued to third parties, the Issuer believes that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are an "affiliate" of the Issuer or the Parent Guarantor within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

Any holder of outstanding notes who:

•	is an affiliate of the Issuer or the Parent Guarantor;

•	does not acquire exchange notes in the ordinary course of its business; or

•	tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date	The exchange offer will expire at 12:00 a.m. midnight, New York City time, on , 2004, unless extended by us. The Issuer and the Parent Guarantor do not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. The Issuer and the Parent Guarantor will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which the Issuer and the Parent Guarantor may waive. See "The Exchange Offer—Conditions to the Exchange Offer."

Procedures for Tendering Outstanding Notes	If you wish to participate in the exchange offer, you must complete, sign and date the applicable accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the applicable letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding dollar notes through The Depository Trust Company ("DTC") and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC and if you hold outstanding euro notes through Euroclear Bank S.A./N.V. ("Euroclear") or Clearstream Banking, société anonyme ("Clearstream, Luxembourg") and wish to participate in the exchange offer, you must comply with the procedures of Euroclear or Clearstream, Luxembourg, as applicable, in each case, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not an "affiliate" of the Issuer or the Parent Guarantor within the meaning of Rule 405 under the Securities Act or, if you are our affiliate, that you will comply with any applicable registration and prospectus delivery requirements of the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other required documents, or you cannot comply with the applicable procedures under DTC's Automated Tender Offer Program or the procedures of Euroclear or Clearstream, Luxembourg, as applicable, for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, the Issuer and the Parent Guarantor will have fulfilled a covenant under the applicable registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreements. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture, except the Issuer and the Parent Guarantor will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the applicable registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for remaining outstanding notes that are not so tendered and exchanged could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, the Issuer and the Parent Guarantor do not currently anticipate that they will register the outstanding notes under the Securities Act.

Material U.S. Federal Income and Estate Tax Consequences	The exchange of outstanding notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See "Material U.S. Federal Income and Estate Tax Consequences."

Use of Proceeds	The Issuer will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See "Use of Proceeds."

Exchange Agent	The Bank of New York is the exchange agent for the exchange offer. The addresses and telephone numbers of the exchange agent are set forth in the section captioned "The Exchange Offer—Exchange Agent" of this prospectus.

EXCHANGE NOTES

The summary below describes the principal terms of the exchange notes and is not intended to be complete. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the "Description of the Notes" section of this prospectus for a more detailed description of the exchange notes.

Issuer	BCP Caylux Holdings Luxembourg S.C.A. The Issuer expects that, as a part of the Proposed Restructuring, the Parent Guarantor will contribute to BCP Crystal US Holdings Corp. ("US Holdco"), a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of the Issuer, all of its assets and liabilities (including all outstanding capital stock of the Issuer) in exchange for all or substantially all of the capital stock of US Holdco; and US Holdco, at its discretion, may subsequently cause the liquidation of the Issuer. From and after the completion of the Proposed Restructuring, US Holdco will assume all of the liabilities of the Issuer under the notes and will become the borrower under the senior credit facilities.

Notes Offered	$1,225,000,000 aggregate principal amount of 9 5/8% Senior Subordinated Notes due 2014 and €200,000,000 aggregate principal amount of the Issuer's 10 3/8% Senior Subordinated Notes Due 2014.

Maturity Date	June 15, 2014.

Interest Payment Dates	Interest will be payable in cash on June 15 and December 15 of each year, beginning on December 15, 2004.

Guarantees	On the issue date, BCP Crystal Holdings Ltd. 2 (the "Parent Guarantor"), the Issuer's direct parent, will guarantee the exchange notes. The guarantee by the Parent Guarantor is being provided for the purpose of allowing the Issuer to satisfy its reporting obligations under the indenture governing the notes by furnishing financial information relating to the Parent Guarantor instead of the Issuer. Moreover, the guarantee by the Parent Guarantor may be released at any time after the offering at the option of the Issuer and the Parent Guarantor.

On the issue date, none of the Issuer's subsidiaries will guarantee the exchange notes. From and after the completion of the Proposed Restructuring, all of the Issuer's domestic, wholly owned subsidiaries that guarantee the Issuer's obligations under the senior credit facilities will guarantee the exchange notes on a senior subordinated, unsecured basis.

Ranking	The exchange notes will be the Issuer's senior subordinated obligations and will:

•	rank junior in right of payment to all of the Issuer's existing and future senior indebtedness (including the obligations under the senior credit facilities);

•	rank equally in right of payment with all of the Issuer's existing and future senior subordinated indebtedness;

•	be effectively subordinated in right of payment to all of the Issuer's existing and future secured indebtedness (including obligations under the senior credit facilities), to the extent of the value of the assets securing such indebtedness;

•	be structurally subordinated to all obligations of each of the Issuer's subsidiaries that are not guarantors; and

•	rank senior in right of payment to all of the Issuer's future subordinated indebtedness.

Similarly, the Parent Guarantee and any future subsidiary guarantees will be senior subordinated, unsecured obligations of the applicable guarantor and will:

•	rank junior in right of payment to all of the guarantor's existing and future senior indebtedness;

•	rank equally in right of payment with all of the guarantor's existing and future senior subordinated indebtedness;

•	be effectively subordinated in right of payment to all of the guarantor's existing and future secured indebtedness (including the guarantor's guarantee under the senior credit facilities), to the extent of the value of the assets securing such indebtedness, and be structurally subordinated to all obligations of any subsidiary of the guarantor if that subsidiary is not the Issuer or a guarantor; and

•	rank senior in right of payment to all of the guarantor's existing and future subordinated indebtedness.

As of June 30, 2004, on a pro forma basis, after giving effect to the Transactions, the Issuer would have had approximately $2,426 million of indebtedness, of which approximately $958 million would have been senior to the exchange notes. On the same basis, the Issuer would have had $2,786 million of consolidated indebtedness, $360 million of which would have been indebtedness of subsidiaries and therefore structurally senior to the exchange notes, and the Parent Guarantor would have had $2,426 million of indebtedness represented by its guarantees of the notes, the floating rate term loan and the senior credit facilities, of which $958 million would have been senior to its guarantee of the exchange notes. As of June 30, 2004, Celanese had $777 million of consolidated indebtedness, $58 million of which will be refinanced as a result of the Transactions and $359 million of which represents amounts payable to the Issuer.

The exchange notes will also be structurally subordinated to all indebtedness and other obligations, including trade payables, of the Issuer's subsidiaries that do not guarantee the exchange notes. See "—Summary Historical and Pro Forma Financial Data" and "Capitalization."

Optional Redemption	The Issuer may redeem some or all of the exchange notes at any time prior to June 15, 2009, at a price equal to 100% of the principal amount of the exchange notes plus a "make-whole" premium as set forth under "Description of the Notes—Optional Redemption."

Additionally, the Issuer may redeem the exchange notes, in whole or in part, at any time on and after June 15, 2009 at the redemption prices set forth under "Description of the Notes—Optional Redemption."

On or prior to June 15, 2007, the Issuer may redeem up to 35% of the exchange dollar notes at a redemption price of 109.625% of their principal amount, and up to 35% of the exchange euro notes at a redemption price of 110.375% of their principal amount, plus accrued and unpaid interest, if any, to the date of redemption, from the proceeds of certain equity offerings. The Issuer may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of the applicable series of exchange notes originally issued remains outstanding and the redemption occurs within 90 days of the date of the equity offering. See "Description of the Notes—Optional Redemption."

Change of Control Offer	Upon the occurrence of a change of control, you will have the right, as a holder of the exchange notes, to require the Issuer to repurchase some or all of your exchange notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. The Issuer may not have sufficient funds to repurchase the exchange notes upon a change of control. See "Description of the Notes—Repurchase at the Option of Holders—Change of Control."

Certain Covenants	The indenture governing the exchange notes will contain covenants limiting, among other things, the Issuer's ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends on or make other distributions or repurchase our capital stock or make other restricted payments;

•	make investments;

•	enter into certain transactions with affiliates;

•	limit dividends or other payments by its restricted subsidiaries to the Issuer or other restricted subsidiaries;

•	create liens on pari passu or subordinated indebtedness without securing the exchange notes;

•	designate the Issuer's subsidiaries as unrestricted subsidiaries; and

•	sell certain assets or merge with or into other companies or otherwise dispose of all or substantially all of their assets.

These covenants are subject to important exceptions and qualifications. See "Description of the Notes—Certain Covenants."

No Public Market	The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, there is no assurance that a market for the exchange notes will develop or as to the liquidity of any market. The initial purchasers in the private offerings of the outstanding notes have advised the Issuer that they currently intend to make a market in the exchange notes. The initial purchasers are not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice.

Listing	The Issuer has applied to list the euro notes on the Luxembourg Stock Exchange.

RISK FACTORS

Investing in the notes involves substantial risk. You should carefully consider all the information in this prospectus prior to exchanging your outstanding notes. In particular, you should consider carefully the factors set forth under the heading "Risk Factors" below.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The balance sheet data shown below for 2002 and 2003, and the statements of operations and cash flow data for 2001, 2002 and 2003, all of which are set forth below, are derived from the audited Celanese Consolidated Financial Statements included elsewhere in this prospectus and should be read in conjunction with those financial statements and the notes thereto. The balance sheet data for 2001 are unaudited and have been derived from, and translated into U.S. dollars based on, Celanese's historical euro audited financial statements.

The summary historical financial data for the six months ended June 30, 2003 and the three months ended March 31, 2004 have been derived from the unaudited consolidated financial statements of Celanese, which have been prepared on a basis consistent with the audited consolidated financial statements of Celanese as of and for the year ended December 31, 2003. The summary historical financial data as of and for the three months ended June 30, 2004 have been derived from the unaudited consolidated financial statements of the Consolidated Parent Guarantor. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period. The unaudited consolidated financial information as of June 30, 2004 and for each of the three months ended March 31, 2004 and June 30, 2004 and the six months ended June 30, 2003 is included elsewhere in this prospectus.

The following summary unaudited pro forma financial data of the Consolidated Parent Guarantor have been prepared to give pro forma effect to the Transactions as if they had occurred on January 1, 2003, in the case of Consolidated Parent Guarantor unaudited pro forma statements of operations data, and on June 30, 2004, in the case of Consolidated Parent Guarantor unaudited pro forma balance sheet data. The pro forma financial data of the Consolidated Parent Guarantor are for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Transactions actually been consummated on the dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. You should read the following data in conjunction with "The Transactions," "Consolidated Parent Guarantor Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and unaudited consolidated financial information of Celanese and the Parent Guarantor included elsewhere in this prospectus.

As of the date of this prospectus, the Purchaser, an indirect wholly owned subsidiary of the Issuer and the Parent Guarantor, owns approximately 84.3% of the Celanese Shares outstanding as of June 30, 2004. Both the Issuer and the Parent Guarantor are recently-formed companies which, apart from the financing of the Transactions, do not have any independent external operations other than through the indirect ownership of Celanese Shares. Accordingly, financial and other information of Celanese is presented in this prospectus. This Prospectus presents the financial information relating to Celanese under the caption "Predecessor" and the information relating to the Consolidated Parent Guarantor under the caption "Successor." See "The Transactions."

	Predecessor					Successor
	Celanese					Unaudited Consolidated Parent Guarantor (At 84.3%)
				Six Months Ended June 30, 2003	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004	Pro Forma(1)
	Year Ended December 31,						Year Ended December 31, 2003	Six Months Ended June 30, 2004
	2001	2002	2003
				Unaudited
	(in millions, except ratio data)
Statement of Operations Data:
Net sales	$3,970	$3,836	$4,603	$2,305	$1,243	$1,229	$4,603	$2,472
Cost of sales	(3,409)	(3,171)	(3,883)	(1,915)	(1,002)	(1,058)	(3,859)	(2,001)
Selling, general and administrative expenses	(489)	(446)	(510)	(238)	(137)	(125)	(493)	(255)
Research and development expenses	(74)	(65)	(89)	(43)	(23)	(22)	(88)	(44)
Special charges(2)	(416)	5	(5)	90	(28)	1	(5)	(9)
Foreign exchange gain (loss)	1	3	(4)	(2)	—	—	(4)	—
Gain (loss) on disposition of assets	—	11	6	—	(1)	—	6	(1)
Operating profit (loss)	(417)	173	118	197	52	25	160	162
Equity in net earnings of affiliates	12	21	35	19	12	18	35	30
Interest expense	(72)	(55)	(49)	(24)	(6)	(124)	(228)	(118)
Interest and other income, net(3)	58	45	99	68	22	(14)	99	8
Income tax benefit (provision)	106	(61)	(60)	(86)	(25)	(10)	(10)	(76)
Minority interests	—	—	—	—	—	(10)	(22)	(19)
Earnings (loss) from continuing operations	(313)	123	143	174	55	(115)	$34	$(13)
Earnings (loss) from discontinued operations, net of income tax	(52)	27	6	(8)	23	(1)
Cumulative effect of changes in accounting principles, net of income tax	—	18	(1)	(1)	—	—
Net earnings (loss)	$(365)	$168	$148	$165	$78	$(116)
Other Financial Data:
Ratio of earnings to fixed charges (unaudited)(4)	—	3.6x	3.4x	7.0x	6.2x	—	1.1x	—
EBITDA (unaudited)(5)	$(42)	$468	$502	$399	$153	$83	$522	$312
Unusual items included in EBITDA (unaudited)(6)	440	16	113	(97)	37	42	113	61
Other non-cash charges (income) included in EBITDA (unaudited)(7)	21	97	24	16	13	47	16	12
Depreciation and amortization	326	247	294	144	72	71	294	143
Capital expenditures	191	203	211	83	44	50	211	94
Cash distributions from cost and equity method investments (unaudited)	69	139	83	37	30	12	83	42
Dividends paid per share(8)	$0.35	—	$0.48	—	—	—	—	—
Statement of Cash Flows Data:
Net cash provided by (used in) continuing operations:
Operating activities	$462	$363	$401	$73	$(107)	$(104)
Investing activities	(105)	(139)	(275)	(102)	96	(1,649)
Financing activities	(337)	(150)	(108)	(46)	(43)	2,495
Balance Sheet Data (at the end of the period) (2001 unaudited):
Trade working capital(9)	$499	$599	$641		$715	$738		$738
Total assets	6,232	6,417	6,814		6,613	6,922		6,730
Total debt	775	644	637		587	2,400		2,792
Shareholders' equity	1,954	2,096	2,582		2,622	682		455

(1)	The Purchaser owns approximately 84.3% of the Celanese Shares oustanding as of June 30, 2004 and the pro forma information presented above assumes that the Purchaser does not acquire any additional Celanese Shares. See "Consolidated Parent Guarantor Unaudited Pro Forma Financial Information" for supplemental pro forma results assuming that the Purchaser acquires 100% of the outstanding Celanese Shares. Assuming the Purchaser were to pay the fair cash compensation offer price required by the Domination Agreement of €41.92 per share, plus interest, for all remaining Celanese shares, earnings from continuing operations and EBITDA would each be higher by the amount of minority interest expense.

(2)	Special charges include impairment charges, provisions for restructuring, which include costs associated with employee termination benefits and plant and office closures, certain insurance recoveries and other expenses and income incurred outside the normal course of ongoing operations. See note 25 to the Celanese Consolidated Financial Statements and note 13 to the Parent Guarantor Interim Consolidated Financial Statements.

(3)	Interest and other income, net, includes interest income, dividends from cost basis investments and other non-operating income (expense).

(4)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent earnings (loss) from continuing operations before income taxes and minority interests, less income from equity method investments and capitalized interest, plus income distributions from equity method investments, amortization of capitalized interest and fixed charges. Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest, and the portion of operating rental expense which management believes is representative of the interest component of rent expense. Earnings were insufficient to cover fixed charges by $403 million for the year ended December 31, 2001, $106 million for the three months ended June 30, 2004 and $9 million for the pro forma six months ended June 30, 2004. The pro forma ratios of earnings to fixed charges have been computed based on the historical ratios adjusted only for the pro forma change in interest expense.

(5)	EBITDA, a performance measure used by management of the Parent Guarantor, is defined as earnings (loss) from continuing operations, plus interest expense net of interest income, income taxes and depreciation and amortization, as shown in the table below. EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. See "Special Note Regarding Non-GAAP Financial Measures." EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented in this prospectus differ from the amounts calculated under the definition of EBITDA used in our debt instruments. The definition of EBITDA used in our debt instruments is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations— Liquidity and Capital Resources."

EBITDA is calculated and reconciled to net earnings (loss) as follows (unaudited):

	Predecessor					Successor
	Celanese					Consolidated Parent Guarantor
				Six Months Ended June 30, 2003	Three Months Ended March 31, 2004	Thee Months Ended June 30, 2004	Pro Forma
	Year Ended December 31,						Year Ended December 31, 2003	Six Months Ended June 30, 2004
	2001	2002	2003
	(in millions)
Net earnings (loss)	$(365)	$168	$148	$165	$78	$(116)	$34	$(13)
(Earnings) loss from discontinued operations	52	(27)	(6)	8	(23)	1	—	—
Cumulative effect of changes in accounting principles	—	(18)	1	1	—	—	—	—
Interest expense	72	55	49	24	6	124	228	118
Interest income	(21)	(18)	(44)	(29)	(5)	(7)	(44)	(12)
Income tax (benefit) provision	(106)	61	60	86	25	10	10	76
Depreciation and amortization	326	247	294	144	72	71	294	143
EBITDA	$(42)	$468	$502	$399	$153	$83	$522	$312

(6)	EBITDA, as defined above, was (increased) reduced by the following unusual items, each of which is further discussed below (unaudited):

	Predecessor					Successor
	Celanese					Consolidated Parent Guarantor Pro Forma
				Six Months Ended June 30, 2003	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004	Pro Forma
	Year Ended December 31,						Year Ended December 31, 2003	Six Months Ended June 30, 2004
	2001	2002	2003
	(in millions)
Stock appreciation rights (income) expense (a)	$10	$3	$59	$4	$—	$1	$59	$1
Special charges (b)	416	(5)	5	(90)	28	(1)	5	9
Other restructuring charges (c)	—	—	26	—	10	5	26	15
Other (income) expense (d)	9	12	5	(19)	(3)	28	5	25
Other unusual items (e)	5	6	18	8	2	9	18	11
	$440	$16	$113	$(97)	$37	$42	$113	$61

(a)	Represents the expense associated with stock appreciation rights that will not be incurred subsequent to the Transactions as it is expected that the plan will be replaced with other management equity arrangements that will not result in a cash cost to Celanese.

(b)	Represents provisions for restructuring, asset impairment, transaction costs and other unusual expenses and income incurred outside the ordinary course of business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(c)	Represents the portion of restructuring charges (consisting of employee termination benefits) that were not included in special charges.

(d)	Represents other non-operating (income) expense (other than dividends). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(e)	Represents primarily the expense associated with executive contract terminations, transaction costs not included in special charges, and rent expense paid to a variable interest entity that has been consolidated since the first quarter of 2004.

The unusual items listed above exclude adjustments to reserves, principally environmental reserves and loss reserves at the captive insurance entities, made in the ordinary course of business resulting from changes in estimates based on favorable trends in environmental remediation and actuarial revaluations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(7)	EBITDA, as defined above, was also (increased) reduced by the following other non-cash items, each of which is further discussed below (unaudited):

	Predecessor					Successor
	Celanese					Consolidated Parent Guarantor
							Pro Forma
	Year Ended December 31,			Six Months Ended June 30, 2003	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004	Year Ended December 31, 2003	Six Months Ended June 30, 2004
	2001	2002	2003
	(in millions)
Amortization included in pension and OPEB expense (a)	$10	$15	$28	$13	$8	$1	$4	$2
Adjustment to equity earnings (b)	11	79	(12)	(2)	4	(12)	(12)	(8)
Other non-cash charges (income) (c)	—	3	8	5	1	—	2	—
Purchase accounting for inventories (d)	—	—	—	—	—	49	—	—
Minority interests (e)	—	—	—	—	—	9	22	18
	$21	$97	$24	$16	$13	$47	$16	$12

(a)	Represents the portion of pension and other postretirement ("OPEB") expense resulting from amortization of unrecognized actuarial losses, prior service costs and transition obligations. In addition, the Issuer expects Celanese's future pension expense to be reduced as a result of the pre-funding of $463 million of pension contributions in connection with the Transactions. Assuming an annual long-term rate of return on plan assets of 7.93%, Celanese's annual pension expense would decrease by an additional $37 million. See "Consolidated Parent Guarantor Unaudited Pro Forma Financial Information."

(b)	Represents the adjustment to reflect earnings of investments accounted for under the equity method on a cash basis.

(c)	Relates primarily to non-cash expense associated with stock option plans.

(d)	Represents the one-time charge to cost of sales resulting from purchase accounting for inventories.

(e)	Represents minority interest expense relating to the 15.7% of the Celanese Shares outstanding at June 30, 2004 that the Purchaser does not currently own, net of actual dividends paid during the period. This amount has not been adjusted for any guaranteed dividends to minority shareholders that Celanese may be required to pay in the future. See "The Transactions."

(8)	In the three months ended June 30, 2004, Celanese declared and paid a dividend of€0.12 ($0.14) per share for the year ended December 31, 2003. See "The Transactions" for information on future dividends that may be required under German law to be paid to Celanese's minority shareholders.

(9)	Trade working capital is defined as trade accounts receivable from third parties and affiliates net of allowance for doubtful accounts, plus inventories, less trade accounts payable to third parties and affiliates. For the calculation of trade working capital, see note (9) to "Selected Historical Financial Data."

RISK FACTORS

You should carefully consider the risks described below, together with the other information in this prospectus, before deciding to tender your outstanding notes in the exchange offer. If any of the events described in the risk factors below actually occur, the business, financial condition, operating results and prospects of the Issuer, the Parent Guarantor, Celanese and their respective subsidiaries could be materially adversely affected, which in turn could adversely affect the Issuer's ability to pay interest or principal on the exchange notes. In such case, you may lose all or part of your original investment.

Risks Related To The Exchange Offer

You will continue to be subject to transfer restrictions on your notes and you may experience increasing volatility due to a reduction in liquidity of your outstanding notes if you do not exchange your outstanding notes.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering memoranda distributed in connection with the private offerings of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, the Issuer does not intend to register resales of the outstanding notes under the Securities Act. You should refer to "Summary—The Exchange Offer" and "The Exchange Offer" for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the outstanding amount of each series of the outstanding notes, which may depress, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

Risks Related to the Issuer's Acquisition of Celanese

Until the Domination Agreement becomes operative, the Issuer's and the Purchaser's managerial control over Celanese is limited.

Until the Domination Agreement has become operative, the Purchaser's ability, and thus the Issuer's ability, to directly control the board of management decisions of Celanese is significantly limited by German law. As a result, until such time, the Purchaser may not be able to ensure that its strategy for the operation of the business of Celanese can be implemented. In addition, the Issuer's access to the operating cash flow of Celanese in order to fund payment requirements on the notes will be limited.

Although the Issuer expects the Domination Agreement to become operative on October 1, 2004, it is subject to legal challenges instituted by dissenting shareholders and therefore such date could be substantially delayed. On August 1, 2004, a minority shareholder filed an action against Celanese in Frankfurt District Court to set aside the shareholder resolutions passed at the extraordinary general meeting held on July 30 and 31, 2004 based on the alleged violation of procedural requirements and information rights of the shareholders and to declare the Domination Agreement and the change in the fiscal year void. Celanese has been informed by the Frankfurt District Court that eight other actions to set aside the resolutions of the EGM were filed by August 31, 2004, the date when the time period for filing such legal challenges expired. Further, a German court could revoke the registration of the Domination Agreement in the commercial register. On August 2, 2004, two minority shareholders instituted public register proceedings with the Local Court (Amtsgericht) of Koenigstein im Taunus and the District Court (Landgericht) Frankfurt am Main, both with a view to have the registration of the Domination Agreement in the Commercial Register deleted (Amtslöschungsverfahren). See "Business—Legal Proceedings." If the Domination Agreement does not become operative, then the Issuer may not be able to pay interest and principal on the notes.

The Purchaser intends to exercise its voting rights at shareholders' meetings of Celanese to prevent the approval of any dividend on the Celanese Shares for the fiscal year ending September 30, 2004 in excess of the minimum dividend of 4% of the registered share capital of Celanese effectively required by German law. Following the Domination Agreement becoming operative, no dividend other than the guaranteed fixed annual payment (Ausgleich) will be required to be paid to minority shareholders during the term of the Domination Agreement.

The Issuer and the Parent Guarantor do not expect to have access to operating cash flow of Celanese until the Domination Agreement becomes operative. Accordingly, in the near term, the Issuer will depend on resources other than Celanese's operating cash flow, such as available cash, to make payments on the notes. The Issuer, however, intends to use a significant portion of its available cash to acquire the remaining outstanding Celanese Shares.

Minority shareholders may interfere with Celanese's operations and future corporate decisions which may prevent the Issuer from causing Celanese to take actions which may have beneficial effects for the holders of the notes.

The Purchaser owns approximately 84.3% of the Celanese Shares outstanding as of June 30, 2004. Shareholders unrelated to the Purchaser and management hold the remainder of the outstanding Celanese Shares. German law provides certain rights to minority shareholders, which could have the effect of delaying, or interfering with, corporate actions (including those requiring shareholder approval), such as the effectiveness of the Domination Agreement, the potential application for revocation of admission of the Celanese Shares to the Frankfurt Stock Exchange, the Squeeze-out and the potential conversion of Celanese from its current legal form of a stock corporation into a limited partnership (Kommanditgesellschaft, KG) or a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) in accordance with the provisions of the German Transformation Act (Umwandlungsgesetz, UmwG). Minority shareholders may be able to delay or prevent the implementation of Celanese's corporate actions irrespective of the size of their shareholding. Any challenge by minority shareholders of the validity of a corporate action is subject to judicial resolution that may substantially delay or hinder the implementation of such action. Such delays of, or interferences with, corporate actions as well as related litigation may limit the access of the Issuer to Celanese's cash flows and make it difficult or impossible for the Purchaser and Celanese to take or implement corporate actions which may be desirable in view of the operating or financial requirements of the Issuer, the Purchaser and/or Celanese, including actions which may have beneficial effects for the holders of the notes.

Celanese's board of management may refuse to comply with instructions given by the Purchaser pursuant to the Domination Agreement which may prevent the Issuer from causing Celanese to take actions which may have beneficial effects for the holders of the notes.

Upon the Domination Agreement becoming operative, the Purchaser is entitled to give instructions directly to the board of management of Celanese, including, but not limited to, instructions that are disadvantageous to Celanese, as long as such disadvantageous instructions benefit the Purchaser or the companies affiliated with either the Purchaser or Celanese. Celanese's board of management is required to comply with such instructions, unless, at the time when the respective instruction is given, (i) it is, in the opinion of the board of management of Celanese, obviously not in the interests of the Purchaser or the companies affiliated with either the Purchaser or Celanese, (ii) in the event of a disadvantageous instruction, the negative consequences to Celanese are disproportionate to the benefits of the Purchaser or the companies affiliated with either the Purchaser or Celanese, (iii) compliance with it would violate legal or statutory restrictions, (iv) compliance with it would endanger the existence of Celanese or (v) it is doubtful whether the Purchaser will be able to fully compensate Celanese, as required by the Domination Agreement, for its annual loss (Jahresfehlbetrag) incurred during the fiscal year in which such instruction is given. The board of management of Celanese remains ultimately responsible for making the executive decisions for Celanese and the Purchaser itself, despite the Domination Agreement, is not entitled to act on behalf of, and has no power to legally bind, Celanese. The board of management may delay the implementation of, or refuse to implement, any of the Purchaser's instructions despite its general obligation to follow such instructions (with the exceptions mentioned above). Such delays of, or interferences with, compliance with the Purchaser's instructions by the board of management of Celanese may make it difficult or impossible for the Purchaser to implement corporate actions which may be desirable in view of the operating or financial requirements of the Issuer and/or the Purchaser, including in particular actions which may have beneficial effects for the holders of the notes.

The Purchaser will be required to ensure that Celanese pays a guaranteed fixed annual payment to the minority shareholders of Celanese which may reduce the funds the Purchaser can make available to the Issuer and, consequently, diminish the ability of the Issuer to fulfill its obligations under the notes.

As long as the Purchaser does not own 100% of the outstanding Celanese Shares, the Domination Agreement requires, among other things, the Purchaser to ensure that Celanese makes a gross guaranteed fixed annual payment (Ausgleich)to minority shareholders of €3.27 per Celanese share less certain corporate taxes in lieu of any future dividend. Taking into account the circumstances and the tax rates at the time of the entering into of the Domination Agreement, the net guaranteed fixed annual payment is €2.89 per share for a full fiscal year. The net guaranteed fixed annual payment may, depending on applicable corporate tax rates, in the future be higher, lower or the same as €2.89. The amount of this guaranteed fixed annual payment was calculated in accordance with applicable German law on the basis of the hypothetical projected earnings of Celanese assuming a full distribution of profits. The amount of the payment may subsequently be reviewed in a special court proceeding (Spruchverfahren). Such guaranteed fixed annual payments will be required regardless of whether the actual distributable profits per share of Celanese are higher, equal or lower than the amount of the guaranteed fixed annual payment per share. The guaranteed fixed annual payment would be payable for so long as there are minority shareholders of Celanese and the Domination Agreement remains in place. No dividends for the period after effectiveness of the Domination Agreement, other than the guaranteed fixed annual payment, would be paid by Celanese following the effectiveness of the Domination Agreement. These requirements may reduce the funds the Purchaser can make available to the Issuer and, consequently, diminish the ability of the Issuer to fulfill its obligations under the notes. For further information about the establishment and the consequences of the Domination Agreement, see "The Transactions—Post-Refinancing Events—Domination and Profit and Loss Transfer Agreement."

The Purchaser may be required to compensate Celanese for annual losses which may reduce the funds the Purchaser can make available to the Issuer and, consequently, diminish the ability of the Issuer to fulfill its obligations under the notes.

If the Domination Agreement becomes operative, the Purchaser, as the dominating entity, will, among other things, be required to compensate Celanese for any annual loss incurred by Celanese, the dominated entity, at the end of the fiscal year when the loss was incurred. This obligation to compensate Celanese for annual losses will apply during the entire term of the Domination Agreement. If Celanese incurs losses during any period of the operative term of the Domination Agreement and if such losses lead to an annual loss of Celanese at the end of any given fiscal year during the term of the Domination Agreement, the Purchaser will be obligated to make a corresponding cash payment to Celanese to the extent that the respective annual loss is not fully compensated for by the dissolution of profit reserves (Gewinnrücklagen) accrued at the level of Celanese since the date on which the Domination Agreement became legally effective. The Purchaser may be able to avoid cash payments to Celanese by off-setting against such loss compensation claims by Celanese any valuable counterclaims against Celanese that the Purchaser may have. If the Purchaser was obligated to make cash payments to Celanese to cover an annual loss, it may not have sufficient funds to distribute to the Issuer for payments, on the notes when due and, unless the Purchaser is able to obtain funds from a source other than annual profits of Celanese, the Purchaser may not be able to satisfy its obligation to fund such shortfall. For further information about the Domination Agreement, see "The Transactions—Post-Refinancing Events—Domination and Profit and Loss Transfer Agreement."

The Issuer has agreed to guarantee the Purchaser's obligation under the Domination Agreement which may diminish the ability of the Issuer to make payments on the notes.

The Issuer has agreed to provide the Purchaser with financing to further strengthen the Purchaser's ability to be in a position at all times to fulfill all of its obligations when such obligations become due under or in connection with the Domination Agreement and to provide that the Purchaser will perform all of its obligations under or in connection with the Domination Agreement when such obligactions become due, including, without limitation, the obligations to make a guaranteed fixed annual payment to the outstanding minority shareholders, to offer to acquire all outstanding Celanese Shares from the minority shareholders in return for payment of fair cash consideration and to compensate Celanese for any annual loss incurred by Celanese during the term of the Domination Agreement. If the Issuer is obligated to make payments under such guarantee or other security to the minority shareholders and/or Celanese, it may not have sufficient funds for payments on the notes when due.

Even if the Domination Agreement becomes operative, the Issuer may not be able to receive distributions sufficient to pay its obligations.

Even if the Domination Agreement becomes operative, the Purchaser will be limited in the amount of distributions it may receive in any year from Celanese and distribute in turn to the Issuer. Under German law, the amount of distributions to the Purchaser will be determined based on the amount of unappropriated earnings generated during the term of the Domination Agreement as shown in the unconsolidated annual financial statements of Celanese AG, prepared in accordance with German accounting principles and as adopted and approved by resolutions of the Celanese Board of Management and Supervisory Board, which financial statements may be different from Celanese's consolidated financial statements under U.S. GAAP. The Purchaser's share of these earnings, if any, may not be in amounts and at times sufficient to allow the Issuer to pay its obligations as they become due, including its obligations under the notes.

The Issuer and the Parent Guarantor must rely on payments from Celanese and its subsidiaries to fund payments on the notes and the guarantee. Such funds may not be available in certain circumstances.

The Issuer and the Parent Guarantor are holding companies and all of their operations are conducted through their subsidiaries. Therefore, the Issuer and the Parent Guarantor depend on the cash flow of their subsidiaries, including Celanese, to meet their obligations, including their obligations under the notes and the guarantee, respectively. If the Domination Agreement with Celanese does not become operative, the Issuer and Parent Guarantor may be unable to meet their obligations under the notes and the guarantee. Although the Issuer expects the Domination Agreement to become operative on October 1, 2004, it is subject to legal challenges instituted by dissenting shareholders and therefore such date could be substantially delayed. On August 1, 2004, a minority shareholder filed an action against Celanese in Frankfurt District Court to set aside the shareholder resolutions passed at the extraordinary general meeting held on July 30 and 31, 2004 based on the alleged violation of procedural requirements and information rights of the shareholders and to declare the Domination Agreement and the change in the fiscal year void. Celanese has been informed by the Frankfurt District Court that eight other actions to set aside the resolutions of the EGM were filed by August 31, 2004, the date when the time period for filing such legal challenges expired. Further, a German court could revoke the registration of the Domination Agreement in the commercial register. On August 2, 2004, two minority shareholders instituted public register proceedings with the Local Court (Amtsgericht) of Koenigstein im Taunus and the District Court (Landgericht) Frankfurt am Main, both with a view to have the registration of the Domination Agreement in the Commercial Register deleted (Amtslöschungsverfahren).

The ability of these subsidiaries to distribute to the Issuer and the Parent Guarantor by way of dividends, distributions, interest, return on investments, or other payments (including loans) is subject to various restrictions, including restrictions imposed by the senior credit facilities, and future debt may also limit or prohibit such payments. You will not have any direct claim on the cash flows of the operating subsidiaries of the Issuer and such subsidiaries have no obligation, contingent or otherwise, to pay amounts due under the notes or to make funds available to the Issuer or Parent Guarantor. In addition, the ability of subsidiaries to make such payments may be limited by relevant provisions of German and other applicable laws.

The Issuer and the Parent Guarantor do not expect to have access to operating cash flows of Celanese until the Domination Agreement becomes operative. Accordingly, in the near term, the Issuer will depend on resources other than Celanese's operating cash flow, such as available cash, to make payments on the notes. The Issuer intends to use a significant portion of its available cash to acquire the remaining outstanding Celanese Shares.

Risks Related to the Exchange Notes

The Issuer's high level of indebtedness could diminish its and its subsidiaries' ability to raise additional capital to fund their operations, limit their ability to react to changes in the economy or the chemicals industry and prevent the Issuer from meeting its obligations under the exchange notes.

The Issuer and the Parent Guarantor are highly leveraged. On a pro forma basis as of and for the twelve months ended June 30, 2004, the Consolidated Parent Guarantor's total indebtedness would have been $2,786 million and its ratio of total debt to Adjusted EBITDA would have been 3.8x. See "Capitalization" for additional information.

The Issuer's substantial debt could have important consequences for you, including:

•	making it more difficult for the Issuer to make payments on the notes;

•	increasing vulnerability to general economic and industry conditions;

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on indebtedness, therefore reducing the Issuer's and Celanese's ability to use Celanese's cash flow to fund the Issuer's and Celanese's operations, capital expenditures and future business opportunities;

•	exposing the Issuer to the risk of increased interest rates as certain of its borrowings, including the floating rate term loan and borrowings under the senior credit facilities, are at variable rates of interest;

•	limiting the Issuer's and Celanese's ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting Celanese's ability to adjust to changing market conditions and placing it at a competitive disadvantage compared to its competitors who have less debt.

Despite the Issuer's current high leverage, the Issuer and its subsidiaries may be able to incur substantially more debt. This could further exacerbate the risks of their high leverage. This additional debt may also be senior to the exchange notes.

The Issuer and its subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture and the senior credit facilities do not fully prohibit the Issuer or its subsidiaries from doing so. The revolving credit facilities provide commitments of up to $608 million. As of September 9, 2004, there were no outstanding borrowings under the revolving credit facilities and availability of $426 million. In addition, upon the occurrence of certain events, the Issuer may request an increase to the existing term loan facility in an amount not to exceed $175 million in the aggregate, subject to receipt of commitments by existing term loan lenders or other financial institutions reasonably acceptable to the administrative agent. All of those borrowings would be senior and secured, and as a result, would be both contractually and effectively senior to the exchange notes and the guarantee of the exchange notes by the Parent Guarantor. If the Issuer incurs any additional indebtedness that ranks equally with the exchange notes, the holders of that debt will be entitled to share with the holders of the exchange notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Issuer before any such distribution is made on the exchange notes. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to the Issuer's current debt levels, the related risks that the Issuer and its subsidiaries now face could intensify.

The Issuer may not be able to generate sufficient cash to service all of its indebtedness, including the exchange notes, and may be forced to take other actions to satisfy its obligations under its indebtedness, which may not be successful.

The Issuer is a holding company and thus its ability to satisfy its cash needs depend on cash on hand, receipt of additional capital, including possible additional borrowings, and receipt of cash from its subsidiaries by way of distributions, advances or cash payments. On a pro forma basis at June 30, 2004, the Issuer had $2,426 million of total indebtedness. Debt service requirements consist of principal repayments of $6 million in each of the next five years and $2,396 million thereafter and annual cash interest payments of approximately $200 million in each of the next five years.

The Issuer's ability to make scheduled payments on or to refinance its debt obligations depends on the financial condition and operating performance of its subsidiaries, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond its control. The Issuer may not be able to maintain a level of cash flows from operating activities sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness, including the exchange notes. In addition, the Issuer and the Parent Guarantor do not expect to have access to operating cash flows of Celanese until the Domination Agreement becomes operative. Accordingly, in the near term, the Issuer will depend on resources other than Celanese's operating cash flow, such as available cash, to make payments on the notes. The Issuer intends to use a significant portion of its available cash to acquire the remaining outstanding Celanese Shares.

If the Issuer's cash flows and capital resources are insufficient to fund its debt service obligations, it may be forced to reduce or delay capital expenditures, sell assets (including the Celanese Shares), seek additional capital or restructure or refinance its indebtedness, including the exchange notes. These alternative measures may not be successful and may not permit the Issuer to meet its scheduled debt service obligations. In the absence of such operating results and resources, the Issuer could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations. The senior credit facilities and the indenture restrict the Issuer's and its subsidiaries' ability to dispose of assets and use the proceeds from the disposition. The Issuer may not be able to consummate those dispositions or to obtain the proceeds which it could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

Restrictive covenants in the Issuer's debt instruments may limit the Issuer's ability to engage in certain transactions and may diminish the Issuer's ability to make payments on the notes.

The senior credit facilities and the indenture governing the exchange notes contain various covenants that limit the Issuer's ability to engage in specified types of transactions. These covenants limit the Issuer's and its restricted subsidiaries' ability to, among other things:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends on or make other distributions or repurchase its capital stock or make other restricted payments;

•	make investments;

•	enter into certain transactions with affiliates;

•	create restrictions on dividends or other payments by a restricted subsidiary to the Issuer or other restricted subsidiaries;

•	create liens on pari passu or subordinated indebtedness without securing the exchange notes;

•	designate subsidiaries as unrestricted subsidiaries; and

•	sell certain assets or merge with or into other companies or otherwise dispose of all or substantially all of the Issuer's assets.

In addition, the senior credit facilities contain covenants that require the Parent Guarantor to maintain specified financial ratios and satisfy other financial condition tests. The Parent Guarantor's ability to meet those financial ratios and tests can be affected by events beyond its control, and it may not meet those tests at all. A breach of any of these covenants could result in a default under the senior credit facilities. Upon the occurrence of an event of default under the senior credit facilities, the lenders could elect to declare all amounts outstanding under the senior credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If the Issuer were unable to repay those amounts, the lenders under the senior credit facilities could proceed against the collateral granted to them to secure that indebtedness. The Issuer has pledged a significant portion of its assets as collateral under the senior credit facilities. If the lenders under the senior credit facilities accelerate the repayment of borrowings, the Issuer may not have sufficient assets to repay the senior credit facilities, as well as unsecured indebtedness, including the exchange notes.

If the Issuer defaults on its obligations to pay its other indebtedness, the Issuer may not be able to make payments on the exchange notes.

Any default under the agreements governing the Issuer's other indebtedness, including a default under the senior credit facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make the Issuer unable to pay principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes. If the Issuer is unable to generate sufficient cash flow and is otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on the Issuer's indebtedness, or if the Issuer otherwise fails to comply with the various covenants, including financial and operating covenants, in the instruments governing its indebtedness (including covenants in the senior credit facilities and the indenture), the Issuer could be in default under the terms of the agreements governing such indebtedness, including the senior credit facilities and the indenture. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the senior credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against the Issuer's assets, and the Issuer could be forced into bankruptcy or liquidation. If the Issuer's operating performance declines, the Issuer may in the future need to obtain waivers from the required lenders under the senior credit facilities to avoid being in default. If the Issuer breaches its covenants under the senior credit facilities and seeks a waiver, the Issuer may not be able to obtain a waiver from the required lenders. If this occurs, the Issuer would be in default under the senior credit facilities, the lenders could exercise their rights, as described above, and the Issuer could be forced into bankruptcy or liquidation. In addition, all obligations under the senior credit facilities, and the guarantees of those obligations, are secured by substantially all of the assets of the Parent Guarantor, the Issuer and, subject to certain exceptions, each of the Issuer's U.S. subsidiaries. If the lenders under the senior credit facilities were to proceed against such collateral, the Issuer may not have sufficient assets to repay its unsecured indebtedness, including the exchange notes.

The Issuer and the Parent Guarantor are the sole obligors of the exchange notes and the subsidiaries of the Issuer and the Parent Guarantor, including Celanese, will not guarantee the Issuer's obligations under the exchange notes and will not have any obligation with respect to the exchange notes until the completion of the Proposed Restructuring; the exchange notes are structurally subordinated to the debt and liabilities of the Issuer's non-guarantor subsidiaries and are effectively subordinated to the Issuer's secured debt.

The Issuer's subsidiaries are separate and distinct legal entities and, until the completion of the Proposed Restructuring, will have no obligation, contingent or otherwise, to pay amounts due under the exchange notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments.

The exchange notes will be structurally subordinated to all debt and liabilities of the Issuer's non-guarantor subsidiaries. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuer's subsidiaries, you will participate with all other holders of the Issuer's indebtedness in the assets remaining after the Issuer's subsidiaries have paid all of their debt and liabilities. In any of these cases, the Issuer and its subsidiaries may not have sufficient funds to pay all of its creditors, and you may receive less, ratably, than the holders of the Issuer's subsidiaries' debt and other liabilities. The Issuer's subsidiaries will be permitted to incur additional debt and liabilities in the future under the terms of the indenture.

In addition, holders of the Issuer's secured debt will have claims that are prior to your claims as holders of the exchange notes to the extent of the value of the assets securing that other debt. Notably, the senior credit facilities are secured by intercompany notes to certain of the Issuer's subsidiaries, which are in turn secured by liens on certain of the assets of the Issuer's subsidiaries. As of June 30, 2004, on a pro forma basis after giving effect to the Transactions, the Issuer would have had secured debt of $958 million of term loan borrowings under the senior secured credit facilities and the floating rate term loan. The Issuer also has $608 million of revolving credit facilities, all of which would be secured if borrowed. The exchange notes will be effectively subordinated to all such secured debt to the extent of the value of its collateral. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuer, holders of secured debt will have a prior claim to the assets that constitute their collateral. In any of these cases, the Issuer may not have sufficient funds to pay all of its creditors, and you may receive less, ratably, than the holders of the Issuer's secured debt. The Issuer will be permitted to incur additional secured indebtedness in the future, consistent with the terms of the indenture governing the exchange notes.

The Parent Guarantee may be released at any time in which case, the Parent Guarantor will no longer have any obligations with respect to the notes.

The guarantee by the Parent Guarantor is being provided for the purpose of allowing the Issuer to satisfy its reporting obligations under the indenture governing the exchange notes by furnishing financial information relating to the Parent Guarantor instead of the Issuer. Moreover, the guarantee by the Parent Guarantor may be released at any time after the offering at the option of the Issuer and the Parent Guarantor.

The Issuer may not be able to repurchase the exchange notes upon a change of control, and certain corporate events may not trigger a change of control event in which case the Issuer will not be required to repurchase your exchange notes.

Upon the occurrence of specific kinds of change of control events, including the sale, lease or transfer of "all or substantially all" of the assets of the Issuer and its subsidiaries taken as a whole, the Issuer will be required to offer to repurchase all outstanding exchange notes at 101% of their principal amount. The source of funds for any such purchase of the exchange notes will be the Issuer's available cash or cash generated from operations of the subsidiaries of the Issuer or other sources, including borrowings, sales of assets or sales of equity. The Issuer may not have sufficient funds to repurchase the exchange notes upon a change of control. Further, the Issuer will be contractually restricted under the terms of the senior credit facilities from repurchasing all of the exchange notes tendered by holders upon a change of control. Accordingly, the Issuer may not be able to satisfy its obligations to purchase the exchange notes unless the Issuer is able to refinance or obtain waivers under the senior credit facilities. The Issuer's failure to repurchase the exchange notes upon a change of control would cause a default under the indenture and a cross-default under the senior credit facilities. The senior credit facilities also provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of the Issuer's future debt agreements may contain similar provisions.

As mentioned above, under the indenture governing the notes, the sale, lease or transfer of ''all or substantially all" the assets of the Issuer and its subsidiaries taken as a whole constitutes a change of control that will require the Issuer to offer to repurchase the exchange notes. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the notes to determine whether a change of control has occurred or to require the Issuer to repurchase the notes as a result of sale, lease, transfer, convergence or other disposition of less than all of the assets of the Issuer and its subsidiaries taken a whole to another person or group may be uncertain. See "Description of the Notes—Change of Control."

In addition, important corporate events, such as leveraged recapitalizations that would increase the level of the Issuer's indebtedness, would not constitute a "Change of Control" under the indenture. Therefore, if an event occurs that does not constitute a "Change of Control," the Issuer will not be required to make an offer to repurchase the exchange notes and you may be required to continue to hold your exchange notes despite the event.

Your right to receive payments on the exchange notes will be junior to the rights of the lenders under the senior credit facilities and all of the Issuer's other senior indebtedness and any of the Issuer's future senior debt.

The exchange notes will be general unsecured obligations that will be junior in right of payment to all of the Issuer's existing and future outstanding senior indebtedness. The guarantees, if any, will be general unsecured obligations of the guarantors that will be junior in right of payment to all of the applicable guarantor's existing and future senior indebtedness. On a pro forma basis, as of June 30, 2004, the Issuer would have had approximately $958 million of senior indebtedness, which would have consisted of the term loan borrowings under the senior secured credit facilities and the floating rate term loan. In addition, the Issuer has up to $608 million of additional borrowings available under the Issuer's revolving credit facilities. As of September 9, 2004, $426 million was available for borrowing under the revolving credit facilities. The amounts drawn under the senior credit facilities will be senior indebtedness when drawn.

The Issuer may not pay principal, premium, if any, interest or other amounts on account of the exchange notes or the guarantees, if any, in the event of a payment default or certain other defaults in respect of certain of the Issuer's senior indebtedness, including debt under the senior credit facilities, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, the Issuer may not be permitted to pay any amount on account of the exchange notes for a designated period of time.

Because of the subordination of the exchange notes and the guarantees thereof, if any, in the event of the Issuer's or any guarantor's bankruptcy, liquidation or dissolution, the Issuer's or the guarantor's assets will not be available to pay obligations under the exchange notes or the applicable guarantee until the Issuer or the guarantor has made all payments in cash on its respective senior indebtedness. The Issuer may not have sufficient assets after all these payments have been made to make any payments on the exchange notes, including payments of principal or interest when due.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and any active trading market may not develop for the exchange notes.

The exchange notes are a new issue of securities for which there is no established public market. The Issuer does not intend to have the notes listed on a national securities exchange, except that the Issuer expects that the exchange euro notes will be listed on the Luxembourg Stock Exchange. The initial purchasers have advised the Issuer that they intend to make a market in the exchange notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the exchange notes, and they may discontinue their market-making activities at any time without notice. Therefore, an active market for the exchange notes may not develop or, if developed, may not continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may not be free from similar disruptions and any such disruptions may depress the prices at which you may sell your exchange notes. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, the Issuer's performance and other factors.

Federal and state fraudulent transfer laws may permit a court to void the exchange guarantees by subsidiary guarantors and, if that occurs, you may not receive any payments by the subsidiary guarantors.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantees that subsidiary guarantors may issue in the future could be voided, or claims in respect of the relevant guarantee could be subordinated to all other debt of such guarantor if, among other things, at the time that the relevant guarantor issued its guarantee such guarantor, as applicable:

•	received less than reasonably equivalent value or fair consideration for issuing such guarantee and, at the time such guarantor issued its guarantee:

•	was insolvent or rendered insolvent by reason of issuing such guarantee and the application of the proceeds of the notes or such guarantee;

•	was engaged or about to engage in a business or a transaction for which such guarantor's remaining assets available to carry on its business constituted unreasonably small capital;

•	intended to incur, or believed that it would incur, debts beyond such guarantor's ability to pay its debts as they mature; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

In addition, any payment by any guarantor pursuant to its guarantee could be voided and required to be returned to such guarantor or to a fund for the benefit of the creditors of such guarantor, or such guarantee could be subordinated to other debt of the Issuer or the applicable guarantor.

The measures of insolvency for the purposes of fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In a proceeding in the U.S., however, a person generally would be considered insolvent if, at the time it incurred the debt:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

The Issuer cannot be sure as to what standard a court would apply in making these determinations.

Regardless of the standard that the court uses, the Issuer cannot be sure that the issuance by any guarantor of its guarantee would not be voided or that the subsidiary guarantees would not be subordinated to the relevant obligor's other debt. If the subsidiary guarantee of any subsidiary guarantor were voided, the exchange notes would be effectively subordinated to the indebtedness of that subsidiary guarantor.

Civil liabilities under U.S. securities laws may not be enforceable in Luxembourg.

The Issuer is incorporated under the laws of the Grand Duchy of Luxembourg. As a result, investors may not be able to effect service of process within the United States upon the Issuer and it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, liabilities predicated upon the civil liability provisions of the U.S. securities laws. The Issuer has been advised by its Luxembourg counsel that the United States and Luxembourg do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by a federal or state court in the United States based on civil liability would be enforceable in Luxembourg only subject to a favorable outcome of applicable recognition and enforcement proceedings. Civil liabilities predicated upon the federal securities laws of the United States may not be enforceable in Luxembourg.

Risks Related to Celanese's Business

Celanese is an international company and is exposed to general economic, political and regulatory conditions and risks in the countries in which it has significant operations.

Celanese operates in the global market and has customers in many countries. Celanese has major facilities located in North America, Europe and the Pacific Rim, including facilities in Germany, China, Japan, Korea and Saudi Arabia operated through joint ventures. Celanese's principal customers are similarly global in scope, and the prices of its most significant products are typically world market prices. Consequently, Celanese's business and financial results are affected directly and indirectly by world economic, political and regulatory conditions.

Conditions such as the uncertainties associated with war, terrorist activities, epidemics, pandemics or political instability in any of the countries in which Celanese operates could affect the Issuer by causing delays or losses in the supply or delivery of raw materials and products as well as increased security costs, insurance premiums and other expenses. These conditions could also result in or lengthen economic recession in the United States, Germany, Asia or elsewhere. Moreover, changes in laws or regulations, such as unexpected changes in regulatory requirements (including import or export licensing requirements), or changes in the reporting requirements of United States, German or European Union governmental agencies, could increase the cost of doing business in these regions. Any of these conditions may have an effect on Celanese's business and financial results as a whole and may result in volatile current and future prices for its securities, including the exchange notes.

Cyclicality in the industrial chemicals industry has in the past and may in the future result in reduced operating margins or operating losses.

Consumption of the basic chemicals that Celanese manufactures, in particular those in acetyl products, such as methanol, formaldehyde, acetic acid and vinyl acetate monomer, has increased significantly over the past 30 years. Despite this growth in consumption, producers have experienced alternating periods of inadequate capacity and excess capacity for these products. Periods of inadequate capacity, including some due to raw material shortages, have usually resulted in increased selling prices and operating margins. This has often been followed by periods of capacity additions, which have resulted in declining capacity utilization rates, selling prices and operating margins.

Celanese expects that these cyclical trends in selling prices and operating margins relating to capacity shortfalls and additions will likely persist in the future, principally due to the continuing combined impact of five factors:

•	Significant capacity additions, whether through plant expansion or construction, can take two to three years to come on stream and are therefore necessarily based upon estimates of future demand.

•	When demand is rising, competition to build new capacity may be heightened because new capacity tends to be more profitable, with a lower marginal cost of production. This tends to amplify upswings in capacity.

•	When demand is falling, the high fixed cost structure of the capital-intensive chemicals industry leads producers to compete aggressively on price in order to maximize capacity utilization.

•	As competition in these products is focused on price, being a low-cost producer is critical to profitability. This favors the construction of larger plants, which maximize economies of scale, but which also lead to major increases in capacity that can outstrip current growth in demand.

•	Cyclical trends in general business and economic activity produce swings in demand for chemicals.

Celanese believes that the basic chemicals industry, particularly in the commodity chemicals manufactured by its Chemical Products segment, is currently characterized by overcapacity, and that there may be further capacity additions in the next few years.

The length and depth of product and industry business cycles of Celanese's markets, particularly in the automotive, electrical, construction and textile industries, may result in reduced operating margins or operating losses.

Some of the markets in which Celanese's customers participate, such as the automotive, electrical, construction and textile industries, are cyclical in nature, thus posing a risk to Celanese which is beyond its control. These markets are highly competitive, to a large extent driven by end-use markets, and may experience overcapacity, all of which may affect demand for and pricing of Celanese's products.

Celanese is subject to risks associated with the increased volatility in raw materials prices and the availability of key raw materials.

Celanese purchases significant amounts of natural gas, ethylene, butane, and propylene from third parties for use in its production of basic chemicals in the Chemical Products segment, principally methanol, formaldehyde, acetic acid, vinyl acetate monomer, as well as oxo products. Celanese uses a portion of its output of these chemicals, in turn, as inputs in the production of further products in all its segments. Celanese also purchases significant amounts of cellulose or wood pulp for use in its production of cellulose acetate in the Acetate Products segment. Celanese purchases significant amounts of natural gas, electricity, coal and fuel oil to supply the energy required in its production processes.

Prices of natural gas and fuel oil have increased dramatically starting in May 2004. To the extent this trend continues and Celanese is unable to pass through these price increases to its customers, its operating profit and its results of operations may be less favorable than expected.

Although Celanese has agreements providing for the supply of natural gas, ethylene, propylene, wood pulp, electricity, coal and fuel oil, the contractual prices for these raw materials and energy vary with market conditions and may be highly volatile. Factors which have caused volatility in Celanese's raw material prices in the past and which may do so in the future include:

•	Shortages of raw materials due to increasing demand, e.g., from growing uses or new uses;

•	Capacity constraints, e.g., due to construction delays, strike action or involuntary shutdowns;

•	The general level of business and economic activity; and

•	The direct or indirect effect of governmental regulation.

Celanese strives to improve profit margins of many of its products through price increases when warranted and accepted by the market; however, Celanese's operating margins may decrease if it cannot pass on increased raw material prices to customers, or Celanese may not be able to capture the benefit of raw material price declines if raw material prices fall to levels below those at which Celanese is committed to purchase under forward purchase contracts. Even in periods during which raw material prices decline, Celanese may suffer decreasing operating profit margins if raw material price reductions occur at a slower rate than decreases in the selling prices of Celanese's products.

A substantial portion of Celanese's products and raw materials are commodities whose prices fluctuate as market supply/demand fundamentals change. Celanese manages its exposure through the use of derivative instruments and forward purchase contracts for commodity price hedging, entering into long-term supply agreements, and multi-year purchasing and sales agreements. Celanese's policy, for the majority of its natural gas and butane requirements, allows entering into supply agreements and forward purchase or cash-settled swap contracts, generally for up to 24 months. During the first six months of 2004, Celanese did not enter into any forward contracts for its butane requirements and, for natural gas, had positions covering about 35% of its North American Chemical Products segment requirements primarily as a result of forward contracts entered into in 2003. In the future, Celanese may modify its practice of purchasing a portion of its commodity requirements forward, and consider utilizing a variety of other raw material hedging instruments in addition to forward purchase contracts in accordance with changes in market conditions. As these forward contracts expire, Celanese may be exposed to future price fluctuations if the forward purchase contracts are not replaced, or if it elects to replace them, Celanese may have to do so at higher costs. Although Celanese seeks to offset increases in raw material prices with corresponding increases in the prices of its products, it may not be able to do so, and there may be periods when such product price increases lag behind raw material cost increases. In the future, Celanese may modify its practice of purchasing a portion of its commodity requirements forward, and consider utilizing a variety of other raw material hedging instruments in addition to forward purchase contracts in accordance with changes in market conditions.

Celanese has a policy of maintaining, when available, multiple sources of supply for raw materials. However, some of Celanese's individual plants may have single sources of supply for some of their raw materials, such as carbon monoxide and acetaldehyde. Celanese may not be able to obtain sufficient raw materials due to unforeseen developments that would cause an interruption in supply. Even if Celanese has multiple sources of supply for a raw material, these sources may not make up for the loss of a major supplier. Nor can there be any guarantee that profitability will not be affected should Celanese be required to qualify additional sources of supply in the event of the loss of a sole or a major supplier.

Failure to develop new products and production technologies or to implement productivity and cost reduction initiatives successfully may harm Celanese's competitive position.

Celanese's operating results, especially in its Performance Products and Technical Polymers Ticona segments, depend significantly on the development of commercially viable new products, product grades and applications, as well as production technologies. If Celanese is unsuccessful in developing new products, applications and production processes in the future, its competitive position and operating results will be negatively affected. Likewise, Celanese has undertaken and is continuing to undertake initiatives in all segments to improve productivity and performance and to generate cost savings. These initiatives may not be completed or beneficial or the estimated cost savings from such activities may not be realized.

Frankfurt airport expansion could require Celanese to reduce production capacity of, limit expansion potential of, or incur relocation costs for Celanese's Kelsterbach plant which would lead to significant additional costs.

The Frankfurt airport's expansion plans include the construction of an additional runway. One of the three sites under consideration, the northwest option, would be located in close proximity to Celanese's Kelsterbach production plant. The construction of this particular runway could have a negative effect on the plant's current production capacity and future development. While the government of the state of Hesse and the owner of the Frankfurt airport promote the expansion of the northwest option, it is uncertain whether this option is in accordance with applicable laws. Although the government of the state of Hesse expects the plan approval for the airport expansion in 2007 and the start of operations in 2009-2010, neither the final outcome of this matter nor its timing can be predicted at this time.

Environmental regulations or concerns could subject us to liability for fines and damages, require us to modify our operations and increase our manufacturing and delivery costs.

Costs related to Celanese's compliance with environmental laws concerning, and potential obligations with respect to, contaminated sites may have a significant negative impact on Celanese's operating results. These include obligations related to sites currently or formerly owned or operated by Celanese, or where waste from its operations was disposed. Celanese also has obligations related to the indemnity agreement contained in the demerger and transfer agreement between Celanese and Hoechst, also referred to as the demerger agreement, for environmental matters arising out of certain divestitures that took place prior to the demerger. Celanese's accruals for environmental remediation obligations, $159 million as of December 31, 2003, may be insufficient if the assumptions underlying those accruals prove incorrect or if Celanese is held responsible for currently undiscovered contamination. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Environment Liabilities," and notes 23 and 24 to the Celanese Consolidated Financial Statements and note 12 to the Parent Guarantor Interim Consolidated Financial Statements.

Celanese's operations are subject to extensive international, national, state, local, and other supranational laws and regulations that govern environmental and health and safety matters. Celanese incurs substantial capital and other costs to comply with these requirements. If Celanese violates them, it can be held liable for substantial fines and other sanctions, including limitations on its operations as a result of changes to or revocations of environmental permits involved. Stricter environmental, safety and health laws, regulations and enforcement policies could result in substantial costs and liabilities to Celanese or limitations on Celanese operations and could subject Celanese's handling, manufacture, use, reuse or disposal of substances or pollutants to more rigorous scrutiny than at present. Consequently, compliance with these laws could result in significant capital expenditures as well as other costs and liabilities and Celanese's business and operating results may be less favorable than expected. For example, recent European Union regulations will require a trading system for carbon dioxide emissions to be in place by January 1, 2005. This regulation will affect Celanese's power plants at the Kelsterbach, Oberhausen and Lanaken sites, as well as power plants operated by InfraServ entities. Celanese or the InfraServ entities may be required to purchase carbon dioxide credits, which could result in increased operating costs, or may be required to develop additional cost-effective methods to reduce carbon dioxide emissions further, which could result in increased capital expenditures.

Celanese is also involved in several claims, lawsuits and administrative proceedings relating to environmental matters. An adverse outcome in any of them may negatively affect Celanese's earnings and cash flows in a particular reporting period.

Changes in environmental, health and safety regulatory requirements could lead to a decrease in demand for Celanese's products.

New or revised governmental regulations relating to health, safety and the environment may also affect demand for Celanese's products.

Pursuant to the European Union regulation on Risk Assessment of Existing Chemicals, the European Chemicals Bureau of the European Commission has been conducting risk assessments on approximately 140 major chemicals. Some of the chemicals initially being evaluated include vinyl acetate monomer or VAM, which Celanese produces. These risk assessments entail a multi-stage process to determine to what extent the European Commission should classify the chemical as a carcinogen and, if so, whether this classification and related labeling requirements should apply only to finished products that contain specified threshold concentrations of a particular chemical. In the case of VAM, a final ruling is not expected until the end of 2004. Celanese and other VAM producers are participating in this process with detailed scientific analyses supporting the industry's position that VAM is not a probable human carcinogen and that labeling of final products should not be required. If labeling is required, then it should depend on relatively high parts per million of residual VAM in these end products. It is not possible for Celanese to predict the outcome or effect of any final ruling.

Several recent studies have investigated possible links between formaldehyde exposure and various end points including leukemia. The International Agency for Research on Cancer or IARC recently reclassified formaldehyde from Group 2A (probable human carcinogen) to Group 1 (known human carcinogen) based on studies linking formaldehyde exposure to nasopharyngeal cancer, a rare cancer in humans. IRAC also concluded that there is insufficient evidence for a causal association between leukemia and occupational exposure to formaldehyde, although it also characterized evidence for such an association as strong. The results of IARC's review will be examined by government agencies with responsibility for setting worker and environmental exposure standards and labeling requirements. Celanese is a producer of formaldehyde and plastics derived from formaldehyde. Celanese is participating together with other producers and users in the evaluations of these findings. Celanese cannot predict the final effect of IARC's reclassification.

Other recent initiatives will potentially require toxicological testing and risk assessments of a wide variety of chemicals, including chemicals used or produced by Celanese. These initiatives include the Voluntary Children's Chemical Evaluation Program and High Production Volume Chemical Initiative in the United States, as well as various European Commission programs, such as the new European Environment and Health Strategy, commonly known as SCALE, as well as the Proposal for the Registration, Evaluation and Authorization and Restriction of Chemicals or REACH. REACH, which the European Commission proposed in October 2003, will establish a system to register and evaluate chemicals manufactured or imported to the European Union. Depending on the final ruling, additional testing, documentation and risk assessments will occur for the chemical industry. This will affect European producers of chemicals as well as all chemical companies worldwide that export to member states of the European Union. The final ruling has not yet been decided.

The above-mentioned assessments in the United States and Europe may result in heightened concerns about the chemicals involved, and in additional requirements being placed on the production, handling, labeling or use of the subject chemicals. Such concerns and additional requirements could increase the cost incurred by Celanese's customers to use its chemical products and otherwise limit the use of these products, which could lead to a decrease in the demand for these products.

Celanese's production facilities handle the processing of some volatile and hazardous materials that subject it to operating risks that could have a negative effect on its operating results.

Celanese's operations are subject to operating risks associated with chemical manufacturing, including the related storage and transportation of raw materials, products and wastes. These hazards include, among other things:

•	pipeline and storage tank leaks and ruptures;

•	explosions and fires; and

•	discharges or releases of toxic or hazardous substances.

These operating risks can cause personal injury, property damage and environmental contamination, and may result in the shutdown of affected facilities and the imposition of civil or criminal penalties. The occurrence of any of these events may disrupt production and have a negative effect on the productivity and profitability of a particular manufacturing facility and Celanese's operating results and cash flows.

Celanese maintains property, business interruption and casualty insurance which it believes is in accordance with customary industry practices, but Celanese cannot predict whether this insurance will be adequate to fully cover all potential hazards incidental to its business.

Celanese's significant non-U.S. operations expose it to global exchange rate fluctuations that could impact Celanese's profitability.

Celanese is exposed to market risk through commercial and financial operations. Celanese's market risk consists principally of exposure to fluctuations in currency exchange and interest rates.

As Celanese conducts a significant portion of its operations outside the United States, fluctuations in currencies of other countries, especially the euro, may materially affect Celanese's operating results. For example, changes in currency exchange rates may affect:

•	The relative prices at which Celanese and its competitors sell products in the same market; and

•	The cost of items required in Celanese's operations.

Celanese uses financial instruments to hedge its exposure to foreign currency fluctuations. More than 90% of outstanding foreign currency contracts are used to hedge the foreign currency denominated intercompany net receivables. The net notional amounts under such foreign currency contracts outstanding at December 31, 2003 were $765 million. The hedging activity of foreign currency denominated intercompany net receivables resulted in a cash inflow of approximately $180 million in 2003. These positive effects may not be indicative of future effects.

A substantial portion of Celanese's net sales is denominated in currencies other than the U.S. dollar. In Celanese's consolidated financial statements, Celanese translates its local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, at a constant level of business, Celanese's reported international sales, earnings, assets and liabilities will be reduced because the local currency will translate into fewer U.S. dollars. Celanese estimates that the translation effects of changes in the value of other currencies against the U.S. dollar increased net sales by approximately 3% for the six months ended June 30, 2004 and the year ended December 31, 2003 and increased net sales by approximately 2% in 2002. Celanese estimates that the translation effects of changes in the value of other currencies against the U.S. dollar decreased total assets by 1% for the six months ended June 30, 2004 and increased total assets by approximately 5% in 2003. Celanese's exposure to transactional effects is further reduced by a high degree of overlap between the currencies in which sales are denominated and the currencies in which the raw material and other costs of goods sold are denominated.

In addition to currency translation risks, Celanese incurs a currency transaction risk whenever one of its operating subsidiaries enters into either a purchase or a sales transaction using a different currency from the currency in which it receives revenues. Given the volatility of exchange rates, Celanese may not be able to manage its currency transaction and/or translation risks effectively, or volatility in currency exchange rates may expose Celanese's financial condition or results of operations to a significant additional risk. Since a significant portion of Celanese's indebtedness will be denominated in U.S. dollars, a strengthening of the U.S. dollar could make it more difficult for it to repay its indebtedness.

Significant changes in pension fund investment performance or assumptions relating to pension costs may have a material effect on the valuation of pension obligations, the funded status of pension plans, and Celanese's pension cost.

Celanese's funding policy for pension plans is to accumulate plan assets that, over the long run, will approximate the present value of projected benefit obligations. Celanese's pension cost is materially affected by the discount rate used to measure pension obligations, the level of plan assets available to fund those obligations at the measurement date and the expected long-term rate of return on plan assets. Significant changes in investment performance or a change in the portfolio mix of invested assets can result in corresponding increases and decreases in the valuation of plan assets, particularly equity securities, or in a change of the expected rate of return on plan assets. A change in discount rate would result in a significant increase or decrease in the valuation of pension obligations, affecting the reported funded status of Celanese's pension plans as well as the net periodic pension cost in the following fiscal years. Similarly, changes in the expected return on plan assets assumption can result in significant changes in the net periodic pension cost of the following fiscal years.

Celanese may be required to make payments to Hoechst.

Under the demerger agreement with Hoechst, pursuant to which Celanese was created as a separate legal entity, Celanese agreed to indemnify Hoechst for environmental liabilities that Hoechst may incur with respect to Celanese's German production sites, which were transferred from Hoechst to Celanese in connection with the demerger. Celanese also has an obligation to indemnify Hoechst against liabilities for environmental damages or contamination arising under certain divestiture agreements entered into by Hoechst prior to the demerger. As the indemnification obligations depend on the occurrence of unpredictable future events, the costs associated with them are not yet determinable and may materially affect operating results.

Celanese's obligation to indemnify Hoechst against liabilities for environmental contamination in connection with the divestiture agreements is subject to the following thresholds (translated into U.S. dollars using the December 31, 2003 exchange rate):

•	Celanese will indemnify Hoechst for the total amount of these liabilities up to €250 million (approximately $315 million);

•	Hoechst will bear the full amount of those liabilities between €250 million (approximately $315 million); and €750 million (approximately $950 million); and

•	Celanese will indemnify Hoechst for one third of those liabilities for amounts exceeding €750 million (approximately $950 million).

Celanese has made payments through December 31, 2003 of $35 million for environmental contamination liabilities in connection with the divestiture agreements, and may be required to make additional payments in the future. As of December 31, 2003, Celanese has reserves of approximately $53 million for this contingency, and may be required to record additional reserves in the future.

Also, Celanese has undertaken in the demerger agreement to indemnify Hoechst to the extent that Hoechst is required to discharge liabilities, including tax liabilities, in relation to assets included in the demerger, where such liabilities have not been demerged due to transfer or other restrictions. Celanese has not made any payments to Hoechst in 2004 and did not make any payments in either 2003 or 2002 in connection with this indemnity.

Under the demerger agreement, Celanese will also be responsible, directly or indirectly, for all of Hoechst's obligations to past employees of businesses that were demerged to Celanese. Under the demerger agreement, Hoechst agreed to indemnify Celanese from liabilities (other than liabilities for environmental contamination) stemming from the agreements governing the divestiture of Hoechst's polyester businesses, which were demerged to Celanese, insofar as such liabilities relate to the European part of that business. Hoechst has also agreed to bear 80 percent of the financial obligations arising in connection with the government investigation and litigation associated with the sorbates industry for price fixing described in "Business—Legal Proceedings—Sorbates Antitrust Actions", note 23 to the Celanese

Consolidated Financial Statements and note 12 to the Parent Guarantor Interim Consolidated Financial Statements, and Celanese has agreed to bear the remaining 20 percent.

The Issuer's and Celanese's variable rate indebtedness subjects them to interest rate risk, which could cause the Issuer's and Celanese's debt service obligations to increase significantly and affect their operating results.

Certain of the Issuer's and Celanese's borrowings, primarily borrowings under the senior credit facilities, are at variable rates of interest and expose them to interest rate risk. If interest rates increase, which the Issuer and Celanese expect to occur, their respective debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and Celanese's net income and cash available for servicing its and the Issuer's indebtedness, including the exchange notes, would decrease. On a pro forma basis as of June 30, 2004, the Issuer and Celanese had $1,047 million of variable rate debt. A 1% increase in interest rates would increase annual interest expense by approximately $10 million.

Celanese may enter into interest rate swap agreements to reduce the exposure of interest rate risk inherent in Celanese's debt portfolio. Celanese has, in the past, used swaps for hedging purposes only.

The equity holders' interests may conflict with yours as a creditor and the equity holders may take actions that involve risks to you as a holder of the notes.

Certain affiliates of the Sponsor and other co-investors beneficially own 84.3% of the Celanese Shares outstanding as of June 30, 2004. Following the Domination Agreement becoming operative, the Purchaser will have the ability to control Celanese's policies and operations. The Purchaser is currently reviewing Celanese's assets, corporate structure, capitalization, operations, policies management and personnel to determine what changes, if any, would be desirable. As a result of this review or in light of future developments, the Purchaser may attempt to make any changes that it deems necessary or appropriate with respect to Celanese to the extent permitted by law. The interests of the equity holders may not in all cases be aligned with your interests as a holder of the exchange notes. In addition, the equity holders may have an interest in pursuing acquisitions, divestitures and other transactions that in their judgment could enhance their equity investment, even though such transactions might invoke risks to you as a holder of the exchange notes. For example, the equity holders could cause Celanese to make acquisitions that increase the amount of indebtedness that is secured or senior to the notes or sell revenue-generating assets, impairing the Issuer's ability to make payments under the notes. Additionally, the Sponsor and other co-investors and their respective affiliates are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with Celanese. Our equity holders may also pursue acquisition opportunities that may be complimentary to Celanese's business and, as a result, these acquisition opportunities may not be available to Celanese.

Celanese's future success will depend in part on its ability to protect its intellectual property rights, and Celanese's inability to enforce these rights could reduce its ability to maintain its market position and maintain its margins.

Celanese attaches great importance to patents, trademarks, copyrights and product designs in order to protect its investment in research and development, manufacturing and marketing. Celanese's policy is to seek the widest possible protection for significant product and process developments in its major markets. Patents may cover products, processes, intermediate products and product uses. Protection for individual products extends for varying periods in accordance with the date of patent application filing and the legal life of patents in the various countries. The protection afforded, which may also vary from country to country, depends upon the type of patent and its scope of coverage. Celanese's continued growth strategy may bring it to regions of the world where intellectual property protection may be limited and difficult to enforce. Celanese is currently pursuing a number of matters relating to the infringement of its acetic acid patents. If these efforts are unsuccessful, Celanese's revenues, results of operations and cash flows in the Chemical Products segment may be adversely affected. Some of Celanese's earlier acetic acid patents will expire in 2007; other patents covering acetic acid are presently pending.

As patents expire, the products and processes described and claimed in those patents become generally available for use by the public. Celanese's European and U.S. patents for making Sunett, an important product in its Performance Products segment, expire in 2005, which will reduce Celanese' ability to realize revenues from making Sunett due to increased competition and potential imitations and will result in Celanese's results of operations and cash flows relating to the product being less favorable than today.

Celanese also seeks to register trademarks extensively as a means of protecting the brand names of its products, which brand names become more important once the corresponding patents have expired. If Celanese is not successful in protecting its trademark rights, its revenues, results of operations and cash flows may be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements and information relating to the Issuer, the Parent Guarantor, Celanese and their respective subsidiaries that are based on the beliefs of management of each such entity as well as assumptions made by, and information currently available to, each respective entity. These statements include, but are not limited to, statements about Celanese's strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in this prospectus that are not historical facts. When used in this document, words such as "anticipate," "believe," "estimate," "expect," "intend," "plan" and "project" and similar expressions, as they relate to the Issuer, the Parent Guarantor, Celanese, or their respective subsidiaries or management, are intended to identify forward-looking statements. These statements reflect the current views of each of the Issuer, the Parent Guarantor, Celanese or their respective subsidiaries or management with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.

Many factors could cause the actual results, performance or achievements of the Issuer, the Parent Guarantor, Celanese or their respective subsidiaries to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. These factors include, among other things:

•	changes in general economic, business, political and regulatory conditions in the countries or regions in which the Issuer, the Parent Guarantor, Celanese or their respective subsidiaries operate;

•	the length and depth of product and industry business cycles particularly in the automotive, electrical, electronics, construction and textile industries;

•	changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of fuel oil, natural gas, coal, wood pulp, electricity and petrochemicals such as ethylene, propylene and butane, including changes in production quotas in OPEC countries and the deregulation of the natural gas transmission industry in Europe;

•	the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases;

•	the ability to maintain plant utilization rates and to implement planned capacity additions and expansions;

•	the ability to reduce production costs and improve productivity by implementing technological improvements to existing plants;

•	the existence of temporary industry surplus production capacity resulting from the integration and start-up of new world-scale plants;

•	increased price competition and the introduction of competing products by other companies;

•	the ability to develop, introduce and market innovative products, product grades and applications, particularly in the Technical Polymers Ticona and Performance Products segments of Celanese's business;

•	changes in the degree of patent and other legal protection afforded to Celanese's products;

•	compliance costs and potential disruption or interruption of production due to accidents or other unforeseen events or delays in construction of facilities;

•	potential liability for remedial actions under existing or future environmental regulations;

•	potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which the Issuer, the Parent Guarantor, Celanese or their respective subsidiaries operate;

•	changes in currency exchange rates and interest rates;

•	changes in the composition or restructuring of the Issuer, the Parent Guarantor, Celanese or their respective subsidiaries and the successful completion of acquisitions, divestitures and joint venture activities, including the successful completion of the Transactions;

•	potential challenges to the effectiveness of the Domination Agreement or potential delays in the Domination Agreement becoming operative and obtaining access to the cash flows of Celanese; and

•	various other factors, both referenced and not referenced in this prospectus.

Many of these factors are macroeconomic in nature and are, therefore, beyond the control of the Issuer's, the Parent Guarantor's, Celanese's or their respective subsidiaries' management. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual results, performance or achievements of the Issuer, the Parent Guarantor, Celanese or their respective subsidiaries may vary materially from those described in this prospectus as anticipated, believed, estimated, expected, intended, planned or projected. None of the Issuer, the Parent Guarantor, Celanese or their respective subsidiaries intends, nor does any of the Issuer, the Parent Guarantor, Celanese or their respective subsidiaries assume any obligation, to update these forward-looking statements, which speak only as of their dates.

SPECIAL NOTE REGARDING NON-GAAP FINANCIAL MEASURES

The body of generally accepted accounting principles is commonly referred to as "GAAP." For this purpose, a non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that would not be so adjusted in the most comparable U.S. GAAP measure. From time to time the Parent Guarantor discloses so-called non-GAAP financial measures, primarily EBITDA, or earnings from continuing operations before interest, taxes depreciation and amortization. The non-GAAP financial measures described in this prospectus are not a substitute for the GAAP measures of earnings, for which management has responsibility.

Management believes that disclosure of EBITDA can provide useful information to investors, financial analysts and the public in their review of the Consolidated Parent Guarantor's operating performance and their comparison of the Consolidated Parent Guarantor's operating performance to the operating performance of other companies in the same industry and other industries. This is because EBITDA is perceived as a more objective and comparable measure of operating performance and liquidity. For example, interest expense is dependent on the capital structure and credit rating of a company. However, debt levels, credit ratings and, therefore, the impact of interest expense on earnings vary in significance between companies. Similarly, the tax positions of individual companies can vary because of their differing abilities to take advantage of tax benefits and the differing jurisdictions in which they transact business, with the result that their effective tax rates and tax expense can vary considerably. Finally, companies differ in the age and method of acquisition of productive assets, and thus the relative costs of those assets, as well as in the depreciation method (straight-line, accelerated, units of production), which can result in considerable variability in depreciation and amortization expense between companies. Thus, for comparison purposes, management believes that EBITDA can be useful as an objective and comparable measure of operating profitability because it excludes these elements of earnings that do not provide information about the current operations of existing assets. Accordingly, management believes that disclosure of EBITDA can provide useful information to investors, financial analysts and the public in their evaluation of companies' operating performance.

THE TRANSACTIONS

As used in this prospectus, the term "Transactions" means, collectively, the Tender Offer, the Original Financing and the Refinancing.

The Tender Offer and the Original Financing

Pursuant to the Tender Offer, in April 2004 the Purchaser, an indirect wholly owned subsidiary of the Issuer and the Parent Guarantor, acquired, at a price of €32.50 per share, a total of 41,588,227 Celanese Shares, representing approximately 84.3% of the Celanese Shares outstanding as of June 30, 2004.

In addition, as a part of the Tender Offer, the Purchaser agreed to refinance certain existing debt of Celanese, pre-fund certain pension obligations of Celanese, pre-fund certain contingencies and certain obligations of Celanese linked to the value of the Celanese Shares, such as the payment of fair cash compensation under the Domination Agreement for the remaining outstanding shares of Celanese, and payment obligations related to outstanding stock appreciation rights, stock options and interest payments, provide additional funds for working capital and other general corporate purposes, and pay related fees and expenses. The sources and uses of funds used in connection with these transactions are set forth in the table below. See "Description of Other Indebtedness" for a description of the senior credit facilities.

Sources
(in millions)
Revolving Credit Facilities(1)	$—
Term Loan Facility	608
Senior Subordinated Bridge Loan Facilities(2)	1,565
Cash Equity Investments(3)	832
Total Sources	$3,005

Uses
(in millions)
Aggregate Tender Offer Price(4)	$1,624
Pension Contribution(5)	463
Refinancing of Existing Debt(6)	175
Available Cash(7)	555
Estimated Fees and Expenses	188
Total Uses	$3,005

(1)	The revolving credit facilities provide for borrowings of up to $608 million. No amounts thereunder were borrowed in connection with the Tender Offer and the Original Financing.

(2)	Represents $814 million of the Senior Subordinated Bridge B and $751 million of Senior Subordinated Bridge C Loan variable rate borrowings (which includes the U.S. dollar equivalent of a €450 million tranche).

(3)	Consisted of indirect cash equity contributions of $850 million from certain affiliates of the Sponsor and other co-investors, net of $18 million of fees and expenses. A portion of such contributions was from the proceeds from the issuance of the Holdings Preferred Shares due 2016. On July 1, 2004, the Holdings Preferred Shares were redeemed using a portion of the proceeds from the offering of the outstanding notes.

(4)	Represents the U.S. dollar equivalent of the total amount of consideration at €32.50 per ordinary share for 84.3% of the then-outstanding Celanese Shares. At the fair cash compensation offer price per share of €41.92 required by the Domination Agreement, the total amount of funds necessary to purchase all of the remaining outstanding Celanese Shares as of June 30, 2004, assuming all such shares were tendered on or prior to the date that the Domination Agreement becomes operative, would be €324 million ($394 million). The Purchaser may elect, or be required, to pay a purchase price in excess of €41.92 to acquire the remaining outstanding Celanese Shares.

(5)	Represents the amount to pre-fund certain of Celanese's pension obligations.

(6)	Represents the amount of variable rate loans of Celanese repaid subsequent to the Tender Offer.

(7)	Represents cash available to purchase remaining outstanding Celanese Shares, to pay certain contingencies and obligations of Celanese linked to the value of the Celanese Shares, to repay additional existing indebtedness, to pay interest on the notes and to make loans to Celanese and its subsidiaries for working capital and general corporate purposes.

The Refinancing

The Issuer used the proceeds from its recent offerings of $1,225 million and €200 million principal amount of the outstanding notes, together with available cash and borrowings under a $350 million senior secured floating rate term loan described under "Description of Other Indebtedness — Floating Rate Term Loan," to repay its two senior subordinated bridge loan facilities, plus accrued interest, to redeem the Holdings Preferred Shares, and to pay related fees and expenses.

Sources
(in millions)
Senior Subordinated Notes(1)	$1,475
Floating Rate Term Loan	350
Available Cash	47
Total Sources	$1,872

Uses
(in millions)
Refinancing of Senior Subordinated Bridge Loan Facilities(2)	$1,594
Loan to Holdings to redeem preferred shares	227
Estimated Fees and Expenses	51
Total Uses	$1,872

(1)	Includes the U.S. dollar equivalent of the euro notes.

(2)	Represents $814 million of the Senior Subordinated Bridge B and $751 million of Senior Subordinated Bridge C Loan variable rate borrowings, plus accrued interest on the senior subordinated bridge loan facilities. The senior subordinated bridge loan facilities were originally due in 2014, subject to certain conditions.

Post-Refinancing Events

After the completion of Refinancing, the Issuer entered into or intends to pursue some or all of the following:

Delisting.    The Celanese Shares were delisted from the New York Stock Exchange ("NYSE") on June 2, 2004. Celanese may also apply to revoke the admission of the Celanese Shares to the Frankfurt Stock Exchange, which would require, among other things, a resolution of the shareholders' meeting of Celanese with the majority of the votes cast in favor of such resolution. If the Celanese Shares were to be delisted from both the NYSE and from the Frankfurt Stock Exchange, the Purchaser or Celanese would have to offer the then outstanding minority shareholders of Celanese fair cash compensation in exchange for their Celanese Shares determined as described below.

Domination and Profit and Loss Transfer Agreement.    On June 22, 2004, the Purchaser entered into a domination and profit and loss transfer agreement (Beherrschungs- und Gewinnabführungsvertrag) with Celanese (the "Domination Agreement"), pursuant to which Celanese agreed to submit itself to the direction of, and to transfer its entire profits to, the Purchaser and the Purchaser agreed to compensate Celanese for any annual losses (Jahresfehlbetrag) incurred during the term of the Domination Agreement. The Domination Agreement and a related change to Celanese's fiscal year were submitted to a shareholder vote and approved at an extraordinary general meeting held on July 30/31, 2004. The Domination Agreement was registered in the commercial register on August 2, 2004 and is expected to become operative on October 1, 2004. In connection with the Domination Agreement, § 305(1) of the German Stock Corporation Act (Aktiengesetz) requires that, upon the Domination Agreement becoming operative, the Purchaser must at the request of each remaining minority shareholder of Celanese, acquire such shareholders' registered ordinary shares of Celanese in exchange for payment of "fair cash compensation" (angemessene Barabfindung). The amount of this fair cash compensation has been determined to be €41.92 per share in accordance with applicable German law. As required under § 305(3) sentence 3 of the German Stock Corporation Act, the Purchaser will pay to all minority shareholders who tender into such offer and whose shares are paid for after the day following the date the Domination Agreement becomes operative, interest on the offer price from such day until the day preceding the date of settlement at a rate of 2% plus the base rate (as defined in § 247 of the German Civil Code (BGB)) per annum prevailing from time to time, as reduced by any guaranteed dividend payments. Although the Issuer expects the Domination Agreement to become operative on October 1, 2004, judicial challenges by minority shareholders may substantially delay the date when the Domination Agreement becomes operative. Further, a German court could void the effectiveness of the Domination Agreement or revoke its registration in the commercial register. See "Business—Legal Proceedings." If the Domination Agreement does not become operative, then the Issuer may not be able to pay interest and principal on the notes. Any minority shareholder who elects not to sell its shares to the Purchaser will be entitled to remain a shareholder of Celanese and to receive a gross guaranteed fixed annual payment on their shares (Ausgleich) of €3.27 per Celanese Share less certain corporate taxes in lieu of any future dividend. Taking into account the circumstances and the tax rates at the time of entering into the Domination Agreement, the net guaranteed fixed annual payment is €2.89 per share for a full fiscal year. The net guaranteed fixed annual payment may, depending on applicable corporate tax rates, in the future be higher, lower or the same as €2.89 in lieu of any future dividends determined as described below under "—Determination of the Amount to be Paid to the Minority Shareholders."

Pursuant to the Domination Agreement, the entire annual profits of Celanese, if any, less any loss carried forward from the previous fiscal year and less any amount of the statutory capital reserve (gesetzliche Rücklage), will be transferred to the Purchaser. If, however, during any fiscal year during the operative term of the Domination Agreement, Celanese incurs an annual loss (Jahresfehlbetrag), the Purchaser would have to pay to Celanese an amount equal to such loss to the extent that the respective annual loss is not fully compensated for by dissolving profit reserves (Gewinnrücklagen) accrued at Celanese since the date on which the Domination Agreement became operative (Verlustausgleichspflicht). Such payment obligation would accrue at the end of any fiscal year of Celanese in which an annual loss was incurred and such accrual would be independent from the adoption of the financial statements. In the event that profits of Celanese (including distributable profit reserves accrued and carried forward during the term of the Domination Agreement) or valuable counterclaims by the Purchaser against Celanese, which can be off-set against loss compensation claims by Celanese are not sufficient to cover such annual loss, the Purchaser will be required to compensate Celanese for any such shortfall by making a cash payment equal to the amount of such shortfall. In such event, the Purchaser may not have sufficient funds to distribute to the Issuer for payment of the interest, principal and additional amounts, if any, on the notes when due and, unless the Purchaser is able to obtain funds from a source other than annual profits of Celanese, the Purchaser may not be able to satisfy its obligation to fund such shortfall. The Issuer has agreed to provide the Purchaser with financing to further strengthen the Purchaser's ability to be in a position at all times to fulfill all of its obligations when such obligations become due under or in connection with the Domination Agreement and to provide that the Purchaser will perform all of its obligations under or in connection with the Domination Agreement when such obligations become due, including, without limitation, the obligations to pay a guaranteed fixed annual payment to the outstanding minority shareholders, to offer to acquire all outstanding Celanese Shares from the minority shareholders in return for payment of fair cash consideration and to compensate Celanese for any annual loss incurred by Celanese during the term of the Domination Agreement. If the Issuer was required to make payments under such agreement to the minority shareholders and/or Celanese, it may not have sufficient funds for payments on the notes when due.

As a consequence of entering into the Domination Agreement, § 305(1) of the German Stock Corporation Act (Aktiengesetz) requires that, upon the Domination Agreement becoming operative, the Purchaser must at the request of each remaining minority shareholder of Celanese, acquire such shareholders' registered ordinary shares of Celanese in exchange for payment of "fair cash compensation" (angemessene Barabfindung). As required under § 305(3) sentence 3 of the German Stock Corporation Act, the Purchaser will pay to all minority shareholders who tender into such offer and whose shares are paid for after the day following the date the Domination Agreement becomes operative, interest on the offer price from such day until the day preceding the date of settlement at a rate of 2% plus the base rate (as defined in § 247 of the German Civil Code (BGB)) per annum prevailing from time to time, as reduced by any guaranteed dividend payments. The mandatory offer required pursuant to § 305(1) of the German Stock Corporation Act is not a voluntary public takeover offer or any other offer under the German Securities Acquisition and Takeover Act (Wertpapiererwerbs - und Übernahmegesetz) or a takeover or tender offer under any other applicable German law. However, it may be considered a tender offer under applicable laws of the United States of America. Therefore, in order to comply with applicable U.S. securities laws, the Purchaser commenced an offer on September 2, 2004, which terms are set forth in the offer document, dated September 2, 2004, which was filed with the SEC under cover of Schedule TO on the same day. On September 9, 2004, the closing price of the Celanese Shares on the Frankfurt Stock Exchange was €44.40. At the fair cash compensation offer price of €41.92 per share required by the Domination Agreement for all Celanese Shares outstanding as of June 30, 2004 not already owned by the Purchaser, assuming all such shares were tendered on or prior to the date that the Domination Agreement becomes operative, the total amount of funds necessary to purchase such remaining outstanding Celanese Shares would be €324 million ($394 million). The Purchaser expects to use its available cash to pay for any of the remaining outstanding Celanese Shares that it may acquire. In addition, if Celanese delists the Celanese Shares from the Frankfurt Stock Exchange, the Purchaser effects a squeeze-out or Celanese is converted into a limited partnership or a limited liability company, as described below, the Purchaser and/or Celanese must in each case make another offer to the then remaining minority shareholders of Celanese fair cash compensation in exchange for their Celanese Shares or, in the case of a conversion, in exchange for their equity interest in the entity that results from the conversion. The €41.92 per share fair cash compensation, plus interest, required to be offered to minority shareholders in connection with the Domination Agreement is greater than the Tender Offer price. The amount of cash compensation per share to be offered upon the occurence of any other such event may be equal to, higher or lower than, the Tender Offer price or the fair cash compensation of €41.92, plus interest, offered pursuant to the Domination Agreement.

As described in Risk Factors, due to legal challenges, there is no assurance that the Domination Agreement in its current form will become operative, or that the Domination Agreement will remain operative subsequent to October 1, 2004. Until a domination agreement is operative, the Purchaser cannot directly give instructions to the Celanese board of management. However, irrespective of whether a domination agreement is in place between the Purchaser and Celanese, under German law Celanese is effectively controlled by the Purchaser because of the Purchaser's 84.3% ownership of the outstanding shares of Celanese. The Purchaser does have the ability, through a variety of means, to utilize its controlling rights as an owner of 84.3% of the outstanding shares of Celanese, to, among other things, i) ultimately cause a domination agreement to become operative; ii) use its ability, through its 84.3% voting power at any shareholders' meetings of Celanese, to elect the shareholder representatives on the supervisory board and to thereby effectively control the appointment and removal of the members of the Celanese board of management; and iii) effect all decisions that an 84.3% majority shareholder is permitted to make under German law. The controlling rights of the Purchaser constitute a controlling financial interest for accounting purposes and result in the Purchaser being required to consolidate Celanese as of the date of acquisition.

Change in Fiscal Year.    At the extraordinary general meeting, Celanese shareholders also approved a change of Celanese's fiscal year and a corresponding change of Celanese's statutes in order to take advantage of the consolidated tax filing status. Therefore, from September 30, 2004 onwards, Celanese's fiscal year is expected to begin October 1 and end on September 30 of the following year. A short fiscal year is expected to run from January 1, 2004 until September 30, 2004.

Subsequent Purchases of Celanese Shares.    The Purchaser may from time to time purchase or be required to purchase any or all of the outstanding Celanese Shares not owned by it in market transactions or otherwise. The Purchaser's decision to pursue such subsequent purchases will depend on, among other factors, the then-prevailing market prices and any negotiated terms with minority shareholders. In addition, upon the Domination Agreement becoming operative, the Purchaser will be required to offer to acquire all outstanding Celanese shares from the minority shareholders of Celanese in return for payment of fair cash compensation of €41.92 per share, plus interest. If the Purchaser purchases Celanese Shares in an individually negotiated purchase not over the stock exchange and before the first anniversary of the publication of the final results of the Tender Offer for consideration higher than the Tender Offer price, it may be required to make additional compensating payments to sellers of Celanese Shares in the Tender Offer.

Squeeze-out and Conversion.    If the Purchaser acquires Celanese Shares representing 95% or more of the registered ordinary share capital (excluding treasury shares) of Celanese, the Purchaser intends to require, as permitted under German law, the transfer to the Purchaser of the Celanese Shares owned by the then-outstanding minority shareholders of Celanese in exchange for fair cash compensation (the "Squeeze-out"), determined as described below under "—Determination of the Amount to be Paid to the

Minority Shareholders." As an alternative to the Squeeze-out, the Purchaser might also consider converting Celanese from its current legal form of a stock corporation into either a limited partnership (Kommanditgesellschaft, KG) or a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) in accordance with the provisions of the German Transformation Act (Umwandlungsgesetz, UmwG). Such conversion would be subject to approval by the affirmative vote of at least 75% of the share capital of Celanese. In addition, the Purchaser would be required to offer to acquire the shares of the outstanding minority shareholders in exchange for fair cash compensation. The conversion would allow the Purchaser to take advantage of a more efficient governance structure as legal requirements applicable to GmbHs and KGs are in many respects less onerous than those applicable to AGs. As a result of such conversion, the Celanese Shares will be automatically delisted from the Frankfurt Stock Exchange. However, if the Purchaser completely delists the Celanese Shares from the Frankfurt Stock Exchange, effects a squeeze-out or converts Celanese into a limited partnership or a limited liability company, the Purchaser and/or Celanese must in each case offer the then remaining minority shareholders of Celanese fair cash compensation in exchange for their Celanese Shares or, in the case of a conversion, in exchange for their equity interest in the entity that results from the conversion. The amount of cash compensation per share may be equal to, higher or lower than the Tender Offer price or fair cash compensation.

Determination of the Amount to be Paid to the Minority Shareholders.    The amount to be paid to the minority shareholders as fair cash compensation upon the Domination Agreement becoming operative, the delisting from the Frankfurt Stock Exchange, the Squeeze-out in exchange for their Celanese Shares or, in the case of the conversion, in exchange for their equity interest in the entity resulting from such conversion, has been (in the case of the Domination Agreement) or will be (in each other case) determined on the basis of the fair value of the enterprise of Celanese, determined by Celanese and/or the Purchaser in accordance with applicable German legal requirements, as of the date of the applicable resolution of Celanese's shareholders' meeting, and, except in the case of a delisting from the Frankfurt Stock Exchange, examined by one or more duly qualified auditors chosen and appointed by court. The amount of the guaranteed fixed annual payment to be paid upon the Domination Agreement becoming operative to minority shareholders who elect not to sell their Celanese Shares to the Purchaser but to remain a shareholder of Celanese was determined by the Purchaser and Celanese in accordance with applicable German law on the basis of the hypothetical projected earnings of Celanese assuming a full distribution of profits. The gross guaranteed fixed annual payment of €3.27 per share may be equal to, higher or lower than the actual distributable profits per share of Celanese. The €41.92 per share fair cash compensation, plus interest, to be offered to minority shareholders in connection with the Domination Agreement is greater than the Tender Offer price. The amount of cash compensation per share to be offered to minority shareholders in connection with the delisting from the Frankfurt Stock Exchange, the Squeeze-out or the conversion, as applicable, may be equal to, higher or lower than, the Tender Offer price or the fair cash compensation of €41.92, plus interest, offered pursuant to the Domination Agreement. Furthermore, each of the guaranteed fixed annual payment and the fair cash compensation is subject to review by the court in award proceedings (Spruchverfahren) which may be instituted by dissenting shareholders. If as a result of such award proceedings, the court increases the amount of the guaranteed fixed annual payment and/or the fair cash consideration, or if such increase is agreed between the parties in a court settlement, payments already made to minority shareholders would have to be increased accordingly with retroactive effect.

Dividend.    At the annual shareholders' meeting on June 15, 2004, Celanese shareholders approved payment of a dividend on the Celanese Shares for the fiscal year ended December 31, 2003 of €0.12 per share. The Purchaser intends to exercise its voting rights at shareholders' meetings of Celanese to prevent the approval of any dividend on the Celanese Shares for the fiscal year ending September 30, 2004 in excess of the minimum dividend of 4% of the registered share capital of Celanese effectively required by German law. Assuming such minimum dividend were to be approved, Celanese would pay an aggregate dividend of approximately €6 million for its fiscal year 2004, including a dividend of approximately €1 million to minority shareholders. In addition, any minority shareholder who elects not to sell its shares to the Purchaser in connection with the offer which the Purchaser would be obligated to make upon the Domination Agreement becoming operative, will be entitled to remain a shareholder of Celanese and to receive the guaranteed fixed annual payment on their shares in lieu of future dividends. The amount of any guaranteed fixed annual payment to be paid to any minority shareholder who elects to retain its Celanese Shares after the Domination Agreement becomes operative will similarly be based on an analysis of the fair enterprise value of Celanese as of the date of the relevant shareholders' meeting assuming a full distribution of profits. See "—Domination and Profit and Loss Transfer Agreement."

The delisting from the Frankfurt Stock Exchange, the Domination Agreement, the Squeeze-out and the conversion require approval by the shareholders of Celanese AG. While it is to be expected that in each case, the Purchaser will have the requisite majority in such meeting to assure approval of such measures, minority shareholders, irrespective of the size of their shareholding, may, within one month from the date of any such shareholder resolution, file an action with the court to have such resolution set aside. While such action would only be successful if the resolution was passed in violation of applicable laws and cannot be based on the unfairness of the amount to be paid to the minority shareholders, a shareholder action may substantially delay the implementation of the challenged shareholder resolution pending final resolution of the action. If such action proved to be successful, the action could prevent the implementation of a delisting, Domination Agreement, Squeeze-out or conversion. Accordingly, there can be no assurance that any of the steps described above can be implemented timely or at all.

The Sponsor — The Blackstone Group

Certain affiliates of The Blackstone Group ("Blackstone" or the "Sponsor") and other co-investors indirectly own 100% of the outstanding ordinary shares of the Parent Guarantor and the Issuer. The Blackstone Group is a leading investment and advisory firm founded in 1985, with offices in New York, London and Hamburg. Blackstone manages the largest institutional private equity fund ever raised, a $6.5 billion fund raised in 2002. Since it began private equity investing in 1987, Blackstone has raised more than $14 billion in five funds and has invested in approximately 70 companies. In addition to private equity investments, Blackstone's core businesses include real estate investments, corporate debt investments, asset management, merger and acquisition advisory services, and restructuring and reorganization advisory services.

The Proposed Restructuring

The Issuer expects that following the Domination Agreement becoming operative, Holdings and certain of its subsidiaries will undergo a reorganization. Following the Domination Agreement becoming operative, the Purchaser intends to effect the transfer of all of the shares of Celanese Americas Corporation ("CAC") from Celanese Holding GmbH, a wholly owned subsidiary of Celanese, to the Issuer. The transfer of the shares of CAC to the Issuer will result in the Issuer owning 100% of the equity of CAC and, indirectly, all of its assets, including subsidiary stock.

Following the transfer of CAC to the Issuer, the Issuer and the Parent Guarantor expect that (1) the Parent Guarantor will contribute all of its assets and liabilities (including all outstanding capital stock of the Issuer) to BCP Crystal US Holdings Corp. ("US Holdco"), a corporation organized under the laws of Delaware and a wholly owned subsidiary of the Issuer, in exchange for all or substantially all of the capital stock of US Holdco; (2) US Holdco will assume all rights and obligations of the Issuer under the senior credit facilities, the floating rate term loan and the notes; (3) the Parent Guarantor will be reorganized as a Delaware limited liability company and change its name (such reorganized entity, "New Delaware LLC"); (4) Holdings will be reorganized as a Delaware corporation and change its name (such reorganized entity, "New Delaware Holdco"); (5) if the majority of the lenders under the senior credit facilities consent, New Delaware LLC will merge with and into New Delaware Holdco, with New Delaware Holdco being the surviving entity and assuming, among other things, all New Delaware LLC's rights and obligations under the Indenture governing the notes and under the senior credit facilities. US Holdco, at its discretion, may subsequently cause the liquidation of the Issuer.

As a result of these transactions, US Holdco would indirectly hold 100% of CAC's equity and all equity owned by CAC in its subsidiaries. In addition, US Holdco would hold, indirectly, all of the Celanese Shares held by the Purchaser. From and after the completion of the Proposed Restructuring, all of US Holdco's then-existing U.S. wholly owned subsidiaries that guarantee US Holdco's obligations under the senior credit facilities, and possibly BCP Caylux Holdings Luxembourg S.C.A., would guarantee the notes on an unsecured senior subordinated basis.

Issuer and the Parent Guarantor intend to effect the Proposed Restructuring because they intend to have a Delaware corporation be the ultimate parent company of the group. In addition, the Issuer and the Parent Guarantor believe the resulting post-restructuring corporate structure may be, among other things, more tax efficient.

Although the Issuer and the Parent Guarantor expect to effect the Proposed Restructuring as soon as practicable following the Domination Agreement becoming operative, the exact timing of the Proposed Restructuring is uncertain and it may not happen at all. Under its terms, the Domination Agreement is scheduled to become operative on October 1, 2004. However, the Domination Agreement is presently subject to legal challenge in Germany and the timing of it becoming operative is uncertain. If the Domination Agreement is invalidated by a German court, the Issuer and the Parent Guarantor may not be able to effect the Proposed Restructuring at all. See "Risk Factors—Until the Domination Agreement becomes operative the Issuer's and the Parent Guarantor's managerial control over Celanese is limited.''

Corporate Structure

The charts below summarize our current corporate structure and our expected corporate structure immediately upon completion of the Proposed Restructuring.

Current Structure

Expected Structure

(1)	The senior credit facilities provide financing of up to approximately $1.2 billion, consisting of (1) a $608 million term loan facility with a maturity of seven years; (2) a $228 million credit-linked revolving facility with a maturity of five years; and (3) a $380 million revolving credit facility with a maturity of five years. Celanese Americas Corporation ("CAC") may borrow under both revolving credit facilities. As of September 9, 2004, $426 million was available for borrowing under the revolving credit facilities. In addition, upon the occurrence of certain events, the Issuer may request an increase to the existing term loan facility in an amount not to exceed $175 million in the aggregate, subject to receipt of commitments by existing term loan lenders or other financial institutions reasonably acceptable to the administrative agent.

(2)	The Issuer is a recently-formed company which, apart from the financing of the Transactions, has no independent external operations other than through the Issuer's indirect ownership of the Celanese Shares. The Issuer is limited in its ability to exercise managerial control over Celanese, including with respect to the payment of dividends or other distributions by Celanese to the Issuer. Although the Purchaser intends to acquire the remaining outstanding Celanese Shares and expects the Domination Agreement with Celanese to become operative, the Issuer cannot assure you that either of these events will take place.

(3)	As a part of the Proposed Restructuring, US Holdco would hold, indirectly, all of the Celanese Shares held by the Purchaser. In addition, US Holdco would assume all of the obligations of the Issuer under the notes and would become the borrower under the senior credit facilities and the floating rate term loan.

(4)	From and after the completion of the Proposed Restructuring, all of US Holdco's then-existing U.S. domestic, wholly owned subsidiaries that guarantee the Issuer's obligations under the senior credit facilities, and possibly BCP Caylux Holdings Luxembourg S.C.A., would guarantee the notes on an unsecured senior subordinated basis.

(5)	As of June 30, 2004.

(6)	The floating rate term loan provided financing of $350 million which was used, together with the proceeds from the notes issued on June 8, 2004 and available cash, to repay the Issuer's two senior subordinated bridge loan facilities plus accrued interest, and to pay related fees and expenses. See "Description of Other Indebtedness — Floating Rate Term Loan."

USE OF PROCEEDS

The Issuer will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, the Issuer will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in the Issuer's capitalization. See "The Transactions" for a description of use of proceeds from the issuances of the outstanding notes.

CAPITALIZATION

The following table sets forth the capitalization of the Consolidated Parent Guarantor as of June 30, 2004, on an actual and a pro forma basis after giving effect to the Transactions and assuming both 84.3% and 100% ownership of the Celanese Shares. The information in this table should be read in conjunction with "The Transactions," "Consolidated Parent Guarantor Unaudited Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and unaudited consolidated financial information of Celanese and the Consolidated Parent Guarantor included elsewhere in this prospectus.

	Consolidated Parent Guarantor
	Actual	Pro Forma (unaudited)
		At 84.3%(1)	At 100%(1)
		(in millions)

Cash and cash equivalents(2)	$716	$524	$130

Total debt:
Senior credit facilities:
Revolving credit facilities(3)	$—	$—	$—
Term loan facility	389	608	608
Floating rate term loan	350	350	350
Senior subordinated notes(4)	1,243	1,474	1,474
Assumed debt	418	360	360
Total debt	2,400	2,792	2,792
Minority interest(1)	420	420	31
Total shareholders' equity	682	455	455
Total capitalization	$3,502	$3,667	$3,278

(1)	As of the date of this prospectus, the Purchaser owns approximately 84.3% of the Celanese Shares outstanding as of June 30, 2004. While the Purchaser intends to acquire the remaining outstanding shares, there is no assurance that the Purchaser will be able to do so. If the Purchaser does not acquire any more shares, the Parent Guarantor's balance sheet will reflect higher cash and minority interests and its statements of operations will reflect minority interest expense for the percentage of the Celanese Shares that the Purchaser does not own. For purposes of this pro forma financial information, the Parent Guarantor has assumed that the Purchaser acquires only 84.3% of the outstanding Celanese Shares, but has also provided supplemental information assuming that the Purchaser will acquire 100% of the outstanding Celanese Shares (including the remaining 15.7% of the outstanding Celanese Shares acquired at the fair cash compensation offer price of the U.S. dollar equivalent of €41.92 required by the Domination Agreement). See "Consolidated Parent Guarantor Unaudited Pro Forma Financial Information."

(2)	Represents cash available to purchase remaining outstanding Celanese Shares, including any options on Celanese Shares that are exercised to repay additional existing indebtedness, to pay interest on the notes and to make loans to Celanese and its subsidiaries for working capital and general corporate purposes.

(3)	The revolving credit facilities provide for borrowings of up to $608 million. As of September 9, 2004 no amounts have been borrowed and $426 million was available for borrowings under the revolving senior credit facilities.

(4)	Includes the U.S. dollar equivalent of the euro notes, and, on a pro forma basis, $6 million premium on the $225 million aggregate principal amount of the notes issued July 1, 2004.

CONSOLIDATED PARENT GUARANTOR UNAUDITED
PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information is based on the audited and unaudited consolidated financial statements and other unaudited financial information of Celanese and the Parent Guarantor appearing elsewhere in this prospectus as adjusted to illustrate the estimated pro forma effects of the Transactions (including the preliminary application of purchase accounting). As of the date of this prospectus, the Purchaser owns approximately 84.3% of the Celanese Shares outstanding as of June 30, 2004. While the Purchaser intends to acquire the remaining outstanding shares, there is no assurance that the Purchaser will be able to do so. If the Purchaser does not acquire any more shares, the Parent Guarantor's balance sheet will reflect higher cash and minority interests and its statements of operations will reflect minority interest expense for the percentage of Celanese Shares that the Purchaser does not acquire. For purposes of this unaudited pro forma financial information, the Parent Guarantor has assumed that the Purchaser acquires only 84.3% of the Celanese Shares outstanding as of June 30, 2004, but has also provided supplemental information assuming that the Purchaser will acquire 100% of the outstanding Celanese Shares (including the remaining 15.7% of the Celanese Shares outstanding as of June 30, 2004 acquired at the U.S. dollar equivalent of €41.92 per share required by the Domination Agreement assuming all such shares were tendered on or prior to the date that the Domination Agreement becomes operative). The pro forma information presented under "At 84.3" and "At 100%" captions differ because the valuation of assets acquired and liabilities assumed in an acquisition of less than 100% of the outstanding shares of the acquired business is based on a pro rata allocation of the fair values of the assets acquired and liabilities assumed and the historical carrying amounts of the assets acquired and the liabilities assumed of the acquired entity. The unaudited pro forma financial information should be read in conjunction with the consolidated financial statements of Celanese and the Parent Guarantor and other financial information appearing elsewhere in this prospectus, including "Basis of Presentation," "The Transactions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The unaudited pro forma balance sheet gives effect to the Transactions as if they had occurred on June 30, 2004. The unaudited pro forma statements of operations data give effect to the Transactions as if they had occurred on January 1, 2003.

The unaudited pro forma adjustments are based upon available information and certain assumptions that the Parent Guarantor believes are reasonable. However, as of the date of this prospectus, the Parent Guarantor has not completed the valuation studies necessary to estimate the fair values of the assets the Purchaser has acquired and the liabilities the Purchaser has assumed and the related allocation of purchase price, nor has the Parent Guarantor identified the adjustments, if any, necessary to conform Celanese's historical accounting policies to its policies.

The unaudited pro forma statements of operations data do not reflect any one-time charges that the Parent Guarantor recorded following the closing of the Transactions. These one-time charges include (1) a non-cash charge for the manufacturing profit added to inventory under purchase accounting which was charged to cost of sales as this inventory was sold in the first quarter after closing and (2) the one-time costs related to the replacement of a portion of the Original Financing which was charged to expense immediately upon the first closing of the offering of the outstanding notes. Additionally, the unaudited pro forma financial information does not reflect the effects of final purchase price allocation, for example, changes to amortization and depreciation, which could be material.

The unaudited pro forma financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that the Parent Guarantor would have reported had the Transactions been completed as of the dates presented, and should not be taken as representative of the Parent Guarantor's future consolidated results of operations or financial position.

CONSOLIDATED PARENT GUARANTOR
UNAUDITED PRO FORMA BALANCE SHEET
AS OF JUNE 30, 2004

	Consolidated Parent Guarantor Historical	Transaction and Financing Adjustments (At 84.3%)		Consolidated Parent Guarantor Pro Forma
				At 84.3%	At 100%(c)
	(in millions)
Assets
Cash and cash equivalents	$716	$(192)	(a)	$524	130
Trade receivables, net – third party and affiliates	787	—		787	787
Other receivables	592	—		592	592
Inventories	513	—		513	513
Deferred income taxes	61	—		61	61
Other assets	23	—		23	23
Assets of discontinued operations	14	—		14	14
Total current assets	2,706	(192)		2,514	2,120
Investments	559	—		559	559
Property, plant and equipment, net	1,624	—		1,624	1,624
Deferred income taxes	529	—		529	546
Other assets	648	—		648	642
Intangible assets, net	856	—		856	887
Total assets	$6,922	$(192)		$6,730	$6,378
Liabilities and Shareholders' Equity
Short-term borrowings and current installments of long-term debt – third party and affiliates	$173	$(56)	(a)	$117	$117
Trade payables – third party and affiliates	562	—		562	562
Other current liabilities	730	1	(b)	731	731
Deferred income taxes	10	—		10	10
Income taxes payable	312	—		312	312
Liabilities of discontinued operations	14	—		14	14
Total current liabilities	1,801	(55)		1,746	1,746
Long-term debt	984	217	(a)	1,201	1,201
Senior subordinated notes	1,243	231	(b)	1,474	1,474
Deferred income taxes	94	—		94	94
Benefit obligations	1,240	(358	)(a)	882	919
Other liabilities	458	—		458	458
Total liabilities	5,820	35		5,855	5,892
Minority interests	420	—		420	31
Commitments and contingencies (d)
Total shareholders' equity	682	(227)	(b)	455	455
Total liabilities and shareholders' equity	$6,922	$(192)		$6,730	$6,378

See accompanying notes to unaudited pro forma balance sheet.

CONSOLIDATED PARENT GUARANTOR
NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

(a)	Adjustments to cash consist of the following

(in millions)
Additional term loan borrowing(1)	$219
Additional pension contribution(2)	(358)
Repayment of Celanese debt(3)	(58)
Excess cash from additional notes offering(4)	5
$(192)

(1)	Represents additional borrowing (including $2 million reflected in current) under the term loan facility designated to finance pension contributions and repay Celanese debt. As of June 30, 2004, the Parent Guarantor had $608 million of term loan availability, including the U.S. dollar equivalent of €125 million, and had drawn $389 million.

(2)	As of June 30, 2004, Celanese had contributed $105 million and held an additional $54 million in cash for future contributions to a trust out of the total $463 million expected to be contribued to Celanese pension plans in connection with the acquisition of the Celanese shares.

(3)	Represents additional Celanese debt that is required to be repaid in the third quarter of 2004 as a result of the acquisition.

(4)	Represents excess cash from the Issuer's offering of the outstanding notes on July 1, 2004. See note (b).

(b)	Reflects the sources and uses of funds from the Issuer's offering of the outstanding notes on July 1, 2004 as follows:

(in millions)
Proceeds from notes(1)	$232
Loan to Holdings	(227)
Excess cash	$5

(1)	Proceeds include $225 million of the aggregate principal amount of the notes, $6 million of premium and $1 million of accrued interest.

(c)	This supplemental pro forma balance sheet data provides information assuming that the Purchaser acquires 100% of the Celanese Shares. As of June 30, 2004, the Parent Guarantor indirectly owned 84.3% of the Celanese Shares outstanding on that date. The valuation of assets acquired and liabilities assumed in an acquisition of less than 100% of the outstanding shares of the acquired business is based on a pro rata allocation of the fair values of the assets acquired and liabilities assumed and the historical carrying amounts the assets acquired and liabilities assumed of the acquired entity. In connection with the Domination Agreement, the Purchaser has offered to acquire the remaining 15.7% or approximately 7.7 million outstanding Celanese Shares at €41.92 per share, plus interest, for aggregate consideration of $394 million assuming all such shares were tendered on or prior to the date that the Domination Agreement becomes operative. If the Purchaser acquires these shares, cash and minority interest will decrease and the assets acquired and liabilities assumed will be adjusted to full fair value.

The adjustments applied to calculate this supplemental information are as follows:

(in millions)
Cash paid to acquire minority shares	$(394)
Increase in deferred tax assets	17
Increase in goodwill and other assets	25
Increase in employee benefits and other liabilities	(37)
Reduction of minority interests	389
$—

(d)	See note 12 to the Parent Guarantor Interim Consolidated Financial Statements for a description of commitment and contingencies.

CONSOLIDATED PARENT GUARANTOR
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA
FOR THE SIX MONTHS ENDED JUNE 30, 2004

	Historical Celanese Three Months Ended March 31, 2004	Historical Consolidated Parent Guarantor Three Months Ended June 30, 2004	Transaction and Financing Adjustments (At 84.3%)		Consolidated Parent Guarantor Pro Forma
					At 84.3%	At 100%
	(in millions)
Statement of Operations Data:
Net sales	$1,243	$1,229	$—		$2,472	$2,472
Cost of sales	(1,002)	(1,058)	59	(a)	(2,001)	(1,990)
Selling, general and administrative expenses	(137)	(125)	7	(a)	(255)	(253)
Research and development expenses	(23)	(22)	1	(a)	(44)	(44)
Special charges	(28)	1	18	(a)	(9)	(8)
Foreign exchange gain (loss)	—	—	—		—	—
Gain (loss) on disposition of assets	(1)	—			(1)	(1)
Operating profit (loss)	52	25	85		162	176
Equity in net earnings of affiliates	12	18	—		30	30
Interest expense	(6)	(124)	12	(b)	(118)	(118)
Interest and other income, net	22	(14)	—		8	8

Earnings (loss) from continuing operations before tax and minority interests	80	(95)	97		82	96
Income tax (provision) benefit	(25)	(10)	(41	)(c)	(76)	(82)
Minority interests	—	(10)	(9	)(d)	(19)	—
Earnings (loss) from continuing operations before nonrecurring charges directly attributable to the transactions (e)	$55	$(115)	$47		$(13)	$14

See accompanying notes to unaudited pro forma statement of operations data.

CONSOLIDATED PARENT GUARANTOR
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA
FOR THE YEAR ENDED DECEMBER 31, 2003

	Historical Celanese	Transaction and Financing Adjustments (At 84.3%)		Consolidated Parent Guarantor Pro Forma
				At 84.3%	At 100%
	(in millions)
Statement of Operations Data:
Net sales	$4,603	$—		$4,603	$4,603
Cost of sales	(3,883)	24	(a)	(3,859)	(3,858)
Selling, general and administrative expenses	(510)	17	(a)	(493)	(492)
Research and development expenses	(89)	1	(a)	(88)	(88)
Special charges	(5)	—		(5)	(5)
Foreign exchange gain (loss)	(4)	—		(4)	(4)
Gain (loss) on disposition of assets	6	—		6	6
Operating profit (loss)	118	42		160	162
Equity in net earnings of affiliates	35	—		35	35
Interest expense	(49)	(179	)(b)	(228)	(228)
Interest and other income, net	99	—		99	99
Earnings (loss) from continuing operations before tax and minority interest	203	(137)		66	68
Income tax (provision) benefit	(60)	50	(c)	(10)	(11)
Minority interests	—	(22	)(d)	(22)	—
Earnings (loss) from continuing operations before nonrecurring charges directly attributable to the transactions (e)	$143	$(109)		$34	$57

See accompanying notes to unaudited pro forma statement of operations data.

CONSOLIDATED PARENT GUARANTOR
NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA

(a)	Reflects the adjustments to operating expenses as follows:

	At 84.3%		At 100%
	Year Ended December 31, 2003	Six Months Ended June 30, 2004	Year Ended December 31, 2003	Six Months Ended June 30, 2004
	(in millions)
Purchase accounting for pensions / OPEB (1)	$9	$4	$11	$7
Impact of additional pension contribution (2)	37	16	37	16
Manufacturing profit included in cost of sales (3)	—	49	—	58
Depreciation and amortization (4)	—	—	—	—
Investment banking fees (5)	—	18	—	18
Stock option expense (6)	6	1	6	1
Acquisition reserves (7)	—	—	—	2
Sponsor monitoring fee (8)	(10)	(3)	(10)	(3)
Total	$42	$85	$44	$99

(1)	Reflects the estimated decrease to pension and OPEB expense resulting from the application of purchase accounting based primarily on actuarial valuations as of April 1, 2004.

(2)	Reflects the estimated decrease to pension expense resulting from pre-funding $463 million of pension contributions in connection with the Transactions using an assumed average long-term rate of return on plan assets of 7.93%.

(3)	Reflects the elimination of the incremental cost of sales recorded in the quarter ended June 30, 2004 arising from the preliminary estimate of manufacturing profit added to inventory under purchase accounting.

(4)	The Parent Guarantor does not yet have the information that it has arranged to obtain from the independent valuation firm for property, plant and equipment, customer contracts, other intangible assets, investments in affiliates, non-U.S. pensions and debt. The Parent Guarantor expects to have most of the preliminary estimates at the end of September 2004 and final valuations in the fourth quarter of 2004. Therefore, in the absence of additional information, management's best estimate of fair value at this time is historical cost. See note 3 to the Parent Guarantor Interim Consolidated Financial Statements. Depreciation is based on average useful lives of 30 years for buildings, 20 years for land improvements, 10 years for machinery and equipment and of 10 years or the remaining term of the lease, if less, for building and leasehold improvements. See note (e) for a sensitivity analysis of depreciation and amortization.

(5)	Reflects the elimination of investment banking fees incurred by Celanese that were directly related to the Tender Offer.

(6)	Reflects the adjustment required to account for outstanding stock options in accordance with APB 25 in conformity with the Parent Guarantor's accounting policies. Celanese historically accounted for its stock options under FAS 123.

(7)	Reflects the adjustment of acquisition reserves from 84.3% to 100% of fair value.

(8)	Reflects the $10 million per annum fee to be paid to an affiliate of the Sponsor. See "Certain Relationships and Related Party Transactions."

These adjustments are allocated as follows:

	At 84.3%		At 100%
	Year Ended December 31, 2003	Six Months Ended June 30, 2004	Year Ended December 31, 2003	Six Months Ended June 30, 2004
	(in millions)
Cost of sales	$24	$59	$25	$70
Selling, general and administrative expenses	17	7	18	9
Research and development expenses	1	1	1	1
Special charges	—	18	—	19
	$42	$85	$44	$99

(b)	Represents pro forma interest expense resulting from the new capital structure using an assumed LIBOR rate of 1.59% as follows:

	Year Ended December 31, 2003	Six Months Ended June 30, 2004
	(in millions)
Revolving credit facilities (1)	$—	$—
Term loan (2)	25	13
Floating rate term loan (3)	21	10
Senior subordinated notes - dollar tranche (4)	118	59
Senior subordinated notes - euro tranche (5)	25	13
Assumed debt (6)	19	13
Commitment and facility fees (7)	9	4
Total cash interest expense	217	112

Amortization of capitalized debt issuance costs (8)	12	6
Amortization of premium on notes (9)	(1)	—

Total pro forma interest expense	228	118
Less historical interest expense	(49)	(130)
Net adjustment to interest expense	$179	$(12)

(1)	Reflects pro forma interest expense on the new revolving credit facilities at an assumed interest rate of LIBOR plus 2.50%. The revolving credit facilities have been undrawn since closing.

(2)	Reflects pro forma interest expense on the term loan at an assumed interest rate of LIBOR plus 2.50%.

(3)	Reflects pro forma interest expense on the floating rate term loan at an assumed interest rate of LIBOR plus 4.25%.

(4)	Reflects pro forma interest expense on the dollar notes at a fixed interest rate of 9.625%.

(5)	Reflects pro forma interest expense on the euro notes at a fixed interest rate of 10.375%.

(6)	Reflects historical cash interest expense on $360 million of assumed debt and other obligations of Celanese that is not required to be refinanced as a result of the acquisition and related financing. Celanese may elect to refinance additional assumed debt.

(7)	Reflects commitment fees of 0.75% on an assumed $380 million undrawn balance under the revolving credit facility and facility fees of 2.50% on an assumed $228 million undrawn balance under the credit linked revolving credit facility.

(8)	Reflects non-cash amortization of capitalized debt issuance costs. These costs are amortized over the term of the related facility (five years for the revolving credit facilities, seven years for the term loan, seven and one half years for the floating rate term loan and ten years for the notes).

(9)	Reflects non-cash amortization of the $6 million premium that was received in excess of the aggregate principal amount of the $225 million notes issued on July 1, 2004.

Interest Rate Sensitivity

A 1/8% change in interest rates would have the following effect on pro forma interest expense:

	Year Ended December 31, 2003	Six Months Ended June 30, 2004
	(in millions)
Term loan	$0.8	$0.4
Floating rate term loan	0.4	0.2
Total	$1.2	$0.6

(c)	Represents the tax effect of the pro forma adjustments, net of non-deductible items, calculated at a 40% statutory rate.

(d)	Reflects minority interest in the earnings of Celanese assuming the Purchaser does not acquire more than 84.3% of the Celanese Shares outstanding as of June 30, 2004.

(e)	The pro forma statement of operations data do not reflect a $49 million ($29 million after tax) one-time non-cash charge to cost of sales that was incurred as the inventory (to which capitalized manufacturing profit was added under purchase accounting) was sold in the first quarter after closing of the Transactions, or the $71 million accelerated write off of the deferred financing costs associated with the senior subordinated bridge loan facilities repaid with the proceeds from the notes.

The pro forma adjustments reflect preliminary estimates of the purchase price allocation, which will change upon finalization of appraisals and other valuation studies that the Parent Guarantor has arranged to obtain, but will not be available until the third quarter of 2004. The pro forma statements of operations do not include any fair value adjustments for property, plant and equipment, or other intangible assets since the appraisal process for these assets is not expected to be completed until the fourth quarter 2004. Ultimately, a portion of the purchase price may be allocated to these assets and the amounts may be significant. Any additional purchase price allocated to property, plant and equipment or other intangible assets with finite lives would result in additional depreciation and amortization expense which is not included in the pro forma statements of operations.

For purposes of preparing the pro forma financial information, the Parent Guarantor has obtained preliminary ranges of value and estimated useful lives for property, plant and equipment from the independent valuation firm. However, the Parent Guarantor has not yet been able to validate the inputs and assumptions used by the valuation firm, and therefore these estimates should be considered preliminary. Actual purchase accounting may differ significantly, therefore the Parent Guarantor has provided below a sensitivity analysis of the high and low end of the range of possible outcomes based on the best information the Parent Guarantor currently has.

The Parent Guarantor has received a preliminary range of values for property, plant and equipment of $1,730 million to $2,380 million and preliminary estimated remaining useful lives as follows: 5 to 10 years for land improvements, 10 to 20 years for buildings and improvements, 10 to 15 years for machinery and equipment and 1 to 7 years for transportation equipment, furnishings, fixtures and other office equipment. When the valuation is finalized, assuming that the final results are within the range provided, annual depreciation expense, at 100%, would be $105 million to $175 million

(assuming the low end of the range of value) to $149 million to $249 million (assuming the high end of the range of value) and, at 84.3%, would be $132 million to $191 million (assuming the low end of the range of value) to $169 million to $253 million (assuming the high end of the range of value) compared to historical depreciation expense of $278 million for the year ended December 31, 2003 and $138 million for the six months ended June 30, 2004.

SELECTED HISTORICAL FINANCIAL DATA

The balance sheet data shown below for 2002 and 2003, and the statements of operations and cash flow data for 2001, 2002 and 2003, all of which are set forth below, are derived from the Celanese Consolidated Financial Statements included elsewhere in this prospectus and should be read in conjunction with those financial statements and the notes thereto. The statement of operations data for 1999 and 2000 and the balance sheet data for 1999 through 2001, all of which are set forth below, are unaudited and have been derived from, and translated into U.S. Dollars based on, Celanese's historical euro audited financial statements.

The summary historical financial data for the three months ended March 31, 2004 and the six months ended June 30, 2003 have been derived from the unaudited consolidated financial statements of Celanese, which has been prepared on a basis consistent with the audited consolidated financial statements of Celanese as of and for the year ended December 31, 2003. The summary historical financial data as of and for the three months ended June 30, 2004 have been derived from the unaudited consolidated financial information of the Parent Guarantor. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period. The unaudited consolidated financial statements as of June 30, 2004 and for each of the three months ended June 30, 2004 and March 31, 2004 and for the six months ended June 30, 2003 is included elsewhere in this prospectus. This prospectus presents the financial information relating to Celanese under the caption "Predecessor" and the information relating to the Consolidated Parent Guarantor under the caption "Successor."

As of the date of this prospectus, the Purchaser, an indirect wholly owned subsidiary of the Issuer and the Parent Guarantor, owns approximately 84.3% of the Celanese Shares outstanding as of June 30, 2004. Both the Issuer and the Parent Guarantor are recently-formed companies which, apart from the financing of the Transactions, do not have any independent external operations other than through the indirect ownership of Celanese Shares. Accordingly, financial and other information of Celanese is presented in this prospectus for periods through March 31, 2004 and no separate financial statements of the Issuer or the Parent Guarantor on a stand-alone basis are included in this prospectus. Celanese is not an obligor on the notes and on the issue date none of its subsidiaries will guarantee the notes. Further, the Issuer is limited in its ability to exercise direct managerial control over Celanese, including with respect to the payment of dividends and other distributions by Celanese to the Issuer, until the Domination Agreement has become operative. Although the Purchaser intends to acquire the remaining Celanese Shares and expects the Domination Agreement with Celanese to become operative, the Purchaser cannot assure you that either of these events will take place. See "The Transactions."

Predecessor	Successor
Year Ended December 31,	Six Months Ended June 30,	Three Months Ended March 31,	Three Months Ended June 30,
1999(1)	2000	2001	2002	2003	2003	2004	2004
(unaudited)	(unaudited)	(unaudited)	(unaudited)
(in millions, except for ratio and per share data)
Statement of Operations Data:
Net sales	$3,957	$4,120	$3,970	$3,836	$4,603	$2,305	$1,243	$1,229
Cost of sales	(3,276)	(3,403)	(3,409)	(3,171)	(3,883)	(1,915)	(1,002)	(1,058)
Selling, general and administrative expenses	(579)	(497)	(489)	(446)	(510)	(238)	(137)	(125)
Research and development expenses	(68)	(75)	(74)	(65)	(89)	(43)	(23)	(22)
Special charges(2)	(572)	(18)	(416)	5	(5)	90	(28)	1
Foreign exchange gain (loss)	(13)	5	1	3	(4)	(2)	—	—
Gain (loss) on disposition of assets	3	1	—	11	6	—	(1)	—
Operating profit (loss)	(548)	133	(417)	173	118	197	52	25
Equity in net earnings of affiliates	7	18	12	21	35	19	12	18
Interest expense	(115)	(68)	(72)	(55)	(49)	(24)	(6)	(124)
Interest and other income, net(3)	9	102	58	45	99	68	22	(14)
Income tax benefit (provision)	95	(100)	106	(61)	(60)	(86)	(25)	(10)
Minority interests	7	—	—	—	—	—	—	(10)
Earnings (loss) from continuing operations	(545)	85	(313)	123	143	174	55	(115)
Earnings (loss) from discontinued operations	321	1	(52)	27	6	(8)	23	(1)
Cumulative effect of changes in accounting principles, net of income tax	—	—	—	18	(1)	(1)	—	—
Net earnings (loss)	$(224)	$86	$(365)	$168	$148	$165	$78	$(116)
Other Financial Data:
Ratio of earnings to fixed charges (unaudited)(4)	—	2.8x	—	3.6x	3.4x	7.0	x	6.2	x	—
EBITDA (unaudited)(5)	N/A	N/A	$(42)	$468	$502	$399	$153	$83
Unusual items included in EBITDA (unaudited)(6)	N/A	N/A	440	16	113	(97)	37	42
Other non-cash charges (income) included in EBITDA (unaudited)(7)	N/A	N/A	21	97	24	16	13	47
Depreciation and amortization	306	308	326	247	294	144	72	71
Capital expenditures	254	185	191	203	211	83	44	50
Dividends paid per share(8)	—	$0.10	$0.35	—	$0.48	—	—	—

Statement of Cash Flows Data:
Net cash provided by (used in) continuing operations:
Operating activities	N/A	N/A	$462	$363	$401	$73	$(107)	$(104)
Investing activities	N/A	N/A	(105)	(139)	(275)	(102)	96	(1,649)
Financing activities	N/A	N/A	(337)	(150)	(108)	(46)	(43)	2,495

Balance Sheet Data (at the end of period) (2001 unaudited):
Trade working capital(9)	N/A	N/A	$499	$599	$641	$715	$738
Total assets	$7,821	$7,138	6,232	6,417	6,814	6,613	6,922
Total debt	952	1,084	775	644	637	587	2,400
Shareholders' equity	2,875	2,671	1,954	2,096	2,582	2,622	682

(1)	The consolidated financial statements of Celanese for the period prior to the effective date of the demerger from Hoechst assume that Celanese had existed as a separate legal entity with four business segments, Chemical Products, Acetate Products, Technical Polymers Ticona and Performance Products, as well as the other businesses and activities of Hoechst transferred to Celanese in the demerger. The financial results of Celanese in 1999 prior to the effective date of the demerger have been carved out from the consolidated financial statements of Hoechst using the historical results of operations and assets and liabilities of these businesses and activities and reflect the accounting policies adopted by Hoechst in the preparation of its financial statements and thus do not necessarily reflect the accounting policies which Celanese might have adopted had it been an independent company during that period.

(2)	Special charges include impairment charges, provisions for restructuring, which include costs associated with employee termination benefits and plant and office closures certain insurance recoveries, and other expenses and income incurred outside the normal course of ongoing operations. See note 25 to the Celanese Consolidated Financial Statements and note 13 to the Parent Guarantor Interim Consolidated Financial Statements.

(3)	Interest and other income, net, includes interest income, dividends from cost basis investments and other non-operating income (expense).

(4)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents earning (loss) from continuing operations before income taxes and minority interests, less income from equity method investments and capitalized interest, plus income distributions from equity method investments, amortization of capitalized interest and fixed charges. Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest, and the portion of operating rental expense which management believes is representative of the interest component of rent expense. Earnings were insufficient to cover fixed charges by $640 million for the year ended December 31, 1999, $403 million for the year ended December 31, 2001 and $106 million for the three months ended June 30, 2004.

(5)	EBITDA, a performance measure used by management of the Parent Guarantor, is defined as earnings (loss) from continuing operations, plus interest expense net of interest income, income taxes and depreciation and amortization. EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. See ''Special Note Regarding Non-GAAP Financial Measures." EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented in this prospectus differ from the amounts calculated under the definition of EBITDA used in our debt instruments. The definition of EBITDA used in our debt instruments is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations —Liquidity and Capital Resources."

EBITDA is calculated and reconciled to net earnings (loss) in the table below (unaudited):

	Predecessor					Successor
	Year Ended December 31,			Six Months Ended June 30, 2003	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004
	2001	2002	2003
	(in millions)
Net earnings (loss)	$(365)	$168	$148	$165	$78	$(116)
(Earnings) loss from discontinued operations	52	(27)	(6)	8	(23)	1
Cumulative effect of changes in accounting principles	—	(18)	1	1	—	—
Interest expense	72	55	49	24	6	124
Interest income	(21)	(18)	(44)	(29)	(5)	(7)
Income tax (benefit) provision	(106)	61	60	86	25	10
Depreciation and amortization	326	247	294	144	72	71
EBITDA	$(42)	$468	$502	$399	$153	$83

(6)	EBITDA, as defined above, was (increased) reduced by the following unusual items, each of which is further discussed below (unaudited):

	Predecessor					Successor
	Year Ended December 31,			Six Months Ended June 30, 2003	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004
	2001	2002	2003
	(in millions)
Stock appreciation rights (income) expense (a)	$10	$3	$59	$4	$—	$1
Special charges (b)	416	(5)	5	(90)	28	(1)
Other restructuring charges (c)	—	—	26	—	10	5
Other (income) expenses (d)	9	12	5	(19)	(3)	28
Other unusual items (e)	5	6	18	8	2	9
	$440	$16	$113	$(97)	$37	$42

(a)	Represents the expense associated with stock appreciation rights that will not be incurred subsequent to the Transactions as it is expected that the plan will be replaced with other management equity arrangements that will not result in a cash cost to Celanese.

(b)	Represents provisions for restructuring, asset impairments, transaction costs and other unusual expenses and income incurred outside the ordinary course of business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(c)	Represents the portion of restructuring charges (consisting of employee termination benefits) that were not included in special charges.

(d)	Represents other non-operating (income) expense (other than dividends). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(e)	Represents primarily the expense associated with executive contact terminations, transaction costs not included in special charges, and rent expense paid to a variable interest entity that has been consolidated since the first quarter of 2004.

The unusual items listed above exclude adjustments to reserves, principally environmental reserves and loss reserves at the captive insurance entities, made in the ordinary course of business resulting from changes in estimates based on favorable trends in environmental remediation and actuarial revaluations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(7)	EBITDA, as defined above, was also (increased) reduced by the following other non-cash items, each of which is further discussed below (unaudited):

	Predecessor					Successor
	Year Ended December 31,			Six Months Ended June 30, 2003	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004
	2001	2002	2003
	(in millions)
Amortization included in pension and OPEB expense (a)	$10	$15	$28	$13	$8	$1
Adjustment to equity earnings (b)	11	79	(12)	(2)	4	(12)
Other non-cash charges (income) (c)	—	3	8	5	1	—
Purchase accounting for inventories(d)	—	—	—	—	—	49
Minority interests, net of dividends (e)	—	—	—	—	—	9
	$21	$97	$24	$16	$13	$47

(a)	Represents the portion of pension and OPEB expense resulting from amortization of unrecognized actuarial losses, prior service costs and transition obligations. In addition, the Issuer expects Celanese's future pension expense to be reduced as a result of the pre-funding of $463 million of pension contributions in connection with the Transactions. Assuming an annual long-term rate of return on plan assets of 7.93%, annual pension expense would decrease by an additional $37 million. See "Consolidated Parent Guarantor Unaudited Pro Forma Financial Information."

(b)	Represents the adjustment to reflect earnings of investments accounted for under the equity method on a cash basis.

(c)	Relates primarily to non-cash expense associated with stock option plans.

(d)	Represents the one-time charge to cost of sales resulting from purchase accounting for inventories.

(e)	Represents minority interest expense relating to the 15.7% of the Celanese Shares outstanding at June 30, 2004 that the Purchaser does not currently own, net of actual dividends paid during the period. This amount has not been adjusted for any guaranteed dividends to minority shareholders that Celanese may be required to pay in the future. See "The Transactions."

(8)	In the three months ended June 30, 2004, Celanese declared and paid a dividend of€0.12 ($0.14) per share for the year ended December 31, 2003. See "The Transactions" for information on future dividends that may be required under German law to be paid by Celanese to its minority shareholders.

(9)	Trade working capital is defined as trade accounts receivable from third parties and affiliates net of allowance for doubtful accounts, plus inventories, less trade accounts payable to third parties and affiliates. Trade working capital is calculated in the table below (unaudited):

	Predecessor				Successor
	December 31,			March 31, 2004	June 30, 2004
	2001	2002	2003
	(in millions)
Trade accounts receivable, net	$536	$666	$722	$798	$787
Inventories	483	505	509	516	513
Trade payables	(520)	(572)	(590)	(599)	(562)
	$499	$599	$641	$715	$738

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations covers periods prior and subsequent to the Transactions. Accordingly, unless otherwise noted, the discussion and analysis of historical periods do not reflect the significant impact that the Transactions have had and will have on the Parent Guarantor and the Issuer, including increased leverage and liquidity requirements. In addition, the statements in the discussion and analysis regarding industry outlook, expectations regarding the performance of Celanese's business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in "Risk Factors." Actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled "Risk Factors," "Consolidated Parent Guarantor Unaudited Pro Forma Financial Information," "Selected Historical Financial Data" and the Celanese Consolidated Financial Statements and the Parent Guarantor Interim Consolidated Financial Statements and the notes thereto which were prepared in accordance with U.S. GAAP, included elsewhere in this prospectus.

The results as of June 30, 2004 and for the six months ended June 30, 2003 and the three months ended March 31, and June 30, 2004 have not been audited and should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year. References to the six months ended June 30, 2004 represent the three months ended March 31, 2004 plus the three months ended June 30, 2004.

Basis of Presentation

Impact of the Transactions

On April 6, 2004, pursuant to the Tender Offer, the Purchaser, an indirect wholly owned subsidiary of the Issuer and the Parent Guarantor, acquired approximately 84.3% of Celanese Shares outstanding as of June 30, 2004. The ordinary shares were acquired at a price of €32.50 per share or an aggregate purchase price of $1,624 million.

In addition, as part of the Tender Offer, the Purchaser agreed to refinance certain existing debt of Celanese, pre-fund pension obligations of Celanese, pre-fund certain contingencies and certain obligations of Celanese linked to the value of the Celanese Shares, such as the payment of fair cash compensation under the Domination Agreement for the remaining outstanding shares of Celanese and payment obligations related to outstanding stock appreciation rights, stock options and interest payments, provide additional funds for working capital and other general corporate purposes, and pay related fees and expenses.

The funds used in connection with the Transactions were financed by indirect cash equity investments totaling $850 million from a consortium of private equity funds controlled by Blackstone and other co-investors and contributed $820 million to the Parent Guarantor; term loans of approximately $608 million and senior subordinated bridge loan facilities of $1,565 million. The senior subordinated bridge loan facilities have since been refinanced by the notes and the floating rate term loan. As a result of the financing, our interest expense currently is, and will continue to be, higher than it was prior to the Transactions.

The Parent Guarantor accounted for the acquisition of Celanese using the purchase method of accounting and, accordingly, the acquisition of Celanese resulted in a new basis of accounting. The purchase price was allocated based on current estimates of the fair value of the underlying assets acquired and liabilities assumed. Third party actuaries have been retained to assist in the determination of a fair value of our pension and post retirement obligations, and independent appraisers have been engaged to assist in determining the fair values of property, plant and equipment, investment in affiliates and intangible assets acquired, including trade names, trademarks, developed technology and customer relationships. The Parent Guarantor has recorded certain preliminary values from the actuaries and appraisers; however, the final appraisals are not yet complete. Thus, the Parent Guarantor has not yet completed its allocation of the purchase price and will make further adjustments to the preliminary allocations in subsequent periods. The Parent Guarantor expects to receive final valuations from the independent appraisers and will complete its purchase accounting by the fourth quarter of 2004. The excess of the total purchase price over the estimated fair value of the net assets acquired at closing has been allocated to goodwill, and this indefinite lived asset is subject to annual impairment review. Goodwill in the transaction, based on the preliminary allocation of the purchase price, totaled $827 million. (see note 3 in the Parent Guarantor Interim Consolidated Financial Statements).

In conjunction with the Transactions, the Issuer and the Parent Guarantor are in the process of formulating a plan to exit or restructure certain activities. The Issuer and the Parent Guarantor have not completed this analysis, but have recorded initial liabilities of $10 million, primarily for employee severance and related costs in connection with a preliminary plan to exit or restructure certain activities. These initial activities are expected to be completed during 2005. The Issuer and Parent Guarantor also expect to finalize any further plans to exit or restructure activities in 2004, at which time additional liabilities related to these plans may be recorded.

Successor

Successor — Represents the Parent Guarantor's unaudited consolidated financial position as of June 30, 2004 and its unaudited consolidated results of operations and cash flows for the three months ended June 30, 2004. These consolidated financial statements reflect the preliminary application of purchase accounting, described above, relating to the Transactions.

Predecessor

Predecessor — Represents Celanese's audited consolidated financial position as of December 31, 2003 and 2002, and the consolidated results of its operations and cash flows for each of the years in the three-year period ended December 31, 2003 and the unaudited consolidated results of its operations and cash flows for the three months ended March 31, 2004 and the six months ended June 30, 2003. These consolidated financial statements relate to periods prior to the Transactions and presents Celanese's historical basis of accounting without the application of purchase accounting related to the acquisition of Celanese.

In the fourth quarter of 2003, Celanese realigned its business segments to reflect a change of how Celanese manages the business and assesses performance. This change resulted from recent transactions, including divestitures and the formation of a joint venture. A new segment, Chemical Products, has been introduced and consists primarily of the former Acetyl Products and Chemical Intermediates segments. In addition, legacy pension and other postretirement benefit costs associated with previously divested Hoechst businesses are reflected as part of Other Activities. Historically, these costs were allocated to the business segments. Prior year amounts have been reclassified to conform to the current year presentation.

Major Events in 2004

During the second quarter of 2004, Celanese changed its inventory valuation method of accounting for its U.S. subsidiaries from last-in first-out ("LIFO") to first-in first-out ("FIFO"). This change will result in a better matching of revenues and expenses. The FIFO method is now used to determine cost for all inventories of Celanese except for stores and supplies, which are generally valued using the average cost method. Information throughout this prospectus has been restated for all periods presented to reflect this change.

In response to greater demand for Ticona's technical polymers, Celanese announced two projects to expand manufacturing capacity. Ticona plans to increase production of polyacetal in North America by about 20%, raising total capacity to 102,000 tons per year at our Bishop, Texas facility by the end of 2004. Fortron Industries, a joint venture of Ticona and Kureha Chemicals Industries, plans to increase the capacity of its Fortron® polyphenylene sulfide plant in Wilmington, North Carolina, by 25 percent by the end of 2005.

Major Events In 2003

In 2003, Celanese took major steps to enhance the value of its businesses, invest in new production capacity in growth areas, reduce costs and increase productivity.

Optimizing the Portfolio

•	Agreed to sell its acrylates business to Dow as part of its strategy to focus on core businesses; transaction completed in February 2004

•	Completed the joint venture of its European oxo businesses with Degussa

•	Sold its nylon business to BASF.

Investing in Growth Areas

•	Received governmental approval and began preparations to build a world-scale acetic acid plant in China, the world's fastest growing market for acetic acid and its derivatives

•	Announced agreement with China National Tobacco Corporation to double capacities of three acetate tow plants in China, in which Celanese owns a 30% share

•	Brought on stream the Estech GmbH joint venture plant to produce neopolyol esters at Oberhausen, Germany, to supply the growing specialty lubricants markets in Europe, Africa and the Middle East

•	Announced plans to expand its GUR ultra high molecular weight polyethylene plant in Oberhausen, Germany, by 10,000 tons, increasing total worldwide capacity by 17% in the second half of 2004

•	Broke ground with Asian partners for a new investment in a polyacetal plant in China, the world's highest growth market for engineering plastics.

Reducing Costs and Increasing Productivity

•	Agreed to source methanol from Southern Chemical Corporation in 2005 under a multi-year contract expected to reduce significantly overall exposure to U.S. Gulf Coast natural gas volatility

•	Initiated measures to redesign Ticona's organization, reduce costs and increase productivity

•	Achieved significant cost savings from completion of Focus and Forward restructuring programs

•	Intensified use of Six Sigma and other productivity tools throughout the organization to reduce costs and generate additional revenue

•	Began implementation of a company-wide SAP platform to reduce administrative costs by eliminating complexity in information systems and to provide for ongoing improvement in business processes and service

•	Completed a new, more efficient plant for synthesis gas, a primary raw material used at the Oberhausen, Germany site.

Financial Highlights

	Predeccessor					Successor	Combined
	Year ended December 31,			Six Months ended June 30, 2003	Three Months ended March 31, 2004	Three Months ended June 30, 2004	Six Months ended June 30, 2004
	2001	2002	2003
				(unaudited)		(unaudited)
	(in millions)
Statement of Operations Data:
Net sales	$3,970	$3,836	$4,603	$2,305	$1,243	$1,229	$2,472
Cost of sales	(3,409)	(3,171)	(3,883)	(1,915)	(1,002)	(1,058)	(2,060)
Special charges	(416)	5	(5)	90	(28)	1	(27)
Operating profit (loss)	(417)	173	118	197	52	25	77
Earnings (loss) from continuing operations before tax and minority interests	(419)	184	203	260	80	(95)	(15)
Earnings (loss) from continuing operations	(313)	123	143	174	55	(115)	(60)
Earnings (loss) from discontinued operations	(52)	27	6	(8)	23	(1)	22
Cumulative effect of changes in accounting principles	—	18	(1)	(1)	—	—	—
Net earnings (loss)	(365)	168	148	165	78	(116)	(38)

				Successor
	Predecessor Year ended December 31,			As of June 30, 2004
	2001	2002	2003
	(unaudited)			(unaudited)
	(in millions)
Other Balance Sheet Data:
Short-term borrowings and current installments of long-term debt – third party and affiliates	$235	$204	$148	$173
Plus: Long-term debt	540	440	489	2,227
Total debt	775	644	637	2,400
Less: Cash and cash equivalents	40	124	148	716
Net debt	$735	$520	$489	$1,684

	Predecessor					Successor	Combined
	Year ended December 31,			Six Months ended June 30, 2003	Three Months ended March 31, 2004	Three Months ended June 30, 2004	Six Months ended June 30, 2004
	2001	2002	2003
				(unaudited)		(unaudited)
	(in millions, except percentages)
Other Data:
Depreciation and amortization	$326	$247	$294	$144	$72	$71	$143
Operating margin(1)	(10.5)%	4.5%	2.6%	8.5%	4.2%	2.0%	3.1%
Earnings (loss) from continuing operations before tax and minority interest as a percentage of net sales	(10.6)%	4.8%	4.4%	11.3%	6.4%	(7.7)%	(0.6)%

(1)	Defined as operating profit (loss) divided by net sales.

Overview — Six Months Ended June 30, 2004 Compared with Six Months Ended June 30, 2003

Strong volume growth was experienced in all business segments in the first six months of 2004. The Chemical Products segment benefited from increased demand in Asia, especially China, while the Technical Polymers Ticona segment grew on new applications in the automotive, electrical/electronics, household goods, and medical markets and increased demand in both North America and Europe. The performance of affiliates of the Ticona segment also reflected these improved business conditions. The overall economic environment, however, remains challenging due to higher raw material and energy costs, as well as some weaker pricing compared to the same period last year.

Net sales in the first six months of 2004 rose 8% to $2,472 million compared to the same period in 2003 mainly on higher volumes (+8%) in all business segments and favorable currency effects (+5%), which were partially offset by changes in the composition of the Chemical Products segment (-4%) and lower pricing (-1%).

Operating profit declined to $77 million from $197 million in the prior year mainly due to significantly higher insurance recoveries of $102 million associated with the plumbing cases in the 2003 period. Higher raw material and energy costs as well as purchase accounting inventory adjustments of $49 million also contributed to the decrease in operating profit in 2004. Operating profit benefited from higher volumes and the absence of a loss from the European oxo business, which was transferred to a joint venture in the fourth quarter of 2003.

Earnings from continuing operations before tax and minority interests decreased mainly due to lower operating profit and higher interest expense, resulting from fees of $71 million associated with the senior subordinated bridge loan facilities, which were repaid, as well as higher debt levels resulting from the Transactions. As of June 30, 2004, net debt rose to $1,684 million from $489 million at December 31, 2003.

Investments in affiliates continued to perform well and contribute to profitability. Equity in net earnings of affiliates rose by $11 million to $30 million in the first six months of 2004 compared to same period last year. Dividends from investments accounted for under the cost method increased slightly to $21 million compared to $20 million for the same period in the prior year.

Overview – 2003 Compared with 2002

In a global business environment characterized by higher raw material and energy costs and modest growth, Celanese achieved full year 2003 net earnings of $148 million compared to net earnings of $168 million for 2002. Earnings from continuing operations increased to $143 million in 2003 compared to $123 million in 2002. Earnings from continuing operations excludes the results of the nylon and the majority of the acrylates businesses, which were divested on December 31, 2003 and February 1, 2004, respectively, and are included in earnings (loss) from discontinued operations. Net sales increased to $4.6 billion in 2003 from $3.8 billion in 2002 due to price and volume increases and favorable currency movements.

Earnings from continuing operations before tax and minority interests increased to $203 million in 2003 compared to $184 million in 2002 . This increase was primarily due to higher pricing, particularly in the Chemical Products segment, increased volumes in all segments, cost reductions, productivity improvements and favorable currency movements. Additional favorable adjustments included greater earnings from affiliates, mainly in Asia, increased interest and income from insurance companies and the demutualization of an insurance provider, as well as the addition of the emulsions business acquired at the end of 2002. Also affecting earnings from continuing operations before tax and minority interests was income of $107 million from insurance recoveries and $95 million of expense associated with antitrust matters in the Sorbates industry as discussed below in "—Special Charges." These increases were mainly offset by higher costs for raw materials and energy and increased expense for stock appreciation rights.

Significant items affecting earnings from continuing operations before tax and minority interests from 2002 to 2003 were approximately:

(in millions)
Pricing and volume improvements	$240
Higher costs for raw materials and energy, net of cost reductions and productivity improvements	(180)
Interest and other income from plumbing insurance recoveries	127
Earnings from affiliates	35
Sorbates antitrust matters	(95)
Stock appreciation rights expense	(56)

Although Celanese recorded special charges of only $5 million, special charges significantly affected the operating results of the Technical Polymers Ticona and Performance Products segments in 2003. Ticona's operating profit benefited from income of $107 million from insurance recoveries related to the plumbing cases. The insurance recoveries more than offset special charges related to Ticona's organizational redesign efforts and the closing of a facility in the United Kingdom. Performance Products' operating profit was burdened by $95 million in special charges relating to a European Commission decision to fine Hoechst €99 million ($115 million) for antitrust matters in the sorbates industry that occurred prior to the demerger.

Segment net sales in 2003 increased 21% compared to 2002 due to the inclusion of the emulsions business acquired at year-end 2002 (+8%), favorable currency effects (+5%) and higher pricing (+5%) and volumes (+4%). These increases were partly offset by the transfer of the European oxo business to a joint venture in the fourth quarter 2003 (-1%). Operating profit declined by 32% to $118 million in 2003 compared to $173 million in 2002. This decline reflected increased raw material and energy costs, as well as higher expense for stock appreciation rights and special charges discussed below. These factors outweighed increased pricing in the Chemical Products and Acetate Products segments, higher volumes in all segments, particularly in Ticona and Performance Products, cost reductions, productivity improvements, increased income from the captive insurance companies and the addition of the emulsions business.

In the Chemical Products segment, the contribution from the emulsions business, favorable currency movements and cost reductions were outweighed by higher energy costs and an increase in stock appreciation rights expense. Overall in 2003, increased selling prices offset higher raw material costs, although pricing outpaced raw material costs in the first half of the year and lagged in the second half. In Acetate Products, increased pricing and volumes as well as productivity gains only partially offset higher raw material and energy prices. Increased demand led to volume improvements in the Ticona segment on the development of new applications and entry into new markets, partially offset by organizational redesign costs. Volume increases for Performance Products' Sunett sweetener were offset by lower pricing for Sunett and sorbates.

Celanese reduced its net debt by 6% to $489 million as of December 31, 2003 compared to $520 million as of December 31, 2002. The decrease primarily represents the net repayment of $68 million of debt offset by the addition of $38 million of debt related to the consolidation of a variable interest entity under FIN 46. Trade working capital increased to $641 million at December 31, 2003 from $599 million at December 31, 2002. This increase is primarily related to favorable foreign currency effects as lower payables more than the offset the reduction in inventory resulting from the high levels at the end of 2002, resulting from advance purchases of wood pulp in the Acetate Products segment, a key raw material, caused by the shutdown of a major supplier. Operating cash flow benefited by $180 million relating to the effects of hedging of currency exposure on intercompany funding of operations in U.S. dollars, compared to approximately $95 million in 2002. Benefit obligations decreased by $106 million to $1,165 million in 2003 from $1,271 million primarily due to an increase in the fair value of plan assets, contributions, payments and a plan amendment related to the U.S. postretirement medical plan. These factors were partially offset by the effects of a decrease in the discount rate.

In 2003, Celanese took major steps to concentrate on its core businesses. In September, Celanese reached an agreement to sell its acrylates business to Dow. The transaction was completed on February 1, 2004. On October 1, European Oxo GmbH, Celanese's oxo chemicals joint venture with Degussa, began operations. The joint venture is expected to enable the businesses to compete more effectively in an oversupplied industry.

Celanese streamlined its manufacturing operations and administrative functions, mainly in the Chemical Products and Ticona segments, and, as a result, recorded termination benefit expenses of $26 million in cost of sales, primarily in the fourth quarter 2003. Celanese also continued its use of Six Sigma, a powerful tool to increase efficiency and generate additional revenue.

During 2003, Ticona started a redesign of its operations. These efforts resulted in special charges of $12 million related to termination benefit expenses.

Selected Data by Business Segment — Six Months Ended June 30, 2004 Compared with Six Months Ended June 30, 2003

	Predecessor	Predecessor	Successor	Combined
	Six Months ended June 30, 2003	Three Months ended March 31, 2004	Three Months ended June 30, 2004	Six Months ended June 30, 2004	Six Months Change in %
	(in millions, except percentages, unaudited)
Net Sales
Chemical Products	$1,535	$818	$808	$1,626	6
Acetate Products	315	172	173	345	10
Technical Polymers Ticona	390	227	220	447	15
Performance Products	88	44	45	89	1
Segment Total	2,328	1,261	1,246	2,507	8
Other Activities	23	11	11	22	(4)
Intersegment Eliminations	(46)	(29)	(28)	(57)	24
Total Net Sales	$2,305	$1,243	$1,229	$2,472	7
Special Charges
Chemical Products	$1	$(1)	$(1)	$(2)	>100
Acetate Products	—	—	—	—	n.m.
Technical Polymers Ticona	100	(1)	2	1	>100
Performance Products	(11)	—	—	—	>100
Segment Total	90	(2)	1	(1)	>100
Other Activities	—	(26)	—	(26)	n.m.
Total Special Charges	$90	$(28)	$1	$(27)	>100

Operating Profit (Loss)
Chemical Products	$98	$65	$36	$101	3
Acetate Products	8	9	10	19	>100
Technical Polymers Ticona	130	31	11	42	(68)
Performance Products	14	11	2	13	(7)
Segment Total	250	116	59	175	(30)
Other Activities	(53)	(64)	(34)	(98)	85
Total Operating Profit	$197	$52	$25	$77	(61)

	Predecessor	Predecessor	Successor	Combined
	Six Months ended June 30, 2003	Three Months ended March 31, 2004	Three Months ended June 30, 2004	Six Months ended June 30, 2004	Six Months Change in %
	(in millions, except percentages, unaudited)

Earnings (Loss) from Continuing Operating Before Tax and Minority Interests
Chemical Products	$113	$72	$34	$106	(6)
Acetate Products	13	9	14	23	77
Technical Polymers Ticona	162	45	26	71	(56)
Performance Products	14	11	1	12	(14)
Segment Total	302	137	75	212	(30)
Other Activities	(42)	(57)	(170)	(227)	>100
Total Earnings (Loss) from Continuing Operations Before Tax and Minority Interests	$260	$80	$(95)	$(15)	>100

Stock Appreciation Rights
Chemical Products	$(1)	$—	$—	$—	>100
Acetate Products	—	—	—	—	>100
Technical Polymers Ticona	(1)	—	(1)	(1)	>100
Performance Products	—	—	—	—	n.m.
Segment Total	(2)	—	(1)	(1)	(50)
Other Activities	(2)	—	—	—	>100
Total Stock Appreciation Rights	$(4)	$—	$(1)	$(1)	(75)

Depreciation and Amortization
Chemical Products	$79	$39	$38	$77	(3)
Acetate Products	28	13	14	27	(4)
Technical Polymers Ticona	29	16	15	31	7
Performance Products	4	2	2	4
Segment Total	140	70	69	139	(1)
Other Activities	4	2	2	4	>100
Total Depreciation and Amortization	$144	$72	$71	$143	(1)

Factors Affecting Six Month 2004 Segment Sales

	Volume	Price	Currency	Other	Total
Chemical Products	7%	—%	5%	(6)%	6%
Acetate Products	9	1	—	—	10
Technical Polymers Ticona	13	(4)	6	—	15
Performance Products	8	(15)	8	—	1
Segment Total	8%	(1)%	5%	(4)%	8%

Summary by Business Segment — Six Months Ended June 30, 2004 Compared with Six Months Ended June 30, 2003

Chemical Products

	Predecessor	Predecessor	Successor	Combined
	Six Months ended June 30, 2003	Three Months ended March 31, 2004	Three Months ended June 30, 2004	Six Months ended June 30, 2004	Six Months
					Change in $	Change in %
	(in millions, except percentages, unaudited)
Net sales	$1,535	$818	$808	$1,626	91	6%
Net sales variance:
Volume				7%
Currency				5%
Other				(6)%
Operating profit	98	65	36	101	3	3%
Operating margin	6.4%	7.9%	4.5%	6.2%
Special charges	1	(1)	(1)	(2)	(3)	>100%
Earnings (loss) from continuing operations before tax and minority interests	113	72	34	106	(7)	(6)%
Depreciation and amortization	79	39	38	77	(2)	(3)%

Chemical Products' net sales increased by 6% to $1,626 million in the first half of 2004 compared to the same period last year as increased volumes (+7%) and favorable currency changes (+5%) were partially offset by changes in the composition of the segment (-6%). Pricing remained flat.

The changes in the composition of the segment result from the transfer of the European oxo business into a joint venture in the fourth quarter of 2003 (-4%) and a change in the structure of the business under which certain acrylates products, which were formally sold into the merchant market, are now being sold under a contract manufacturing agreement (-2%). The margin realized under the contract manufacturing agreement is reported in net sales.

Volumes rose for major chemical products, particularly vinyl acetate monomer, which increased due to stronger overall demand and a competitor outage in Europe. Acetic acid volumes increased in Asia, particularly in China, while volumes for emulsions were higher in Europe.

Overall pricing remained flat, as the increase in vinyl acetate monomer pricing, which followed rising costs for raw materials, especially ethylene, was offset by lower pricing, mainly for methanol in North America.

Operating profit increased to $101 million compared to $98 million in the first half of 2003. Higher volumes and the absence of a loss from the European oxo business more than offset increased raw material costs, lower commission income in a procurement subsidiary, higher spending associated with productivity initiatives, and increased energy costs. Included in operating profit for the first six months of 2004 is $15 million of a non-cash charge for the manufacturing profit added to inventory under purchase accounting which was charged to cost of sales as the inventory was sold in the first quarter after closing.

Earnings from continuing operations before tax and minority interests decreased to $106 million compared to $113 million in the first half of 2003. Earnings declined mainly due to lower dividends from a Saudi Arabian investment and an equity loss from the European oxo joint venture partially offset by higher operating profit.

Operating profit as a percentage of sales decreased to 6.2% from 6.4% in the same period a year ago.

Acetate Products

	Predecessor Six Months ended June 30, 2003	Predecessor Three Months ended March 31, 2004	Successor Three Months ended June 30, 2004	Combined Six Months ended June 30, 2004	Six Months
					Change in $	Change in %
	(in millions, except percentages, unaudited)
Net sales	$315	$172	$173	$345	$30	10%
Net sales variance:
Volume				9%
Price				1%
Operating profit	8	9	10	19	11	>100%
Operating margin	2.5%	5.2%	5.8%	5.5%
Special charges	—	—	—	—
Earnings from continuing operations before tax and minority interests	13	9	14	23	10	77%
Depreciation and amortization	28	13	14	27	(1)	(4)%

Acetate Products' net sales in the first six months of 2004 increased 10% to $345 million compared to the first six months of 2003 due to higher volumes (+9%) and increased pricing (+1).

Volumes grew on higher tow demand in Asia, which was partly offset by lower filament sales, primarily in Mexico, and lower flake demand. Average pricing rose due to higher pricing for tow.

Operating profit rose to $19 million from $8 million in the same period last year on higher volumes, productivity gains, and increased average pricing. These gains more than offset higher raw material and energy costs, office relocation expenses, and higher manufacturing costs in Europe and Canada resulting from the strengthening of the euro and Canadian dollar versus the U.S. dollar. Included in operating profit for the first six months of 2004 is $4 million of a non-cash charge for the manufacturing profit added to inventory under purchase accounting which was charged to cost of sales as the inventory was sold in the first quarter after closing.

Operating profit as a percentage of sales increased to 5.5% compared to 2.5% in the same period last year.

Earnings from continuing operations before tax and minority interests also improved to $23 million for the first six months of 2004 from $13 million in the same period a year ago primarily due to higher operating profit.

Technical Polymers Ticona

	Predecessor Six Months ended June 30, 2003	Predecessor Three Months ended March 31, 2004	Successor Three Months ended June 30, 2004	Combined Six Months ended June 30, 2004	Six Months
					Change in $	Change in %
	(in millions, except percentages, unaudited)
Net sales	$390	$227	$220	$447	$57	15%
Net sales variance:
Volume				13%
Price				(4)%
Currency				6%
Operating profit	130	31	11	42	(88)	(68)%
Operating margin	33.3%	13.7%	5.0%	9.4%
Special charges	100	(1)	2	1	(99)	(99)%

	Predecessor Six Months ended June 30, 2003	Predecessor Three Months ended March 31, 2004	Successor Three Months ended June 30, 2004	Combined Six Months ended June 30, 2004	Six Months
					Change in $	Change in %
	(in millions, except percentages, unaudited)
Earnings from continuing operations before tax and minority interests	162	45	26	71	(91)	(56)%
Depreciation and amortization	29	16	15	31	2	7%

Net sales for Ticona in the first six months of 2004 increased by 15% to $447 million compared to the same period last year. Strong volume increases (+13%) and favorable currency effects (+6%) were partly offset by a decline in pricing (-4%).

Volumes increased in most business lines, particularly in polyacetal, GUR® ultra high molecular weight polyethylene, and Vectra® liquid crystal polymers in North America and Europe. Polyacetal volumes grew on stronger sales of specialty grades, such as medical uses, as well as stronger sales to the automotive industry. GUR volumes also grew as a result of increased sales in new specialty applications. Volumes for Vectra rose due to new commercial applications, such as household goods, and stronger sales to the electrical/electronics industry. Pricing declined due to changes in production and ongoing competitive pricing pressure from Asian exports of polyacetal into North America.

Operating profit in the first six months of 2004 decreased to $42 million from $130 million in the prior year as insurance recoveries relating to the plumbing cases decreased significantly in 2004 to $3 million compared to $102 million in the same period last year. Operating profit in the first six months of 2004 benefited from higher volumes, lower average production costs for Vectra, favorable currency effects. These factors were partly offset by lower pricing and higher energy costs. Included in operating profit for the first six months of 2004 is $18 million of a non-cash charge for the manufacturing profit added to inventory under purchase accounting which was charged to cost of sales as the inventory was sold in the first quarter after closing.

Earnings from continuing operations before tax and minority interests decreased to $71 million from $162 million in the same period in 2003. This decrease resulted primarily from lower operating profit and interest income, relating to insurance recoveries, partly offset by improved equity earnings from Polyplastics and Fortron Industries due to increased sales volumes.

Performance Products

	Predecessor Six Months ended June 30, 2003	Predecessor Three Months ended March 31, 2004	Successor Three Months ended June 30 2004	Combined Six Months ended June 30, 2004	Six Months Change in $	Six Months Change in %
	(in millions except percentages, unaudited)
Net sales	$88	$44	$45	$89	$1	1%
Net sales variance:
Volume				8%
Price				(15)%
Currency				8%
Operating profit	14	11	2	13	(1)	(7)%
Operating margin	15.9%	25.0%	4.4%	14.6%
Special charges	(11)	—	—	—	11	>100%
Earnings from continuing operations before tax and minority interests	14	11	1	12	(2)	(14)%
Depreciation and amortization	4	2	2	4	—	0%

Net sales for the Performance Products segment, which consists of the Nutrinova food ingredients business, increased in the first six months of 2004 by 1% to $89 million compared to the same period last year. This increase is due to increased volumes (+8%) and currency effects (+8%), which was mostly offset by price decreases (-15%).

Pricing for Sunett® sweetener declined on lower unit selling prices associated with higher volumes to major customers, an overall price decline in the high intensity sweetener market, and the anticipated expiration of the primary European and U.S. production patents in 2005.

Higher Sunett volumes reflected strong growth from new and existing applications in the U.S. and European beverage and confectionary markets. In sorbates, pricing and volume pressure from Asian producers continued due to worldwide overcapacity. For the remainder of 2004, pricing for sorbates and Sunett are expected to remain stable. The favorable currency effects resulted mainly from the significant appreciation of the euro versus the U.S dollar.

Operating profit for the first six months decreased to $13 million compared to $14 million in the same period last year, which included special charges of $11 million related to antitrust actions in the sorbates industry. For the first six months of 2004 earnings benefited from strong volumes for Sunett and favorable currency movements, which offset lower pricing. Included in operating profit for the first six months of 2004 is $12 million of a non-cash charge for the manufacturing profit added to inventory under purchase accounting which was charged to cost of sales as the inventory was sold in the first quarter after closing.

Operating profit as a percentage of net sales increased to 14.6% from 15.9% in the comparable period last year.

Other Activities

Net sales for Other Activities decreased in the first six months of 2004 by $1 million to $22 million from the same period last year, primarily due to slightly lower third party sales by the captive insurance companies.

The operating loss of Other Activities increased to $98 million in the second quarter of 2004 compared to $53 million for the same period last year. This increase was primarily due to special charges of $26 million mainly related to advisory services associated with the Tender Offer as well as costs associated with severance and organization redesign projects.

In the first six months of 2004, earnings (loss) from continuing operations before tax and minority interests decreased to a loss of $227 million from a loss of $42 million compared to the same period last year. This decrease is primarily the result of higher interest expense resulting from the expensing of deferred financing costs of $71 million associated with the refinancing of the senior subordinated bridge loan facilities, as well as higher debt levels. Also contributing to this decrease were higher operating losses, unfavorable foreign currency exchange effects on cash and cash equivalents and the absence of income of $18 million from the demutualization of an insurance provider in the second quarter of 2003.

Selected Data by Business Segment – Annual Results

	Year Ended December 31,
	2001		2002		2003
	$	% of Segments(1)	$	% of Segments(1)	$	% of Segments(1)
	(in millions, except percentages)
Net Sales(2)
Chemical Products	$2,522	63%	$2,419	63%	$3,065	66%
Acetate Products	682	17	632	16	655	14
Technical Polymers Ticona	632	16	656	17	762	16
Performance Products	142	4	151	4	169	4
Segment Total	3,978	100%	3,858	100%	4,651	100%
Other Activities	75		52		49
Intersegment Eliminations	(83)		(74)		(97)
Total Net Sales	$3,970		$3,836		$4,603
Special Charges(2)
Chemical Products	$(377)	91%	$2	(50)%	$1	(14)%
Acetate Products	(44)	11	—	—	—	—
Technical Polymers Ticona	8	(2)	(6)	150	87	n.m.
Performance Products	—	—	—	—	(95)	n.m.
Segment Total	(413)	100%	(4)	100%	(7)	100%
Other Activities	(3)		9		2
Total Special Charges	$(416)		$5		$(5)
Operating Profit (Loss)(2)
Chemical Products	$(358)	102%	$152	61%	$138	60%
Acetate Products	(27)	8	31	12	13	6
Technical Polymers Ticona	(4)	1	23	9	122	53
Performance Products	39	(11)	45	18	(44)	(19)
Segment Total	(350)	100%	251	100%	229	100%
Other Activities	(67)		(78)		(111)
Total Operating Profit (Loss)	$(417)		$173		$118
Earnings (Loss) from Continuing Operations Before Tax And Minority Interests(2)
Chemical Products	$(328)	107%	$165	57%	$182	57%
Acetate Products	(15)	5	43	15	17	5
Technical Polymers Ticona	(2)	1	35	12	167	52
Performance Products	39	(13)	45	16	(44)	(14)
Segment Total	(306)	100%	288	100%	322	100%
Other Activities	(113)		(104)		(119)
Total Earnings (Loss) from Continuing Operations Before Tax and Minority Interests	$(419)		$184		$203
Depreciation and Amortization(2)
Chemical Products	$185	57%	$130	54%	$157	55%
Acetate Products	65	20	53	22	66	23
Technical Polymers Ticona	67	21	52	21	57	20
Performance Products	6	2	7	3	7	2
Segment Total	323	100%	242	100%	287	100%
Other Activities	3		5		7
Total Depreciation and Amortization	$326		$247		$294

(1)	The percentages in this column represent the percentage contribution of each segment to the total of all segments.

(2)	Derived from the accompanying audited Celanese Consolidated Financial Statements. n.m. = not meaningful

Summary by Business Segment – 2003 Compared with 2002

Chemical Products

	Year ended December 31,		Change in $	Change in %
	2002	2003
	(in millions, except percentages)
Net sales	$2,419	$3,065	646	27%
Net sales variance:
Volume		2%
Price		9%
Currency		5%
Other		11%
Operating profit (loss)	152	138	(14)	(9)%
Operating margin	6.3%	4.5%
Special charges	2	1	(1)	(50)%
Earnings from continuing operations before tax and minority interests	165	182	17	10%
Depreciation and amortization	130	157	27	21%

Net sales of Chemical Products rose 27% to $3,065 million in 2003 compared to $2,419 million in 2002, due to the full year effect of the emulsions business acquired at year-end 2002 (+12%), higher selling prices (+9%), favorable currency effects (+5%) as well as increased volumes (+2%). These increases were partly offset by the transfer of the European oxo business to a joint venture in the fourth quarter 2003 (-1%).

Compared to 2002, selling prices in 2003 increased for major products, including acetic acid and vinyl acetate monomer, following the substantial rise in raw material costs, particularly natural gas, ethylene, and propylene. Volumes rose for acetic acid, particularly in Asia, as volumes were comparably higher due, in part, to an interruption in production in 2002. Vinyl acetate monomer volumes were higher in most regions, partly due to competitor outages, while volumes declined for polyvinyl alcohol in Asia and specialties mainly in Europe due to competitive pricing.

Chemical Products had income from special charges of $1 million in 2003 and $2 million in 2002. The income recorded in 2003 and 2002 relate to favorable adjustments to previously recorded restructuring reserves that more than offset employee severance costs related to production facility closures.

Operating profit decreased to $138 million in 2003 from $152 million in 2002. The contribution from the emulsions business, favorable currency movements and cost reductions were outweighed by higher energy costs and an increase in stock appreciation rights expense of $13 million. Termination benefit expenses of $14 million were recorded in cost of sales, primarily in the fourth quarter of 2003, related to the streamlining of manufacturing operations and administrative functions. Overall in 2003, increased selling prices offset higher raw material costs, although pricing outpaced raw material costs in the first half of the year and lagged in the second half.

Operating profit as a percentage of sales declined to 4.5% in 2003 compared to 6.3% in 2002.

Earnings (loss) from continuing operations before tax and minority interests increased to $182 million in 2003 compared to $165 million in 2002. This increase resulted from higher dividends from the Saudi Arabian investment, primarily due to higher methanol pricing partially offset by lower operating profit.

Acetate Products

	Year ended December 31,
	2002	2003	Change in $	Change in %
	(in millions, except percentages)
Net sales	$632	$655	23	4%
Net sales variance:
Volume		2%
Price		2%
Operating profit (loss)	31	13	(18)	(58)%
Operating margin	4.9%	2.0%
Special charges	0	0	0
Earnings from continuing operations before tax and minority interests	43	17	(26)	(60)%
Depreciation and amortization	53	66	13	25%

Net sales for the Acetate Products segment increased by 4% to $655 million in 2003 from $632 million in 2002 largely due to higher pricing (+2%) and higher volumes (+2%).

Average pricing rose in 2003 as higher tow prices offset slightly lower filament prices. Volumes grew as higher demand for filament and flake more than offset slightly lower tow volumes, primarily in Europe and Africa. Despite a long-term trend of declining global demand for filament, volumes improved mainly due to higher demand from the U.S. fashion industry. Volumes of acetate flake, a primary raw material in acetate filament and tow production, also increased due to higher opportunistic sales in the merchant market.

The Acetate Products segment recorded an operating profit of $13 million in 2003, compared to $31 million in 2002 as higher pricing and volumes, as well as productivity gains, only partially offset higher raw material and energy prices. The segment also incurred costs for transitioning to new wood pulp suppliers as a primary supplier closed its U.S. facility in 2003. Celanese is assessing its worldwide acetate production capacity, and it is probable that Celanese will close certain facilities in the latter half of this decade. As a result and in accordance with SFAS No. 143, the Acetate Products segment recorded a charge of $8 million, included within depreciation expense, related to these potential asset retirement obligations.

Operating profit as a percentage of sales declined to 2.0% in 2003 compared to 4.9% in 2002.

Earnings (loss) from continuing operations before tax and minority interests declined to $17 million in 2003 compared to $43 million in 2002. This decline resulted from lower operating profit and lower dividend income from investments in China, where earnings are being reinvested for capacity expansions.

Technical Polymers Ticona

	Year ended December 31,
	2002	2003	Change in $	Change in %
	(in millions, except percentages)
Net sales	$656	$762	106	16%
Net sales variance:
Volume		11%
Price		(3)%
Currency		8%
Operating profit	23	122	99	>100%
Operating margin	3.5%	16.0%
Special charges	(6)	87	93	>100%
Earnings from continuing operations before tax and minority interests	35	167	132	>100%
Depreciation and amortization	52	57	5	10%

Net sales for Ticona increased by 16% to $762 million in 2003 from $656 million in 2002 as higher volumes (+11%) and favorable currency movements (+8%) were partly offset by lower selling prices (-3%).

Volumes increased in most business lines, particularly in polyacetal and GUR ultra high molecular weight polyethylene. The global volume growth in polyacetals resulted from sales to new customers and end-uses. Volumes for GUR increased as the result of the commercialization of new applications in North America and Europe, as well as the exit of a major competitor in North America. Pricing declined on a higher percentage of sales from lower priced products and increased competitive pressure from Asian imports of polyacetal into North America.

Ticona recorded income from special charges of $87 million in 2003 compared to expense of $6 million in 2002. The income in 2003 primarily resulted from insurance recoveries of $107 million associated with the plumbing cases, which was partially offset by restructuring charges for organizational redesign costs of $12 million and the closure of the Telford, UK, compounding facility of $8 million. The 2002 expense resulted from restructuring costs associated with the consolidation of manufacturing operations in Europe and the United States.

Operating profit increased to $122 million in 2003 versus $23 million in 2002. Income from insurance recoveries, higher volumes, and reduced spending more than offset higher raw material and energy costs, lower pricing, and higher expense associated with stock appreciation rights of $13 million. Ticona continued to incur significant market development costs for cyclo-olefin copolymers in 2003. Termination benefit expenses of $9 million were recorded in cost of sales, primarily in the fourth quarter 2003, related to the streamlining of manufacturing operations and administrative functions.

Operating profit as a percentage of sales increased from 3.5% in 2002 to 16.0% in 2003, which included the favorable effects of $107 million of income associated with the plumbing cases.

Earnings (loss) from continuing operations before tax and minority interests increased to $167 million in 2003 compared to $35 million in 2002. This increase resulted from higher operating profit and higher equity earnings from Polyplastics, due to growth in the Chinese and Taiwanese economies in 2003, as well as interest income from insurance recoveries.

Performance Products

	Year ended December 31,
	2002	2003	Change in $	Change in %
	(in millions, except percentages)
Net sales	$151	$169	18	12%
Net sales variance:
Volume		6%
Price		(11)%
Currency		17%
Operating profit (loss)	45	(44)	(89)	>100%
Operating margin	29.8%	(26.0)%
Special charges	—	(95)	(95)
Earnings (loss) from continuing operations before tax and minority interests	45	(44)	(89)	>100%
Depreciation and amortization	7	7	0	0%

Net sales for the Performance Products segment, which consists of the Nutrinova food ingredients business, increased by 12% to $169 million in 2003 from $151 million in 2002 due to favorable currency movements (+17%) and increased volumes (+6%), partially offset by price decreases (-11%).

Pricing for Sunett sweetener declined primarily as a result of lower unit selling prices associated with higher volumes to major customers and the anticipated expiration of the European and U.S. production patents in 2005. Increased Sunett volumes reflected strong growth from new applications in the U.S. and European beverage and confectionary markets. In sorbates, pricing and volume pressure from Asian producers intensified during 2003 due to worldwide overcapacity.

Performance Products recorded special charges of $95 million in 2003, related to a decision by the European Commission on antitrust matters in the sorbates industry.

Operating profit and earnings (loss) from continuing operations before tax and minority interests declined from $45 million in 2002 to a loss of $44 million in 2003, due to special charges and lower pricing. This decline was slightly offset by favorable currency movements, higher Sunett volumes, cost reductions and increased productivity.

    Other Activities

Net sales for Other Activities decreased by 6% to $49 million in 2003 from $52 million in 2002, primarily reflecting slightly lower third party sales by the captive insurance companies.

Other Activities recorded $2 million of income in special charges in 2003 compared to $9 million of income in 2002. The $2 million represented higher than expected collections of a note receivable. The $9 million of income in 2002 related to a reduction in environmental reserves due to a settlement of obligations associated with former Hoechst entities.

The operating loss of Other Activities increased to $111 million in 2003 compared to $78 million in 2002. This increase was primarily the result of higher expense for stock appreciation rights of $27 million and lower income from special charges, offset by $17 million of increased income from the captive insurance companies mainly due to a reduction in loss reserves resulting from expired policies and actuarial revaluations.

Earnings (loss) from continuing operations before tax and minority interests increased to a loss of $119 million in 2003 compared to a loss of $104 million in 2002. This decline resulted from higher operating losses partially offset by lower interest expense and higher interest and other income, net. Lower interest expense is primarily due to lower interest rates and currency translation effects as well as lower average debt levels. Higher interest and other income, net resulted primarily from income of $18 million from the demutualization of an insurance provider and the gain on sale of investments of $4 million, partially offset by expense of $14 million related to the unfavorable currency effects on the unhedged position of intercompany net receivables denominated in U.S. dollars.

Summary by Business Segment – 2002 Compared with 2001

Chemical Products

	Year ended December 31,
	2001	2002	Change in $	Change in %
	(in millions, except percentages)
Net sales	$2,522	$2,419	$(103)	(4)%
Net sales variance:
Volume		4%
Price		(10)%
Currency		2%
Operating profit (loss)	(358)	152	510	>100%
Operating margin	(14.2)%	6.3%
Special charges	(377)	2	379	>100%
Earnings (loss) from continuing operations before tax and minority interests	(328)	165	493	>100%
Depreciation and amortization	185	130	(55)	(30)%

Net sales for Chemical Products decreased (-4%) to $2,419 million in 2002 from $2,522 million in 2001 primarily due to lower pricing (-10%), partially offset by higher volumes (+4%) and favorable currency effects (+2%). Selling prices for major products decreased in 2002, following the decline in raw material costs, particularly natural gas, ethylene, and propylene. Although overall selling prices were lower, acetyl pricing rose steadily throughout 2002, as a result of higher demand, temporarily tight supply conditions and a sequential quarterly increase in raw material costs. Increased demand as well as temporary supply-demand imbalances resulted in higher volumes for vinyl acetate monomer in the United States and Asia, and for acetic acid and polyvinyl alcohol, primarily in Asia.

Chemical Products recorded income of $2 million of special charges in 2002 compared to expense of $377 million in 2001. Special charges in 2002 include employee severance costs associated with cost savings initiatives at production sites, offset by favorable adjustments to restructuring reserves recorded in 2001, due to lower than expected severance and other closure costs. The 2001 special charges resulted from the impairment of goodwill and fixed assets, as well as from 2001 restructuring initiatives.

Of the $377 million in special charges in 2001, $218 million related to goodwill impairments, $123 million to 2001 restructuring initiatives, and $54 million to fixed asset impairments. These charges were offset by a $13 million favorable adjustment to prior year restructuring activities and in recoveries of $5 million from third party site partners. The $218 million goodwill impairment resulted primarily from the deterioration in the outlook of the acrylates and oxo products businesses. The $123 million in restructuring initiatives included $70 million for the shutdown of the acetic acid, pentaerythritol, and vinyl acetate monomer units in Edmonton, Alberta, and $53 million relating primarily to employee severance costs at plant and administrative sites as well as closure costs associated with a research and development center in the United States. The closure of the research and development center resulted from the decision to relocate these functions to production sites. The $54 million fixed asset impairment was associated with the reassessment in the expected long-term value of the acetyl derivatives and polyol business lines.

Operating profit for Chemical Products of $152 million in 2002 improved from an operating loss of $358 million. This improvement was primarily due to lower special charges. Operating profit also benefited from productivity improvements and cost savings from restructuring initiatives. Acetyl and acetyl derivative and polyol business lines benefited from higher sales volumes and selling prices increasing at a greater rate than raw material costs. Lower amortization expense of $45 million resulting from the adoption of SFAS No. 142 also had a positive effect in 2002. Operating profit in 2001 benefited from a $34 million non-recurring compensation payment associated with operational problems experienced by the carbon monoxide supplier to Celanese's Singapore facility from July 2000 through May 2001. The carbon monoxide supplier experienced operational difficulties in the third quarter 2002, which were corrected during the fourth quarter and had minimal impact on full year 2002 operating results due to insurance recoveries.

At the end of 2002, Celanese completed the acquisition of the European emulsions business of Clariant. Beginning in 2003, the business was integrated into the Chemical Products segment.

Acetate Products

	Year ended December 31,
	2001	2002	Change in $	Change in %
	(in millions, except percentages)
Net sales	$682	$632	$(50)	(7)%
Net sales variance:
Volume		(7)%
Operating profit (loss)	(27)	31	58	>100%
Operating margin	(4.0)%	4.9%
Special charges	(44)	—	44	>100%
Earnings (loss) from continuing operations before tax and minority interests	(15)	43	58	>100%
Depreciation and amortization	65	53	(12)	(18)%

Net sales for the Acetate Products segment decreased by 7% to $632 million in 2002 from $682 million in 2001 due to lower sales volumes in 2002. Average pricing for acetate was stable in 2002 as higher tow prices offset lower filament pricing. Volumes declined mainly due to lower demand for acetate filament from the U.S. and European textile industries and ongoing fiber substitution. Volumes of acetate flake, a primary raw material in acetate filament and tow production, also decreased due to lower merchant sales. Tow volumes were slightly lower in 2002 mainly due to reduced volumes in North America and Europe, partially offset by improvements in other regions.

The Acetate Products segment recorded no special charges in 2002 compared to $44 million in 2001. The charges in 2001 resulted from the costs associated with the closure of acetate filament operations in Rock Hill, South Carolina and Lanaken, Belgium as well as costs incurred for with the relocation of filament operations within the United States. Additional special charges were incurred in connection with employee severance costs associated with a production facility in Mexico.

The Acetate Products segment recorded an operating profit of $31 million in 2002, compared to an operating loss of $27 million in 2001. Operating profit in 2002 benefited from the absence of special charges and a $9 million decrease in amortization expense resulting from the implementation of SFAS No. 142. Cost reductions from the Forward program and other productivity initiatives partially offset the effects of lower sales volumes.

Technical Polymers Ticona

	Year ended December 31,
	2001	2002	Change in $	Change in %
	(in millions, except percentages)
Net sales	$632	$656	$24	4%
Net sales variance:
Volume		5%
Price		(3)%
Currency		2%
Operating profit (loss)	(4)	23	27	>100%
Operating margin	(0.6)%	3.5%
Special charges	8	(6)	(14)	>100%
Earnings (loss) from continuing operations before tax and minority interests	(2)	35	37	>100%
Depreciation and amortization	67	52	(15)	(22)%

Net sales for the Ticona segment increased by 4% to $656 million in 2002 from $632 million in 2001 as the result of higher volumes (+5%) and favorable currency movements (+2%), which were offset by lower selling prices (-3%). Volumes increased mainly in polyacetal, reflecting some improvement in demand from the automotive and other end-use industries, especially in Europe. Volumes also improved in ultra-high molecular weight polyethylene, but declined or were flat in other product lines. Average selling prices declined for most product lines, primarily polyacetal. Polyacetal standard-grade pricing was reduced in response to competitive pressure, mainly from Asian suppliers.

In special charges, the Ticona segment had expense of $6 million in 2002 compared to income of $8 million in 2001. The 2002 expense resulted from restructuring costs associated with the consolidation of manufacturing operations in Europe and the United States. The favorable adjustment in 2001 was primarily due to higher than expected insurance reimbursements associated with the plumbing cases, which were largely offset by restructuring expenses for employee severance costs in the United States and Europe. These 2001 restructuring initiatives were taken to streamline administrative and operational functions under Celanese's Forward initiative.

The Ticona segment recorded an operating profit of $23 million in 2002 compared to an operating loss of $4 million in 2001. The major factors contributing to the earnings improvement were reduced raw material costs and increased sales volumes. Operating results in 2002 also benefited from $20 million of lower amortization expense due to the adoption of SFAS NO. 142. These improvements were partially offset by costs for maintenance shutdowns and startup costs related to expansions, as well as the higher special charges noted above. The Ticona segment continued to incur market development costs for cyclo-olefin copolymers in 2002.

Performance Products

	Year ended December 31,
	2001	2002	Change in $	Change in %
	(in millions, except percentages)
Net sales	$142	$151	$9	6%
Net sale variances:
Volume		10%
Price		(8)%
Currency		4%
Other		—
Operating profit	39	45	6	15%
Operating margin	27.5%	29.8%
Special charges	—	—	—
Earnings from continuing operations before tax and minority interests	39	45	6	15%
Depreciation and amortization	6	7	1	17%

Performance Products

Net sales for the Performance Products segment, which consists of the Nutrinova food ingredients business, increased by 6% to $151 million in 2002 from $142 million in 2001 due to increased volumes (+10%) as well as favorable currency movements (+4%), which were largely offset by price decreases (-8%). Increased volumes reflected strong growth of the high intensity sweetener Sunett from new applications in the beverage and confectionary industries in the United States and Europe. Overall pricing declined, mainly in connection with higher Sunett volumes to major customers. In sorbates, pricing pressure from Asian competitors intensified in 2002, mainly in the fourth quarter, due to worldwide overcapacity.

Operating profit for the Performance Products segment of $45 million in 2002 improved from $39 million in 2001. The increase is mainly a result of higher volumes from new applications in Sunett, increased yields from manufacturing efficiencies and cost reductions, which were mostly offset by lower pricing as noted above.

Other Activities

Net sales for Other Activities decreased by 31% to $52 million in 2002 from $75 million in 2001. This decline was primarily due to the divestiture of an InfraServ subsidiary during the first quarter of 2002 and the expiration of a number of service contracts and licensing fees at Celanese Ventures GmbH.

Other Activities recorded $9 million of income in special charges in 2002 compared to a charge of $3 million in 2001. The $9 million income in 2002 relates to a reduction in environmental reserves due to a settlement of obligations associated with former Hoechst entities. The $3 million expense in 2001 primarily consisted of corporate employee severance costs, which were partially offset by a $3 million favorable adjustment related to a net reduction in reserves associated with settlements of environmental indemnification and other obligations associated with former Hoechst entities.

The operating loss of Other Activities increased to $78 million in 2002 from $67 million in 2001. This was primarily due to an adjustment to loss reserves at the captive insurance companies and the reduction of revenues from Celanese Ventures. This decrease was partially offset by a gain of $9 million on the sale of an InfraServ subsidiary and an increase in income related to adjustments in special charges.

Summary of Consolidated Results - Six Months Ended June 30, 2004 Compared with Six Months Ended June 30, 2003

Net Sales

For the first six months of 2004, net sales increased to $2,472 million compared to $2,305 million for the same period in 2003. Volume increases (+8%) in all segments and favorable currency effects (+5%)

resulting mainly from the stronger euro versus the U.S. dollar, were partially offset by reductions due to changes in the composition of our Chemical Products segment (-4%) and slightly lower pricing (-1%), primarily in the Performance Products and Ticona segments.

Cost of Sales

Cost of sales increased by $145 million to $2,060 million for the first six months of 2004 versus the comparable period last year. Higher raw material costs and unfavorable currency effects were partially offset by decreases due to changes in the composition of our Chemical Products segment. Included in cost of sales for the first six month of 2004 is $49 million of a non-cash charge for the manufacturing profit added to inventory under purchase accounting which was charged to cost of sales as the inventory was sold in the first quarter after closing.

Selling, General and Administrative Expenses

Selling, general and administrative expense increased by $24 million to $262 million for the first six months of 2004 compared to the same period last year. This increase was primarily due to unfavorable currency movements as well as redesign and severance costs of $15 million, Transaction related costs to third parties of $5 million and employee contract termination costs of $5 million in 2004.

Special Charges

Special charges decreased to expense of $27 million for the first six months of 2004 from income of $90 million in the same period last year, reflecting insurance recoveries relating to the plumbing cases. Special charges in the first six months of 2004 were primarily for advisory services associated with the Transactions.

Operating Profit

Operating profit declined by $120 million in the first six months of 2004 as operating profit in the comparable period last year included insurance recoveries of $102 million related to the plumbing cases. Higher raw material and energy costs as well as purchase accounting inventory adjustments of $49 million also contributed to the decrease in operating profit in 2004. Operating profit benefited from higher volumes and the absence of a loss from the European oxo business, which was transferred to a joint venture in the fourth quarter of 2003.

Equity in Net Earnings of Affiliates

Equity in net earnings of affiliates rose by $11 million to $30 million in the first six months of 2004 compared to the same period last year. This increase primarily represents improved equity earnings from Ticona's investments, Polyplastics and Fortron Industries, due to increased sales volumes. Cash distributions received from equity affiliates were $21 million in the first six months of 2004 compared to $17 million in the same period of 2003.

Interest Expense

Interest expense increased to $130 million for the first six months of 2004 from $24 million for the same period last year, primarily due to the expensing of deferred financing costs of $71 million resulting from the refinancing of the senior subordinated bridge loan facilities. Also contributing to this increase are the higher debt levels resulting from the Transactions.

Interest Income

For the first six months of 2004, interest income decreased by $17 million to $12 million compared to the same period in the prior year, primarily due to significantly lower interest income associated with insurance recoveries.

Other income (expense), net

Other income (expense), net decreased by $43 million to ($4 million) compared to the same period last year. This decrease is primarily due to unfavorable foreign currency exchange effects on cash and cash equivalents in the first six months of 2004 of $26 million and the absence of $18 million of income from the demutualization of an insurance provider in the second quarter of 2003. Dividend income from investments in the first of half of 2004 accounted for under the cost method increased slightly to $21 million compared to $20 million the same period in the prior year.

Income Taxes

Tax expense of $35 million was recorded for the first half of 2004, which is attributable to the non-recognition of tax benefits from interest expense and other costs in low or no tax jurisdictions. In addition, some of these costs were recorded in German entities in which valuation reserves were applied against these deductible costs. For the same period in 2003, we recognized $86 million of tax expense based on a projected annual effective tax rate of 33%.

Summary of Consolidated Results – 2003 Compared with 2002

Net Sales

Net sales increased by $767 million to $4,603 million in 2003 as compared to $3,836 million in 2002 due primarily to the full year effect of the emulsions business acquired at year-end 2002, favorable currency movements resulting from the strengthening of the euro versus the U.S. dollar as well as higher selling prices and volumes. Overall, all segments had an increase in net sales.

Cost of Sales

Cost of sales increased by 22% to $3,883 million in 2003 compared with $3,171 million in 2002. Cost of sales as a percentage of net sales also increased to 84% in 2003 from 83% in 2002, reflecting significantly higher raw material and energy costs, partly offset by increased selling prices primarily in the Chemical Products segment.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by 14% to $510 million in 2003 from $446 million in 2002 primarily due to a $51 million increase in expenses for stock appreciation rights, unfavorable currency effects as well as the inclusion of the emulsions business. This increase was partially offset by cost reduction efforts.

Research and Development Expenses

Research and development expenses increased by 37% to $89 million in 2003 from $65 million in 2002. This increase resulted primarily from currency movements, the inclusion of the emulsions business and expiration of cost sharing arrangements at Celanese Ventures during 2002. Research and development expenses as a percentage of sales increased to 1.9% for 2003 from 1.7% in 2002.

Special Charges

Special charges include provisions for restructuring and other expenses and income incurred outside the normal course of ongoing operations. Restructuring provisions represent costs related to severance and other benefit programs related to major activities undertaken to redesign Celanese's operations, as well as costs incurred in connection with a decision to exit non-strategic businesses and the related closure of facilities. These measures are based on formal management decisions, establishment of agreements with the employees' representatives or individual agreements with the affected employees as well as the public announcement of the restructuring plan.

The components of special charges for 2003, 2002 and 2001 were as follows:

	2003	2002	2001
	(in millions)
Employee termination benefits	$18	$8	$112
Plant/office closures	7	6	93
Restructuring adjustments	(6)	(10)	(17)
Total Restructuring	19	4	188
Sorbates antitrust matters	95	—	—
Plumbing actions	(107)	—	(28)
Asset impairments	—	—	261
Third-party reimbursements of restructuring charges	—	(1)	(7)
Other	(2)	(8)	2
Total Special Charges	$5	$(5)	$416

In 2003, Celanese recorded expense of $5 million in special charges, which consisted of $25 million of restructuring charges, $6 million of income from favorable adjustments to restructuring reserves that were recorded previously, and $14 million of income from other special charges. The $25 million of additions to the restructuring reserve included employee severance costs of $18 million and plant and office closure costs of $7 million. Within other special charges there was income of $107 million related to insurance recoveries associated with the plumbing cases, partially offset by $95 million of expenses for antitrust matters in the sorbates industry, primarily related to a decision by the European Commission.

In 2003, the Chemical Products segment recorded employee severance charges of $4 million, which primarily related to the shutdown of an obsolete synthesis gas unit in Germany.

Ticona started a redesign of its operations. Approximately 160 positions are expected to be reduced by 2005, as a result of the redesign. These plans included a decision to sell the Summit, New Jersey site and to relocate administrative and research and development activities to the existing Ticona site in Florence, Kentucky in 2004. As a result of this decision, Celanese recorded termination benefit expenses of $5 million in 2003. In addition to the relocation in the United States, Ticona has streamlined its operations in Germany, primarily through offering employees early retirement benefits under an existing employee benefit arrangement. As a result of this arrangement, Ticona recorded a charge of $7 million in 2003. Additional severance costs to be recorded in special charges, related to the redesign, are expected to be approximately $1 million per quarter in 2004.

In addition, Ticona ceased its manufacturing operations in Telford, United Kingdom during 2003, based on a 2002 restructuring initiative to concentrate its European manufacturing operations in Germany. As a result, Ticona recorded contract termination costs and asset impairments totaling $7 million and employee severance costs of $1 million in 2003. The total costs of the Telford shutdown through 2003 are $12 million.

The $6 million of income from favorable adjustments of previously recorded restructuring reserves consisted of a $1 million adjustment to the 2002 reserves, a $4 million adjustment to the 2001 reserves and a $1 million adjustment to the 1999 reserves. The adjustment to the 2002 reserve related to lower than expected costs related to the demolition of the GUR Bayport facility. The adjustment to the 2001 reserve was primarily due to the lower than expected decommissioning costs of the Mexican production facility. The adjustment to the 1999 reserve was due to lower than expected payments related to the closure of a former administrative facility in the United States.

In 2002, Celanese recorded income from special charges of $5 million, which consisted of $14 million of restructuring charges, $10 million of income from favorable adjustments to previously recorded restructuring reserves, $1 million of income from reimbursements from third party site partners related to prior year initiatives, and $8 million of income from other special charges. The $14 million of restructuring charges included employee severance costs of $8 million and plant and office closure costs of $6 million.

Project Focus, initiated in early 2001, set goals to reduce trade working capital, limit capital expenditures and improve earnings before interest, taxes, depreciation and amortization from programs to increase efficiency. Project Forward was announced in August 2001 and initiated additional restructuring and other measures to reduce costs and increase profitability. During 2002, Celanese recorded employee severance charges of $8 million, of which $3 million related to adjustments to the 2001 forward initiatives and $4 million for streamlining efforts of production facilities in Germany and the United States, and $1 million for employee severance costs in the polyvinyl alcohol business.

Ticona recorded asset impairments of $4 million in 2002 related to a decision in 2002 to shutdown operations in Telford, United Kingdom in 2003. In addition, with the construction of a new and expanded GUR plant in Bishop, Texas, the GUR operations in Bayport, Texas, were transferred to a new facility. Decommissioning and demolition costs associated with the Bayport shutdown were $2 million.

The $10 million of favorable adjustments of previously recorded restructuring reserves consisted of an $8 million adjustment to the 2001 reserves and a $2 million adjustment to the 2000 reserves. The 2001 adjustment was primarily due to lower than expected personnel and closure costs associated with the streamlining of chemical facilities in the United States, Canada, and Germany. The 2000 adjustment was due to lower than expected demolition costs for the Chemical Products production facility in Knapsack, Germany. The other special charges income of $8 million related to a reduction in reserves associated with settlements of environmental indemnification obligations associated with former Hoechst entities.

Foreign Exchange Gain (Loss)

Foreign exchange gain (loss) decreased to a loss of $4 million in 2003 from a gain of $3 million in 2002. This change is primarily attributable to the strengthening of the Mexican peso and Canadian dollar against the U.S. dollar.

Operating Profit

Operating profit declined to $118 million in 2003 compared to $173 million in 2002. The favorable effects of higher selling prices primarily in the Chemical Products segment, favorable currency movements, cost reductions, and income from insurance recoveries of $107 million in the Ticona segment, were offset by expenses of $95 million in the Performance Products segment related to antitrust matters, $12 million of organizational redesign costs at Ticona, increased stock appreciation rights expense as well as higher raw material and energy costs in most segments. Stock appreciation rights expense for 2003 was $59 million compared to $3 million in 2002. Celanese streamlined its manufacturing operations, mainly in the Chemical Products and Ticona segments and, as a result, recorded termination benefit expenses, in cost of sales, of $26 million, primarily in the fourth quarter of 2003.

Equity in Net Earnings of Affiliates

Equity in net earnings of affiliates increased to $35 million in 2003 from $21 million in 2002. This increase was mainly attributable to an increase in the earnings from Polyplastics, an investment held by the Ticona segment, partly due to growth in the Chinese and Taiwanese economies in 2003. Cash distributions from equity affiliates were $23 million in 2003 compared to $100 million in 2002.

Interest Expense

Interest expense decreased by 11% to $49 million in 2003 from $55 million in 2002. This decrease is primarily related to currency translation effects and lower interest rates as well as lower average debt levels.

Interest and Other Income, Net

Interest and other income, net increased to $99 million in 2003 from $45 million in 2002, mainly due to interest of $20 million on insurance recoveries in the Ticona segment and other income of $18 million resulting from the demutualization of an insurance provider. These increases were partially offset by expense of $14 million related to the unfavorable currency effects on the unhedged position of intercompany net receivables denominated in U.S. dollars. Investments accounted for under the cost method contributed dividend income of $60 million and $39 million in 2003 and 2002, respectively. The increase in 2003 primarily resulted from higher dividends from the Saudi Arabian investment on higher methanol pricing, which were slightly offset by lower dividend income from the Acetate Products investments in China, where earnings are being reinvested for capacity expansions. Interest income increased to $44 million in 2003 from $18 million in 2002, mainly due to the interest of $20 million on insurance recoveries in the Ticona segment.

Income Taxes

Celanese recognized income tax expense of $60 million in 2003 compared to $61 million in 2002.

The effective tax rate for Celanese in 2003 was 30 percent compared to 33 percent in 2002. In comparison to the German statutory rate, the 2003 effective tax rate was favorably affected by unrepatriated low-taxed earnings, favorable settlement of prior year (1996) taxes in the U.S., equity earnings from Polyplastics Co. Ltd., which are excluded from U.S. taxable income and utilization of a U.S. capital loss carryforward that had been subject to a valuation allowance. The effective tax rate was unfavorably affected in 2003 by dividend distributions from subsidiaries and writedowns of certain German corporate and trade tax benefits related to prior years.

In comparison to the German statutory rate, the effective tax rate in 2002 was favorably affected by the utilization of certain net operating loss carryforwards in Germany, the release of certain valuation allowances on prior years' deferred tax assets, unrepatriated low-taxed earnings and a lower effective minimum tax burden in Mexico. The effective tax rate was unfavorably affected in 2002 by distributions of taxable dividends from certain equity investments and the reversal of a tax-deductible writedown in 2000 of a German investment.

Discontinued Operations for the Years Ended December 31, 2003, 2002 and 2001

In September 2003, Celanese and Dow reached an agreement for Dow to purchase the acrylates business of Celanese. This transaction was completed in February 2004. Dow acquired Celanese's acrylates business line, including inventory, intellectual property and technology for crude acrylic acid, glacial acrylic acid, ethyl acrylate, butyl acrylate, methyl acrylate and 2-ethylhexyl acrylate, as well as acrylates production assets at the Clear Lake, Texas facility. In related agreements, Celanese will provide certain contract manufacturing services to Dow, and Dow will supply acrylates to Celanese for use in its emulsions production. The sale price, subject to purchase price adjustments, was $149 million. Simultaneously with the sale, Celanese repaid an unrelated obligation of $95 million to Dow. The acrylates business was part of Celanese's former Chemical Intermediates segment. As a result of this transaction, the assets, liabilities, revenues and expenses related to the acrylates product lines at the Clear Lake, Texas facility are reflected as a component of discontinued operations in the Celanese Consolidated Financial Statements in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

In December 2003, the Ticona segment completed the sale of its nylon business line to BASF. Ticona received cash proceeds of $10 million and recorded a gain of $3 million.

In 2003, Celanese recorded $1 million in losses from operations of discontinued operations related to the acrylates and nylon business divestitures. In 2003, Celanese also recorded adjustments related to prior year discontinued operations representing a gain of $4 million.

In December 2002, Celanese completed the sale of Trespaphan, its global oriented polypropylene ("OPP") film business, to a consortium consisting of Dor-Moplefan Group and Bain Capital, Inc. for a value of $214 million. Net of the purchase price adjustments of $19 million and the repayment of $80 million in intercompany debt that Trespaphan owed Celanese, Celanese received net proceeds of $115 million. Trespaphan was formerly part of Celanese's Performance Products segment.

During 2002, Celanese sold its global allylamines and U.S. alkylamines businesses to U.S. Amines Ltd. These businesses were part of Celanese's former Chemical Intermediates segment.

In 2002, Celanese received net proceeds of $106 million and recorded a pre-tax gain of $14 million on the disposal of discontinued operations relating to these divestitures. Pre-tax earnings from operations of discontinued operations in 2002 were $1 million. Celanese recognized a tax benefit of $40 million for discontinued operations, which includes a tax benefit associated with a tax deductible writedown of the tax basis for Trespaphan's subsidiary in Germany relating to tax years ended December 31, 2001 and 2000. Since this tax benefit related to an entity solely engaged in a business designated as discontinued operations, this tax benefit has been correspondingly included in earnings (loss) from discontinued operations.

In 2001, Celanese completed the sale of NADIR Filtration GmbH, formerly Celgard GmbH, and received minimal proceeds from this sale and recorded a $2 million pre-tax gain on disposal of discontinued operations. Celanese recorded an additional pre-tax gain in 2001 of $11 million on disposal of discontinued operations related to a business divested in 2000. Additionally, Celanese recognized a tax expense of $5 million for discontinued operations.

The following table summarizes the results of the discontinued operations for the years ended December 31, 2003, 2002 and 2001.

	Sales			Operating Profit (Loss)
	2003	2002	2001	2003	2002	2001
	(in millions)
Discontinued operations of Chemical Products	$236	$246	$300	$(1)	$(52)	$(81)
Discontinued operations of Performance Products	—	257	252	—	10	(5)
Discontinued operations of Ticona	45	57	60	—	(1)	(3)
Total discontinued operations	$281	$560	$612	$(1)	$(43)	$(89)

Cumulative Effect of Changes in Accounting Principles

Celanese recorded $1 million in a cumulative effect of changes in accounting principles, net of tax, on January 1, 2003, related to the adoption of SFAS 143. Celanese recognized transition amounts for existing asset retirement obligation liabilities, associated capitalized costs and accumulated depreciation. The ongoing expense on an annual basis resulting from the initial adoption of SFAS No. 143 is not material.

In 2002, Celanese recorded income of $18 million for the cumulative effect of two changes in accounting principles, net of tax of $5 million. The adoption of SFAS No. 142, Goodwill and Other Intangible Assets, in 2002 resulted in income of $9 million ($0.18 per share), as it required unamortized negative goodwill (excess of fair value over cost) on the balance sheet to be written off immediately and classified as a cumulative effect of change in accounting principle in the consolidated statement of operations. Additionally, in 2002 Celanese changed the actuarial measurement date for its U.S. pension and other postretirement benefit plans from September 30 to December 31. As this change was accounted for as a change in accounting principle, a cumulative effect adjustment of income of $9 million ($0.18 per share), net of taxes of $5 million, was recorded in 2002.

Net Earnings

As a result of the factors mentioned above, the net earnings of Celanese decreased by $20 million to net earnings of $148 million in 2003 compared to $168 million in 2002.

Summary of Consolidated Results – 2002 Compared with 2001

Net Sales

Net sales decreased by 3% to $3,836 million in 2002 as compared to $3,970 million in 2001 primarily as a result of lower selling prices despite improved volumes in most segments and favorable currency movements. Decreases in the Chemical Products and Acetate Products segments were only slightly offset by an increase in the Ticona and Performance Products segments.

Cost of Sales

Cost of sales decreased by 7% to $3,171 million in 2002 compared with $3,409 million in 2001. Cost of sales as a percentage of net sales decreased to 82% in 2002 from 85% in 2001, reflecting lower raw material and energy costs, primarily in the Chemical Products and Ticona segments, and cost reductions from productivity and restructuring initiatives.

Selling, General and Administrative Expenses

Selling, general and administrative expenses decreased by 9% to $446 million in 2002 from $489 million in 2001 driven largely by a $69 million decline in amortization expense resulting from the implementation of SFAS No. 142. Excluding the effects of this amortization expense, selling, general and administrative expenses as a percentage of sales were relatively flat. Selling, general and administrative expenses were affected by lower third party commission income earned by a purchasing subsidiary of Celanese, and increased selling efforts by the Ticona segment, offset by favorable currency fluctuations and benefits from cost reduction efforts. In 2002 and 2001, Celanese had favorable adjustments of $15 million and $11 million, respectively, relating to reduction in environmental reserves due to favorable trends in environmental remediation.

Research and Development Expenses

Research and development expenses decreased by 12% to $65 million in 2002 from $74 million in 2001. The reduction resulted primarily from Celanese's strategy to concentrate the research and development efforts at production sites within most businesses. Research and development expenses as a percentage of sales decreased to 1.7% in 2002 from 1.9% in 2001.

Special Charges

In 2002, Celanese recorded income from special charges of $5 million, which consisted of $14 million of restructuring charges, $10 million of income from favorable adjustments to previously recorded restructuring reserves, $1 million of income from reimbursements from third party site partners related to prior year initiatives and $8 million of income from other special charges. The $14 million of restructuring charges included employee severance costs of $8 million and plant and office closure costs of $6 million.

Project Focus, initiated in early 2001, set goals to reduce trade working capital, limit capital expenditures and improve earnings before interest, taxes, depreciation and amortization from programs to increase efficiency. Project Forward was announced in August 2001 and initiated additional restructuring and other measures to reduce costs and increase profitability. During 2002, Celanese recorded employee severance charges of $8 million, of which $3 million related to adjustments to the 2001 Forward initiatives and $4 million for streamlining efforts of production facilities in Germany and the United States, and $1 million for employee severance costs in the polyvinyl alcohol business.

Ticona recorded asset impairments of $4 million in 2002 related to a decision in 2002 to shutdown operations in Telford, United Kingdom in 2003. In addition, with the construction of a new and expanded GUR plant in Bishop, Texas the GUR operations in Bayport Texas, were transferred to a new facility. Decommissioning and demolition costs associated with the Bayport closure were $2 million.

The $10 million of favorable adjustments of previously recorded restructuring reserves consisted of an $8 million adjustment to the 2001 reserves and a $2 million adjustment to the 2000 reserves. The 2001 adjustment was primarily due to lower than expected personnel and closure costs associated with the streamlining of chemical facilities in the United States, Canada, and Germany. The 2000 adjustment was due to lower than expected demolition costs for the Chemical Products production facility in Knapsack, Germany. The other special charges income of $8 million related to a reduction in reserves associated with settlements of environmental indemnification obligations associated with former Hoechst entities.

In 2001, Celanese recorded special charges of $416 million, which consisted of $205 million of restructuring charges. These charges were reduced by $7 million of income from reimbursements from third party site partners and forfeited pension plan assets, $17 million of favorable adjustments to restructuring reserves recorded in 2001 and 2000 and $235 million of other special charges.

The $205 million of additions to the restructuring reserve included employee severance costs primarily of $112 million and plant and office closure costs of $93 million. Employee severance costs consisted primarily of $34 million for the streamlining of chemical production and administrative positions in the United States, Germany and Singapore, $25 million for administrative and production positions at Ticona in the United States and Germany, and $20 million for the restructuring of production and administrative positions in Mexico. In addition, other related severance costs consisted of $7 million for the closure of the acetic acid, pentaerythritol and vinyl acetate monomer units and the elimination of administrative positions in Edmonton, $6 million for the elimination of corporate administrative positions, $5 million resulting from the closure of a chemical research and development center in the United States, $5 million for the shutdown of acetate filament production at Lanaken, Belgium, and $10 million for the shutdown of acetate filament production at Rock Hill, South Carolina.

The $93 million of additions to the restructuring reserve related to plant and office closures consisting mainly of $66 million for fixed asset impairments, the cancellation of supply contracts, and other required decommissioning and environmental closure costs relating to the closure of the acetic acid, pentaerythritol and vinyl acetate monomer units in Edmonton. Also included in plant and office closure costs were $10 million for fixed asset impairments, contract cancellation and other costs associated with the closure of the chemical research and development center in the United States, $4 million of fixed asset impairments and other closure costs related to the closure of a chemical distribution terminal in the United States, $7 million for fixed asset impairments and shutdown costs at the acetate filament facility in Lanaken, $5 million for equipment shutdown and other decommissioning costs for the acetate filament production facility at Rock Hill and $1 million associated with the cancellation of a lease associated with the closure of an administrative facility in Germany.

The $17 million of favorable adjustments of previous year restructuring reserves consisted of a $13 million adjustment to the 2000 reserves and a $4 million adjustment to the 1999 reserves. The entire 2000 adjustment was due to lower than expected demolition and decommissioning costs for the Chemical Products production facility in Knapsack, Germany. This adjustment resulted from a third party site partner assuming ownership of an existing facility and its obligations. Of the 1999 adjustment, $2 million related to the reversal of a reserve for closure costs for a parcel of land in Celaya, Mexico, that Celanese donated to the Mexican government, which assumed the remaining liabilities. The 1999 adjustment also included $2 million relating to less than anticipated severance costs for Ticona employees in Germany.

The other special charges of $235 million consisted of goodwill impairments of $218 million and fixed asset impairments of $27 million, related to the former Chemical Intermediates segment, $16 million of fixed asset impairments related to the former Acetyl Products segment and $5 million for the relocation of acetate filament production assets associated with restructuring initiatives. Also included in other special charges was $28 million of income from the receipt of higher than expected insurance reimbursements linked to the plumbing cases and $3 million of income related to a net reduction in reserves associated with settlements of environmental indemnification and other obligations associated with former Hoechst entities.

Foreign Exchange Gain (Loss)

Foreign exchange gain (loss) increased to $3 million in 2002 from $1 million in 2001. This change is primarily attributable to the weakening of the Mexican peso against the U.S. dollar as well as the weakening of the U.S. dollar against the euro.

Operating Profit (Loss)

An operating profit of $173 million was generated in 2002 compared to a loss of $417 million in 2001 primarily due to a decrease in special charges from $416 million in 2001 to income of $5 million in 2002.

Also contributing to the profit improvement were lower raw material and energy costs in most segments, cost reductions throughout Celanese and improved volumes. The profit increase was partially offset by the unfavorable effect of lower selling prices. Lower amortization expense of $69 million resulting from the adoption of SFAS No. 142 also had a positive effect in 2002.

Equity in Net Earnings of Affiliates

Equity in net earnings of affiliates increased to $21 million in 2002 from $12 million in 2001. This increase was partially attributable to an increase in the earnings of Korea Engineering Plastics Co. Ltd. Lower goodwill amortization expense of $5 million due to the adoption of SFAS No. 142 also had a positive effect on 2002 results. Cash distributions from equity affiliates were $100 million in 2002 compared to $23 million in 2001.

Interest Expense

Interest expense decreased by 24% to $55 million in 2002 from $72 million in 2001, as a result of lower average financial debt and lower interest rates.

Interest and Other Income, Net

Interest and other income, net decreased to $45 million in 2002 from $58 million in 2001, mainly due to lower dividend income from Celanese's investments, primarily from Celanese's methanol joint venture in Saudi Arabia, writedown of investments and lower interest income, partially offset by higher transaction gains on foreign currency financing. Additionally, in 2001, Celanese received gross proceeds of $9 million and recorded a gain of $5 million relating to the sale of its ownership interests in InfraServ GmbH & Co. Münchsmünster KG, Hoechst Service Gastronomie GmbH, and Covion Organic Semiconducters GmbH. Investments accounted for under the cost method contributed dividend income of $39 million and $46 million in 2002 and 2001, respectively.

Income Taxes

In 2002, Celanese recognized income tax expense of $61 million as compared to an income tax benefit of $106 million in 2001. Celanese also recognized in 2002 a $40 million German tax benefit relating to a tax deductible writedown of its investment in Trespaphan GmbH. This tax benefit is attributable to a discontinued business and is therefore reported as part of discontinued operations and is not included in the 2002 income tax provision.

The effective tax rate for Celanese in 2002 was 33 percent compared to 25 percent in 2001. In comparison to the German statutory rate, the Celanese effective tax rate in 2002 was favorably affected by the utilization of certain net operating loss carryforwards in Germany, the release of certain valuation allowances on prior years' deferred tax assets, unrepatriated low-taxed earnings and a lower effective minimum tax burden in Mexico. The effective tax rate was unfavorably affected in 2002 by distributions of taxable dividends from certain equity investments and the reversal of a tax-deductible writedown in 2000 of a German investment.

In 2001, Celanese recognized an income tax benefit of $106 million and reported an effective tax rate of 25 percent. In comparison to the German statutory rate, the effective tax rate in 2001 was favorably affected by the full recognition of previously reserved deferred tax assets of a subsidiary in Germany, the utilization of net operating loss carryforwards, offset by non-deductible goodwill amortization and impairment charges.

Cumulative Effect of Changes in Accounting Principles

Celanese recorded income of $18 million for the cumulative effect of two changes in accounting principles, net of tax of $5 million, in 2002. The adoption of SFAS No. 142 in 2002 resulted in income of $9 million ($0.18 per share), as it required unamortized negative goodwill (excess of fair value over cost) on the balance sheet to be written off immediately and classified as a cumulative effect of change in accounting principle in the consolidated statement of operations. Additionally, in 2002 Celanese changed the actuarial measurement date for its U.S. pension and other postretirement benefit plans from September 30 to December 31. As this change was accounted for as a change in accounting principle, a cumulative effect adjustment of income $9 million ($0.18 per share), net of taxes of $5 million, was recorded in 2002.

Net Earnings (Loss)

As a result of the factors mentioned above, the net earnings (loss) of Celanese increased to net earnings of $168 million in 2002 from a net loss of $365 million in 2001.

Liquidity and Capital Resources

    Cash Flows – Six Months Ended June 30, 2004 compared with Six Months Ended June 30, 2003

Net Cash Used in/Provided by Operating Activities

Cash flow from operating activities decreased to a cash outflow of $211 million for the first half of 2004 compared to a cash inflow of $73 million for the same period in 2003. This decrease primarily results from the payment of a $95 million obligation to a third party in the first quarter of 2004, as well as payments of $59 million associated with the exercising of stock appreciation rights. Additionally, pension contributions increased by $70 million to $147 million compared to the same period last year. These factors were partly offset by a decline in payments associated with income taxes, bonuses and restructuring as well as lower cash consumed through changes in trade working capital. The hedging of foreign currency net receivables, primarily intercompany, resulted in a $29 million loss, which was partially offset by gains from favorable currency effects of $7 million. Due to the timing of contract settlements, currency hedging contracts resulted in a $10 million cash inflow in 2004 compared to $156 million cash inflow in 2003. Lastly, the unfavorable foreign currency effects on cash and cash equivalents increased to $26 million.

Net Cash Provided by/Used in Investing Activities

Net cash from investing activities decreased to a cash outflow of $1,553 million for the first half of 2004 compared to a cash outflow of $102 million for the same period in 2003. The increased cash outflow primarily represents the acquisition of Celanese.

Net Cash Used in Financing Activities

Net cash from financing activities increased to an inflow of $2,452 million in the first half of 2004 compared to a cash outflow of $46 million for the same period in 2003. The increased cash inflow primarily reflects higher net proceeds from borrowings in connection with the Transactions. Refer to the Liquidity section below for additional information.

    Cash Flows – Annual Results

Net Cash Provided by Operating Activities

Net cash provided by operating activities was $401 million, $363 million, and $462 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Net cash provided by operating activities increased by $38 million to $401 million in 2003 as compared to 2002 primarily due to insurance recoveries of $120 million, plus interest, offset by higher net taxes paid of $143 million and lower dividends from equity investments of $41 million. In addition, higher contributions were made to Celanese's U.S. qualified defined benefit pension plan of $130 million in 2003 compared to $100 million in 2002. The hedging activity of foreign currency denominated intercompany net receivables served to partially offset unfavorable currency effects on net earnings of $155 million and resulted in a $180 million cash inflow in 2003 compared to $95 million in 2002 due to the timing of settlements of these contracts.

The decrease in net cash provided by operating activities of $99 million in 2002 as compared to 2001 is primarily due to changes in cash generated by trade working capital. In 2002, trade working capital increased slightly due to an increase in trade receivables resulting from higher sales in the fourth quarter of 2002 as compared to the fourth quarter in 2001, which was partially offset by lower inventory and increased trade accounts payable. In 2001, cash generated by trade working capital improvements related to the Project Focus initiatives was $265 million. Partially offsetting this trade working capital effect was a reduction in the cash outflow for special charges of $27 million, a lower pension contribution to Celanese's U.S. qualified defined benefit pension plan of $100 million in 2002 compared to $142 million in 2001 and an increase in dividends from equity investments of $46 million.

Net Cash Used in Investing Activities

Net cash used in investing activities was $275 million, $139 million and $105 million for the years ended December 31, 2003, 2002 and 2001, respectively.

The increase in cash outflows of $136 million in 2003 compared to 2002 is mainly due to lower proceeds from disposal of discontinued operations of $196 million and the receipt of $39 million in returns of capital from investments in non-consolidated InfraServ companies in 2002. This increase in cash outflow for 2003 was partially offset by a $131 million cash outflow for the 2002 purchase of the net assets of the emulsions businesses. Additionally, net cash outflows increased by $41 million related to higher net purchases of marketable securities.

Capital expenditures increased by $8 million to $211 million in 2003, primarily due to foreign currency effects. Spending in 2003 primarily related to the completion of a production facility for synthesis gas, a primary raw material at the Oberhausen site in Germany, major replacements of equipment, capacity expansions, major investments to reduce future operating costs, environmental, health and safety initiatives and the integration of a company-wide SAP platform. The spending in 2002 included the start of construction of the synthesis gas production facility at the Oberhausen site. In addition, major projects included the completion of the new GUR plant at the Bishop, Texas, facility and the capacity expansion for Vectra at Shelby, North Carolina. The Vectra expansion was built to supply the projected long-term demand of the telecommunications industry and to develop and grow emerging markets.

The increase in cash outflows of $34 million in 2002 compared to 2001 is mainly due to a $131 million cash outflow for the fourth quarter purchase of the net assets of the emulsions businesses. Additionally, a net outflow of $22 million for the purchase of marketable securities in 2002 compared to a net inflow of $45 million on the sale of marketable securities in 2001 and an outflow of $25 million related to a long-term raw material supply contract increased the cash used compared to the prior year. Partially offsetting these effects were $206 million in proceeds from the disposal of discontinued operations in 2002 as compared to $34 million in 2001 and $39 million in distributions from investments in InfraServ companies.

Capital expenditures on property, plant and equipment increased by $12 million to $203 million in 2002, compared to $191 million in 2001. The spending in 2002 included the start of construction on a new production facility for synthesis gas, a primary raw material at the Oberhausen site in Germany. In addition, major projects included the completion of the new GUR plant at the Bishop, Texas, facility and the capacity expansion for Vectra at Shelby, North Carolina. The Vectra expansion was needed to supply the projected long-term demand of the telecommunications industry and to develop and grow emerging markets.

Net Cash Provided By/Used in Financing Activities

Net cash used in financing activities was $108 million, $150 million and $337 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Net cash used in financing activities declined by $42 million to an outflow of $108 million in 2003 compared to 2002. This decrease is primarily related to lower net payments of short-term borrowings of $121 million, offset by net payments of long-term debt in 2003 of $48 million. In addition, in 2003, Celanese paid a cash dividend of $25 million, $0.48 per share, and repurchased 749,848 of its shares, to be held in treasury, for approximately $15 million.

Net cash used in financing activities in 2002 was primarily due to net debt repayments aggregating $144 million. In addition, Celanese repurchased 284,798 of its shares, to be held in treasury, for approximately $6 million.

Net cash used in financing activities amounted to $337 million in 2001. The net cash used in financing activities in 2001 was primarily due to net debt repayments aggregating $319 million. In addition, Celanese paid a cash dividend of $18 million, $0.35 per share, in 2001.

    Liquidity

Prior to the Transactions, the primary source of liquidity for the Predecessor was cash generated from operations, which included cash inflows from currency hedging activities, and the primary liquidity requirements were for capital expenditures, working capital, pension contributions and investments. In connection with the Transactions, the Consolidated Parent Guarantor will prefund $463 million of certain pensions obligations, of which $105 million was prefunded as of June 30, 2004, which is expected to eliminate the need for future funding for seven to ten years. The Consolidated Parent Guarantor expects that its debt service, capital expenditures, working capital requirements and investment will continue to be met primarily from cash generated from operations from its subsidiaries. If necessary, Consolidated Parent Guarantor has unused revolving credit facilities available to fund its cash flow needs.

The Consolidated Parent Guarantor's contractual obligations and commitments over the next several years are significant. The Consolidated Parent Guarantor's primary source of liquidity will continue to be cash generated from operations. The Consolidated Parent Guarantor has availability under lines of credit facilities to assist it, if required, in meeting its working capital needs and other contractual obligations. If the Consolidated Parent Guarantor's cash flow from operations is insufficient to fund its debt service and other obligations, the Consolidated Parent Guarantor may be forced to reduce or delay capital expenditures, seek additional capital or seek to restructure or refinance its indebtedness.

In connection with the Transactions, the Consolidated Parent Guarantor incurred a substantial amount of debt. To finance the Tender Offer, the Issuer entered into the senior subordinated bridge loan facilities, subsequently refinanced by the Senior Subordinated Notes and the Floating Rate Term Loan, issued additional Senior Subordinated Notes and entered into Senior Credit Facilities. Additionally, the Consolidated Parent Guarantor was initially capitalized by equity contributions totaling $820 million from Holdings.

As of June 30, 2004, the Consolidated Parent Guarantor would have had $2,792 million on a pro forma basis including financing described above and assumed debt of $360 million. Taking into account pro forma cash and cash equivalents of $524 million as of June 30, 2004, net debt on a pro forma basis is $2,268 million.

In addition to the $1,468 million aggregate principal amount of the outstanding notes, it has entered into the senior credit facilities providing financing of up to approximately $1.2 billion and the $350 million floating rate term loan. The facilities consist of (i) an approximate $608 million delayed-draw term loan facility with a maturity of seven years; (ii) an approximate $228 million credit-linked revolving credit facility with a maturity of five years; and (iii) an approximate $380 million revolving credit facility with a maturity of five years. As of September 9, 2004, $426 million was available for borrowing under the revolving credit facilities.

As of June 30, 2004, on a pro forma basis after giving effect to the Transactions, the Issuer on a stand-alone basis would have had $2,426 million of funded debt and cash and cash equivalents of $167 million. The Parent Guarantor guarantees the repayment of all amounts under the senior credit facilities and the notes. The Parent Guarantor has no material assets other than the stock it owns of the Issuer and no independent external operations of its own apart from the financing of the Transactions. As of June 30, 2004, on a pro forma basis after giving effect to the Transactions, the Parent Guarantor on a stand alone basis would have had debt of $2,426 million, all of which would have been represented by its guarantees of the notes and the senior credit facilities.

The Issuer and the Parent Guarantor are holding companies and, apart from the financing of the Transactions, all of their external operations are conducted through their subsidiaries. Therefore, the

Issuer and the Parent Guarantor generally will depend on the cash flow of their subsidiaries, including Celanese, to meet their obligations, including their obligations under the notes, any revolving credit borrowings and the guarantees.

Domination Agreement

The Issuer and the Parent Guarantor do not expect to have access to operating cash flows of Celanese until the Domination Agreement becomes operative. At the annual shareholders' meeting on June 15, 2004, Celanese shareholders approved payment of a dividend on the Celanese Shares for the fiscal year ended December 31, 2003 of €0.12 per share. The Purchaser intends to exercise its voting rights at future shareholders' meetings to prevent, to the extent permitted by law, the approval of any dividend on the Celanese Shares for the fiscal year ended September 30, 2004 in excess of the minimum dividend of 4% of the registered share capital of Celanese effectively required by German law. Accordingly, in the near term, the Issuer will depend on resources other than Celanese's operating cash flow to make interest payments on the notes. If the Domination Agreement does not become operative, the ability of the Issuer and Parent Guarantor to meet their obligations under the notes and the guarantees, respectively, will be materially and adversely affected.

Prior to the Domination Agreement becoming operative the Issuer's primary source of funds to pay interest on the notes is available cash from the borrowings described below. See "Risk Factors—Until the Domination Agreement becomes operative, the Issuer's and the Purchaser's managerial control over Celanese is limited." Interest due under the Issuer's borrowings under the term loans will be paid with proceeds from payments by CAC under intercompany loans.

Once the Domination Agreement becomes operative, the Consolidated Parent Guarantor is required to offer cash compensation to minority shareholders to purchase their shares for €41.92 per registered share, plus interest. Those shareholders who wish to retain their shares in Celanese AG are entitled to a net guaranteed cash dividend of €2.89 per registered share for each full fiscal year. If the Purchaser acquires all Celanese Shares outstanding as of June 30, 2004, assuming all such shares were tendered on or prior to the date that the Domination Agreement becomes operative, the total amount of funds necessary to purchase such remaining outstanding shares would be €324 million ($394 million). The Consolidated Parent Guarantor intends to use a significant portion of its available cash to acquire the remaining outstanding shares.

While the Domination Agreement is operative, the Purchaser will be required to compensate Celanese for any future annual loss incurred by Celanese at the end of the fiscal year when the loss was incurred. If the Purchaser were obligated to make cash payments to Celanese to cover an annual loss, it may not have sufficient funds to distribute to the Issuer to pay interest on the notes when due and, unless the Purchaser is able to obtain funds from a source other than annual profits of Celanese, the Purchaser may not be able to satisfy its obligation to fund such shortfall. For further information about the establishment and the consequences of the Domination Agreement, see "Risk Factors—The Purchaser may be required to compensate Celanese for annual losses which may reduce the funds the Purchaser can make available to the Issuer and, as a consequence thereof, the ability of the Issuer to fulfill its obligations under the notes."

Contractual Obligations

The following table sets forth the fixed contractual debt obligations as of June 30, 2004, on a pro forma basis after giving effect to the Transactions and related financings. The Issuer's obligations are guaranteed by the Parent Guarantor.

Fixed Contractual Debt Obligations(1)	Total	Less Than 1 Year	2-3 Years	4-5 Years	After 5 Years
	(in millions)
Senior Credit Facilities:
Term Loan Facility	$608	$5	$12	$12	$579
Floating Rate Term Loan	350	—	—	—	350
Senior Subordinated Notes(2)	1,468	—	—	—	1,468
Issuer Fixed Contractual Debt Obligations	2,426	5	12	12	2,397
Assumed debt	360	110	44	17	189
Total Fixed Contractual Debt Obligations	$2,786	$115	$56	$29	$2,586

(1)	Cash interest obligations are approximately $214 million in the next year, $424 million in years two to three, $418 million in years four to five and $1,016 million after five years. Interest payment on the term loan facility and the floating rate term loan were calculated using the applicable interest rates at June 30, 2004 for all periods.

(2)	Does not include $6 million of premium on the $225 million notes issued July 1, 2004.

Senior Credit Facilities

The Senior Credit Facilities of $1,216 million consist of a term loan facility, revolving credit facility, and a credit-linked revolving facility. The term loan facility consists of commitments of $456 million and €125 million, both maturing in 2011. The majority of the term loan is expected to be lent to CAC under similar terms described below. The revolving credit facility, through a syndication of banks, provides for borrowings of up to $380 million, including the availability of letters of credit in U.S. dollars and euros. As of June 30, 2004, there were no amounts outstanding under this facility, which matures in 2009. The $228 million credit-linked revolving facility, which matures in 2009, includes borrowing capacity available for letters of credit and for borrowing on same-day notice. As of June 30, 2004, there were $179 million of letters of credit issued under the credit-linked revolving facility. The Senior Credit Facilities are unconditionally guaranteed by the Parent Guarantor and, subject to certain exceptions, by substantially all of the Issuer's existing and future domestic subsidiaries, referred to as U.S. Guarantors. These facilities are secured by substantially all of the assets of the Parent Guarantor, the Issuer and each U.S. Guarantor, subject to certain exceptions. The borrowings under the Senior Credit Facilities bear interest at a rate equal to an applicable margin plus, at the Consolidated Parent guarantor's option, either a base rate or a LIBO rate. The applicable margin for borrowing under the base rate option is 1.50% and for the LIBO option, 2.50%.

The Issuer is the borrower under the term loan facility and the Issuer and CAC are the borrowers under the revolving credit facilities, although the Issuer may not borrow under the revolving credit facilities until the Proposed Restructuring occurs. The term loan facility amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior credit facilities. The senior credit facilities accrue interest, are subject to prepayment requirements and contain the covenants, defaults and other provisions as set forth under "Description of Other Indebtedness—Senior Credit Facilities."

In connection with the borrowing by the Issuer under the term loan portion of the senior credit facilities, the Issuer and CAC have entered into an intercompany loan agreement whereby the Issuer has agreed to lend the proceeds from any borrowings under its term loan facility to CAC. The intercompany loan agreement contains the same amortization provisions as the senior credit facilities. The interest rate with respect to the loans made under the intercompany loan agreement is the same as the interest rate with respect to the loans under the Issuer's term loan facility plus three basis points. The Issuer intends to service the indebtedness under its term loan facility with the proceeds of payments made to it by CAC under the intercompany loan agreement. Approximately $61 million of the loans made under the intercompany loan agreement will be used by CAC for liquidity purposes, while the proceeds from remaining loans thereunder must be used to refinance existing debt and to prefund certain pension obligations.

Floating Rate Term Loan

The $350 million floating rate term loan matures in 2011. The borrowings under the floating rate term loan bear interest at a rate equal to an applicable margin plus, at the Issuer's option, either a base rate or a LIBO rate. Prior to the completion of the Proposed Restructuring, the applicable margin for borrowings under the base rate option is 3.25% and for the LIBO option, 4.25%. Subsequent to the completion of the Proposed Restructuring, the applicable margin for borrowings under the base rate option is 2.50% and for the LIBO option, 3.50%.

The floating rate term loan accrues interest, is subject to prepayment requirements and contains the covenants, defaults and other provisions as described under "Description of Other Indebtedness — Floating Rate Term Loan."

Senior Subordinated Notes

The Notes consist of $1,225 million of 9 5/8% Senior Subordinated Notes due 2014 and €200 million of 10 3/8% Senior Subordinated Notes due 2014. From and after the completion of the Proposed Restructuring, all of US Holdco's then-existing U.S. domestic, wholly owned subsidiaries that guarantee the Issuer's obligations under the senior credit facilities, and possibly BCP Caylux Holdings Luxembourg S.C.A., would guarantee the notes on an unsecured senior subordinated basis.

Assumed Debt

As a result of the Transactions, Celanese prepaid, in April 2004, $175 million of debt scheduled to mature in 2005 and 2008 and will prepay $58 million of additional debt previously scheduled to mature in 2009. The remaining Assumed Debt of $360 million is primarily made up of fixed rate pollution control and industrial revenue bonds, short-term borrowings from affiliated companies and capital lease obligations. Celanese canceled its revolving credit lines and is renegotiating its $120 million trade receivable securitization program, which is currently not available. Additionally, Celanese no longer has a commercial paper program.

Covenants

The indenture governing the notes limits our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends on or make other distributions or repurchase our capital stock;

•	make investments;

•	enter into certain transactions with affiliates;

•	limit dividends or other payments by our restricted subsidiaries to us;

•	create liens or other pari passu or subordinated indebtedness without securing the notes;

•	designate subsidiaries as unrestricted subsidiaries; and

•	sell certain assets or merge with or into other companies.

Subject to certain exceptions, the indenture governing the notes permits the company and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

The senior credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and our subsidiaries' ability, to:

•	sell assets,

•	incur additional indebtedness or issue preferred stock,

•	repay other indebtedness (including the notes),

•	pay dividends and distributions or repurchase our capital stock,

•	create liens on assets,

•	make investments, loans guarantees or advances,

•	make certain acquisitions,

•	engage in mergers or consolidations,

•	enter into sale and leaseback transactions,

•	engage in certain transactions with affiliates,

•	amend certain material agreements governing our indebtedness, including the notes,

•	change the business conducted by us and our subsidiaries and

•	enter into hedging agreements that restrict dividends from subsidiaries.

In addition, the senior credit facilities require us to maintain the following financial covenants: a maximum total leverage ratio, a maximum bank debt leverage ratio, a minimum interest coverage ratio and maximum capital expenditures limitation.

The floating rate term loan contains restrictive covenants that, subject to certain exceptions, are substantially similar to the covenants under the indenture governing the notes, except for the covenant related to the Issuer's ability to create liens on assets, which is substantially similar to the related covenant in the senior credit facilities. In addition, the floating rate term loan requires the Issuer to maintain a maximum bank debt leverage ratio and, after completion of the Proposed Restructuring, the following financial covenants: a maximum total leverage ratio; and a minimum interest coverage ratio.

The breach of covenants in the approximately $1.2 billion senior credit facilities that are tied to ratios based on Adjusted EBITDA could result in a default under the senior credit facilities and the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration would also result in a default under the indenture governing approximately $1.5 billion of the notes. Additionally, under the senior credit facilities, the floating rate term loan and the indenture, the Issuer's ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to ratios based on Adjusted EBITDA.

Covenant levels and pro forma ratios for the four quarters ended June 30, 2004 are as follows:

	Covenant Level	Pro Forma June 30, 2004 Ratios
Senior credit facility(1)
Minimum Adjusted EBITDA to cash interest ratio	1.7x	4.2x
Maximum net debt to Adjusted EBITDA ratio	5.5x	2.3x
Maximum bank debt to Adjusted EBITDA ratio	3.0x	0.1x
Floating rate term loan(2)
Maximum bank debt to Adjusted EBITDA ratio	3.5x	0.1x
Minimum Adjusted EBITDA to fixed charge ratio required to incur additional debt pursuant to ratio provisions	2.0x	3.6x
Indenture(3)
Minimum Adjusted EBITDA to fixed charge ratio required to incur additional debt pursuant to ratio provisions	2.0x	3.6x

(1)	The senior credit facilities require the Issuer to maintain an Adjusted EBITDA to cash interest ratio starting at a minimum of 1.7x for the period April 1, 2004 to December 31, 2005, 1.8x for the period January 1, 2006 to December 31, 2006, 1.85x for the period January 1, 2007 to December 31, 2007 and 2.0x thereafter; a net debt to Adjusted EBITDA ratio starting at a maximum of 5.5x for the period April 1, 2004 to December 31, 2005, 5.25x for the period January 1, 2006 to December 31, 2006, 5.00x for the period January 1, 2007 to December 31, 2007 and 4.75x thereafter; and a bank debt to Adjusted EBITDA ratio at a maximum of 3.0x in each case for the most recent four quarter period. Failure to satisfy these ratio requirements would constitute a default under the senior credit facilities. If lenders under the senior credit facilities failed to waive any such default, repayment obligations under the senior credit facilities could be accelerated, which would also constitute a default under the indenture.

(2)	The floating rate term loan requires the Issuer to maintain a bank debt to Adjusted EBITDA ratio at a maximum of 3.5x for the most recent four quarter period. Following completion of the Proposed Restructuring, the floating rate term loan will also require the Issuer to maintain a minimum Adjusted EBITDA to cash interest ratio and a maximum net debt to Adjusted EBITDA ratio, in each case at levels that are less restrictive than those under the senior credit facilities. Failure to satisfy any of these ratio requirements would constitute a default under the floating rate term loan. If the lenders under the floating rate term loan failed to waive any such default, the repayment obligations under the floating rate term loan could be accelerated, which would also constitute a default under the indenture.

(3)	The Issuer's ability to incur additional debt and make certain restricted payments under the indenture, subject to specified exceptions, is tied to an Adjusted EBITDA to fixed charge ratio of at least 2.0 to 1.

Adjusted EBITDA is used to determine compliance with many of the covenants contained in the indenture governing the notes and in the senior credit facilities. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items non-cash items and other adjustments permitted in calculating covenant compliance under the indenture, and the senior credit facility, as shown in the table below. The Issuer believes that the disclosure of the calculation of Adjusted EBITDA provides information that is material to an investors understanding of the Issuer's financial condition and liquidity.

	Year Ended December 31,			Six Months Ended June 30, 2003	Three Months Ended March 31, 2004	Three Months Ended June 30, 2004	Four Quarters Ended June 30, 2004
	2001	2002	2003
	(unaudited)(inmillions)
EBITDA	$(42)	$468	$502	$399	$153	$83	$339
Unusual items(1)	440	16	113	(97)	37	42	289
Other non-cash charges (income)(1)	21	97	24	16	13	47	68
Other adjustments(2)	15	(2)	4	5	4	5	8
Cost savings(3)	39	39	39	19	9	8	37
Adjusted EBITDA	$473	$618	$682	$342	$216	$185	$741

(1)	The Issuer is required to adjust EBITDA for unusual items and other non-cash charges. See notes 6 and 7 to "Selected Historical Financial Data" for more information.

(2)	The Issuer is also required to make adjustments to EBITDA for (gain) loss on sale of assets, cash interest income earned by the Issuer's captive insurance entities to fund their operations, Sponsor monitoring fees, and franchise taxes not included in income expense.

(3)	The Issuer's financing agreements also permit adjustment of EBITDA on a pro forma basis for certain cost savings that the Issuer expects to achieve. The Issuer expects annual cost savings of approximately $37 million from pension pre-funding and approximately $2 million from no longer having publicly listed equity.

At December 31, 2003, contractual cash obligations other than debt were as follows:

Fixed Contractual Cash Obligations	Total	Less than 1 Year	2-3 Years	4-5 Years	After 5 Years
	(in millions)
Operating Leases	$208	$48	$66	$45	$49
Unconditional Purchase Obligations	1,015	242	178	109	486
Other Contractual Obligations	45	40	4	1	—
Fixed Contractual Cash Obligations	$1,268	$330	$248	$155	$535

Unconditional Purchase Obligations include take or pay contracts and fixed price forward contracts. Celanese does not expect to incur any material losses under these contractual arrangements. In addition, these contracts may include variable price components.

Other Contractual Obligations primarily includes committed capital spending and fines associated with the U.S. antitrust settlement described in note 23 to the Celanese Consolidated Financial Statements. However, the €99 million ($115 million) fine from the European Commission related to antitrust matters in the sorbates industry has been excluded from Other Contractual Obligations pending an appeal. Celanese is indemnified by a third-party for 80% of the expenses relating to these matters.

At June 30, 2004, Celanese had contractual guarantees and commitments as follows:

		Expiration per period
Contractual Guarantees and Commitments	Total	Less than 1 Year	2-3 Years	4-5 Years	After 5 Years
	(in millions)
Financial Guarantees	$59	$7	$14	$15	$23
Standby Letters of Credit	188	188	—	—	—
Contractual Guarantees and Commitments	$247	$195	$14	$15	$23

Celanese is secondarily liable under a lease agreement pursuant to which Celanese has assigned a direct obligation to a third party. The lease assumed by the third party expires on April 30, 2012. The lease liability for the period from June 30, 2004 to April 30, 2012 is estimated to be approximately $59 million. Standby letters of credit of $188 million at June 30, 2004 are irrevocable obligations of an issuing bank that ensure payment to third parties in the event that certain Celanese subsidiaries fail to perform in accordance with specified contractual obligations. The likelihood is remote that material payments will be required under these agreements. The stand-by letters of credit include $179 million issued under the credit-linked revolving facility.

For additional commitments and contingences see note 12 to the Parent Guarantor Interim Consolidated Financial Statements.

Although the Consolidated Parent Guarantor cannot predict with certainty the annual spending for the these matters, such matters will affect future cash flows.

Other Obligations	Predecessor 2003 Actual Spending	Additional Spending Three Months Ended		2004 Remaining Projected Spending
		Predecessor March 31, 2004	Successor June 30, 2004
	(in millions)
Environmental Matters	$80	$22	$22	$50
Pension and Other Benefits	219	48	128	396
Plumbing Actions and Sorbates Litigation(1)	15	3	7	5
Other Obligations	$314	$73	$157	$451

(1)	Spending in 2004 related to the sorbates litigation cannot be reasonably estimated. Receipts associated with the plumbing actions and sorbates litigation were $8 million and $125 million, plus interest for the six months ended June 30, 2004 and for the year ended December 31, 2003, respectively and are projected to be $35 million for the remainder of 2004.

Environmental Matters

In the first six months of 2004, and the year ended December 31, 2003, worldwide expenditures, including expenditures for legal compliance, internal environmental initiatives and remediation of active, orphan, divested and U.S. Superfund sites, were $44 million and $80 million, respectively. Environmental reserves for remediation matters were $150 million as of June 30, 2004. (See notes 15 and 17 to the Celanese Consolidated Financial Statements.)

It is anticipated that stringent environmental regulations will continue to be imposed on the chemical industry in general. Although the Consolidated Parent Guarantor cannot predict with certainty future environmental expenditures, especially expenditures beyond 2004, management believes that spending will continue at the current year level.

Due to its industrial history, Celanese has the obligation to remediate specific areas on its active sites as well as on divested, orphan or U.S. Superfund sites. In addition, as part of the demerger agreement with Hoechst, a specified proportion of the responsibility for environmental liabilities from a number of pre-demerger divestitures was transferred to Celanese. Celanese has provided for such obligations when the event of loss is probable and reasonably estimable. Management believes that the environmental costs will not have a material adverse effect on the financial position, but they may have a material adverse effect on the results of operations or cash flows in any given accounting period. (See note 24 to the Celanese Consolidated Financial Statements.)

Pension and Other Benefits

The funding policy for pension plans is to accumulate plan assets that, over the long run, will approximate the present value of projected benefit obligations. In the first six months of 2004, and for the years ended December 31, 2003 and 2002, pension contributions to the U.S. qualified defined benefit pension plan amounted to $33 million, $130 million and $100 million, respectively. Contributions to the German pension plans for the six months of 2004 were $105 million. Also in the six months of 2004, and for the years ended December 31, 2003 and 2002, payments to other non-qualified plans totaled $24 million and $14 million, respectively.

Spending associated with other benefit plans, primarily retiree medical, defined contribution and long-term disability, amounted to $29 million, $65 million and $61 million in the first six months ended June 30, 2004 and the years ended December 31, 2003 and 2002, respectively. Spending is expected to continue at comparable levels in 2004. (See note 9 to the Parent Guarantor Interim Consolidated Financial Statements.)

In connection with the Transactions, the Consolidated Parent Guarantor will prefund $463 million of certain pension obligations, of which $105 million was prefunded as of June 30, 2004, which is expected to eliminate the need for future funding for seven to ten years. The remaining contributions are expected to be made by the end of 2004.

Plumbing Actions and Sorbates Litigation

Celanese is involved in a number of legal proceedings and claims incidental to the normal conduct of its business. In the first six months of 2004 and for the year ended December 31, 2003, there were net cash (outflows) inflows of approximately ($2 million) and $110 million, respectively, in connection with the plumbing actions and sorbates litigation. As of June 30, 2004, there were reserves of $201 million for these matters. In addition, there were receivables from insurance companies and Hoechst in connection with the plumbing and sorbates matters of $167 million as of June 30, 2004.

Although it is impossible at this time to determine with certainty the ultimate outcome of these matters, management believes that adequate provisions have been made and that the ultimate outcome will not have a material adverse effect on the financial position, but could have a material adverse effect on the results of operations or cash flows in any given accounting period. (See note 12 to the Parent Guarantor Consolidated Financial Statements.)

    Capital Expenditures

Capital expenditures were $94 million and $211 million in the first six months of 2004 and the year ended December 31, 2003, respectively.

These capital expenditures primarily related to the completion of a production facility for synthesis gas, a primary raw material at the Oberhausen site in Germany, major replacements of equipment, capacity expansions, major investments to reduce future operating costs, environmental, health and safety initiatives and the integration of a company-wide SAP platform. Capital expenditures remained below depreciation levels as Celanese continued to make selective capital investments to enhance the market positions of its products.

Capital expenditures were financed principally with cash from operations. Celanese anticipates spending in 2004 to be between 75% and 85% of depreciation expense in 2003.

Restructuring Activities

In connection with the Transactions, the Consolidated Parent Guarantor is in the process of formulating a plan to exit or restructure certain activities. The Consolidated Parent Guarantor has not completed its analysis, but at June 30, 2004 has recorded initial purchase accounting liabilities of $10 million, primarily for employee severance and related costs in connection with its preliminary plan to exit or restructure certain activities. These initial activities are expected to be completed during 2005. The Consolidated Parent Guarantor also expects to finalize any further plans to exit or restructure activities in 2004, at which time additional liabilities related to these plans may be recorded.

Quantitative and Qualitative Disclosures about Market Risks

The Consolidated Parent Guarantor is exposed to market risk through commercial and financial operations. The Consolidated Parent Guarantor's market risk consists principally of exposure to currency exchange rates, interest rates and commodity prices. The Predecessor has in place policies of hedging against changes in currency exchange rates, interest rates and commodity prices as described below. The Consolidated Parent Guarantor intends to adopt the Predecessor's written policies regarding the use of derivative financial instruments. These policies are expected to be similar to those historically maintained by Celanese. These contracts are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities and SFAS No. 148, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. (See note 19 to the Celanese Consolidated Financial Statements.)

    Foreign Exchange Risk Management

The Consolidated Parent Guarantor and the Predecessor have receivables and payables denominated in currencies other than the functional currencies of the various subsidiaries, which create foreign exchange risk. For the purposes of this prospectus, the Predecessor's reporting currency is the U.S. dollar, the legal reporting currency of Celanese continues to be the euro. With the introduction of the euro on January 1, 1999, the exposure to exchange rate fluctuations is eliminated in relation to the euro zone countries that have adopted the euro as their common currency, leaving the U.S. dollar, the euro, Mexican peso, Japanese yen, British pound sterling, and Canadian dollar as the most significant sources of currency risk. Accordingly, the Consolidated Parent Guarantor enters into foreign currency forwards and options to minimize its exposure to foreign currency fluctuations. The foreign currency contracts are designated for recognized assets and liabilities and forecasted transactions. The terms of these contracts are generally under one year. The Predecessor's centralized hedging strategy states that foreign currency denominated receivables or liabilities recorded by the operating entities will be used to hedge the exposure on a consolidated basis. As a result, foreign currency forward contracts relating to this centralized strategy did not meet the criteria of SFAS No. 133 to qualify for hedge accounting. Accordingly, these contracts are accounted for as fair value hedges. Net foreign currency transaction gains or losses are recognized on the underlying transactions, which are offset by losses and gains related to foreign currency forward contracts.

Predecessor had contracts with net notional amounts totaling approximately $1,136 million, $765 million and $1,002 million at March 31, 2004, December 31, 2003 and 2002, respectively, which were denominated in U.S. dollars, British pound sterling, Japanese yen, and Canadian dollars. During the three month period ended March 31, 2004, foreign currency forward contracts, designated as fair value hedges, resulted in a decrease in total assets of $29 million and a decrease in total liabilities of $1 million. During

2003, The Predecessor's foreign currency forward contracts, designated as fair value hedges, resulted in a decrease in total assets of $8 million and an increase in total liabilities of $1 million. As of March 31, 2004 and December 31, 2003, these contracts hedged a portion (approximately 85% as of March 31, 2004 and December 31, 2003) of dollar denominated intercompany net receivables held by euro denominated entities. Related to the unhedged portion, a net gain of approximately $4 million and a net loss of approximately $14 million from foreign exchange gains or losses was recorded to other income, net and interest and other income, net in the three month period ended March 31, 2004 and the year ended December 31, 2003, respectively. During the years ended December 31, 2002 and 2001, Predecessor hedged all of its dollar denominated intercompany net receivables held by euro denominated entities. Therefore, there was no material net effect from foreign exchange gains or losses in interest and other income, net. Hedging activities related to intercompany net receivables yielded cash flows from operating activities of approximately $180 million, $95 million and $14 million, in 2003, 2002 and 2001, respectively, and approximately $0 million and $73 million for the three months ended March 31, 2004 and 2003, respectively.

In addition to the swap arrangement entered into by the Issuer as described below, the Consolidated Parent Guarantor had contracts with notional amounts totaling approximately $604 million at June 30, 2004, which were denominated in U.S. dollars, British pound sterling, Japanese yen, and Canadian dollars. During the three month period ended June 30, 2004, foreign currency forward contracts, designated as fair value hedges, resulted in a decrease in total assets of $12 million and a decrease in total liabilities of $2 million. As of June 30, 2004 these contracts hedged a portion (approximately 85%) of dollar denominated intercompany net receivables held by euro denominated entities. Related to the unhedged portion, a net gain of approximately $1 million from foreign exchange gains or losses was recorded to other income, net in the three month period ended June 30, 2004. Hedging activities related to intercompany net receivables yielded cash flows from operating activities of approximately $10 million for the three months ended June 30, 2004.

On June 16, 2004, as part of its currency risk management, the Issuer entered into a currency swap with certain financial institutions. Under the terms of the swap arrangement, the Issuer will pay approximately €13 million in interest and receive approximately $16 million in interest on each June 15 and December 15 (with interest for the first period prorated). Upon maturity of the swap agreement on June 16, 2008, the Issuer will pay approximately €276 million and receive $333 million. The Issuer has designated the swap as a cash flow hedge of a euro denominated intercompany loan. During the three month period ended June 30, 2004, the effects of the swap resulted in an increase in total liabilities and a decrease in shareholders' equity of $5 million and $2 million net of related income tax of $1 million, respectively. The Successor recorded a net loss of $3 million in other income, net offsetting a $3 million gain on foreign exchange associated with the underlying euro denominated intercompany loan.

A substantial portion of the Consolidated Parent Guarantor's assets, liabilities, revenues and expenses is denominated in currencies other than U.S. dollar, principally the euro. Fluctuations in the value of these currencies against the U.S. dollar, particularly the value of the euro, can have, and in the past have had, a direct and material impact on the business and financial results. For example, a decline in the value of the euro versus the U.S. dollar, results in a decline in the U.S. dollar value of the Consolidated Parent Guarantor's sales denominated in euros and earnings due to translation effects. Likewise, an increase in the value of the euro versus the U.S. dollar would result in an opposite effect. Celanese estimates that the translation effects of changes in the value of other currencies against the U.S. dollar increased net sales by approximately 5% for the three months ended March 31, 2004 and the year ended December 31, 2003 and increased net sales by approximately 2% in 2002. The translation effects on the Consolidated Parent Guarantor of changes in the value of other currencies against the U.S. dollar are estimated to have increased net sales by approximately 2% for the three months ended June 30, 2004. The Predecessor estimates that the translation effects of changes in the value of other currencies against the U.S. dollar decreased total assets by 1% for the three month period ended March 31, 2004 and increased total assets by approximately 5% in 2003. The translation effects on the Consolidated Parent Guarantor of changes in the value of other currencies against the U.S. dollar had no effect on total assets for the three-month period ended June 30, 2004. Exposure to transactional effects is further reduced by a high degree of overlap between the currencies in which sales are denominated and the currencies in which the raw material and other costs of goods sold are denominated.

Interest Rate Risk Management

The Predecessor entered into interest rate swap agreements to reduce the exposure of interest rate risk inherent in its outstanding debt by locking in borrowing rates to achieve a desired level of fixed/floating rate debt depending on market conditions. The Predecessor had open interest rate swaps with a notional amount of $200 million at March 31, 2004 and December 31, 2003 and $300 million at December 31, 2002. In the second quarter of 2004, the Consolidated Parent Guarantor recorded a loss of less than $1 million in other income, net, associated with the early termination of its $200 million interest rate swap. At June 30, 2004, the Consolidated Parent Guarantor had no interest rate swap agreements in place. The Predecessor recognized net interest expense from hedging activities relating to interest rate swaps of $2 million and $3 million for the three months ended March  31, 2004 and 2003, respectively. Net interest expense from hedging activities relating to interest rate swaps was recognized in the amounts of $1 million and $3 million for the three months ended June 30, 2004 and 2003, respectively. The Predecessor recognized net interest expense from hedging activities relating to interest rate swaps of $11 million in 2003 and $12 million in 2002. During 2003, the Predecessor's interest rate swaps, designated as cash flow hedges, resulted in a decrease in total assets and total liabilities and an increase in shareholders' equity of $4 million, $14 million and $7 million, net of related income tax of $4 million, respectively. There was no significant gain or loss recorded related to the ineffective portion of the interest rate swaps for the three months ended June 30, 2004, March 31, 2004 or the comparable quarterly periods of 2003. During 2003, the Predecessor recorded a net gain of $2 million in interest and other income, net, for the ineffective portion of the interest rate swaps. During 2003, the Predecessor recorded a loss of $7 million in interest and other income, net, associated with the early termination of one of its interest rate swaps. During 2002, the Predecessor's interest rate swaps resulted in an increase in total assets and total liabilities and a decrease in shareholders' equity of $4 million, $17 million and $8 million, net of related income tax of $4 million, respectively. Celanese recorded a net loss of $3 million and $5 million in interest and other income, net for the ineffective portion of the interest rate swaps, during the years ended December 31, 2002 and December 31, 2001, respectively.

On a pro forma basis as of June 30, 2004, the Consolidated Parent Guarantor had $1,047 million of variable rate debt. In accordance with our credit facilities, we are required to maintain appropriate interest protection if needed so that at least 50% of consolidated net debt, as defined by the agreement, would effectively bear interest at a fixed or capped rate for a period of three years. A 1% increase in interest rates would increase annual interest expense by approximately $10 million.

Commodity Risk Management

The Consolidated Parent Guarantor and the Predecessor's policy, for the majority of its natural gas and butane requirements, allows entering into supply agreements and forward purchase or cash-settled swap contracts, generally for up to 24 months. During the first six months of 2004, there were no forward contracts for its butane requirements and, for natural gas, had positions covering about 35% of its North American Chemical Products segment requirements primarily as a result of forward contracts entered into in 2003. In the future, The Consolidated Parent Guarantor may modify its practice of purchasing a portion of its commodity requirements forward, and consider utilizing a variety of other raw material hedging instruments in addition to forward purchase contracts in accordance with changes in market conditions. The fixed price natural gas forward contracts are principally settled through actual delivery of the physical commodity. The maturities of the cash-settled swap contracts correlate to the actual purchases of the commodity and have the effect of securing predetermined prices for the underlying commodity. Although these contracts are structured to limit the Consolidated Parent Guarantor's exposure to increases in commodity prices, they can also limit the potential benefit the Consolidated Parent Guarantor might have otherwise received from decreases in commodity prices. These cash-settled swap contracts are accounted for as cash flow hedges. Realized gains and losses on these contracts are included in the cost of the commodity upon settlement of the contract. The Predecessor recognized a loss of $1 million and a gain of $1 million from its derivative contracts for the three months ended March 31, 2004 and 2003, respectively. A loss of less than $1 million and $1 million from derivative contracts was recognized for the three months ended June 30, 2004 and 2003, respectively. The Predecessor recognized losses of $3 million and less than $1 million from natural gas swaps as well as butane and methane contracts in 2003 and 2002, respectively. There was no material impact on the balance sheet at June 30, 2004, March 31, 2004, December 31, 2003 and December 31, 2002. The effective portion of unrealized gains and losses associated with the cash-settled swap contracts are $0 million as of June 30, 2004, March 31, 2004 and December 31, 2003 and $1 million as of December 31, 2002. These amounts are recorded as a component of accumulated other comprehensive income (loss) until the underlying hedged transactions are reported in earnings. There were open swaps with a notional amount of $0 million as of June 30, 2004 and March 31, 2004 and $5 million as of December 31, 2003.

Critical Accounting Policies and Estimates

The Consolidated Parent Guarantor's management has reviewed these critical accounting policies and estimates and is finalizing its evaluation of its accounting policies and may determine that different policies are preferable in the future. The critical accounting policies adopted by the Consolidated Parent Guarantor are as follows:

The Consolidated Parent Guarantor and the Predecessor's Consolidated Financial Statements are based on the selection and application of significant accounting policies. The preparation of these financial statements and application of these policies requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. However, the Consolidated Parent Guarantor is not currently aware of any reasonably likely events or circumstances that would result in materially different results.

The Consolidated Parent Guarantor believes the following accounting polices and estimates are critical to understanding the financial reporting risks present in the current economic environment. These matters, and the judgments and uncertainties affecting them, are also essential to understanding the Consolidated Parent Guarantor's reported and future operating results. See note 3 to the Celanese Consolidated Financial Statements and note 4 to the Parent Guarantor Interim Consolidated Financial Statements for a more comprehensive discussion of the significant accounting policies.

Recoverability of Long-Lived Assets

The Consolidated Parent Guarantor's business is capital intensive and has required, and will continue to require, significant investments in property, plant and equipment. At June 30, 2004, March 31, 2004 and December 31, 2003, the carrying amount of property, plant and equipment was $1,624 million, $1,649 million and $1,710 million, respectively. As discussed in Note 3 to the Celanese Consolidated Financial Statements and note 4 to the Parent Gurantor Interim Consolidated Financial Statements, the Consolidated Parent Guarantor and the Predecessor assess the recoverability of property, plant and equipment to be held and used by a comparison of the carrying amount of an asset or group of assets to the future net undiscounted cash flows expected to be generated by the asset or group of assets. If such assets are considered impaired, the impairment recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

The Consolidated Parent Guarantor assesses the recoverability of the carrying value of its goodwill and other intangible assets with indefinite useful lives at least annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable. Recoverability of goodwill is measured at the reporting unit level based on a two-step approach. First, the carrying amount of the reporting unit is compared to the fair value as estimated by the future net discounted cash flows expected to be generated by the reporting unit. To the extent that the carrying value of the reporting unit exceeds the fair value of the reporting unit, a second step is performed, wherein the reporting unit's assets and liabilities are fair valued. The implied fair value of goodwill is calculated as the fair value of the reporting unit in excess of the fair value of all non-goodwill assets and liabilities allocated to the reporting unit. To the extent that the reporting unit's carrying value of goodwill exceeds its implied fair value, impairment exists and must be recognized.

During 2003, the Predecessor performed the annual impairment test of goodwill and determined that there was no impairment. As of June 30, 2004, no significant changes in the underlying business led management to believe its goodwill might have been impaired. The Consolidated Parent Guarantor will continue to evaluate the need for impairment if changes in circumstances or available information indicate that impairment may have occurred.

A prolonged general economic downturn and, specifically, a continued downturn in the chemical industry as well as other market factors could intensify competitive pricing pressure, create an imbalance of industry supply and demand, or otherwise diminish volumes or profits. Such events, combined with changes in interest rates, could adversely affect estimates of future net cash flows to be generated by the Consolidated Parent Guarantor's long-lived assets. Consequently, it is possible that future operating results could be materially and adversely affected by additional impairment charges related to the recoverability of long-lived assets.

Restructuring and Special Charges

Special charges include provisions for restructuring and other expenses and income incurred outside the normal ongoing course of operations. Restructuring provisions represent costs related to severance and other benefit programs related to major activities undertaken to fundamentally redesign the business operations as well as costs incurred in connection with a decision to exit non-strategic businesses. These measures are based on formal management decisions, establishment of agreements with the employees' representatives or individual agreements with the affected employees as well as the public announcement of the restructuring plan. The related reserves reflect certain estimates, including those pertaining to separation costs, settlements of contractual obligations and other closure costs. The Consolidated Parent Guarantor reassesses the reserve requirements to complete each individual plan under existing restructuring programs at the end of each reporting period. Actual experience has been and may continue to be different from these estimates. (See note 25 to the Celanese Consolidated Financial Statements and note 13 to the Parent Guarantor Interim Consolidated Financial Statements.)

Environmental Liabilities

The Consolidated Parent Guarantor manufactures and sells a diverse line of chemical products throughout the world. Accordingly, the businesses' operations are subject to various hazards incidental to the production of industrial chemicals including the use, handling, processing, storage and transportation of hazardous materials. The Consolidated Parent Guarantor recognizes losses and accrues liabilities relating to environmental matters if available information indicates that it is probable that a liability has been incurred and the amount of loss is reasonably estimated. If the event of loss is neither probable nor reasonably estimable, but is reasonably possible, appropriate disclosure is provided in the notes to its consolidated financial statements if the contingency is material.

Total reserves for environmental liabilities were $150 million, $153 million and $159 million at June 30, 2004, March 31, 2004 and December 31, 2003, respectively. Measurement of environmental reserves is based on the evaluation of currently available information with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations and prior experience in remediation of contaminated sites. An environmental reserve related to cleanup of a contaminated site might include, for example, provision for one or more of the following types of costs: site investigation and testing costs, cleanup costs, costs related to soil and water contamination resulting from tank ruptures and post-remediation monitoring costs. These reserves do not take into account any claims or recoveries from insurance. There are no pending insurance claims for any environmental liability that are expected to be material. The measurement of environmental liabilities is based on a range of management's periodic estimate of what it will cost to perform each of the elements of the remediation effort. The Consolidated Parent Guarantor uses its best estimate within the range to establish its environmental reserves. The Consolidated Parent Guarantor utilizes third parties to assist in the management and the development of its cost estimates for its sites. Changes to environmental regulations or other factors affecting environmental liabilities are reflected in the consolidated financial statements in the period in which they occur. The Consolidated Parent Guarantor accrues for legal fees related to litigation matters when the costs associated with defense can be reasonably estimated and are probable to occur. All other fees are expensed as incurred. (See note 24 to the Celanese Consolidated Financial Statements.)

Asset Retirement Obligations

The Consolidated Parent Guarantor as of June 30, 2004, and the Predecessor as of March 31, 2004 and December 31, 2003, had reserves for asset retirement obligations of $48 million, $48 million and $47 million, respectively. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. The liability is measured at the discounted fair value and is adjusted to its present value in subsequent periods as accretion expense is recorded. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset's useful life. The Consolidated Parent Guarantor has identified but not recognized asset retirement obligations related to substantially all its existing operating facilities. Examples of these types of obligations include demolition, decommissioning, disposal and restoration activities. Legal obligations exist in connection with the retirement of these assets upon closure of the facilities or abandonment of the existing operations. However, operations at these facilities are expected to continue indefinitely and therefore a reasonable estimate of fair value cannot be determined at this time. In the future, the Consolidated Parent Guarantor will assess strategies of the businesses acquired and may support decisions that differ from past decisions of the Predecessor's management regarding the continuing operations of existing facilities. Asset retirement obligations will be recorded if these strategies are changed and probabilities of closure are assigned to existing facilities. If certain operating facilities were to close, the related asset retirement obligations could significantly effect the Consolidated Parent Guarantor's results of operations and cash flows.

The Consolidated Parent Guarantor is assessing its worldwide acetate production capacity, and it is probable that certain facilities will close in the latter half of this decade. As a result, and in accordance with SFAS No. 143, the Acetate Products segment recorded a charge of $8 million, included within 2003 depreciation expense, related to these potential asset retirement obligations.

Realization of Deferred Tax Assets

Total net deferred tax assets were approximately $486 million, $580 million and $555 million at June 30, 2004, March 31, 2004 and December 31, 2003, respectively. Management regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance based on historical taxable income, projected future taxable income, applicable tax strategies, and the expected timing of the reversals of existing temporary differences. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Such evaluations require significant management judgments. Valuation allowances have been established primarily for U.S. state net operating losses and federal net operating and capital loss carryforwards, German trade income tax loss carryforwards and Mexican net operating loss carryforwards. At March 31, 2004, the Predecessor had $176 million of net deferred tax assets arising from U.S. net operating loss ("NOL") carryforwards. Under U.S. tax law, the utilization of the deferred tax asset related to the NOL carryforward is subject to an annual limitation if there is a more than 50 percentage point change in shareholder ownership. On April 6, 2004, the Tender Offer triggered this limitation. Taking into consideration this NOL limitation, planned 2004 payments to the Celanese U.S. pension plan and a significantly higher annual interest expense burden in the U.S. as a result of the Tender Offer, management has determined that it is more likely than not that the Consolidated Parent Guarantor will not be able to realize any of its U.S. deferred tax asset attributable to its NOL carryforwards. The fair value of the NOL for purchase accounting is zero. In addition, management is reviewing the impact of the Tender Offer and whether it will have an adverse impact on other deferred tax assets other than the NOL carryforward.

Benefit Obligations

Pension and other postretirement benefit plans covering substantially all employees who meet eligibility requirements are sponsored by CAC, a subsidiary of the Consolidated Parent Guarantor. With respect to its U.S. qualified defined benefit pension plan, minimum funding requirements are determined by the Employee Retirement Income Security Act. For the periods presented, the Predecessor has not been required to contribute under these minimum funding requirements. However, the Predecessor chose to contribute $130 million, $100 million, and $142 million for the years ended December 31, 2003, 2002 and 2001, respectively and $33 million and $65 million for the three and six months ended March 31, 2004 and June 30, 2003. Benefits are generally based on years of service and/or compensation. Various assumptions are used in the calculation of the actuarial valuation of the employee benefit plans. These assumptions include the weighted average discount rate, rates of increase in compensation levels, expected long-term rates of return on plan assets and increases or trends in health care costs. In addition to the above mentioned assumptions, actuarial consultants use subjective factors such as withdrawal and mortality rates to estimate the projected benefit obligation. The actuarial assumptions used to estimate the projected benefit obligation may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. These differences may result in a significant impact to the amount of pension expense recorded by the Consolidated Parent Guarantor in future periods.

The amounts recognized in the Consolidated Parent Guarantor and the Predecessor's Consolidated Financial Statements related to pension and postretirement benefits are determined on an actuarial basis. A significant assumption used in determining pension expense is the expected long-term rate of return on plan assets. At June 30, 2004 the Consolidated Parent Guarantor's assumed an expected long-term rate of return on plan assets of 8.5% for the U.S. qualified defined benefit pension plan. In 2003, the Predecessor assumed an expected long-term rate of return on plan assets of 9.0% for its U.S. qualified defined benefit pension plan, reflecting the generally expected moderation of long-term rates of return in the financial markets. The U.S. qualified defined benefit plan represents greater than 90 percent and 80 percent of the pension plan assets and liabilities, respectively. On average, the actual return on plan assets over the long-term (15 to 20 years) has substantially exceeded 9.0%. In 2003, the plans experienced market related returns as compared to losses in 2002.

For 2003, the Predecessor's expected long-term rate of return assumption for its U.S. plans remained at 9.0%. A 25 basis point decline in the expected long-term rate of return for the U.S. qualified defined benefit pension plan is expected to increase pension expense by an estimated $5 million in 2004. Another estimate that affects pension and postretirement benefit expense is the discount rate used in the annual actuarial valuations of pension and postretirement benefit plan obligations. At the end of each year, Management determines the appropriate discount rate, which represents the interest rate that should be used to determine the present value of future cash flows currently expected to be required to settle the pension and postretirement benefit obligations. The discount rate is generally based on the yield on high-quality corporate fixed-income securities. At June 30, 2004 and at December 31, 2003, the discount rate of the U.S. plans for the Successor and Predecessor, respectively, was each 6.25%. At December 31, 2002 the discount rate was 6.75% for the U.S. plans. At December 31, 2003, a 50 basis point decline in the discount rate for the U.S. pension and postretirement medical plans is estimated to increase pension and postretirement benefit expense in 2004 by approximately $5 million and less than $1 million, respectively, and the liabilities by approximately $130 million and approximately $13 million, respectively.

Additionally, other postretirement benefit plans provide medical and life insurance benefits to retirees who meet minimum age and service requirements. The postretirement benefit cost for 2003 and 2002 was $35 million and $39 million, respectively, and the accrued post-retirement liability was $320 million and $326 million, respectively. The post-retirement benefit cost was $7 million for the six months ended June 30, 2004 and $16 million for the six months ended June 30, 2003, and the accrued post-retirement liability was $402 million at June 30, 2004. The key determinants of the accumulated postretirement benefit obligation ("APBO") are the discount rate and the healthcare cost trend rate. The healthcare cost trend rate has a significant effect on the reported amounts of APBO and related expense. For example, as estimated at December 31, 2003, increasing the healthcare cost trend rate by one percentage point in each year would increase the APBO at December 31, 2003, and the 2003 postretirement benefit cost by approximately $1 million and less than $1 million, and decreasing the healthcare cost trend rate by one percentage point in each year would decrease the APBO at December 31, 2003 and the 2003 postretirement benefit cost by approximately $2 million and less than $1 million, respectively. (See note 18 to the Celanese Consolidated Financial Statements and note 9 to the Parent Guarantor Interim Consolidated Financial Statements.)

Accounting for Commitments & Contingencies

The Issuer is subject to a number of lawsuits, claims, and investigations, incidental to the normal conduct of its business, relating to and including product liability, patent and intellectual property, commercial, contract, antitrust, and employment matters, which are handled and defended in the ordinary course of business. (See note 23 to the Celanese Consolidated Financial Statements and note 12 to the Parent Guarantor Interim Consolidated Financial Statements.) Management routinely assesses the likelihood of any adverse judgments or outcomes to these matters as well as ranges of probable and reasonably estimable losses. Reasonable estimates involve judgments made by management after considering a broad range of information including: notifications, demands, settlements which have been received from a regulatory authority or private party, available facts, identification of other potentially responsible parties and their ability to contribute, as well as prior experience. A determination of the amount of loss contingency required, if any, is assessed in accordance with SFAS No. 5 "Contingencies and Commitments" and recorded if probable and estimable after careful analysis of each individual matter. The required reserves may change in the future due to new developments in each matter and as additional information becomes available.

CNA Holdings, Inc. ("CNA Holdings"), a U.S. subsidiary of the Consolidated Parent Guarantor and the Predecessor, which includes the U.S. business now conducted by Ticona, along with Shell Chemical Company ("Shell") and E. I. du Pont de Nemours ("DuPont"), among others, have been the defendants in a series of lawsuits, alleging that plastics manufactured by these companies that were utilized in the production of plumbing systems for residential property were defective or caused such plumbing systems to fail. CNA Holdings has accrued its best estimate of its share of the plumbing actions. At June 30, 2004 and December 31, 2003, accruals were $74 million and $76 million, respectively, for this matter, of which $12 million and $14 million, respectively, are included in current liabilities. Management believes that the plumbing actions are adequately provided for in the consolidated financial statements. However, if the Consolidated Parent Guarantor were to incur an additional charge for this matter, such a charge would not be expected to have a material adverse effect on the financial position, but may have a material adverse effect on the results of operations or cash flows of the Consolidated Parent Guarantor in any given accounting period. The Predecessor's receivables relating to the anticipated recoveries from third party insurance carriers for this product liability matter are based on the probability of collection on the settlement agreements reached with a majority of the insurance carriers whose coverage level exceeds the receivables and based on the status of current discussions with other insurance carriers. As of June 30, 2004 and December 31, 2003, insurance claims receivable were $65 million and $63 million, repsectively. Collectability could vary depending on the financial status of the insurance carriers. In 2003, the Predecessor recorded income from special charges of $107 million and interest income of $20 million, related to settlements from insurers in excess of the recorded receivable amounts. (See Note 23 to the Celanese Consolidated Financial Statements and Note 12 to the Parent Guarantor Interim Consolidated Financial Statements.)

Nutrinova Inc., a U.S. subsidiary of Nutrinova Nutrition Specialties & Food Ingredients GmbH, a wholly-owned subsidiary of the Consolidated Parent Guarantor and Predecessor, is party to various legal proceedings in the United States, Canada and Europe alleging Nutrinova Inc. engaged in unlawful, anticompetitive behavior which affected the sorbates markets while it was a wholly-owned subsidiary of Hoechst. In accordance with the demerger agreement between Hoechst and Celanese, which became effective October 1999, Celanese, the successor to Hoechst's sorbates business, was assigned the obligation related to these matters. However, Hoechst agreed to indemnify Celanese for 80 percent of payments for such obligations. Expenses related to this matter are recorded gross of any such recoveries from Hoechst while the recoveries from Hoechst, which represents 80 percent of such expenses, are recorded directly to shareholders' equity, net of tax, as a contribution of capital.

Based on a review of the existing facts and circumstances relating to the sorbates matter, including the status of governmental investigations, as well as civil claims filed and settled, the Consolidated Parent Guarantor and Predecessor had remaining accruals of $127 million and $137 million at June 30, 2004 and December 31, 2003, respectively, for the estimated loss relative to this matter. Although the outcome of this matter cannot be predicted with certainty, management's best estimate of the range of possible additional future losses and fines, including any that may result from governmental proceedings, as of June 30, 2004 is between $0 and $8 million. The estimated range of such possible future losses is management's best estimate taking into consideration potential fines and claims, both civil and criminal, that may be imposed or made in other jurisdictions. At June 30, 2004 and December 31, 2003, the

Consolidated Parent Guarantor and Predecessor had receivables, recorded within current assets, relating to the sorbates indemnification from Hoechst of $102 million and $110 million, respectively. (See Note 23 to the Celanese Consolidated Financial Statements and note 12 to the Parent Guarantor Interim Consolidated Financial Statements.)

Captive Insurance Companies

The Consolidated Parent Guarantor or the Predecessor consolidate two wholly owned insurance companies (the "Captives"). The Captives are a key component of the Consolidated Parent Guarantor's global risk management program as well as a form of self-insurance for property, liability and workers compensation risks. The Captives issue insurance policies to Predecessor subsidiaries to provide consistent coverage amid fluctuating costs in the insurance market and to lower long-term insurance costs by avoiding or reducing commercial carrier overhead and regulatory fees. The Captives issue insurance policies and coordinate claims handling services with third party service providers. They retain risk at levels approved by the Board of Management and obtain reinsurance coverage from third parties to limit the net risk retained. One of the Captives also insures certain third party risks.

The assets of the Captives consist primarily of marketable securities and reinsurance receivables. Marketable securities values are based on quoted market prices or dealer quotes. The carrying value of the amounts recoverable under the reinsurance agreements approximate fair value due to the short-term nature of these items.

The liabilities recorded by the Captives relate to the estimated risk of loss recorded by the Captives, which is based on management estimates and actuarial valuations, and unearned premiums, which represent the portion of the premiums written applicable to the terms of the policies in force. The establishment of the provision for outstanding losses is based upon known facts and interpretation of circumstances influenced by a variety of factors. In establishing a provision, management considers facts currently known and the current state of laws and litigation where applicable. Liabilities are recognized for known claims when sufficient information has been developed to indicate involvement of a specific policy and management can reasonably estimate their liability. In addition, liabilities have been established to cover additional exposure on both known and unasserted claims. Estimates of the liabilities are reviewed and updated regularly. It is possible that actual results could differ significantly from the recorded liabilities.

The Captives use reinsurance arrangements to reduce their risk of loss. Reinsurance arrangements however do not relieve the Captives from their obligations to policyholders. Failure of the reinsurers to honor their obligations could result in losses to the Captives. The Captives evaluate the financial condition of their reinsurers and monitor concentrations of credit risk to minimize their exposure to significant losses from reinsurer insolvencies and establish allowances for amounts deemed non-collectable.

Premiums written are recognized based on the terms of the policies. Capitalization of the Captives is determined by regulatory guidelines.

Outlook

In the third quarter, we are experiencing healthy demand for many of our products and expect that volumes will be stronger than those in the same period last year. Volatile pricing for crude oil, its derivatives and natural gas is expected to impact our raw material and energy costs. We will continue our efforts to raise prices, but expect that elevated costs for hydrocarbons will put pressure on margins. We are also reviewing options to redesign our corporate and business organizations and processes to enhance productivity and the profitability of our businesses.

INDUSTRY OVERVIEW

Celanese is a leading player in the basic chemicals and specialty chemicals markets. Celanese competes in four primary markets: Chemical Products, Acetate Products, Technical Polymers Ticona and Performance Products.

Chemical Products

Celanese participates in the basic chemicals market through its sales of acetic acid and vinyl acetate monomer, as well as its significant presence in acetyl derivatives. Celanese also produces higher value-added acetyl based products, such as polyvinyl alcohol and emulsions. The Chemical Products segment consists of six business lines: Acetyls, Acetyl Derivatives and Polyols, Polyvinyl Alcohol, Emulsions, Specialties and other chemical activities.

    Acetyls

Acetic acid is a global, mature product that is primarily used for the production of vinyl acetate monomer (VAM) as well as purified terephthalic acid solvent and acetic anhydride. The 2003 global demand was approximately 7.3 million tonnes served by a few, large producers, according to Tecnon and Celanese estimates. Future demand for acetic acid largely depends on manufacturing growth in VAM and purified terephthalic acid, a precursor material for manufacturing polyester, and is expected to grow approximately 3-4% per annum on a global basis. Asia is projected to become an increasingly important player in acetic acid production and currently represents approximately one third of total production capacity. Celanese has begun preparations to build a 600,000 metric ton per year acetic acid plant in Nanjing, China, with production anticipated to begin in late 2006 or early 2007. Celanese is a leading global producer of acetic acid according to the Tecnon Orbichem Survey.

Global demand for VAM in 2003 is estimated to be 4.4 million tonnes and is expected to grow 3-4% per annum, according to Tecnon and Celanese estimates. VAM is used in a variety of adhesives, paints, films, coatings and textiles. Celanese is the world's leading producer of VAM according to the Tecnon Orbichem Survey.

Acetic acid and vinyl acetate monomer, like other commodity products, are characterized by cyclicality in pricing. The principal raw materials in these products are natural gas and ethylene, which are purchased from numerous sources; carbon monoxide, which is purchased by us under long-term contracts; methanol, which is both manufactured and purchased by us under short-term contracts; and butane, which is purchased from several suppliers. All these raw materials, except carbon monoxide, are themselves commodities and are available from a wide variety of sources. Celanese intends to purchase most of its North American methanol requirements from Southern Chemical Corporation beginning in 2005 under a multi-year agreement.

Celanese's acetic acid and vinyl acetate monomer businesses are global and have several large customers. Generally, Celanese supplies these global customers under multi-year contracts. The customers of acetic acid and vinyl acetate monomer produce polymers used in water-based paints, adhesives, paper coatings, film modifiers and textiles.

Other products include acetic anhydride, a raw material used in the production of cellulose acetate, detergents and pharmaceuticals and acetaldehyde, a major feedstock for the production of polyols. Acetaldehyde is also used in other organic compounds such as pyridines, which are used in agricultural products.

    Acetyl Derivatives and Polyols

The acetyl derivatives and polyols business line produces a variety of solvents, polyols, formaldehyde and other chemicals, which in turn are used in the manufacture of paints, coatings, adhesives, and other products. Many acetyl derivatives products are derived from our production of acetic acid and oxo alcohols.

Acetyl derivatives and polyols are commodity products characterized by cyclicality in pricing. The principal raw materials used in the acetyl derivatives business line are acetic acid, various alcohols, methanol, acetaldehyde, propylene, ethylene and synthesis gas.

The customers of acetyl derivatives are primarily engaged in the production of paints, coatings and adhesives. The sale of formaldehyde is based on both long and short term agreements. Polyols are sold globally to a wide variety of customers, primarily in the coatings and resins and the specialty products industries. Oxo products are sold into a wide variety of end uses, including plasticizers, acrylates and solvents/ethers. The oxo market is characterized by oversupply and numerous competitors.

    Polyvinyl Alcohol

Polyvinyl alcohol ("PVOH") is a performance chemical engineered to satisfy particular customer requirements. Global demand for polyvinyl alcohol is estimated to be 840,000 tonnes, according to Tecnon and Celanese estimates. According to Stanford Research International's December 2003 report on PVOH, Celanese is the largest North American producer of polyvinyl alcohol and the third largest producer in the world.

PVOH is used in adhesives, building products, paper coatings, films and textiles. The primary raw material to produce polyvinyl alcohol is vinyl acetate monomer, and acetic acid is produced as a by-product. Prices vary depending on industry segment and end use application. Products are sold on a global basis, and competition is from all regions of the world. Therefore, regional economies and supply and demand balances affect the level of competition in other regions. Polyvinyl alcohol is sold to a diverse group of regional and multinational customers. The customers of Celanese's polyvinyl alcohol business line are primarily engaged in the production of adhesives, paper, films, building products, and textiles.

    Emulsions

Emulsions are a key component of water-based quality surface coatings, adhesives, non-woven textiles and other applications. According to Kline & Co., a chemicals industry consultant, based on sales, Celanese held a number two position in emulsions (excluding styrene butadiene resins) in Europe and a number one position in European VAM-based emulsions in 2001. Emulsions are made from vinyl acetate monomer, acrylate esters and styrene. Emulsions and emulsion powders are sold to a diverse group of regional and multinational customers. Customers for emulsions are manufacturers of water-based quality surface coatings, adhesives, and non-woven textiles. Customers for emulsion powders are primarily manufacturers of building products.

    Specialties

Celanese's specialties business line produces (i) carboxylic acids used in detergents, synthetic lubricants and plasticizers, (ii) amines used in agrochemicals, herbicides, and in the treatment of rubber and water and (iii) oxo derivatives and special solvents which are used as raw materials for the fragrance and food ingredients industry.

The prices for these products are generally relatively stable due to long-term contracts with customers in industries that are not generally subject to the cyclical trends of commodity chemicals. The primary raw materials for these products are olefins and ammonia, which are purchased from world market suppliers based on international prices. The specialties business line primarily serves global markets in the synthetic lubricant, agrochemical, rubber processing and other specialty chemical areas. Much of the specialties business line involves "one customer, one product" relationships, where the business develops customized products with the customer, but the specialties business line also sells several chemicals which are priced more like commodity chemicals.

   Competition

Our principal competitors in the Chemical Products segment include Acetex Corporation, Air Products and Chemicals, Inc., Atofina S.A., BASF, Borden Chemical, Inc., BP p.l.c., Chang Chun Petrochemical Co., Ltd., Daicel, Dow, Eastman Chemical Corporation ("Eastman"), E. I. Du Pont de Nemours and Company ("DuPont"), Methanex Corporation, Millennium Chemicals Inc., Nippon Goshei, Perstorp Inc., Rohm & Haas Company, Showa Denko K.K., and Kuraray Co. Ltd.

Acetate Products

Global demand for cellulose acetate fiber is estimated to be approximately 700,000 tons, with approximately 85% comprising cigarette filter tow and the remaining 15% textile filament, according to

Celanese 2003 estimates. While filter tow demand is expected to grow 1% per annum, acetate filament is expected to decline by 4 to 6% per annum. According to the 2002 Stanford Research Institute International Chemical Economics Handbook, Celanese is the world's leading producer of acetate fibers, including production through its joint ventures in Asia.

Celanese produces acetate flake by processing wood pulp with acetic anhydride. Celanese purchases wood pulp that is made from reforested trees from major suppliers and produces acetic anhydride internally. The acetate flake is then further processed into acetate fiber in the form of a tow band or filament.

The acetate filter products business line produces acetate tow, which is used primarily in cigarette filters. The acetate tow market continues to be characterized by stability and slow growth. The acetate filament business line is a supplier to the textile industry. Demand for acetate filament is dependent on fashion trends and the world economy.

Sales in the acetate filter products industry are principally to the major tobacco companies that account for a majority of worldwide cigarette production.

In the acetate filament industry, Celanese's sales are made to textile companies that range in size from the largest in the industry to others which are quite small. The textile companies either weave or knit the acetate filament yarns to produce greige fabrics. The greige fabrics are then dyed and finished, either by the greige fabrics manufacturer or by converters who buy the fabrics and contract with dyeing and finishing companies to process the fabrics. The finished fabrics are sold to manufacturers who cut and sew the fabrics into apparel for retail stores.

The textile industry, in particular the apparel portion of the industry, continues to undergo structural changes as production moves from high-wage to low-wage countries. In recent years, this has resulted in a changing customer base for all participants in the textile chain.

    Competition

Principal competitors in the Acetate Products segment include Acordis Industrial Nederland BV, Daicel, Eastman, Mitsubishi Rayon Company, Limited, Novaceta S.p.a., and Rhodia S.A. ("Rhodia").

Technical Polymers Ticona

Ticona develops, produces and supplies a broad portfolio of high performance technical polymers including polyacetals and ultra-high-molecular-weight polyethylene. Polyacetals are estimated to have a 3-4% annual estimated growth in the U.S. and Western Europe, according to SRI Consulting. Ticona's technical polymers have chemical and physical properties enabling them, among other things, to withstand high temperatures, resist chemical reactions with solvents and resist fracturing or stretching. These products are used in a wide range of performance-demanding applications in the automotive and electronics sectors and in other consumer and industrial goods, often replacing metal or glass.

Ticona's customer base consists primarily of a large number of plastic molders and component suppliers, which are often the primary suppliers to original equipment manufacturers, or OEMs. Ticona works with these molders and component suppliers as well as directly with the OEMs to develop and improve specialized applications and systems.

Prices for most of these products, particularly specialized product grades for targeted applications, generally reflect the value added in complex polymer chemistry, precision formulation and compounding, and the extensive application development services provided. The specialized product lines are not particularly susceptible to cyclical swings in pricing. Polyacetals pricing, mainly in standard grades, is, however, somewhat more price competitive, with many minimum-service providers competing for volume sales.

Polyacetals are used for mechanical parts, in automotive applications including door lock systems, seat belt mechanisms, fuel senders and in electrical, consumer, medical and industrial applications such as razors, shower handsets, medical dosage systems and gears for appliances.

The primary raw material for polyacetals is formaldehyde, which is manufactured from methanol. Ticona currently purchases formaldehyde in the United States from our Chemical Products segment and, in Europe, manufactures formaldehyde from purchased methanol.

Ultra high molecular weight polyethylene, or PE-UHMW, is a type of high density polyethylene (HDPE) specialty material that is very tough and abrasion and impact resistant. It is therefore used in different end-markets from traditional HDPE. It can be found in sheet form, molded into stock shapes, or spun into high-strength fibers. Its most common end uses are compression-molded sheets, porous parts, ram-extruded sheets, profiles, filters and rods. GUR, a form of PE-UHMW, is an engineered material used in heavy-duty automotive and industrial applications such as car battery separator panels and industrial applications, such as flood gates and conveyor belts, as well as in specialty medical and consumer applications, such as porous tips for marker pens, sports equipment, orthopedic devices or in water filtration. The basic raw material for PE-UHMW is ethylene.

Polyesters are used in a wide variety of automotive, electrical and consumer applications, including ignition system parts, radiator grilles, airbags, electrical switches, appliance housings, boat fittings and perfume bottle caps. Raw materials for polyesters vary.

Liquid crystal polymers, or LCPs are used in electrical and electronics applications and for precision parts with thin walls and complex shapes. Fortron, a polyphenylene sulphide, or PPS, product, is used in a wide variety of automotive and other applications, especially those requiring heat and/or chemical resistance, including fuel system parts, radiator pipes and halogen lamp housings, and often replaces metal in these demanding applications. Celstran and Compel are long fiber reinforced thermoplastics, which impart extra strength and stiffness, making them more suitable for larger parts than conventional thermoplastics.

A number of Ticona's polyacetals customers, particularly in the appliance, electrical components, toys and certain sections of the electronics/telecommunications fields, have moved tooling and molding operations to Asia, particularly southern China. To meet the expected increased demand in this region, Ticona, along with Polyplastics, Mitsubishi Gas Chemical Company Inc., and Korea Engineering Plastics agreed on a production joint venture to construct and operate a 60,000 metric ton polyacetals facility in China.

Ticona's principal customers are suppliers to the automotive industries as well as industrial suppliers. These customers primarily produce engineered products, and Ticona works closely with its customers to assist them to develop and improve specialized applications and systems.

    Competition

Ticona's principal competitors include BASF, DuPont, General Electric Company DSM NV, and Solvay S.A. Other competitors include Asahi Kasei Corporation, Mitsubishi Plastics, Inc., Bayer AG, Chevron Phillips Chemical Company, L.P., Braskem S.A., Teijin and Toray Industries Inc.

Performance Products

According to SRI Consulting, sales of high-intensity sweeteners represented approximately 11% of the $9.5 billion food additive businesses in the U.S., Western Europe and Japan in 2003. Nutrinova's food ingredients business consists of the production and sale of high intensity sweeteners and food protection ingredients, such as sorbic acids and sorbates, as well as the resale of dietary fiber products worldwide and the resale of other food ingredients in Japan, Australia, Mexico and the United States. Acesulfame-K, marketed under the trademark Sunett, is used in a variety of beverages, confections and dairy products throughout the world. It is a long lasting product independent of temperature and has synergies with other sweeteners, both nutritive and non-nutritive. The primary raw materials for this product are diketene and sulfur trioxide. Sunett pricing for targeted applications reflects the value added in the precision formulations and extensive technical services provided.

Nutrinova's food protection ingredients are used in foods, beverages and personal care products. The primary raw materials for these products are ketene and crotonaldehyde. Sorbates pricing is extremely sensitive to demand and industry capacity and is not necessarily dependent on the prices of raw materials.

    Competition

The principal competitors for Nutrinova's Sunett sweetener are Holland Sweetener Company, The Nutrasweet Company, Ajinomoto Co., Inc., Tate & Lyle and several Chinese manufacturers. In sorbates, Nutrinova competes with Nantong AA, Daicel, Chisso Corporation, Cheminova, Yu Yao/Ningbo, Yancheng AmeriPac and other Japanese and Chinese manufacturers of sorbates.

BUSINESS

Background

Pursuant to a voluntary tender offer commenced in February 2004 (the "Tender Offer"), the Purchaser, an indirect wholly owned subsidiary of the Issuer and the Parent Guarantor, in April 2004 acquired approximately 84.3% of the Celanese Shares outstanding as of June 30, 2004. Both the Issuer and the Parent Guarantor are recently-formed companies which, apart from the financing of the Transactions, do not have any independent external operations other than through the indirect ownership of the Celanese Shares. Accordingly, no separate financial statements of the Issuer or the Parent Guarantor on a stand-alone basis are included in this prospectus and financial and other information of Celanese is presented in this prospectus. Celanese is not an obligor on the notes and on the issue date none of its subsidiaries will guarantee the notes. Further, the Issuer is limited in its ability to exercise managerial control over Celanese, including with respect to the payment of dividends and other distributions by Celanese to the Issuer, until the Domination Agreement has become operative. Although the Purchaser intends to acquire the remaining Celanese Shares and expects the Domination Agreement with Celanese to become operative, the Issuer cannot assure you that either of these events will take place. See "The Transactions."

Celanese

Celanese is a leading global industrial chemicals company with strong competitive positions in its major products and production technologies based on production capacity and cost effectiveness according to, or derived from, SRI Handbook and Tecnon Orbichem Survey. Celanese's business involves processing chemical raw materials, such as ethylene and propylene, and natural products, including natural gas and wood pulp, into value-added chemicals and chemical-based products. Celanese's leadership position is based on two key factors: its significant market shares and competitive cost structures in its major products. Celanese's competitive cost structures are based on economies of scale, vertical integration, technical know-how and the use of advanced technologies. Celanese's portfolio consists of four main business segments: Chemical Products, Acetate Products, Technical Polymers Ticona and Performance Products.

As of December 31, 2003, Celanese had approximately 9,500 employees worldwide on a continuing basis. As of December 31, 2003, Celanese had 24 production plants and six research centers in ten countries. Most of Celanese's facilities are located in the Americas, principally in the three North America Free Trade Agreement countries: the United States, Canada and Mexico. Celanese also has major operations, including significant joint ventures, in Asia. In 2003, 39 percent of net sales was to customers located in North America, 40 percent to customers in Europe, 18 percent to customers in Asia and Australia and 3 percent to customers in the rest of the world. Celanese has a large and diverse global customer base consisting principally of major industrial companies. In 2003, sales to Celanese's 10 largest customers accounted for less than 30 percent of Celanese's net sales and the single largest customer represented less than 7 percent of Celanese's net sales.

Segment Overview

The table below illustrates each segment's net sales to external customers for the year ended December 31, 2003, as well as each segment's major products and end-use markets.

	Chemical Products	Technical Polymers Ticona	Acetate Products	Performance Products
2003 Net Sales(1)	$2,968 million	$762 million	$655 million	$169 million
Major Products	• Acetic acid • Vinyl acetate monomer (VAM) • Polyvinyl Alcohol (PVOH) • Emulsions • Acetic anhydride • Acetate esters • Carboxylic acids • Methanol	• Polyacetal (POM) • UHMW-PE (GUR) • Liquid crystal polymers (Vectra) • Polyphenylene Sulfide (Fortron)	• Acetate tow • Acetate filament	• Sunett sweetener • Sorbates
Major End-Use Markets	• Paints • Coatings • Adhesives • Lubricants • Detergents	• Fuel system components • Conveyor belts • Electronics • Seat belt mechanisms	• Cigarette filters • Textiles	• Beverages • Confections • Baked goods • Dairy products

(1)	2003 net sales of $4,603 million also include $49 million in net sales from Other Activities.

    Chemical Products

The Chemical Products segment produces and supplies acetyl products, including acetic acid, acetate esters, vinyl acetate monomer, or VAM, polyvinyl alcohol, and emulsions. Acetic acid is used in the production of other basic chemicals. Acetate esters are used in paints, coatings and inks. Vinyl acetate monomer is primarily used in a variety of adhesives, paints and coatings. Polyvinyl alcohol is made from vinyl acetate monomer and is used in adhesives, paper coatings, films and textiles. Emulsions and emulsion powders are a key component of water based quality surface coatings, adhesives, non-woven textiles and building products. Most of the other chemicals produced in this segment are organic solvents and intermediates for pharmaceutical, agricultural and chemical products. Celanese is a leading global producer of acetic acid, and the world's largest producer of vinyl acetate monomer and the largest North American producer of methanol, the major raw material used for the production of acetic acid. Celanese is the largest polyvinyl alcohol producer in North America and the third largest producer in the world. Based on sales, the emulsions business holds a number two position in conventional emulsions (excluding styrene butadiene resins or SBRs) in Europe and a number one position in VAM-based emulsions in Europe. The business is also a leading supplier of emulsion powders globally.

    Technical Polymers Ticona

The Technical Polymers Ticona segment develops, produces and supplies a broad portfolio of high performance technical polymers for use in automotive and electronics products and in other consumer and industrial applications, often replacing metal or glass. Together with Celanese's 45% owned joint venture Polyplastics, its 50%-owned joint venture Korea Engineering Plastics Company Ltd., and Fortron Industries, its 50-50 joint venture with Kureha Chemicals Industry of Japan, Celanese is a leading participant in the global technical polymers business. The primary products within the Ticona segment are Hostaform/Celcon, Celanese's polyacetal, or POM, offerings, and GUR, an ultra high molecular weight polyethylene. Hostaform and Celcon are used in a broad range of products including automotive components, electronics and appliances. GUR is used in battery separators, conveyor belts, filtration equipment, coatings and medical devices.

    Acetate Products

The Acetate Products segment primarily produces and supplies acetate tow (filter products) and acetate filament. Products from this segment are found in cigarette filters, fashion apparel, linings and home furnishings. Celanese is one of the world's leading producers of acetate tow and acetate filament, including production by its joint ventures in China according to SRI Handbook.

    Performance Products

The Performance Products segment consists of Nutrinova, the food ingredients business, which produces and sells a high intensity sweetener and food protection ingredients, such as sorbates, for the food, beverage and pharmaceuticals industries.

    Other Activities

Celanese's portfolio contains other businesses and activities separate from its principal business segments, which consist primarily of general corporate functions, captive insurance companies, the innovative products subsidiaries Celanese Ventures GmbH and Celanese Advanced Materials, Inc., companies that provide infrastructure services, and other ancillary businesses. Celanese Ventures GmbH promotes research projects that lie outside Celanese's principal businesses or, due to their long-term perspective and widely spread application possibilities, cannot be operated by the business alone. Celanese Advanced Materials, Inc. consists of the high performance polymer, polybenzimidazole or PBI, and the Vectran polymer fiber product lines.

Competitive Strengths

Celanese has benefited from the following competitive strengths:

    Leading Market Positions

Celanese has #1 or #2 market positions worldwide in products that make up a majority of its sales according to SRI Handbook and Tecnon Orbichem Survey. Celanese is a leading global producer of acetic acid and the world's largest producer of vinyl acetate monomer. Ticona and its joint ventures, Polyplastics and KEP, are leading suppliers of polyacetals and other engineering resins in North America, Europe and the Asia/Pacific region. Celanese's leadership positions are based on its significant market shares, proprietary technology and competitive cost structures in its major products.

    Low Cost Producer

Celanese's competitive cost structures are based on economies of scale, vertical integration, technical know-how and the use of advanced technologies. Celanese's production of acetyl products employs industry leading proprietary and licensed technologies, including its proprietary AO Plus acid-optimization technology for the production of acetic acid and VAntage vinyl acetate monomer technology. AO Plus enables plant capacity to be increased with minimal investment, while VAntage enables significant increases in production efficiencies, lower operating costs and increases in capacity at ten to fifteen percent of the cost of building a new plant.

    Global Reach

Celanese operates 24 production facilities throughout the world, with major operations in North America, Europe and Asia. Celanese's infrastructure of manufacturing plants, terminals, and sales offices provides Celanese with a competitive advantage in anticipating and meeting the needs of its global and local customers in well-established and growing markets while its geographic diversity mitigates the potential impact of volatility in any individual country or region. Celanese has a strong and growing presence in Asia (particularly in China) where joint ventures owned by Celanese and its partners operate nine additional facilities.

    Strategic Investments

Celanese's strategic investments, consisting primarily of its extensive network of joint ventures, enable it to minimize investments necessary to access new markets, while also generating significant cash flow and earnings for Celanese. Celanese's joint ventures are important components of Celanese's strategy. Celanese actively manages its investments in its joint ventures with its venture partners. Between January 1, 2001 and December 31, 2003, Celanese received $291 million in dividends and other distributions from its joint ventures.

    Strong Cash Flow Generation

Celanese has generated a high level of cash flow for the past several years based on its low-cost production, diverse product base, consisting of basic and high performance products, and presence in numerous geographic markets. Celanese has strengthened its cash flow through its disciplined management of working capital, its selective capital expenditures programs and its continual focus on cost reduction.

    Diversity of Products and End-Use Markets

Celanese offers its customers a broad range of products. Celanese also benefits from exposure to a wide variety of different end-use markets, which helps to mitigate the potential impact of volatility in any individual end-use market. For example, the Ticona technical polymers business offers customers a broad range of high-quality engineering plastics to meet the needs of customers in numerous end-use markets, such as automotive, electrical/electronics, appliance and medical. The Chemical Products business has leading market positions in an integrated chain of basic and performance-based acetyl products, sold into diverse industrial applications.

Business Strategies

Celanese is pursuing the following business strategies:

    Maintain Cost Advantage and Productivity Leadership

Celanese continually seeks opportunities to reduce its production and raw material costs. Advanced process control projects help to generate significant savings in energy and raw materials while increasing yields in production units. Most significantly, Celanese intends to intensify the implementation of Six Sigma, which has become a pervasive and important tool in both operations and administration for achieving greater productivity and growth. Celanese announced in July 2003 that it intends to purchase most of its North American internal methanol requirements from Southern Chemical Corporation beginning in 2005 under a multi-year agreement at a lower cost than Celanese's present cost for methanol. Celanese is also engaged in several projects and process technology improvements focused on energy reduction. Celanese also intends to continue using best practices to reduce costs and increase equipment reliability in maintenance and project engineering.

    Maximize Cash Flow and Reduce Debt

Despite a difficult operating environment over the past several years, Celanese has generated a significant amount of cash flow. Between January 1, 2001 and December 31, 2003, Celanese generated over $1.2 billion of net cash provided by operating activities which it has used principally to repay debt and make capital and strategic investments. Celanese believes there are significant opportunities to further increase its cash flow through increasing productivity, managing trade working capital, receiving cash dividends from its joint ventures and continuing to pursue cost reduction efforts. Celanese believes in a focused capital expenditure plan that is dedicated to attractive investment projects. Celanese intends to use its free cash flow to reduce indebtedness and pursue selective expansions of its businesses.

    Deliver Value-Added Solutions

Celanese is continually developing new products and industry leading production technologies that solve customer problems. For example, Ticona has worked closely with fuel system suppliers to develop an acetal copolymer with the chemical and impact resistance necessary to withstand exposure to hot diesel fuels. In its emulsions business, Celanese pioneered a technological solution that leads the industry in product offerings for ecologically friendly, emulsions for solvent-free interior paints. Celanese believes that its customers value its expertise and Celanese will continue to work with them to enhance the quality of its products.

    Enhance Value of Portfolio

Celanese seeks to further optimize its business portfolio through divestitures, acquisitions and strategic investments that enable Celanese to focus on businesses in which it can achieve market, cost and technology leadership over the long term. Celanese intends to continue its strategy of evaluating opportunities to expand its product mix into higher value-added products.

    Focused Business Investment

Celanese intends to continue investing strategically in growth areas, including new production capacity, to extend its global market leadership position. Historically, Celanese's strong market position has enabled it to initiate capacity growth to take advantage of projected demand growth. For example, Celanese is preparing to build a 600,000 metric ton per year world-scale acetic acid plant in China, the world's fastest growing market for acetic acid and its derivatives. Celanese also has plans to increase the capacity of its GUR ultra high molecular weight polyethylene plant in Germany by 10,000 tons per year, which will increase Ticona's worldwide capacity by 17% in the second half of 2004. Celanese expects to continue to benefit from its investments and capacity expansion that enable it to meet increases in global demand.

Business Segments

Chemical Products

The Chemical Products segment consists of six business lines: Acetyls, Acetyl Derivatives and Polyols, Polyvinyl Alcohol, Emulsions, Specialties, and other chemical activities. All business lines in this segment mainly conduct business using the "Celanese" trade name, except Polyvinyl Alcohol, which uses the trademark Celvol, and Emulsions, which uses the trademarks Mowilith and Celvolit. The following table lists key products and their major end use markets.

Key Chemical Products	Major End Use Markets
Methanol	Formaldehyde and Acetic Acid
Acetic Acid	Vinyl Acetate Monomer, Acetic Anhydride and Purified Terephthalic Acid or PTA, an Intermediate used in the production of Polyester resins, films and fibers
Acetic Anhydride	Cellulose Acetate and Pharmaceuticals
Vinyl Acetate Monomer	Paints, Adhesives, Paper Coatings, Films and Textiles
Acetate Esters	Coatings, Inks
Oxo Alcohols	Plasticizers, Acrylates, Esters, Solvents and Inks
Polyvinyl Alcohol	Adhesives, Building Products, Paper Coatings, Films and Textiles
Emulsions	Water-Based Quality Surface Coatings, Adhesives, Non-Woven Textiles
Emulsion Powders	Building Products
Carboxylic Acids	Lubricants, Detergents and Specialties
Amines	Agricultural Products and Water Treatments

Business Lines

Acetyls.    The acetyls business line produces:

•	Acetic acid, used to manufacture vinyl acetate monomer and other acetyl derivatives. Celanese manufactures acetic acid for its own use, as well as for sale to third parties, including producers of purified terephthalic acid, or PTA, and to other participants in the acetyl derivatives business.

•	Vinyl acetate monomer, used in a variety of adhesives, paints, films, coatings and textiles. Celanese manufactures vinyl acetate monomer for its own use, as well as for sale to third parties.

•	Methanol, principally used internally in the production of acetic acid and formaldehyde. The balance is sold to the merchant market.

•	Acetic anhydride, a raw material used in the production of cellulose acetate, detergents and pharmaceuticals.

•	Acetaldehyde, a major feedstock for the production of polyols. Acetaldehyde is also used in other organic compounds such as pyridines, which are used in agricultural products.

Celanese is a leading global producer of acetic acid and the world's leading producer of vinyl acetate monomer according to the Tecnon Orbichem Survey. According to data from the CMAI Methanol Analysis, Celanese is the largest producer of methanol in North America.

Acetic acid, methanol, and vinyl acetate monomer, like other commodity products, are characterized by cyclicality in pricing. The principal raw materials in these products are natural gas and ethylene, which are purchased from numerous sources; carbon monoxide, which is purchased by Celanese under long-term contracts; methanol, which is both manufactured and purchased by Celanese under short-term contracts; and butane, which is purchased from several suppliers. All these raw materials, except carbon monoxide, are themselves commodities and are available from a wide variety of sources.

Celanese's production of acetyl products employs leading proprietary and licensed technologies, including Celanese's proprietary AO Plus acid-optimization technology for the production of acetic acid and VAntage vinyl acetate monomer technology. AO Plus enables plant capacity to be increased with minimal investment, while VAntage enables significant increases in production efficiencies, lower operating costs and increases in capacity at 10 to 15 percent of the cost of building a new plant.

Acetyl Derivatives and Polyols.    The acetyl derivatives and polyols business line produces a variety of solvents, polyols, formaldehyde and other chemicals, which in turn are used in the manufacture of paints, coatings, adhesives, and other products.

Many acetyl derivatives products are derived from Celanese's production of acetic acid and oxo alcohols. Primary products are:

•	Ethyl acetate, an acetate ester that is a solvent used in coatings, inks and adhesives and in the manufacture of photographic films and coated papers;

•	Butyl acetate, an acetate ester that is a solvent used in inks, pharmaceuticals and perfume;

•	Propyl acetate, an acetate ester that is a solvent used in inks, lacquers and plastics;

•	Methyl ethyl ketone, a solvent used in the production of printing inks and magnetic tapes;

•	Butyric acid, an intermediate for the production of esters used in artificial flavors;

•	Propionic acid, an organic acid used to protect and preserve grain; and

•	Formic acid, an organic acid used in textile dyeing and leather tanning.

Polyols and formaldehyde products are derivatives of methanol and are made up of the following products:

•	Formaldehyde, primarily used to produce adhesive resins for plywood, particle board, polyacetal engineering resins and a compound used in making polyurethane;

•	Polyol products such as pentaerythritol, used in coatings and synthetic lubricants; trimethylolpropane, used in synthetic lubricants; neopentyl glycol, used in powder coatings; and 1,3 butylene glycol, used in flavorings and plasticizers.

Oxo alcohols and intermediates are produced from propylene and ethylene and include:

•	Butanol, used as a solvent for lacquers, dopes and thinners, and as an intermediate in the manufacture of chemicals, such as butyl acrylate;

•	Propanol, used as an intermediate in the production of amines for agricultural chemicals, and as a solvent for inks, resins, insecticides and waxes;

•	Synthesis gas, used as an intermediate in the production of oxo alcohols and specialties.

Acetyl derivatives and polyols are commodity products characterized by cyclicality in pricing. The principal raw materials used in the acetyl derivatives business line are acetic acid, various alcohols, methanol, acetaldehyde, propylene, ethylene and synthesis gas. Celanese manufactures many of these raw materials for its own use as well as for sales to third parties, including its competitors in the acetyl derivatives business. Celanese purchases propylene and ethylene from a variety of sources. Celanese manufactures acetaldehyde for its European production, but it purchases all its acetaldehyde requirements for its North American operations from third parties. Acetaldehyde is also available from other sources.

Polyvinyl Alcohol.    Polyvinyl alcohol is a performance chemical engineered to satisfy particular customer requirements. It is used in adhesives, building products, paper coatings, films and textiles. The primary raw material to produce polyvinyl alcohol is vinyl acetate monomer, while acetic acid is produced as a by-product. Prices vary depending on industry segment and end use application. Products are sold on a global basis, and competition is from all regions of the world. Therefore, regional economies and supply and demand balances affect the level of competition in other regions. According to Stanford Research International's December 2003 report on PVOH, Celanese is the largest North American producer of polyvinyl alcohol and the third largest producer in the world.

Emulsions.    Celanese purchased the emulsions business of Clariant AG on December 31, 2002. The products in this business are sold under the Mowilith and Celvolit brands and include conventional emulsions, high-pressure vinyl acetate ethylene emulsions, and powders. Emulsions are made from vinyl acetate monomer, acrylate esters and styrene. Emulsions are a key component of water-based quality surface coatings, adhesives, non-woven textiles and other applications. According to Kline & Co., a chemicals industry consultant, based on sales the business held a number two position in emulsions (excluding SBRs) in Europe and a number one position in European VAM-based emulsions in 2001.

Specialties.    The specialties business line produces:

•	Carboxylic acids such as pelargonic acid, used in detergents and synthetic lubricants, and heptanoic acid, used in plasticizers and synthetic lubricants;

•	Amines such as methyl amines, used in agrochemicals, monoisopropynol amines, used in herbicides, and butyl amines, used in the treatment of rubber and in water treatment; and

•	Oxo derivatives and special solvents, such as crotonaldehyde, which is used by the Performance Products segment for the production of sorbates, as well as raw materials for the fragrance and food ingredients industry.

The prices for these products are relatively stable due to long-term contracts with customers whose industries are not generally subject to the cyclical trends of commodity chemicals.

The primary raw materials for these products are olefins and ammonia, which are purchased from world market suppliers based on international prices.

In March 2002, Celanese formed Estech, a venture with Hatco Corporation, a leading producer of synthetic lubricants, for the production and marketing of neopolyol esters or NPEs. This venture, in which Celanese holds a 51 percent interest, built and operates a 7,000 metric ton per year NPE plant at Celanese's Oberhausen, Germany site. The plant came on stream in the fourth quarter of 2003. Neopolyol esters are used as base stocks for synthetic lubricants in refrigeration, automotive, aviation and industrial applications, as well as in hydraulic fluids. Celanese supplies Estech with carboxylic acids and polyols, the main raw materials for producing NPEs.

Celanese contributed its commercial, technical and operational C3-oxo business activities in Oberhausen, Germany to European Oxo GmbH, Celanese's European oxo chemicals joint venture with Degussa AG. The joint venture began operations in October 2003.

Facilities

The Chemical Products segment has production sites in the United States, Canada, Mexico, Singapore, Spain, Sweden, Slovenia and Germany. The emulsions business line also has tolling arrangements in the United Kingdom, France and Greece. Celanese also participates in a joint venture in Saudi Arabia that produces methanol and MTBE. Over the last few years, Celanese has continued to shift its production capacity to lower cost production facilities while expanding in growth markets, such as China. As a result, Celanese shut down its formaldehyde unit in Edmonton, Alberta, Canada in mid-2004. Celanese announced plans to build a 600,000 metric ton acetic acid plant in Nanjing, China, which is expected to come on stream in late 2005 or early 2006.

Capital Expenditures

The Chemical Products segment's capital expenditures were $109 million, $101 million, and $63 million for the years 2003, 2002 and 2001, respectively. The capital expenditures incurred during the last three years related primarily to efficiency and safety improvement-related items associated with the normal operations of the business, as well as spending for a new plant for synthesis gas, an important raw material for the production of oxo alcohols and specialties, at Celanese's Oberhausen site. The new plant, which will supply European Oxo GmbH and Celanese, came on stream in the third quarter of 2003 and is expected to improve reliability and reduce production costs. Capital expenditures in 2003 also included the integration of a company-wide SAP system.

Markets

The following table illustrates net sales by destination of the Chemical Products segment by geographic region for the years ended December 31, 2003, 2002 and 2001.

Net Sales to External Customers Destination — Chemical Products

	Year Ended December 31,
	2003		2002		2001
	$	% of Segment	$	% of Segment	$	% of Segment
	(in millions, except percentages)

North America	1,181	39%	1,039	44%	1,140	47%
Europe/Africa	1,183	40%	817	35%	858	35%
Asia/Australia	522	18%	418	18%	368	15%
Rest of World	82	3%	71	3%	73	3%

The Chemical Products segment markets its products both directly to customers and through distributors. It also utilizes a number of "e-channels", including its website at www.chemvip.com, as well as system to system linking through its industry portal, Elemica.

In the acetyls business line, the methanol market is regional and highly dependent on the demand for products made from methanol. In addition to its own demands for methanol, Celanese's production is sold to a few regional customers who are manufacturers of chemical intermediates and to a lesser extent, by manufacturers in the wood products industry. Celanese typically enters into short-term contracts for the sale of methanol. Acetic acid and vinyl acetate monomer are global businesses which have several large customers. Generally, Celanese supplies these global customers under multi-year contracts. The customers of acetic acid and vinyl acetate monomer produce polymers used in water-based paints, adhesives, paper coatings, film modifiers and textiles. Celanese has long-standing relationships with most of these customers.

Polyvinyl alcohol is sold to a diverse group of regional and multinational customers mainly under single year contracts. The customers of the polyvinyl alcohol business line are primarily engaged in the production of adhesives, paper, films, building products, and textiles.

Emulsions and emulsion powders are sold to a diverse group of regional and multinational customers. Customers for emulsions are manufacturers of water-based quality surface coatings, adhesives, and non-woven textiles. Customers for emulsion powders are primarily manufacturers of building products.

Acetyl derivatives and polyols are sold to a diverse group of regional and multinational customers both under multi-year contracts and on the basis of long-standing relationships. The customers of acetyl derivatives are primarily engaged in the production of paints, coatings and adhesives. In addition to its own demand for acetyl derivatives to produce cellulose acetate, Celanese sells acetyl derivatives to other participants in the cellulose acetate industry. Celanese manufactures formaldehyde for its own use as well as for sale to a few regional customers that include manufacturers in the wood products and chemical derivatives industries. The sale of formaldehyde is based on both long and short term agreements. Polyols are sold globally to a wide variety of customers, primarily in the coatings and resins and the specialty products industries. Oxo products are sold to a wide variety of customers, primarily in the automotive, solvents, paints, coatings and adhesives industries. The oxo market is characterized by oversupply and numerous competitors.

The specialties business line primarily serves global markets in the synthetic lubricant, agrochemical, rubber processing and other specialty chemical areas. Much of the specialties business line involves "one customer, one product" relationships, where the business develops customized products with the customer, but the specialties business line also sells several chemicals which are priced more like commodity chemicals.

Competition

Principal competitors of Celanese in the Chemical Products segment include Acetex Corporation, Air Products and Chemicals, Inc., Atofina S.A., BASF, Borden Chemical, Inc., BP p.l.c. ("BP"), Chang Chun Petrochemical Co., Ltd., Daicel, Dow, Eastman Chemical Corporation ("Eastman"), E. I. Du Pont de Nemours and Company ("DuPont"), Methanex Corporation ("Methanex"), Millennium Chemicals Inc. ("Millennium"), Nippon Goshei, Perstorp Inc., Rohm & Haas Company, Showa Denko K.K., and Kuraray Co. Ltd.

Technical Polymers Ticona

Ticona develops, produces and supplies a broad portfolio of high performance technical polymers. The following table lists key Ticona products, their trademarks, and their major markets.

Key Ticona Products	Major Markets
Hostaform/Celcon (Polyacetals)	Automotive, Electronics, Consumer Products and Medical
GUR (Ultra High Molecular Weight Polyethylene or PE-UHMW)	Profiles, Battery Separators, Industrial Specialties. Filtration, Coatings and Medical
Celanex/Vandar/Riteflex/Impet (Polyester Engineering Resins)	Electrical, Electronics, Automotive, Appliances and Consumer Products
Vectra (Liquid Crystal Polymers)	Electronics, Telecommunications, Medical and Consumer Products
Fortron (Polyphenylene Sulfide or PPS)	Electronics, Automotive and Industrial
Celstran, Compel (long fiber reinforced thermoplastics)	Automotive and Industrial

Ticona's technical polymers have chemical and physical properties enabling them, among other things, to withstand high temperatures, resist chemical reactions with solvents and resist fracturing or stretching. These products are used in a wide range of performance-demanding applications in the automotive and electronics sectors and in other consumer and industrial goods, often replacing metal or glass.

Ticona is a business oriented to enable innovations at its customers while closely working together with them for new development. Ticona focuses its efforts on developing new markets and applications for its product lines, often developing custom formulations to satisfy the technical and processing requirements of a customer's applications. For example, Ticona has worked closely with fuel system suppliers to develop an acetal copolymer with the chemical and impact resistance necessary to withstand exposure to hot diesel fuels in the new generation of common rail diesel engines. The product can also be used in automotive fuel sender units where it remains stable at the high operating temperatures present in direct-injection diesel engines. Ticona is also developing products such as Topas, a metallocene catalyst based cycloolefin copolymer, or COC. Topas is developing markets and applications where transparency, high temperature resistance and water vapor barrier properties are key requirements.

Ticona's customer base consists primarily of a large number of plastic molders and component suppliers, which are often the primary suppliers to original equipment manufacturers, or OEMs. Ticona works with these molders and component suppliers as well as directly with the OEMs to develop and improve specialized applications and systems.

Prices for most of these products, particularly specialized product grades for targeted applications, generally reflect the value added in complex polymer chemistry, precision formulation and compounding, and the extensive application development services provided. The specialized product lines are not particularly susceptible to cyclical swings in pricing. Polyacetals pricing, mainly in standard grades, is, however, somewhat more price competitive, with many minimum-service providers competing for volume sales.

Product Lines

Polyacetals are sold under the trademarks Celcon in North America and Hostaform in Europe and the rest of the world. Polyplastics and Korea Engineering Plastics, in which Ticona holds 45 and 50 percent ownership interests, respectively, are leading suppliers of polyacetals and other engineering resins in the Asia/Pacific region. Polyacetals are used for mechanical parts, including door locks and seat belt mechanisms, in automotive applications and in electrical, consumer and medical applications such as drug delivery systems and gears for appliances.

The primary raw material for polyacetals is formaldehyde, which is manufactured from methanol. Ticona currently purchases formaldehyde in the United States from Celanese's Chemical Products segment and, in Europe, manufactures formaldehyde from purchased methanol.

GUR, an ultra high molecular weight polyethylene or PE-UHMW, is an engineered material used in heavy-duty automotive and industrial applications such as car battery separator panels and industrial conveyor belts, as well as in specialty medical and consumer applications. GUR® Micro powder grades are used for high performance filters, membranes, diagnostic devices, coatings and additives for thermoplastics & elastomers. PE-UHMW fibers are also used in protective ballistic applications. The basic raw material for GUR is ethylene.

Polyesters such as Celanex polybutylene terephthalate, or PBT, and Vandar, a series of PBT-polyester blends, are used in a wide variety of automotive, electrical and consumer applications, including ignition system parts, radiator grilles, electrical switches, appliance housings, boat fittings and perfume bottle caps. Impet-Hipolyethylene terephthalate, or PET, is a polyester which exhibits rigidity and strength useful in large injection molded part applications, as well as high temperature resistance in automotive or electrical/electronic applications. Riteflex is a co-polyester which adds flexibility to the range of high performance properties offered by Ticona's other products. Raw materials for polyesters vary. Base monomers, such as dimethyl terephthalate or DMT and PTA, are widely available with pricing dependent on broader polyester fiber and packaging resins market conditions. Smaller volume specialty co-monomers for these products are typically supplied by a few companies.

Liquid crystal polymers, or LCPs, such as Vectra, are used in electrical and electronics applications and for precision parts with thin walls and complex shapes, as well as in lamp sockets and consumer applications. Fortron, a polyphenylene sulphide, or PPS, product, is used in a wide variety of automotive and other applications, especially those requiring heat and/or chemical resistance, including fuel system parts, radiator pipes and halogen lamp housings, and often replaces metal in these demanding applications. Fortron is manufactured by Fortron Industries, Ticona's 50-50 joint venture with Kureha Chemicals Industry of Japan. Celstran and Compel are long fiber reinforced thermoplastics, which impart extra strength and stiffness, making them more suitable for larger parts than conventional thermoplastics.

Facilities

Ticona has polymerization, compounding and research and technology centers in Germany and the United States, as well as additional compounding facilities in Brazil. Ticona's Kelsterbach, Germany production site is located in close proximity to one of the sites being considered for a new runway under the Frankfurt airport's expansion plans. The construction of this particular runway could have a negative effect on the plant's current production capacity and future development. While the government of the state of Hesse and the owner of the airport promote the expansion of this option, it is uncertain whether this option is in accordance with applicable laws. Although the government of the state of Hesse expects the plan approval for the airport expansion in 2007 and the start of operations in 2009-2010, neither the final outcome of this matter nor its timing can be predicted at this time.

Capital Expenditures

Ticona's capital expenditures were $56 million, $61 million, and $86 million for the years 2003, 2002 and 2001, respectively. Ticona had expenditures in each of these three years relating primarily to efficiency and safety improvement-related items associated with the normal operations of the business. In addition, Ticona had expenditures in 2001 and 2002 for significant capacity expansions at its Bishop, Texas and Shelby, North Carolina sites. Ticona doubled its U.S. capacity for GUR PE-UHMW by building a new 30,000 metric tons per year facility in Bishop, Texas, replacing the existing plant in Bayport, Texas. The new plant came on stream in the third quarter of 2002. Ticona is expanding its Oberhausen GUR PE-UHMW capacity by 10,000 metric tons per year. This expansion is expected to come on stream in the second half of 2004. In the fourth quarter of 2002, Ticona increased capacity by 6,000 metric tons at its polyacetals facility in Kelsterbach, Germany and commenced a further increase of 17,000 metric tons; however, its completion is dependent upon the outcome of the Frankfurt airport expansion described above. The capital expenditures for 2003 also include construction of a new administrative building in Florence, Kentucky and integration of a company-wide SAP system.

Markets

The following table illustrates the destination of the net sales of the Technical Polymers Ticona segment by geographic region for the years ending December 31, 2003, 2002 and 2001.

Net Sales to External Customers by Destination — Technical Polymers Ticona

	Year Ended December 31,
	2003		2002		2001
	$	% of Segment	$	% of Segment	$	% of Segment
	(in millions, except percentages)
North America	350	45%	319	48%	316	50%
Europe/Africa	373	49%	300	46%	284	45%
Asia/Australia	19	3%	18	3%	12	2%
Rest of World	20	3%	19	3%	20	3%

Ticona's sales in the Asian market are made through its joint ventures, Polyplastics, Korea Engineering Plastics and Fortron Industries, which are accounted for under the equity method and therefore not included in Ticona's consolidated net sales. If Ticona's portion of the sales made by these joint ventures were included in the chart above, the percentage of sales sold in Asia/Australia would be substantially higher. A number of Ticona's polyacetals customers, particularly in the appliance, electrical components, toys and certain sections of the electronics/telecommunications fields, have moved tooling and molding operations to Asia, particularly southern China. To meet the expected increased demand in this region, Ticona, along with Polyplastics, Mitsubishi Gas Chemical Company Inc., and Korea Engineering Plastics agreed on a joint venture to construct and operate a world-scale 60,000 metric ton polyacetals facility in China. When completed, Ticona will indirectly own an approximate 38 percent interest in this joint venture. Work on the new facility commenced in July 2003, and the new plant is expected to start operations in the second quarter of 2005.

Ticona's principal customers are suppliers to the automotive industries as well as industrial suppliers. These customers primarily produce engineered products, and Ticona works closely with its customers to assist them to develop and improve specialized applications and systems. Ticona has long-standing relationships with most of its major customers, but it also uses distributors for most of its major products, as well as a number of electronic channels, such as its BuyTiconaDirect on-line ordering system, to reach a larger customer base. For most of Ticona's product lines, contracts with customers typically have a term of one to two years. A significant swing in the economic conditions of the end markets of Ticona's principal customers could significantly affect the demand for Ticona's products.

Competition

Ticona's principal competitors include BASF, DuPont, General Electric Company, Solvay S.A., Asahi Kasei Corporation, DSM NV, Mitsubishi Plastics, Inc., Chevron Phillips Chemical Company, L.P., Braskem S.A., Teijin and Toray Industries Inc.

Acetate Products

The Acetate Products segment consists of two major business lines, acetate filter products and acetate filament. Both these business lines use the "Celanese" brand to market their products. The following table lists key products of the Acetate Products segment and their major markets.

Key Acetate Products	Major Markets
Acetate Tow	Cigarette Filters
Acetate Filament	Fashion Apparel, Linings and Home Furnishings

Business Lines

Products from the two major business lines are found in cigarette filters, fashion apparel, linings and home furnishings. According to the 2002 Stanford Research Institute International Chemical Economics Handbook, Celanese is the world's leading producer of acetate fibers, including production of its joint ventures in Asia.

Celanese produces acetate flake by processing wood pulp with acetic anhydride. Celanese purchases wood pulp that is made from reforested trees from major suppliers and produces acetic anhydride internally. The acetate flake is then further processed into acetate fiber in the form of a tow band or filament.

The acetate filter products business line produces acetate tow, which is used primarily in cigarette filters. The acetate tow market continues to be characterized by stability and slow growth.

Celanese has a 30 percent interest in three manufacturing joint ventures with Chinese state-owned enterprises that produce cellulose acetate flake and tow in China. Additionally, in 2003, 21 percent of Celanese's sales of acetate tow were sold to the state-owned tobacco enterprises, the largest single market for acetate tow in the world. As demand for acetate tow in China exceeds local supply, Celanese and its Chinese partners have agreed to expand capacity at their three manufacturing joint ventures. Although increases in manufacturing capacity of the joint ventures will reduce, beginning in 2005, the volume of Celanese's future direct sales of cellulose acetate tow to China, the dividends paid by the joint ventures to Celanese are projected to increase once the expansions are complete in 2007.

The acetate filament business line is a supplier to the textile industry. Demand for acetate filament is dependent on fashion trends and the world economy. Although the popularity of knit garments in the

U.S. fashion industry has had a positive effect on demand for acetate filament, global demand for lining and shell material has declined due to fashion trends, such as the prevalence of casual office wear. In addition, market conditions in North America and Asia have significantly affected the global textile business and negatively affected consumption of all fibers, including acetate. Product substitution from acetate filament to polyester fibers and other filaments has also occurred. Celanese continues to work more closely with downstream apparel manufacturers and major retailers to increase awareness of acetate's suitability for high-end fashion apparel due to its breathable and luxurious qualities.

The Acetate Products segment is continuing its cost reduction and operations improvement efforts. These efforts are directed toward reducing costs while achieving higher productivity of employees and equipment. In addition to restructuring activities undertaken in prior periods, Celanese outsourced the operation and maintenance of its utility operations at the Narrows, Virginia and Rock Hill, South Carolina plants in 2003. Celanese also closed its Charlotte, North Carolina administrative and research and development facility and relocated the functions there to the Rock Hill and Narrows locations. The relocation is expected to be completed during the third quarter of 2004. Celanese is continuing to assess its worldwide acetate production capacity, and it is probable that Celanese will close certain facilities in the latter half of this decade.

Facilities

The Acetate Products segment has production sites in the United States, Canada, Mexico and Belgium, and participates in three manufacturing joint ventures in China.

Capital Expenditures

The Acetate Products segment's capital expenditures were $39 million, $30 million, and $31 million for the years 2003, 2002 and 2001, respectively. The capital expenditures incurred during these years related primarily to efficiency, environmental and safety improvement-related items associated with the normal operations of the business. Capital expenditures in 2003 also included the integration of a company-wide SAP system.

Markets

The following table illustrates the destination of the net sales of the Acetate Products segment by geographic region for the years ending December 31, 2003, 2002 and 2001.

Net Sales to External Customers by Destination — Acetate Products

	Year Ended December 31,
	2003		2002		2001
	$	% of Segment	$	% of Segment	$	% of Segment
	(in millions, except percentages)
North America	189	29%	188	30%	226	33%
Europe/Africa	192	29%	167	26%	149	22%
Asia/Australia	258	40%	256	41%	287	42%
Rest of World	16	2%	21	3%	20	3%

Sales in the acetate filter products industry are principally to the major tobacco companies that account for a majority of worldwide cigarette production. Celanese's contracts with most of its customers, including its largest customer, with whom it has a long-standing relationship, are entered into on an annual basis. In recent years, the cigarette industry has experienced consolidation. In the acetate filter products industry, changes in the cigarette manufacturer customer base and shifts among suppliers to those customers have had significant effects on acetate tow prices in the industry as a whole.

In the acetate filament industry, Celanese's sales are made to textile companies that range in size from the largest in the industry to others which are quite small. The textile companies either weave or knit the acetate filament yarns to produce greige fabrics. The greige fabrics are then dyed and finished, either by the greige fabrics manufacturer or by converters who buy the fabrics and contract with dyeing and finishing companies to process the fabrics. The finished fabrics are sold to manufacturers who cut and sew the fabrics into apparel for retail stores.

The textile industry, in particular the apparel portion of the industry, continues to undergo structural changes as production moves from high-wage to low-wage countries. In recent years, this has resulted in a changing customer base for all participants in the textile chain from the yarn manufacturer to the garment manufacturer. Market conditions in North America and Asia have reduced profitability in the global textile industry. Many North American manufacturers in the textile chain have reduced capacity, vertically integrated with other manufacturers or exited from the business. Although demand in the Asian market continues to rise, intense competition has eroded pricing and reduced profitability. Product substitution to polyester and other fibers has also occurred. Celanese's acetate filament business has been adversely affected by these trends in the industry.

Celanese is participating in the expanding Asian filament market through its marketing alliance with Teijin Limited. Teijin agreed to assist Celanese with qualifying its acetate filament with customers beginning in January 2002 and Celanese has successfully transitioned a majority of that business. Teijin discontinued acetate filament production in March 2002.

Competition

Principal competitors in the Acetate Products segment include Acordis Industrial Nederland bv, Daicel, Eastman, Mitsubishi Rayon Company, Limited, Novaceta S.p.a., and Rhodia S.A. ("Rhodia").

Performance Products

The Performance Products segment consists of the food ingredients business conducted by Nutrinova.

This business uses its own trade names to conduct business. The following table lists key products of the Performance Products segment and their major markets.

Key Performance Products	Major Markets
Sunett (Acesulfame-K)	Beverages, Confections, Dairy Products and Pharmaceuticals
Sorbates	Dairy Products, Baked Goods, Beverages, Animal Feeds, Spreads and Delicatessen Products

Business Lines

Nutrinova's food ingredients business consists of the production and sale of high intensity sweeteners and food protection ingredients, such as sorbic acids and sorbates, as well as the resale of dietary fiber products worldwide and the resale of other food ingredients in Japan, Australia, Mexico and the United States.

Acesulfame-K, a high intensity sweetener marketed under the trademark Sunett, is used in a variety of beverages, confections and dairy products throughout the world. The primary raw materials for this product are diketene and sulfur trioxide. Sunett pricing for targeted applications reflects the value added in the precision formulations and extensive technical services provided. Nutrinova's strategy is to be the most reliable and highest quality producer of this product, to develop new applications for the product and to expand into new markets. Nutrinova maintains a strict patent enforcement strategy, which has resulted in favorable outcomes in a number of patent infringement matters in Europe and the United States. Nutrinova's European and U.S. patents for making Sunett expire in 2005.

Nutrinova's food protection ingredients are used in foods, beverages and personal care products. The primary raw materials for these products are ketene and crotonaldehyde. Sorbates pricing is extremely sensitive to demand and industry capacity and is not necessarily dependent on the prices of raw materials.

Facilities

Nutrinova has production facilities in Germany, as well as sales and distribution facilities in all major world markets.

Capital Expenditures

The Performance Products segment's capital expenditures were $2 million, $4 million, and $2 million for the years 2003, 2002 and 2001, respectively. The capital expenditures incurred during these years related to efficiency and safety improvement items associated with the normal operation of the business.

Markets

The following table illustrates the destination of the net sales of the Performance Products segment by geographic region for the years ending December 31, 2003, 2002 and 2001.

Net Sales to External Customers by Destination — Performance Products

	Year Ended December 31,
	2003		2002		2001
	$	% of Segment	$	% of Segment	$	% of Segment
	(in millions, except percentages)
North America	73	43%	56	37%	51	36%
Europe/Africa	59	35%	55	36%	52	37%
Asia/Australia	28	17%	25	17%	23	16%
Rest of World	9	5%	15	10%	16	11%

Nutrinova directly markets Sunett® primarily to a limited number of large multinational and regional customers in the beverage and food industry under long-term and annual contracts. Nutrinova markets food protection ingredients primarily through regional distributors to small and medium sized customers and directly through regional sales offices to large multinational customers in the food industry. Nutrinova is currently developing markets and new applications for its omega-3 fatty acid, docosahexanoeic acid, Nutrinova — DHA™. Potential application areas include functional foods and beverages, dietary supplements, clinical nutrition and pharmaceutical end-uses.

Competition

The principal competitors for Nutrinova's Sunett sweetener are Holland Sweetener Company, The Nutrasweet Company, Ajinomoto Co., Inc. and several Chinese manufacturers. In sorbates, Nutrinova competes with Nantong AA, Daicel, Chisso Corporation, Yu Yao/Ningbo, Yancheng AmeriPac and other Japanese and Chinese manufacturers of sorbates.

Other Activities

Other Activities includes revenues mainly from the captive insurance companies and Celanese Advanced Materials, Inc., which consists of high performance polymer PBI and the Vectron polymer fiber product lines. Other activities also include corporate activities, several service companies and other ancillary businesses, which do not have significant sales.

Celanese's two wholly-owned captive insurance companies are a key component of Celanese's global risk management program, as well as a form of self insurance for the property, liability and workers compensation risks of Celanese. The captive insurance companies issue insurance policies to Celanese subsidiaries to provide consistent coverage amid fluctuating costs in the insurance market and to lower long-term insurance costs by avoiding or reducing commercial carrier overhead and regulatory fees. The captive insurance companies issue insurance policies and coordinate claims handling services with third party service providers. They retain risk at levels approved by the board of management and obtain reinsurance coverage from third parties to limit the net risk retained. One of the captive insurance companies also insures certain third party risks.

Acquisitions and Divestitures

Celanese Acquired the Following Businesses:

•	As a part of its strategy of forward integration, Celanese purchased the European emulsions and global emulsion powders business of Clariant AG on December 31, 2002 valued at $154 million.

Celanese Divested the Following Businesses:

•	In September 2003, Celanese and Dow reached an agreement for Dow to purchase the acrylates business of Celanese. This transaction was completed in February 2004.

•	In December 2003, the Ticona segment completed the sale of its nylon business line to BASF.

•	Effective January 1, 2002, Celanese sold its interest in InfraServ GmbH & Co. Deponie Knapsack KG ("Deponie") to Trienekens AG.

•	In December 2002, Celanese sold Trespaphan, its global oriented polypropylene film business, to a consortium consisting of the Dor-Moplefan Group and Bain Capital, Inc.

•	During 2002, Celanese sold its global allylamines and U.S. alkylamines businesses to U.S. Amines Ltd.

•	In January 2001, Celanese sold its investment in Infraserv GmbH & Co. Muenchsmuenster KG to Ruhr Oel GmbH.

•	In January 2001, Celanese sold its CelActiv™ and Hoecat catalyst business to Synetix.

•	In April 2001, Celanese sold NADIR filtration GmbH, formerly Celgard GmbH, to KCS Industrie Holding AG.

•	In June 2001, Celanese sold its ownership interest in Hoechst Service Gastronomie GmbH to Eurest Deutschland GmbH and Infraserv GmbH & Co. Hoechst KG.

•	In October 2001, Celanese sold its ownership interest in Covion Organic Semiconducters GmbH, a developer and producer of light-emitting organic polymers, to Avecia, its joint venture partner in Covion Organic Semiconductors GmbH.

For further information on the acquisitions and divestitures discussed above, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Summary of Consolidated Results — 2003 Compared with 2002 — Discontinued Operations for the Years Ended December 31, 2003, 2002 and 2001" and note 7 to the Celanese Consolidated Financial Statements.

Raw Materials and Energy

Celanese purchases a variety of raw materials from sources in many countries for use in its production processes. Celanese has a policy of maintaining, when available, multiple sources of supply for materials. However, some of Celanese's individual plants may have single sources of supply for some of their raw materials, such as carbon monoxide and acetaldehyde. In 2003, a primary U.S. supplier of wood pulp to the Acetate Products segment shut down its pulp facility. This closure resulted in increased operating costs for expenses associated with qualifying wood pulp from alternative suppliers and significant increases in wood pulp inventory levels. Celanese has secured alternative sources of wood pulp supply. Although Celanese has been able to obtain sufficient supplies of raw materials, there can be no assurance that unforeseen developments will not affect Celanese's raw material supply. Even if Celanese has multiple sources of supply for a raw material, there can be no assurance that these sources can make up for the loss of a major supplier. Nor can there be any guarantee that profitability will not be affected should Celanese be required to qualify additional sources of supply in the event of the loss of a sole supplier. In addition, the price of raw materials varies, often substantially, from year to year.

A substantial portion of Celanese's products and raw materials are commodities whose prices fluctuate as market supply/demand fundamentals change. For example, the volatility of prices for natural gas and ethylene (whose cost is in part linked to natural gas prices) has increased in recent years. Celanese's production facilities rely largely on coal, fuel oil, natural gas and electricity for energy. Most of the raw materials for Celanese's European operations are centrally purchased by a subsidiary of Celanese, which also buys raw materials on behalf of third parties. Celanese manages its exposure through the use of derivative instruments and forward purchase contracts for commodity price hedging, entering into long-term supply agreements, and multi-year purchasing and sales agreements. Celanese's policy, for the majority of its natural gas and butane requirements, allows entering into supply agreements and forward purchase or cash-settled swap contracts, generally for up to 24 months. During the first six months of 2004, Celanese did not enter into any forward contracts for its butane requirements and, for natural gas, had positions covering about 35% of its North American Chemical Products segment requirements primarily as a result of forward contracts entered into in 2003. As these forward contracts expire, Celanese may be exposed to future price fluctuations if the forward purchase contracts are not replaced, or if it elects to replace them, Celanese may have to do so at higher costs. Although Celanese seeks to offset increases in raw material prices with corresponding increases in the prices of its products, it may not be able to do so, and there may be periods when such product price increases lag behind raw material cost increases. In the future, Celanese may modify its practice of purchasing a portion of its commodity requirements forward, and consider utilizing a variety of other raw material hedging instruments in addition to forward purchase contracts in accordance with changes in market conditions.

Research and Development

All of Celanese's businesses conduct research and development activities to increase competitiveness. Celanese's Technical Polymers Ticona and Performance Products segments in particular are innovation-oriented businesses that conduct research and development activities to develop new, and optimize existing, production technologies, as well as to develop commercially viable new products and applications.

The Chemical Products segment has been focusing on improving core production technologies, such as improving catalyst development, and supporting both debottlenecking and cost reduction efforts.

The Acetate Products segment has been concentrating on developing new fabrics using acetate filament and new applications for other acetate materials, such as their use in disposable consumer materials.

Research in the Technical Polymers Ticona segment is focused on the development of new formulations and applications for its products, improved manufacturing processes and new polymer materials with varying chemical and physical properties in order to meet customer needs and to generate growth. This effort involves the entire value chain from new or improved monomer production, polymerization and compounding, to working closely with end-users to identify new applications that can take advantage of these high performance features. Ticona is continually improving compounding recipes to extend product properties and grades, while offering grade consistency on a global basis. In addition, Ticona is developing new polymerization and manufacturing technology in order to meet economic and ecological goals without sacrificing high quality processing.

The research and development activities of the Performance Products segment are conducted at Nutrinova's Frankfurt, Germany location. They are directed towards expanding its existing technologies and developing new applications for existing products in close cooperation with its customers.

Celanese's innovative products subsidiary, Celanese Ventures GmbH, promotes research projects that lie outside Celanese's core businesses or are in an early stage of development. Presently, Celanese Ventures is developing and marketing membrane-electrode assemblies for high temperature fuel cells. Another area of competency is high performance catalysts. Celanese Ventures captures the value of promising technologies with licensing and development agreements, as well as by selling to strategic investors those projects that no longer fit Celanese's long-term goals. Celanese Ventures operates research and development and pilot manufacturing facilities in Frankfurt, Germany and Charlotte, North Carolina.

Research and development costs are included in expenses as incurred. Celanese's research and development costs for 2003, 2002 and 2001 were $89 million, $65 million and $74 million, respectively. For additional information on Celanese's research and development expenses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Summary of Consolidated Results — 2003 Compared with 2002 — Research and Development Expenses."

Intellectual Property

Celanese attaches great importance to patents, trademarks, copyrights and product designs in order to protect its investment in research and development, manufacturing and marketing. Celanese's policy is to seek the widest possible protection for significant product and process developments in its major markets. Patents may cover products, processes, intermediate products and product uses. Protection for individual products extends for varying periods in accordance with the date of patent application filing and the legal life of patents in the various countries. The protection afforded, which may also vary from country to country, depends upon the type of patent and its scope of coverage.

In most industrial countries, patent protection exists for new substances and formulations, as well as for unique applications and production processes. However, Celanese's continued growth strategy may bring it to regions of the world where intellectual property protection may be limited and difficult to enforce. Celanese maintains strict information security policies and procedures wherever it does business. Such information security policies and procedures include data encryption, controls over the disclosure and safekeeping of confidential information, as well as employee awareness training. Moreover, Celanese monitors its competitors and vigorously challenges patent and trademark infringement. For example, the Chemical Products segment maintains a strict patent enforcement strategy, which has resulted in favorable outcomes in a number of patent infringement matters in Europe, Asia and the United States. Celanese is currently pursuing a number of matters relating to the infringement of its acetic acid patents. Some of Celanese's earlier acetic acid patents will expire in 2007; other patents covering acetic acid are presently pending.

As patents expire, the products and processes described and claimed in those patents become generally available for use by the public. Celanese believes that the loss of no single patent which may expire in the next several years will materially adversely affect the business or financial results of Celanese.

Celanese also seeks to register trademarks extensively as a means of protecting the brand names of its products, which brand names become more important once the corresponding patents have expired. Celanese protects its trademarks vigorously against infringement and also seeks to register design protection where appropriate.

Environmental and Other Regulation

Obtaining, producing and distributing many of Celanese's products involves the use, storage, transportation and disposal of toxic and hazardous materials. Celanese is subject to extensive, evolving and increasingly stringent national and local environmental laws and regulations, which address, among other things, the following:

•	emissions to the air;

•	discharges to surface and subsurface waters;

•	other releases into the environment;

•	generation, handling, storage, transportation, treatment and disposal of waste materials;

•	maintenance of safe conditions in the workplace; and

•	production, handling, labeling or use of chemicals used or produced by Celanese.

Celanese is subject to environmental laws and regulations that may require it to remove or mitigate the effects of the disposal or release of chemical substances at various sites. Under some of these laws and regulations, a current or previous owner or operator of property may be held liable for the costs of removal or remediation of hazardous substances on, under, or in its property, without regard to whether the owner or operator knew of, or caused the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. As many of Celanese's production sites have an extended history of industrial use, it is impossible to predict precisely what effect these laws and regulations will have on Celanese in the future. Soil and groundwater contamination has occurred at some Celanese sites, and might occur or be discovered at other sites.

In December 1997, the Conference of the Parties of the United Nations Framework Convention on Climate Change drafted the Kyoto Protocol, which would establish significant emission reduction targets for six gases considered to have global warming potential (referred to as greenhouse gases) and would drive mandatory reductions in developed nations subject to the Protocol. To date, the Protocol has not been adopted by enough of the larger, industrialized countries (defined in Annex I to the Protocol) to come into effect. The European Union or EU, including Germany and other countries where Celanese has interests, ratified the Kyoto Protocol in 2002 and is formulating applicable regulations. In July 2003 the Parliament of the European Union passed a regulation to implement one of the mechanisms of the Kyoto Protocol for all member states. Germany, like all EU member states, is required to enact a national regulation based on the EU regulation for emission trading. An emission trading system covering carbon dioxide emissions must be in place by January 1, 2005. The new regulation will affect Celanese power plants at the Kelsterbach, Oberhausen and Lanaken sites. In addition the power plants being operated by InfraServ entities are subject to this regulation. The governments of the member states have developed or are currently developing drafts of their national allocation plans for allowances. The European Union has yet to comment on the plans submitted by the member states.

In 2002, President Bush announced new climate change initiatives for the U.S. Among the policies to be pursued is a voluntary commitment to reduce the "greenhouse gas intensity" of the U.S. economy by 18 percent within the next ten years. The Bush Administration is seeking to partner with various industrial sectors, including the chemical industry, to reach this goal. The American Chemistry Council, of which Celanese is a member, has committed to pursue additional reductions in greenhouse gas intensity toward an overall target of 18 percent by 2012, using 1990 emissions intensity as the baseline. Celanese currently emits carbon dioxide and smaller amounts of methane and experiences some losses of polyfluorinated hydrocarbons used as refrigerants. Celanese has invested and continues to invest in improvements to its processes that increase energy efficiency and decrease greenhouse gas intensity.

In some cases, compliance with environmental health and safety requirements can be achieved only by incurring capital expenditures. For example, various draft regulations under consideration in the United States, including the Miscellaneous Organic National Emissions Standards for Hazardous Air Pollutants regulations, and various approaches to regulating boilers and incinerators could impose additional requirements on Celanese's operations. Celanese's worldwide expenditures in 2003, including those with respect to third party and divested sites, and those for compliance with environmental control regulations and internal company initiatives totaled $80 million, of which $10 million was for capital projects. It is anticipated that stringent environmental regulations will continue to be imposed on Celanese and the industry in general. Although Celanese cannot predict with certainty future expenditures, management believes that the current spending trends will continue.

Other new or revised regulations may place additional requirements on the production, handling, labeling or use of some chemical products. Pursuant to a European Union regulation on Risk Assessment of Existing Chemicals, the European Chemicals Bureau of the European Commission has been conducting risk assessments on approximately 140 major chemicals. Some of the chemicals initially being evaluated include vinyl acetate monomer or VAM, which Celanese produces, as well as competitors' products, such as styrene and 1,3-butadiene. These risk assessments entail a multi-stage process to determine whether and to what extent the Commission should classify the chemical as a carcinogen and, if so, whether this classification, and related labelling requirements, should apply only to finished products that contain specified threshold concentrations of a particular chemical. In the case of VAM, a final ruling is not expected until the end of 2004. Celanese and other VAM producers are participating in this process with detailed scientific analyses supporting the industry's position that VAM is not a probable human carcinogen and that labeling of end products should not be required but that, if it is, should only be at relatively high parts per million of residual VAM levels in the end products. It is not possible for Celanese to predict the outcome or effect of any final ruling.

Several recent studies have investigated possible links between formaldehyde exposure and various medical conditions, including leukemia. The International Agency for Research on Cancer or IARC recently reclassified formaldehyde from Group 2A (probable human carcinogen) to Group 1 (known human carcinogen) based on studies linking formaldehyde exposure to nasopharyngeal cancer, a rare cancer in humans. IARC also concluded that there is insufficient evidence for a causal association between leukemia and occupational exposure to formaldehyde, although it also charactrized evidence for such an association as strong. The results of IARC's review will be examined by government agencies with responsibility for setting worker and environmental exposure standards and labeling requirements. Celanese is a producer of formaldehyde and plastics derived from formaldehyde. Celanese, together with other producers and users, is evaluating these findings. Celanese cannot predict the final effect of IARC's reclassification.

Other recent initiatives will potentially require toxicological testing and risk assessments of a wide variety of chemicals, including chemicals used or produced by Celanese. These initiatives include the Voluntary Children's Chemical Evaluation Program and High Production Volume Chemical Initiative in the United States, as well as various European Commission programs, such as the new European Environment and Health Strategy, commonly known as SCALE, and the Proposal for the Registration, Evaluation and Authorization and Restriction of Chemicals or REACH. REACH, which was proposed by the European Commission in October 2003, will establish a system to register and evaluate chemicals manufactured or imported to the European Union. Depending on the final ruling, additional testing, documentation and risk assessments will occur for the chemical industry. This will affect European producers of chemicals as well as all chemical companies worldwide that export to member states of the European Union. The final ruling has not yet been decided.

The above-mentioned assessments in the United States and Europe may result in heightened concerns about the chemicals involved, and in additional requirements being placed on the production, handling, labeling or use of the subject chemicals. Such concerns and additional requirements could increase the cost incurred by Celanese's customers to use its chemical products and otherwise limit the use of these products, which could adversely affect the demand for these products.

Celanese is subject to claims brought by United States federal or state regulatory agencies, regulatory agencies in other jurisdictions or private individuals regarding the cleanup of sites that Celanese owns or operates, owned or operated, or where waste or other material from its operations was disposed, treated or recycled. In particular, Celanese has a potential liability under the United States Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, commonly known as Superfund, the United States Resource Conservation and Recovery Act, and related state laws, or regulatory requirements in other jurisdictions, or through obligations retained by contractual agreements for investigation and cleanup costs. At many of these sites, numerous companies, including Celanese, or one of its predecessor companies, have been notified that the Environmental Protection Agency or EPA, state governing body or private individuals consider such companies to be potentially responsible parties under Superfund or related laws. The proceedings relating to these sites are in various stages. The cleanup process has not been completed at most sites. Celanese regularly reviews the liabilities for these sites and has accrued its best estimate of its ultimate liability for investigation or cleanup costs, but, due to the many variables involved in such estimation, the ultimate liability may vary from these estimates.

Celanese's wholly-owned subsidiary, InfraServ Verwaltungs GmbH, is the general partner of the InfraServ companies that provide on-site general and administrative services at German sites in Frankfurt am Main-Hoechst, Gendorf, Huerth-Knapsack, Wiesbaden, Oberhausen and Kelsterbach. Producers at the sites, including subsidiaries of Celanese, are owners of limited partnership interests in the respective InfraServ companies. The InfraServ companies are liable for any residual contamination and other pollution because they own the real estate on which the individual facilities operate. In addition, Hoechst, as the responsible party under German public law, is liable to third parties for all environmental damage that occurred while it was still the owner of the plants and real estate. However, the InfraServ companies have agreed to indemnify Hoechst from any environmental liability arising out of or in connection with environmental pollution of any InfraServ site. The partnership agreements provide that, as between the limited partners, each limited partner is responsible for any contamination caused predominantly by such partner. The limited partners have also undertaken to indemnify Hoechst against such liabilities. Any liability that cannot be attributed to an InfraServ partner and for which no third party is responsible, is required to be borne by the InfraServ company in question. In view of this potential obligation to eliminate residual contamination, the InfraServ companies in which Celanese has an interest, have recorded provisions totaling approximately $72 million as of December 31, 2003. If the InfraServ companies default on their respective indemnification obligations to eliminate residual contamination, the limited partners in the InfraServ companies have agreed to fund such liabilities, subject to a number of limitations. To the extent that any liabilities are not satisfied by either the InfraServ companies or the limited partners, these liabilities are to be borne by Celanese in accordance with the demerger agreement. As between Hoechst and Celanese, Hoechst has agreed to indemnify Celanese for two-thirds of these demerged residual liabilities. Likewise, in some circumstances Celanese could be responsible for the elimination of residual contamination on a few sites that were not transferred to Infraserv companies, in which case Hoechst must reimburse Celanese for two-thirds of any costs so incurred.

Some of Celanese's facilities in Germany are over 100 years old, and there may be significant contamination at these facilities. Provisions are not recorded for potential soil contamination liability at facilities still under operation, as German law does not currently require owners or operators to investigate and remedy soil contamination until the facility is closed and dismantled, unless the authorities otherwise direct. However, soil contamination known to the owner or operator must be remedied if such contamination is likely to have an adverse effect on the public. If Celanese were to terminate operations at one of its facilities or if German law were changed to require such removal or clean up, the cost could be material to Celanese. Celanese cannot accurately determine the ultimate potential liability for investigation and clean up at such sites. Celanese adjusts provisions as new remedial commitments are made. See notes 23 and 24 to the Celanese Consolidated Financial Statements.

In the demerger agreement, Celanese agreed to indemnify Hoechst against environmental liabilities for environmental contamination that could arise under some divestiture agreements regarding chemical businesses, participations or assets that were entered into by Hoechst prior to the demerger. Celanese and Hoechst have agreed that Celanese will indemnify Hoechst against those liabilities up to an amount of €250 million (approximately $315 million). Hoechst will bear those liabilities exceeding €250 million (approximately $315 million), but Celanese will reimburse Hoechst for one-third of those liabilities for amounts that exceed €750 million (approximately $950 million). Celanese has made payments through December 31, 2003 of $35 million for environmental contamination liabilities in connection with the divestiture agreements. As of December 31, 2003, Celanese has reserves of $53 million for this contingency and may be required to record additional reserves in the future. See notes 23 and 24 to the Celanese Consolidated Financial Statements.

It is difficult to estimate the future costs of environmental protection and remediation because of many uncertainties, including uncertainties about the status of laws, regulations, and information related to individual locations and sites. Subject to the foregoing, but taking into consideration Celanese's experience to date regarding environmental matters of a similar nature and facts currently known, Celanese believes that capital expenditures and remedial actions to comply with existing laws governing environmental protection will not have a material adverse effect on Celanese's business and financial results. At June 30, 2004, the estimated range for remediation costs is between $100 million and $150 million, with the best estimate of $150 million. Future findings or changes in estimates could have a material affect on the recorded reserves and the Company's cash flows. As of June 30, 2004 and December 31, 2003, Celanese has reserves of $150 million and $159 million, respectively, for environmental matters worldwide.

Organizational Structure

Significant Subsidiaries

Celanese operates its global businesses through subsidiaries in Europe, North America and Asia, most of which are owned indirectly through a German holding company and wholly-owned subsidiary, Celanese Holding GmbH. Celanese Chemicals Europe GmbH and Ticona GmbH are owned directly by Celanese. In North America, many of the businesses are consolidated under Celanese Americas

Corporation, a wholly-owned subsidiary which, through its wholly-owned subsidiary, CNA Holdings, Inc., directly or indirectly owns the North American operating companies. The table below sets forth Celanese's significant subsidiaries:

Name of Company	Country of Incorporation	Percentage Owned
Celanese Canada Inc.	Canada	100.00%
Celanese Chemicals Europe GmbH	Germany	100.00%
Celanese Holding GmbH	Germany	100.00%
Nutrinova Nutrition Specialties & Food Ingredients GmbH	Germany	100.00%
Ticona GmbH	Germany	100.00%
Grupo Celanese SA	Mexico	99.88%
Celanese Singapore Pte. Ltd.	Singapore	100.00%
Celanese Acetate LLC	USA	100.00%
Celanese Americas Corporation	USA	100.00%
Celanese Ltd.	USA	100.00%
CNA Holdings, Inc.	USA	100.00%
Ticona Polymers, Inc.	USA	100.00%

Description of Property

As of December 31, 2003, Celanese had numerous production and manufacturing facilities throughout the world. Celanese also owns or leases other properties, including office buildings, warehouses, pipelines, research and development facilities and sales offices.

The following table sets forth a list of the principal production and other facilities of Celanese throughout the world.

Site	Leased/Owned	Products/Function
Corporate Center
Kronberg/Taunus, Germany	Leased	Administrative offices
Chemical Products
Bay City, Texas, USA	Owned	Butyl acetate Iso-butylacetate Propylacetate Vinyl acetate monomer Carboxylic acids n/i-Butyraldehyde Butyl alcohols Propionaldehyde, Propyl alcohol
Bishop, Texas, USA	Owned	Formaldehyde Methanol Pentaerythritol Polyols
Calvert City, Kentucky, USA	Owned	Polyvinyl alcohol

Site	Leased/Owned	Products/Function
Cangrejera, Veracruz, Mexico	Owned	Acetic anhydride Acetone derivatives Ethyl acetate Vinyl acetate monomer Methyl amines
Clear Lake, Texas, USA	Owned	Acetic acid Vinyl acetate monomer
Edmonton, Alberta, Canada	Owned	Methanol
Frankfurt am Main, Germany	Owned by InfraServ GmbH & Co. Hoechst KG, in which Celanese holds a 31.2 percent limited partnership interest	Acetaldehyde Butyl acetate Conventional emulsions Emulsion powders Vinyl acetate ethylene emulsions Vinyl acetate monomer
Oberhausen, Germany	Owned by InfraServ GmbH & Co. Oberhausen KG, in which Celanese holds an 84.0 percent limited partnership interest	Amines Carboxylic Acids Neopentyl Glycols
Pampa, Texas, USA	Owned	Acetic acid Acetic anhydride Ethyl acetate
Pasadena, Texas, USA	Owned	Polyvinyl alcohol
Jurong Island, Singapore	Owned	Acetic acid Butyl acetate Ethyl acetate Vinyl acetate monomer
Koper, Slovenia	Owned	Conventional emulsions
Tarragona, Spain	Owned by Complejo Industrial Taqsa AIE, in which Celanese holds a 15.0 percent share	Vinyl acetate monomer
Tarragona, Spain	Owned	Vinyl acetate ethylene emulsions
Tarragona, Spain	Leased	Conventional emulsions
Perstorp, Sweden	Owned	Conventional emulsions Vinyl acetate ethylene emulsions
Acetate Products
Edmonton, Alberta, Canada	Owned	Tow, Flake
Lanaken, Belgium	Owned	Tow
Narrows, Virginia, USA	Owned	Tow, Filament, Flake
Ocotlan, Jalisco, Mexico	Owned	Tow, Filament
Rock Hill, South Carolina, USA(1)	Owned	Flake
Technical Polymers Ticona
Auburn Hills, Michigan, USA	Leased	Automotive Development Center

Site	Leased/Owned	Products/Function
Bishop, Texas, USA	Owned	Celanex GUR Polyacetal Compounding
Florence, Kentucky, USA	Owned	Compounding
Kelsterbach, Germany	Owned by InfraServ GmbH & Co. Kelsterbach KG, in which Celanese holds a 100.0% limited partnership interest	Celstran® Polyacetals Compounding
Oberhausen, Germany	Owned by InfraServ GmbH & Co. Oberhausen KG, in which Celanese holds an 84.0% limited partnership interest	GUR Norbornene Topas (2)
Shelby, North Carolina, USA	Owned	LCP(3) PBT Compounding
Wilmington, North Carolina, USA	Leased by a non-consolidated joint venture, in which Celanese has a 50% interest	Fortron PPS
Winona, Minnesota, USA	Owned	Celstran
Performance Products
Frankfurt am Main, Germany	Owned by InfraServ GmbH & Co. Hoechst KG, in which Celanese holds a 31.2% limited partnership interest	Sorbates Sunett

(1)	Due to overcapacity of acetate flake, the Rock Hill plant operates at significantly less than commercial capacity.

(2)	Technical Polymers Ticona's leased plant for its Topas cycloolefin copolymer in Oberhausen, Germany commenced production in September 2000. As Topas continues to undergo market development, the plant is operating at significantly less than commercial capacity. For further information on Topas, see "Business—Technical Polymers Ticona."

(3)	Technical Polymers Ticona completed a significant expansion of its Vectra LCP plant in Shelby, North Carolina in the second quarter of 2002. Continued depressed levels in the telecommunications industry, a principal market for Vectra, coupled with the increased capacity, has resulted in this plant operating at significantly less than commercial capacity.

Polyplastics has its principal production facilities in Japan, Taiwan and Malaysia. Korea Engineering Plastics has its principal production facilities in South Korea. Celanese's Chemical Products segment has joint ventures with manufacturing facilities in Saudi Arabia and Germany and its Acetate Products segment has three joint ventures with production facilities in China.

In 2003, Celanese and its consolidated subsidiaries, in the aggregate, had capital expenditures for the expansion and modernization of production, manufacturing, research and administrative facilities of $211 million. In 2002 and 2001, these expenditures amounted to $203 million and $191 million, respectively. Celanese believes that its current facilities and those of its consolidated subsidiaries are adequate to meet the requirements of Celanese's present and foreseeable future operations. Celanese continues to review its capacity requirements as part of its strategy to maximize its global manufacturing efficiency.

For information on environmental issues associated with Celanese's properties, see "Business— Environmental and Other Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources Celanese—Environmental Matters." Additional information with respect to Celanese's property, plant and equipment, and leases is contained in notes 12 and 24 to the Celanese Consolidated Financial Statements.

Employees

As of December 31, 2003, Celanese had approximately 9,500 employees worldwide from continuing operations, compared to 10,500 as of December 31, 2002. This represents a decrease of approximately 10 percent. Celanese had approximately 5,600 employees in North America, 3,600 employees in Europe, 200 employees in Asia and 100 employees in the rest of the world. The following table sets forth the approximate number of employees on a continuing basis as of December 31, 2003, 2002, and 2001.

	Employees as of December 31,
	2003	2002	2001
North America	5,600	6,300	6,900
thereof USA	4,000	4,600	5,000
thereof Canada	400	500	600
thereof Mexico	1,200	1,200	1,300
Europe	3,600	3,900	3,400
thereof Germany	3,000	2,800	2,900
Asia	200	200	200
Rest of World	100	100	100
Total Celanese Employees	9,500	10,500	10,600

Many of Celanese's employees are unionized, particularly in Germany, Canada, Mexico, Brazil, Belgium and France. However, in the United States, less than one quarter of Celanese's employees are unionized. Moreover, in Germany and France, wages and general working conditions are often the subject of centrally negotiated collective bargaining agreements. Within the limits established by these agreements, the various subsidiaries of Celanese negotiate directly with the unions and other labor organizations, such as workers' councils, representing the employees. Collective bargaining agreements between the German chemical employers associations and unions relating to remuneration typically have a term of one year, while in the United States a three year term for collective bargaining agreements is typical. Celanese offers comprehensive benefit plans for employees and their families and believes its relations with employees are satisfactory.

Legal Proceedings

Celanese is involved in a number of legal proceedings, lawsuits and claims incidental to the normal conduct of its business, relating to such matters as product liability, anti-trust, past waste disposal practices and release of chemicals into the environment. While it is impossible at this time to determine with certainty the ultimate outcome of these proceedings, lawsuits and claims, management believes, based on the advice of legal counsel, that adequate provisions have been made and that the ultimate outcome will not have a material adverse effect on the financial position of Celanese, but may have a material adverse effect on the results of operations or cash flows in any given accounting period. See also note 23 to the Celanese Consolidated Financial Statements and note 12 to the Parent Guarantor Interim Consolidated Financial Statements.

Plumbing Actions

CNA Holdings, along with Shell, DuPont and others, have been the defendants in a series of lawsuits alleging that plastics manufactured by these companies that were utilized in the production of plumbing systems for residential property were defective or caused such plumbing systems to fail. Based on, among other things, the findings of outside experts and the successful use of Ticona's acetal copolymer in similar applications, CNA Holdings does not believe Ticona's acetal copolymer was defective or caused the plumbing systems to fail. In many cases CNA Holdings' exposure may be limited by invocation of the statute of limitations since Ticona ceased selling the acetal copolymer for use in the plumbing systems in site built homes during 1986 and in manufactured homes during 1990.

CNA Holdings has been named a defendant in ten putative class actions, further described below, as well as a defendant in other non-class actions filed in ten states, the U.S. Virgin Islands, and Canada. In these actions, the plaintiffs typically have sought recovery for alleged property damages and, in some cases, additional damages under the Texas Deceptive Trade Practices Act or similar type statutes. Damage amounts have not been specified.

•	Dilday, et al. v. Hoechst Celanese Corporation, et al.—Weakley County, Tennessee 27th Judicial Chancery Court. Class certification of recreational vehicle owners was denied in July 2001, and cases are proceeding on an individual basis.

•	Shelter General Insurance Co., et al. v. Shell Oil Company, et al.—Weakley County, Tennessee Chancery Court. In April 2000, the U.S. District Court for the District of New Jersey denied class certification for a putative class action (of insurance companies with respect to subrogation claims). The plaintiffs' appeal to the Third Circuit Court of Appeals was denied in July 2000, and the case was subsequently dismissed. In September 2000 a similar putative class action seeking certification of the same class that was denied in the New Jersey matter was filed in Tennessee state court. The Tennessee court denied certification in March 2002, and plaintiffs are attempting an appeal. Cases are continuing on an individual basis.

•	Tom Tranter v. Shell Oil Company, et al.—Ontario Court, General Division; Gariepy, et al. v. Shell Oil Company, et al.—Ontario Court, General Division. These matters, which the Court consolidated, were denied class certification but are currently on appeal. Dupont and Shell have each settled these matters, as well as the Couture and Furlan matters below. Their settlement agreements have been approved by the Court, although Shell's legal fees are still awaiting court approval. Celanese is the only defendant remaining in this lawsuit.

•	Richard Couture, et al. v. Shell Oil Company, et al.—Superior Court, Providence of Quebec; Furlan v. Shell Oil Company, et al.—British Columbia Supreme Court, Vancouver Registry. Dupont and Shell have each settled these matters, as noted above. Celanese is the only defendant remaining in these lawsuits. They are "on hold" pending the outcome of the appeal in the Tranter and Gariepy matters above, as in Canadian practice, Ontario tends to be the "lead jurisdiction" in such cases.

•	Howard, et al. v. Shell Oil Company, et al.—9th Judicial Circuit Court of Common Pleas, Charleston County, South Carolina; Viera, et al. v. Hoechst Celanese Corporation, et al.—11th Judicial Circuit Court, Dade County, Florida; Fry, et al. v. Hoechst Celanese Chemical Group, Inc., et al.—5th Judicial Circuit Court, Marion County, Florida. Certification has been denied in these putative class actions pending in South Carolina and Florida state courts. Plaintiffs in the Howard matter have filed a petition seeking to appeal to the United States Supreme Court, which CNA is opposing. Although plaintiffs in Viera and Fry subsequently sought to bring actions individually, they were dismissed and are on appeal.

•	Richard, et al. v. Hoechst Celanese Chemical Group, Inc., et al.—U.S. District Court for the Eastern District of Texas, Texarkana Division. The court denied certification of a putative class action in March 2002, and the Fifth Circuit Court has upheld the dismissal. The plaintiff has filed a petition seeking to appeal to the United States Supreme Court, which CNA Holdings is opposing.

•	St. Croix Ltd., et al. v. Shell Oil Company, et al.—Virgin Islands Territorial Court, St. Croix Division. The court in a putative class action denied certification to a U.S. territories-wide class and dismissed Celanese on jurisdictional grounds. Plaintiffs are seeking reconsideration of those rulings.

•	Vickers, et al. v. Shell Oil Company, et al.—U.S. District Court—Northern District of Indiana. A putative nationwide class action was filed in federal court in December 2002 against, among others, CNA Holdings and Shell. CNA Holding's motion to dismiss this lawsuit was granted in December 2003. The plaintiffs appealed to the 7th Circuit of Appeals.

In order to reduce litigation expenses and to provide relief to qualifying homeowners, in November 1995, CNA Holdings, DuPont and Shell entered into a national class action settlement, which has been approved by the courts. The settlement calls for the replacement of plumbing systems of claimants who have had qualifying leaks, as well as reimbursements for specified leak damage. Furthermore, the three companies have agreed to fund these replacements and reimbursements up to $950 million (which now amounts to $1,073 million, due to additional contributions and funding commitments of primarily other parties). There are additional pending lawsuits in approximately 10 jurisdictions not covered by this settlement; however, these cases do not involve (either individually or in the aggregate) a large number of homes and management does not expect the obligations arising from these lawsuits to have a material adverse effect on CNA Holdings.

In 1995, CNA Holdings and Shell settled the claims relating to individuals in Texas, owning 110,000 property units, who are represented by a Texas law firm for an amount not to exceed $170 million. These claimants are also eligible for a replumb of their homes in accordance with terms similar to those of the national class action settlement.

In addition, a lawsuit filed in November 1989 in Delaware Chancery Court, between CNA Holdings and various of its insurance companies relating to all claims incurred and to be incurred for the product liability exposure led to a partial declaratory judgment in CNA Holdings' favor. As a result, settlements have been reached with a majority of CNA Holdings' insurers specifying their responsibility for these claims. However, in January 2000, CNA Holdings filed a motion in Superior State Court in Wilmington, Delaware to set a trial date with respect to this lawsuit against one insurer, asserting that the settlement is void because the insurer refused to make the required "coverage in place" payments to CNA Holdings. The insurer and CNA Holdings signed a settlement agreement in June 2003.

Management believes that the plumbing actions are provided for in the Consolidated Financial Statements and that they will not have a material adverse effect on the financial position of Celanese. However, if Celanese were to incur an additional charge for this matter, such a charge may have a material adverse effect on the results of operations or cash flows in any given accounting period. No assurance can be given that Celanese's litigation reserves will be adequate or that Celanese will fully recover claims under its insurance policies.

Sorbates Antitrust Actions

In 1998, Nutrinova, then a wholly-owned subsidiary of Hoechst, received a grand jury subpoena from the United States District Court for the Northern District of California in connection with a criminal antitrust suit relating to the sorbates industry. In May 1999, Hoechst and the U.S. Federal Government entered into an agreement under which Hoechst pled guilty to a one-count indictment charging Hoechst with participating in a conspiracy to fix prices and allocate market shares of sorbates sold in the United States. Hoechst and the U.S. Federal Government agreed to recommend that the U.S. District Court fine Hoechst $36 million, payable over five years, with the last payment of $5 million being paid in June 2004. Hoechst also agreed to cooperate with the U.S. Federal Government's investigation and prosecutions related to the sorbates industry. The U.S. District Court accepted this plea in June 1999 and imposed a penalty as recommended in the plea agreement.

Nutrinova and Hoechst have cooperated with the European Commission since 1998 in connection with matters relating to the sorbates industry. In May 2002, the European Commission informed Hoechst of its intent to officially investigate the sorbates industry, and in early January 2003, the European Commission served Hoechst, Nutrinova and a number of competitors with a statement of objections alleging unlawful, anticompetitive behavior affecting the European sorbates market. In October 2003, the European Commission ruled that Hoechst, Chisso Corporation, Daicel Chemical Industries Ltd., The Nippon Synthetic Chemical Industry Co. Ltd. and Ueno Fine Chemicals Industry Ltd. operated a cartel in the European sorbates market between 1979 and 1996. The European Commission imposed a total fine of €138.4 million (approximately $161 million), of which €99 million (approximately $115 million) was assessed against Hoechst. The case against Nutrinova was closed. The fine against Hoechst is based on the European Commission's finding that Hoechst does not qualify under the leniency policy, is a repeat violator and, together with Daicel, was a co-conspirator. In Hoechst's favor, the European Commission gave a discount for cooperating in the investigation. Hoechst appealed the European Commission's decision in December 2003.

In addition, several civil antitrust actions by sorbates customers, seeking monetary damages and other relief for alleged conduct involving the sorbates industry, have been filed in U.S. state and federal courts naming Hoechst, Nutrinova, and other subsidiaries of Celanese, as well as other sorbates manufacturers, as defendants. Many of these actions have been settled and dismissed by the court. One private action, Kerr v. Eastman Chemical Co. et al., is still pending in the Superior Court of New Jersey, Law Division, Gloucester County. The plaintiff alleges violations of the New Jersey Antitrust Act and the New Jersey Consumer Fraud Act and seeks unspecified damages.

In July 2001, Hoechst and Nutrinova entered into an agreement with the attorneys general of 33 states, pursuant to which the statutes of limitations were tolled pending the states' investigations. This agreement expired in July 2003. Since October 2002, the Attorneys General for New York, Illinois, Ohio, Utah and Idaho filed suit on behalf of indirect purchasers in their respective states. The Utah, Nevada and Idaho actions have been dismissed as to Hoechst, Nutrinova and Celanese. A motion for reconsideration is pending in Nevada and an appeal is pending in Idaho. The Ohio and Illinois actions have been settled. The New York action, New York v. Daicel Chemical Industries Ltd., et al. pending in the New York State Supreme Court, New York County, is the only Attorney General action still pending and is in the early stages of litigation. The New York action seeks unspecified damages. The Attorneys General of Connecticut, Florida, Hawaii, Maryland, South Carolina, Oregon and Washington have entered in settlement discussions and have been granted extensions of the tolling agreement through September 2004.

Although the outcome of the foregoing proceedings and claims cannot be predicted with certainty, Celanese believes that any resulting liabilities, net of amounts recoverable from Hoechst, will not, in the aggregate, have a material adverse effect on Celanese's financial position, but may have a material adverse effect on the results of operations or cash flows in any given period. In the demerger agreement, Hoechst agreed to pay 80 percent of liabilities that may arise from the government investigation and the civil antitrust actions related to the sorbates industry.

Acetic Acid Patent Infringement Matters

Celanese International Corporation v. China Petrochemical Development Corporation—Taiwan Kaohsiung District Court.    On February 7, 2001, Celanese filed a private criminal action for patent infringement against certain employees of China Petrochemical Development Corporation, or CPDC, in the Taiwan Kaohsiung District Court. Celanese is alleging that CPDC's employees infringed its ROC Patent No. 27572 covering the manufacture of acetic acid. On February 16, 2001, Celanese filed a Supplementary Civil Brief in the same court alleging damages against CPDC in the amount of about $450 million based on a period of infringement of 10 years, 1991-2000, and based on CPDC's own data and as reported to the Taiwanese securities and exchange commission. Celanese's ROC patent was held valid by the Taiwanese Patent Office on March 8, 2001, after 14 months of legal proceedings before the patent office based on two cancellation actions by CPDC. In view of the recent changes in the Taiwanese patent laws, the supplementary civil action has been converted into an independent civil action, and the amount of damages claimed by Celanese has been reassessed at $35 million. This action is still pending.

Bishop, Texas Methanol Unit—Texas Commission on Environmental Quality Notice of Alleged Potential Violation

In August 2004 Celanese's Bishop, Texas plant received a Notice of Alleged Potential Violation from the Texas Commission on Environmental Quality or TCEQ, alleging a failure to meet permitted emission rates for Nitrous Oxides from its Methanol unit, and alleged failure to report those alleged permit excesses on required reports. Such alleged violations, if pursued by TCEQ, could result in penalties in excess of $100,000. The TCEQ has not yet assessed any penalty. Based upon research subsequent to the Notice, management believes it may have a complete defense to the allegations.

Shareholder Litigation

Mayer v. Celanese AG, Frankfurt District Court.    On August 1, 2004, a minority shareholder filed an action against Celanese in Frankfurt District Court to set aside the shareholder resolutions passed at the extraordinary general meeting held on July 30-31, 2004 based on the alleged violation of procedural requirements and information rights of the shareholders and to declare the Domination Agreement and the change in the fiscal year void.

Celanese has been informed by the Frankfurt District Court that eight other actions to set aside the resolutions of the EGM were filed by August 31, 2004, the date when the time period for filing such legal challenges expired. However, except with respect to the action Mayer v. Celanese, the writs of action have not yet been delivered to Celanese and its legal advisors. Further, on August 2, 2004, two minority shareholders instituted public register proceedings with the Local Court (Amtsgericht) of Koenigstein im Taunus and the Frankfurt District Court (Landgericht) Frankfurt am Main, both with a view to have the registration of the Domination Agreement in the Commercial Register deleted (Amtsl|$$|Adoschungsverfahren). These actions are based on an alleged violation of procedural requirements at the EGM, an alleged under-capitalization of the Issuer and Blackstone and an alleged misuse of discretion by the competent court with respect to the registration of the Domination Agreement in the Commercial Register.

Based upon information available as of the date of this prospectus, the outcome of foregoing proceedings cannot be predicted with certainty. The time period to bring forward challenges has expired; we do not expect further challenges.

Other Matters

Celanese Ltd. and/or CNA Holdings, Inc., both U.S. subsidiaries of Celanese, are defendants in approximately 600 asbestos cases, the majority of which are premises-related. Because many of these cases involve numerous plaintiffs, Celanese is subject to claims significantly in excess of the number of actual cases. Celanese has reserves for defense costs related to claims arising from these matters. Celanese believes it does not have any significant exposure in these matters.

MANAGEMENT

The Issuer

The Issuer is a Luxembourg partnership limited by shares (société en commandite par actions). BCP Caylux Holdings Ltd. 1 (the "Manager"), in its capacity as general partner and manager of the Issuer, has the power to take any action necessary or useful to realize the corporate objectives of the Issuer, and to represent the Issuer vis-à-vis third parties, except for the actions expressly reserved by Luxembourg law or by the Issuer's articles of incorporation for the general meeting of shareholders or to the supervisory board of the Issuer. The Manager is a wholly-owned subsidiary of the Parent Guarantor, which is a limited partner of the Issuer.

The audit of the annual accounts of the Issuer is entrusted to a supervisory board composed of three statutory auditors (commissaires). The Issuer's supervisory board is composed of the following individuals:

Name	Age	Position
Robert M. Barrack	53	Statutory Auditor
Benjamin J. Jenkins	33	Statutory Auditor
Anjan Mukherjee	30	Statutory Auditor

Robert M. Barrack is a Managing Director of The Blackstone Group, which he joined in 1997.

Benjamin J. Jenkins is a Principal of The Blackstone Group, which he joined in 1999. Prior to that, Mr. Jenkins was an associate at Saunders Karp & Megrue. Mr. Jenkins currently serves on the supervisory board of Celanese AG.

Anjan Mukherjee is an Associate of The Blackstone Group, which he joined in 2001. Prior to that, Mr. Mukherjee was with Thomas H. Lee Company where he was involved with the analysis and execution of private equity investments in a wide range of industries. Before that, Mr. Mukherjee worked in the Mergers & Acquisitions Department at Morgan Stanley. Mr. Mukherjee currently serves on the board of directors of Encoda Systems, Inc.

None of Messrs. Barrack, Jenkins and Mukherjee receives any compensation from the Issuer or the Parent Guarantor for serving as statutory auditors of the Issuer. The Issuer has not entered into any employment agreement with Messrs. Barrack, Jenkins and Mukherjee.

The Manager and the Parent Guarantor

Each of the Manager and the Parent Guarantor is an exempted company incorporated with limited liability in the Cayman Islands. The affairs of the Manager and the Parent Guarantor are managed by their respective Board of Directors, which are responsible for, among other things, convening shareholder meetings and reviewing and monitoring the financial performance and strategy. The Boards of Directors of the Manager and the Parent Guarantor are each composed of the following individuals:

Name	Age	Position
Chinh E. Chu	37	Director
Martin Brand	29	Director
Benjamin J. Jenkins	33	Director
Anjan Mukherjee	30	Director

Chinh E. Chu is a Senior Managing Director of The Blackstone Group, which he joined in 1990. Mr. Chu currently serves on the boards of directors of Haynes International, Inc., Nalco Holdings LLC and Nycomed Holdings, on the supervisory board of Celanese AG and on the Advisory Committee of Graham Packaging holdings Company.

Benjamin J. Jenkins is a Principal of The Blackstone Group, which he joined in 1999. Prior to that, Mr. Jenkins was an associate at Saunders Karp & Megrue. Mr. Jenkins currently serves on the supervisory board of Celanese AG.

Anjan Mukherjee is an Associate of The Blackstone Group, which he joined in 2001. Prior to that, Mr. Mukherjee was with Thomas H. Lee Company where he was involved with the analysis and execution of private equity investments in a wide range of industries. Before that, Mr. Mukherjee worked in the Mergers & Acquisitions Department at Morgan Stanley. Mr. Mukherjee currently serves on the board of directors of Encoda Systems, Inc.

Martin Brand is an Associate of The Blackstone Group, which he joined in 2003. Before joining The Blackstone Group, Mr. Brand was with McKinsey & Company as a consultant. Prior to that, he worked as a derivatives trader with the FICC division of Goldman, Sachs & Co.

None of Messrs. Chu, Jenkins, Mukherjee and Brand receives any compensation from the Issuer or the Parent Guarantor for serving as directors and/or executive officers of the Parent Guarantor and the Manager. Neither the Parent Guarantor nor the Manager has entered into employment agreements with Messrs. Chu, Jenkins, Mukherjee and Brand.

The Parent Guarantor's audit committee currently consists of Messrs. Chu, Jenkins and Mukherjee. Mr. Jenkins is its "financial expert" as such term is defined in Item 401(h) of Regulation S-K.

The audit committee will be responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of the financial statements, the independent accountant's qualifications and independence, the performance of the independent accountants and the internal audit function and the compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors' report describing the auditing firms' internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and managements' response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) annually reviewing the adequacy of the audit committee's written charter, (12) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time and (13) reporting regularly to the full board of directors.

Celanese

As required by the German Stock Corporation Act (Aktiengesetz), Celanese has a two-tier board system consisting of a board of management (Vorstand) and a supervisory board (Aufsichtsrat). The board of management of Celanese as a collective body is responsible for managing Celanese and representing Celanese in its dealings with third parties, while the supervisory board of Celanese appoints and removes the members of the board of management of Celanese and oversees the management of Celanese. Under the German Stock Corporation Act, the supervisory board of Celanese is not permitted to make management decisions. Pursuant to the rules of procedure of the management and supervisory boards of Celanese, the board of management of Celanese must obtain the prior consent of the supervisory board of Celanese for specific matters such as acquisitions and divestitures, joint ventures, entry into new business areas, the incurrence of indebtedness, issuance of guarantees and creation of mortgages on real estate, if the specific matter is considered to be of substantial economic importance to Celanese. The supervisory board is also authorized to subject other actions of the board of management to its prior consent. The German Stock Corporation Act prohibits simultaneous membership on the board of management and the supervisory board of a company.

Board of Management

The members of the board of management of Celanese may be appointed by the supervisory board of Celanese for a maximum term of five years. They may be reappointed or have their term of office extended for one or more five year terms. Under some circumstances, such as a serious breach of duty or a bona fide vote of no confidence by a majority of the votes cast at a shareholders' meeting, a member of the board of management of Celanese may be removed by the supervisory board of Celanese prior to the expiration of such term of office.

A member of the board of management of Celanese may not deal with, or vote on, matters relating to proposals, arrangements or contracts between himself and Celanese.

The board of management of Celanese decisions are made by a simple majority vote. In the event of a tie vote, the Chairman of the board of management of Celanese has the deciding vote.

Under the Articles of Association (Satzung) of Celanese, any two members of the board of management of Celanese, or any member of the board of management of Celanese together with the holder of a special power of attorney (Prokurist) granted by the board of management of Celanese, may represent Celanese. The board of management of Celanese must report regularly to the supervisory board of Celanese, in particular, on proposed business policy and strategy, profitability, the performance of the businesses of Celanese, environment, health and safety, and corporate governance matters, including risk management and compliance as well as on any matters of particular significance that may arise from time to time.

The current members of the board of management of Celanese, their respective ages as of March 5, 2004 and their positions and principal areas of responsibility are as follows:

Name	Age	Position/Principal Area of Responsibility
Claudio Sonder	62	Chairman of the board of management of Celanese; Mr. Sonder has announced he will retire from Celanese when his contract expires on October 31, 2004
David N. Weidman	49	Vice Chairman and Chief Operating Officer; responsible for the chemical products segment; appointed Chairman of the board of management and Chief Executive Officer effective November 1, 2004
Lyndon Cole	51	Responsible for the technical polymers Ticona segment
Andreas Pohlmann	46	Chief Administrative Officer, Director of Personnel; responsible for the performance products segment, innovation, environment, personnel and law.
Perry W. Premdas	52	Chief Financial Officer; responsible for the acetate products segment; Mr. Premdas has announced that he will leave Celanese upon the expiration of his contract on October 31, 2004

Claudio Sonder has been Chairman and Chief Executive Officer of Celanese since its demerger from Hoechst on October 22, 1999. Prior to the demerger, he served on the Hoechst board of management from 1996 until October 1999. There he was responsible for the agricultural chemicals, animal health and nutrition businesses, before becoming responsible for Hoechst's Ticona business segment, which is now reported by Celanese under the Technical Polymers Ticona segment, and its Celanese business segment, which is now largely reported by Celanese under the Chemical Products and Acetate Products segments. Mr. Sonder worked with Hoechst's industrial businesses for more than 30 years in Brazil and Germany. He was the head of Hoechst's Plastics and Films Division in Frankfurt, Germany from 1994 to 1996 and served as chairman and chief executive officer of Hoechst do Brazil from 1983 to 1994. He is also a member of the supervisory board of Dresdner Bank Lateinamerika AG and Companhia Suzano de Papel e Celulose, S.A., Brazil and a member of the board of management of the Ibero-Amerika Verein e.V. Mr. Sonder has announced he will retire from Celanese when his contract expires on October 31, 2004. His term as a member of the board of management expires on October 31, 2004.

David N. Weidman was appointed Celanese's Vice Chairman on September 23, 2003 and Celanese's chief operating officer on January 1, 2002. He joined Celanese as the chief executive officer of Celanese Chemicals on September 1, 2000. Before joining Celanese, he was a member of Honeywell/Allied Signal's corporate executive council and the president of its performance polymers business since 1998. Mr. Weidman joined Allied Signal in 1994 as vice president and general manager of performance additives and became president and general manager of fluorine products in 1995. Mr. Weidman began his career in the chemical industry with American Cyanamid in 1980, serving as vice president and general manager of its fibers division from 1990 to 1994, as vice president and general manager of Cyanamid Canada from 1989 to 1990, and as managing director of Cyanamid Nordiska in Stockholm, Sweden from 1987 to 1989. He is also a member of the American Chemistry Council and the National Advisory Council of the Mariott School of Management. Mr. Wiedman is slated to assume the position of Chairman and Chief Executive Officer on November 1, 2004. His term as a member of the board of management expires on October 31, 2005.

Lyndon Cole became Ticona's president and the head of Celanese Growth and Excellence Council on April 1, 2003. He was named to the Board of Management on September 23, 2003. Dr. Cole joined Celanese in March of 2002 as president of Celanese Chemicals. From 1998 to 2001 he had been chief executive officer of United Kingdom based Elementis PLC, a global specialty chemicals company. Prior to joining Elementis, he was general manager-Global Structured Products for GE Plastics from 1990 to 1998 and previously held general management and commercial positions with GE Plastics, Dow Chemicals Europe and ICI. His term as a member of the board of management expires on October 31, 2005.

Andreas Pohlmann was appointed to the board of management of Celanese on October 22, 2002. He had served as Celanese's Vice President and Corporate Secretary since October 1999, as well as managing director of Celanese Ventures since February 2002. In his ten years at Hoechst, Dr. Pohlmann, an attorney, held various positions of increasing responsibility in the Corporate Law, Corporate Public and Governmental Affairs, and Corporate Controlling and Development departments, ultimately serving as Hoechst AG's Corporate Secretary from 1996 to 1999. He is also a member of the supervisory board of the Pensionskasse der Mitarbeiter der Hoechst-Gruppe VVaG (German pension fund for employees of the Hoechst Group). His term as a member of the board of management expires on October 31, 2005.

Perry W. Premdas has been Celanese's Chief Financial Officer since its demerger from Hoechst on October 22, 1999. Prior to the demerger, he was senior executive vice president and chief financial officer of Centeon LLC, Hoechst's blood plasma protein joint venture with Rhône-Poulenc, from 1997 to 1998. From January 1, 1999 until the demerger, he was on a special assignment at Hoechst relating to the demerger. Since joining Celanese Corporation in 1976, Mr. Premdas has held financial and line positions mainly with the industrial businesses of Hoechst and the former Celanese Corporation in the United States, Germany and Mexico. He served as vice president and treasurer of Hoechst Celanese Corporation from 1996 to 1997 and as vice president and general manager of Hoechst Celanese Corporation's Printing Products Division from 1992 to 1995. Mr. Premdas has announced that he will leave Celanese upon the expiration of his contract on October 31, 2004. His term as a member of the board of management expires on October 31, 2004.

For information on service contracts between Celanese and the members of its board of management, see "—Celanese—Compensation of Directors and Officers—Board Service Agreements."

Supervisory Board

Celanese has approximately 3,000 employees in Germany. Therefore, under the German Stock Corporation Act, the German Co-Determination Law (Mitbestimmungsgesetz) and the Articles of Association of Celanese, the supervisory board of Celanese consists of 12 members of whom six are elected by the shareholders and six are elected by representatives of the German based employees. Four of the supervisory board of Celanese members representing the employees must be employees of Celanese, whereas the remaining two must be union representatives. Blue collar (Arbeiter) and white-collar (Angestellte) employees must be represented in accordance with the ratio of employees who are entitled to vote in the elections.

Any member elected by the shareholders in a general meeting may be removed by a majority of the votes cast by the shareholders in a general meeting. Any member of the supervisory board of Celanese elected by a particular class of employees may be removed by three-quarters of the votes cast by the representatives of that class of employees.

The supervisory board of Celanese appoints a chairman (Vorsitzender des Aufsichtsrats) and a deputy chairman (Stellvertretender Vorsitzender des Aufsichtsrats) from among its members. The chairman of the supervisory board of Celanese must be elected by a majority of two-thirds of the members of the supervisory board of Celanese. If that majority is not reached in the first vote, the chairman will be elected in a second vote solely by the representatives of the shareholders. At least half the members of the supervisory board of Celanese must be present to constitute a quorum. Unless otherwise provided for by law, resolutions are passed by a simple majority of the supervisory board of Celanese. In the event of a tie, another vote is held and the chairman then has the deciding vote.

The supervisory board of Celanese members are usually elected for five-year terms. Supervisory board members may be re-elected. The remuneration of the members of the supervisory board of Celanese is determined by resolution at shareholder meetings. For further information on supervisory board remuneration, see "—Compensation of Directors and Officers—Supervisory Board."

In May 2000, Celanese's employees in Germany elected 10 representatives to the supervisory board. Six of these representatives took office immediately; the other four were chosen as alternates to serve in the event one of the employee representatives resigned or otherwise left his membership. Mr. Brinkmann and Mr. Schmalz assumed their positions on the supervisory board in 2002 and 2003, respectively, replacing Gerd Decker and Werner Zwoboda, respectively. Ralf Sikorski resigned his position on September 15, 2003. As no alternate had been chosen for him, the board of management requested the local court (Amtsgericht) in Königstein to appoint a replacement in accordance with Section 104 of the Stock Corporation Act (Aktiengesetz). The court appointed Ralf Becker to the Supervisory Board on September 30, 2003.

Messrs. Guenter Metz, Saad Ali Al-Shuwaib, Alan R. Hirsig, Joannes C. M. Hovers, Alfons Titzrath and Kendrick R. Wilson III, who served as the shareholder representatives on the supervisory board at the time of the closing of the Tender Offer, resigned from Celanese's supervisory board effective May 7, 2004. Upon application of the Celanese board of management to the local court (Amtsgericht) in Königstein, effective May 8, 2004, the court appointed Messrs. Chinh Chu, Cornelius Geber, Benjamin Jenkins, Dr. Hanns Ostmeier, Dr. Ron Sommer and Dr. Bernd Thiemann to serve as members of the supervisory board until the next annual shareholder meeting. At the annual shareholder meeting on June 15, 2004, Celanese shareholders elected Messrs. Chu, Geber, Jenkins, Ostmeier, Sommer and Thiemann to serve as members of the supervisory board until the annual shareholder meeting that resolves upon the ratification of the supervisory board actions for the fiscal year 2008. The supervisory board appointed Dr. Bernd Thiemann chairman of the supervisory board.

The supervisory board maintains the following standing committees, all of which have their own written rules of procedure:

Finance and Audit Committee.    The finance and audit committee reviews in advance the annual financial statements, the consolidated annual financial statements, the management report, the consolidated management report and the proposals to be made to the annual general shareholders' meeting for the appropriation of Celanese's profit and for the election of the external auditors. The committee uses its review of these issues to prepare the corresponding resolutions of the supervisory board. The finance and audit committee also reviews the external auditors' engagement letter, including proposed fees, and monitors the external auditors and their work. Furthermore, the committee reviews Celanese's significant accounting policies and remains informed of the processes, organization and work product of Celanese's internal auditing function. It monitors Celanese's internal risk management and its compliance with all applicable legal and regulatory requirements. The finance and audit committee met three times during 2003.

Personnel and Compensation Committee.    The task of the personnel and compensation committee is to prepare resolutions of the supervisory board on personnel matters, in particular regarding the appointment of new board of management members. In addition the personnel and compensation committee approves the adoption, amendment and termination of service agreements with the members of the board of management, as well as any dealings or proceedings between them and Celanese. The personnel and compensation committee also approves contracts and acts of members of the management and supervisory boards which, according to German law, require the approval of the supervisory board. Furthermore, it reviews Celanese's incentive and equity based compensation plans, and prepares the supervisory board's proposal to the annual general meeting on the election of new members of the supervisory board. The personnel and compensation committee met twice during 2003.

Strategy Committee.    The strategy committee reviews the strategy for Celanese presented to it by the board of management. It keeps itself informed about developments and trends in the industries in which Celanese is active. The strategy committee met once during 2003.

Special Ad Hoc Committee.    The supervisory board also established an ad hoc committee on December 15, 2003 in connection with the Tender Offer.

The incumbent members of the supervisory board of Celanese, their respective ages as of July 1, 2004 and their principal occupations are as follows:

Name	Age	Principal Occupation
Chinh Chu(4)	37	Senior Managing Director, The Blackstone Group
Reiner Nause(1)(3)(4)(5). Deputy Chairman	58	Technician, Chairman of the Central Workers' Council of the Celanese Chemicals Europe GmbH, Chairman of Celanese Group Workers' Council
Cornelius Geber(2)	52	Formerly member of the Board of Management of Kuehne und Nagel
Hanswilhelm Bach(1)(2)	56	Graduate chemist, Business Liaison Manager Environmental, Health & Safety Affairs at Ticona GmbH, Kelsterbach site
Ralf Becker(1)(4)	39	Labor Union Secretary, Deputy Regional Head of IG BCE, Hesse/Thuringia
Hans-Juergen Brinkmann(1)(2)	50	Plant mechanic, Member of Celanese Joint Workers' Council, Ruhrchemie plant
Armin Droth(1)	50	Electrical engineer, representative of the Verband angestellter Akademiker (German association of management and professional staff), member of Celanese Joint Workers' Council, Hoechst site
Benjamin Jenkins(4)	33	Principal, The Blackstone Group
Dr. Hanns Ostmeier(2)(3)(5)	44	Senior Managing Director, The Blackstone Group
Herbert Schmalz(1)(4)	53	Chemistry technician, Head of Warehouse and Shipping for Technical Polymers, Ruhrchemie plant
Dr. Ron Sommer(4)	54	Formerly Chairman of the Board of Management of Deutsche Telekom AG
Dr. Bernd Thiemann(2)(3)(4)(5)(6)	60	Formerly chairman of the Board of Management of DZ-Bank AG

(1)	Representative of the employees

(2)	Finance and Audit Committee

(3)	Personnel and Compensation Committee

(4)	Strategy Committee

(5)	Ad Hoc Committee

(6)	Chairman of the supervisory board.

Compensation of Directors and Officers

Supervisory Board

Members of the supervisory board of Celanese receive, in addition to reimbursement of out-of-pocket expenses, a fixed annual payment which, for 2003, amounted to €80,000 for the Chairman, €60,000 for the Deputy Chairman and €40,000 for all other members of the supervisory board of Celanese. At the annual shareholders' meeting of Celanese on June 15, 2004, a resolution was adopted to increase the compensation of the supervisory board members. As of January 1, 2004, the members of the supervisory board receive, in addition to reimbursement of out-of-pocket expenses, a fixed annual payment of €120,904 for the Chairman, €90,678 for the Deputy Chairman and €60,452 for all other members of the supervisory board of Celanese. In addition, for each the supervisory board of Celanese meeting attended, members receive a meeting fee of €4,000 for the Chairman, €3,000 for the Deputy Chairman and €2,000 for all other members of the supervisory board of Celanese. Also, each member of the supervisory board of Celanese receives a committee retainer for each membership in a committee of the supervisory board of Celanese. The committee retainer amounts to €4,000 for the chairman of the committee and €2,000 for all other members of the committee. All members of the supervisory board of Celanese are also reimbursed for value added tax on these amounts. Supervisory board members who served on the supervisory board or held a supervisory board position subject to additional compensation only for a part of the fiscal year 2004 will receive a lower amount of compensation pro rata to the time actually served. In addition, Celanese provides supervisory board members with insurance coverage, including D&O insurance. According to German law, compensation of supervisory board members requires shareholder approval. Compensation for the supervisory board of Celanese was approved at the June 15, 2004 annual general meeting of shareholders and remains in effect on the date of this prospectus.

At the annual shareholders meeting of Celanese on June 15, 2004, any unpaid portion of the supervisory board members' compensation for fiscal years 2002 and 2003 was adjusted as follows:

•	in lieu of any unpaid compensation for fiscal year 2003 which was required to be paid in Celanese Shares as part of the fixed remuneration, supervisory board members received a lump-sum payment in the amount of €40,000 for the Chairman, €30,000 for the Deputy Chairman and €20,000 for other supervisory board members.

•	in lieu of the stock appreciation rights granted to the supervisory board members in respect to fiscal year 2002, supervisory board members will receive a lump-sum payment in the amount of €15.25 for each stock appreciation right. Such compensation will amount to €65,138 for the Chairman, €49,233 for the Deputy Chairman and €32,569 for other supervisory board members. Upon receipt of such compensation, the stock appreciation rights shall cease to exist.

•	in lieu of the stock appreciation rights granted to the supervisory board members in respect to fiscal year 2003, supervisory board members shall receive a lump-sum payment in the amount of €13.03 for each stock appreciation right. Such compensation will amount to €39,950 for the Chairman, €29,804 for the Deputy Chairman and €20,292 for other supervisory board members. Upon receipt of the compensation, the respective stock appreciation rights shall cease to exist.

The following table shows the compensation paid to individual members of the supervisory board who were active on the board as of December 31, 2003.

Compensation of Supervisory Board

	Fixed Annual Remuneration
Name	(€)	of Which Cash (€)	of Which Shares(1)	Other Cash Remuneration (€)(2)	Variable Annual Remuneration (€)	Total Remuneration (€)
Guenter Metz, Chairman(3)	61,355	30,678	30,677	25,203	0	86,558
Reiner Nause, Deputy Chairman	46,016	23,008	23,008	22,602	31,403	100,021
Saad Ali Al-Shuwaib(3)	19,380	9,690	9,690	13,534	0	32,914
Hanswilhelm Bach	30,678	15,339	15,339	13,534	43,942	88,154
Ralf Becker(3)	0	0	0	4,000	0	4,000
Hans-Juergen Brinkman	30,678	15,339	15,339	13,534	0	44,212
Armin Droth	30,678	15,339	15,339	13,534	0	44,212
Alan R. Hirsig(3)	30,678	15,339	15,339	16,602	0	47,280
Joannes C. M. Hovers	30,678	15,339	15,339	15,068	0	45,746
Herbert Schmalz(4)	0	0	0	12,000	0	12,000
Ralf Sikorski	30,678	15,339	15,339	7,534	35,291	73,503
Alfons Titzrath(3)	30,678	15,339	15,339	15,068	0	45,746
Kendrick R. Wilson III(3)	30,678	15,339	15,339	13,534	0	44,212
	372,175	186,088	186,087	185,747	110,636	668,558

(1)	Based on a share price of €16.13, the average share price during the 20 days prior to the grant date (annual general meeting date).

(2)	Remuneration for Supervisory Board Meetings and Committee Meeting attendance.

(3)	Resigned effective May 7, 2004.

(4)	Supervisory Board members receive their annual remuneration for the prior year on the day of the annual general meeting. As Messrs. Schmalz and Becker assumed their positions in 2003, they will not receive their remuneration until the annual general meeting on June 15, 2004.

The table below shows the number of stock appreciation rights held and issued to the Supervisory Board as of December 31, 2003, as well as the number of stock appreciation rights exercised during 2003.

Stock Appreciation Rights

	Granted in 2003(1)		Exercised in 2003		Total Rights Held as of 12/31/03
Name	Number	Grant Price Per Rights (€)	Number	Earnings (€)(2)	Number	Value (€)(3)
Guenter Metz, Chairman(4)	4,300	19.40	0	0	13,950	190,045
Reiner Nause, Deputy Chairman	3,250	19.40	3,950	31,403	6,550	91,910
Saad Ali Al-Shuwaib(4)	2,150	19.40	0	0	1,355	17,751
Hanswilhelm Bach	2,150	19.40	4,850	43,942	2,150	28,165
Ralf Becker(5)	0	0	0	0	0	0
Hans-Juergen Brinkman	2,150	19.40	0	0	2,150	28,165
Armin Droth	2,150	19.40	0	0	7,000	95,346
Alan R. Hirsig(4)	2,150	19.40	0	0	8,050	112,282
Joannes C. M. Hovers(4)	2,150	19.40	0	0	8,050	112,282
Herbert Schmalz(5)	0	0	0	0	0	0
Ralf Sikorski	2,150	19.40	4,150	35,291	2,850	38,630
Alfons Titzrath(4)	2,150	19.40	0	0	8,050	112,282
Kendrick R. Wilson III(4)	2,150	19.40	0	0	8,050	112,282
	26,900		12,950	110,636	68,205	939,140

(1)	Due to the share price on the grant date (April 4, 2003) there was no income effect resulting from the stock appreciation rights granted in 2003.

(2)	The earnings are included in the supervisory board members' compensation as variable annual remuneration.

(3)	Value determined by: (share price of €32.50 as of December 31, 2003) – grant price of respective plan) x number of rights of respective plan.

(4)	Resigned effective May 7, 2004.

(5)	Supervisory Board members receive their annual remuneration for the prior year on the day of the annual general meeting. As Messrs. Schmalz and Becker assumed their positions in 2003, they will not receive their remuneration until the annual general meeting on June 15, 2004.

Board of Management

The aggregate amount of compensation paid during 2003 to the members of the board of management of Celanese was €5.2 million. The aggregate amount accrued by Celanese during 2003 to provide pension, retirement and similar benefits for the members of the board of management was €2.2 million.

The following table shows the compensation expense for the individual members of the board of management who were active on the board as of December 31, 2003.

Total Compensation Expense Table(1)

	Annual Compensation
Name and Principal Position	Fixed Annual Salary (€)	Bonus (€)	Total Cash Compensation (€)
Claudio Sonder(2)	909,996	4,679,800	5,589,796
Chairman of the Board
David Weidman	645,259	704,542	1,349,801
Vice Chairman & Chief Operating Officer
Perry Premdas	519,600	406,592	926,192
Chief Financial Officer
Lyndon Cole	120,900	125,000	245,900
Member of Board of Management
Andreas Pohlmann	474,320	461,191	935,511
Chief Administrative Officer
	2,670,075	6,377,125	9,047,200

(1)	Disclosure of compensation in accordance with German Commercial Code.

(2)	Included in Mr. Sonder's compensation is an accrued amount of €3,800,000, which he will receive upon expiration of his contract in October 2004.

The table below shows the number of stock appreciation rights and stock options held by the board of management as of December 31, 2003.

Incentive Compensation Table

	Stock Appreciation Rights(1)			Stock Options(2)
Name and Principal Position	Number Held	Value (€)	Number of Rights Exercised in 2003	Earnings from Exercise of Rights (€)	Number Held	Value (€)
Claudio Sonder	363,500	5,444,770	0	0	90,000	859,500
Chairman of the Board
David Weidman	144,000	2,022,835	0	0	55,000	525,250
Vice Chairman & Chief Operating Officer
Perry Premdas	188,500	2,839,632	0	0	43,000	410,650
Chief Financial Officer
Lyndon Cole	25,000	323,500	0	0	15,000	143,250
Member of Board of Management
Andreas Pohlmann	45,450	666,106	0	0	13,000	124,150
Chief Administrative Officer
	766,450	11,296,843	0	0	216,000	2,062,800

(1)	No stock appreciation rights or stock options were granted in 2003.

(2)	The stock options were valued based on their fair value.

Board Service Agreements

Celanese has entered into service agreements with the members of the board of management. These agreements establish the following four principal elements of compensation:

•	Base Salary: Base salary is established based on a comparative analysis of base salaries paid within a selected peer group of international companies.

•	Annual Bonus: The annual bonus is dependent on achieving the economic and personal objectives agreed between the personnel and compensation committee of the supervisory board and the board of management member. At present, such objectives pertain to operating profit and trade working capital of Celanese on a consolidated basis, as well as of the business for which the board of management member is responsible. Bonuses are expressed as a percentage of base salary and may be adjusted, upward or downward, based on the degree to which the targets are achieved. In 2003, under guidelines established by the personnel and compensation committee, such bonus payments could account for up to 80 percent of the executive's base salary, or up to 160 percent of base salary if all targets were significantly exceeded.

•	Long-Term Incentive Plans: The long-term incentive plans were based on stock appreciation rights plans adopted in 1999 and 2001 and on a stock option plan adopted in 2002. All the plans are based on the appreciation of the ordinary shares of Celanese and are further described under Incentive Plans below. In 1999, Celanese granted board of management members as a group 459,000 stock appreciation rights at a base price of €16.37 per share. This amount includes stock appreciation rights granted to two retired members of the board of management. One retired as of September 1, 2000 and exercised his stock appreciation rights at the time of his retirement; the other retired as of December 31, 2001 and exercised part of his stock appreciation rights during 2003. In 2001, Celanese granted board of management members as a group 414,000 stock appreciation rights at a base price of €19.56 per share. In 2002, stock options covering 225,000 shares under the 2002 plan were granted to the board as a whole with an exercise price of €27.54 per share. No stock options were granted to the board of management in 2003.

•	Equity Participation Plan: Board of management members have committed to take part in the equity participation plan. Under this plan, a defined amount of money must be invested in the shares of Celanese over a one to two year period. Each board of management member must hold his shares as long as he is a member of the board of management; however as a result of a waiver granted by the supervisory board's personnel and compensation committee, this did not prohibit board of management members from tendering their shares pursuant to the Purchaser's tender offer. The board of management as a group received 325,000 stock appreciation rights under this plan. Board of management members who enrolled after July 8, 2002 receive stock options, if available, pursuant to the terms and conditions under which stock options may be granted (See "—Incentive Plans" below). As of March 4, 2004, no stock options were granted to the board of management under this plan.

In accordance with German practice and the terms of their respective service agreements, members of Celanese's board of management are entitled to severance payments if Celanese terminates their employment before they are entitled to receive retirement or pension benefits, or if they are entitled under German law to terminate their employment with Celanese for good reasons. In either case, the severance payment is based on a multiple of one to two times the member's annual compensation, including salary, bonus payments for the current year, and the current value of a one-year grant of stock appreciation rights and/or stock options. The multiple declines as the member nears retirement age.

If the termination of a member of Celanese's board of management occurs due to a change in control of Celanese, the member may be entitled to a change in control payment, depending on the conditions of his termination. Such change in control payments are based on a multiple up to four times the member's annual cash compensation, based on a three-year average base salary and bonus payment and a pro rata target bonus. The multiple declines as the member nears retirement age.

Claudio Sonder and Perry W. Premdas announced in 2003 and 2004, respectively, that they would leave Celanese upon the expiration of their service agreements on October 31, 2004. In accordance with the terms of Mr. Premdas' service agreement, Celanese is obliged to make a severance payment to him of approximately €2.6 million when he leaves. Mr. Sonder will receive a payment of approximately €4.7 million when his service agreement expires.

Members of Celanese's supervisory board are not entitled to severance or to change in control payments.

Incentive Plans

An important component of Celanese's compensation programs is to provide additional encouragement for attaining Celanese's annual as well as longer-term objectives. These incentive plans are designed to attract, retain and motivate executives and staff committed to achieving performance-related targets that enhance in a sustainable manner the value of an investment in the shares of Celanese.

Employees participate in the benefits of achieving financial and business performance targets through annual incentive plans. The board of management of Celanese approved two stock appreciation rights plans in 1999, one being an equity participation plan and the other being a long-term incentive plan, both of which took effect on October 25, 1999. In January 2001, the board of management of Celanese approved a second similar long-term incentive plan that took effect on January 15, 2001. Under all three plans, grants were made for only a limited period of time.

In 1999, the board of management of Celanese and executives of Celanese worldwide (totaling approximately 1,500 employees) were eligible to participate in the equity participation plan, which gives the participants a right to receive the cash difference between the base price and the price of the shares on the day of exercise. For the equity participation plan, the participants were required to invest over a one or two year period a defined amount of money in the shares of Celanese. The number of stock appreciation rights to be granted is defined by the required amount of money to be invested divided by the base price of the shares and multiplied by two. Approximately 82 percent of all eligible employees indicated their intent to participate in this plan through substantial investment in the shares of Celanese, therefore, entitling participants to receive 2.6 million stock appreciation rights; 2.5 million of these stock appreciation rights were granted during 1999 and 0.1 million were granted during 2001. Approximately 0.8 million rights granted under this plan remain outstanding as of December 31, 2003.

The board of management of Celanese members and senior executives worldwide participate in two long-term incentive plans, which give the participants the cash difference between the base price and the price of the shares on the day of exercise. The long-term incentive plans are identical to the equity participation plan, except that they do not require an investment in the shares of Celanese by the participants. The base price under the 1999 long-term incentive plan as well as the equity participation plan was based on the average prices for the first 20 trading days of the ordinary shares of Celanese and was set at €16.37 per share. At October 25, 1999, approximately 2.4 million stock appreciation rights were awarded to 168 employees, of which 0.9 million remain outstanding as of December 31, 2003. The base price under the 2000 long-term incentive plan was based on the average prices for the 20 trading days of the ordinary shares of Celanese immediately preceding January 15, 2001 and was set at €19.56 per share. At January 15, 2001, approximately 2 million stock appreciation rights were awarded to 170 employees, of which 1.4 million remain outstanding as of December 31, 2003.

Under all three plans, every right entitles the eligible person to participate in the long-term appreciation in the price of one share of Celanese. Stock appreciation rights granted under these plans have a ten year term and are generally exercisable in whole or in part, subject to limitations, at any time during a period defined for each plan, provided at the time of exercise, the performance of an ordinary share of Celanese on the Frankfurt Stock Exchange exceeds the median of the performance of the share prices of Celanese's peer group companies as defined by Celanese's board of management. The peer group consists of Dow, DSM, Eastman, Georgia Gulf Corp. (Solutia, Inc. is substituted for Georgia Gulf Corp. in the peer group for the 2000 long-term incentive plan and for the 2002 Stock Option Program), ICI, Lyondell Chemical Co., Methanex, Millennium and Rhodia. Following a change in control of Celanese, the stock appreciation rights can be exercised during a period of six months irrespective of whether Celanese's share price has outperformed the median of the performance of the share prices of the peer group.

At the Annual General Meeting of Celanese on May 15, 2002, shareholders approved the 2002 Celanese Stock Option Plan (the "2002 Plan"). The 2002 Plan authorized the issuance of up to 1.25 million options to purchase shares of common stock. Options are granted at an exercise price reflecting the reference price (twenty day average of market price prior to grant date) plus a 20 percent premium and become exercisable five years from the date of grant. Two year vesting is possible, if the market price per share outperforms the median performance of Celanese's competitors as defined in the plan over the holding period. All unexercised options expire ten years from the date of grant. If the market price per the share of common stock of Celanese on the date of exercise is at least 20 percent higher than the reference price at the time of the grant, the holder is entitled to receive a cash payment equal to the original exercise premium of 20 percent. The plan documents governing the 2002 Plan does not contain any provisions dealing with a change in control of Celanese. Therefore the legal terms of the stock options will not be affected by a successful consummation of the Tender Offer. On July 8, 2002, 1.1 million stock options were awarded to 140 employees at an exercise price of €27.54 per share and a reference price of €22.95 per share, all of which remained outstanding as of December 31, 2003. On January 31, 2003, 0.1 million stock options were awarded to 13 additional employees at an exercise price of €23.78 per share and a reference price of €19.82 per share, all of which remained outstanding as of December 31, 2003. As of July 15, 2004, Celanese has received notices of exercise in respect of 132,253 of the outstanding stock options.

Celanese offset its exposure under the 1999 stock appreciation rights plans by purchasing call options covering the shares of Celanese, and then exercising these options for shares as part of its share buy-back program. During 2001, Celanese purchased one million call options to cover its financial exposure under the 2000 long-term incentive stock appreciation rights plan. These options expired in 2003 without being exercised. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Quantitative and Qualitative Disclosures About Market Risk," and for additional information related to incentive plans, see note 18 to the Celanese Consolidated Financial Statements.

Share Ownership

During 2003, 12,840 shares of Celanese were issued to members of Celanese's supervisory board as a part of their annual compensation.

As of December 31, 2003, members of the supervisory board and board of management of Celanese as a group owned 123,607 the ordinary shares of Celanese and stock options covering 225,000 ordinary shares under the 2002 Celanese Stock Option Plan described above. This represented approximately 0.71 percent of all outstanding shares. As of March 5, 2004 substantially all of the ordinary shares of Celanese held by members of the supervisory board and board of management have been either tendered into the Tender Offer or otherwise sold.

As part of its value based management approach, Celanese has supported employee stock ownership. Celanese has therefore instituted a number of employee stock purchase plans for employees who are not eligible to participate in the incentive plans mentioned above. Under these employee stock purchase plans, active employees who invest a defined amount of money in the shares of Celanese during a limited period of time are entitled to receive a 35 percent rebate from Celanese, based on the amount invested. Most United States employees also have the option of making their investment directly through a broker or through Celanese Stock Fund that was established in April 2000 as a part of Celanese Americas Retirement Savings Plan. Celanese Stock Fund invests primarily in the ordinary shares of Celanese. As of December 31, 2003, approximately 3,000 employees had purchased a total of approximately one million shares under these stock purchase plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The Purchaser, an indirect wholly owned subsidiary (through several holding companies) of the Issuer and the Parent Guarantor, owns 84.3% of the Celanese Shares outstanding as of June 30, 2004. The following table sets forth information with respect to the beneficial ownership of the outstanding share capital of the Parent Guarantor, as of July 14, 2004, by (i) each person known to own beneficially more than 5% of the share capital of the Parent Guarantor, (ii) each of the Parent Guarantor's directors, (iii) each of the Parent Guarantor's named executive officers and (iv) all directors and executive officers as a group.

Name of Beneficial Owner	Ownership Percentage
Affiliates of The Blackstone Group(1)	92.6%
BA Capital Investors Sidecar Fund, L.P.(2)	7.4%
Chinh E. Chu(3)	92.6%
Benjamin J. Jenkins(3)	92.6%
Anjan Mukherjee(3)	92.6%
Martin Brand(3)	92.6%
All directors and executive officers as a group (4 persons)(3)	92.6%

(1)	Includes ordinary shares of the Parent Guarantor owned by Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd. ("Holdings"). Holdings owns 100% of the Parent Guarantor. The Parent Guarantor directly and indirectly owns 100% of the Issuer. Blackstone Capital Partners (Cayman) Ltd. 1 ("Cayman 1"), Blackstone Capital Partners (Cayman) Ltd. 2 ("Cayman 2"), and Blackstone Capital Partners (Cayman) Ltd. 3 ("Cayman 3" and collectively with Cayman 1 and Cayman 2, the "Cayman Entities") collectively own 92.6% of Holdings. Blackstone Capital Partners (Cayman) IV L.P. ("BCP IV") owns 100% of Cayman 1. Blackstone Family Investment Partnership (Cayman) IV-A L.P. ("BFIP") and Blackstone Capital Partners (Cayman) IV-A L.P. ("BCP IV-A") collectively own 100% of Cayman 2. Blackstone Chemical Coinvest Partners (Cayman) L.P. ("BCCP" and, collectively with BCP IV, BFIP and BCP IV-A, the "Blackstone Funds") owns 100% of Cayman 3. Blackstone Management Associates (Cayman) IV L.P. ("BMA") is the general partner of each of the Blackstone Funds. Blackstone LR Associates (Cayman) IV Ltd. ("BLRA") is the general partner of BMA and may, therefore, be deemed to have shared voting and investment power over the ordinary shares of Parent Guarantor held or controlled by Holdings. Mr. Chu, who serves as a director of both the Manager and the Parent Guarantor and is a member of the supervisory board of Celanese, is a non-controlling shareholder of BLRA and disclaims any beneficial ownership of ordinary shares of Parent Guarantor beneficially owned by BLRA. Messrs. Peter G. Peterson and Stephen A. Schwarzman are directors and controlling persons of BLRA and as such may be deemed to share beneficial ownership of the ordinary shares of the Parent Guarantor controlled by BLRA. Each of BLRA and Messrs. Peterson and Schwarzman disclaims beneficial ownership of such shares. The address of each of Holdings, the Cayman Entities, the Blackstone Funds, BMA and BLRA is c/o Walkers, P.O. Box 265 GT, George Town, Grand Cayman. The address of each of Messrs. Peterson and Schwarzman is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(2)	While BA Capital Investors Sidecar Fund, L.P. ("BACI") does not directly own any ordinary shares of the Parent Guarantor, the percentage set forth in the table includes ordinary shares of the Parent Guarantor directly and indirectly owned by Holdings. Holdings owns 100% of the Parent Guarantor. The Parent Guarantor owns 100% of the Issuer. BACI owns 7.4% of Holdings and may be deemed to indirectly have shared voting and dispositive power over the ordinary shares of the Parent Guarantor that Holdings may be deemed to beneficially own. BACI is a subsidiary of Bank of America Corporation. BA Capital Management Sidecar, L.P., a Cayman Islands limited partnership ("BACI Management"), as the general partner of BACI, has the power to vote and dispose of securities held by BACI and may therefore be deemed to have shared voting and dispositive power over the ordinary shares that BACI may be deemed to beneficially own. BACM I Sidecar GP Limited, a Cayman Islands limited liability exempted company ("BACM I") as the general partner of BACI Management, has the shared power to vote and dispose of securities held by BACI Management and may therefore be deemed to have shared voting and dispositive power over the ordinary shares that BACI may be deemed to beneficially own. J. Travis Hain, as the managing member of BACI Management, has shared power to vote and dispose of securities held by BACI Management, and may therefore be deemed to have shared voting and dispositive power over the ordinary shares that BACI may be deemed to beneficially own. Mr. Hain disclaims such beneficial ownership. BA Equity Investors, Inc., a subsidiary of Bank of America Corporation, is the sole limited partner of BACI, but does not control the voting or disposition of any securities directly or indirectly owned by BACI. The address of each of the persons referred to in this paragraph is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

(3)	Mr. Chu is a Senior Managing Director, Mr. Jenkins is a Principal and Messrs. Mukherjee and Brand are Associates of The Blackstone Group. Messrs. Chu, Jenkins, Mukherjee and Brand disclaim beneficial ownership of the shares held by affiliates of The Blackstone Group. The address for each of Messrs. Chu, Jenkins, Brand and Mukherjee is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    Historical Celanese

Except as described below, Celanese has not entered into any material transactions in the last three years in which any shareholder or member of its management or supervisory boards, or any associate of any shareholder or member of its management or supervisory boards has or had any interest. No shareholder or member of its management or supervisory boards or associate of any shareholder or member of its management or supervisory boards is or was during the last three years indebted to Celanese. Dresdner Bank and its subsidiaries provided various financial and investment advisory services to Celanese in 2003, for which they were paid reasonable and customary fees. Alfons Titzrath, who had been Chairman of the supervisory board of Dresdner Bank until May 2002, was a shareholder representative on Celanese's supervisory board from 1999 until May 2004.

As part of Celanese's cash management strategy, affiliates invest surplus funds with Celanese. These balances were $100 million and $101 million at December 31, 2003 and 2002, respectively. As of March 31, 2004, short-term borrowings from affiliates were $79 million. Interest rates on these borrowings were adjusted on a short-term basis to reflect market conditions. The weighted average annual interest rates on these borrowings were 2.3% and 3.2% in 2003 and 2002, respectively.

Celanese entered into an agreement with Goldman, Sachs & Co. on December 15, 2003 (the "Goldman Sachs Engagement Letter"), pursuant to which Goldman Sachs acted as Celanese's financial advisor in connection with the Tender Offer. Pursuant to the terms of the Goldman Sachs Engagement Letter, in March 2004 Celanese paid Goldman Sachs a financial advisory fee equal to $13 million and a discretionary bonus equal to $5 million, upon consummation of the Tender Offer. In addition, Celanese has agreed to reimburse Goldman Sachs for all its reasonable expenses and to indemnify Goldman Sachs and related persons for all direct damages arising in connection with the Goldman Sachs Engagement Letter. Kendrick R. Wilson, III, Vice Chairman – Investment Banking of Goldman Sachs was a shareholder representative on Celanese's supervisory board from 1999 until May 2004.

    New Arrangements

Upon the closing of the Tender Offer and the Original Financing, the Parent Guarantor paid approximately $65 million in structuring, commitment, annual monitoring and advisory fees and as expense reimbursement to affiliates of the Sponsor.

In connection with the Original Financing, Holdings issued $200 million aggregate preference of the Holdings Preferred Shares to an affiliate of Banc of America Securities LLC. The Holdings Preferred Shares were redeemed using a portion of the proceeds from the offering of the outstanding notes. Banc of America Securities LLC was also an initial purchaser of the notes and is an affiliate of a lender under the new senior secured credit facilities.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

The senior credit facilities are provided by a syndicate of banks and other financial institutions led by Deutsche Bank AG New York Branch, as administrative agent, Morgan Stanley Senior Funding, Inc., as global coordinator, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers, ABN AMRO Bank N.V., Bank of America, N.A. and General Electric Capital Corporation, as documentation agents, and Bayerische Hypo-und Vereinsbank AG, Mizuho Corporate Bank, Ltd., The Bank of Nova Scotia, KfW and Commerzbank AG, New York and Cayman Branches, as senior managing agents.

The senior credit facilities provide financing of approximately $1.2 billion. A portion of the dollar-denominated commitments were redenominated into euros at an exchange rate of 1.21523 pursuant to an amendment dated as of June 4, 2004 to the credit agreement governing the senior credit facilities. As a result of such amendment, the credit facilities consist of

•	a term loan facility in the aggregate amount of $455,711,250 and €125,000,000 with a maturity of seven years;

•	a $228 million credit-linked revolving facility with a maturity of five years; and

•	a $380 million revolving credit facility with a maturity of five years.

In addition, upon the occurrence of certain events, the Issuer may request an increase to the existing term loan facility in an amount not to exceed $175,000,000 in the aggregate, subject to receipt of commitments by existing term loan lenders or other financial institutions reasonably acceptable to the administrative agent.

The Issuer is the borrower under the term loan facility, and Celanese Americas Corporation is the initial borrower under the credit-linked revolving facility and the revolving credit facility. Upon the occurrence of certain events, the Issuer will become an additional borrower under the senior credit facilities and may be designated as an additional borrower under the credit-linked credit facility. Certain of the Issuer's subsidiaries may be designated as additional borrowers after the closing date under the revolving credit facility. The term loan facility is a delayed-draw facility with an availability of six months. A portion of the revolving credit facility may be made available to the Issuer's non-U.S. subsidiary borrowers in euros. The revolving credit facility will include borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans.

Interest Rate and Fees

The borrowings under the senior credit facilities bear interest at a rate equal to an applicable margin plus, at the Issuer's option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank AG New York Branch and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBO rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin for borrowings under the credit-linked revolving facility and the revolving credit facility is 1.50% with respect to base rate borrowings and 2.50% with respect to LIBO borrowings (in each case subject to a step-down based on a performance test). The applicable margin for borrowings under the term loan facility is 1.50% with respect to base rate borrowings and 2.50% with respect to LIBO borrowings (in each case subject to a step-down based on a performance test).

In addition to paying interest on outstanding principal under the senior credit facilities, the Issuer is required to pay a commitment fee to the lenders under the term loan facility and the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 1.25% and 0.75%, respectively. The Issuer is also required to pay a facility fee to the lenders under the credit-linked revolving facility in respect of the total credit-linked deposits thereunder at a rate equal to 2.50% (plus an amount equal to the administrative costs for investing the credit-linked deposits). The Issuer also pays customary letter of credit fees.

Prepayments

The senior credit facilities require the Issuer to prepay outstanding term loans, subject to certain exceptions, with:

•	75% (which percentage will be reduced to 50% if the Issuer's leverage ratio is less than 3.00 to 1.00 for any fiscal year ending on or after December 31, 2005) of the Issuer's excess cash flow;

•	100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if the Issuer does not reinvest or contract to reinvest those proceeds in assets to be used in the Issuer's business or to make certain other permitted investments within 12 months, subject to certain limitations;

•	100% of the net cash proceeds of any incurrence of debt other than debt permitted under the senior credit facilities, subject to certain exceptions; and

•	50% of the net cash proceeds of issuances of equity of the Parent Guarantor, subject to certain exceptions.

The Issuer may voluntarily repay outstanding loans under the senior credit facilities at any time without premium or penalty, other than customary "breakage" costs with respect to LIBO loans.

Amortization

The term loan facility amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior credit facilities.

Principal amounts outstanding under the credit-linked revolving facility and the revolving credit facility are due and payable in full at maturity, five years from the date of the closing of the senior credit facilities.

Guarantee and Security

All obligations under the senior credit facilities are unconditionally guaranteed by the Parent Guarantor and, subject to certain exceptions, each of the Issuer's existing and future domestic subsidiaries (other than the Issuer's receivables subsidiaries), referred to collectively as U.S. Guarantors. The portion of the senior credit facilities borrowed by Celanese Americas Corporation, and any subsidiaries designated as additional borrowers under the revolving credit facility after the closing date, is guaranteed by the Issuer.

All obligations under the senior credit facilities, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by substantially all the assets of the Parent Guarantor, the Issuer and each U.S. Guarantor, including, but not limited to, the following, and subject to certain exceptions:

•	a pledge of the capital stock of the Issuer, to the extent owned by the Parent Guarantor, 100% of the capital stock of all U.S. Guarantors, and 65% of the capital stock of each of the Issuer's non-U.S. subsidiaries that is directly owned by the Issuer or one of the U.S. Guarantors; and

•	a security interest in substantially all other tangible and intangible assets of the Parent Guarantor, the Issuer and each U.S. Guarantor (but excluding receivables sold to a receivables subsidiary under a receivables facility).

All obligations of each non-U.S. subsidiary designated as an additional borrower under the revolving credit facility after the closing date will be secured by a pledge of the capital stock of such non-US subsidiary.

Certain Covenants and Events of Default

The senior credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the Issuer's ability, and the ability of the Parent Guarantor and its subsidiaries, to:

•	sell assets;

•	incur additional indebtedness or issue preferred stock;

•	repay other indebtedness (including the notes);

•	pay dividends and distributions or repurchase our capital stock;

•	create liens on assets;

•	make investments, loans, guarantees or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	enter into sale and leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing the Issuer's indebtedness, including the notes;

•	change the business conducted by the Parent Guarantor and its subsidiaries (including the Issuer);

•	enter into agreements that restrict dividends from subsidiaries; and

•	enter into hedging agreements.

In addition, the senior credit facilities require the Issuer to maintain the following financial covenants:

•	a maximum total leverage ratio;

•	a maximum bank debt leverage ratio;

•	a minimum interest coverage ratio; and

•	a maximum capital expenditures limitation.

The senior credit facilities also contain certain customary affirmative covenants and events of default. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Issuer/Parent Guarantor" for a description of the ratios the Issuer is required to maintain under the senior credit facilities.

Floating Rate Term Loan

In addition to the senior credit facilities, on the issue date, the Issuer entered into a $350 million term loan with Deutsche Bank AG New York Branch, as administrative agent, Morgan Stanley Senior Funding, Inc., as global coordinator, and Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers. The Issuer is the borrower under the floating rate term loan. The floating rate term loan has a maturity of seven and one-half years and provides for no amortization of principal.

Interest Rate

The borrowings under the floating rate term loan bear interest at a rate equal to an applicable margin plus, at the Issuer's option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank AG New York Branch and (2) the federal funds rate plus ½ of 1 % or (b) a LIBO rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin for borrowings is (a) prior to completion of the Proposed Restructuring, 3.25% with respect to base rate borrowings and 4.25% with respect to LIBO borrowings and (b) after completion of the Proposed Restructuring, 2.50% with respect to base rate borrowings and 3.50% with respect to LIBO borrowings.

Prepayments

The floating rate term loan requires the Issuer to prepay outstanding loans, subject to certain exceptions and to the extent not required to prepay loans outstanding under the senior credit facilities, with:

•	75% (which percentage will be reduced to 50% if the Issuer's leverage ratio is less than 3.00 to 1.00 for any fiscal year ending on or after December 31, 2005) of the Issuer's excess cash flow;

•	100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if the Issuer does not reinvest or contract to reinvest those proceeds in assets to be used in the Issuer's business or to make certain other permitted investments within 12 months, subject to certain limitations;

•	100% of the net cash proceeds of any incurrence of debt other than debt permitted under the senior credit facilities, subject to certain exceptions and reductions for prepayments; and

•	50% of the net cash proceeds of issuances of equity of the Parent Guarantor, subject to certain exceptions and reductions for prepayments.

The Issuer may, at any time after the earlier of (a) the date the Proposed Restructuring is completed and (b) the fifth anniversary of the closing date, voluntarily prepay outstanding loans under the floating rate term loan facility (with a premium of 1% if during the first three years after the closing date), and subject to customary "breakage" costs with respect to LIBO loans.

Guarantee and Security

All obligations under the floating rate term loan are unconditionally guaranteed by the Parent Guarantor and, following completion of the Proposed Restructuring, will be unconditionally guaranteed by each of the Issuer's subsidiaries that guarantees the obligations under the senior credit facilities.

All obligations under the floating rate term loan, and the guarantees of those obligations, prior to completion of the Proposed Restructuring, are secured by a pledge of the Celanese Shares owned by the Purchaser, and by a pledge of the intercompany loan made from the Issuer to the Purchaser and, after completion of the Proposed Restructuring, will be secured by the same assets that secure the obligations under the senior credit facilities, which assets will secure the obligations under the floating rate term loan on a silent second basis.

Certain Covenants and Events of Default

The floating rate term loan contains restrictive covenants that, subject to certain exceptions, are substantially similar to the covenants under the indenture governing the notes, except for the covenant related to the Issuer's ability to create liens on assets, which is substantially similar to the related covenant in the senior credit facilities. In addition, the the floating rate term loan requires the Issuer to maintain a maximum bank debt leverage ratio and, after completion of the Proposed Restructuring, the following financial covenants:

•	a maximum total leverage ratio; and

•	a minimum interest coverage ratio.

The floating rate term loan also contains affirmative covenants and events of default substantially similar to those in the senior credit facilities, except that under the floating rate term loan, certain defaults have longer grace periods and higher thresholds and the cross-default is limited to payment default and cross-acceleration. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Issuer/Parent Guarantor" for a description of the ratios the Issuer is required to maintain under the floating rate term loan.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

The Issuer and the Parent Guarantor have entered into registration rights agreements with the initial purchasers of the outstanding notes in which the Issuer and the Parent Guarantor agreed, under certain circumstances, to use their reasonable best efforts to file a registration statement relating to offers to exchange the outstanding notes for exchange notes and thereafter cause the registration statement to become effective under the Securities Act no later than 270 days following the closing date of the first issuance of the outstanding notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the applicable registration rights agreement. The outstanding notes were first issued on June 8, 2004.

Under the circumstances set forth below, the Issuer and the Parent Guarantor will use their reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreements and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	if any changes in law, SEC rules or regulations or applicable interpretations thereof by the SEC do not permit the Issuer and the Parent Guarantor to effect the exchange offer as contemplated by the registration rights agreements;

•	if any outstanding notes validly tendered pursuant to the exchange offer are not exchanged for exchange notes within 270 days after the date of issuances of the outstanding notes;

•	if any initial purchaser so requests with respect to the outstanding notes not eligible to be exchanged for the exchange notes and held by it following the consummation of the exchange offer;

•	if any applicable law or interpretations do not permit any holder (other than an initial purchaser) to participate in the exchange offer; or

•	if any initial purchaser that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered outstanding notes.

Under each registration rights agreement, if the Issuer and the Parent Guarantor fail to complete the exchange offer (other than in the event the Issuer and the Parent Guarantor file a shelf registration statement) or the shelf registration statement, if required thereby, is not declared effective, in either case on or prior to 270 days after the first issue date of the outstanding notes (the "target registration date"), the interest rate on the outstanding notes will be increased by (x) 0.25% per annum for the first 90-day period immediately following the target registration date and (y) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case, until the exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC or the outstanding notes cease to constitute transfer restricted notes, up to a maximum of 1.00% per annum of additional interest. Copies of the registration rights agreements have been filed as exhibits to the registration statement of which this prospectus is a part.

If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are not an affiliate of the Issuer and the Parent Guarantor within the meaning of Rule 405 of the Securities Act;

•	you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see "Plan of Distribution."

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, the Issuer and the Parent Guarantor believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not an affiliate of the Issuer or the Parent Guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are an affiliate of the Issuer or the Parent Guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•	You cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read "Plan of Distribution" for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, the Issuer or the Parent Guarantor will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in a principal amount of $5,000 or in integral multiples of $1,000 in excess thereof in the case of dollar notes and a principal amount of €50,000 or in integral multiples of €1,000 in excess thereof in the case of euro notes. The Issuer will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered in the exchange offer in the case of dollar notes and €1,000 principal amount of exchange notes in exchange for each €1,000 principal amount of outstanding notes surrendered in the exchange offer in the case of euro notes.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon failure by the Issuer and the Parent Guarantor to fulfill their obligations under the applicable registration rights agreements to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange 9 5/8% Senior Subordinated Notes due 2014 will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding 9 5/8% Senior Subordinated Notes due 2014. The exchange 10 3/8% Senior Subordinated Notes due 2014 will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding 10 3/8% Senior Subordinated Notes due 2014. Consequently, both series of notes will be treated as a single class of debt securities under the indenture. For a description of the indenture, see "Description of the Notes."

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $1,225 million aggregate principal amount of the 9 5/8% senior subordinated notes due 2014 and €200 million aggregate principal amount of the 10 3/8% senior subordinated notes due 2014 are outstanding. This prospectus and the letters of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. The Issuer and the Parent Guarantor intend to conduct the exchange offer in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture and the applicable registration rights agreement except the Issuer and the Parent Guarantor will not have any further obligation to you to provide for the registration of the outstanding notes under the applicable registration rights agreement.

The Issuer and the Parent Guarantor will be deemed to have accepted for exchange properly tendered outstanding notes when the Issuer and the Parent Guarantor have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from the Issuer and the Parent Guarantor and delivering exchange notes to holders. Subject to the terms of the applicable registration rights agreement, the Issuer and the Parent Guarantor expressly reserve the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under "—Conditions to the Exchange Offer."

If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. The Issuer and the Parent Guarantor will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read "—Fees and Expenses" below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions, Amendments

As used in this prospectus, the term "expiration date" means 12:00 a.m. midnight, New York City time, on                      , 2004. However, if the Issuer and the Parent Guarantor, in their sole discretion, extend the period of time for which the exchange offer is open, the term "expiration date" will mean the latest time and date to which the Issuer and the Parent Guarantor shall have extended the expiration of the exchange offer.

To extend the period of time during which an exchange offer is open, the Issuer and the Parent Guarantor will notify the exchange agent of any extension by oral or written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

The Issuer and the Parent Guarantor reserve the right, in their sole discretion:

•	to delay accepting for exchange any outstanding notes (if the Issuer and the Parent Guarantor amend or extend the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the applicable registration rights agreement, to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If the Issuer and the Parent Guarantor amend the exchange offer in a manner that they determine to constitute a material change, the Issuer and the Parent Guarantor will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, the Issuer and the Parent Guarantor will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and the Issuer and the Parent Guarantor may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in their reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in their judgment, would reasonably be expected to impair their ability to proceed with the exchange offer.

In addition, the Issuer and the Parent Guarantor will not be obligated to accept for exchange the outstanding notes of any holder that has not made to the Issuer and the Parent Guarantor:

•	the representations described under "—Purpose and Effect of the Exchange Offer," "—Procedures for Tendering" and "Plan of Distribution;" or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to the Issuer and the Parent Guarantor an appropriate form for registration of the exchange notes under the Securities Act.

The Issuer and the Parent Guarantor expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, the Issuer and the Parent Guarantor may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. The Issuer and the Parent Guarantor will return any outstanding notes that the Issuer and the Parent Guarantor do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

The Issuer and the Parent Guarantor expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. In addition, the Issuer and the Parent Guarantor are generally required to extend the offering period for any material change, including the waiver of a material condition, so that at least five business days remain in the exchange offer after the change. The Issuer and the Parent Guarantor will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for sole benefit of the Issuer and the Parent Guarantor and the Issuer and the Parent Guarantor may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in their sole discretion. If the Issuer and the Parent Guarantor fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that the Issuer and the Parent Guarantor may assert at any time or at various times prior to the expiration date.

In addition, the Issuer and the Parent Guarantor will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939 (the "TIA").

Procedures for Tendering Outstanding Dollar Notes

To tender your outstanding dollar notes in the exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under "—Exchange Agent—Dollar Notes" prior to the expiration date; or

•	comply with DTC's Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for outstanding dollar notes along with the applicable letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of outstanding dollar notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between the Issuer and the Parent Guarantor and you upon the terms and subject to the conditions described in this prospectus and in the applicable letter of transmittal.

The method of delivery of outstanding dollar notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. The Issuer and the Parent Guarantor recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding dollar notes to the Issuer and the Parent Guarantor. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for the Issuer and the Parent Guarantor.

If you are a beneficial owner whose outstanding dollar notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding dollar notes yourself, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding dollar notes, either:

•	make appropriate arrangements to register ownership of the outstanding dollar notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding dollar notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the applicable letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National

Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding dollar notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding dollar notes who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the applicable letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding dollar notes listed on the outstanding dollar notes, such outstanding dollar notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding dollar notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing outstanding dollar notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by the Issuer and the Parent Guarantor, they should also submit evidence satisfactory to the Issuer and the Parent Guarantor of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding dollar notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the applicable letter of transmittal, or in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the Issuer and the Parent Guarantor may enforce that agreement against such participant.

Procedures for Tendering Outstanding Euro Notes

To tender your outstanding euro notes in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under "—Exchange Agent—Euro Notes" prior to the expiration date.

In addition, either:

•	the exchange agent must receive certificates for outstanding euro notes along with the applicable letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of outstanding euro notes into the exchange agent's account at Euroclear or Clearstream, Luxembourg, as applicable, according to the procedures for book-entry transfer described below or a properly transmitted agent's message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between the Issuer and the Parent Guarantor and you upon the terms and subject to the conditions described in this prospectus and in the applicable letter of transmittal.

The method of delivery of outstanding euro notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. The Issuer and the Parent Guarantor recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding euro notes to the Issuer and the Parent Guarantor. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding euro notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding euro notes yourself, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding euro notes, either:

•	make appropriate arrangements to register ownership of the outstanding euro notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding euro notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the applicable letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding euro notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding euro notes who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the applicable letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the applicable letter of transmittal is signed by a person other than the registered holder of any outstanding euro notes listed on the outstanding euro notes, such outstanding euro notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding euro notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the applicable letter of transmittal or any certificates representing outstanding euro notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by the Issuer and the Parent Guarantor, they should also submit evidence satisfactory to the Issuer and the Parent Guarantor of their authority to so act.

The exchange agent and Euroclear and Clearstream, Luxembourg have confirmed that any registered holder of original securities that is a participant in Euroclear's or Clearstream, Luxembourg's book-entry transfer facility system may tender original securities by book-entry delivery by causing Euroclear or Clearstream, Luxembourg to transfer the original securities into the exchange agent's account at Euroclear or Clearstream, Luxembourg in accordance with Euroclear's or Clearstream, Luxembourg's procedures for such transfer. However, a properly completed and duly executed letter of transmittal in the form accompanying this prospectus or an agent's message, and any other required documents, must nonetheless be transmitted to and received by the exchange agent at the address set forth below under "—Exchange Agent—Euro Notes" prior to the expiration date. The term "agent's message" means a message transmitted by Euroclear or Clearstream, Luxembourg, as applicable, received by the exchange agent and forming a part of a book-entry confirmation, which states that:

•	Euroclear or Clearstream, Luxembourg, as applicable, has received an express acknowledgment from each participant in such book-entry transfer facility's Automated Tender Offer Program, or ATOP, that it is tendering outstanding euro notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be the participant has received and agrees to be bound by the terms of the applicable letter of transmittal, or in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the Issuer and the Parent Guarantor may enforce that agreement against the participant.

DTC, Euroclear and Clearstream, Luxembourg are collectively referred to herein as the "book-entry transfer facilities" and, individually as a "book-entry transfer facility."

Acceptance of Exchange Notes

In all cases, the Issuer will promptly issue exchange notes for outstanding notes that the Issuer and the Parent Guarantor have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at the applicable book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

By tendering outstanding notes pursuant to the exchange offer, you will represent to the Issuer and the Parent Guarantor that, among other things:

•	you are not an affiliate of the Issuer and the Parent Guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The applicable letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

The Issuer and the Parent Guarantor will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Determinations of the Issuer and the Parent Guarantor in this regard will be final and binding on all parties. The Issuer and the Parent Guarantor reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in their or their counsel's judgment, be unlawful. The Issuer and the Parent Guarantor also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as the Issuer and the Parent Guarantor determine. Neither the Issuer, the Parent Guarantor, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the applicable letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding dollar notes at DTC and with respect to the outstanding euro notes at Euroclear and Clearstream, Luxembourg, as applicable, in each case, as book-entry transfer facilities, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent's account at the facility in accordance with the facility's procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a "book-entry confirmation," prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at the applicable book-entry transfer facility, the applicable letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an "agent's message," as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the applicable letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the applicable book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at the applicable book-entry transfer facility or all other documents required by the applicable letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automatic Tender Offer Program in the case of outstanding dollar notes or the applicable procedures of Euroclear or Clearstream, Luxembourg for transfer of book-entry interests, as applicable, in the case of outstanding euro notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent's account at DTC, Euroclear or Clearstream, Luxembourg, as applicable, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 12:00 a.m. midnight, New York City time, on the expiration date.

For a withdrawal to be effective:

•	the applicable exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under "—Exchange Agent;" or

•	in the case of dollar notes, you must comply with the appropriate procedures of DTC's Automated Tender Offer Program system; or

•	in the case of euro notes, Euroclear or Clearstream, Luxembourg, as applicable, must receive a tested telex of SWIFT message relating to the withdrawal that complies with the procedures for withdrawal of tenders established by Euroclear or Clearstream, Luxembourg, as appropriate.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless your are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the applicable book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. The Issuer and the Parent Guarantor will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and their determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the applicable book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under "—Procedures for Tendering Outstanding Dollar Notes" and "—Procedures for Tendering Outstanding Euro Notes" above at any time on or prior to the expiration date.

Exchange Agent

The Bank of New York has been appointed as the exchange agent for the exchange offer. The Bank of New York also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the appropriate exchange agent addressed as follows:

Dollar Notes

By Registered or Certified Mail:	By Facsimile Transmission:	By Overnight Courier or Hand Delivery:

The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street – 7 East New York, NY 10286 Attn: Gisell Guadalupe Telephone: 212-815-6331	212-298-1915	The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street – 7 East New York, NY 10286 Attn: Giselle Guadalupe Telephone: 212-815-6331
To Confirm by Telephone:
212-815-6331

Euro Notes

By Registered or Certified Mail:	By Facsimile Transmission:	By Overnight Courier or Hand Delivery:

The Bank of New York, London Lower Ground Floor 30 Cannon Street EC4M 6XH London England Attn: Julie McCarthy Telephone: +44-207-964-6512	+44-207-964-7294 (for eligible institutions only)	The Bank of New York, London Lower Ground Floor 30 Cannon Street EC4M 6XH London England Attn: Julie McCarthy Telephone: +44-207-964-6512

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The Issuer and the Parent Guarantor will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. The Issuer and the Parent Guarantor may make additional solicitations by facsimile, telephone or in person by their officers and regular employees and their affiliates.

The Issuer and the Parent Guarantor have not retained any dealer-manager in connection with the exchange offer and will not make any payment to broker-dealers or others for soliciting acceptances of the exchange offer. The Issuer and the Parent Guarantor will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related, reasonable out-of-pocket expenses.

The Issuer and the Parent Guarantor will pay the cash expenses to be incurred in connection with the exchange offer, which are estimated in the aggregate to be approximately $      million. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Accounting Treatment

The Issuer and the Parent Guarantor will record the exchange notes in their accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in their accounting records on the date of exchanges. Accordingly, the Issuer and the Parent Guarantor will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. The Issuer and the Parent Guarantor will record the expenses of the exchange offer as incurred.

Transfer Taxes

The Issuer and the Parent Guarantor will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct the Issuer and the Parent Guarantor to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the notes as a consequence of the issuances of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memoranda distributed in connection with the private offerings of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the applicable registration rights agreement, the Issuer and the Parent Guarantor do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

The Issuer and the Parent Guarantor may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through a subsequent exchange offer or otherwise. The Issuer and the Parent Guarantor have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, "Issuer" refers only to BCP Caylux Holdings Luxembourg S.C.A. prior to the Restructuring Date, and to US Holdco after the Restructuring Date, and not to any of their subsidiaries. For purposes of this description, the term "Dollar Notes" refers to the dollar-denominated Senior Subordinated Notes due 2014, including the dollar-denominated exchange notes; "Euro Notes" refers to the euro-denominated Senior Subordinated Notes due 2014, including the euro-denominated exchange notes, and "Notes" refers to the Dollar Notes and Euro Notes collectively.

The outstanding notes were issued and the exchange notes will be issued under an indenture dated June 8, 2004 (the "Indenture") among the Issuer, the Parent Guarantor and The Bank of New York, as trustee (the "Trustee").

The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

The Dollar Notes and the Euro Notes were (or, in the case of the exchange notes, will be) each issued as a separate series, but, except as otherwise provided below, will be treated as a single class for all purposes under the Indenture.

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. Issuer and the Parent Guarantor urge you to read the Indenture because it, and not this description, define your rights as holders of the Notes. Copies of the Indenture are available as set forth under "Where You Can Find Additional Information." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the Indenture.

The registered holder of any Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes

The Notes:

•	are general obligations of the Issuer;

•	will, from and after the Restructuring, be guaranteed by certain subsidiaries of the Issuer as described below;

•	are subordinated in right of payment to all existing and future Senior Debt of the Issuer; and

•	are pari passu in right of payment with any senior subordinated Indebtedness.

Assuming that the Issuer had entered into the floating rate term loan and completed the offerings of the outstanding notes and applied net proceeds as intended, as of June 30, 2004, the Issuer would have had outstanding total Senior Debt of approximately $958 million, all of which would have been secured. An additional $608 million would have been available for borrowing under the Credit Agreement, all of which would be secured if borrowed. As indicated above and as discussed in more detail below under the caption "— Subordination," payments on the Notes will be subordinated to the payment of Senior Debt. The Indenture permits the Issuer to incur additional Senior Debt. The Notes will also be structurally subordinated to the liabilities of subsidiaries of the Issuer that are not guarantors of the Issuer's obligations under the Notes. Prior to the Restructuring Date, none of the Issuer's subsidiaries, including CAG, will be Guarantors. From and after the Restructuring Date, certain of the Issuer's subsidiaries will guarantee the Issuer's obligations under the Notes.

Principal, Maturity and Interest

On June 8, 2004 and July 1, 2004, the Issuer issued Dollar Notes in an initial aggregate principal amount of $1,225,000,000 and Euro Notes in an initial aggregate principal amount of €200,000,000. The Indenture governing the Notes provides for the issuance of additional Notes having identical terms and conditions to one of the series of the outstanding notes (the "Additional Notes"), subject to compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes and will vote on all matters with the Notes. The Notes will mature on June 15, 2014.

The outstanding Dollar Notes were issued in denominations of $5,000 and integral multiples of $1,000 in excess thereof. The outstanding Euro Notes were issued in denominations of €50,000 and integral multiples of €1,000 in excess thereof.

Interest on the Dollar Notes accrues at the rate of 9.625% per annum and interest on the Euro Notes accrues at the rate of 10.375% per annum. Interest is payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2004. The Issuer will make each interest payment to the holders of record of the Notes on the immediately preceding June 1 and December 1.

Interest on the Notes accrues from June 8, 2004 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Issuer, the Issuer will pay all principal, interest and premium and Liquidated Damages (as defined under "—Registration Rights"), if any, on that holder's Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders, and the Issuer or any of its Subsidiaries may act as paying agent or registrar. In compliance with Luxembourg law, an up-to-date copy of the register of noteholders shall be kept at the registered office of the Issuer.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Subordination

The payment of principal, interest and premium and Liquidated Damages, if any, on the Notes will be subordinated to the prior payment in full of all Senior Debt of the Issuer, including Senior Debt incurred after the date of the Indenture. Payments by the Issuer of principal, interest, premium, Liquidated Damages, if any, and other amounts on the Notes are referred to herein as "Subordinated Note Payments".

The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt, whether or not such interest is an allowed or allowable claim under applicable law) before the holders of Notes will be entitled to receive any Subordinated Note Payments (other than Permitted Junior Securities) with respect to the Notes, in the event of any distribution to creditors of the Issuer:

(1)	in a liquidation or dissolution of the Issuer;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its property;

(3)	in an assignment for the benefit of creditors; or

(4)	in any marshaling of the Issuer's assets and liabilities.

The Issuer also may not make any Subordinated Note Payments (other than Permitted Junior Securities) in respect of the Notes if:

(1)	a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2)	any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the holders of any Designated Senior Debt.

Subordinated Note Payments may and will be resumed:

(1)	in the case of a payment default, upon the date on which such default is cured or waived; and

(2)	in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1)	360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2)	all scheduled payments of principal, interest and premium and Liquidated Damages, if any, on the Notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

If the Trustee or any holder of the Notes receives a Subordinated Note Payment when:

(1)	the payment is prohibited by these subordination provisions; and

(2)	the Trustee or the holder has actual knowledge that the payment is prohibited;

the Trustee or the holder, as the case may be, will hold such Subordinated Note Payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the Trustee or the holder, as the case may be, will deliver the Subordinated Note Payment in trust to the holders of Senior Debt or their proper representative.

The Issuer must promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Issuer, holders of Notes may recover less ratably against the Issuer than creditors of the Issuer who are holders of Senior Debt. See "Risk Factors—Risks Related to the Exchange Notes—Your rights to receive payments on the exchange notes will be junior to the rights of the lenders under the senior credit facilities, and all of the Issuer's other senior indebtedness and any of the Issuer's future senior debt."

Guarantees

    General

Upon issuance of the Notes, the obligations of the Issuer pursuant to the Notes, including any repurchase obligation resulting from a Change of Control, will be unconditionally guaranteed by the Parent Guarantor. The guarantee by the Parent Guarantor is being provided for the purpose of allowing the Issuer to satisfy its reporting obligations under the Indenture governing the Notes by furnishing financial information relating to the Parent Guarantor instead of the Issuer. The guarantee by the Parent Guarantor may be released at any time after the offering at the option of the Issuer and the Parent Guarantor.

From and after the completion of the Restructuring, the obligations of the Issuer pursuant to the Notes, including any repurchase obligation resulting from a Change of Control, will be unconditionally guaranteed, jointly and severally, on an unsecured subordinated basis, by each Wholly Owned Restricted Subsidiary of the Issuer that guarantees the Issuer's obligations under the Credit Agreement (a "Senior Obligation Guarantor"). Notwithstanding the foregoing, if at any time any Restricted Subsidiary that is a Senior Obligation Guarantor but is not, pursuant to the immediately preceding sentence, required to be a Guarantor (a "Non-Wholly Owned Senior Obligation Guarantor") constitutes, either alone or together with all other Non-Wholly Owned Senior Obligation Guarantors at such time (considered for this purpose as a single subsidiary and determined on a combined or consolidated basis, as applicable), a Significant Subsidiary of the Issuer, then the Issuer shall within 20 days cause one or more Non-Wholly Owned Senior Obligation Guarantors to become Guarantors in accordance with the provisions of this section such that, after giving effect to all such additional Guarantors, no Non-Wholly Owned Senior Obligation Guarantor that is not a Guarantor, either alone or together with all other Non-Wholly Owned Senior Obligation Guarantors that are not Guarantors at such time (considered for this purpose as a single subsidiary and determined as provided above), shall constitute a Significant Subsidiary of the Issuer.

Each Note Guarantee will be limited to the maximum amount that would not render the Guarantors' obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Guarantor's obligation under its Note Guarantee could be significantly less than amounts payable with respect to the Notes, or a Guarantor may have effectively no obligation under its Note Guarantee. See "Risk Factors—Risks Related To The Exchange Notes—The guarantees of the exchange notes by subsidiary guarantors may not be enforceable."

Upon the occurrence of the guarantee by any Restricted Subsidiary of the obligations of the Issuer under the Credit Agreement that is, pursuant to the first paragraph of this section, required thereby to provide a Note Guarantee, the Issuer will cause each such Restricted Subsidiary (other than a Securitization Subsidiary) to execute a Note Guarantee or Guarantee Supplement, satisfactory in form and substance to the Trustee (and with such documentation relating thereto as the Trustee may require, including, without limitation, opinions of counsel as to the enforceability of such guarantee), pursuant to which such Restricted Subsidiary will become a Guarantor; provided, however, that the guarantee provided by any Senior Obligation Guarantor in respect of the Credit Agreement shall be senior to its Note Guarantee pursuant to subordination provisions substantially as contained in the Indenture.

    Release

A Guarantor shall be automatically and unconditionally released and discharged from all of its obligations under its Guarantee of the Notes if:

(a)    (i) all of its assets or Capital Stock is sold or transferred, in each case in a transaction in compliance with the covenant described under "—Repurchase at the Option of Holders—Asset Sales," (ii) the Guarantor merges with or into, or consolidates with or amalgamates with, or transfers all or substantially all of its assets to, another Person in compliance with the covenant described under "Certain Covenants— Merger, Consolidation or Sale of Assets," (iii) (A) the guarantee of the Credit Agreement, except a discharge or release by or as a result of payment under such guarantee or (B) the Indebtedness that resulted in the creation of such Guarantee, as the case may be, is released or discharged or (iv) such Guarantor is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture;

(b)    such Guarantor has delivered to the Trustee a certificate of a Responsible Officer and an opinion of counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with; and

(c)    such Guarantor is released from its guarantee of the Credit Agreement.

Additional Notes

Subject to the covenants described below, the Issuer may issue notes under the Indenture having the same terms in all respects as either series of the outstanding notes. The Notes and any additional notes would be treated as a single class for all purposes under the Indenture and would vote together as one class, except as otherwise provided below, on all matters with respect to the Notes.

Optional Redemption

At any time on or prior to June 15, 2007, the Issuer may on any one or more occasions redeem (x) up to 35% of the aggregate principal amount of the Dollar Notes issued under the Indenture at a redemption price of 109.625% of the principal amount of the Dollar Notes, and (y) up to 35% of the aggregate principal amount of the Euro Notes issued under the Indenture at a redemption price of 110.375% of the principal amount of the Euro Notes, in each case plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, in each case, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of Dollar Notes issued under the Indenture and 65% of the aggregate principal amount of Euro Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuer and its Subsidiaries); and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

The Notes may be redeemed, in whole or in part, at any time prior to June 15, 2009, at the option of the Issuer upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On or after June 15, 2009, the Issuer may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes to be redeemed, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 15 of the years indicated below:

Dollar Notes

Year	Percentage
2009	104.813%
2010	103.208%
2011	101.604%
2012 and thereafter	100.000%

Euro Notes

Year	Percentage
2009	105.188%
2010	103.458%
2011	101.729%
2012 and thereafter	100.000%

The Issuer may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Mandatory Redemption

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

    Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $5,000 or €50,000 or an integral multiple of $1,000 or €1,000, as applicable, in excess thereof) of that holder's Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers' certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $5,000 or €50,000 or an integral multiple of $1,000 or €1,000, as applicable, in excess thereof.

Prior to complying with any of the provisions of this "Change of Control" covenant under the Indenture governing the Notes, but in any event within 90 days following a Change of Control, to the extent required to permit the Issuer to comply with this covenant, the Issuer will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture contains no provisions that permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to determine whether a Change of Control has occurred or to require the Issuer to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

    Asset Sales

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Issuer (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	except with respect to any sale of the performance products business of Nutrinova, at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

The amount of (i) any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and for which the Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the receipt thereof and (iii) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 1.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value) shall be deemed to be cash for purposes of clause (2) above and for no other purpose.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer may apply those Net Proceeds at its option to:

(1)	permanently reduce Obligations under Senior Debt of the Issuer (and, in the case of revolving Obligations thereunder, to correspondingly reduce commitments with respect thereto) or Indebtedness that ranks pari passu with the Notes or a Guarantee (provided that if the Issuer or a Guarantor shall so reduce Obligations under such Indebtedness, it will equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, the pro rata principal amount of Notes) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Issuer or an affiliate of the Issuer (provided that in the case of any reduction of any revolving obligations, the Issuer or such Restricted Subsidiary shall effect a corresponding reduction of commitments with respect thereto);

(2)	make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(3)	make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and it results in the Issuer or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale;

provided that the 365-day period provided above to apply any portion of Net Proceeds in accordance with clause (2) or (3) above shall be extended by an additional 180 days if by not later than the 365th day after receipt of such Net Proceeds the Issuer or a Restricted Subsidiary, as applicable, has entered into a bona fide binding commitment with a Person other than an affiliate of the Issuer to make an investment of the type referred to in either such clause in the amount of such Net Proceeds.

When the aggregate amount of Net Proceeds not applied or invested in accordance with the preceding paragraph ("Excess Proceeds") exceeds $20.0 million, the Issuer will make an Asset Sale Offer to all holders of Notes to purchase on a pro rata basis the maximum principal amount of Notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Notwithstanding anything to the contrary hereunder, at all times prior to the Restructuring Date the Issuer shall at all times own indirectly 100% of the voting Equity Interests of the Purchaser.

Selection and Notice

If less than all of the Notes under the Indenture are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1)	if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)	if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.

No Dollar Notes of $5,000 or less, or Euro Notes of €50,000 or less, can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

    Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)	declare or pay any dividend or make any other payment or distribution on account of the Issuer's or any of its Restricted Subsidiaries' Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock) or (B) dividends or distributions by a Restricted Subsidiary to the Issuer or any other Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b)	purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent corporation of the Issuer, including in connection with any merger or consolidation involving the Issuer;

(c)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Indebtedness subordinated or junior in right of payment to the Notes (other than (x) Indebtedness permitted under clauses (7) and (8) of the definition of "Permitted Debt" or (y) the purchase, repurchase or other acquisition of Indebtedness subordinated or junior in right of payment to the Notes, as the case may be, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(d)	make any Restricted Investment (all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2)	the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (8), (9), (10), (11), (12), (13), (15) and (16) of the next succeeding paragraph), is less than the sum, without duplication, of

(a)	50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture, to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b)	100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the board of directors of the Issuer, of property and marketable securities received by the Issuer since immediately after the date of the Indenture from the issue or sale of (x) Equity Interests of the Issuer (including Retired Capital Stock (as defined below)) (other than (i) Excluded Contributions, (ii) Designated Preferred Stock and (iii) cash proceeds and marketable securities received from the sale of Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent corporation of the Issuer and the Subsidiaries to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph) and, to the extent actually contributed to the Issuer, Equity Interests of the Issuer's direct or indirect parent entities and (y) debt securities of the Issuer that have been converted into such Equity Interests of the Issuer (other than Refunding Capital Stock (as defined below) or Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary or the Issuer, as the case may be, and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus

(c)	100% of the aggregate amount of cash and the fair market value, as determined in good faith by the board of directors of the Issuer, of property and marketable securities contributed to the capital of the Issuer following the date of the Indenture (other than (i) Excluded Contributions, (ii) the Cash Contribution Amount and (iii) contributions by a Restricted Subsidiary), plus

(d)	100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the board of directors of the Issuer, of property and marketable securities received by means of (A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries or (B) the sale (other than to the Issuer or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (5) or (14) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(e)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the board of directors of the Issuer in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (5) or (14) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	(A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Issuer or any direct or indirect parent corporation ("Retired Capital Stock") or Indebtedness subordinated to the Notes, as the case may be, in exchange for or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Issuer) of Equity Interests of the Issuer or contributions to the equity capital of the Issuer (in each case, other than Disqualified Stock) ("Refunding Capital Stock") and (B) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Issuer) of Refunding Capital Stock;

(3)	the redemption, repurchase or other acquisition or retirement of Indebtedness subordinated to the Notes or a Guarantee made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof, which is incurred in compliance with the covenant "—Incurrence of Indebtedness and Issuance of Preferred Stock" so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness subordinated to the Notes or a Guarantee being so redeemed, repurchased, acquired or retired for value plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Indebtedness subordinated to the Notes or a Guarantee being so redeemed, repurchased, acquired or retired, (B) such new Indebtedness is subordinated to the Notes and any such applicable Guarantees at least to the same extent as such Indebtedness subordinated to such Notes and/or Guarantees so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness subordinated to such Notes or a Guarantee being so redeemed, repurchased, acquired or retired and (D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness subordinated to such Notes or a Guarantee being so redeemed, repurchased, acquired or retired;

(4)	a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuer or any of its direct or indirect parent entities held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or (to the extent such person renders services to the businesses of the Issuer and its Subsidiaries) the Issuer's direct or indirect parent entities, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or arrangement; provided, however, that the aggregate amount of all such Restricted Payments made under this clause (4) does not exceed in any calendar year $20.0 million (with unused amounts in any calendar year being carried over to the next two succeeding calendar years); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of its direct or indirect parent entities, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or (to the extent such person renders services to the businesses of the Issuer and its Subsidiaries) the Issuer's direct or indirect parent entities, that occurs after the date of the Indenture plus (B) the amount of any cash bonuses otherwise payable by the Issuer or to its members of management, directors or consultants of the Issuer or any of its Subsidiaries or (to the extent such person renders services to the businesses of the Issuer and its Subsidiaries) the Issuer's direct or indirect parent entities, in connection with the Transactions that are foregone in return for the receipt of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer pursuant to a deferred compensation plan of such entity plus (C) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries, or by any direct or indirect parent entity to the extent contributed to the Issuer, after the date of the Indenture (provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (4);

(5)	Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (5) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities, not to exceed $75.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(6)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(7)	the payment of dividends on the Issuer's common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity's common stock) following the first public offering of the Issuer's common stock or the common stock of any of its direct or indirect parent entities after the date of the Indenture, of up to 6.0% per annum or the net proceeds received by or contributed to the Issuer in any past or future public offering, other than public offerings with respect to the Issuer's or its parent's common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(8)	Investments that are made with Excluded Contributions;

(9)	the declaration and payment of dividends to, or the making of loans to, the Parent Guarantor (or if the direct parent of the Issuer is New US Holdco, to New US Holdco, which in turn will declare and pay dividends to, or make loans to, the Parent Guarantor) in amounts required for it to pay:

(A) (i) overhead, tax liabilities of the Parent Guarantor (including, prior to the consummation of the Merger, any distribution necessary to allow the Parent Guarantor to make a Tax Distribution in accordance with clause (B) below), legal, accounting and other professional fees and expenses, (ii) fees and expenses related to any equity offering, investment or acquisition permitted hereunder (whether or not successful) and (iii) other fees and expenses in connection with the maintenance of its existence and its ownership of the Issuer;

(B)(i) with respect to each tax year (or portion thereof) that the Parent Guarantor qualifies as a Flow Through Entity, a distribution by the Parent Guarantor to the holders of the Equity Interests of the Parent Guarantor of an amount equal to the product of (x) the amount of aggregate net taxable income allocated by the Parent Guarantor to the direct or indirect holders of the Equity Interests of the Parent Guarantor for such period and (y) the Presumed Tax Rate for such period and (ii) with respect to any tax year (or portion thereof) that the Parent Guarantor does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect holders of Equity Interests of the Parent Guarantor in amounts required for such holder to pay federal, state or local income taxes (as the case may be) imposed directly on such holder to the extent such income taxes are attributable to the income of the Parent Guarantor and its Subsidiaries; provided, however, that in each case the amount of such payments in respect of any tax year does not exceed the amount that the Parent Guarantor and its Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if the Parent Guarantor and its Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group); and

(C) at any time on or after the fifth anniversary of the Acquisition Closing Date, if the Issuer would, at the time of such payment and after giving pro forma effect thereto as if such payment had been made on the last day of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock", current dividend or interest obligations, accruing after the fifth anniversary of the Acquisition Closing Date, under the Preferred Shares, in accordance with the terms thereof as in effect on the Acquisition Closing Date, or such security as has been exchanged therefor pursuant to the terms of the Preferred Shares as in effect on the Acquisition Closing Date;

(10)	Distributions or payments of Securitization Fees;

(11)	cash dividends or other distributions on the Issuer's or any Restricted Subsidiary's Capital Stock used to, or the making of loans, the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with the Transactions or owed to affiliates, in each case to the extent permitted by the covenant described under "—Transactions with Affiliates";

(12)	declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary issued in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock" to the extent such dividends are included in the definition of Fixed Charges;

(13)	payment to CAG minority shareholders of the guaranteed fixed annual payment (Ausgleich) payable pursuant to the Domination Agreement;

(14)	other Restricted Payments in an aggregate amount not to exceed $50.0 million;

(15)	the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued after the date of the Indenture and the declaration and payment of dividends to any direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock of any direct or indirect parent company of the Issuer issued after the date of the Indenture; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on the first day of such period (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (15) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock issued after the date of the Indenture;

(16)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(17)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions "Repurchase at the Option of Holders—Change of Control" and "Repurchase at the Option of Holders—Asset Sales;" provided that all Notes tendered by holders of the Notes in connection with the related Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

(18)	the payment to CAG shareholders of the "minimum dividend" (Mindestausschüttung) payable pursuant to Section 254 of the German Stock Corporation Act (Aktiengesetz) in an aggregate amount not to exceed €6,000,000 per year.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (B) thereof), (5), (7), (9)(C), (11), (14), (15), (16) and (17) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the board of directors of the Issuer.

The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this prospectus.

    Incurrence of Indebtedness and Issuance of Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary may issue Preferred Stock if the Fixed Charge Coverage Ratio for the Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, "Permitted Debt"):

(1)	Indebtedness under the Credit Agreement together with the incurrence of the guarantees thereunder and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $1,250 million outstanding at any one time less the amount of all mandatory principal payments actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales;

(2)	Indebtedness represented by the Existing Notes (including any Guarantee) and by the floating rate term loan described under "Description of Other Indebtedness—Floating Rate Term Loan";

(3)	Existing Indebtedness (other than Indebtedness described in clauses (1) and (2));

(4)	Indebtedness (including Capitalized Lease Obligations) incurred or issued by the Issuer or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4), does not exceed 4.0% of Total Assets;

(5)	Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers' compensation claims;

(6)	Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet (other than by application of FIN 45 as a result of an amendment to an obligation in existence on the Issue Date) of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and any Restricted Subsidiaries in connection with such disposition;

(7)	Indebtedness of the Issuer owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Issuer or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if the Issuer or any Guarantor is the obligor on such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of the Issuer with respect to the Notes or of such Guarantor with respect to its Guarantee;

(8)	shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(9)	Hedging Obligations of the Issuer or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding or (B) exchange rate risk with respect to any currency exchange or (C) commodity risk;

(10)	obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees provided by the Issuer or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(11)	Indebtedness of the Issuer or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (11), does not at any one time outstanding exceed $150.0 million (it being understood that any Indebtedness or Preferred Stock incurred pursuant to this clause (11) shall cease to be deemed incurred or outstanding for purposes of this clause (11) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness or Preferred Stock under the first paragraph of this covenant without reliance on this clause (11));

(12)	any guarantee by the Issuer or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture;

(13)	the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (13) and clause (14) below or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Notes, such Refinancing Indebtedness is subordinated or pari passu to the Notes at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of the Issuer or a Guarantor or (y) Indebtedness or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced and (E) shall not have a stated maturity date prior to the Stated Maturity of the Indebtedness being refunded or refinanced; and provided further, that subclauses (A), (B) and (E) of this clause (13) will not apply to any refunding or refinancing of any Senior Indebtedness;

(14)	Indebtedness or Preferred Stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of such acquisition or merger; and provided, further, that after giving effect to such acquisition or merger, either (A) the Issuer or such Restricted Subsidiary would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (B) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(15)	Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness, other than credit or purchase cards, is extinguished within five business days of its incurrence;

(16)	Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer supported by a letter of credit issued pursuant to the Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;

(17)	Contribution Indebtedness;

(18)	Indebtedness consisting of the financing of insurance premiums;

(19)	(a) if the Issuer could Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries not otherwise permitted hereunder or (b) if the Issuer could not Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries of the Issuer Incurred for working capital purposes, provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (19) which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (19), does not exceed the greater of (x) $280.0 million and (y) 10% of the consolidated assets of the Foreign Subsidiaries;

(20)	Indebtedness incurred on behalf of or representing Guarantees of Indebtedness of joint ventures not in excess of $25.0 million at any time outstanding;

(21)	Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to the Issuer or any Restricted Subsidiary of the Issuer other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

(22)	letters of credit issued for the account of a Restricted Subsidiary that is not a Guarantor (and the reimbursement obligations in respect of which are not guaranteed by a Guarantor) in support of a Captive Insurance Subsidiary's reinsurance of insurance policies issued for the benefit of Restricted Subsidiaries and other letters of credit or bank guarantees having an aggregate face amount not in excess of $10.0 million;

(23)	Indebtedness of one or more Subsidiaries organized under the laws of the People's Republic of China for their own general corporate purposes in an aggregate principal amount not to exceed $150.0 million at any time outstanding, provided that such Indebtedness is not guaranteed by, does not receive any credit support from and is non-recourse to the Issuer or any Restricted Subsidiary other than the Subsidiary or Subsidiaries incurring such Indebtedness; and

(24)	all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (1) through (23) above.

Notwithstanding anything to the contrary herein, prior to the Restructuring Date, the Purchaser shall not be permitted to incur any Indebtedness other than Indebtedness under clause (2) above and, in respect of Indebtedness under such clause, any Refinancing Indebtedness in respect thereof permitted under clause (13) above and any Indebtedness incurred in connection with the HC Activities and the HC Investments.

For purposes of determining compliance with this "—Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Indebtedness under the Credit Agreement outstanding on the date on which Notes are first issued and authenticated under the Indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

    Limitation on Layering

The Indenture governing the Notes will provide that the Issuer will not, and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Senior Debt (including Acquired Debt) of the Issuer or such Restricted Subsidiary, as the case may be, unless such Indebtedness is either

(1)	pari passu in right of payment with the Notes or such Guarantor's Guarantee (as applicable); or

(2)	subordinate in right of payment to the Notes or such Guarantor's Guarantee (as applicable).

    Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Notes or a related Guarantee on any asset or property of the Issuer or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)	in the case of Liens securing Indebtedness subordinated to the Notes or any Guarantee, the Notes and any applicable Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)	in all other cases, the Notes or the applicable Guarantee or Guarantees are equally and ratably secured,

except that the foregoing shall not apply to:

(i)	Liens existing on the date of the Indenture to the extent and in the manner such Liens are in effect on the date of the Indenture;

(ii)	Liens securing the Notes and the related Guarantees, Liens securing Senior Debt of the Issuer or any Guarantor and any related guarantees of such Senior Debt; and

(iii)	Permitted Liens.

    Dividend and Other Payment Restrictions Affecting Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the date of the Indenture, including, without limitation, pursuant to Existing Indebtedness or the Credit Agreement and related documentation;

(2)	the Indenture, the Existing Notes and the floating rate term loan described under "Description of Other Indebtedness—Floating Rate Term Loan";

(3)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(4)	applicable law or any applicable rule, regulation or order;

(5)	any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6)	contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7)	secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under the captions "—Incurrence of Indebtedness and Issuance of Preferred Stock" and "—Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9)	other Indebtedness of Restricted Subsidiaries (i) that are Guarantors which Indebtedness is permitted to be incurred pursuant to an agreement entered into subsequent to the date of the Indenture in accordance with the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock" or (ii) that are Foreign Subsidiaries which Indebtedness is incurred subsequent to the date of the Indenture pursuant to clauses (4), (11) or (19) of the second paragraph of the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock";

(10)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11)	customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(12)	customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(13)	customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(14)	any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1), (2) and (5) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer's board of directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; or

(15)	any encumbrance or restriction of a Securitization Subsidiary effected in connection with a Qualified Securitization Financing; provided, however, that such restrictions apply only to such Securitization Subsidiary.

    Merger, Consolidation or Sale of Assets

    Consolidation, Merger or Sale of Assets of The Issuer

The Issuer may not, directly or indirectly: (1) consolidate or merge with or into or wind up into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(1)	either: (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Issuer or the United States, any state of the United States, the District of Columbia or any territory thereof (the Issuer or such Person, as the case may be, hereinafter referred to as the "Successor Company");

(2)	the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Notes, the Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3)	immediately after such transaction no Default or Event of Default exists;

(4)	after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (A) the Successor Company (if other than the Issuer), would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under "—Incurrence of Indebtedness and Issuance of Preferred Stock" determined on a pro forma basis (including pro forma application of the net proceeds therefrom), as if such transaction had occurred at the beginning of such four-quarter period, or (B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5)	each Guarantor, unless it is the other party to the transactions described above, in which case clause (2) shall apply, shall have confirmed in writing that its Guarantee shall apply to such Person's obligations under the Notes, the Indenture and the registration rights agreement; and

(6)	the Issuer shall have delivered to the Trustee a certificate from a Responsible Officer and an opinion of counsel, each stating that such consolidation, merger or transfer and such amendment or supplement (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, the Issuer under the Indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary (other than, prior to the Restructuring Date, the Purchaser) may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary and (b) the Issuer may merge with an affiliate incorporated solely for the purpose of reincorporating the Issuer in a (or another) state of the United States, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby. Notwithstanding anything contained in the foregoing paragraph, the Merger shall be permitted.

    Consolidation, Merger or Sale of Assets by a Guarantor

Subject to the provisions described under "—Guarantees—Release," no Guarantor (other than the Parent Guarantor) shall consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person, unless:

(1)	such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Guarantor");

(2)	the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Indenture pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after such transaction no Default or Event of Default exists; and

(4)	the Issuer shall have delivered to the Trustee a certificate from a Responsible Officer and an opinion of counsel, each stating that such consolidation, merger or transfer and such amendment or supplement (if any) comply with this Agreement.

The Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture and the registration rights agreement. Notwithstanding the foregoing, (1) a Guarantor may merge with an affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States, the District of Columbia or any territory thereof, so long as the amount of Indebtedness of the Guarantor is not increased thereby, and (2) any Guarantor may merge into or transfer all or part of its properties and assets to the Issuer or another Guarantor. Notwithstanding anything to the contrary herein, except as expressly permitted under the Indenture (x) no Guarantor shall be permitted to consolidate with, merge into or transfer all or part of its properties and assets to the Parent Guarantor and (y) the Purchaser shall not (prior to the Restructuring Date) be permitted to consolidate with, merge into or transfer all or part of its properties and assets to any person.

    Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate (each, an "Affiliate Transaction") involving aggregate consideration in excess of $7.5 million, unless:

(1)	the Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arms length basis; and

(2)	the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the board of directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the board of directors.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	transactions between or among the Issuer and/or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2)	Restricted Payments and Permitted Investments (other than pursuant to clause (13) thereof) permitted by the Indenture;

(3)	the payment to Sponsors of annual management, consulting, monitoring and advisory fees in an aggregate amount in any fiscal year not in excess of the greater of (A) $5.0 million and (B) 2% of EBITDA of the Issuer for the immediately preceding fiscal year, plus reasonable out-of-pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods (but after the date of the Indenture), and the execution of any management or monitoring agreement subject to the same limitations;

(4)	the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer, any Restricted Subsidiary or (to the extent such person renders services to the businesses of the Issuer and its Subsidiaries) any of the Issuer's direct or indirect parent entities.

(5)	payments by the Issuer or any Restricted Subsidiary to the Sponsors and any of their affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the board of directors of the Issuer in good faith;

(6)	transactions in which the Issuer or any Restricted Subsidiary delivers to the Trustee a letter from an independent financial advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view;

(7)	payments or loans (or cancellations of loans) to employees or consultants of the Issuer, any Restricted Subsidiary or (to the extent such person renders services to the businesses of the Issuer and its Subsidiaries) any of the Issuer's direct or indirect parent entities, which are approved by a majority of the board of directors of the Issuer in good faith and which are otherwise permitted under the Indenture;

(8)	payments made or performance under any agreement as in effect on the Acquisition Closing Date (including, without limitation, each of the agreements entered into in connection with the Transactions) or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Acquisition Closing Date);

(9)	the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, the Shareholders' Agreement (including any registration rights agreement or purchase agreements related thereto to which it is party as of the Acquisition Closing Date and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under any future amendment to the Shareholders' Agreement or under any similar agreement entered into after the Acquisition Closing Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to holders of the Notes in any material respect;

(10)	the Transactions and the payment of all fees and expenses related to the Transactions, including any fees to the Sponsors;

(11)	transactions pursuant to the Restructuring;

(12)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Issuer or the Restricted Subsidiaries, in the reasonable determination of the members of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(13)	if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of the Parent Guarantor to any Permitted Holder or of the Issuer to the Parent Guarantor or to any Permitted Holder;

(14)	any transaction effected as part of a Qualified Securitization Financing;

(15)	any employment agreements entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business;

(16)	transactions with joint ventures for the purchase or sale of chemicals, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice;

(17)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of the Issuer;

(18)	HC Investments and HC Activities; and

(19)	any guarantee by any Subsidiary organized under the laws of the People's Republic of China in respect of Indebtedness permitted under clause (23) of the second paragraph under "—Incurrence of Indebtedness and Issuance of Preferred Stock."

    Business Activities

The Issuer will not, and will not permit any Restricted Subsidiary (other than a Securitization Subsidiary) to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Subsidiaries taken as a whole.

Prior to the Restructuring Date, the Purchaser will not engage at any time in any business or activity other than (i) the acquisition and ownership of the Equity Interests of CAG and any HC Corporation, together with incidental activities reasonably related thereto, (ii) the holding of cash in amounts reasonably required to pay for its own costs and expenses, (iii) owing and paying legal and auditing fees, (iv) HC Activities and HC Investments and (v) the servicing of the Purchaser Loan.

    Payments for Consent

The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the holders of Notes, within 45 days (75 days in the case of the fiscal quarter ending June 30, 2004) after the end of each of the first three fiscal quarters of each fiscal year commencing with the fiscal quarter ending June 30, 2004, or (in the case of annual financial information) within 90 days after the end of each fiscal year all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Issuer's certified independent accountants.

In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to above with the SEC for public availability within the time periods specified above (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

So long as the Parent Guarantor is a Guarantor (there being no obligation of the Parent Guarantor to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of the Issuer, be filed by and be those of the Parent Guarantor rather than the Issuer.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer (as defined under "—Registration Rights") or the effectiveness of the Shelf Registration Statement (as defined under "—Registration Rights") by the filing with the SEC of the Exchange Offer Registration Statement (as defined under "—Registration Rights") and/or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

Under the Indenture, an Event of Default is defined as any of the following:

(1)	the Issuer defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes issued under the Indenture, whether or not prohibited by the subordination provisions of the Indenture;

(2)	the Issuer defaults in the payment when due of interest or Liquidated Damages, if any, on or with respect to the Notes issued under the Indenture and such default continues for a period of 30 days, and, whether or not prohibited by the subordination provisions of the Indenture;

(3)	the Issuer defaults in the performance of, or breaches any covenant, warranty or other agreement contained in the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below;

(4)	the Issuer defaults under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary (other than Indebtedness owed to the Issuer or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $45.0 million or more at any one time outstanding;

(5)	certain events of bankruptcy affecting the Issuer or any Significant Subsidiary;

(6)	the Issuer or any Significant Subsidiary fails to pay final judgments (other than any judgments covered by insurance policies issued by reputable and creditworthy insurance companies) aggregating in excess of $45.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

(7)	at any time after the Restructuring Date, any Guarantee of a Significant Subsidiary fails to be in full force and effect (including the failure of any such Guarantee to become effective immediately after the Restructuring) (except as contemplated by the terms thereof) or any Guarantor (other than the Parent Guarantor) denies or disaffirms its obligations under its Guarantee and such Default continues for 10 days.

If an Event of Default (other than an Event of Default specified in clause (5) above with respect to the Issuer) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes under the Indenture may declare the principal of and accrued interest on such Notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable. Notwithstanding the foregoing, if an Event of Default specified in clause (5) above with respect to the Issuer occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes issued under the Indenture as described in the preceding paragraph, the holders of a majority in principal amount of the outstanding Notes issued under the Indenture may rescind and cancel such declaration and its consequences:

(1)	if the rescission would not conflict with any judgment or decree;

(2)	if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)	if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)	in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers' Certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The holders of a majority in principal amount of the Notes issued under the Indenture may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on such Notes.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers' Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the Notes, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any direct or indirect parent entity, as such, will have any liability for any obligations of the Issuer under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes issued under the Indenture ("Legal Defeasance") except for:

(1)	the rights of holders of outstanding Notes issued thereunder to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

(2)	the Issuer's obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes issued thereunder. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Issuer but not its Restricted Subsidiaries) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes issued thereunder.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture:

(1)	the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes issued thereunder, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuer has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuer has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) or insofar as Events of Default (other than Events of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on (a) if the Issuer is organized under the laws of Luxembourg, the 191st day after the date of deposit or (b) otherwise, the 91st day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound;

(6)	the Issuer must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(7)	the Issuer must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the Indenture or the Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding issued under the Indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes issued under the Indenture (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), provided, however, that if any amendment, waiver or other modification will only affect the Dollar Notes or the Euro Notes, only the consent of the holders of at least a majority in principal amount of the then outstanding Dollar Notes or Euro Notes (and not the consent of at least a majority of all Notes), as the case may be, shall be required.

Without the consent of each holder affected, an amendment or waiver of the Indenture may not (with respect to any Notes held by a non-consenting holder):

(1)	reduce the principal amount of Notes issued thereunder whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes issued thereunder (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

(3)	reduce the rate of or change the time for payment of interest on any Note issued thereunder;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes issued thereunder (except a rescission of acceleration of the Notes issued thereunder by the holders of at least a majority in aggregate principal amount of the Notes issued thereunder and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes issued thereunder;

(7)	waive a redemption payment with respect to any Note issued thereunder (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

(8)	modify the subsidiary Guarantees in any manner adverse to the holders of the Notes; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, the Issuer and the Trustee may amend or supplement the Indenture or the Notes issued thereunder:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Issuer's obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer's assets;

(4)	to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

(6)	to add a Guarantee of the Notes or to release the Parent Guarantee.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:

(a)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(b)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2)	the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(3)	the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Issuer, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York. The provisions of Article 86 to 94-8 of the Luxembourg law of 10th August 1915 on commercial companies, as amended, are hereby excluded.

Book-Entry; Delivery and Form

Each issue of exchange notes issued in exchange for outstanding notes will be represented by a global note in definitive, fully registered form without interest coupons (collectively, the "Global Notes"). The Global Notes representing the exchange Dollar Notes will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. The Global Notes representing the exchange Euro Notes (collectively, the "Global Euro Notes") will be deposited with a common depositary (the "Common Depositary") for the Euroclear system as operated by Euroclear Bank S.A. / N.V. ("Euroclear") and Clearstream Banking, S.A. ("Clearstream, Luxembourg," formerly Cedelbank) and registered in the name of a nominee of the Common Depositary.

Except in the limited circumstances described below, owners of beneficial interests in global notes will not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC, Euroclear and Clearstream, Luxembourg and their respective direct or indirect participants, which rules and procedures may change from time to time.

Global Notes

The following description of DTC, Euroclear and Clearstream, Luxembourg is based on the Issuer's understanding of their current operations and procedures. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Issuer takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

Upon the issuance of the Dollar Global Notes, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global notes to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a Global Note will be limited to its participants or persons who hold interests through its participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

Upon the issuance of the Euro Global Notes, the Common Depositary will credit, on its internal system, the respective principal amount of the beneficial interests represented by such global note to the accounts of Euroclear and Clearstream, Luxembourg. Euroclear and Clearstream, Luxembourg will credit, on their internal systems, the respective principal amounts of the individual beneficial interests in such global notes to the accounts of persons who have accounts with Euroclear and Clearstream, Luxembourg. Ownership of beneficial interests in the Euro Global Notes will be limited to participants or persons who hold interests through participants in Euroclear or Clearstream, Luxembourg. Ownership of beneficial interests in the Euro Global Notes will be shown on and the transfer of that ownership will be effected only through, records maintained by Euroclear and Clearstream, Luxembourg or their nominees (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

As long as DTC or the Common Depositary, or its respective nominee, is the registered holder of a global note, DTC or the Common Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such global notes for all purposes under the Indenture and the Notes. Unless (1) in the case of a Global Note, DTC notifies us that it is unwilling or unable to continue as depositary for such global note or ceases to be a "Clearing Agency" registered under the Exchange Act, (2) in the case of a Euro Global Note, Euroclear and Clearstream, Luxembourg notify us they are unwilling or unable to continue as clearing agency, (3) in the case of Euro Global Note, the Common Depositary notifies us that it is unwilling or unable to continue as Common Depositary and a successor Common Depositary is not appointed within 90 days of such notice or (4) in the case of any global note, an event of default has occurred and is continuing with respect to such note, owners of beneficial interests in such global note will not be entitled to have any portions of such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the owners or holders of such global note (or any notes represented thereby) under the Indenture or the Notes. In addition, no beneficial owners of an interest in a global note will be able to transfer that interest except in accordance with DTC's and/or Euroclear's and Clearstream, Luxembourg's applicable procedures (in addition to those under the Indenture).

Investors may hold their interests in the Euro Global Notes through Euroclear or Clearstream, Luxembourg, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Investors may hold their interests in the Dollar Global Notes directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream, Luxembourg) which are participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC and/or Euroclear and Clearstream, Luxembourg.

Payments of the principal of and interest on Dollar Global Notes will be made to DTC or its nominee as the registered owner thereof. Payments of the principal of and interest on the Euro Global Notes will be made to the order of the Common Depositary or its nominee as the registered owner thereof. Neither Issuer, the Parent Guarantor, the Trustee, DTC, the Common Depositary nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Issuer and the Parent Guarantor expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of DTC or its nominee. Issuer and the Parent Guarantor expect that the Common Depositary, in its capacity as paying agent, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit the accounts of Euroclear and Clearstream, Luxembourg, which in turn will immediately credit accounts of participants in Euroclear and Clearstream, Luxembourg with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of Euroclear and Clearstream, Luxembourg. Issuer and the Parent Guarantor also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants. Because DTC, Euroclear and Clearstream, Luxembourg can only act on behalf of their respective participants, who in turn act on behalf of indirect participants and certain banks, the ability of a holder of a beneficial interest in global notes to pledge such interest to persons or entities that do not participate in the DTC, Euroclear or Clearstream, Luxembourg systems, or otherwise take actions in respect of such interest may be limited by the lack of a definitive certificate for such interest. The laws of some countries and some U.S. states require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC, Euroclear and Clearstream, Luxembourg can act only on behalf of participants, which in turn, act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system or in Euroclear and Clearstream, Luxembourg, as the case may be, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

Except for trades involving only Euroclear and Clearstream, Luxembourg participants, interests in the Dollar Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers of interests in Dollar Global Notes between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers of interests in Euro Global Notes and Dollar Global Notes between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described above, cross-market transfers of beneficial interests in Dollar Global Notes between DTC participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg. Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a Dollar Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg immediately following the DTC settlement date). Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global note by or through a Euroclear or Clearstream, Luxembourg participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following the DTC settlement date.

DTC, Euroclear and Clearstream, Luxembourg have advised us that they will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account with DTC or Euroclear or Clearstream, Luxembourg, as the case may be, interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC, Euroclear and Clearstream, Luxembourg reserve the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to their respective participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve system, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

Euroclear and Clearstream, Luxembourg have advised us as follows: Euroclear and Clearstream, Luxembourg each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

Euroclear and Clearstream, Luxembourg each provide various services, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg each also deal with domestic securities markets in several countries through established depository and custodial relationships. The respective systems of Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

Account holders in both Euroclear and Clearstream, Luxembourg are worldwide financial institutions including underwriters, securities brokers and dealers, trust companies and clearing corporations. Indirect access to both Euroclear and Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

An account holder's overall contractual relations with either Euroclear or Clearstream, Luxembourg are governed by the respective rules and operating procedures of Euroclear or Clearstream, Luxembourg and any applicable laws. Both Euroclear and Clearstream, Luxembourg act under such rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective account holders. Although DTC, Euroclear and Clearstream, Luxembourg currently follow the foregoing procedures to facilitate transfers of interests in global notes among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to do so, and such procedures may be discontinued or modified at any time. Neither Issuer, the Parent Guarantor nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If any depositary is at any time unwilling or unable to continue as a depositary for notes for the reasons set forth above under "—Global Notes," the Issuer will issue certificates for such notes in definitive, fully registered, non-global form without interest coupons in exchange for the applicable global notes. Certificates for notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by DTC, Euroclear, Clearstream, Luxembourg or the Common Depositary (in accordance with their customary procedures).

The holder of a non-global note may transfer such note, subject to compliance with the provisions of the applicable legend, by surrendering it at the office or agency maintained by us for such purpose in The City and State of New York or in London, England, which initially will be the offices of the Trustee in such locations. Upon the transfer, change or replacement of any note bearing a legend, or upon specific request for removal of a legend on a note, the Issuer will deliver only notes that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to us such satisfactory evidence, which may include an opinion of counsel, as may reasonably be required by the Issuer that neither such legend nor any restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act. Before any note in non-global form may be transferred to a person who takes delivery in the form of an interest in any global note, the transferor will be required to provide the Trustee with a Restricted Global Note Certificate or a Regulation S Global Note Certificate, as the case may be. Upon transfer or partial redemption of any note, new certificates may be obtained from the Trustee or from the transfer agent in Luxembourg.

Notwithstanding any statement herein, Issuer, the Parent Guarantor and the Trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and any State therein and any other applicable laws or as DTC, Euroclear or Clearstream, Luxembourg may require.

Consent to Jurisdiction and Service of Process

The Issuer will irrevocably and unconditionally: (1) submit itself and its property in any legal action or proceeding relating to the Indenture to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the Courts of the State of New York, sitting in the Borough of Manhattan, The City of New York, the courts of the United States of America for the Southern District of New York, appellate courts from any thereof and courts of its own corporate domicile, with respect to actions brought against it as defendant; (2) consent that any such action or proceeding may be brought in such courts and waive any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (3) appoint CT Corporation System, currently having an office at 111 Eighth Avenue, New York, New York 10011, as its agent to receive on its behalf service of all process in any such action or proceeding, such service being hereby acknowledged by the Issuer to be effective and binding in every respect.

Service of Process and Enforcement of Judgments

The Issuer is incorporated in Luxembourg, and many of its assets are located outside the United States. Consequently, investors may not be able to enforce against the Issuer any judgments obtained in U.S. courts including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state or territory within the United States. Luxembourg and the United States do not have a bilateral procedural treaty. Because a judgment of a U.S. court will be enforced in Luxembourg only subject to a favorable outcome of applicable recognition and enforcement proceedings, investors may have difficulty enforcing in Luxembourg any judgments obtained in U.S. courts.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

"Acquired Debt" means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person; and

(2)	Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person;

but excluding in any event Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person.

"Acquisition" means the initial acquisition of capital stock of CAG by the Purchaser pursuant to the Offer Document relating to such acquisition dated as of January 30, 2004, as amended by press release on March 12, 2004.

"Acquisition Closing Date" means April 6, 2004.

"Applicable Premium" means with respect to any Note on the applicable Redemption Date, the greater of:

(1)	1.0% of the then outstanding principal amount of the Note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Dollar Notes or the Euro Notes, as applicable, at June 15, 2009 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption") plus (ii) all required interest payments due on the Dollar Notes or the Euro Notes as applicable, through June 15, 2009 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of the Note.

"Asset Sale" means (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets of the Issuer or any Restricted Subsidiary (each referred to in this definition as a "disposition") or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1)	a disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business;

(2)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the covenant contained under the caption "Certain Covenants—Merger, Consolidation or Sale of Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

(3)	the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under the caption "Certain Covenants—Restricted Payments";

(4)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $10.0 million;

(5)	any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

(6)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(7)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (1) of the definition of "Permitted Investments");

(8)	sales of assets received by the Issuer or any Restricted Subsidiary upon foreclosures on a Lien;

(9)	sales of Securitization Assets and related assets of the type specified in the definition of "Securitization Financing" to a Securitization Subsidiary in connection with any Qualified Securitization Financing;

(10)	a transfer of Securitization Assets and related assets of the type specified in the definition of "Securitization Financing" (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing;

(11)	any exchange of assets for assets related to a Permitted Business of comparable market value, as determined in good faith by the Issuer, which in the event of an exchange of assets with a fair market value in excess of (1) $20.0 million shall be evidenced by a certificate of a Responsible Officer of the Issuer, and (2) $40.0 million shall be set forth in a resolution approved in good faith by at least a majority of the board of directors of the Issuer; and

(12)	the sale of all or substantially all of the Equity Interests of, or assets of, Celanese Advanced Materials, Inc. for gross cash consideration of at least $13 million.

"Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

"CAC" means Celanese Americas Corporation, a Delaware corporation.

"CAG" means Celanese AG, a corporation organized under the laws of the Federal Republic of Germany.

"Capital Stock" means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

"Captive Insurance Subsidiaries" means Celwood Insurance Company and Elwood Insurance Limited, and any successor to either of them, in each case to the extent such Person constitutes a Subsidiary.

"Cash Contribution Amount" means the aggregate amount of cash contributions made to the capital of the Issuer described in the definition of "Contribution Indebtedness."

"Cash Equivalents" means:

(1)	U.S. dollars, pounds sterling, euros, or, in the case of any foreign subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers' acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any commercial bank having capital and surplus in excess of $500,000,000;

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-1 from Moody's or P-1 from S&P;

(6)	securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody's;

(7)	investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8)	money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $500.0 million.

"Change of Control" means the occurrence of any of the following:

(1)	the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2)	either the Parent Guarantor or the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent corporations;

(3)	(A) prior to the first public offering of common stock of either the Parent Guarantor or the Issuer, the first day on which the board of directors of the Parent Guarantor shall cease to consist of a majority of directors who (i) were members of the board of directors of the Parent Guarantor on the date of the Indenture or (ii) were either (x) nominated for election by the board of directors of the Parent Guarantor, a majority of whom were directors on the date of the Indenture or whose election or nomination for election was previously approved by a majority of such directors, or (y) designated or appointed by a Permitted Holder (each of the directors selected pursuant to clauses (A)(i) and (A)(ii), "Continuing Directors") and (B) after the first public offering of common stock of either the Parent Guarantor or the Issuer, (i) if such public offering is of common stock of the Parent Guarantor, the first day on which a majority of the members of the board of directors of the Parent Guarantor are not Continuing Directors or (ii) if such public offering is of the Issuer's common stock, the first day on which a majority of the members of the board of directors of the Issuer are not Continuing Directors; or

(4)	at any time prior to the Restructuring Date, (i) the Issuer shall fail to own directly, beneficially and of record, 100% of the issued and outstanding Voting Stock of LP GmbH, (ii) LP GmbH shall fail to own directly, beneficially and of record, 100% of the issued and outstanding Voting Stock of Midco, (iii) Midco shall fail to own directly, beneficially and of record, 100% of the issued and outstanding Voting Stock of the Purchaser or (iv) the Purchaser shall fail to own directly, beneficially and of record (x) prior to any Squeeze-Out, 75% and (y) after any Squeeze-Out, 100% of the issued and outstanding Equity Interests of CAG, excluding (A) treasury shares held by CAG, (B) rights to purchase, warrants and options and (C) in the case of clause (y), shares issued upon exercise of securities described in the preceding clause (B), provided that the aggregate number of ordinary shares for which the rights to purchase, warrants and options issued pursuant to clause (B) are exercisable, and the aggregate number of ordinary shares issued pursuant to clause (C), does not exceed in the aggregate 1,500,000 ordinary shares of CAG.

"Code" means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the date of the Indenture, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

"Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

"Consolidated Interest Expense" means, with respect to any Person for any period, (I) the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, the interest component of Capitalized Lease Obligations and net payments (if any) pursuant to interest rate Hedging Obligations, but excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and expenses and any interest expense on Indebtedness of a third party that is not an Affiliate of the Parent Guarantor or any of its Subsidiaries and that is attributable to supply or lease arrangements as a result of consolidation under FIN 46R or attributable to "take-or-pay" contracts accounted for in a manner similar to a capital lease under EITF 01-8, in either case so long as the underlying obligations under any such supply or lease arrangement or such "take-or-pay" contract are not treated as Indebtedness as provided in clause (2) of the proviso to the definition of Indebtedness), (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, Securitization Fees), (c) guaranteed fixed annual payment (Ausgleich) paid or payable to CAG minority shareholders pursuant to the Domination Agreement for such period and (d) all cash dividends to, or the making of loans to, the Parent Guarantor or New US Holdco for the purpose of satisfying dividend or interest obligations under the Preferred Shares, less (II) (a) interest income of such Person and its Restricted Subsidiaries (other than cash interest income of the Captive Insurance Subsidiaries) for such period and (b) any repayment to the Issuer or any of its Restricted Subsidiaries of loans used in calculating Consolidated Interest Expense pursuant to clause I(d) above.

"Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1)	any net after-tax extraordinary, unusual or nonrecurring gains or losses (less all fees and expenses relating thereto) or income or expense or charge (including, without limitation, severance, relocation and other restructuring costs) including, without limitation, any severance expense, and fees, expenses or charges related to any offering of Equity Interests of such Person, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses, charges and change in control payments related to the Transactions, in each case shall be excluded;

(2)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3)	any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded;

(4)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the board of directors of the Issuer) shall be excluded;

(5)	any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(6)	an amount equal to the amount of Tax Distributions actually made to the holders of capital stock of the Parent Guarantor in respect of the net taxable income allocated by such Person to such holders for such period to the extent funded by the Issuer shall be included as though such amounts had been paid as income taxes directly by such Person;

(7)	(A) the Net Income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by the referent Person to the Issuer or a Restricted Subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to the Issuer or a Restricted Subsidiary thereof in excess of the amounts included in clause (A);

(8)	any increase in amortization or depreciation or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated prior to or after the date of the Indenture shall be excluded;

(9)	accruals and reserves that are established within twelve months after the Acquisition Closing Date and that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded;

(10)	any non-cash impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144 and the amortization of intangibles pursuant to Statement of Financial Accounting Standards No. 141, shall be excluded;

(11)	any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12)	solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of "Certain Covenants—Restricted Payments," the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to the Issuer or another Restricted Subsidiary thereof in respect of such period, to the extent not already included therein; and

(13)	cost of sales will be reflected on a FIFO basis.

Notwithstanding the foregoing, for the purpose of the covenant contained under the caption "Certain Covenants—Restricted Payments" only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments by the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under the caption "Certain Covenants—Restricted Payments."

"Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

"Contribution Indebtedness" means Indebtedness of the Issuer or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer after the date of the Indenture, providedthat:

(1)	if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of the Issuer, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the Notes, and

(2)	such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officers' Certificate on the Incurrence date thereof.

"Credit Agreement" means that certain Credit Agreement, dated as of April 6, 2004, among the Parent Guarantor, the Issuer, certain other subsidiaries of the Issuer from time to time party thereto, the Lenders party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent, Morgan Stanley Senior Funding, Inc., as Global Coordinator, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc. as Joint Lead Arrangers, ABN Amro Bank N.V., Bank of America, N.A. and General Electric Capital Corporation, as Documentation Agents and Bayerische Hypo- und Vereinsbank AG, Mizuho Corporate Bank, Ltd., The Bank of Nova Scotia, KfW and Commerzbank AG, as Senior Managing Agents, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

"Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

"Designated Non-cash Consideration" means the fair market value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers' Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

"Designated Preferred Stock" means Preferred Stock of the Issuer or any direct or indirect parent company of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the covenant described under "—Certain Covenants—Restricted Payments."

"Designated Senior Debt" means:

(1)	any Indebtedness outstanding under the Credit Agreement; and

(2)	any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Issuer in the instrument evidencing that Senior Debt as "Designated Senior Debt."

"Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the Final Maturity Date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Parent Guarantor or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent Guarantor or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

"Domination Agreement" means the domination and profit and loss transfer agreement (Beherrschungs-und Gewinnabführungsvertrag) between CAG and the Purchaser.

"EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period (A) plus, without duplication, and in each case to the extent deducted in calculating Consolidated Net Income for such period:

(1)	provision for taxes based on income, profits or capital of such Person for such period, including, without limitation, state, franchise and similar taxes (such as the Texas franchise tax and Michigan single business tax) (including any Tax Distribution taken into account in calculating Consolidated Net Income), plus

(2)	Consolidated Interest Expense of such Person for such period, plus

(3)	Consolidated Depreciation and Amortization Expense of such Person for such period, plus

(4)	any reasonable expenses or charges related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Indenture or to the Transactions, plus

(5)	the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension charges), plus

(6)	the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties, plus

(7)	the non-cash portion of "straight-line" rent expense, plus

(8)	the amount of any expense to the extent a corresponding amount is received in cash by the Issuer and its Restricted Subsidiaries from a Person other than the Issuer or any Subsidiary of the Issuer under any agreement providing for reimbursement of any such expense, provided such reimbursement payment has not been included in determining Consolidated Net Income or EBITDA (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods), plus

(9)	the amount of management, consulting, monitoring and advisory fees and related expenses paid to Blackstone or any other Permitted Holder (or any accruals related to such fees and related expenses) during such period; provided that such amount shall not exceed in any four quarter period the greater of (x) $5.0 million and (y) 2% of EBITDA of the Issuer and its Restricted Subsidiaries for each period (assuming for purposes of this clause (y) that the amount to be added to Consolidated Net Income under this clause (9) is $5.0 million), plus

(10)	without duplication, any other non-cash charges (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), plus

(11)	any net losses resulting from Hedging Obligations entered into in the ordinary course of business relating to intercompany loans, to the extent that the notional amount of the related Hedging Obligation does not exceed the principal amount of the related intercompany loan, and (B) less the sum of, without duplication, (1) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges or asset valuation adjustments made in any prior period); (2) the minority interest income consisting of subsidiary losses attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary, (3) the cash portion of "straight-line" rent expense which exceeds the amount expensed in respect of such rent expense and (4) any net gains resulting from Hedging Obligations entered into in the ordinary course of business relating to intercompany loans, to the extent that the notional amount of the related Hedging Obligation does not exceed the principal amount of the related intercompany loan.

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"Equity Offering" means any public or private sale of common stock or Preferred Stock of the Issuer or any or its direct or indirect parent corporations (excluding Disqualified Stock), other than (i) public offerings with respect to common stock of the Issuer or of any direct or indirect parent corporation of the Issuer registered on Form S-8 and (ii) any such public or private sale that constitutes an Excluded Contribution.

"Excluded Contribution" means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Issuer and its Restricted Subsidiaries from:

(1)	contributions to its common equity capital; and

(2)	the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any Subsidiary) of Capital Stock (other than Disqualified Stock), in each case designated as Excluded Contributions pursuant to an Officers' Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant contained under the caption "Certain Covenants—Restricted Payments."

"Existing Indebtedness" means Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, including the floating rate term loan described under "Description of Other Indebtedness—Floating Rate Term Loan".

"Existing Notes" means the $1,000,000,000 aggregate principal amount of 9 5/8% Senior Subordinated Notes Due 2014 of the Issuer and the €200,000,000 aggregate principal amount 10 3/8% Senior Subordinated Notes Due 2014 of the Issuer issued on June 8, 2004.

"Fixed Charge Coverage Ratio" means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries' most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or repays Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations (as determined in accordance with GAAP) that have been made by the Issuer or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition (including the Transactions), disposition, merger, consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition (including the Transactions), disposition, merger, consolidation or Discontinued Operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition (including the Transactions) or other Investment and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Issuer and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC, except that such pro forma calculations may include operating expense reductions for such period resulting from the acquisition (including the Transactions) which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the board of directors of the Issuer of any closing) of any facility, as applicable, provided that, in either case, such adjustments are set forth in an Officers' Certificate signed by the Issuer's chief financial officer and another officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers' Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

"Fixed Charges" means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense of such Person for such period, (b) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and (c) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) of any series of Disqualified Stock.

"Flow Through Entity" means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for United States federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

"GAAP" means generally accepted accounting principles in the United States in effect on the date of the Indenture. For purposes of this description of the Notes, the term "consolidated" with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

"Government Securities" means securities that are

(a)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

"guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations.

"Guarantee" means any guarantee of the obligations of the Issuer under the Indenture and the Notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, "Guarantee" shall have a corresponding meaning.

"Guarantor" means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.

"HC Activities" means such activities to be undertaken by (i) the Purchaser, Midco or LP GmbH as reasonably determined by the Parent Guarantor to be required to enable the Purchaser, Midco or LP GmbH, as the case may be, to obtain and continue holding company status under German tax law and (ii) the Purchaser as reasonably determined by the Parent Guarantor to be required to enable the Purchaser to satisfy the requirements of German tax law regarding the head of a fiscal unity.

"HC Corporation" means, with respect to the Purchaser, a subsidiary thereof acquired through HC Investments.

"HC Investments" means Investments (including through transfer from another Subsidiary) made by (i) the Purchaser, Midco or LP GmbH in acquiring two corporate subsidiaries (or in the case of the Purchaser, a second corporate subsidiary) and (ii) the Purchaser in a "trade business," provided that such Investments shall be at the minimum amount reasonably determined by the Parent Guarantor to permit (x) the Purchaser, Midco or LP GmbH, as the case may be, to obtain and continue holding company status under German tax law or (y) the Purchaser to satisfy the requirements of German tax law fiscal unity requirements.

"Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

"Indebtedness" means, with respect to any Person,

(a)	any indebtedness (including principal and premium) of such Person, whether or not contingent,

(i)	in respect of borrowed money,

(ii)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof),

(iii)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (B) reimbursement obligations in respect of trade letters of credit obtained in the ordinary course of business with expiration dates not in excess of 365 days from the date of issuance (x) to the extent undrawn or (y) if drawn, to the extent repaid in full within 20 business days of any such drawing; or

(iv)	representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b)	Disqualified Stock of such Person,

(c)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(d)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); and

(e)	to the extent not otherwise included, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of its Restricted Subsidiaries) under any Securitization Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Securitization Financing).

provided, however, that

(1)	Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money and

(2)	Indebtedness of a third party that is not an Affiliate of the Parent Guarantor or any of its Subsidiaries that is attributable to supply or lease arrangements as a result of consolidation under FIN 46R or attributable to "take-or-pay" contracts accounted for in a manner similar to a capital lease under EITF 01-8, in either case so long as (i) such supply or lease arrangements or such take-or-pay contracts are entered into in the ordinary course of business, (ii) the board of directors of the Parent Guarantor has approved any such supply or lease arrangement or any such take-or-pay contract and (iii) notwithstanding anything to the contrary contained in the definition of EBITDA, the related expense under any such supply or lease arrangement or under any such take-or-pay contract is treated as an operating expense that reduces EBITDA, shall be deemed not to constitute Indebtedness.

"Investment Grade Securities" means:

(1)	securities issued by the U.S. government or by any agency or instrumentality thereof and directly and fully guaranteed or insured by the U.S. government (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2)	investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(3)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

"Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under "Certain Covenants—Restricted Payments."

For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "Certain Covenants—Restricted Payments," (i) "Investments" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Issuer's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer; and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Issue Date and not in connection with the Transactions ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the board of directors of the Issuer in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Issuer and the Restricted Subsidiaries immediately after such transfer.

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities.

"LP GmbH" means BCP Holdings GmbH, a Wholly Owned Subsidiary of the Issuer organized under the laws of Germany.

"Liquidated Damages" has the meaning given such term under "—Registration Rights."

"Management Group" means the group consisting of the directors, executive officers and other management personnel of the Issuer and the Parent Guarantor, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or the Parent Guarantor, as the case may be, was approved by a vote of a majority of the directors of the Issuer or the Parent Guarantor, as the case may be, then still in office who were either directors on the date of the Indenture or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or the Parent Guarantor, as the case may be, hired at a time when the directors on the date of the Indenture together with the directors so approved constituted a majority of the directors of the Issuer or the Parent Guarantor, as the case may be.

"Merger" means (i) the merger of the Issuer with US Holdco, with US Holdco being the surviving entity, (ii) the contribution by the Issuer to US Holdco of all of the Issuer's assets and liabilities or (iii) the contribution by the Parent Guarantor to US Holdco (in exchange for stock of US Holdco) of all of the Equity Interests of the Issuer; provided that, in the case of clauses (ii) or (iii) above (x) US Holdco expressly assumes all the obligations of the Issuer under the Indenture pursuant to an agreement or other instrument in form and substance reasonably satisfactory to the trustee (and, upon such assumption, the Issuer shall be released from its obligations as the issuer under the Indenture) and (y) the Parent Guarantor, at its discretion, may subsequently cause the liquidation of the Issuer.

"Midco" means BCP Acquisition GmbH & Co. KG, a Wholly Owned Subsidiary of LP GmbH organized under the laws of Germany.

"Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

"Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under "—Repurchase at the Option of Holders—Asset Sales") to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

"New US Holdco" means a company incorporated under the laws of a state of the United States (A)(i) that owns all of the Equity Interests of US Holdco or (ii) all of the Equity Interests in which are owned by US Holdco, with US Holdco contributing or otherwise transferring all of its assets to New US Holdco and (B) has been formed to effect an initial public offering.

"Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

"Officers' Certificate" means a certificate signed on behalf of the Issuer by two officers of the Issuer, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

"Parent Guarantor" means BCP Crystal Holdings Ltd. 2, a company incorporated with limited liability under the laws of the Cayman Islands and the direct parent of the Issuer.

"Permitted Business" means the industrial chemicals business and any services, activities or businesses incidental or directly related or similar thereto, any line of business engaged in by CAG on the date of the Indenture or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

"Permitted Debt" is defined under the caption "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

"Permitted Holders" means, at any time, each of (i) the Sponsors and their Affiliates (not including, however, any portfolio companies of any of the Sponsors) and (ii) the Management Group, with respect to not more than 10% of the total voting power of the Equity Interests of Holdings. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

"Permitted Investments" means

(1)	any Investment by the Issuer in any Restricted Subsidiary or by a Restricted Subsidiary in another Restricted Subsidiary;

(2)	any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4)	any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described above under the caption "—Repurchase at the Option of Holders—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on the Acquisition Closing Date and Investments made pursuant to binding commitments in effect on the Acquisition Closing Date;

(6)	(A) loans and advances to officers, directors and employees, not in excess of $25.0 million in the aggregate outstanding at any one time and (B) loans and advances of payroll payments and expenses to officers, directors and employees in each case incurred in the ordinary course of business;

(7)	any Investment acquired by the Issuer or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (9) of the definition of "Permitted Debt";

(9)	any Investment by the Issuer or a Restricted Subsidiary in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed 3.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)	Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under "—Repurchase at the Option of Holders— Asset Sales";

(11)	Investments the payment for which consists of Equity Interests of the Issuer or any of its parent companies (exclusive of Disqualified Stock);

(12)	guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under the caption "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" and performance guarantees consistent with past practice;

(13)	any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the covenant described under "Certain Covenants— Transactions with Affiliates" (except transactions described in clauses (2), (6), (7) and (12) of the second paragraph thereof);

(14)	Investments of a Restricted Subsidiary acquired after the date of the Indenture or of an entity merged into the Issuer or merged into or consolidated with a Restricted Subsidiary in accordance with the covenant described under "Certain Covenants—Merger Consolidation or Sale of Assets" after the date of the Indenture to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(15)	guarantees by the Issuer or any Restricted Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;

(16)	Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(17)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18)	any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided, however, that any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, contribution of additional Securitization Assets or an equity interest;

(19)	additional Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries existing on the date of the Indenture in an aggregate amount not to exceed $25.0 million;

(20)	HC Investments by the Purchaser, Midco and LP GmbH;

(21)	Investments by the Captive Insurance Subsidiaries of a type customarily held in the ordinary course of their business and consistent with past practices and with insurance industry standards; and

(22)	additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (22), not to exceed 5.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

"Permitted Junior Securities" means unsecured debt of the Issuer or any Guarantor or any successor corporation or equity securities of any direct or indirect parent entity or any successor corporation, in each case issued pursuant to a plan of reorganization or readjustment of the Issuer or any Guarantor, as applicable, that are subordinated to the payment of all then outstanding Senior Debt of the Issuer or any Guarantor, as applicable, at least to the same extent that the Notes are subordinated to the payment of all Senior Debt of the Issuer or any Guarantor, as applicable, on the date of the Indenture, provided that if any Senior Debt of the Issuer or any Guarantor, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Debt not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

"Permitted Liens" means the following types of Liens:

(1)	deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2)	Liens in favor of issuers of performance, surety bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers' acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(4)	Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(5)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

(6)	Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(7)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(8)	Liens in favor of the Issuer or any Restricted Subsidiary;

(9)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Liens referred to in clauses (3), (4), (24) and (25) of this definition; provided, however, that (A) such new Lien shall be limited to all or part of the same property that secured the original Liens (plus improvements on such property), and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (3), (4), (24) and (25) at the time the original Lien became a Permitted Lien under the Indenture and (2) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(10)	Liens on Securitization Assets and related assets of the type specified in the definition of "Securitization Financing" incurred in connection with any Qualified Securitization Financing;

(11)	Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that the Issuer or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(12)	Liens securing judgments for the payment of money in an aggregate amount not in excess of $40.0 million (except to the extent covered by insurance and the Trustee shall be reasonably satisfied with the credit of such insurer), unless such judgments shall remain undischarged for a period of more than 30 consecutive days during which execution shall not be effectively stayed;

(13)	(A) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers' compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (B) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent Guarantor, the Issuer or any Restricted Subsidiary;

(14)	landlord's, carriers', warehousemen's, mechanics', materialmen's, repairmen's, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Issuer or any Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(15)	zoning restrictions, easements, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Issuer or any Restricted Subsidiary;

(16)	Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Issuer or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business;

(17)	Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights;

(18)	Liens securing obligations in respect of trade-related letters of credit permitted under the caption "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(19)	any interest or title of a lessor under any lease or sublease entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(20)	licenses of intellectual property granted in a manner consistent with past practice;

(21)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(22)	Liens solely on any cash earnest money deposits made by the Issuer or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(23)	other Liens securing Indebtedness for borrowed money with respect to property or assets of the Issuer or a Restricted Subsidiary with an aggregate fair market value (valued at the time of creation thereof) of not more than $50.0 million at any time;

(24)	Liens securing Capitalized Lease Obligations permitted to be incurred pursuant to the covenant described under "—Incurrence of Indebtedness and Preferred Stock" and Indebtedness permitted to be incurred under clause (4) of the second paragraph of such covenant; provided however that such Liens securing Capitalized Lease Obligations or Indebtedness incurred under clause (4) of the second paragraph of the covenant described under "—Incurrence of Indebtedness and Preferred Stock" may not extend to property owned by the Issuer or any Restricted Subsidiary other than the property being leased or acquired pursuant to such clause (4); and

(25)	Liens existing on the date of the Indenture.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

"Preferred Shares" means the 200,000 shares of Series A Cumulative Exchangeable Preferred Shares due 2016, initial liquidation preference $1,000 per share, of Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd. issued on the Acquisition Closing Date, any other security issued in exchange for such preferred stock in accordance with its terms as in effect on the Acquisition Closing Date and any refinancing thereof to the extent such refinancing involves the same or less annual cash payments and a maturity or mandatory redemption date the same as or later than the Preferred Shares as in effect on the Acquisition Closing Date. All of the outstanding Preferred Shares were redeemed on July 1, 2004.

"Preferred Stock" means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

"Presumed Tax Rate" means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

"Purchase Money Note" means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, from the Parent Guarantor or any Subsidiary of the Parent Guarantor to a Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

"Purchaser" means BCP Crystal Acquisition GmbH & Co. KG, a limited partnership organized under the laws of Germany.

"Purchaser Loan" means the loan made by the Issuer to the Purchaser to finance the Acquisition.

"Qualified Proceeds" means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the board of directors in good faith, except that in the event the value of any such assets or Capital Stock exceeds $25.0 million or more, the fair market value shall be determined by an independent financial advisor.

"Qualified Securitization Financing" means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the board of directors shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Issuer) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreement and any Refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

"Restricted Investment" means an Investment other than a Permitted Investment.

"Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of the Issuer that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

"Responsible Officer" of any Person means any executive officer or financial officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of the Indenture.

"Restructuring" means (i) the distribution or sale (in return for an unsecured promissory note of CAG reasonably satisfactory to the Joint Lead Arrangers under the Credit Agreement) to CAG of all the capital stock of CAC, (ii) the sale to the Purchaser by CAG of all such capital stock in return for an unsecured promissory note of the Purchaser (which note shall be reasonably satisfactory to the Joint Lead Arrangers under the Credit Agreement, (iii) the sale by the Purchaser of all or a portion of such capital stock to the Issuer in exchange for the cancellation of a portion of the promissory note owed by the Purchaser to the Issuer, (iv) the distribution of any remaining portion of such capital stock by the Purchaser to Midco, (v) the sale in exchange for the cancellation of a portion of the intercompany debt owed by Midco to the Issuer, or distribution by Midco to the Issuer of all such capital stock of CAC that it has acquired, (vi) the Merger and CAC becoming a subsidiary of US Holdco and (vii) the consummation of the other events referred to in the definition of "Restructuring" in the Credit Agreement (as in effect upon its initial execution).

"Restructuring Date" means the date after the Domination Agreement has been registered and become effective on which all of the Restructuring has been completed.

"Securitization Assets" means any accounts receivable, inventory, royalty or revenue streams from sales of inventory subject to a Qualified Securitization Financing.

"Securitization Fees" means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

"Securitization Financing" means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such Securitization Assets.

"Securitization Repurchase Obligation" means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

"Securitization Subsidiary" means a Wholly Owned Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Parent Guarantor or any Subsidiary of the Issuer transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Issuer or its Subsidiaries, all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Issuer or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the

Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Parent Guarantor or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent Guarantor and (c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of directors of the Issuer or such other Person shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the board of directors of the Issuer or such other Person giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

"Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness and any Securitization Repurchase Obligation of the Issuer (or, if specified, of any Guarantor), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligation shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

(1)	all monetary obligations of every nature of the Issuer under, or with respect to, the Credit Agreement and the floating rate term loan described under "Description of Other Indebtedness—Floating Rate Term Loan", including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2)	all Hedging Obligations (and guarantees thereof),

in each case whether outstanding on the date of the Indenture or thereafter incurred.

Notwithstanding the foregoing, "Senior Debt" shall not include:

(1)	any Indebtedness of the Issuer to the Parent Guarantor or a Subsidiary of the Parent Guarantor (other than any Securitization Repurchase Obligation);

(2)	Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Issuer or any Subsidiary of the Issuer (including, without limitation, amounts owed for compensation) other than the guarantee of the Parent Guarantor of Indebtedness under the Credit Agreement;

(3)	Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services (including guarantees thereof or instruments evidencing such liabilities);

(4)	Indebtedness represented by Capital Stock;

(5)	any liability for federal, state, local or other taxes owed or owing by the Issuer;

(6)	that portion of any Indebtedness incurred in violation of the covenant contained under the caption "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

(7)	Indebtedness which, when incurred and without respect to any election under Section 1111 (b) of Title 11, United States Code, is without recourse to the Issuer; and

(8)	any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Issuer.

"Shareholders' Agreement" means the Shareholders' Agreement among the Sponsors and/or their Affiliates and any of the Restricted Subsidiaries and the shareholders party thereto.

"Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

"Specified Financings" means the financings included in the Transactions and the offering of the Existing Notes.

"Sponsors" means Blackstone Management Associates (Cayman) IV L.P. and its Affiliates.

"Squeeze Out" means the procedures set out in sections 327a et seq. of the German Stock Corporation Act (Aktiengesetz) in respect of the acquisition of shares in CAG by the Purchaser.

"Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Purchaser or any Subsidiary of the Purchaser which the Purchaser has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to e a Standard Securitization Undertaking.

"Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the day on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

"Subordinated Indebtedness" means (a) with respect to the Issuer, any Indebtedness of the Issuer that is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor of the Notes, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Notes.

"Subsidiary" means, with respect to any specified Person:

(1)	any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity;

provided, that Estech GmbH & Co. KG and Estech Managing GmbH shall not constitute Subsidiaries of the Issuer.

"Tax Distribution" means any distribution described under clause (9) of the covenant "—Restricted Payments."

"Total Assets" means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

"Transactions" means the transactions contemplated by (i) the acquisition of CAG, (ii) the Credit Agreement and the floating rate term loan described under "Description of Other Indebtedness— Floating Rate Term Loan" and (ii) the offering of the Existing Notes.

"Treasury Rate" means, (i) with respect to the Dollar Notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to June 15, 2009; provided, however, that if the period from such redemption date to June 15, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used and (ii) with respect to the Euro Notes, as of the applicable redemption date, the yield to maturity at the time of computation of direct obligations of the Federal Republic of Germany with a constant maturity most nearly equal to the period from the applicable redemption date of such Euro Notes to June 15, 2009; provided, however, that if the period from such redemption date to June 15, 2009 is not equal to the constant maturity of a direct obligation of the Federal Republic of Germany for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given except that if the period from the redemption date to June 15, 2009 is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year will be used.

"Unrestricted Subsidiary" means (i) any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of the Issuer, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The board of directors of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated), provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuer, (b) such designation complies with the covenant contained under the caption "Certain Covenants— Restricted Payments" and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary. The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and either (A) the Fixed Charge Coverage Ratio would be at least 2.00 to 1.00 or (B) the Fixed Charge Coverage Ratio would be greater than immediately prior to such designation, in each case on a pro forma basis taking into account such designation. Any such designation by the board of directors shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"US Holdco" means BCP Crystal US Holdings Corp., organized under the laws of Delaware, prior to the Restructuring Date a Wholly Owned Subsidiary of the Issuer.

"Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

"Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

"Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares or nominee or other similar shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person; provided that so long as the Issuer owns, directly or indirectly, at least 75% of the issued and outstanding Equity Interests of CAG, CAG and its Wholly Owned Subsidiaries shall be deemed to constitute Wholly Owned Subsidiaries.

MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS

The following summary of certain Cayman Islands tax consequences of the purchase, ownership and disposition of the notes is based upon applicable laws, regulations, rulings and decisions in effect as of the date of this Prospectus, all of which are subject to change (possibly with retroactive effect).

The Cayman Islands currently has no income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax ("Cayman Taxes") applicable to the Issuer, the Parent Guarantor or any holder of notes. Accordingly, payment of principal (including any premium) and interest on, and any gain on the sale or other disposition of, the notes will not be subject to taxation in the Cayman Islands and no Cayman Islands withholding tax will be required on such payments or gain.

The exchange of the outstanding notes for the exchange notes pursuant to the Exchange Offer will not cause any of the Issuer, the Parent Guarantor or any holder of the notes to incur any Cayman Taxes in the Cayman Islands.

MATERIAL LUXEMBOURG TAX CONSIDERATIONS

The statements in this prospectus regarding taxation in Luxembourg are based on the laws, regulations and administrative and judicial interpretations in force in the Grand Duchy of Luxembourg as of the date of this prospectus. The impact of any subsequent changes to any of these laws will not be reflected in the statements below. The following is a summary of the material tax considerations under Luxembourg law of the exchange offer and of the purchase, ownership and disposition of the notes (hereafter the "Instruments"). Each prospective holder or beneficial owner of the Instruments should consult its tax advisor as to the Luxembourg tax consequences of the ownership and disposal of the Instruments.

The exchange of the outstanding notes for the exchange notes pursuant to the Exchange Offer will not cause any of the Issuer, the Parent Guarantor or any holder of the Instruments to incur any taxes in the Grand-Duchy of Luxembourg.

Tax residency

A holder of the Instruments will not become resident, or be deemed to be resident, in Luxembourg by reason only of the holding of the Instruments, or the execution, performance, delivery and/or enforcement of the Instruments.

Withholding tax

Under current Luxembourg tax law, there is no withholding tax for Luxembourg resident and non- resident holders of the Instruments on payments of interest (including accrued but unpaid interest). There is also no Luxembourg withholding tax payable on payments received upon repayment of principal of the Instruments.

Proposed EU Savings Directive

On June 3, 2003, the European Council of Economics and Finance Ministers agreed on proposals regarding the taxation of savings income and committed itself to the formal adoption of a directive under which Member States will be required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to or for the benefit of an individual resident in that other Member State, except that Belgium, Luxembourg and Austria will, until the EC enters into agreements for the exchange of information with certain non-EU states, operate a withholding system for a transitional period (15% from 2005 to 2007, 20% from 2008 to 2010 and 35% afterwards).

On January 29, 2004, the Luxembourg Government adopted a draft bill of law introducing the Directive 2003/48/CE dated June 3, 2003 in the Luxembourg tax code. The draft bill of law is anticipated to be adopted and take effect from January 1st, 2005.

Taxation of Luxembourg non-residents Holders of the Instruments

Holders of the Instruments who are non-residents of Luxembourg and who do not hold the Instruments through either a permanent establishment of a permanent representative in Luxembourg are not liable to any Luxembourg income tax, whether they receive payments of principal or payments of interest (including accrued but unpaid interest.)

Taxation of Luxembourg residents Holders of the Instruments

Holders of the Instruments who are residents of Luxembourg or non-resident holders of the Instruments who have a permanent establishment in Luxembourg with which the holding of the Instrument is connected, must for income tax purposes include any interest received in their taxable income. They will not be liable to any Luxembourg income tax on repayment of the principal.

Luxembourg resident individual holders of the Instruments are not subject to taxation of capital gains upon disposal of the Instruments, unless the Instruments are disposed of within 6 months of their acquisition. Luxembourg resident fully taxable corporations which are holders of the Instruments or foreign corporations which have a permanent establishment in Luxembourg with which the holding of the Instrument is connected, must include in their taxable income the difference between the sale price and the book value of the Instruments sold.

Net Wealth Tax

No Luxembourg net wealth tax will be levied on a holder of the Instrument unless (i) the holder is, or is deemed to be, resident in Luxembourg or (ii) the Instruments is attributable to an enterprise or part thereof which is carried on through a permanent establishment or a permanent representative in Luxembourg.

VAT

There is no Luxembourg value added tax payable in respect of payments in consideration for the issue of the Instruments or in respect of the payment of interest or principal under the Instruments or a transfer of the Instruments.

Other taxes

There is no Luxembourg registration tax, stamp duty or any other similar tax or duty payable in Luxembourg by the holders of the Instruments as a consequence of the issuance of the Instruments, nor will any of these taxes be payable as a consequence of a subsequent transfer or repayment of the Instruments.

No Luxembourg gift or inheritance taxes will be levied on the occasion of the transfer of the Instruments by way or gift or on the death of a holder unless (i) the holder is, or is deemed to be, resident in Luxembourg, (ii) the transfer is construed as an inheritance or as a gift made by or on behalf of a person who at the time of the gift or the death, is, or is deemed to be, resident in Luxembourg, (iii) the Instruments is attributable to an enterprise or part thereof which is carried on through a permanent establishment or a permanent representative in Luxembourg or (iv) the gift is registered in Luxembourg, which is not mandatory.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of notes as of the date hereof.

Except where noted, this summary deals only with notes that are held as capital assets by U.S. Holders (as defined below), and that were purchased in the original issuance at a price equal to their issue price, and does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity;

•	a United States person whose "functional currency" is not the U.S. dollar;

•	a U.S. expatriate;

•	a "controlled foreign corporation";

•	a "passive foreign investment company";

•	a "foreign personal holding company"; or

•	a corporation that accumulates earnings to avoid U.S. federal income tax.

For purposes of this discussion, "U.S. Holder" means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A "Non-U.S. Holder" means a holder of notes (other than a partnership) that is not a U.S. Holder.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the federal income and estate tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

Consequences of the Exchange

The exchange of the outstanding notes for the exchange notes in the exchange offer will not constitute a taxable event to you. As a result:

•	you will not realize any gain or loss upon receipt of an exchange note;

•	the holding period of the exchange note will include the holding period of the outstanding note exchanged for the exchange note; and

•	the adjusted basis of the exchange note will be the same as the adjusted tax basis of the outstanding note exchanged for the exchange note immediately before the exchange.

U.S. Holders

Payments of Interest

Except as set forth below, interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes. Subject to the discussion of the Proposed Restructuring below, interest income on a note generally will constitute foreign source income and generally will be considered "passive income" or "financial services income" for purposes of computing the foreign tax credit.

If you receive interest payments made in a foreign currency and you use the cash basis method of accounting, you will be required to include in income the U.S. dollar value of the amount received, determined by translating the foreign currency received at the "spot rate" for such foreign currency on the date such payments are received regardless of whether the payment is in fact converted into U.S. dollars. You will not recognize exchange gain or loss with respect to the receipt of such payments.

If you use the accrual method of accounting, you may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. Under the second method, you may elect to translate interest income at the spot rate on:

•	the last day of the accrual period,

•	the last day of the taxable year if the accrual period straddles your taxable year, or

•	on the date the interest payment is received if such date is within five days of the end of the accrual period.

Upon receipt of an interest payment on such note (including, upon the sale of a note, the receipt of proceeds which include amounts attributable to accrued interest previously included in income), you will recognize U.S. source ordinary gain or loss in an amount equal to the difference between the U.S. dollar value of such payment (determined by translating the foreign currency received at the "spot rate" for such foreign currency on the date such payment is received) and the U.S. dollar value of the interest income you previously included in income with respect to such payment.

To the extent that a portion of the purchase price of the notes is attributable to the amount of interest accrued prior to the date the notes are delivered, for U.S. federal income tax purposes, an election may be made to treat the notes as having been sold for an amount that excludes any pre-issuance accrued interest. If the notes are so treated, a portion of the first stated interest payment equal to the excluded pre-issuance accrued interest will be treated as a return of the portion of the purchase price attributable to such pre-issuance accrued interest and will not be taxable as interest on the notes.

Market Discount

If you purchase a note for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of its payment or disposition.

In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. You may elect, on a bond-by-bond basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

The amount of market discount on euro notes includible in income will generally be determined by translating the market discount determined in euro into dollars at the spot rate on the date the euro note is retired or otherwise disposed of. If you have elected to accrue market discount currently, the amount which accrues is determined in euro and is then translated into dollars on the basis of the average exchange rate in effect during such accrual period. You will recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

Amortizable Bond Premium

If you purchase a note for an amount in excess of the sum of all amounts payable on the note after the purchase date other than stated interest, you will be considered to have purchased the note at a "premium." You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular accounting method. At the time bond premium is amortized, exchange gain or loss, which is generally ordinary gain or loss, will be realized based on the difference between spot rates at such time and the time of acquisition of the euro note. However, because of the existence of the Optional Redemption, the method for determining the amount of any bond premium on the notes and the amortization of any such bond premium is unclear. Moreover, as an alternative to the above-described rules for including interest payments in income and amortizing bond premium, you may elect to include in income all interest that accrues on the notes, including stated interest and adjustment for bond premium, on a constant yield basis. Particularly if you are cash basis taxpayer, a constant yield election may have the effect of causing you to include income earlier than would be the case if no such election were made. You should consult your own tax advisors concerning the amount and amortization of any bond premium on the notes including the availability of the election to apply the constant yield method to the notes. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note. Additionally, you must translate the bond premium computed in euro into dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

Sale, Exchange and Retirement of Notes

You will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition of a note (less an amount equal to any accrued and unpaid interest, which will be treated as a payment of interest for federal income tax purposes) and your adjusted tax basis in the note. Your tax basis in a note generally will be your cost for that note, increased by market discount previously included in income and reduced by any amortized premium. If you purchased a note with foreign currency, your cost will be the U.S. dollar value of the foreign currency amount paid for such note determined at the time of such purchase. If your note is sold, exchanged or retired for an amount denominated in foreign currency, then your amount realized generally will be based on the spot rate of the foreign currency on the date of sale, exchange or retirement. If you are a cash method taxpayer and the notes are traded on an established securities market, foreign currency paid or received is translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. An accrual method taxpayer may elect the same treatment with respect to the purchase and sale of notes traded on an established securities market, provided that the election is applied consistently.

Other than as described above under "—U.S. Holders—Market Discount," and subject to the foreign currency rules discussed below, your gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition, you have held the note for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Gain or loss realized by you on the sale, exchange or retirement of a note would generally be treated as U.S. source gain or loss.

With respect to a euro note, a portion of your gain or loss with respect to the principal amount of a note may be treated as exchange gain or loss. Exchange gain or loss will be treated as ordinary income or loss and generally will be U.S. source gain or loss. For these purposes, the principal amount of the note is your purchase price for the note calculated in the foreign currency on the date of purchase, and the amount of exchange gain or loss recognized is equal to the difference between (i) the U.S. dollar value of the principal amount determined on the date of the sale, exchange, retirement or other disposition of the note and (ii) the U.S. dollar value of the principal amount determined on the date you purchased the note. The amount of exchange gain or loss will be limited to the amount of overall gain or loss realized on the disposition of the note.

Reportable Transactions

Treasury Regulations issued under the Code meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury Regulations, certain transactions are required to be reported to the Internal Revenue Service ("IRS") including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of a euro note or foreign currency received in respect of a euro note to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. Holders considering the purchase of the notes should consult with their own tax advisors to determine the tax return obligations, if any, with respect to an investment in the notes, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal and interest (any premium, if any) paid or accrued on the notes and to the proceeds of sale of a note made to you (unless you are an exempt recipient, such as a corporation). A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or a certification of exempt status, or if you fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

The Proposed Restructuring

The Company intends to effect the Proposed Restructuring in such a way as to avoid a deemed exchange under Treas. Reg. §1.1001-3. However, there can be no assurance in this regard, and if contrary to the Company's intentions, you were treated as having exchanged your notes for new notes in connection with the Proposed Restructuring, the amount, timing and character of income recognized on the notes may be affected.

Pursuant to the Proposed Restructuring, it is intended that an entity that is a U.S. corporation for U.S. federal income tax purposes will become the obligor on the notes. Accordingly, if the Proposed Restructuring is completed, interest paid on the notes would no longer constitute foreign source income for purposes of calculating the foreign tax credit allowable to U.S. Holders under United States federal income tax laws.

If you are a U.S. Holder, you should consult your own tax advisors regarding the possible tax consequences to you of the Proposed Restructuring in light of your particular circumstances.

Non-U.S. Holders

General

Prior to the Proposed Restructuring, the income or gain that you derive in respect of the notes generally will be exempt from U.S. Federal income taxes, including U.S. withholding tax on payments of interest, unless such income is effectively connected with the conduct of a trade or business in the United States or you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Prior to the Proposed Restructuring, Non-U.S. Holders generally will not be subject to information reporting or backup withholding. Such holders however, may be required to provide a certification of their non-U.S. status in connection with payments received within the United States or through U.S.-related financial intermediaries.

The Proposed Restructuring

If you are a Non-U.S. Holder, you should consult your own tax advisors regarding the possible tax consequences to you of the Proposed Restructuring in light of your particular circumstances.

U.S. Federal Withholding Tax

Following consummation of the Proposed Restructuring, interest on the notes will be treated as U.S. source interest income. However, the generally applicable 30% U.S. federal withholding tax will not apply to any payment of principal and, under the "portfolio interest rule," interest on the notes, provided that, in the case of interest:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of the Issuer's voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to the Issuer through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations.

Special rules apply to Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide the Issuer with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under "U.S. Federal Income Tax").

The 30% U.S. federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), then you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements discussed above in "U.S. Federal Withholding Tax" are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Any gain realized on the disposition of a note generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the "portfolio interest rule" described above under "U.S. Federal Withholding Tax" without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

Generally, the Issuer must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments on the notes that the Issuer makes to you provided that the Issuer does not have actual knowledge or reason to know that you are a United States person as defined under the Code, and the Issuer has received from you the statement described above in the fifth bullet point under "U.S. Federal Withholding Tax."

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of the notes within the United States or conducted through certain U.S.-related financial intermediaries, unless you certify under penalty of perjury that you are not a United States person (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code) or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

BENEFIT PLAN CONSIDERATIONS

If you intend to use the assets of any employee benefit plan (as defined in Section 3(3) of the ERISA) or plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws") or any entity whose underlying assets are considered to include employee benefit plan assets (each, a "Plan") directly or indirectly to purchase any of the notes offered for sale in connection with this prospectus, you should consult with counsel on the potential consequences of your investment under the fiduciary responsibility provisions of ERISA and the prohibited transaction provisions of ERISA and the Code and Similar Laws.

The following summary is based on the provisions of ERISA and the Code and related guidance in effect as of the date of this prospectus. This summary is general in nature and is not intended as a complete summary of these considerations. Future legislation, court decisions, administrative regulations or other guidance may change the requirements summarized in this section. Any of these changes could be made retroactively and could apply to transactions entered into before the change is enacted.

Fiduciary Responsibilities

ERISA and the Code impose requirements on (i) employee benefit plans subject to ERISA and the Code (an "ERISA Plan'), (ii) entities whose underlying assets include employee benefit plan assets (for example, collective investment funds, insurance company separate accounts, and certain insurance company general accounts) and (iii) fiduciaries of ERISA Plans. Under ERISA, fiduciaries generally include persons who exercise authority or control over plan assets, or who render investment advice with respect to a plan for compensation. Before investing any ERISA Plan assets in any of the notes offered in connection with this prospectus, you should determine whether the investment:

•	is permitted under the plan document and other instruments governing the ERISA Plan; and

•	is appropriate for the plan in view of its overall investment policy and the composition and diversification of its portfolio, taking into account the limited liquidity of the notes.

You should consider all factors and circumstances of a particular investment in the notes, including, for example, the risk factors discussed in "Risk Factors" and the fact that in the future there may not be a market in which you will be able to sell or otherwise dispose of your interest in the notes.

The Issuer is not making any representation that the sale of any notes to a plan meets the fiduciary requirements for investment by plans generally or any particular plan or that such an investment is appropriate for plans generally or any particular plan. The Issuer is not providing investment advice to any plan, through this prospectus or otherwise, in connection with the sale of the notes.

Foreign Indicia of Ownership

ERISA also prohibits plan fiduciaries from maintaining the indicia of ownership of any plan assets outside the jurisdiction of the U.S. district courts, except in specified cases. Before investing in any note offered for sale in connection with this prospectus, you should consider whether the acquisition, holding or disposition of a note would satisfy such indicia of ownership rules.

Prohibited Transactions

ERISA and the Code prohibit a wide range of transactions involving (i) employee benefit plans and arrangements (including individual retirement arrangements and certain other individual arrangements) subject to ERISA and/or the Code, and (ii) persons who have specified relationships to the plans or arrangements. These persons are called "parties in interest" under ERISA and "disqualified persons" under the Code. The transactions prohibited by ERISA and the Code are called "prohibited transactions." If you are a party in interest or disqualified person who engages in a prohibited transaction, or a fiduciary who causes an ERISA Plan to engage in a prohibited transaction, you may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. As a result, if you are considering using assets of any Plan directly or indirectly to invest in any of the notes offered for sale in connection with this prospectus, you should consider whether the investment might be a prohibited transaction under ERISA, the Code and/or Similar Laws.

Prohibited transactions may arise, for example, if the notes are acquired by a plan with respect to which the Issuer, or any of its affiliates, are parties in interest or disqualified persons. Statutory, class or individual prohibited transaction exemptions from the prohibited transaction provisions of ERISA and the Code may apply, depending in part on the type of plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made. Class exemptions include, without limitation:

•	Prohibited transaction class exemption ("PTCE") 75-1 (relating to specified transactions involving employee benefit plans and broker-dealers, reporting dealers, and banks);

•	PTCE 84-14 (relating to specified transactions directed by independent qualified professional asset managers);

•	PTCE 90-1 (relating to specified transactions involving insurance company pooled separate accounts);

•	PTCE 91-38 (relating to specified transactions by bank collective investment funds);

•	PTCE 95-60 (relating to specified transactions involving insurance company general accounts); and

•	PTCE 96-23 (relating to specified transactions directed by in-house asset managers).

These exemptions do not, however, provide relief from the provisions of ERISA and the Code that prohibit self-dealing and conflicts of interest by plan fiduciaries. In addition, there is no assurance that any of these class exemptions or any other exemption will be available with respect to any particular transaction involving the notes.

Representations and Warranties

If you acquire or accept a note (or any interest therein) offered in connection with this prospectus, you will be deemed to have represented and warranted that either:

•	you have not directly or indirectly used the assets of any Plan to acquire such note; or

•	your acquisition and holding of such note does not constitute a non-exempt prohibited transaction under ERISA, the Code and Similar Laws.

Any subsequent purchaser of such note will be required to make the same representations concerning the use of plan assets to purchase the note.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. The Issuer and the Parent Guarantor have agreed that, for a period of 90 days after the consummation of the exchange offer, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

The Issuer and the Parent Guarantor will not receive any proceeds from any exchange of outstanding notes for exchange notes or from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The applicable letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 90 days after the consummation of the registered exchange offer the Issuer and the Parent Guarantor will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Issuer and the Parent Guarantor have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the exchange notes and the exchange guarantees will be passed upon for the Issuer and the Parent Guarantor by Simpson Thacher & Bartlett LLP, New York, New York. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds affiliated with the Sponsor.

EXPERTS

The consolidated financial statements and schedule of Celanese AG and subsidiaries ("Celanese") as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been included in this prospectus in reliance upon the report of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing. The audit report covering these consolidated financial statements contains explanatory paragraphs that state that (a) Celanese changed from using the LIFO method of determining cost of inventories at certain locations to the FIFO method, adopted Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations", effective January 1, 2003, adopted Financial Accounting Standards Board Interpretation No. 46 (Revised), "Consolidation of Variable Interest Entities - an interpretation of ARB No. 51", effective December 31, 2003, adopted SFAS No. 142, "Goodwill and Other Intangible Assets", effective January 1, 2002, adopted SFAS No. 146

"Accounting for Costs Associated with Exit or Disposal Activities", effective October 1, 2002, and changed the actuarial measurement date for its Canadian and U.S. pension and other postretirement benefit plans in 2003 and 2002, respectively, and (b) the independent registered public accounting firm also has reported separately on the consolidated financial statements of Celanese for the same periods prior to the change from the LIFO method to the FIFO method of determining cost of inventories presented separately using the U.S. dollar and the euro.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Issuer and the Parent Guarantor have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to the Issuer, the Parent Guarantor, Celanese, their respective subsidiaries and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. Neither the Issuer nor the Parent Guarantor is currently subject to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes, the Issuer and the Parent Guarantor will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

So long as the Issuer and the Parent Guarantor are subject to the periodic reporting requirements of the Exchange Act, the Issuer and the Parent Guarantor are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding notes and the exchange notes. The Issuer and the Parent Guarantor have agreed that, even if they are not required under the Exchange Act to furnish such information to the SEC, they will nonetheless continue to furnish information that would be required to be furnished by them and their guarantor subsidiaries by Section 13 of the Exchange Act, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by their certified independent accountants to the trustee and the holders of the outstanding notes or exchange notes as if they were subject to such periodic reporting requirements.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Annual Celanese Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Statements of Operations for the years ended December 31, 2003, 2002 and 2001	F-3
Consolidated Balance Sheets as of December 31, 2003 and 2002	F-4
Consolidated Statements of Shareholders' Equity for the years ended December 31, 2003, 2002 and 2001	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001	F-6
Notes to Consolidated Financial Statements	F-7
Interim Unaudited Parent Guarantor Consolidated Financial Statements
Unaudited Consolidated Statements of Operations for the six months ended June 30, 2003 and the three months ended March 31, 2004 and June 30, 2004	F-61
Unaudited Consolidated Balance Sheets as of June 30, 2004 and December 31, 2003	F-62
Unaudited Consolidated Statements of Shareholder's Equity for the six months ended June 30, 2003 and the three months ended March 31, 2004 and June 30, 2004	F-63
Unaudited Consolidated Statements of Cash Flows for the six months ended June 30, 2003 and the three months ended March 31, 2004 and June 30, 2004	F-64
Notes to Unaudited Consolidated Financial Statements	F-65

Report of Independent Registered Public Accounting Firm

To the Supervisory Board and Shareholders

Celanese AG:

We have audited the consolidated financial statements of Celanese AG and subsidiaries ("Celanese") as listed in the accompanying index. These consolidated financial statements are the responsibility of Celanese's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Celanese as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, Celanese changed from using the last-in, first-out or LIFO method of determining cost of inventories at certain locations to the first-in, first-out or FIFO method.

As discussed in Note 4 to the consolidated financial statements, Celanese adopted Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003.

As discussed in Note 4 to the consolidated financial statements, Celanese adopted Financial Accounting Standards Board Interpretation No. 46 (Revised), "Consolidation of Variable Interest Entities – an interpretation of ARB No. 51," effective December 31, 2003.

As discussed in Note 4 to the consolidated financial statements, Celanese adopted SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002.

As discussed in Note 4 to the consolidated financial statements, Celanese has early adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," effective October 1, 2002.

As discussed in Note 18 to the consolidated financial statements, Celanese changed the actuarial measurement date for its Canadian and U.S. pension and other postretirement benefit plans in 2003 and 2002, respectively.

We also have reported separately on the consolidated financial statements of Celanese for the same periods, prior to the change from the LIFO to the FIFO method of determining cost of inventories. Those consolidated financial statements were presented separately using the U.S. dollar and the euro as the reporting currency.

/s/ KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft

Frankfurt am Main, Germany
August 31, 2004

KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft

CELANESE AG AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended December 31,

	2003	2002	2001
	(in $ millions except for share and per share data)
Net sales	4,603	3,836	3,970
Cost of sales	(3,883)	(3,171)	(3,409)
Selling, general and administrative expenses	(510)	(446)	(489)
Research and development expenses	(89)	(65)	(74)
Special charges	(5)	5	(416)
Foreign exchange gain (loss)	(4)	3	1
Gain on disposition of assets	6	11	—
Operating profit (loss)	118	173	(417)
Equity in net earnings of affiliates	35	21	12
Interest expense	(49)	(55)	(72)
Interest and other income, net	99	45	58
Earnings (loss) from continuing operations before tax and minority interests	203	184	(419)
Income tax (provision) benefit	(60)	(61)	106
Earnings (loss) from continuing operations before minority interests	143	123	(313)
Minority interests	—	—	—
Earnings (loss) from continuing operations	143	123	(313)

Earnings (loss) from operation of discontinued operations (including gain on disposal of discontinued operations of $7 million, $14 million and $13 million in 2003, 2002 and 2001, respectively)	6	(29)	(76)
Income tax benefit	—	56	24
Earnings (loss) from discontinued operations	6	27	(52)
Cumulative effect of changes in accounting principles, net of income tax of $1 million and $5 million in 2003 and 2002, respectively	(1)	18	—
Net earnings (loss)	148	168	(365)
Earnings (loss) per common share — basic:
Continuing operations	2.89	2.44	(6.22)
Discontinued operations	0.12	0.54	(1.03)
Cumulative effect of changes in accounting principles	(0.02)	0.36	—
Net earnings (loss)	2.99	3.34	(7.25)
Weighted average shares – basic:	49,445,958	50,329,346	50,331,847
Earnings (loss) per common share — diluted:
Continuing operations	2.89	2.44	(6.22)
Discontinued operations	0.12	0.54	(1.03)
Cumulative effect of changes in accounting principles	(0.02)	0.36	—
Net earnings (loss)	2.99	3.34	(7.25)
Weighted average shares — diluted	49,457,145	50,329,346	50,331,847

See the accompanying notes to consolidated financial statements.

CELANESE AG AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
as of December 31,

	2003	2002
	(in $ millions)
ASSETS
Current assets:
Cash and cash equivalents	148	124
Receivables, net:
Trade receivables, net — third party and affiliates	722	666
Other receivables	589	463
Inventories	509	505
Deferred income taxes	67	84
Other assets	52	45
Assets of discontinued operations	164	180
Total current assets	2,251	2,067
Investments	561	476
Property, plant and equipment, net	1,710	1,593
Deferred income taxes	606	630
Other assets	578	566
Intangible assets, net	1,108	1,085
Total assets	6,814	6,417
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current installments of long-term debt — third party and affiliates	148	204
Accounts payable and accrued liabilities:
Trade payables — third party and affiliates	590	572
Other current liabilities	919	690
Deferred income taxes	19	11
Income taxes payable	266	421
Liabilities of discontinued operations	30	33
Total current liabilities	1,972	1,931
Long-term debt	489	440
Deferred income taxes	99	54
Benefit obligations	1,165	1,271
Other liabilities	489	612
Minority interests	18	13
Commitments and contingencies
Shareholders' equity:
Common stock, no par value, €140 ($150) million aggregate registered value; 54,790,369 shares authorized and issued; 49,321,468 and 50,058,476 shares outstanding in 2003 and 2002, respectively	150	150
Additional paid-in capital	2,714	2,665
Retained earnings (deficit)	25	(98)
Accumulated other comprehensive loss	(198)	(527)
	2,691	2,190
Less: Treasury stock at cost (5,468,901 and 4,731,893 shares in 2003 and 2002, respectively)	109	94
Total shareholders' equity	2,582	2,096
Total liabilities and shareholders' equity	6,814	6,417

See the accompanying notes to consolidated financial statements.

CELANESE AG AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
for the years ended December 31, 2003, 2002 and 2001

	Common Stock	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholders' Equity
	(in $ millions)
Balance at December 31, 2000	153	2,677	117	(163)	(113)	2,671
Comprehensive loss, net of tax:
Net loss	—	—	(365)	—	—	(365)
Other comprehensive loss:
Unrealized loss on securities(1)	—	—	—	(4)	—	(4)
Foreign currency translation	—	—	—	(97)	—	(97)
Additional minimum pension liability(2)	—	—	—	(229)	—	(229)
Unrealized loss on derivative contracts(3)	—	—	—	(4)	—	(4)
Other comprehensive loss	—	—	—	(334)	—	(334)
Comprehensive loss	—	—	—	—	—	(699)
Dividends (€0.40, $0.35, per share)	—	—	(18)	—	—	(18)
Balance at December 31, 2001	153	2,677	(266)	(497)	(113)	1,954
Comprehensive income (loss), net of tax:
Net earnings	—	—	168	—	—	168
Other comprehensive income (loss):
Unrealized gain on securities(1)	—	—	—	3	—	3
Foreign currency translation	—	—	—	192	—	192
Additional minimum pension liability(2)	—	—	—	(220)	—	(220)
Unrealized loss on derivative contracts(3)	—	—	—	(5)	—	(5)
Other comprehensive loss	—	—	—	(30)	—	(30)
Comprehensive income	—	—	—	—	—	138
Amortization of deferred compensation	—	3	—	—	—	3
Indemnification of demerger liability	—	7	—	—	—	7
Purchase of treasury stock	—	—	—	—	(6)	(6)
Retirement of treasury stock	(3)	(22)	—	—	25	—
Balance at December 31, 2002	150	2,665	(98)	(527)	(94)	2,096
Comprehensive income, net of tax:
Net earnings	—	—	148	—	—	148
Other comprehensive income:
Unrealized gain on securities(1)	—	—	—	4	—	4
Foreign currency translation	—	—	—	307	—	307
Additional minimum pension liability(2)	—	—	—	12	—	12
Unrealized gain on derivative contracts(3)	—	—	—	6	—	6
Other comprehensive income	—	—	—	329	—	329
Comprehensive income	—	—	—	—	—	477
Dividends (€0.44, $0.48, per share)	—	—	(25)	—	—	(25)
Amortization of deferred compensation	—	5	—	—	—	5
Indemnification of demerger liability(4)	—	44	—	—	—	44
Purchase of treasury stock	—	—	—	—	(15)	(15)
Balance at December 31, 2003	150	2,714	25	(198)	(109)	2,582

(1) Net of tax (benefit) expense of $(1) million, $(1) million and $2 million in 2001, 2002 and 2003, respectively.

(2) Net of tax (benefit) expense of $(132) million, $(118) million and $5 million in 2001, 2002 and 2003, respectively.

(3) Net of tax (benefit) expense of $(2) million, $(2) million, and $4 million in 2001, 2002 and 2003, respectively.

(4) Net of tax expense of $33 million in 2003.

See the accompanying notes to consolidated financial statements.

CELANESE AG AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended December 31,

	2003	2002	2001
	(in $ millions)
Operating activities from continuing operations:
Net earnings (loss)	148	168	(365)
(Earnings) loss from discontinued operations, net	(6)	(27)	52
Cumulative effect of changes in accounting principles	1	(18)	—
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Special charges, net of amounts used	91	(60)	332
Stock-based compensation	65	5	10
Depreciation and amortization	294	247	326
Change in equity of affiliates	(12)	40	7
Deferred income taxes	79	2	(262)
Gain on disposition of assets, net	(9)	(11)	(6)
Write-downs of investments	4	15	9
(Gain) loss on foreign currency	155	121	(27)
Changes in operating assets and liabilities:
Trade receivables, net — third party and affiliates	—	(90)	237
Other receivables	22	(18)	157
Inventories	(11)	11	120
Trade payables — third party and affiliates	(41)	7	(61)
Other liabilities	(165)	(4)	(211)
Income taxes payable	(195)	(4)	141
Other, net	(19)	(21)	3
Net cash provided by operating activities	401	363	462
Investing activities from continuing operations:
Capital expenditures on property, plant and equipment	(211)	(203)	(191)
Acquisitions of businesses and purchase of investment	(18)	(131)	(2)
Proceeds (outflow) on sale of assets	10	(12)	5
Proceeds and payments of borrowings from disposal of discontinued operations	10	206	34
Proceeds from sale of marketable securities	202	201	312
Purchases of marketable securities	(265)	(223)	(267)
Distributions from affiliates	—	39	4
Other, net	(3)	(16)	—
Net cash used in investing activities	(275)	(139)	(105)
Financing activities from continuing operations:
Short-term borrowings, net	(20)	(141)	(147)
Proceeds from long-term debt	61	50	—
Payments of long-term debt	(109)	(53)	(172)
Purchase of treasury stock	(15)	(6)	—
Dividend payments	(25)	—	(18)
Net cash used in financing activities	(108)	(150)	(337)
Exchange rate effects on cash	6	7	1
Net increase in cash and cash equivalents	24	81	21
Cash and cash equivalents at beginning of year	124	43	22
Cash and cash equivalents at end of year	148	124	43
Net cash provided by (used in) discontinued operations:
Operating activities	(12)	16	1
Investing activities	12	(17)	(3)
Financing activities	—	(2)	—
Net cash used in discontinued operations	—	(3)	(2)

See the accompanying notes to consolidated financial statements.

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Description of the Company

On October 22, 1999 (the "Effective Date"), Celanese AG and its subsidiaries ("Celanese" or the "Company"), were demerged from Hoechst AG ("Hoechst") and Celanese became an independent publicly traded company. Subsequent to the demerger, Hoechst merged with Rhône-Poulenc S.A. to form Aventis S.A. ("Aventis"). In the demerger, Hoechst distributed all of the outstanding shares of Celanese's common stock to existing Hoechst shareholders.

Celanese is a global industrial chemicals company. Its business involves processing chemical raw materials, such as ethylene and propylene, and natural products, including natural gas and wood pulp, into value-added chemicals and chemical-based products. During the fourth quarter of 2003, Celanese realigned its business segments to reflect a change of how the Company manages the business and assesses performance. (See Note 27) The Celanese portfolio consists of four main business segments: Chemical Products, Acetate Products, Technical Polymers Ticona ("Ticona") and Performance Products.

2.    Tender Offer

On December 16, 2003, BCP Crystal Acquisition GmbH & Co. KG ("BCP"), a German limited partnership controlled by a group of investor funds advised by The Blackstone Group, announced its intention to launch a voluntary public offer to acquire all of the outstanding shares, excluding treasury shares, of Celanese AG for a price of €32.50 per share, without interest.

On April 1, 2004, BCP announced that the minimum acceptance conditions for the offer had been met. Following the expiry of the acceptance period on March 29, 2004, and the subsequent acceptance period from April 4 through April 19, 2004, 84.3% of the outstanding shares of Celanese AG had been tendered.

Following the completion of the acquisition, the Celanese Shares were delisted from the New York Stock Exchange on June 2, 2004. A domination and profit and loss transfer agreement (the "Domination Agreement") between Celanese AG and BCP was approved by the necessary majority of shareholders at the Extraordinary General Meeting held on July 30 – 31, 2004, registered in the Commercial Register on August 2, 2004 and is expected to become operative on October 1, 2004. When the Domination Agreement becomes operative, BCP will be obligated to offer to acquire all outstanding Celanese Shares from the minority shareholders of Celanese in return for payment of fair cash compensation. The amount of this fair cash compensation has been determined to be €41.92 per share in accordance with applicable German law. Any minority shareholder who elects not to sell its shares to BCP will be entitled to remain a shareholder of Celanese and to receive a gross guaranteed fixed annual payment on their shares of €3.27 per Celanese Share less certain corporate taxes in lieu of any future dividend. Taking into account the circumstances and the tax rates at the time of entering into the Domination Agreement, the net guaranteed fixed annual payment is €2.89 per share for a full fiscal year. The net guaranteed fixed annual payment may, depending on applicable corporate tax rates, in the future be higher, lower or the same as €2.89

In connection with the tender offer, Celanese Americas Corporation ("CAC"), a wholly owned subsidiary of Celanese, became a party to credit facilities whereby substantially all of the assets of CAC and its U.S. subsidiaries, as well as 65% of the shares of foreign subsidiaries directly owned by CAC are pledged and/or mortgaged as collateral to third party lenders. CAC and its U.S. subsidiaries have access to approximately $608 million under these credit facilities. CAC also borrowed $359 million from BCP Caylux Holdings Luxembourg S.C.A ("Caylux"), an indirect parent of BCP at a variable rate, and repaid $175 million of Celanese's variable rate debt, scheduled to mature in 2005 and 2008. Celanese cancelled its committed commercial paper backup facilities and revolving credit lines and replaced $72 million of existing letters of credit by June 30, 2004. Currently, Celanese does not have the ability to sell trade receivables into the receivable securitization program. All obligations under the senior credit facilities are unconditionally guaranteed by CAC and its U.S. subsidiaries.

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

In addition, BCP has committed to fund $463 million related to certain pension obligations of Celanese, of which $159 million was contributed in the second quarter 2004.

At March 31, 2004, Celanese had $176 million of net deferred tax assets arising from U.S. net operating loss ("NOL") carryforwards. Under U.S. tax law, the utilization of the deferred tax asset related to NOL carryforwards is subject to an annual limitation if there is a more than 50 percentage point change in shareholder ownership. The acquisition triggered this limitation and it is expected to adversely affect the Company's ability to utilize its NOL carryforwards. As a result, management has determined that it is not likely that the Company will be able to realize any of the deferred tax asset attributable to its NOL carryforwards and recorded a valuation allowance of $176 million in the second quarter 2004. In addition, management is reviewing the impact of the acquisition and whether it will have an impact on other deferred tax assets other than the U.S. NOL carryforwards.

3.    Summary of Accounting Policies

•	Consolidation principles

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") for all periods presented and include the accounts of the Company and its majority owned subsidiaries over which Celanese exercises control as well as a special purpose entity which is a variable interest entity where Celanese is deemed the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

•	Estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues, expenses and allocated charges during the reporting period. The more significant estimates pertain to the allowance for doubtful accounts, inventory allowances, impairments of intangible assets and other long-lived assets, restructuring costs and other special charges, income taxes, pension and other postretirement benefits, asset retirement obligations, environmental liabilities, and loss contingencies, among others. Actual results could differ from those estimates.

•	Revenue recognition

Celanese recognizes revenue when title and risk of loss have been transferred to the customer, generally at the time of shipment of products, and provided four basic criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed and determinable; and (4) collectibility is reasonably assured. Should changes in conditions cause management to determine revenue recognition criteria are not met for certain transactions, revenue recognition would be delayed until such time that the transactions become realizable and fully earned. Payments received in advance of revenue recognition are recorded as deferred revenue.

•	Cash and cash equivalents

All highly liquid investments with original maturities of three months or less are considered cash equivalents.

•	Investments in marketable securities

Celanese has classified its investments in debt and equity securities as "available-for-sale" and has reported those investments at their fair or market values in the balance sheet as other assets. Unrealized gains or losses, net of the related tax effect on available-for-sale securities, are excluded from earnings and are reported as a component of accumulated other comprehensive income (loss) until realized. The cost of securities sold is determined by using the specific identification method.

A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction in the carrying amount to fair value. The impairment is charged to

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the investee.

•	Financial instruments

Celanese addresses certain financial exposures through a controlled program of risk management that includes the use of derivative financial instruments. As a matter of principle, Celanese does not use derivative financial instruments for trading purposes. Celanese is party to interest rate swaps as well as foreign currency forward contracts in the management of its interest rate and foreign currency exchange rate exposures. Celanese generally utilizes interest rate derivative contracts in order to fix or limit the interest paid on existing variable rate debt. Celanese utilizes foreign currency derivative financial instruments to eliminate or reduce the exposure of its foreign currency denominated receivables and payables. Additionally, Celanese utilizes derivative instruments to reduce the exposure of its commodity prices and stock compensation expense.

Differences between amounts paid or received on interest rate swap agreements are recognized as adjustments to interest expense over the life of each swap, thereby adjusting the effective interest rate on the hedged obligation. Gains and losses on instruments not meeting the criteria for cash flow hedge accounting treatment, or that cease to meet hedge accounting criteria, are included as income or expense.

If a swap is terminated prior to its maturity, the gain or loss is recognized over the remaining original life of the swap if the item hedged remains outstanding, or immediately, if the item hedged does not remain outstanding. If the swap is not terminated prior to maturity, but the underlying hedged item is no longer outstanding, the interest rate swap is marked to market and any unrealized gain or loss is recognized immediately.

Foreign exchange contracts relating to foreign currency denominated accounts receivable or accounts payable are accounted for as fair value hedges. Gains and losses on derivative instruments designated and qualifying as fair value hedging instruments as well as the offsetting losses and gains on the hedged items are reported in earnings in the same accounting period. Foreign exchange contracts for anticipated exposures are accounted for as cash flow hedges. The effective portion of unrealized gains and losses associated with the contracts are deferred as a component of accumulated other comprehensive income (loss) until the underlying hedged transactions affect earnings. Derivative instruments not designated as hedges are marked-to-market at the end of each accounting period with the results included in earnings.

Celanese's risk management policy allows the purchase of up to 80 percent of its natural gas, butane and methane requirements, generally up to 18 months forward using forward purchase or cash-settled swap contracts to manage its exposure to fluctuating feed stock and energy costs. Throughout 2003, Celanese entered into natural gas forward and cash-settled swap contracts for approximately 50 percent of its natural gas requirements, generally for up to 3 to 6 months forward; however, this practice may not be indicative of future actions. The fixed price natural gas forward contracts are principally settled through actual delivery of the physical commodity. The maturities of the cash-settled swap contracts correlate to the actual purchases of the commodity and have the effect of securing predetermined prices for the underlying commodity. Although these contracts are structured to limit Celanese's exposure to increases in commodity prices, they can also limit the potential benefit Celanese might have otherwise received from decreases in commodity prices. These cash-settled swap contracts are accounted for as cash flow hedges. Realized gains and losses are included in the cost of the commodity upon settlement of the contract. The effective portion of unrealized gains and losses associated with the cash-settled swap contracts are deferred as a component of accumulated other comprehensive income (loss) until the underlying hedged transactions affect earnings.

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

Celanese selectively used call options to offset some of the exposure to variability in expected future cash flows attributable to changes in the Company's stock price related to its stock appreciation rights plans. The options are designated as cash flow hedging instruments. Celanese excludes the time value component from the assessment of hedge effectiveness. The change in the call option's time value is reported each period in interest expense. The intrinsic value of the option contracts is deferred as a component of accumulated other comprehensive income (loss) until the compensation expense associated with the underlying hedged transactions affect earnings.

Financial instruments which could potentially subject Celanese to concentrations of credit risk are primarily receivables concentrated in various geographic locations and cash equivalents. Celanese performs ongoing credit evaluations of its customers' financial condition. Generally, collateral is not required from customers. Allowances are provided for specific risks inherent in receivables.

•	Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out or FIFO method. Cost includes raw materials, direct labor and manufacturing overhead. Stores and supplies are valued at cost or market, whichever is lower. Cost is generally determined by the average cost method. During the second quarter of 2004, Celanese changed its inventory valuation method of accounting for its U.S. subsidiaries from LIFO to FIFO. This change will achieve a better matching of revenues and expenses. These financial statements have been restated for all periods presented to reflect this change. The effect of this change on reported net earnings (loss) and earnings (loss) per share for the years ended December 31, 2003, 2002 and 2001 is as follows:

	2003	2002	2001
	in $ millions
Net earnings (loss) prior to restatement	147	181	(345)
Change in inventory valuation method	1	(19)	(31)
Income tax effect of change	0	6	11
Net earnings (loss) as restated	148	168	(365)
Basic earnings per share(1):
Prior to restatement	2.97	3.60	(6.85)
Change in inventory valuation method, net of tax	0.02	(0.26)	(0.40)
As restated	2.99	3.34	(7.25)

(1)	Per-share data are based on weighted average shares outstanding in each period.

•	Investments and equity in net earnings of affiliates

Accounting Principles Board ("APB") Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, stipulates that the equity method should be used to account for investments in corporate joint ventures and certain other companies when an investor has "the ability to exercise significant influence over operating and financial policies of an investee. APB Opinion No. 18 generally considers an investor to have the ability to exercise significant influence when it owns 20 percent or more of the voting stock of an investee. Financial Accounting Standards Board ("FASB") Interpretation No. 35, Criteria for Applying the Equity Method of Accounting for Investments in Common Stock, issued to clarify the criteria for applying the equity method of accounting to 50 percent or less owned companies, lists circumstances under which, despite 20 percent ownership, an investor may not be able to exercise significant influence. Certain investments where Celanese owns greater than a 20 percent ownership and can not exercise significant influence or control are accounted for under the cost method. Such investments aggregate $76 million and $75 million as of December 31, 2003 and 2002, respectively, and are included within long-term other assets.

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, adopted by the Company effective January 1, 2002, the excess of cost over underlying equity in net assets acquired is no longer amortized.

Celanese assesses the recoverability of the carrying value of its investments whenever events or changes in circumstances indicate a loss in value that is other than a temporary decline. See "Impairment of property, plant and equipment" for explanation of the methodology utilized.

•	Property, plant and equipment

Property, plant and equipment are capitalized at cost. Depreciation is calculated on a straight-line basis, generally over the following estimated useful lives of the assets:

Land Improvements	20 years
Buildings	30 years
Buildings and Leasehold Improvements	10 years
Machinery and Equipment	10 years

Leasehold improvements are amortized over 10 years or the remaining life of the respective lease, whichever is shorter.

Repair and maintenance costs, including costs for planned maintenance turnarounds, that do not extend the useful life of the asset are charged against earnings as incurred. Major replacements, renewals and significant improvements are capitalized.

Interest costs incurred during the construction period of assets are applied to the average value of constructed assets using the estimated weighted average interest rate incurred on borrowings outstanding during the construction period. The interest capitalized is amortized over the life of the asset.

Impairment of property, plant and equipment — Celanese assesses the recoverability of the carrying value of its property, plant and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. The estimate of fair value may be determined as the amount at which the asset could be bought or sold in a current transaction between willing parties. If this information is not available, fair value is determined based on the best information available in the circumstances. This frequently involves the use of a valuation technique including the present value of expected future cash flows, discounted at a rate commensurate with the risk involved, or other acceptable valuation techniques. Impairment of property, plant and equipment to be disposed of is determined in a similar manner, except that fair value is reduced by the costs to dispose of the assets.

•	Intangible assets

The excess of the purchase price over fair value of net identifiable assets and liabilities of an acquired business ("goodwill") and other intangible assets with indefinite useful lives, beginning in 2002, are no longer amortized, but instead tested for impairment at least annually. Patents, trademarks and other intangibles with finite lives are amortized on a straight-line basis over their estimated economic lives.

Impairment of intangible assets — Celanese assesses the recoverability of the carrying value of its goodwill and other intangible assets with indefinite useful lives annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable. Recoverability of goodwill is measured at the reporting unit level based on a two-step approach. First, the carrying amount of the reporting unit is compared to the fair value as estimated by the future net discounted cash flows expected to be generated by the reporting unit. To the extent that the carrying value of the reporting unit exceeds the fair value of the reporting unit, a second step is performed, wherein the

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

reporting unit's assets and liabilities are fair valued. To the extent that the reporting unit's carrying value of goodwill exceeds its implied fair value of goodwill, impairment exists and must be recognized. The implied fair value of goodwill is calculated as the fair value of the reporting unit in excess of the fair value of all non-goodwill assets and liabilities allocated to the reporting unit. The estimate of fair value may be determined as the amount at which the asset could be bought or sold in a current transaction between willing parties. If this information is not available, fair value is determined based on the best information available in the circumstances. This frequently involves the use of a valuation technique including the present value of expected future cash flows, discounted at a rate commensurate with the risk involved, or other acceptable valuation techniques.

Recoverability of other intangible assets with indefinite useful lives is measured by a comparison of the carrying amount of the intangible assets to the fair value of the respective intangible assets. Any excess of the carrying value of the intangible assets over the fair value of the intangible assets is recognized as an impairment loss. The estimate of fair value is determined similar to that for goodwill outlined above.

Celanese assesses the recoverability of intangible assets with finite lives in the same manner as for property, plant and equipment. See "Impairment of property, plant and equipment".

•	Income taxes

The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and net operating loss and tax credit carryforwards. The amount of deferred taxes on these temporary differences is determined using the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, as applicable, based on tax rates and laws in the respective tax jurisdiction enacted by the balance sheet date.

•	Environmental liabilities

Celanese manufactures and sells a diverse line of chemical products throughout the world. Accordingly, Celanese's operations are subject to various hazards incidental to the production of industrial chemicals including the use, handling, processing, storage and transportation of hazardous materials. Celanese recognizes losses and accrues liabilities relating to environmental matters if available information indicates it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If the event of a loss is neither probable nor reasonably estimable, but is reasonably possible, Celanese provides appropriate disclosure in the notes to its consolidated financial statements if the contingency is material. Celanese estimates environmental liabilities on a case-by-case basis using the most current status of available facts, existing technology and presently enacted laws and regulations. Environmental liabilities for which the remediation period is fixed and associated costs are readily determinable are recorded at their net present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. (See Note 24)

•	Legal Fees

Celanese accrues for legal fees related to litigation matters when the costs associated with defending these matters can be reasonably estimated and are probable of occurring. All other legal fees are expensed as incurred.

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

•	Minority interests

Minority interests in the equity and results of operations of the entities consolidated by Celanese are shown as a separate item in the consolidated financial statements. The entities included in the consolidated financial statements that have minority interests at December 31, 2003 are as follows:

Ownership Percentage
InfraServ GmbH & Co. Oberhausen KG	84%
Celanese Polisinteza d.o.o.	73%
Synthesegasanlage Ruhr GmbH	50%
Dacron GmbH	0%

Celanese has a 60 percent voting interest and the right to appoint a majority of the board of management of Synthesegasanlage Ruhr GmbH, which results in Celanese controlling this entity and, accordingly, Celanese consolidating this entity in its consolidated financial statements.

Dacron GmbH is a variable interest entity as defined under FASB Interpretation ("FIN") No. 46, Consolidation of Variable Interest Entities. Celanese is deemed the primary beneficiary of this variable interest entity and, accordingly, consolidates this entity in its consolidated financial statements. (See Note 4)

•	Accounting for Sorbates Matters

In accordance with the demerger agreement between Hoechst and Celanese, which became effective October 22, 1999, Celanese, then successor to Hoechst's sorbates business, was assigned the obligation related to the Sorbates matters. However, Hoechst agreed to indemnify Celanese for 80 percent of payments for such obligations. Expenses related to this matter are recorded gross of any such recoveries from Hoechst in the Consolidated Statement of Operations. Recoveries from Hoechst, which represent 80 percent of such expenses, are recorded directly to shareholders' equity, net of tax, as a contribution of capital in the Consolidated Balance Sheet. (See Note 23)

•	Research and development

The costs of research and development are charged as an expense in the period in which they are incurred.

•	Functional and reporting currencies

As a result of BCP's acquisition of voting control of Celanese AG, these financial statements are reported in U.S. dollars to be consistent with BCP's reporting requirements. For Celanese's reporting requirements, the euro continues to be the reporting currency.

For Celanese's international operations where the functional currency is other than the U.S. Dollar, assets and liabilities are translated using period-end exchange rates, while the statement of operations amounts are translated using the average exchange rates for the respective period. Differences arising from the translation of assets and liabilities in comparison with the translation of the previous periods or from initial recognition during the period are included as a separate component of accumulated other comprehensive income (loss).

•	Earnings per share

Basic earnings per share is based on the net earnings divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share is based on the net earnings divided by the weighted average number of common shares outstanding during the period adjusted to give effect to common stock equivalents, if dilutive. For the years ended December 31, 2003 and 2002, Celanese had employee stock options outstanding of 1.2 million and 1.1 million, respectively. The number of employee stock options considered dilutive as of December 31, 2003 was approximately 11,000. There were no stock options considered dilutive for the year ended December 31, 2002.

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

•	Stock-based compensation

Celanese accounts for stock options and similar equity instruments under the fair value method which requires compensation cost to be measured at the grant date based on the value of the award. The fair value of stock options is determined using the Black-Scholes option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility and the expected dividends of the underlying stock, and the risk-free interest rate over the expected life of the option. Compensation expense based on the fair value of stock options is recorded over the vesting period of the options and has been recognized in the accompanying consolidated financial statements. (See Note 20)

Compensation expense for stock appreciation rights, either partially or fully vested, is recorded based on the difference between the base unit price at the date of grant and the quoted market price of Celanese's common stock on the Frankfurt Stock Exchange at the end of the period proportionally recognized over the vesting period and adjusted for previously recognized expense. (See Note 20)

•	Accounting for purchasing agent agreements

CPO Celanese Aktiengesellschaft & Co. Procurement Olefin KG, Frankfurt am Main ("CPO"), a wholly-owned subsidiary of Celanese, acts as a purchasing agent on behalf of Celanese as well as third parties. CPO arranges sale and purchase agreements for raw materials on a commission basis. Accordingly, the commissions earned on these third party sales are classified as a reduction to selling, general and administrative expense. Commissions amounted to $8 million, $5 million and $13 million in 2003, 2002 and 2001, respectively. The raw material sales volume commissioned by CPO for third parties amounted to $560 million, $441 million and $478 million in 2003, 2002 and 2001, respectively.

•	Reclassifications

Certain reclassifications have been made to prior year balances in order to conform to current year presentation.

4.    Accounting Changes

Accounting Changes Adopted in 2003

Celanese adopted SFAS No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003. The statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. The liability is measured at its discounted fair value and is adjusted to its present value in subsequent periods as accretion expense is recorded. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset's useful life. On January 1, 2003, Celanese recognized transition amounts for existing asset retirement obligation liabilities, associated capitalized costs and accumulated depreciation. An after-tax transition charge of $1 million was recorded as the cumulative effect of an accounting change. The ongoing expense on an annual basis resulting from the initial adoption of SFAS No. 143 is immaterial. (See Note 17). The effect of the adoption of SFAS 143 on proforma net income and proforma earnings per share for prior periods presented is not material.

In January 2003, and subsequently revised in December 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities and FIN No. 46 Revised (collectively "FIN No. 46"). FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidation of Financial Statements" requiring the consolidation of certain variable interest entities ("VIEs") which are defined as entities having equity that is not sufficient to permit such entity to finance its activities without additional subordinate financial support or whose equity holders lack certain characteristics of a controlling financial interest. The company deemed to be the primary beneficiary is required to consolidate the VIE. FIN No. 46 requires VIEs that meet the definition of a special purpose entity to be consolidated by the primary beneficiary as of December 31, 2003. For VIEs that do not meet the definition

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

of a special purpose entity, consolidation is not required until March 31, 2004; however, expanded disclosure is required at December 31, 2003. Celanese has not identified any VIEs other than the VIE disclosed below.

Celanese has a lease agreement for its cyclo-olefin copolymer ("COC") plant with Dacron GmbH, a special purpose entity. This special purpose entity was created primarily for the purpose of constructing and subsequently leasing the COC plant to Celanese. This arrangement qualifies as a VIE. Based upon the terms of the lease agreement and the residual value guarantee Celanese provided to the lessors, Celanese is deemed the primary beneficiary of the VIE. At December 31, 2003, Celanese recorded $44 million of additional assets and liabilities from the consolidation of this special purpose entity. The consolidation of this entity is not expected to have a material impact on Celanese's future results of operations and cash flows.

In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 apply to revenue arrangements entered into after June 30, 2003.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 is intended to result in more consistent reporting of contracts as either freestanding derivative instruments subject to SFAS No. 133 in its entirety, or as hybrid instruments with debt host contracts and embedded derivative features. In addition, SFAS No. 149 clarifies the definition of a derivative by providing guidance on the meaning of initial net investments related to derivatives. This statement is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material effect on Celanese's consolidated financial position, results of operations or cash flows.

In May 2003, the EITF reached a consensus on Issue No. 01-8, Determining Whether an Arrangement Contains a Lease. EITF Issue No. 01-8 provides guidance on identifying leases contained in contracts or other arrangements that sell or purchase products or services. This consensus is effective prospectively for contracts entered into or significantly modified after May 28, 2003.

In December 2003, the SEC issued Staff Accounting Bulletin ("SAB") 104, Revenue Recognition. The SAB updates portions of the interpretive guidance included in Topic 13 of the codification of staff accounting bulletins in order to make the guidance consistent with current authoritative accounting literature. The principal revisions relate to the incorporation of certain sections of the staff's frequently asked questions document on revenue recognition into Topic 13. The adoption of SAB 104 did not have an effect on Celanese's consolidated financial position, results of operations or cash flows.

In December 2003, the FASB issued SFAS No. 132 (revised), Employers' Disclosures about Pensions and Other Postretirement Benefits. SFAS No. 132 (revised) prescribes employers' disclosures about pension plans and other postretirement benefit plans; it does not change the measurement or recognition of those plans. The statement retains and revises the disclosure requirements contained in the original SFAS No. 132. It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The statement generally is effective for fiscal years ending after December 15, 2003. Celanese's disclosures in Note 18 incorporate the requirements of SFAS No. 132 (revised).

Accounting Changes Adopted in 2002

In 2002, Celanese recorded income of $18 million for the cumulative effect of two accounting changes. This amount consisted of income of $9 million ($0.18 per share) from the implementation of SFAS No. 142, as disclosed below, and income of $9 million ($0.18 per share), net of income taxes of $5 million, as a result of the change in the measurement date of Celanese's U.S. benefit plans. (See Note 18)

Effective January 1, 2002, Celanese adopted SFAS No. 142, Goodwill and Other Intangible Assets, and accordingly applied the standards of the statement prospectively. This statement addresses financial

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

accounting and reporting for acquired goodwill and other intangible assets and provides that goodwill and some intangibles no longer be amortized on a recurring basis. Instead, goodwill and intangible assets with an indefinite life are subject to an initial impairment test within six months of adoption of SFAS No. 142 and at least annually thereafter.

As of January 1, 2002, Celanese had goodwill with a net carrying value of $1,024 million that was subject to the transition provision of SFAS No. 142. During the first half of 2002, Celanese performed the required impairment tests of goodwill as of January 1, 2002 and determined that there was no impairment. Other intangible assets with finite lives continue to be amortized over their useful lives and reviewed for impairment.

Additionally, SFAS No. 142 requires that any unamortized negative goodwill (excess of fair value over cost) on the balance sheet be written off immediately and classified as a cumulative effect of change in accounting principle in the consolidated statement of operations. As a result, income of $9 million was recorded to cumulative effect of changes in accounting principles in Celanese's consolidated statement of operations in the first quarter of 2002. (See Note 13)

Celanese adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on January 1, 2002, and accordingly applied the statement prospectively. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The statement also supersedes APB No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. This statement establishes a single accounting model to test impairment, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. The statement retains most of the requirements in SFAS No. 121 related to the recognition of impairment of long-lived assets to be held and used. Additionally, SFAS No. 144 extends the applicability to discontinued operations, and broadens the presentation of discontinued operations to include a component of an entity. The adoption of SFAS No. 144 did not have a material effect on Celanese's consolidated financial statements.

Effective October 2002, Celanese early adopted SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, and accordingly applied the statement prospectively to exit or disposal activities initiated after September 30, 2002. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities. The statement nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The principal difference between SFAS No. 146 and EITF Issue No. 94-3 relates to the criteria for recognition of a liability for a cost associated with an exit or disposal activity.

SFAS No. 146 requires recognition only when the liability is incurred. In contrast, under EITF Issue No. 94-3, a liability was recognized when the Company committed to an exit plan. Additionally, SFAS No. 146 stipulates that the liability be measured at fair value and adjusted for changes in cash flow estimates.

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN No. 45"), which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. These disclosure requirements are included in Note 23. FIN No. 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees entered into or modified subsequent to adoption.

FIN No. 45 requires the guarantor to recognize a liability for the non-contingent component of the guarantee, this is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of a liability is required even if it is not probable that payments will be required under

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

the guarantee or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. As noted above, Celanese has adopted the disclosure requirements of FIN No. 45 and applied the recognition and measurement provisions for all guarantees entered into or modified after December 31, 2002.

Accounting Changes Adopted in 2001

Celanese adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, on January 1, 2001, and accordingly applied the standards of the statements prospectively. These statements standardized the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under the standards, entities are required to carry all derivative instruments in the statements of financial position at fair value. The accounting for changes in the fair value (i.e. gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposure to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting gain or loss on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (loss) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss is reported in earnings immediately. Accounting for foreign currency hedges is similar to the accounting for fair value and cash flow hedges. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

Upon adoption, Celanese recorded a net transition adjustment gain of $8 million, net of related income tax of $4 million, in accumulated other comprehensive income (loss) at January 1, 2001. Further, the adoption of these statements resulted in Celanese recognizing $13 million of derivative instrument assets and $2 million of derivative liabilities. The effect of the ineffective portion of the derivatives on the consolidated statement of operations was not material.

Celanese adopted SFAS No. 141, Business Combinations, on June 30, 2001, and accordingly applied the standards of the statement prospectively. Under this new standard, all acquisitions subsequent to June 30, 2001 must be accounted for under the purchase method of accounting. SFAS No. 141 also establishes criteria for the recognition of intangible assets apart from goodwill. The adoption of SFAS No. 141 did not have a material effect on Celanese's consolidated financial statements.

5.    Supplemental Cash Flow Information

	For the Years Ended December 31,
	2003	2002	2001
	(in $ millions)
Cash paid during the year for:
Taxes, net of refunds	171	28	(44)
Interest, net of amounts capitalized	39	45	65
Noncash investing and financing activities:
Fair value adjustment to securities available-for-sale, net of tax	4	3	(4)
Indemnification of demerger liability (See Note 19)	44	7	—

6.    Transactions and Relationships with Affiliates

Celanese is a party to various transactions with affiliated companies. Companies for which Celanese has investments accounted for under the cost or equity method of accounting are considered Affiliates; any transactions or balances with such companies are considered Affiliate transactions. The following tables represent Celanese's transactions with Affiliates, as defined above, for the periods presented.

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

	For the Years Ended December 31,
	2003	2002	2001
	(in $ millions)
Statements of Operations
Purchases from Affiliates(1)	40	73	68
Sales to Affiliates(1)	105	70	37
Interest income from Affiliates	—	1	3
Interest expense to Affiliates	5	7	12

	As of December 31,
	2003	2002
	(in $ millions)
Balance Sheets
Trade and other receivables from Affiliates	50	12
Current notes receivable (including interest) from Affiliates	7	10
Total receivables from Affiliates	57	22
Accounts payable and other liabilities due Affiliates	35	26
Short-term borrowings from Affiliates(2)	100	101
Total due Affiliates	135	127

(1)	Purchases/Sales from/to Affiliates

Purchases and sales from/to Affiliates are accounted for at prices approximating those charged to third party customers for similar goods or services.

(2)	Short- term borrowings from Affiliates (See Note 16)

The 2003 and 2002 balances reflect Celanese's short-term borrowings from Affiliates, the terms of which are based on current market conditions.

7.    Acquisitions, Divestitures and Joint Ventures

Acquisitions:

•	On December 31, 2002, Celanese acquired Clariant AG's European emulsions and worldwide emulsion powders businesses, valued at $154 million, including the assumption of related liabilities. Net of purchase price adjustments of $2 million and the assumption of liabilities of $21 million, Celanese paid $131 million cash for the net assets of the business in 2002. In 2003, the purchase price adjustment related to the acquisition was finalized, which resulted in Celanese making an additional payment of $7 million. The addition of this business to the Chemical Products segment will enable Celanese to offer a comprehensive range of value-added emulsions and emulsion powders that serve as the primary ingredients in quality surface coatings, adhesives, non-woven textiles and other applications. The emulsions and emulsion powders business has four production facilities servicing the product requirements of customers across Europe. There are also 11 sales offices and seven research and technology centers, located to provide rapid response to customers. Two of the production facilities are located in Germany and Spain, in close proximity to Celanese plants that supply chemical ingredients for emulsions. Celanese recorded $35 million of initial goodwill in 2002 which was subsequently reduced by $24 million upon completion of the purchase price allocation in 2003. In addition, the fair value of the intangible assets acquired was $42 million, consisting primarily of patents and trademarks. (See Note 13).

Joint Ventures:

On October 1, 2003, Celanese and Degussa AG ("Degussa") completed the combination of their European oxo businesses. The new joint venture, which is named European Oxo GmbH, consists of

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

both companies' propylene-based oxo chemical activities. Celanese contributed to European Oxo GmbH net assets with a carrying value of $12 million for a 50% interest in the joint venture. Celanese retained substantially all the accounts receivable, accounts payable and accrued liabilities of its contributed business existing on September 30, 2003. In addition, Celanese and Degussa each have committed to fund the joint venture equally. Under a multi-year agreement, Degussa has the option to sell its share in European Oxo GmbH to Celanese at fair value beginning in January 2008. Celanese has the option to purchase Degussa's share in the business at fair value beginning in January 2009. Celanese's European oxo business was part of Celanese's former Chemical Intermediates segment. Celanese reports its investment in the Chemicals Products segment using the equity method of accounting.

Divestitures:

The following table summarizes the results of the discontinued operations for the years ended December 31, 2003, 2002 and 2001.

	Sales			Operating Profit (Loss)
	2003	2002	2001	2003	2002	2001
	(in $ millions)
Discontinued operations of Chemical Products	$236	$246	$300	$(1)	$(52)	$(81)
Discontinued operations of Performance Products	—	257	252	—	10	(5)
Discontinued operations of Ticona	45	57	60	—	(1)	(3)
Total discontinued operations	$281	$560	$612	$(1)	$(43)	$(89)

2003

•	In September 2003, Celanese and The Dow Chemical Company ("Dow") reached an agreement for Dow to purchase the acrylates business of Celanese. This transaction was completed in February 2004. Dow acquired Celanese's acrylates business line, including inventory, intellectual property and technology for crude acrylic acid, glacial acrylic acid, ethyl acrylate, butyl acrylate, methyl acrylate and 2-ethylhexyl acrylate, as well as acrylates production assets at the Clear Lake, Texas facility. In related agreements, Celanese will provide certain contract manufacturing services to Dow, and Dow will supply acrylates to Celanese for use in its emulsions production. The sale price, subject to purchase price adjustments, for the business was $149 million, which was received in the first quarter of 2004. Simultaneously with the sale, Celanese repaid an unrelated obligation of $95 million to Dow. The acrylates business was part of Celanese's former Chemical Intermediates segment. As a result of this transaction, the assets, liabilities, revenues and expenses related to the acrylates product lines at the Clear Lake Texas facility are reflected as a component of discontinued operations in the consolidated financial statements in accordance with SFAS No. 144. In the first quarter of 2004, Celanese recorded a pre-tax gain of $14 million associated with this transaction.

•	In December 2003, the Ticona segment completed the sale of its nylon business line to BASF. Ticona received cash proceeds of $10 million and recorded a gain of $3 million. The transaction is reflected as a component of discontinued operations in the consolidated financial statements in accordance with SFAS No. 144.

In 2003, Celanese recorded $1 million in losses from operations of discontinued operations related to the acrylates and nylon business divestitures. In addition, Celanese also recorded adjustments related to prior year discontinued operations representing a gain of $4 million.

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

2002

•	Effective January 1, 2002, Celanese sold its interest in InfraServ GmbH & Co. Deponie Knapsack KG ("Deponie") to Trienekens AG. Celanese recorded a net cash outflow of $20 million on the sale of this business, which included cash of $35 million offset by proceeds received of $15 million, and a gain of $9 million on disposition of Deponie included in gain on disposition of assets.

•	In December 2002, Celanese completed the sale of Trespaphan, its global oriented polypropylene ("OPP") film business, to a consortium consisting of Dor-Moplefan Group and Bain Capital, Inc. for a value of $214 million. Net of the purchase price adjustments of $19 million and the repayment of $80 million in intercompany debt that Trespaphan owed Celanese, Celanese received net proceeds of $115 million. Trespaphan was formerly part of Celanese's Performance Products segment. The transaction is reflected as a component of discontinued operations in the consolidated financial statements in accordance with SFAS No. 144.

•	During 2002, Celanese sold its global allylamines and U.S. alkylamines businesses to U.S. Amines Ltd. These businesses are reflected as a component of discontinued operations in the consolidated financial statements in accordance with SFAS No. 144.

In 2002, Celanese received net proceeds of $106 million and recorded $14 million in earnings (loss) from operation of discontinued operations (including a gain on disposal of discontinued operations of $14 million) and a gain of $9 million in gain on disposition of assets relating to these divestitures. Additionally, Celanese recognized a tax benefit of $40 million for discontinued operations, which includes a tax benefit associated with a tax deductible writedown of the tax basis for Trespaphan's subsidiary in Germany relating to tax years ended December 31, 2001 and 2000. Since this tax benefit relates to an entity solely engaged in a business designated as discontinued operations, this tax benefit has been correspondingly included in earnings (loss) from discontinued operations. Additionally, Celanese recognized tax benefits of $10 million in 2001 related to these divestitures and recorded these in income tax benefit (expense) of discontinued operations.

2001

•	In January 2001, Celanese sold its investment in InfraServ GmbH & Co. Münchsmünster KG to Ruhr Oel GmbH. (See Note 11)

•	In January 2001, Celanese sold its CelActivTM and Hoecat® catalyst business to Synetix.

•	In April 2001, Celanese sold NADIR filtration GmbH, formerly Celgard GmbH, to KCS Industrie Holding AG. This divestiture was classified as a discontinued operation.

•	In June 2001, Celanese sold its ownership interest in Hoechst Service Gastronomie GmbH to Eurest Deutschland GmbH and InfraServ GmbH & Co. Höchst KG.

•	In October 2001, Celanese sold its ownership interest in Covion Organic Semiconducters GmbH, a developer and producer of light-emitting organic polymers, to Avecia, its joint venture partner in Covion Organic Semiconductors GmbH.

Celanese received gross proceeds of $12 million in 2001 and recorded a gain of $5 million in interest and other income, net, a gain of $2 million in gain on disposal of discontinued operations and a gain of $1 million in gain on disposition of assets related to the sale of these businesses and assets. Celanese recorded an additional pre-tax gain in 2001 of $11 million in gain on disposal of discontinued operations related to a business divested in 2000. Additionally, Celanese recognized a tax expense of $5 million for discontinued operations.

8.    Securities Available for Sale

At December 31, 2003 and 2002, Celanese had $203 million and $142 million, respectively, of marketable securities available for sale, which were included as a component of long-term other assets.

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

Celanese's captive insurance companies hold these securities. There was a net realized gain of $3 million and $4 million in 2003 and 2001, respectively and a net realized loss of $7 million in 2002. The amortized cost, gross unrealized gain, gross unrealized loss and fair values for available-for-sale securities by major security type at December 31, 2003 and 2002, were as follows:

	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value
	(in $ millions)
At December 31, 2003
Debt Securities
U.S. Government	27	—	—	27
U.S. municipal	1	—	—	1
U.S. corporate	99	2	—	101
Total debt securities	127	2	—	129
Bank certificates of deposit	35	—	—	35
Equity securities	6	2	—	8
Mortgage-backed securities	31	—	—	31
	199	4	—	203
At December 31, 2002
Debt Securities
U.S. Government	32	1	—	33
U.S. municipal	—	—	—	—
U.S. corporate	67	2	—	69
Total debt securities	99	3	—	102
Bank certificates of deposit	16	—	—	16
Equity securities	6	1	—	7
Mortgage-backed securities	17	—	—	17
	138	4	—	142

Fixed maturities at December 31, 2003 by contractual maturity are shown below. Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties

	Amortized Cost	Fair Value
	(in $ millions)
Within one year	36	36
From one to five years	93	95
From six to ten years	53	53
Greater than ten years	11	11
	193	195

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

9.     Receivables, net

	As of December 31,
	2003	2002
	(in $ millions)
Trade receivables — third party and affiliates	744	687
Reinsurance receivables	205	223
Other	384	240
Subtotal	1,333	1,150
Allowance for doubtful accounts	(22)	(21)
Net receivables	1,311	1,129

As of December 31, 2003 and 2002, Celanese had no significant concentrations of credit risk since Celanese's customer base is dispersed across many different industries and geographies.

In 2001, Celanese entered into an agreement that allows Celanese to sell certain U.S. trade receivables under a planned continuous sale program to a third party. This program is renewable annually until December 2004. The program is accounted for under the provisions of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. The agreement permits Celanese's U.S. operating subsidiaries to sell certain U.S. trade receivable to CNA Funding LLC, a wholly owned subsidiary of Celanese that was formed for the sole purpose of entering into the program. CNA Funding LLC in turn sells an undivided ownership interest in these trade receivables to the purchaser. Undivided interests in designated receivable pools were sold to the purchaser with recourse limited to the receivables purchased. Celanese continues to service, administer, and collect the trade receivables on behalf of the financial institution and receives a fee for performance of these services. During both 2003 and 2002, the provisions of the program allowed for the sale of up to $120 million of receivables. There were no outstanding sales of receivables under this program as of December 31, 2003 and 2002 (See Note 2). Fees paid by Celanese under this agreement are based on certain variable market rate indices and were $1 million in both 2003 and 2002. There were no fees paid in 2001.

10.    Inventories

	As of December 31,
	2003	2002
	(in $ millions)
Finished goods	359	371
Work-in-process	16	18
Raw materials and supplies	134	116
Total inventories	509	505

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

11.    Investments

Celanese accounts for the following Affiliates under the equity method:

Affiliate	Segment	Percent Ownership	Celanese's Carrying Value	Celanese's Share of Earnings (Loss)
			2003
			(in $ millions)
Estech GmbH & Co. KG	Chemical Products	51.0%	3	(1)
Clear Lake Methanol Co., LLC	Chemical Products	50.0%	—	—
European Oxo GmbH	Chemical Products	50.0%	10	(2)
Fortron Industries	Ticona	50.0%	22	4
Korea Engineering Plastics Co., Ltd.	Ticona	50.0%	113	8
Polyplastics Co., Ltd	Ticona	45.0%	244	15
InfraServ GmbH & Co. Gendorf KG	Other	39.0%	21	1
InfraServ GmbH & Co. Höchst KG	Other	31.2%	127	9
InfraServ GmbH & Co. Knapsack KG	Other	27.0%	18	1
Sherbrooke Capital Health and Wellness, L.P.	Performance Products	10.0%	3	—
Total			561	35

	2003	2002
	(in $ millions)
Affiliates totals:
Net sales	2,053	1,749
Net earnings	85	51
Celanese's share:
Net earnings	35	21
Dividends	24	65
Distributions	—	39
Total assets	2,320	1,888
Total liabilities	1,147	914
Interests of others	720	594
Celanese's share of equity	453	380
Excess of cost over underlying equity in net assets acquired	108	96
Celanese's carrying value of investments	561	476

Estech GmbH & Co. KG is a venture created in 2002 for the production and marketing of neopolyol esters. Celanese accounts for its ownership interest in Estech GmbH & Co. KG under the equity method of accounting because the minority shareholder has substantive participating rights that allow it to participate in significant decisions made in the ordinary course of business.

In October 2003, Celanese and Degussa completed the formation of European Oxo Chemicals GmbH, a joint venture created to own and operate the European propylene-based oxo businesses of Celanese and Degussa. (See Note 7)

In January 2001, Celanese sold its investment in InfraServ GmbH & Co. Münchsmünster KG to Ruhr Oel GmbH. (See Note 7)

During the third quarter of 2001, overcapacity in the methanol industry resulted in Celanese and its venture partners idling their methanol unit, operated by the Clear Lake Methanol Joint Venture

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

("CLMV") indicating that an other than temporary decline in the value of Celanese's investment in CLMV had occurred. As a result, Celanese wrote down its remaining investment in CLMV of $5 million.

Celanese accounts for its ownership interest in Sherbrooke Capital Health and Wellness, L.P. under the equity method of accounting because Celanese is able to exercise significant influence.

12.    Property, Plant and Equipment

	As of December 31,
	2003	2002
	(in $ millions)
Land and land improvements	191	166
Buildings, building improvements and leasehold improvements	598	559
Machinery and equipment	5,085	4,740
Construction in progress	193	174
Capitalized interest	153	157
Property, plant and equipment, gross	6,220	5,796
Accumulated depreciation and amortization	(4,510)	(4,203)
Property, plant and equipment, net	1,710	1,593

Total capital expenditures in property, plant and equipment were $211 million, $203 million and $191 million in 2003, 2002 and 2001, respectively. Depreciation totaled $278 million, $244 million and $251 million in 2003, 2002, and 2001 respectively. Writedowns due to asset impairments amounting to $2 million, $6 million and $76 million were recorded to special charges in 2003, 2002 and 2001, respectively.

Assets under capital leases, net of accumulated amortization, amounted to $13 million and $8 million in 2003 and 2002, respectively.

Interest costs capitalized were $3 million, $6 million and $4 million in 2003, 2002 and 2001, respectively.

In 2003, the purchase price allocation associated with the December 2002 acquisition of the Emulsions business was finalized. As a result, property, plant and equipment was increased by $35 million. This increase was recorded as follows: $30 million in machinery and equipment, $4 million in buildings, and $1 million in land.

At December 31, 2003, the consolidation of a variable interest entity, Dacron GmbH, resulted in the recording of $53 million in net property, plant and equipment. This was recorded as follows: $73 million in machinery and equipment cost and $20 million in machinery and equipment accumulated depreciation.

On October 1, 2003, Celanese and Degussa began their European Oxo GmbH joint venture. (See Note 7) Celanese contributed property, plant, and equipment of $7 million to European Oxo GmbH. This contribution was recorded as follows: $122 million in machinery and equipment cost and $116 million in machinery and equipment accumulated depreciation and $1 million in construction in process.

As of January 1, 2003, Celanese adopted SFAS No. 143, Accounting for Asset Retirement Obligations. Celanese recognized transition amounts for existing asset retirement obligations and corresponding capitalized costs and accumulated depreciation. Upon adoption, Celanese recorded $8 million in land and land improvements cost, and $5 million in land and land improvements accumulated depreciation. In addition, in the fourth quarter of 2003, the Company assigned a probability that certain facilities in the Acetate products segment will close in the latter half of this decade. As a result, the Company recorded $10 million in land and land improvements cost and $1 million to machinery and equipment cost as well as $10 million in land and land improvement accumulated depreciation and $1 million in machinery and equipment accumulated depreciation.

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

13.    Intangible Assets

Goodwill

	Chemical Products	Acetate Products	Ticona	Total
	(in $ millions)

Carrying value of goodwill as of December 31, 2001	528	153	343	1,024
Acquired during the year	35	—	—	35
Exchange rate changes	2	—	—	2
Carrying value of goodwill as of December 31, 2002	565	153	343	1,061
Finalization of Purchase Accounting Adjustments	(24)	—	—	(24)
Exchange rate changes	27	8	—	35

Carrying value of goodwill as of December 31, 2003	568	161	343	1,072

Effective January 1, 2002, Celanese adopted SFAS No. 142, Goodwill and Other Intangible Assets, and accordingly applied the standards of the statement prospectively. This statement provides that goodwill and other intangible assets with an indefinite life no longer be amortized rather they will be tested at least annually for impairment. Additionally, the adoption of SFAS No. 142 required that any unamortized negative goodwill (excess of fair value over cost) on the balance sheet be written off immediately and classified as a cumulative effect of change in accounting principle in the consolidated statement of operations. As a result, income of $9 million was recorded to cumulative effect of changes in accounting principles in Celanese's consolidated statement of operations in the first quarter of 2002.

The following table presents the impact of adopting SFAS No. 142 on net earnings (loss) and net earnings (loss) per share:

	For the Years Ended December 31,
	2002	2001
	(in $ millions, except per share data)

Reported net earnings (loss)	168	(365)
Adjustment for goodwill amortization	—	81
Adjustment for negative goodwill	(9)	(3)
Adjusted net earnings (loss)	159	(287)

Earnings (loss) per common share – basic and diluted:
Reported net earnings (loss)	3.34	(7.25)
Goodwill amortization	—	1.60
Negative goodwill	(0.18)	(0.06)
Adjusted net earnings (loss)	3.16	(5.71)

In 2001, special charges of $218 million were recorded for the impairment of goodwill in Celanese's former Chemical Intermediates segment due to the deterioration in the outlook of the acrylates and oxo business lines. Celanese's management determined that the future undiscounted cash flows associated with portions of the assets of the underlying businesses were insufficient to recover their carrying value. Accordingly, such assets were written down to fair value, which was determined on the basis of discounted cash flows.

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

Other Intangible Assets

Celanese's other intangible assets, primarily relate to patents and trademarks acquired in the emulsions acquisition. Celanese's cost and accumulated amortization of other intangible assets as of December 31, 2003 were $67 million and $31 million, respectively. Celanese's cost and accumulated amortization of other intangible assets as of December 31, 2002 were $41 million and $17 million, respectively. Aggregate amortization expense charged against earnings for intangible assets with finite lives during the years ended December 31, 2003, 2002 and 2001 totaled $11 million, $2 million and $2 million, respectively. Estimated amortization expense for the succeeding five fiscal years is approximately $5 million each in 2004, 2005 and 2006, $3 million in 2007 and $1 million in 2008. Intangible assets subject to amortization have a weighted average life of five years.

In 2003, it was determined that of the other intangible assets that were acquired in the emulsions acquisition, $7 million represents a trademark, which has an indefinite life and is not subject to amortization. Accordingly, no amortization expense was recorded for this trademark in 2003.

14.    Income Taxes

Celanese is headquartered in Germany. Under German tax law, German corporations are subject to both a corporate income tax and a trade income tax, the latter of which varies based upon location. The trade income tax is deductible for corporate income tax purposes. The German corporate income tax rate in 2003 was 26.5 percent. Combined with a solidarity surcharge of 5.5 percent on the German corporate tax, and the blended trade income tax rate, the statutory tax rate for Celanese in Germany is 41 percent. In 2002 and 2001, the corporate tax rate was 25 percent. Combined with a solidarity surcharge of 5.5 percent on the German corporate tax, and the blended trade income tax rate, the statutory tax rate for Celanese in Germany was 40 percent for those years.

Effective January 1, 2004, the German corporate income tax rate is decreased to 25 percent for the year 2004 and beyond. The solidarity surcharge on the corporate income tax will remain 5.5 percent. Combined with the solidarity surcharge on the German income tax rate plus the blended trade income tax rate, the statutory tax rate in Germany will be 40 percent for 2004.

Deferred taxes are being provided at a 40 percent rate for the German companies as of December 31, 2003. Deferred taxes are being provided on all other companies at the tax rate currently in effect in the local tax jurisdictions.

	For the Years Ended
	December 31,
	2003	2002	2001
	(in $ millions)
Earnings (loss) from continuing operations before income tax and minority interests:
Germany	(28)	140	139
U.S.	68	(150)	(652)
Other	163	194	94
Total	203	184	(419)
Provision (benefit) for income taxes:
Current:
Germany	28	37	43
U.S.	(74)	(29)	85
Other	42	42	21
Total current	(4)	50	149

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

	For the Years Ended
	December 31,
	2003	2002	2001
	(in $ millions)
Deferred:
Germany	(8)	24	(41)
U.S.	76	(15)	(197)
Other	(4)	2	(17)
Total deferred	64	11	(255)
Income tax provision (benefit)	60	61	(106)
Effective income tax rate reconciliation:
A reconciliation of income tax provision (benefit) for the years ended December 31, 2003, 2002 and 2001 determined by using the applicable German statutory rate of 41% for 2003, 40% for 2002 and 40% for 2001 follows:
Income tax provision (benefit) computed at statutory tax rates	83	75	(166)
Increase (decrease) in taxes resulting from:
Change in valuation allowance	(7)	(26)	(58)
Equity Income and Dividends	5	14	(3)
Non-deductible amortization and impairment	—	—	107
U.S. foreign tax credit/Subpart F income	4	2	12
U.S. tax rate differentials	(4)	6	32
Other foreign tax rate differentials	(35)	(31)	(39)
Valuation adjustments in subsidiaries	8	15	—
Change in statutory German trade tax rate	(3)	—	—
Adjustment for prior years taxes	7	—	—
Other	2	6	9
Income tax provision (benefit)	60	61	(106)

Celanese recognized income tax expense of $60 and $67 million in 2003 and 2002, respectively. In 2001, Celanese recognized an income tax benefit of $95 million.

The effective tax rate for Celanese in 2003 was 30 percent compared to 33 percent in 2002 and 25 percent in 2001. In comparison to the German statutory tax rate, the 2003 effective rate was favorably affected by unrepatriated low-taxed earnings, favorable settlement of prior year (1996) taxes in the U.S., equity earnings from Polyplastics Co. Ltd. which are excluded from U.S. taxable income, and utilization of a U.S. capital loss carryforward that had been subject to a valuation allowance. The effective tax rate was unfavorably affected in 2003 by dividend distributions from subsidiaries and writedowns of certain German corporate income and trade tax benefits related to prior years.

In comparison to the German statutory tax rate, the Celanese effective tax rate in 2002 was favorably affected by the utilization of certain net operating loss carryforwards in Germany, the release of certain valuation allowances on prior years' deferred tax assets, unrepatriated low-taxed earnings and a lower effective minimum tax burden in Mexico. The effective tax rate was unfavorably affected in 2002 by distributions of taxable dividends from equity investments and the reversal of a tax-deductible writedown in 2000 of a German investment.

In 2001, Celanese recognized an income tax benefit of $95 million and reported an effective tax rate of 25 percent. In comparison to the German statutory tax rate, the effective tax rate in 2001 was favorably affected by the full recognition of previously reserved deferred tax assets of a subsidiary in Germany, the utilization of net operating loss carryforwards, offset by non-deductible goodwill amortization and impairment charges.

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

The tax effects of the temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows:

	As of December 31,
	2003	2002
	(in $ millions)
Pension and postretirement obligations	365	410
Accrued expenses	122	123
Net operating loss carryforwards	361	382
Investments	35	27
Other	66	99
Subtotal	949	1,041
Valuation allowance	(160)	(174)
Deferred tax assets	789	867
Depreciation	207	189
Interest	3	7
Inventory	24	21
Other	—	1
Deferred tax liabilities	234	218
Net deferred tax assets	555	649

A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Celanese has established valuation allowances primarily in the U.S. for state net operating losses and federal capital loss carryforwards, and Mexican net operating loss carryforwards, which may not be realizable. Based on the criteria provided under SFAS No. 109, it is more likely than not that Celanese will realize the benefit of the remaining deferred tax assets existing at December 31, 2003.

At December 31, 2003, Celanese has net operating loss carryforwards of approximately $788 million, primarily in the United States, Germany and Mexico, with various expiration dates (the U.S. carryforwards begin to expire in 2021). In addition, Celanese has a capital loss carryforward of $162 million in the United States which will expire in 2004. Under U.S. tax law, the U.S. federal net operating loss carryforwards may be subject to limitation in the event of an ownership change. As a result of the completion of the tender offer, Celanese has recorded a 100% valuation allowance of $176 million in the second quarter of 2004 against its U.S. NOL deferred tax asset carryforward as of March 31, 2004 and is evaluating whether the acquisition will affect other deferred tax assets.

Provisions have not been made for income taxes or foreign withholding taxes on cumulative earnings of foreign subsidiaries because such earnings will either not be subject to any such taxes or are intended to be indefinitely reinvested in those operations. It is not practicable to determine the tax liability, if any, that would be payable if such earnings were not reinvested indefinitely.

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.    Accounts Payable and Accrued Liabilities

	As of December 31,
	2003	2002
	(in $ millions)
Trade payables — third party and affiliates	590	572
Accrued salaries and benefits	160	163
Accrued environmental (See note 24)	35	35
Accrued restructuring	40	58
Insurance loss reserves (See note 26)	145	145
Accrued legal	143	25
Other	396	264
Total accounts payable and accrued liabilities	1,509	1,262

As of December 31, 2003, the Other caption above includes a reclassification from Other liabilities on the Consolidated Balance Sheet of approximately $56 million in anticipation of an early payment of an obligation under a separate agreement with Dow, which was accelerated upon the close of the sale of the acrylates business. As of December 31, 2003, the total liability recorded within Other associated with this matter was $95 million, including interest. This amount was paid in February 2004. (See Note 7).

As of December 31, 2003, accrued legal above includes $137 million of liabilities related to sorbates matters (See Note 23), of which $29 million was reclassed from other long-term liabilities during 2003.

16.    Debt

Short-term borrowings and current installments of long-term debt

	As of December 31,		Weighted Average Interest Rates
	2003	2002	2003	2002
	(in $ millions)
Current installments of long-term debt	48	103	5.9%	1.6%
Short-term borrowings from Affiliates	100	101	2.0%	3.6%
Total short-term borrowings and current installments of long-term debt	148	204

Celanese has a $700 million commercial paper program of which no amounts were outstanding as of December 31, 2003. Celanese maintained committed backup facilities, revolving credit lines and term loans with several banks aggregating $1,540 million at December 31, 2003; the aggregate unused part thereof amounts to $1,303 million, of which $320 million are backup facilities for Celanese's commercial paper program. These credit backup facilities for the commercial paper program are 364-day facilities which are subject to renewal annually. These credit backup facilities were cancelled in April 2004. Celanese had outstanding letters of credit amounting to $149 million at December 31, 2003.

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

Long-term debt

	As of December 31,
	2003	2002
	(in $ millions)
Term notes:
6.125% notes, due 2004	25	25
7.125% medium-term notes, due 2009	14	14
Variable rate loans with interest rates adjusted periodically:
Due in 2003, interest rate of 4.47%	—	3
Due in 2003, interest rate of 1.49%	—	99
Due in 2005, interest rate of 1.55%	25	175
Due in 2006, interest rate of 4.47%	—	5
Due in 2008, interest rate of 1.55%	150	—
Due in 2009, interest rate of 2.90%	61	—
Pollution control and industrial revenue bonds, interest rates ranging from 5.2% to 6.7%, due at various dates through 2030	209	209
Obligations under capital leases and other secured borrowings due at various dates through 2018	53	13
Subtotal	537	543
Less: Current installments of long-term debt	48	103
Total long-term debt	489	440

As of December 31, 2003, approximately 80% of the long-term borrowings above are denominated in U.S. dollars, with the remaining amounts denominated primarily in euros. A number of Celanese's bank loan agreements have ratio or credit rating covenants. Approximately one-third of total debt outstanding at December 31, 2003 is subject to repayment in the case of a specified downgrade in our credit rating and change of control. Should Celanese fail to meet the ratio or credit rating covenants of a particular loan, we believe that Celanese has adequate liquidity sources to meet its ongoing requirements. As of December 31, 2003, Celanese was in compliance with all debt covenants.

In connection with the tender offer, Celanese Americas Corporation ("CAC"), a wholly owned subsidiary of Celanese, became a party to credit facilities whereby substantially all of the assets of CAC and its U.S. subsidiaries, as well as 65% of the shares of foreign subsidiaries directly owned by CAC are pledged and/or mortgaged as collateral to third party lenders. CAC and it U.S. subsidiaries have access to approximately $608 million under these credit facilities. CAC also borrowed $161 million from BCP Caylux Holdings Luxembourg S.C.A ("Caylux"), an indirect parent of BCP at a variable rate, and repaid $175 million of Celanese's variable rate debt, scheduled to mature in 2005 and 2008. Celanese cancelled its committed commercial paper backup facilities and revolving credit lines and replaced $72 million of existing letters of credit by June 30, 2004.

The maturities in 2004 and thereafter, including short-term borrowings, are as follows:

Total
(in $ millions)
2004	148
2005	33
2006	32
2007	11
2008	152
Thereafter	261
Total	637

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

Celanese recorded interest expense, net of amounts capitalized, of $49 million, $55 million and $72 million in 2003, 2002 and 2001, respectively. Interest expense on the borrowings noted above, including the effects of related interest rate swaps and the adjustment for capitalized interest was $37 million, $45 million and $62 million, respectively. The remaining portion related to the interest component of discounted environmental liabilities, financial instruments, and other liabilities.

17.    Other Liabilities

	As of December 31,
	2003	2002
	(in $ millions)
Pension and postretirement medical and life obligations (See Note 18)	1,165	1,271
Environmental liabilities (See Note 24)	124	173
Insurance liabilities (See Note 26)	171	177
Other	194	262
Total other liabilities	1,654	1,883

Prior to the adoption of SFAS 143, Celanese had $33 million of post closure liabilities included within environmental liabilities. As provided under SFAS 143, such amounts were reversed, and $39 million of asset retirement obligations were established. As of December 31, 2003, estimated costs for asset retirement obligations were approximately $47 million, of which $42 million is included as a component of other long-term liabilities included in the other caption above. This amount primarily represents Celanese's estimated future liability for various landfill closures and the associated monitoring costs at these operating sites.

Changes in Celanese's asset retirement obligations can be reconciled as follows:

For the year ended December 31,
2003 (in $ millions)
Balance January 1, 2003	39
Additions	11
Accretion	2
Payments	(4)
Revisions to Cash Flow Estimates	(1)
Exchange rate changes	—
Balance December 31, 2003	47

The Company has identified but not recognized asset retirement obligations related to substantially all of its existing operating facilities. Examples of these types of obligations include demolition, decommissioning, disposal and restoration activities. Legal obligations exist in connection with the retirement of these assets upon closure of the facilities or abandonment of the existing operations. However, Celanese currently plans on continuing operations at these facilities indefinitely and therefore a reasonable estimate of fair value cannot be determined at this time. In the event that Celanese considers plans to abandon or cease operations at these sites, an asset retirement obligation will be reassessed at that time. If certain operating facilities were to close, the related asset retirement obligations could significantly effect our results of operations and cash flows.

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

18.    Benefit Obligations

Pension obligations — Pension obligations are established for benefits payable in the form of retirement, disability and surviving dependent pensions. The benefits offered vary according to the legal, fiscal and economic conditions of each country. The commitments result from participation in defined contribution and defined benefit plans, primarily in the U.S. Benefits are dependent on years of service and the employee's compensation. Supplemental retirement benefits provided to certain employees are non-qualified for U.S. tax purposes. Separate trusts have been established for some non-qualified plans.

Defined benefit pension plans exist at certain locations in the North America and Europe. As of December 31, 2003, Celanese's U.S. Qualified Plan represented greater than 90 percent and 80 percent of Celanese's pension plan assets and liabilities, respectively. Effective January 1, 2001, for Celanese's U.S. Qualified pension plan, the Company began providing pension benefits for certain new employees hired in the United States after December 31, 2000 based upon a new Cash Balance Plan formula. Independent trusts or insurance companies administer the majority of these plans. Actuarial valuations for these plans generally are prepared annually.

Celanese sponsors various defined contribution plans in Europe and North America covering certain employees. Employees may contribute to these plans and Celanese will match these contributions in varying amounts. Celanese's contributions to the defined contribution plans are based on specified percentages of employee contributions and aggregated $11 million in 2003, $12 million in 2002 and $14 million in 2001.

Other postretirement benefit plans — Certain retired employees receive postretirement medical benefits under plans sponsored by Celanese. Celanese has the right to modify or terminate these plans at any time. Celanese employees in the U.S. who were 50 years of age as of January 1, 2001 are eligible to receive postretirement medical benefits, both pre-65 coverage and continued secondary coverage at age 65, provided that upon termination they are at least age 55 and have a minimum of 10 years of service. On January 1, 2001, Celanese eliminated continued postretirement medical coverage at age 65 for employees who were not 50 on January 1, 2001 or were hired on or after January 1, 2001. This group of employees continues to be eligible for pre-65 postretirement medical coverage provided that upon termination they are at least age 55 and have a minimum of 10 years of service. Generally, the cost for coverage is shared between Celanese and the employee, and is determined based upon completed years of service.

In 2003, the Celanese U.S. postretirement medical plan was amended to introduce defined dollar caps for pre-1993 retirees. The amendments included: pre-age 65 cap was set to $9,600 and the post-age 65 cap was set to $3,000; the elimination of pre-1993 retiree contributions until the cap is reached; moving all retirees to the managed choice program; and introduction of relatively minor changes to the retiree cost sharing in order to simplify administration. These changes were approved by the Board in June 2003 and were reflected with a remeasurement of the retiree medical plan resulting in the establishment of a $67 million negative prior service cost base as these changes become effective for participants July 1, 2004.

On December 8, 2003, the U.S. Government signed the Medicare Prescription Drug, Improvement and Modernization Act into law. This law provides for payment of certain prescription drug costs by Medicare or for a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the benefit established by the law. Celanese is currently evaluating the effect this new legislation will have on the Celanese retiree medical plan design and liability values. In addition, the Company is awaiting further guidance from the FASB on the appropriate accounting treatment of the government subsidies. Therefore, the effect of the Medicare legislation is not included in the retiree medical figures. We anticipate that this bill may decrease the Celanese accumulated postretirement benefit obligation ("APBO") by 5% to 10%.

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

	Pension Benefits		Postretirement Benefits
	2003	2002	2003	2002
	(in $ millions)
Change in projected benefit obligation
Projected benefit obligation at beginning of year	2,558	2,350	487	454
Service cost	36	33	2	3
Interest cost	171	166	27	29
Participant contributions	1	1	11	8
Plan amendments	5	1	(67)	—
Actuarial (gains) losses	156	77	16	35
Acquisitions	—	6	—	—
Special termination benefits	(1)	1	—	—
Settlements	(1)	(7)	—	—
Benefits paid	(170)	(158)	(55)	(50)
Change in measurement dates	6	72	—	6
Foreign currency exchange rate changes	47	16	3	2
Projected benefit obligation at end of year	2,808	2,558	424	487

	Pension Benefits		Postretirement Benefits
Weighted-average assumptions used to determine benefit obligations as of December 31,	2003	2002	2003	2002
Discount rate—
U.S. plans:	6.25%	6.75%	6.25%	6.75%
International plans:	5.70%	6.30%	6.00%	6.50%
Combined:	6.20%	6.70%	6.25%	6.75%
Rate of compensation increase—
U.S. plans:	4.00%	4.00%	—	—
International plans:	2.25%	2.70%	—	—
Combined:	3.60%	3.75%	—	—

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

	Pension Benefits		Postretirement Benefits
	2003	2002	2003	2002
	(in $ millions)
Change in plan assets
Fair value of plan assets at beginning of year	1,574	1,534	—	—
Actual (loss) return on plan assets	343	(150)	—	—
Company contributions	154	114	44	42
Participant contributions	1	1	11	8
Settlements	(1)	(5)	—	—
Benefits paid	(170)	(158)	(55)	(50)
Change in measurement dates	2	230	—	—
Foreign currency exchange rate changes	26	8	—	—
Fair value of plan assets at end of year	1,929	1,574	—	—
Funded status and net amounts recognized
Plan assets in excess of (less than) benefit obligation	(879)	(984)	(424)	(487)
Unrecognized prior service cost (benefit)	39	42	(71)	(7)
Unrecognized actuarial loss	830	846	175	168
Unrecognized net transition asset	—	(2)	—	—
Net amount recognized in the consolidated balance sheets	(10)	(98)	(320)	(326)
Amounts recognized in the accompanying consolidated balance sheets consist of:
Accrued benefit liability	(739)	(843)	(320)	(326)
Intangible asset(1)	39	42	—	—
Additional minimum liability(2)	690	703	—	—
Net amount recognized in the consolidated balance sheets	(10)	(98)	(320)	(326)

(1)	Amount is classified as other assets in the consolidated balance sheets.

(2)	Amount shown net of tax in the consolidated statements of shareholders' equity.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets as of December 31, 2003 were $2,799 million, $2,662 million and $1,917 million, respectively, and as of December 31, 2002 were $2,551 million, $2,413 million and $1,566 million, respectively.

The accumulated benefit obligation for all defined benefit pension plans was $2,670 million and $2,419 million at December 31, 2003 and 2002, respectively.

Celanese uses a measurement date of December 31 for its pension and other postretirement benefit plans.

In 2003, Celanese changed the actuarial valuation measurement date for its Canadian pension and other postretirement benefit plans from September 30 to December 31. The net effect of this change is not material.

In 2002, Celanese changed the actuarial valuation measurement date for its U.S. pension and other postretirement benefit plans from September 30 to December 31. Celanese believes this method is

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

preferable in the circumstances because a calendar year reporting will bring the valuation date in line with its fiscal year-end reporting and allow for a more current measurement of the related actuarial components. Celanese accounted for this as a change in accounting principle, which resulted in a cumulative effect adjustment in 2002. As a result, income of $9 million , net of income taxes of $5 million, was recorded to cumulative effect of changes in accounting principles in Celanese's consolidated statement of operations. In addition, this change reduced total 2002 pension and postretirement benefit expense cost by approximately $14 million.

	Pension Benefits			Postretirement Benefits
	2003	2002	2001	2003	2002	2001
Components of net periodic benefit cost for the years ended December 31,	(in $ millions)
Service cost	36	33	31	2	3	3
Interest cost	171	166	162	27	29	28
Expected return on plan assets	(175)	(168)	(156)	—	—	—
Amortization of prior service cost	8	8	13	(3)	(1)	(1)
Recognized actuarial loss	16	3	—	8	7	—
Amortization of the unamortized obligation	(1)	(2)	(2)	—	—	—
Curtailment loss (gain)	—	(1)	1	—	—	—
Settlement loss	1	2	1	—	—	—
Change in measurement dates	(1)	(14)	—	1	1	—
Net periodic benefit cost	55	27	50	35	39	30

On January 1, 2003, Celanese's trend assumption for its US postretirement medical plan's expense was at 9% grading down 1% per year until an ultimate trend of 5% is reached. With the June 30, 2003 remeasurement in cost for the plan amendment, the trend assumption was reset equal to 12% grading down 1% per year until the ultimate trend of 5% is reached. At December 31, 2003, the trend assumption was 11% per year grading down 1% to an ultimate trend of 5%. In addition, the discount rate at the June 30, 2003 remeasurement date was set at 6%. Therefore, 2003 cost is the blend of six months under the prior plan provisions using a 6.75% discount rate and 9% initial trend assumption and six months under the amended provisions using a 6% discount rate and 12% initial trend assumption.

	Pension Benefits			Postretirement Benefits
Weighted-average assumptions used to determine net cost for the years ended December 31,	2003	2002	2001	2003	2002	2001
Discount rate:
U.S. plans	6.75%	7.25%	7.75%	6.75%	7.25%	7.75%
International plans	6.30%	6.90%	7.65%	6.50%	7.10%	7.10%
Combined	6.70%	7.20%	7.70%	6.75%	7.25%	7.75%
Expected return on plan assets:
U.S. plans	9.00%	9.00%	9.25%	—	—	—
International plans	7.10%	7.60%	8.15%	—	—	—
Combined	8.85%	8.90%	9.20%	—	—	—
Rate of compensation increase:
U.S. plans	4.00%	3.40%	3.65%	—	—	—
International plans	2.70%	3.30%	4.20%	—	—	—
Combined	3.75%	3.40%	3.80%	—	—	—

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

In 2003, the additional minimum liability decreased by $13 million. This decrease is primarily attributed to small reductions in the U.S. pension plans, which resulted from an increase in the value of pension plan assets offset by a reduction in the discount rate used to value pension plan obligations offset by currency translation effects. As a result of this adjustment, accumulated other comprehensive income (loss) in the consolidated statement of shareholders' equity was decreased by $12 million, which is net of an income tax expense of $5 million.

Included in the pension obligations above are accrued liabilities relating to supplemental retirement plans for certain employees amounting to $212 million and $199 million as of December 31, 2003 and 2002, respectively. Pension expense relating to these plans included in net periodic benefit cost totaled $18 million, $20 million and $17 million for 2003, 2002 and 2001, respectively. To fund these obligations, Celanese has established non-qualified trusts, included within other non-current assets, which had market values of $130 million and $116 million at December 31, 2003 and 2002, respectively, and recognized income of $3 million and $2 million for 2003 and 2001, respectively. There was no income recorded in 2002 related to these trusts. In 2003, Celanese contributed $18 million to these trusts from proceeds it received from the demutualization of an insurance carrier. The gain associated with these proceeds was included within interest and other income, net, in the consolidated statement of operations.

The asset allocation for the Company's qualified U.S. defined benefit pension plan at the end of 2003 and 2002, and the target allocation ranges for 2004 by asset category is presented below. The fair value of plan assets for this plan was $1,783 million and $1,468 million at the end of 2003 and 2002, respectively. These asset amounts represent approximately 93% of the Company's total pension assets in both 2003 and 2002. The expected long-term rate of return on these assets was 9.0% in both 2003 and 2002.

	Target Allocation	Percentage of Plan Assets at December 31,
Asset Category — US	2004	2003	2002
Equity securities	55 - 80%	74%	65%
Debt securities	25 - 30%	25%	34%
Real Estate	0 - 5%	0%	0%
Other	0 - 1%	1%	1%
Total		100%	100%

Plan assets did not include any investment in Celanese AG ordinary shares during 2003 or 2002.

The asset allocation for the Company's Canadian main defined benefit pension plan at the end of 2003 and 2002 and the target allocation ranges for 2004 by asset category is presented below. The fair value of plan assets for this plan was $116 million and $92 million at the end of 2003 and 2002, respectively. These asset amounts represent approximately 6% of the Company's total pension assets in 2003 and 2002. The expected long-term rate of return on these plan assets was 7.5% and 8.0% as of December 31, 2003 and 2002, respectively.

	Target Allocation	Percentage of Plan Assets at December 31,
Asset Category — Canada	2004	2003	2002
Equity securities	55-75%	64%	54%
Debt securities	25-45%	30%	35%
Real Estate	0-10%	3%	10%
Other	0-1%	3%	1%
Total		100%	100%

The Company's other post-retirement benefit plans are unfunded.

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

The financial objectives of the Company's qualified U.S. and Canadian pension plans are established in conjunction with a comprehensive review of each plan's liability structure. Asset allocation policy is based on detailed asset/liability analysis. In developing investment policy and financial goals, consideration is given to the plan's demographics, the returns and risks associated with alternative investment strategies, and the current and projected cash, expense and funding ratios of the plan. A formal asset/liability mix study of the plan is undertaken every 3 to 5 years or whenever there has been a material change in plan demographics, benefit structure or funding status and investment market. The Company has adopted a long-term investment horizon such that the risk and duration of investment losses are weighed against the long-term potential for appreciation of assets. Although there cannot be complete assurance that these objectives will be realized, it is believed that the likelihood for their realization is reasonably high, based upon the asset allocation chosen and the historical and expected performance of the asset classes utilized by the plans. The intent is for investments to be broadly diversified across asset classes, investment styles, investment managers, developed and emerging markets, business sectors and securities in order to moderate portfolio volatility and risk. Investments may be in separate accounts, commingled trusts, mutual funds and other pooled asset portfolios provided they all conform to fiduciary standards.

External investment managers are hired to manage the Company's pension assets. An investment consultant assists with the screening process for each new manager hire. Over the long-term, the investment portfolio is expected to earn returns that exceed a composite of market indices that are weighted to match each plan's target asset allocation. Long-term is considered three (3) to five (5) years; however, incidences of underperformance are analyzed. The portfolio return should also (over the long-term) meet or exceed the return used for actuarial calculations in order to minimize future pension contributions and escalation in pension expense.

The expected rate of return assumptions for plan assets are based mainly on historical performance achieved over a long period of time (15 to 20 years) encompassing many business and economic cycles. Modest adjustments, upward and downward, may be made to those historical returns to reflect future capital market expectations; these expectations are typically derived from expert advice from the investment community and surveys of peer company assumptions.

As of December 31, 2003, expected 2004 contributions to the Company's pension plans are $154 million and expected payments for the other postretirement benefit plans is $44 million. These amounts are subject to increase due to the completion of the BCP tender offer. (See Note 2)

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One Percent Increase	One Percent Decrease
	(in $ millions)
Effect on postretirement obligation	1	(2)

The effect of a one percent increase or decrease in the assumed health care cost trend rate would have less than a $1 million impact on service and interest cost.

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

The following table represents additional benefit liabilities and other similar obligations:

	As of December 31,
	2003	2002
	(in $ millions)
Other Obligations
Long-term disability	79	76
Other	27	26
Total	106	102

19.    Shareholders' Equity

Number of Shares Authorized and Issued

In 2002, Celanese retired 1,125,000 shares held in treasury, which resulted in a $3 million reduction of common stock, a $22 million reduction in additional paid-in capital and a $25 million reduction in treasury stock. Celanese had authorized and issued 54,790,369 shares of common stock of no par value at December 31, 2003 and 2002.

See table below for share activity:

	Common Stock	Common Stock	Authorized Common Stock
	(authorized and issued)	(outstanding)	(authorized, not issued)
	(in whole shares)
As of December 31, 2000	55,915,369	50,326,355	—
Shares issued to Supervisory Board from treasury	—	8,536	—
As of December 31, 2001	55,915,369	50,334,891	—
Retirement of treasury shares	(1,125,000)	—	—
Shares repurchased into treasury	—	(284,798)	—
Shares issued to Supervisory Board from treasury	—	8,383	—
Authorized Capital increases pursuant to stock option plan	—	—	1,250,000
As of December 31, 2002	54,790,369	50,058,476	1,250,000
Shares repurchased into treasury	—	(749,848)	—
Shares issued to Supervisory Board from treasury	—	12,840	—
Authorized Capital increases pursuant to stock option plan	—	—	1,250,000
As of December 31, 2003	54,790,369	49,321,468	2,500,000

Authorized and Conditional Capital

At the Annual General Meeting of Celanese held on May 15, 2002 and April 1, 2003, shareholders approved resolutions to increase the Company's share capital on a contingent basis by up to €3,195,574 ($4,036,008) through the issuance of up to 1,250,000 ordinary shares, no-par value ("contingent capital"). As of December 31, 2003, total contingent capital amounted to €6,391,148 ($8,072,016) through the issuance of up to 2,500,000 ordinary shares. The contingent capital increase serves exclusively to grant stock options to members of the board of management and its group companies as well as to other senior managers of the Company. The issuance of these shares will be carried out only insofar as stock options are exercised and are not satisfied by the delivery of existing treasury shares.

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

Treasury Stock

Celanese is legally permitted under the German Stock Corporation Act to hold as treasury shares a maximum of 10 percent of its authorized and issued shares at any point in time. At the Annual General Meeting of Celanese held on April 1, 2003, the shareholders renewed an authorization for the Board of Management to acquire and hold a maximum of 10 percent of the 54,790,369 shares authorized and issued at the time of such meeting. The authorization expires on September 30, 2004.

In 2003, Celanese repurchased 749,848 shares at a total cost of $15 million. In 2002, Celanese retired 1,125,000 treasury shares and repurchased 284,798 shares at a total cost of $6 million.

During 2003, 2002 and 2001, respectively, 12,840, 8,383, and 8,536 shares of treasury stock were issued to members of the Supervisory Board as part of their annual compensation.

Celanese held 5,468,901, 4,731,893 and 5,580,478 shares of treasury stock as of December 31, 2003, 2002 and 2001, respectively.

Additional Paid-in Capital

In connection with the demerger and pursuant to the Demerger Agreement executed and delivered by Celanese and Hoechst, Celanese assumed all of the assets and liabilities of Hoechst's basic chemicals, acetate, technical polymer and certain other industrial businesses as well as certain contractual rights and obligations related to other current and former Hoechst businesses. In 2003, Celanese recorded a $44 million, net of tax of $33 million, increase to additional paid-in capital related to recoveries due from Hoechst for the antitrust matters in the sorbates industry. (See Note 23) In 2002, as a result of a favorable settlement of a demerger liability with Hoechst, Celanese recorded a $7 million increase to additional paid-in capital.

In 2003 and 2002, Celanese granted stock options totaling 0.1 million and 1.1 million, respectively, and in accordance with SFAS No. 123 expensed the fair value of these options. As a result, additional paid-in capital increased by $5 million in 2003 and $3 million in 2002 to reflect the amortization of the fair value of the stock options. (See Note 20)

Accumulated Other Comprehensive Income (Loss)

Comprehensive income (loss), which is displayed in the consolidated statement of shareholders' equity, represents net earnings (loss) plus the results of certain shareholders' equity changes not reflected in the consolidated statement of operations. Such items include unrealized gains/losses on marketable securities, foreign currency translation, minimum pension liabilities and unrealized gains/losses on derivative contracts.

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

The after-tax components of accumulated other comprehensive income (loss) are as follows:

	Unrealized Gain/ (Loss) on Marketable Securities	Foreign Currency Translation	Additional Minimum Pension Liability	Unrealized Gain/ (Loss) on Derivative Contracts	Accumulated Other Comprehensive Income/ (Loss)
	(in $ millions)

Balance at December 31, 2000	7	(159)	(11)	—	(163)
Current-period change	(4)	(97)	(229)	(4)	(334)
Balance at December 31, 2001	3	(256)	(240)	(4)	(497)
Current-period change	3	192	(220)	(5)	(30)
Balance at December 31, 2002	6	(64)	(460)	(9)	(527)
Current-period change	4	307	12	6	329
Balance at December 31, 2003	10	243	(448)	(3)	(198)

Dividend Policy

The payment and amount of any dividends depends on Celanese's current and future earnings, cash flow, financial condition and other factors and therefore cannot be guaranteed to be paid in any given period. Dividends are subject to recommendation by the Celanese Supervisory Board and Board of Management and the approval of the shareholders at Celanese's annual general meetings. Under German law, dividends are payable only out of unappropriated retained earnings as shown in the unconsolidated annual financial statements of Celanese AG, prepared in accordance with German accounting principles, as adopted and approved by resolutions of the Celanese Board of Management and Supervisory Board.

At the Annual General Meeting of Celanese held on April 1, 2003, shareholders voted in favor of the proposed dividend of €0.44 ($0.48) per registered share. Payment of the dividend occurred on April 2, 2003.

At the Annual General Meeting of Celanese held on June 15, 2004, shareholders voted in favor of the proposed dividend of €0.12 ($0.14) per share for the year ended December 31, 2003. Payment of the dividend occurred on June 16, 2004.

20.    Stock-based Compensation

At the Annual General Meetings of Celanese on May 15, 2002 and April 1, 2003, shareholders approved the 2002 Celanese Stock Option Plan (the "2002 Plan") and the 2003 Celanese Stock Option Plan (the "2003 Plan"), respectively. Each plan authorized the issuance of up to 1.25 million options to purchase shares of common stock. Options are granted at an exercise price reflecting the reference price (twenty day average of market price prior to grant date) plus a 20% exercise premium and become exercisable five years from the date of grant. Two year vesting is possible, if the market price per share outperforms the median performance of Celanese competitors as defined in the plan over the holding period. All unexercised options expire ten years from the date of grant. If the market price per Celanese share of common stock on the date of exercise is at least 20% higher than the reference price at the time of the grant, the holder is entitled to receive a cash payment equal to the exercise premium of 20%.

On July 8, 2002, Celanese granted 1.1 million stock options relating to the 2002 Plan, at an exercise price of €27.54 per share, to members of the Board of Management and key employees for the purchase of Celanese shares of common stock. On January 31, 2003, Celanese granted an additional 0.1 million stock options relating to the 2002 plan, at an exercise price of €23.78 per share, to individuals who became eligible persons since the last grant for the purchase of Celanese shares of common stock.

In accordance with SFAS No. 123, the fair value of the 1.1 million and the 0.1 million options granted approximated €10 million ($10 million) and €1 million ($1 million), respectively. As a result of Celanese's

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

market price per share outperforming the median performance of Celanese's peer group, the fair value of these options will be recognized over the accelerated vesting period of two years. For the years ended December 31, 2003 and 2002, Celanese recognized compensation expense of $6 million and $3 million, respectively, for these options to the consolidated statements of operations with a corresponding increase to additional paid-in capital within shareholders' equity.

A summary of the activity related to the 2003 Plan and 2002 Plan as of and for the year ended December 31, 2003 and 2002, is presented (stock options in millions):

	2003		2002
	Number of Options	Weighted- Average Grant Price in €	Number of Options	Weighted- Average Grant Price in €
Outstanding at beginning of year	1.1	27.54	—	—
Granted	0.1	23.78	1.1	27.54
Exercised	—	—	—	—
Forfeited	—	27.54	—	—
Outstanding at end of year	1.2	27.26	1.1	27.54
Options exercisable at end of year	—	—	—	—
Weighted-average remaining contractual life (years)		8.5		9.5

The weighted-average fair value of the options granted during the years ended December 31, 2003 and 2002 was estimated to be €6.41($6.93) per option and €9.33 ($9.10) per option, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2003	2002
Expected dividend yield	1.70%	1.70%
Risk-free interest rate	3.29%	4.30%
Expected stock price volatility	42.00%	41.00%
Expected life (years)	6	6

Effective January 15, 2001, Celanese adopted the Long-Term Incentive Plan (the "2000 Celanese LTIP"). The 2000 Celanese LTIP covers the Board of Management and senior executives of Celanese. Stock appreciation rights ("Rights") granted under the 2000 Celanese LTIP have a ten-year term and generally will be exercisable in whole or in part, subject to certain limitations, at any time during the period between January 15, 2003 and January 14, 2011, provided at the time of exercise, the performance of an ordinary share of Celanese on the Frankfurt Stock Exchange must exceed the performance of the median of the share prices of Celanese's peer group companies as defined by the Board of Management of Celanese. Under the 2000 Celanese LTIP, the participant will receive the cash difference between the base price and the share price of Celanese on the day of exercise. In January 2001, Celanese granted approximately 2 million Rights to the participants under the 2000 Celanese LTIP. During 2002, Celanese granted an additional 0.1 million Rights to the 2000 Celanese LTIP participants. Of the total 2.1 million Rights granted, 1.4 million remain outstanding as of December 31, 2003. Celanese recognized expense of $24 million, $1 million and $1 million during 2003, 2002 and 2001, respectively, for the 2000 Celanese LTIP. Rights remaining unexercised as of January 15, 2011 will be deemed to have been forfeited as of that date. The grant price of these Rights was €19.56 per share.

During 1999, Celanese adopted the Equity Participation Plan (the "1999 Celanese EPP") and the Long-Term Incentive Plan (the "1999 Celanese LTIP"). The 1999 Celanese EPP covers the Board of Management and certain senior executives of Celanese. The participants in the 1999 Celanese EPP were

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

required to purchase a defined value of Celanese stock over a one or two year period. The Rights granted under the 1999 Celanese EPP were based on the required amount of money invested in Celanese shares by the participant, divided by the base price of the stock and multiplied by two. Rights granted under the EPP have a ten-year term and generally will be exercisable in whole or in part, subject to certain limitations, at any time during the period between October 25, 2001 and October 25, 2009, provided at the time of exercise, the performance of an ordinary share of Celanese on the Frankfurt Stock Exchange must exceed the median of performance of the share prices of Celanese's peer group companies as defined by the Celanese Board of Management. Under the 1999 Celanese EPP, the participant will receive the cash difference between the base price and the Celanese share price on the day of exercise. During 1999, Celanese granted approximately 2.5 million Rights to the 1999 Celanese EPP participants. During 2001, Celanese granted an additional 0.1 million Rights to the 1999 Celanese EPP participants. Of the total 2.6 million Rights granted, 0.8 million remain outstanding as of December 31, 2003. Rights remaining unexercised as of October 26, 2009 will be deemed to have been forfeited as of that date. The grant price of these Rights was €16.37 per share. Celanese recognized expense of $18 million, $1 million and $4 million for the 1999 Celanese EPP during 2003, 2002 and 2001, respectively.

The 1999 Celanese LTIP covers the Board of Management and senior executives of Celanese. Rights granted under the 1999 Celanese LTIP have a ten-year term and generally are exercisable in whole or in part, subject to limitations, at any time during the period between October 25, 2001 and October 25, 2009, provided at the time of exercise, the performance of an ordinary share of Celanese on the Frankfurt Stock Exchange must exceed the performance of the median of the share prices of Celanese's peer group companies as defined by the Board of Management of Celanese. Under the 1999 Celanese LTIP, the participant will receive the cash difference between the base price and the share price of Celanese on the day of exercise. During 1999, Celanese granted approximately 2.4 million Rights to the participants under the 1999 Celanese LTIP, of which 0.9 million remain outstanding at December 31, 2003. Rights remaining unexercised as of October 26, 2009 will be deemed to have been forfeited as of that date. The grant price of these Rights was €16.37 per share. Celanese recognized expense of $17 million, $1 million and $4 million for the 1999 Celanese LTIP in 2003, 2002 and 2001, respectively.

A summary of the activity related to stock appreciation rights plans as of and for the years ended December 31, 2003, 2002 and 2001 is presented (Rights in millions):

	2003		2002		2001
	Number of Rights	Weighted- Average Grant Price in €	Number of Rights	Weighted- Average Grant Price in €	Number of Rights	Weighted- Average Grant Price in €
Outstanding at beginning of year	5.2	17.54	5.8	17.47	4.4	16.37
Granted	—	—	0.1	19.56	2.1	19.41
Exercised	(2.1)	17.27	(0.6)	16.37	(0.5)	16.37
Forfeited	—	—	(0.1)	19.56	(0.2)	16.37
Outstanding at end of year	3.1	17.77	5.2	17.54	5.8	17.47
Rights exercisable at end of year	3.1	17.77	3.3	16.37	3.8	16.37

Beginning in 2000, Celanese offers stock participation plans ("SPP") to employees not eligible to participate in the stock appreciation rights plans. Under these plans, active employees who invest a defined amount of money in Celanese shares during a limited period of time are entitled to receive a 35 percent rebate from Celanese. The SPP was not offered to employees during 2003. Compensation expense of $2 million was recognized in both 2002 and 2001.

In connection with the demerger, Celanese assumed obligations associated with the Hoechst 1997 Stock Appreciation Rights Plan (the "1997 Hoechst SAR Plan") and the Hoechst 1998 Stock Option Plan (the "1998 Hoechst Option Plan") for participating Celanese employees under these compensation

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

programs. As a result of the merger of Hoechst and Rhône-Poulenc to form Aventis in December 1999, the terms and conditions of these compensation programs were modified to take into account the changed circumstances.

The 1997 Hoechst SAR Plan and 1998 Hoechst Option Plan, including all rights and options granted, expired in 2002 and 2003, respectively. Celanese recognized less than $1 million of income in both 2003 and 2002, and less than $1 million of expense in 2001 for the 1998 Hoechst Option Plan. Celanese recognized $1 million of income in both 2002 and 2001 for the 1997 Hoechst SAR Plan.

21.    Leases

Total minimum rent charged to operations under all operating leases was $95 million, $73 million and $80 million in 2003, 2002 and 2001, respectively. Future minimum lease payments under rental and lease agreements which have initial or remaining terms in excess of one year at December 31, 2003 are as follows:

	Capital	Operating
	(in $ millions)
2004	4	48
2005	3	36
2006	3	30
2007	3	26
2008	2	19
Later years	5	49
Sublease income	—	(11)
Minimum lease commitments	20	197
Less amounts representing interest	5
Present value of net minimum lease obligations	15

The related assets for capital leases are included in machinery and equipment in the consolidated balance sheets.

Management expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases.

22.     Financial Instruments

In the normal course of business, Celanese uses various financial instruments, including derivative financial instruments, to manage risks associated with interest rate, currency, certain raw material price and stock based compensation exposures. Celanese does not use derivative financial instruments for speculative purposes.

Interest Rate Risk Management

Celanese enters into interest rate swap agreements to reduce the exposure of interest rate risk inherent in Celanese's outstanding debt. Celanese's interest rate derivative policy is to lock in borrowing rates to achieve a desired level of fixed/floating rate debt depending on market conditions. Celanese had open interest rate swaps with a notional amount of $200 million and $300 million at December 31, 2003 and 2002, respectively. Celanese believes its credit risk exposure related to counterparty default on instruments is not material. Celanese recognized net interest expense from hedging activities relating to interest rate swaps of $11 million in 2003 and $12 million in 2002. During 2003, Celanese's interest rate swaps, designated as cash flow hedges, resulted in a decrease in total assets and total liabilities and an

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

increase in shareholders' equity of $4 million, $14 million and $7 million, net of related income tax of $4 million, respectively. During 2003, the Company recorded a net gain of $2 million in interest and other income, net, for the ineffective portion of the interest rate swaps. During 2003, Celanese recorded a loss of $7 million in interest and other income, net, associated with the early termination of one of its interest rate swaps. During 2002, Celanese's interest rate swaps resulted in an increase in total assets and total liabilities and a decrease in shareholders' equity of $4 million, $17 million and $8 million, net of related income tax of $4 million, respectively. Celanese recorded a net loss of $3 million and $5 million in interest and other income, net for the ineffective portion of the interest rate swaps, during the years ended December 31, 2002 and 2001, respectively. The amount of losses expected to be reclassified from accumulated other comprehensive income (loss) into earnings within the next twelve months is not currently determinable.

Foreign Exchange Risk Management

Certain Celanese entities have receivables and payables denominated in currencies other than their respective functional currencies, which creates foreign exchange risk. Celanese may enter into foreign currency forwards and options to minimize its exposure to foreign currency fluctuations. The foreign currency contracts are fair value hedges mainly for booked exposure and, in some cases, cash flow hedges for anticipated exposure.

Contracts with notional amounts totaling approximately $765 million and $1,002 million at December 31, 2003 and 2002, respectively, are predominantly in U.S. dollars, British pound sterling, Japanese yen, and Canadian dollars. Certain of Celanese's foreign currency forward contracts did not meet the criteria of SFAS No. 133 to qualify for hedge accounting. Celanese recognizes net foreign currency transaction gains or losses on the underlying transactions, which are offset by losses and gains related to foreign currency forward contracts. During 2003, Celanese's foreign currency forward contracts, designated as fair value hedges, resulted in a decrease in total assets of $8 million and an increase in total liabilities of $1 million. As of December 31, 2003, these contracts hedged a portion (approximately 85% as of December 31, 2003) of Celanese's dollar denominated intercompany net receivables held by euro denominated entities. Related to the unhedged portion, a net loss of approximately $14 million from foreign exchange gains or losses was recorded to interest and other income, net in 2003. During the years ended December 31, 2002 and 2001, Celanese hedged all of its dollar denominated intercompany net receivables held by euro denominated entities. Therefore, there was no material net effect from foreign exchange gains or losses in interest and other income, net. Hedging activities related to intercompany net receivables yielded cash flows from operating activities of approximately $180 million, $95 million and $14 million, in 2003, 2002 and 2001, respectively.

Commodity Risk Management

Celanese recognized losses of $3 million and less than $1 million from natural gas swaps as well as butane and methane contracts in 2003 and 2002, respectively. There was no material impact on the balance sheet at December 31, 2003 and December 31, 2002. The effective portions of unrealized gains and losses associated with the cash-settled swap contracts are $0 million and $1 million as of December 31, 2003 and 2002, respectively, are recorded as a component of accumulated other comprehensive income (loss) until the underlying hedged transactions are reported in earnings. Celanese had open swaps with a notional amount of $5 million as of December 31, 2003.

Stock Based Compensation Risk Management

During 2001, Celanese purchased call options for one million shares of Celanese stock to offset, in part its exposure of the 2000 Celanese LTIP. These options had a maturity of two years, a strike price of €19.56 per share and an average premium of €4.39 per share. These options expired during 2003. As a result, a net loss of $1 million was recorded to interest and other income, net in 2003.

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

Fair Value of Financial Instruments

Summarized below are the carrying values and estimated fair values of Celanese's financial instruments as of December 31, 2003 and 2002. For these purposes, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in $ millions)
Other assets—investments	317	317	251	251
Long-term debt	489	524	440	478
Pension funds in non-qualified trust	130	130	116	116
Debt-related derivative liability	13	13	26	26
Foreign exchange-related derivative asset	47	47	37	37
Call options on Celanese stock	—	—	2	2
Commodity swap asset	—	—	1	1

At December 31, 2003 and 2002, the fair values of cash and cash equivalents, receivables, notes payable, trade payables, short-term debt and the current installments of long-term debt approximate carrying values due to the short-term nature of these instruments. These items have been excluded from the table. Additionally, certain long-term receivables, principally insurance recoverables, are carried at net realizable value. (See Note 23)

Included in other assets are certain investments accounted for under the cost method and long-term marketable securities classified as available for sale. In general, the cost investments are not publicly traded; however, Celanese believes that the carrying value approximates the fair value.

The fair value of long-term debt and debt-related financial instruments is estimated based upon the respective implied forward rates as of December 31, 2003, as well as quotations from investment bankers and on current rates of debt for similar type instruments.

23.    Commitments and Contingencies

Celanese is involved in a number of legal proceedings, lawsuits and claims incidental to the normal conduct of its business, relating to such matters as product liability, anti-trust, past waste disposal practices and release of chemicals into the environment. While it is impossible at this time to determine with certainty the ultimate outcome of these proceedings, lawsuits and claims, management believes that adequate provisions have been made and that the ultimate outcome will not have a material adverse effect on the financial position of Celanese, but may have a material adverse effect on the results of operations or cash flows in any given accounting period. (See Note 24)

Plumbing Actions

CNA Holdings, Inc. ("CNA Holdings"), a U.S. subsidiary of Celanese, includes the U.S. business now conducted by Ticona. CNA Holdings, along with Shell Chemical Company ("Shell") and E. I. du Pont de Nemours ("DuPont"), among others, have been the defendants in a series of lawsuits, alleging that plastics manufactured by these companies that were utilized in the production of plumbing systems for residential property were defective or caused such plumbing systems to fail. Based on, among other things, the findings of outside experts and the successful use of Ticona's acetal copolymer in similar applications, CNA Holdings does not believe Ticona's acetal copolymer was defective or caused the plumbing systems to fail. In many cases CNA Holdings' exposure may be limited by invocation of the statute of limitations since CNA Holdings ceased selling the resin for use in the plumbing systems in site built homes during 1986 and in manufactured homes during 1990.

CNA Holdings has been named a defendant in ten putative class actions, further described below, as well as a defendant in other non-class actions filed in ten states, the U.S. Virgin Islands, and Canada. In

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

these actions, the plaintiffs typically have sought recovery for alleged property damages and, in some cases, additional damages under the Texas Deceptive Trade Practices Act or similar type statutes. Damage amounts have not been specified.

Developments under this matter are as follows:

•	Class certification has been denied in putative class actions pending in Florida and South Carolina state courts. Although plaintiffs subsequently sought to bring actions individually, they were dismissed and are on appeal.

•	In April 2000, the U.S. District Court for the District of New Jersey denied class certification for a putative class action (of insurance companies with respect to subrogation claims). The plaintiffs' appeal to the Third Circuit Court of Appeals was denied in July 2000 and the case was subsequently dismissed. In September 2000, a similar putative class action seeking certification of the same class that was denied in the New Jersey matter was filed in Tennessee state court. The court denied certification in March 2002, and plaintiffs are attempting an appeal. Cases are continuing on an individual basis.

•	Class certification of recreational vehicle owners was denied by the Chancery Court of Tennessee, Weakley County in July 2001, and cases are proceeding on an individual basis.

•	The U.S. District Court for the Eastern District of Texas denied certification of a putative class action in March 2002, and the plaintiffs' appeals have been dismissed by the appellate court.

•	Of the four putative class actions pending in Canadian courts, one was denied class certification, but is currently on appeal. The other three matters are still pending. The court in a putative class action pending in the U.S. Virgin Islands denied certification to a U.S. territories-wide class and dismissed Celanese on jurisdictional grounds. Plaintiffs are seeking reconsideration of those rulings.

•	A putative nationwide class action was filed in federal court in Indiana in December 2002, against, among others, CNA Holdings and Shell. CNA's motion to dismiss this lawsuit was granted in December 2003.

In November 1995, CNA Holdings, DuPont and Shell entered into national class action settlements, which have been approved by the courts. The settlements call for the replacement of plumbing systems of claimants who have had qualifying leaks, as well as reimbursements for certain leak damage. Furthermore, the three companies had agreed to fund such replacements and reimbursements up to $950 million. As of December 31, 2003, the funding is now $1,073 million due to additional contributions and funding commitments, made primarily by other parties. There are additional pending lawsuits in approximately ten jurisdictions not covered by this settlement; however, these cases do not involve (either individually or in the aggregate) a large number of homes, and management does not expect the obligations arising from these lawsuits to have a material adverse effect on Celanese.

In 1995, CNA Holdings and Shell settled the claims of certain individuals, owning 110,000 property units for an amount not to exceed $170 million. These claimants are also eligible for a replumb of their homes in accordance with the terms similar to those of the national class action settlement. CNA Holdings' and Shell's contributions under this settlement were subject to allocation as determined by binding arbitration.

CNA Holdings has accrued its best estimate of its share of the plumbing actions. At December 31, 2003, Celanese had remaining accruals of $76 million for this matter, of which $14 million is included in current liabilities. Management believes that the plumbing actions are adequately provided for in the consolidated financial statements. However, if Celanese were to incur an additional charge for this matter, such a charge would not be expected to have a material adverse effect on the financial position, but may have a material adverse effect on the results of operations or cash flows of Celanese in any given accounting period. Celanese has reached settlements with CNA Holdings' insurers specifying their responsibility for these claims; as a result, Celanese has recorded receivables relating to the anticipated

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

recoveries from certain third party insurance carriers. These receivables are based on the probability of collection, the settlement agreements with Celanese's insurance carriers whose coverage level exceeds the receivables and the status of current discussions with other insurance carriers. In 2003, Celanese recorded income to special charges of $107 million and interest income to interest and other income, net of $20 million, totaling $127 million, related to settlements from insurers in excess of the recorded receivable amounts. As of December 31, 2003, Celanese has a $63 million note receivable related to a settlement with an insurance carrier. This receivable is discounted and recorded within Other assets in the Consolidated Balance Sheet as it will be collected over the next four years.

Sorbates Litigation

In 1998, Nutrinova Inc., a U.S. subsidiary of Nutrinova Nutrition Specialties & Food Ingredients GmbH, then a wholly-owned subsidiary of Hoechst, received a grand jury subpoena from the U.S. District Court for the Northern District of California in connection with a U.S. criminal antitrust investigation of the sorbates industry. On May 3, 1999, Hoechst and the Government of the United States of America entered into an agreement under which Hoechst pled guilty to a one-count indictment charging Hoechst with participating in a conspiracy to fix prices and allocate market shares of sorbates sold in the U.S. Hoechst and the U.S. Government agreed to recommend that the U.S. District Court fine Hoechst $36 million. This fine is being paid over a 5 year period, with the last payment of $5 million due in June 2004. Hoechst also agreed to cooperate with the government's investigation and prosecutions related to the sorbates industry. The U.S. District Court accepted this plea on June 18, 1999 and imposed the penalty as recommended in the plea agreement.

In addition, several civil antitrust actions by sorbates customers, seeking monetary damages and other relief for alleged conduct involving the sorbates industry, have been filed in U.S. state and federal courts naming Hoechst, Nutrinova, and other Celanese subsidiaries, as well as other sorbates manufacturers, as defendants. Many of these actions have been settled and dismissed by the court. Three private actions are still pending, in state courts in Tennessee and New Jersey, and in federal court in Kansas.

In July 2001, Hoechst and Nutrinova entered into an agreement with the attorneys general of 33 states, pursuant to which the statutes of limitations were tolled pending the states' investigations. This agreement expired in July 2003. Since October 2002, the Attorneys General for New York, Illinois, Ohio, Nevada, Utah and Idaho filed suit on behalf of indirect purchasers in their respective states. The Utah, Nevada and Idaho actions have been dismissed as to Hoechst, Nutrinova and Celanese; the Ohio action has been settled, subject to court approval. The New York and Illinois actions are in the early stages of litigation. Since the fall of 2002, the Atorneys General of Connecticut, Florida, South Carolina, Oregon and Washington gave notice of intent to take legal action against sorbates manufacturers. Hoechst, Nutrinova, and the other sorbates manufacturers are in the process of settling any claims from these five attorney generals as well as those from Hawaii and Maryland.

Nutrinova and Hoechst have cooperated with the European Commission since 1998. In May 2002, the European Commission informed Hoechst of its intent to investigate officially the sorbates industry, and in January 2003, the European Commission served Hoechst, Nutrinova and a number of competitors with a statement of objections alleging unlawful, anticompetitive behavior affecting the European sorbates market. In October 2003, the European Commission ruled that Hoechst, Chisso Corporation, Daicel Chemical Industries Ltd., The Nippon Synthetic Chemical Industry Co. Ltd. and Ueno Fine Chemicals Industry Ltd. operated a cartel in the European sorbates market between 1979 and 1996. The European Commission imposed a total fine of €138.4 million ($161 million), of which €99 million ($115 million) was assessed against Hoechst. The case against Nutrinova was closed. The fine against Hoechst is based on the European Commission's finding that Hoechst does not qualify under the leniency policy, is a repeat violator and, together with Daicel, was a co-conspirator. In Hoechst's favor, the European Commission gave a discount for cooperating in the investigation. Hoechst appealed the European Commission's decision in December 2003. Payment of the obligation is deferred pending a ruling on the appeal.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

Considering previously recorded reserves, Celanese recorded in 2003 a special charge of $95 million for matters in the sorbates industry primarily related to the decision by the European Commission. Based on a review of the existing facts and circumstances relating to the sorbates matter, including the status of government investigations, as well as civil claims filed and settled, Celanese has remaining accruals of $137 million. This amount is included in current liabilities at December 31, 2003 for the estimated loss relative to this matter. Although the outcome of this matter cannot be predicted with certainty, management's best estimate of the range of possible additional future losses and fines, including any that may result from the above noted governmental proceedings, as of December 31, 2003 is between $0 and $8 million. The estimated range of such possible future losses is management's best estimate taking into consideration potential fines and claims, both civil and criminal, that may be imposed or made in other jurisdictions.

Pursuant to the Demerger Agreement, Celanese was assigned the obligation related to the sorbates matter. However, Hoechst agreed to indemnify Celanese for 80 percent of any costs Celanese may incur relative to this matter. Accordingly, Celanese has recognized a receivable from Hoechst and a corresponding contribution of capital, net of tax, from this indemnification. In 2003, Celanese recorded a $44 million, net of tax, increase to additional paid-in capital related to the recoveries from Hoechst for the special charges discussed above. As of December 31, 2003, Celanese has receivables, recorded within current assets, relating to the sorbates indemnification from Hoechst totaling $110 million. The additional reserve and the estimated range of possible future losses, noted above, for this matter are gross of any recovery from Hoechst. Celanese believes that any resulting liabilities, net of amounts recoverable from Hoechst, will not, in the aggregate, have a material adverse effect on Celanese's financial position, but may have a material adverse effect on results of operations or cash flows in any given accounting period.

Guarantees

Celanese has agreed to guarantee or indemnify third parties for environmental and other liabilities pursuant to a variety of agreements, including asset and business divestiture agreements, leases, settlement agreements, and various agreements with affiliated companies. Although many of these obligations contain monetary and/or time limitations, others do not provide such limitations.

Celanese has accrued for all probable and reasonably estimable losses associated with all known matters or claims that have been brought to its attention. (See Note 24)

These known obligations include the following:

Demerger Obligations

Celanese has obligations to indemnify Hoechst for various liabilities under the Demerger Agreement as follows:

•	Celanese agreed to indemnify Hoechst for environmental liabilities associated with contamination arising under 19 divestiture agreements entered into by Hoechst prior to the demerger.

Celanese's obligation to indemnify Hoechst is subject to the following thresholds:

•	Celanese will indemnify Hoechst against those liabilities up to €250 million (approximately $315 million);

•	Hoechst will bear those liabilities exceeding €250 million (approximately $315 million), however Celanese will reimburse Hoechst for one-third of those liabilities for amounts that exceed €750 million (approximately $950 million) in the aggregate.

At December 31, 2002, Celanese's obligation regarding two agreements had been settled. The aggregate maximum amount of environmental indemnifications under the remaining divestiture agreements which provide for monetary limits is approximately €750 million ($950 million). Three of the divested agreements do not provide for monetary limits.

As of December 31, 2003, Celanese has spent in the aggregate $35 million for environmental contamination liabilities in connection with these divestiture agreements. Based on

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

Celanese's estimate of the probability of loss under this indemnification, Celanese has reserves of $53 million as of December 31, 2003, for this contingency. Where Celanese is unable reasonably to determine the probability of loss or estimate such loss under an indemnification, Celanese has not recognized any related liabilities. (See Note 24)

•	Celanese has also undertaken in the Demerger Agreement to indemnify Hoechst to the extent that Hoechst is required to discharge liabilities, including tax liabilities, associated with businesses that were included in the demerger where such liabilities were not demerged, due to legal restrictions on the transfers of such items. These indemnities do not provide for any monetary or time limitations. Celanese has not provided for any reserves associated with this indemnification. Celanese did not make any payments to Hoechst in 2003, 2002 or 2001 in connection with this indemnification.

Divestiture Obligations

Celanese and its predecessor companies agreed to indemnify third party purchasers of former businesses and assets for various pre-closing conditions, as well as for breaches of representations, warranties and covenants. Such liabilities also include environmental liability, product liability, antitrust and other liabilities. These indemnifications and guarantees represent standard contractual terms associated with typical divestiture agreements and, other than environmental liabilities, Celanese does not believe that they expose the Company to any significant risk.

Since the demerger, Celanese has divested in the aggregate over 20 businesses, investments and facilities, through agreements containing indemnifications or guarantees to the purchasers. Many of the obligations contain monetary and/or time limitations, ranging from one year to 30 years, the aggregate amount of guarantees provided for under these agreements is approximately $2.7 billion as of December 31, 2003. Other agreements do not provide for any monetary or time limitations.

Based on Celanese's historical claims experience and its knowledge of the sites and businesses involved, the Company believes that it is adequately reserved for these matters. As of December 31, 2003, Celanese has reserves in the aggregate of $52 million for all such environmental matters.

Plumbing Insurance Indemnifications

Celanese has entered into agreements with insurance companies related to product liability settlements associated with Celcon® plumbing claims. These agreements, except those with insolvent insurance companies, require Celanese to indemnify and/or defend these insurance companies in the event that third parties seek additional monies for matters released in these agreements. The indemnifications in these agreements do not provide for time limitations.

In certain of the agreements, Celanese received a fixed settlement amount. The indemnities under these agreements generally are limited to, but in some cases are greater than, the amount received in settlement from the insurance company. The maximum exposure under these indemnifications is $95 million. Other settlement agreements have no stated limits.

There are other agreements whereby the settling insurer agreed to pay a fixed percentage of claims that relate to that insurer's policies. Celanese has provided indemnifications to the insurers for amounts paid in excess of the settlement percentage. These indemnifications do not provide for monetary or time limitations.

Celanese has reserves associated with these product liability claims. See Plumbing Actions above.

Other Obligations

•	Celanese is secondarily liable under a lease agreement pursuant to which Celanese has assigned a direct obligation to a third party. The lease assumed by the third party expires on

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

April 30, 2012. The lease liability for the period from January 1, 2004 to April 30, 2012 is estimated to be approximately $62 million.

•	Celanese has agreed to indemnify various insurance carriers, for amounts not in excess of the settlements received, from claims made against these carriers subsequent to the settlement. The aggregate amount of guarantees under these settlements is approximately $9 million, which is unlimited in term.

As indemnification obligations often depend on the occurrence of unpredictable future events, the future costs associated with them cannot be determined at this time. However, if Celanese were to incur additional charges for these matters, such charges may have a material adverse effect on the financial position, results of operations or cash flows of Celanese in any given accounting period.

Other Matters

In the normal course of business, Celanese enters into commitments to purchase goods and services over a fixed period of time. Celanese maintains a number of "take-or-pay" contracts for the purchase of raw materials and utilities. As of December 31, 2003, there were outstanding commitments of approximately $1,015 million under take-or-pay contracts. Celanese does not expect to incur any losses under these contractual arrangements. Additionally, as of December 31, 2003, there were outstanding commitments relating to capital projects of approximately $32 million.

Celanese Ltd. and/or CNA Holdings, Inc., both U.S. subsidiaries of Celanese, are defendants in approximately 600 asbestos cases, the majority of which are premises-related. Celanese has reserves for defense costs related to claims arising from these matters. Celanese believes it does not have any significant exposure in these matters.

On July 31, 2003, a federal district court ruled that the formula used in International Business Machine Corporation's ("IBM") cash balance pension plan violated the age discrimination provisions of the Employee Retirement Income Security Act of 1974. The IBM decision, however, conflicts with the decisions from two other federal district courts and with the proposed regulations for cash balance plans issued by the Internal Revenue Service in December 2002. IBM has announced that it will appeal the decision to the United States Court of Appeals for the Seventh Circuit. The effect of the IBM decision on Celanese's cash balance plan cannot be determined at this time.

Celanese entered into an agreement with Goldman, Sachs & Co. on December 15, 2003 (the "Goldman Sachs Engagement Letter"), pursuant to which Goldman Sachs acted as Celanese's financial advisor in connection with the Tender Offer. Pursuant to the terms of the Goldman Sachs Engagement Letter, in March 2004 Celanese paid Goldman Sachs a financial advisory fee equal to $13 million and a discretionary bonus equal to $5 million, upon consummation of the Tender Offer. In addition, Celanese has agreed to reimburse Goldman Sachs for all its reasonable expenses and to indemnify Goldman Sachs and related persons for all direct damages arising in connection with the Goldman Sachs Engagement Letter.

24.    Environmental

General—Celanese is subject to environmental laws and regulations worldwide which impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. Celanese is also subject to retained environmental obligations specified in various contractual agreements arising from divestiture of certain businesses by Celanese or one of its predecessor companies.

In 2003, 2002 and 2001, Celanese's worldwide expenditures, including expenditures for legal compliance, internal environmental initiatives and remediation of active, orphan, divested and U.S. Superfund sites were $80 million, $83 million and $78 million, respectively. Capital project related

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

environmental expenditures in 2003, 2002 and 2001, included in worldwide expenditures, were $10 million, $4 million and $7 million, respectively. Environmental reserves for remediation matters were $159 million and $208 million as of December 31, 2003 and 2002, respectively. (See Notes 15 and 17). As of December 31, 2003, the estimated range for remediation costs is between $110 million and $159 million, with the best estimate of $159 million.

Remediation—Due to its industrial history and through retained contractual and legal obligations, Celanese has the obligation to remediate specific areas on its own sites as well as on divested, orphan or U.S. Superfund sites. In addition, as part of the Demerger Agreement with Hoechst, a specified portion of the responsibility for environmental liabilities from a number of Hoechst divestitures was transferred to Celanese. Celanese has provided for such obligations when the event of loss is probable and reasonably estimable.

In 2003, 2002 and 2001, the total remediation efforts charged to earnings before tax were $0 million, $7 million and $7 million, respectively. These charges were offset by reversals of previously established environmental reserves due to favorable trends in estimates at unrelated sites of $6 million, $15 million, and $11 million during 2003, 2002 and 2001, respectively. Management believes that the environmental related costs will not have a material adverse effect on the financial position of Celanese, but may have a material adverse effect on the results of operations or cash flows in any given accounting period.

Celanese did not record any insurance recoveries related to these matters in 2003 or 2002 and recorded $1 million in 2001. There are no receivables for recoveries as of December 31, 2003 and 2002.

German InfraServs—On January 1, 1997, coinciding with a reorganization of the Hoechst businesses in Germany, real estate service companies ("InfraServs") were created to own directly the land and property and to provide various technical and administrative services at each of the manufacturing locations. Celanese has manufacturing operations at three InfraServ locations in Germany: Oberhausen, Frankfurt am Main-Höchst, and Kelsterbach, and holds interests in the companies which own and operate the former Hoechst sites in Gendorf, Knapsack and Wiesbaden.

InfraServs are liable for any residual contamination and other pollution because they own the real estate on which the individual facilities operate. In addition, Hoechst, as the responsible party under German public law, is liable to third parties for all environmental damage that occurred while it was still the owner of the plants and real estate. The contribution agreements entered into in 1997 between Hoechst and the respective operating companies, as part of the divestiture of these companies, provide that the operating companies will indemnify Hoechst against environmental liabilities resulting from the transferred businesses. Additionally, the InfraServs have agreed to indemnify Hoechst against any environmental liability arising out of or in connection with environmental pollution of any site. Likewise, in certain circumstances Celanese could be responsible for the elimination of residual contamination on a few sites that were not transferred to InfraServ companies, in which case Hoechst must reimburse Celanese for two-thirds of any costs so incurred.

The Infraserv partnership agreements provide that, as between the partners, each partner is responsible for any contamination caused predominantly by such partner. Any liability, which cannot be attributed to an InfraServ partner and for which no third party is responsible, is required to be borne by the InfraServ in question. In view of this potential obligation to eliminate residual contamination, the InfraServs, primarily relating to equity and cost affiliates which are not consolidated by Celanese, have reserves of $72 million and $61 million as of December 31, 2003 and 2002, respectively.

If an InfraServ partner defaults on its respective indemnification obligations to eliminate residual contamination, the owners of the remaining participation in the InfraServ companies have agreed to fund such liabilities, subject to a number of limitations. To the extent that any liabilities are not satisfied by either the InfraServs or their owners, these liabilities are to be borne by Celanese in accordance with the Demerger Agreement. However, Hoechst will reimburse Celanese for two-thirds of any such costs. Likewise, in certain circumstances Celanese could be responsible for the elimination of residual

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

contamination on a few sites that were not transferred to InfraServ companies, in which case Hoechst must reimburse Celanese for two-thirds of any costs so incurred.

The German InfraServs are owned partially by Celanese, as noted below, and the remaining ownership is held by various other companies. Celanese's ownership interest and environmental liability participation percentages for such liabilities which cannot be attributed to an InfraServ partner were as follows as of December 31, 2003:

Company	Ownership %	Liability %
InfraServ GmbH & Co. Gendorf KG	39.0%	10.0%
InfraServ GmbH & Co. Oberhausen KG	84.0%	75.0%
InfraServ GmbH & Co. Knapsack KG	27.0%	22.0%
InfraServ GmbH & Co. Kelsterbach KG	100.0%	100.0%
InfraServ GmbH & Co. Höchst KG	31.2%	40.0%
InfraServ GmbH & Co. Wiesbaden KG	17.9%	0.0%
InfraServ Verwaltungs GmbH	100.0%	0.0%

U.S. Superfund Sites—In the U.S., Celanese may be subject to substantial claims brought by U.S. Federal or state regulatory agencies or private individuals pursuant to statutory authority or common law. In particular, Celanese has a potential liability under the U.S. Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and related state laws (collectively referred to as "Superfund") for investigation and cleanup costs at approximately 50 sites. At most of these sites, numerous companies, including certain companies comprising Celanese, or one of its predecessor companies, have been notified that the EPA, state governing bodies or private individuals consider such companies to be potentially responsible parties ("PRP") under Superfund or related laws. The proceedings relating to these sites are in various stages. The cleanup process has not been completed at most sites and the status of the insurance coverage for most of these proceedings is uncertain. Consequently, Celanese cannot determine accurately its ultimate liability for investigation or cleanup costs at these sites. As of December 31, 2003 and 2002, Celanese had provisions totaling $12 million and $13 million, respectively, for U.S. Superfund sites and utilized $1 million of these reserves in 2003 and 2002. There were no additional provisions recorded during 2003, 2002 or 2001.

As events progress at each site for which it has been named a PRP, Celanese accrues, as appropriate, a liability for site cleanup. Such liabilities include all costs that are probable and can be reasonably estimated. In establishing these liabilities, Celanese considers its shipment of waste to a site, its percentage of total waste shipped to the site, the types of wastes involved, the conclusions of any studies, the magnitude of any remedial actions that may be necessary, and the number and viability of other PRPs. Often Celanese will join with other PRPs to sign joint defense agreements that will settle, among PRPs, each party's percentage allocation of costs at the site. Although the ultimate liability may differ from the estimate, Celanese routinely reviews the liabilities and revises the estimate, as appropriate, based on the most current information available.

Hoechst Liabilities—In connection with the Hoechst demerger, Celanese agreed to indemnify Hoechst for the first €250 (approximately $315 million) of future remediation liabilities for environmental damages arising from 19 specified divested Hoechst entities. As of December 31, 2003 and 2002, Celanese has reserves of $53 million and $60 million, respectively, for these matters which are included as a component of the total environmental reserves. Celanese has made payments through December 31, 2003 and 2002 of $35 million and $30 million, respectively. If such future liabilities exceed €250 million (approximately $315 million), Hoechst will bear such excess up to an additional €500 million (approximately $635 million). Thereafter, Celanese will bear one-third and Hoechst will bear two-thirds of any further environmental remediation liabilities. Where Celanese is unable to reasonably determine the

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

probability of loss or estimate such loss under this indemnification, Celanese has not recognized any liabilities relative to this indemnification.

25.    Special Charges

Special charges include provisions for restructuring and other expenses and income incurred outside the normal course of ongoing operations. Restructuring provisions represent costs related to severance and other benefit programs related to major activities undertaken to redesign our operations, as well as costs incurred in connection with a decision to exit non-strategic businesses and the related closure of facilities. These measures are based on formal management decisions, establishment of agreements with the employees' representatives or individual agreements with the affected employees as well as the public announcement of the restructuring plan.

The components of special charges for 2003, 2002 and 2001 were as follows:

	2003	2002	2001
	(in $ millions)
Employee termination benefits	18	8	112
Plant/office closures	7	6	93
Restructuring adjustments	(6)	(10)	(17)
Total Restructuring	19	4	188
Sorbates antitrust matters	95	—	—
Plumbing actions	(107)	—	(28)
Asset impairments	—	—	261
Third-party reimbursements of restructuring charges	—	(1)	(7)
Other	(2)	(8)	2
Total Special Charges	5	(5)	416

The components of the 2003, 2002 and 2001 restructuring reserves were as follows:

	Employee Termination Benefits	Plant/Office Closures	Total
	(in $ millions)
Restructuring reserve at December 31, 2000	35	56	91
Restructuring additions	112	93	205
Cash and noncash uses	(54)	(85)	(139)
Other changes	(3)	(14)	(17)
Currency translation adjustments	(1)	(2)	(3)
Restructuring reserve at December 31, 2001	89	48	137
Restructuring additions	8	6	14
Cash and noncash uses	(56)	(22)	(78)
Other changes	(4)	(5)	(9)
Currency translation adjustments	2	2	4
Restructuring reserve at December 31, 2002	39	29	68
Restructuring additions	18	7	25
Cash and noncash uses	(32)	(13)	(45)
Other changes	—	(6)	(6)
Currency translation adjustments	3	4	7
Restructuring reserve at December 31, 2003	28	21	49

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

Included in the above restructuring reserves of $49 million and $68 million at December 31, 2003 and 2002, respectively, are $9 million and $9 million, respectively, of long-term reserves included in other liabilities.

2003

In 2003, Celanese recorded expense of $5 million in special charges, which consisted of $25 million of restructuring charges, $6 million of income from favorable adjustments to restructuring reserves that were recorded previously, and $14 million of income from other special charges. The $25 million of additions to the restructuring reserve included employee severance costs of $18 million and plant and office closure costs of $7 million. Within other special charges there was income of $107 million related to insurance recoveries associated with the plumbing cases, partially offset by $95 million of expenses for antitrust matters in the sorbates industry, primarily related to a decision by the European Commission.

In 2003, the Chemical Products segment recorded employee severance charges of $4 million, which primarily related to the shutdown of an obsolete synthesis gas unit in Germany. There will be minimal additional costs in 2004 associated with the shutdown of this unit.

Ticona started a redesign of its operations. Approximately 160 positions are expected to be reduced by 2005, as a result of the redesign. These plans included a decision to sell the Summit, New Jersey site and to relocate administrative and research and development activities to the existing Ticona site in Florence, Kentucky in 2004. As a result of this decision, Celanese recorded termination benefit expense of $5 million in 2003. In addition to the relocation in the United States, Ticona has streamlined its operations in Germany, primarily through offering employees early retirement benefits under an existing employee benefit arrangement. As a result of this arrangement, Ticona recorded a charge of $7 million in 2003. Additional severance costs to be recorded in special charges, related to the redesign, are expected to be approximately $1 million per quarter in 2004.

In addition, Ticona ceased its manufacturing operations in Telford, United Kingdom during 2003, based on a 2002 restructuring initiative to concentrate its European manufacturing operations in Germany. As a result, Ticona recorded contract termination costs and asset impairments totaling $7 million and employee severance costs of $1 million in 2003. The total costs of the Telford shutdown through 2003 are $12 million.

The $6 million of income from favorable adjustments of previously recorded restructuring reserves consisted of a $1 million adjustment to the 2002 reserves, a $4 million adjustment to the 2001 reserves and a $1 million adjustment to the 1999 reserves. The adjustment to the 2002 reserve related to lower than expected costs related to the demolition of the GUR Bayport facility. The adjustment to the 2001 reserve was primarily due to the lower than expected decommissioning costs of the Mexican production facility. The adjustment to the 1999 reserve was due to lower than expected payments related to the closure of a former administrative facility in the United States.

2002

In 2002, Celanese recorded income from special charges of $5 million, which consisted of $14 million of restructuring charges, $10 million of income from favorable adjustments to previously recorded restructuring reserves, $1 million of income from reimbursements from third party site partners related to prior year initiatives, and $8 million of income from other special charges. The $14 million of restructuring charges included employee severance costs of $8 million and plant and office closure costs of $6 million.

Project Focus, initiated in early 2001, set goals to reduce trade working capital, limit capital expenditures and improve earnings before interest, taxes, depreciation and amortization from programs to increase efficiency. Project Forward was announced in August 2001 and initiated additional restructuring and other measures to reduce costs and increase profitability. During 2002, Celanese recorded

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

employee severance charges of $8 million, of which $3 million related to adjustments to the 2001 forward initiatives and $4 million for streamlining efforts of production facilities in Germany and the United States, and $1 million for employee severance costs in the polyvinyl alcohol business.

Ticona recorded asset impairments of $4 million in 2002 related to a decision in 2002 to shutdown operations in Telford, United Kingdom in 2003. In addition, with the construction of a new and expanded GUR® plant in Bishop, Texas, the GUR operations in Bayport, Texas were transferred to a new facility. Decommissioning and demolition costs associated with the Bayport closure were $2 million.

The $10 million of favorable adjustments of previously recorded restructuring reserves consisted of an $8 million adjustment to the 2001 reserves and a $2 million adjustment to the 2000 reserves. The 2001 adjustment was primarily due to lower than expected personnel and closure costs associated with the streamlining of chemical facilities in the United States, Canada, and Germany. The 2000 adjustment was due to lower than expected demolition costs for the Chemical Products production facility in Knapsack, Germany. The other special charges income of $8 million related to a reduction in reserves associated with settlements of environmental indemnification obligations associated with former Hoechst entities.

2001

In 2001, Celanese recorded special charges totaling $416 million, which consisted of $205 million of restructuring charges, which were reduced by $7 million of income for reimbursements from third party site partners and income from forfeited pension plan assets, $17 million of favorable adjustments to restructuring reserves recorded in 2000 and 2001 and $235 million of other special charges.

The $205 million of additions to the restructuring reserve included employee severance costs of $112 million and plant and office closure costs of $93 million. Employee severance costs consisted primarily of $34 million for the streamlining of chemical production and administrative positions in the United States, Germany and Singapore, $25 million for administrative and production positions at Ticona in the United States and Germany, $20 million for the restructuring of production and administrative positions in Mexico, $7 million for the closure of the acetic acid, pentaerythritol and vinyl acetate monomer units and the elimination of administrative positions in Edmonton, $6 million for the elimination of corporate administrative positions, $5 million resulting from the closure of a chemical research and development center in the United States, $5 million for the shutdown of acetate filament production at Lanaken, Belgium and $10 million for the shut-down of acetate filament production at Rock Hill, South Carolina.

The $93 million of additions to the restructuring reserve related to plant and office closures consisted mainly of $66 million for fixed asset impairments, the cancellation of supply contracts, other required decommissioning and environmental closure costs relating to the closure of the acetic acid, pentaerythritol and vinyl acetate monomer units in Edmonton. Also included in plant and office closure costs were $10 million for fixed asset impairments, contract cancellation and other costs associated with the closure of the chemical research and development center in the United States, $4 million of fixed asset impairments and other closure costs related to the closure of a chemical distribution terminal in the United States, $7 million for fixed asset impairments and shut-down costs at the acetate filament facility in Lanaken, $5 million for equipment shutdown and other decommissioning costs for the acetate filament production facility at Rock Hill and $1 million associated with the cancellation of a lease associated with the closure of an administrative facility in Germany.

The $17 million of favorable adjustments of prior year restructuring reserves consisted of a $13 million adjustment to the 2000 reserves and a $4 million adjustment to the 1999 reserves. The entire 2000 adjustment was due to lower than expected demolition and decommissioning costs for the Chemical Products production facility in Knapsack, Germany. This adjustment resulted from a third party site partner assuming ownership of an existing facility and obligations. Of the 1999 adjustment, $2 million related to the reversal of a reserve for closure costs for a parcel of land in Celaya, Mexico that Celanese donated to the Mexican government, which assumed the remaining liabilities. The 1999 adjustment also included $2 million relating to less than anticipated severance costs for Ticona employees in Germany.

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

The other special charges of $235 million consisted of goodwill impairment of $218 million and fixed asset impairments of $27 million, related to the former Chemical Intermediates segment, $16 million of fixed asset impairments related to the former Acetyl Products segment, and $5 million for the relocation of acetate filament production assets associated with restructuring initiatives. Also included in other special charges was $28 million of income from the receipt of higher than expected insurance reimbursements linked to the plumbing cases (see Note 23) and $3 million of income related to a net reduction in reserves associated with settlements of environmental indemnification and other obligations associated with former Hoechst entities.

26.    Captive Insurance Companies

Celanese consolidates two wholly-owned insurance companies (the "Captives"). The Captives are a key component of the Company's global risk management program as well as a form of self-insurance for property, liability and workers' compensation risks. The Captives issue insurance policies to Celanese subsidiaries to provide consistent coverage amid fluctuating costs in the insurance market and to lower long-term insurance costs by avoiding or reducing commercial carrier overhead and regulatory fees. The Captives issue insurance policies and coordinate claims handling services with third party service providers. They retain risk at levels approved by the Board of Management and obtain reinsurance coverage from third parties to limit the net risk retained. One of the Captives also insures certain third party risks. Third party premiums earned are shown below.

Summarized financial data, excluding intercompany activity, appear below.

	As of December 31,
	2003	2002
	(in $ millions)
Assets
Reinsurance and Losses Receivable	205	223
Prepaid Insurance Premiums	28	29
Other Current Assets	11	8
Total Current Assets	244	260
Marketable Securities	203	142
Other Long-Term Assets	1	1
Total Assets	448	403

Liabilities
Insurance Reserves and Payables for Third Party and Internal Matters	145	145
Other Current Liabilities	10	6
Total Current Liabilities	155	151
Insurance Loss Reserves	171	177
Total Liabilities	326	328
Equity	122	75
Total Liabilities and Equity	448	403

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

	For the Years Ended December 31,
	2003	2002	2001
	(in $ millions)
Third Party Premiums	25	28	27
Losses	(25)	(39)	(27)
Interest Income	6	6	11
Dividend Income	50	23	28
Other Income / (Expense)	8	(7)	9
Income Tax Expense	(11)	(7)	(2)
Net Income	53	4	46

The assets of the Captives consist primarily of marketable securities and reinsurance receivables. Marketable securities values are based on quoted market prices or dealer quotes. The carrying value of the amounts recoverable under the reinsurance agreements approximate fair value due to the short-term nature of these items.

The liabilities recorded by the Captives relate to the estimated risk of loss recorded by the Captives, which is based on management estimates and actuarial valuations, and unearned premiums, which represent the portion of the premiums written applicable to the unexpired terms of the policies in-force. The establishment of the provision for outstanding losses is based upon known facts and interpretation of circumstances influenced by a variety of factors. In establishing a provision, management considers facts currently known and the current state of laws and litigation where applicable. Liabilities are recognized for known claims when sufficient information has been developed to indicate involvement of a specific policy and management can reasonably estimate its liability. In addition, liabilities have been established to cover additional exposure on both known and unasserted claims. Estimates of the liabilities are reviewed and updated regularly. It is possible that actual results could differ significantly from the recorded liabilities.

The Captives use reinsurance arrangements to reduce their risk of loss. Reinsurance arrangements, however, do not relieve the Captives from their obligations to policy holders. Failure of the reinsurers to honor their obligations could result in losses to the Captives. The Captives evaluate the financial condition of their reinsurers and monitor concentrations of credit risk to minimize their exposure to significant losses from reinsurer insolvencies and establish allowances for amounts deemed uncollectible.

Premiums written are recognized as revenue based on the terms of the policies. Capitalization of the Captives is determined by regulatory guidelines.

27.    Business and Geographical Segments

In the fourth quarter of 2003, Celanese realigned its business segments to reflect a change of how the Company manages the business and assesses performance. This change resulted from recent transactions, including divestitures and the formation of a joint venture. A new segment, Chemical Products, has been introduced and consists primarily of the former Acetyl Products and Chemical Intermediates segments. Additionally, legacy pension and other postretirement benefit costs associated with previously divested Hoechst businesses, which were historically allocated to the business segments, are reflected as part of Other Activities within the reconciliation column and a procurement subsidiary, which was previously recorded within the reconciliation column, is now reported within Chemical Products. Prior year amounts have been reclassified to conform to the current year presentation.

Information with respect to Celanese's industry segments follows:

Business Segments

Chemical Products primarily produces and supplies acetyl products, including acetic acid, vinyl acetate monomer and polyvinyl alcohol; specialty and oxo products, including organic solvents and other intermediates;

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

Acetate Products primarily produces and supplies acetate filament and acetate tow;

Ticona, the technical polymers segment, develops and supplies a broad portfolio of high performance technical polymers; and

Performance Products consists of Nutrinova, the high intensity sweetener and food protection ingredients business.

The segment management reporting and controlling systems are based on the same accounting policies as those described in the summary of significant accounting policies in Note 3. Celanese evaluates performance based on operating profit, net earnings, cash flows and other measures of financial performance reported in accordance with U.S. GAAP. Besides these measures, management believes that return on assets is considered appropriate for evaluating the performance of its operating segments. Return on assets, which may be calculated differently by other companies, is calculated as earnings (loss) from continuing operations before interest expense, tax and minority interests divided by the average of total assets, calculated using total assets as of the beginning and end of the year.

Trade working capital is defined as trade accounts receivable from third parties and affiliates, net of allowance for doubtful accounts, plus inventories, less trade accounts payable to third parties and affiliates.

Sales and revenues related to transactions between segments are generally recorded at values that approximate third-party selling prices. Revenues and long-term assets are allocated to countries based on the location of the business. Capital expenditures represent the purchase of property, plant and equipment.

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

	Chemical Products	Acetate Products	Ticona	Performance Products	Total Segments	Reconciliation	Consolidated
	(in $ millions)
2003:
Sales to external customers	2,968	655	762	169	4,554	49	4,603
Inter-segment revenues	97	—	—	—	97	(97)	—
Operating profit (loss)	138	13	122	(44)	229	(111)	118
Operating margin(1)	4.6%	2.0%	16.0%	–26.0%	5.0%	n.m.	2.6%
Earnings (loss) from continuing operations before tax and minority interests	182	17	167	(44)	322	(119)	203
Earnings (loss) from continuing operations before tax and minority interests as a percentage of net sales	6.1%	2.6%	21.9%	–26.0%	7.1%	n.m.	4.4%
Depreciation and amortization	157	66	57	7	287	7	294
Capital expenditures	109	39	56	2	206	5	211
Special charges	1	—	87	(95)	(7)	2	(5)
Intangible assets, net	604	161	343	—	1,108	—	1,108
Trade working capital	369	148	116	25	658	(17)	641
Total assets	4,571	920	1,466	172	7,129	(315)	6,814
Return on assets(2)	4.0%	1.9%	11.9%	–34.0%	4.6%	n.m.	3.8%
2002:
Sales to external customers	2,345	632	656	151	3,784	52	3,836
Inter-segment revenues	74	—	—	—	74	(74)	—
Operating profit (loss)	152	31	23	45	251	(78)	173
Operating margin(1)	6.5%	4.9%	3.5%	29.8%	6.6%	n.m.	4.5%
Earnings (loss) from continuing operations before tax and minority interests	165	43	35	45	288	(104)	184
Earnings (loss) from continuing operations before tax and minority interests as a percentage of net sales	7.0%	6.8%	5.3%	29.8%	7.6%	n.m.	4.8%
Depreciation and amortization	130	53	52	7	242	5	247
Capital expenditures	101	30	61	4	196	7	203
Special charges	2	—	(6)	—	(4)	9	5
Intangible assets, net	588	153	343	1	1,085	—	1,085
Trade working capital	394	91	104	20	609	(10)	599
Total assets	4,553	844	1,348	87	6,832	(415)	6,417
Return on assets(2)	3.8%	5.1%	2.6%	22.1%	4.3%	n.m.	3.8%
2001:
Sales to external customers	2,439	682	632	142	3,895	75	3,970
Inter-segment revenues	83	—	—	—	83	(83)	—
Operating profit (loss)	(358)	(27)	(4)	39	(350)	(67)	(417)
Operating margin(1)	–14.7%	–4.0%	–0.6%	27.5%	–9.0%	n.m.	–10.5%
Earnings (loss) from continuing operations before tax and minority interests	(328)	(15)	(2)	39	(306)	(113)	(419)
Earnings (loss) from continuing operations before tax and minority interests as a percentage of net sales	–13.4%	–2.2%	–0.3%	27.5%	–7.9%	n.m.	10.6%
Depreciation and amortization	185	65	67	6	323	3	326
Capital expenditures	63	31	86	2	182	9	191
Special charges	(377)	(44)	8	—	(413)	(3)	(416)
Intangible assets, net	530	153	344	1	1,028	—	1,028
Trade working capital	342	96	66	17	521	(22)	499
Total assets	4,171	829	1,323	321	6,644	(412)	6,232
Return on assets(2)	–7.3%	–1.7%	–0.1%	10.1%	–4.3%	n.m.	–5.2%

(1)	Defined as operating profit (loss) divided by net sales.

(2)	Defined as earnings (loss) from continuing operations before interest expense, tax and minority interests divided by the average of total assets, calculated using total assets as of the beginning and end of the year.

n.m. = not meaningful

CELANESE AG AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  — (Continued)

The reconciliation column includes (a) operations of certain other operating entities and their related assets, liabilities, revenues and expenses, (b) the elimination of inter-segment sales, (c) assets and liabilities not allocated to a segment, (d) corporate center costs for support services such as legal, accounting and treasury functions and (e) interest income or expense associated with financing activities of the Company.

Additionally, Celanese recognized special charges in 2003, 2002 and 2001 primarily related to restructuring costs and environmental and other costs associated with previously divested entities of Hoechst, and demerger costs. (See Note 25)

Other operating entities consist of ancillary businesses as well as companies which provide infrastructure services.

The following table presents financial information based on the geographic location of Celanese's facilities:

	North America	Thereof USA	Thereof Canada	Thereof Mexico	Europe	Thereof Germany	Asia	Thereof Singapore	Rest of World	Consolidated
					(in $ millions)
2003:
Total assets	4,179	3,256	312	611	1,871	1,676	456	278	308	6,814
Property, plant and equipment, net	948	781	57	110	591	532	168	161	3	1,710
Operating profit (loss)	57	78	(16)	(5)	3	(40)	57	53	1	118
Net sales	2,156	1,656	236	264	1,891	1,510	509	457	47	4,603
Depreciation and amortization	181	148	14	19	86	77	27	27	—	294
Capital expenditures	108	89	8	11	98	91	5	2	—	211
2002:
Total assets	4,273	3,423	248	602	1,454	1,280	468	314	222	6,417
Property, plant and equipment, net	1,000	830	47	123	401	347	189	185	3	1,593
Operating profit (loss)	8	(67)	39	36	130	108	47	44	(12)	173
Net sales	1,911	1,501	176	234	1,450	1,170	433	391	42	3,836
Depreciation and amortization	170	139	8	23	50	46	27	27	—	247
Capital expenditures	104	89	6	9	98	92	1	1	—	203
2001:
Total assets	4,405	3,440	233	732	1,212	1,064	431	298	184	6,232
Property, plant and equipment, net	1,086	882	48	156	255	229	215	211	2	1,558
Operating profit (loss)	(566)	(347)	(36)	(183)	81	79	58	54	10	(417)
Net sales	2,076	1,617	215	244	1,477	1,194	375	338	42	3,970
Depreciation and amortization	250	179	19	52	49	44	27	27	—	326
Capital expenditures	135	119	4	12	55	50	1	1	—	191

BCP CRYSTAL HOLDINGS LTD. 2
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Predecessor		Successor
	Six Months ended June 30, 2003	Three Months ended March 31, 2004	Three Months ended June 30, 2004
	(in millions)
Net sales	$2,305	$1,243	$1,229
Cost of sales	(1,915)	(1,002)	(1,058)
Selling, general and administrative expenses	(238)	(137)	(125)
Research and development expenses	(43)	(23)	(22)
Special charges	90	(28)	1
Foreign exchange loss	(2)	—	—
Loss on disposition of assets	—	(1)	—
Operating profit	197	52	25
Equity in net earnings of affiliates	19	12	18
Interest expense	(24)	(6)	(124)
Interest income	29	5	7
Other income (expense), net	39	17	(21)
Earnings (loss) from continuing operations before tax and minority interests	260	80	(95)
Income tax provision	(86)	(25)	(10)
Earnings (loss) from continuing operations before minority interests	174	55	(105)
Minority interests	—	—	(10)
Earnings (loss) from continuing operations	174	55	(115)
Earnings (loss) from operation of discontinued operations (including gain (loss) on disposal of discontinued operations of $(3) million, $14 million, and $(1) million for six months ended June 30, 2003, three months ended March 31, 2004, and three months ended June 30, 2004, respectively)	(11)	9	(1)
Income tax benefit	3	14	—
Earnings (loss) from discontinued operations	(8)	23	(1)
Cumulative effect of changes in accounting principles, net of tax effect	(1)	—	—
Net earnings (loss)	$165	$78	$(116)

See the accompanying notes to the unaudited consolidated financial statements.

BCP CRYSTAL HOLDINGS LTD. 2
UNAUDITED CONSOLIDATED BALANCE SHEETS

	Predecessor As of December 31, 2003	Successor As of June 30, 2004
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$148	$716
Receivables, net:
Trade receivables, net — third party and affiliates	722	787
Other receivables	589	592
Inventories	509	513
Deferred income taxes	67	61
Other assets	52	23
Assets of discontinued operations	164	14
Total current assets	2,251	2,706
Investments	561	559
Property, plant and equipment, net	1,710	1,624
Deferred income taxes	606	529
Other assets	578	648
Intangible assets, net	1,108	856
Total assets	$6,814	$6,922
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
Short-term borrowings and current installments of long-term debt — third party and affiliates	$148	$173
Accounts payable and accrued liabilities:
Trade payables — third party and affiliates	590	562
Other current liabilities	919	730
Deferred income taxes	19	10
Income taxes payable	266	312
Liabilities of discontinued operations	30	14
Total current liabilities	1,972	1,801
Long-term debt	489	2,227
Deferred income taxes	99	94
Benefit obligations	1,165	1,240
Other liabilities	489	458
Minority interests	18	420
Commitments and contingencies
Shareholder's equity:
Common stock	150	—
Additional paid-in capital	2,714	821
Retained earnings (deficit)	25	(116)
Accumulated other comprehensive loss	(198)	(23)
	2,691	682
Less: Treasury stock at cost	(109)	—
Total shareholder's equity	2,582	682
Total liabilities and shareholder's equity	$6,814	$6,922

See the accompanying notes to the unaudited consolidated financial statements.

BCP CRYSTAL HOLDINGS LTD. 2
UNAUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

	Common Stock	Additional Paid-in- Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Shareholder's Equity
	(in millions)
Predecessor
Balance at December 31, 2002	$150	$2,665	$(98)	$(527)	$(94)	$2,096
Comprehensive income, net of tax:
Net earnings			165			165
Other comprehensive income:
Unrealized gain on securities				7		7
Foreign currency translation				156		156
Unrealized gain on derivative contracts				3		3
Other comprehensive income				166		166
Comprehensive income						331
Dividends (€0.44, $0.48 per share)			(25)			(25)
Amortization of deferred compensation		3				3
Indemnification of demerger liability		9				9
Retirement of treasury stock					(15)	(15)
Balance at June 30, 2003	$150	$2,677	$42	$(361)	$(109)	$2,399
Balance at December 31, 2003	$150	$2,714	$25	$(198)	$(109)	$2,582
Comprehensive income (loss), net of tax:
Net earnings			78			78
Other comprehensive income (loss):
Unrealized gain on securities				7		7
Foreign currency translation				(46)		(46)
Other comprehensive loss				(39)		(39)
Comprehensive income						39
Amortization of deferred compensation		1				1
Balance at March 31, 2004	$150	$2,715	$103	$(237)	$(109)	$2,622

Successor
Contributed capital	$—	$820	$—	$—	$—	$820
Comprehensive income (loss), net of tax:
Net loss			(116)			(116)
Other comprehensive income (loss):
Unrealized loss on securities				(6)		(6)
Unrealized gain on derivative contract				3		3
Foreign currency translation				(20)		(20)
Other comprehensive loss				(23)		(23)
Comprehensive loss						(139)
Indemnification of demerger liability		1				1
Balance at June 30, 2004	$—	$821	$(116)	$(23)	$—	$682

See the accompanying notes to the unaudited consolidated financial statements.

BCP CRYSTAL HOLDINGS LTD. 2
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Predecessor		Successor
	Six months ended June 30, 2003	Three months ended March 31, 2004	Three months ended June 30, 2004
	(in millions)
Operating activities of continuing operations:
Net earnings (loss)	$165	$78	$(116)
(Earnings) loss from discontinued operations, net	8	(23)	1
Cumulative effect of changes in accounting principles	1	—	—
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Special charges, net of amounts used	(124)	20	(20)
Stock-based compensation	7	2	1
Depreciation and amortization	144	72	71
Amortization of deferred financing costs	—	—	73
Change in equity of affiliates	(2)	3	(12)
Deferred income taxes	44	(12)	(19)
Gain on disposition of assets, net	(4)	—	—
(Gain) loss on foreign currency	86	(26)	19
Minority Interest	—	—	10
Changes in operating assets and liabilities:
Trade receivables, net — third party and affiliates	(65)	(89)	6
Other receivables	68	(42)	(30)
Inventories	(41)	(11)	49
Trade payables — third party and affiliates	(38)	(6)	(18)
Other liabilities	(113)	(118)	(144)
Income taxes payable	(79)	38	22
Other, net	16	7	3
Net cash provided by (used in) operating activities	73	(107)	(104)

Investing activities of continuing operations:
Capital expenditures on property, plant and equipment	(83)	(44)	(50)
Acquisition of Celanese, net of $93 in cash acquired	—	—	(1,531)
Fees associated with the acquisition of Celanese	—	—	(67)
Acquisitions of businesses	(7)	—	—
Proceeds on sales of assets	6	—	1
Proceeds from disposal of discontinued operations	—	139	—
Proceeds from sale of marketable securities	81	42	27
Purchases of marketable securities	(94)	(42)	(28)
Distributions from affiliates	—	1	—
Other, net	(5)	—	(1)
Net cash provided by (used in) investing activities	(102)	96	(1,649)
Financing activities of continuing operations:
Initial capitalization	—	—	820
Borrowings under bridge loans	—	—	1,565
Repayment of bridge loans	—	—	(1,565)
Proceeds from issuance of Senior Subordinated Notes	—	—	1,244
Proceeds from Floating Rate Term Loan	—	—	350
Borrowings under Senior Credit Facilities	—	—	389
Short-term borrowings (repayments) net	96	(16)	7
Payments of long-term debt	(102)	(27)	(177)
Purchase of treasury stock	(15)	—	—
Issuance of preferred stock by consolidated subsidiary	—	—	15
Fees associated with financing	—	—	(152)
Dividend payments	(25)	—	(1)
Net cash provided by (used in) financing activities	(46)	(43)	2,495
Exchange rate effects on cash	—	(1)	(26)
Net increase (decrease) in cash and cash equivalents	(75)	(55)	716
Cash and cash equivalents at beginning of year	124	148	—
Cash and cash equivalents at end of period	$49	$93	$716
Net cash provided by (used in) discontinued operations:
Operating activities	$1	$(139)	$—
Investing activities	(1)	139	—
Net cash provided by (used in) discontinued operations	$—	$—	$—

See the accompanying notes to the unaudited consolidated financial statements.

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.    Description of the Company and Change in Ownership

Description of Company

BCP Crystal Holdings Ltd. 2 (the "Parent Guarantor") and its subsidiaries (collectively the "Company" or the "Successor") is a global industrial chemicals company, representing the former business of Celanese AG and its subsidiaries ("Celanese" or the "Predecessor"). The Company's business involves processing chemical raw materials, such as ethylene and propylene, and natural products, including natural gas and wood pulp, into value-added chemicals and chemical-based products. On October 22, 1999, Celanese was demerged from Hoechst AG ("Hoechst") and became an independent publicly traded company.

Change in Ownership

Pursuant to a voluntary tender offer commenced in February 2004, BCP Crystal Acquisition GmbH & Co. KG (the "Purchaser"), an indirect wholly owned subsidiary of BCP Caylux Holdings Luxembourg S.C.A. (the "Issuer" or "BCP Caylux") and the Parent Guarantor, on April  6, 2004 acquired approximately 84.3% of the ordinary shares of Celanese AG, excluding treasury shares, (the "Celanese Shares") outstanding as of March 31, 2004 for a purchase price of $1,691 million, including direct acquisition costs of approximately $67 million (the "Acquisition").

Funding for the Acquisition included $820 million in cash capital contributions from Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd. ("Holdings"), the parent of the Parent Guarantor, as well as $1,565 million in borrowings under senior subordinated bridge loan facilities. In June 2004, BCP Caylux Holdings Luxembourg S.C.A. ("BCP Caylux" or the "Issuer"), a subsidiary of the Parent Guarantor, used the proceeds from its offerings of $1,000 million and €200 million ($244 million) principal amount of senior subordinated notes due 2014, together with available cash and borrowings under a $350 million senior secured floating rate term loan to repay the senior subordinated bridge loan facilities, plus accrued interest, and to pay related fees and expenses. See Note 8 for further description of financings.

Following the completion of the Acquisition, the Celanese Shares were delisted from the New York Stock Exchange on June 2, 2004. In addition, a domination and profit and loss transfer agreement (the "Domination Agreement") between Celanese AG and the Purchaser was approved by the necessary majority of shareholders at the Extraordinary General Meeting held on July 30 – 31, 2004, registered in the Commercial Register on August 2, 2004 and is expected to become operative on October 1, 2004. When the Domination Agreement becomes operative, the Purchaser will be obligated to offer to acquire all outstanding Celanese Shares from the minority shareholders of Celanese in return for payment of fair cash compensation. The amount of this fair cash compensation has been determined to be €41.92 per share in accordance with applicable German law. The total amount of funds necessary to purchase all of the remaining Celanese Shares as of June 30, 2004, assuming all such shares were tendered on or prior to the date that the Domination Agreement became operative would be €324 million ($394 million). The Purchaser may elect, or be required, to pay a purchase price in excess of €41.92 to acquire the remaining outstanding Celanese Shares. Any minority shareholder who elects not to sell its shares to the Purchaser will be entitled to remain a shareholder of Celanese and to receive a gross guaranteed fixed annual payment on their shares of €3.27 per Celanese Share less certain corporate taxes in lieu of any future dividend. Taking into account the circumstances and the tax rates at the time of entering into the Domination Agreement, the net guaranteed fixed annual payment is €2.89 per share for a full fiscal year. The net guaranteed fixed annual payment may, depending on applicable corporate tax rates, in the future be higher, lower or the same as €2.89 per share.

If the Domination Agreement becomes operative, the Purchaser, as the dominating entity, will, among other things, be required to compensate Celanese for any annual loss incurred by Celanese, the dominated entity, at the end of the fiscal year when the loss was incurred. This obligation to compensate Celanese for annual losses will apply during the entire term of the Domination Agreement.

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

There is no assurance that the Domination Agreement in its current form will become operative, or that the Domination Agreement will remain operative subsequent to October 1, 2004. Until a domination agreement is operative, the Purchaser cannot directly give instructions to the Celanese board of management. However, irrespective of whether a domination agreement is in place between the Purchaser and Celanese, under German law Celanese is effectively controlled by the Purchaser because of the Purchaser's 84.3% ownership of the outstanding shares of Celanese. The Purchaser does have the ability, through a variety of means, to utilize its controlling rights as an owner of 84.3% of the outstanding shares of Celanese, to, among other things, i) ultimately cause a domination agreement to become operative; ii) use its ability, through its 84.3% voting power at any shareholders' meetings of Celanese, to elect the shareholder representatives on the supervisory board and to thereby effectively control the appointment and removal of the members of the Celanese board of management; and iii) effect all decisions that an 84.3% majority shareholder is permitted to make under German law. The controlling rights of the Purchaser constitute a controlling financial interest for accounting purposes and result in the Purchaser being required to consolidate Celanese as of the date of acquisition.

2.    Basis of Presentation

The financial position, results of operations and cash flows and related disclosures for periods prior to April 1, 2004 (a convenience date for the April 6, 2004 Acquisition date), the effective date of the transaction (the "Effective Date") are presented as the results of the Predecessor. The financial position, results of operations and cash flows subsequent to the Effective Date, are presented as the results of the Successor as of and for the three-month period ending June 30, 2004.

The consolidated financial statements of the Successor as of and for the three-month period ending June 30, 2004 reflect the Acquisition under the purchase method of accounting, in accordance with Financial Accounting Standard Board ("FASB") Statement of Financial Accounting Standard ("SFAS") No. 141 Business Combinations.

In the opinion of management, the June 30, 2004 unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position, results of operations, and cash flows of the Company and the Predecessor. As discussed in Note 3, the purchase price allocation is preliminary and subject to substantial adjustments, which could materially impact the results of operations for the three month period ended June 30, 2004 compared to what the results would have been had the purchase price allocation been finalized. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted in accordance with rules and regulations of the Securities and Exchange Commission. These unaudited consolidated financial statements should be read in conjunction with the Celanese AG and Subsidiaries consolidated financial statements for the year ended December 31, 2003, included within this registration statement.

Operating results for the three-month periods ended June 30, 2004 and March 31, 2004 and the six months ended June 30, 2003 are not necessarily indicative of the results to be expected for the entire year. The results of the Successor are not comparable to the results of the Predecessor due to the difference in the basis of presentation of purchase accounting as compared to historical cost.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the U.S. ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues, expenses and allocated charges during the reporting period. The more significant estimates pertain to the preliminary purchase accounting, allowance for doubtful accounts, inventory allowances, impairments of intangible assets and other long-lived assets, restructuring costs and other special charges, income taxes, pension and other postretirement benefits, asset retirement obligations, environmental liabilities and loss contingencies, among others. Actual results could differ from those estimates.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The Company has reclassified certain prior period amounts to conform with the current period's presentation.

3.    Acquisition of Celanese and Pro Forma Information

Acquisition of Celanese

As described further in Note 1, in April 2004, the Purchaser, a consolidated subsidiary of the Company, acquired financial control of Celanese. The Company has not finalized the allocation of purchase price as of June 30, 2004. The Company is awaiting the finalization of management's computations and third-party appraisals of tangible and intangible assets acquired and liabilities assumed. The Company has preliminarily allocated the purchase price on the basis of its current estimate of the fair value of the underlying assets acquired and liabilities assumed. The assets acquired and liabilities assumed are reflected at fair value for the 84.3% portion acquired and at historical basis for the remaining 15.7%. The excess of the purchase price over the amounts preliminarily allocated to specific assets and liabilities is included in goodwill.

As of April 1, 2004
Current assets:
Cash and cash equivalents	$93
Receivables	1,364
Inventories	565
Other current assets	126
Investments	552
Property plant and equipment	1,649
Deferred income taxes	509
Other non-current assets	571
Goodwill	827
Intangible assets	31
Total assets acquired	6,287
Current liabilities:
Accounts payable and accrued liabilities	599
Other current liabilities	1,101
Short-term borrowings and current installments of long-term debt	279
Long term debt	308
Benefit obligations	1,347
Other long term liabilities	560
Total liabilities assumed	4,194
Minority interest	402
Net assets acquired	$1,691

Cash and cash equivalents, receivables, other current assets, accounts payable and accrued liabilities and other current liabilities were stated at their historical carrying values, given the short term nature of these assets and liabilities.

The preliminary estimated fair value of inventory, as of the Effective Date, has been allocated based on management's computations, which include preliminary valuations performed by third party appraisers. The final valuation is expected to be received in the fourth quarter 2004. The unaudited consolidated

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

statement of operations for the three months ended June 30, 2004 includes $49 million in cost of sales representing the capitalized manufacturing profit in inventory on hand as of the Effective Date. The capitalized manufacturing profit was recorded in purchase accounting and the inventory was subsequently sold during the three month period ended June 30, 2004.

Deferred income taxes have been provided in the consolidated balance sheet based on the Company's preliminary estimate of the tax versus book basis of the assets acquired and liabilities assumed. Valuation allowances have been established against those assets for which realization is not likely, primarily in the U.S. See Note 10.

The Company's preliminary estimate of pension and other postretirement benefit obligations for U.S. and Canadian plans has been reflected in the allocation of purchase price at the projected benefit obligation less plan assets at fair market value, based on management's computation, which included preliminary valuations performed by actuaries engaged by the Company for the most significant plans. The Company expects to receive other pension valuations, primarily German, in the fourth quarter 2004.

The Company has engaged third party appraisers to assist in determining the fair value of property, plant and equipment, customer and vendor contracts, other intangible assets, investment in affiliates, debt and other assets and liabilities which management believes may have a fair value different than book value. The Company has not received preliminary estimates of fair value from the appraisers, and therefore, no purchase accounting adjustments have been reflected in Company's financial statements. The Company expects to receive estimates from the appraisers in the fourth quarter of 2004.

In connection with the Acquisition, at the acquisition date, the Company began formulating a plan to exit or restructure certain activities. The Company has not completed this analysis, but has recorded initial liabilities of $10 million, primarily for employee severance and related costs in connection with the preliminary plan, as well as approving the continuation of all existing Predecessor restructuring and exit plans. As the Company finalizes its plans to exit or restructure activities, it may record additional liabilities for, among other things, severance and severance related costs, which would also increase the goodwill recorded.

The primary reasons for the Acquisition and the primary factors that contribute to a purchase price that results in recognition of goodwill include:

•	Celanese's leading market position as a global producer of acetic acid and the world's largest producer of vinyl acetate monomer.

•	Celanese's competitive cost structures, which are based on economies of scale, vertical integration, technical know-how and the use of advanced technologies.

•	Celanese's global reach, with major operations in North America, Europe and Asia and its extensive network of joint ventures, is a competitive advantage in anticipating and meeting the needs of its global and local customers in well-established and growing markets, while its geographic diversity mitigates the potential impact of volatility in any individual country or region.

•	Celanese's broad range of products into a variety of different end-use markets, which helps to mitigate the potential impact of volatility in any individual end-use market.

Other considerations affecting the value of goodwill include:

•	The potential to reduce production and raw material costs further through advanced process control projects that will help to generate significant savings in energy and raw materials while increasing yields in production units.

•	The potential to increase its cash flow further through increasing productivity, managing trade working capital, receiving cash dividends from its joint ventures and continuing to pursue cost reduction efforts.

•	The ability of the assembled workforce to continue to deliver value-added solutions and develop new products and industry leading production technologies that solve customer problems.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

•	The potential to optimize the value of Celanese's portfolio further through divestitures, acquisitions and strategic investments that enable Celanese to extend its global market leadership position and focus on businesses in which it can achieve market, cost and technology leadership over the long term.

•	The application of purchase accounting, particularly for such items as pension and other postretirement benefits and restructuring activities for which significant reserve balances were or may be recorded.

Pro forma Information

The following pro forma information for the six months ended June 30, 2004 and 2003 was prepared as if the Acquisition had occurred as of the beginning of such period.

	Six months ended June 30,
	2003	2004
Net sales	$2,305	$2,472
Operating profit	$216	$162
Net earnings	$91	$9

Pro forma adjustments include adjustments for (1) purchase accounting, including (i) the elimination of $49 million in cost of sales recorded in the six month period ended June 30, 2004 as a result of the fair value adjustment to inventory that was subsequently sold and (ii) the application of purchase accounting to pension and other postretirement obligations (2) adjustments for items directly related to the transaction, including (i) the impact of the additional pension contribution, (ii) the sponsor monitoring fee, (iii) fees incurred by Celanese related to the Acquisition, and (iv) adjustments to interest expense to reflect the Company's new capital structure including reversing $71 million of accelerated amortization expense of deferred financing costs recorded in the six months ended June 30, 2004, and (3) corresponding adjustments to income tax expense.

The pro forma adjustments reflect preliminary estimates of the purchase price allocation, which will change upon finalization of appraisals and other valuation studies that the Parent Guarantor has arranged to obtain. The preliminary appraisals will not be available until the third quarter of 2004. The pro forma statements of operations do not include any fair value adjustments for property, plant and equipment, debt, or other intangible assets since the appraisal process for these assets is not expected to be completed until the fourth quarter of 2004. Ultimately, a portion of the purchase price may be allocated to these assets and the amounts may be significant. Any additional purchase price allocated to property, plant and equipment or other intangible assets with finite lives would result in additional depreciation and amortization expense, which is not included in the pro forma statements of operations

The Company has obtained preliminary ranges of value and estimated useful lives for property, plant and equipment from the independent valuation firm. However, the Company has not yet been able to validate the inputs and assumptions used by the valuation firm, and therefore these estimates should be considered preliminary. Actual purchase accounting may differ significantly, therefore the Company has provided below a sensitivity analysis of the high and low end of the range of possible outcomes based on the best information the Company currently has. The Company has received a preliminary range of values for property, plant and equipment of $1,730 million to $2,380 million and preliminary estimated remaining useful lives as follows: 5 to 10 years for land improvements, 10 to 20 years for buildings and improvements, 10 to 15 years for machinery and equipment and 1 to 7 years for transportation equipment, furnishings, fixtures and other office equipment. When the valuation is finalized, assuming that the final results are within the range provided, annual depreciation expense would be $132 million to $191 million (assuming the low end of the range of value) to $169 million to $253 million (assuming the high end of the range of value) compared to historical depreciation expense of $278 million for the year ended December 31, 2003 and $138 million for the six months ended June 30, 2004.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The pro forma information is not necessarily indicative of the results that would have occurred had the Acquisition occurred as of the beginning of the periods presented, nor is it necessarily indicative of future results.

4.    Summary of Accounting Policies and Recent Accounting Pronouncements

Accounting Policies

The Company is finalizing its evaluation of its accounting policies and may determine that different policies are preferable in the future. The more significant accounting policies adopted by the Company are as follows:

•    Consolidation principles

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for all periods presented and include the accounts of the Company and its majority owned subsidiaries over which the Company exercises control as well as two special purpose entities which are variable interest entities where the Company is deemed the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

•    Revenue recognition

The Company recognizes revenue when title and risk of loss have been transferred to the customer, generally at the time of shipment of products, and provided four basic criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed and determinable; and (4) collectibility is reasonably assured. Should changes in conditions cause management to determine revenue recognition criteria are not met for certain transactions, revenue recognition would be delayed until such time that the transactions become realizable and fully earned. Payments received in advance of revenue recognition are recorded as deferred revenue.

•    Cash and cash equivalents

All highly liquid investments with original maturities of three months or less are considered cash equivalents.

•    Investments in marketable securities

The Company has classified its investments in debt and equity securities as "available-for-sale" and has reported those investments at their fair or market values in the balance sheet as other assets. Unrealized gains or losses, net of the related tax effect on available-for-sale securities, are excluded from earnings and are reported as a component of accumulated other comprehensive income (loss) until realized. The cost of securities sold is determined by using the specific identification method.

A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction in the carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the investee.

•    Financial instruments

The Company addresses certain financial exposures through a controlled program of risk management that includes the use of derivative financial instruments. As a matter of principle, the Company does

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

not use derivative financial instruments for trading purposes. The Company has been party to interest rate swaps as well as foreign currency forward contracts in the management of its interest rate and foreign currency exchange rate exposures. The Company generally utilizes interest rate derivative contracts in order to fix or limit the interest paid on existing variable rate debt. The Company utilizes foreign currency derivative financial instruments to eliminate or reduce the exposure of its foreign currency denominated receivables and payables. Additionally, the Company utilizes derivative instruments to reduce the exposure of its commodity prices.

Differences between amounts paid or received on interest rate swap agreements are recognized as adjustments to interest expense over the life of each swap, thereby adjusting the effective interest rate on the hedged obligation. Gains and losses on instruments not meeting the criteria for cash flow hedge accounting treatment, or that cease to meet hedge accounting criteria, are included as income or expense.

If a swap is terminated prior to its maturity, the gain or loss is recognized over the remaining original life of the swap if the item hedged remains outstanding, or immediately, if the item hedged does not remain outstanding. If the swap is not terminated prior to maturity, but the underlying hedged item is no longer outstanding, the interest rate swap is marked to market and any unrealized gain or loss is recognized immediately.

Foreign exchange contracts relating to foreign currency denominated accounts receivable or accounts payable are accounted for as fair value hedges. Gains and losses on derivative instruments designated and qualifying as fair value hedging instruments as well as the offsetting losses and gains on the hedged items are reported in earnings in the same accounting period. Foreign exchange contracts for anticipated exposures are accounted for as cash flow hedges. The effective portion of unrealized gains and losses associated with the contracts are deferred as a component of accumulated other comprehensive income (loss) until the underlying hedged transactions affect earnings. Derivative instruments not designated as hedges are marked-to-market at the end of each accounting period with the results included in earnings.

The Company's risk management policy allows the purchase of up to 80 percent of its natural gas, butane and methane requirements, generally up to 24 months forward using forward purchase or cash-settled swap contracts to manage its exposure to fluctuating feed stock and energy costs. Throughout 2004, the Company entered into natural gas forward and cash-settled swap contracts for approximately 35 percent of its natural gas requirements, generally for up to 3 to 6 months forward; however, this practice may not be indicative of future actions. The fixed price natural gas forward contracts are principally settled through actual delivery of the physical commodity. The maturities of the cash-settled swap contracts correlate to the actual purchases of the commodity and have the effect of securing predetermined prices for the underlying commodity. Although these contracts are structured to limit the Company's exposure to increases in commodity prices, they can also limit the potential benefit the Company might have otherwise received from decreases in commodity prices. These cash-settled swap contracts are accounted for as cash flow hedges. Realized gains and losses are included in the cost of the commodity upon settlement of the contract. The effective portion of unrealized gains and losses associated with the cash-settled swap contracts are deferred as a component of accumulated other comprehensive income (loss) until the underlying hedged transactions affect earnings.

Financial instruments, which could potentially subject the Company to concentrations of credit risk, are primarily receivables concentrated in various geographic locations and cash equivalents. Celanese performs ongoing credit evaluations of its customers' financial condition. Generally, collateral is not required from customers. Allowances are provided for specific risks inherent in receivables.

On June 16, 2004, as part of its currency risk management, the Company entered into a currency swap with certain financial institutions. Under the terms of the swap arrangement, the Company will pay approximately €13 million in interest and receive approximately $16 million in interest on each June 15 and December 15 (with interest for the first period prorated). Upon maturity of the swap agreement on June 16, 2008, the Issuer will pay approximately €276 million and receive approximately $333 million. The Company has designated the swap as a cash flow hedge (for accounting purposes) of a euro denominated

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

intercompany loan. During the three month period ended June 30, 2004, the effects of the swap resulted in an increase in total liabilities and a decrease in shareholder's equity of $5 million and $2 million net of related income tax of $1 million, respectively. Celanese recorded a net loss of $3 million in other income, net offsetting a $3 million gain on foreign exchange associated with the intercompany loan.

•    Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out or FIFO method. Cost includes raw materials, direct labor and manufacturing overhead. Stores and supplies are valued at cost or market, whichever is lower. Cost is generally determined by the average cost method.

During the second quarter of 2004, the Predecessor changed its inventory valuation method for its U.S. subsidiaries from last in-first out ("LIFO") to first in-first out ("FIFO"). The financial statements have been adjusted for Predecessor periods presented to reflect this change.

•    Deferred financing costs

The Company capitalizes direct costs incurred to obtain debt financings and amortizes these costs over the terms of the related debt. Upon the extinguishment of the related debt, any unamortized capitalized debt financing costs are immediately expensed. For the three months ended June 30, 2004, the Company recorded amortization of defined financing costs, which is classified in interest expense, of $73 million of which $71 million related to accelerated amortization of deferred financing costs associated with the $1,565 bridge loans that were issued and repaid in the three months ended June 30, 2004. As of June 30, 2004, the Company has $89 million of capitalized debt financing costs included within long term other assets.

•    Investments and equity in net earnings of affiliates

Accounting Principles Board ("APB") Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, stipulates that the equity method should be used to account for investments in corporate joint ventures and certain other companies when an investor has "the ability to exercise significant influence over operating and financial policies of an investee. APB Opinion No. 18 generally considers an investor to have the ability to exercise significant influence when it owns 20 percent or more of the voting stock of an investee. Financial Accounting Standards Board Interpretation No. 35, Criteria for Applying the Equity Method of Accounting for Investments in Common Stock, which was issued to clarify the criteria for applying the equity method of accounting to 50 percent or less owned companies, lists circumstances under which, despite 20 percent ownership, an investor may not be able to exercise significant influence. Certain investments where the Company owns greater than a 20 percent ownership and can not exercise significant influence or control are accounted for under the cost method.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, adopted by the Company effective January 1, 2002, the excess of cost over underlying equity in net assets acquired is no longer amortized.

The Company assesses the recoverability of the carrying value of its investments whenever events or changes in circumstances indicate a loss in value that is other than a temporary decline. See "Impairment of property, plant and equipment" for explanation of the methodology utilized.

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

•    Property, plant and equipment

Property, plant and equipment are capitalized at cost. Depreciation is calculated on a straight-line basis, generally over the following estimated useful lives of the assets:

Land Improvements	20 years
Buildings	30 years
Buildings and Leasehold Improvements	10 years
Machinery and Equipment	10 years

Leasehold improvements are amortized over 10 years or the remaining life of the respective lease, whichever is shorter.

Repair and maintenance costs, including costs for planned maintenance turnarounds, that do not extend the useful life of the asset are charged against earnings as incurred. Major replacements, renewals and significant improvements are capitalized.

Interest costs incurred during the construction period of assets are applied to the average value of constructed assets using the estimated weighted average interest rate incurred on borrowings outstanding during the construction period. The interest capitalized is amortized over the life of the asset.

Impairment of property, plant and equipment - The Company assesses the recoverability of the carrying value of its property, plant and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future net undiscounted cash flows expected to be generated by the asset. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. The estimate of fair value may be determined as the amount at which the asset could be bought or sold in a current transaction between willing parties. If this information is not available, fair value is determined based on the best information available in the circumstances. This frequently involves the use of a valuation technique including the present value of expected future cash flows, discounted at a rate commensurate with the risk involved, or other acceptable valuation techniques. Impairment of property, plant and equipment to be disposed of is determined in a similar manner, except that fair value is reduced by the costs to dispose of the assets.

•    Intangible assets

The excess of the purchase price over fair value of net identifiable assets and liabilities of an acquired business ("goodwill") and other intangible assets with indefinite useful lives, beginning in 2002, are no longer amortized, but instead tested for impairment at least annually. Patents, trademarks and other intangibles with finite lives are amortized on a straight-line basis over their estimated economic lives.

Impairment of intangible assets - The Company assesses the recoverability of the carrying value of its goodwill and other intangible assets with indefinite useful lives annually or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be fully recoverable. Recoverability of goodwill is measured at the reporting unit level based on a two-step approach. First, the carrying amount of the reporting unit is compared to the fair value as estimated by the future net discounted cash flows expected to be generated by the reporting unit. To the extent that the carrying value of the reporting unit exceeds the fair value of the reporting unit, a second step is performed, wherein the reporting unit's assets and liabilities are fair valued. To the extent that the reporting unit's carrying value of goodwill exceeds its implied fair value of goodwill, impairment exists and must be recognized. The implied fair value of goodwill is calculated as the fair value of the reporting unit in excess of the fair value of all non-goodwill assets and liabilities allocated to the reporting unit. The estimate of fair value may be determined as the amount at which the asset could be bought or sold in a current transaction between willing parties. If this information is not available, fair value is determined based on the best information

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

available in the circumstances. This frequently involves the use of a valuation technique including the present value of expected future cash flows, discounted at a rate commensurate with the risk involved, or other acceptable valuation techniques.

Recoverability of other intangible assets with indefinite useful lives is measured by a comparison of the carrying amount of the intangible assets to the fair value of the respective intangible assets. Any excess of the carrying value of the intangible assets over the fair value of the intangible assets is recognized as an impairment loss. The estimate of fair value is determined similar to that for goodwill outlined above.

The Company assesses the recoverability of intangible assets with finite lives in the same manner as for property, plant and equipment. See "Impairment of property, plant and equipment".

•    Income taxes

The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and net operating loss and tax credit carryforwards. The amount of deferred taxes on these temporary differences is determined using the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, as applicable, based on tax rates and laws in the respective tax jurisdiction enacted by the balance sheet date.

•    Environmental liabilities

The Company manufactures and sells a diverse line of chemical products throughout the world. Accordingly, the Company's operations are subject to various hazards incidental to the production of industrial chemicals including the use, handling, processing, storage and transportation of hazardous materials. The Company recognizes losses and accrues liabilities relating to environmental matters if available information indicates it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If the event of a loss is neither probable nor reasonably estimable, but is reasonably possible, the Company provides appropriate disclosure in the notes to its consolidated financial statements if the contingency is material. The Company estimates environmental liabilities on a case-by-case basis using the most current status of available facts, existing technology and presently enacted laws and regulations. Environmental liabilities for which the remediation period is fixed and associated costs are readily determinable are recorded at their net present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

•    Legal Fees

The Company accrues for legal fees related to litigation matters when the costs associated with defending these matters can be reasonably estimated and are probable of occurring. All other legal fees are expensed as incurred.

•    Research and development

The costs of research and development are charged as an expense in the period in which they are incurred.

•    Functional and reporting currencies

For the Company's international operations where the functional currency is other than the U.S. Dollar, assets and liabilities are translated using period-end exchange rates, while the statement of operations amounts are translated using the average exchange rates for the respective period. Differences arising from the translation of assets and liabilities in comparison with the translation of the previous periods or from initial recognition during the period are included as a separate component of accumulated other comprehensive income (loss).

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

As a result of the Purchaser's acquisition of voting control of Celanese AG, the Predecessor financial statements are reported in U.S. dollars to be consistent with Successor's reporting requirements. For Celanese's reporting requirements, the euro continues to be the reporting currency.

•    Accounting for purchasing agent agreements

CPO Celanese Aktiengesellschaft & Co. Procurement Olefin KG, Frankfurt am Main ("CPO"), an indirect wholly owned subsidiary of the Company, acts as a purchasing agent on behalf of Celanese as well as third parties. CPO arranges sale and purchase agreements for raw materials on a commission basis. Accordingly, the commissions earned on these third party sales are classified as a reduction to selling, general and administrative expense.

•    Accounting for Medicare

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. As of March 31, 2004, as permitted by FSP No. 106-1, the Company deferred accounting for the effects of the Act in the measurement of its Accumulated Postretirement Benefit Obligation (APBO) and the effect to net periodic postretirement benefit costs. Specific guidance with respect to accounting for the effects of the Act was recently issued in FSP No. 106-2, and the Company has adopted the provisions of FSP No. 106-2 as of the Effective Date, and included any impact in the overall measurement of the liabilities of the U.S. postretirement medical plans in purchase accounting.

•    Minority Interest

Minority interests in the equity and results of operations of the entities consolidated by the Company are shown as a separate item in the consolidated financial statements. As a result of the Company's ownership interest in Celanese, the Successor recorded 15.7% of the equity and results of operations of Celanese as minority interest as of, and for the three months ended June 30, 2004.

•    Stock-based Compensation

As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Successor accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25").

For the six months ended June 30, 2003, the Predecessor accounted for stock options and similar equity instruments under the fair value method, which requires compensation cost to be measured at the grant date based on the value of the award. The fair value of stock options is determined using the Black-Scholes option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility and the expected dividends of the underlying stock, and the risk-free interest rate over the expected life of the option. Compensation expense based on the fair value of stock options is recorded over the vesting period of the options and has been recognized in the Predecessor consolidated financial statements. The Celanese AG stock options do not contain changes in control provisions, that would have resulted in accelerated vesting, as a result of the Acquisition.

Compensation expense for stock appreciation rights, either partially or fully vested, is recorded based on the difference between the base unit price at the date of grant and the quoted market price of Celanese AG's common stock on the Frankfurt Stock Exchange at the end of the period proportionally recognized over the vesting period and adjusted for previously recognized expense.

During the three-months ended June 30, 2004, certain employees of the Company held stock options under employee compensation plans. The recognition and measurement principles of APB 25 and related Interpretations were applied in accounting for those plans.

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following table illustrates the effect on net earnings (losses) if the Successor had applied the fair value recognition provisions of SFAS 123 Accounting for Stock-Based Compensation to stock-based employee compensation in the three-months ended June 30, 2004:

Successor for the three months ended June 30, 2004
(in millions)
Net loss, as reported	$(116)
Less: stock-based compensation under SFAS 123	(1)
Pro forma net loss	$(117)

Recent Accounting Pronouncements

In January 2003, and subsequently revised in December 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities and FIN No. 46 Revised (collectively "FIN No. 46"). FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidation of Financial Statements" requiring the consolidation of certain variable interest entities ("VIEs") which are defined as entities having equity that is not sufficient to permit such entity to finance its activities without additional subordinate financial support or whose equity holders lack certain characteristics of a controlling financial interest. The company deemed to be the primary beneficiary is required to consolidate the VIE. FIN No. 46 requires VIEs that meet the definition of a special purpose entity to be consolidated by the primary beneficiary as of December 31, 2003. For pre-existing VIEs that do not meet the definition of a special purpose entity, consolidation is not required until March 31, 2004. At March 31, 2004, upon adoption of FIN No. 46, the Predecessor did not identify any VIEs other than the VIE disclosed below.

Celanese has a lease agreement for its cyclo-olefin copolymer ("COC") plant with Dacron Gmbh, a special purpose entity. This special purpose entity was created primarily for the purpose of constructing and subsequently leasing the COC plant to Celanese. This arrangement qualifies as a VIE. Based upon the terms of the lease agreement and the residual value guarantee Celanese provided to the lessors, Celanese is deemed the primary beneficiary of the VIE. At December 31, 2003, Celanese recorded $44 million of additional assets and liabilities from the consolidation of this special purpose entity. The consolidation of this entity did not have a material impact on the Predecessor's results of operation and cash flows for the three months ended March 31, 2004 or the Successor's results of operations or cash flows for the three months ended June 30, 2004.

The Predecessor adopted SFAS No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003. The statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. The liability is measured at its discounted fair value and is adjusted to its present value in subsequent periods as accretion expense is recorded. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the useful life of the asset. On January 1, 2003, the Predecessor recognized transition amounts for existing asset retirement obligation liabilities, associated capitalized costs and accumulated depreciation. An after-tax transition charge of $1 million was recorded as the cumulative effect of an accounting change. The ongoing expense on an annual basis resulting from the initial adoption of SFAS No. 143 is immaterial. The effect of the adoption of SFAS 143 on pro forma net income and pro forma earnings per share for prior periods presented is not material.

In December 2003, the FASB issued SFAS No. 132, "Employer's Disclosures About Pensions and Other Postretirement Benefits," ("SFAS No. 132") which revises employer's disclosures about pension plans and other postretirement benefit plans. The revised SFAS No. 132 requires disclosures in addition to those in the original SFAS No. 132 related to the assets, obligations, cash flows and net periodic benefit cost of defined pension plans and other defined postretirement plans, including interim disclosures

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

regarding components of net periodic benefit costs recognized during interim periods. In 2004, the Company has adopted the interim disclosure provisions of SFAS No. 132. See Note 9.

5.    Divestitures

In September 2003, Celanese and The Dow Chemical Company ("Dow") reached an agreement for Dow to purchase the acrylates business of Celanese. This transaction was completed in February 2004. Dow acquired Celanese's acrylates business line, including inventory, intellectual property and technology for crude acrylic acid, glacial acrylic acid, ethyl acrylate, butyl acrylate, methyl acrylate and 2-ethylhexyl acrylate, as well as acrylates production assets at the Clear Lake, Texas facility. In related agreements, Celanese will provide certain contract manufacturing services to Dow, and Dow will supply acrylates to Celanese for use in its emulsions production. The sale price, subject to purchase price adjustments, for the business was $149 million, which was received in the first quarter of 2004. Simultaneously with the sale, Celanese paid an unrelated obligation of $95 million to Dow. The acrylates business was part of Celanese's former Chemical Intermediates segment. As a result of this transaction, the assets, liabilities, revenues and expenses related to the acrylates product lines at the Clear Lake Texas facility are reflected as a component of discontinued operations in the consolidated financial statements in accordance with SFAS No. 144. In the first quarter of 2004, Celanese recorded a pre-tax gain of $14 million in discontinued operations associated with this transaction. The sales and operating profit (loss) associated with discontinued operations are as follows:

	Sales
	Predecessor		Successor
	Six Months ended June 30, 2003	Three Months ended March 31, 2004	Three Months ended June 30, 2004
		(in millions)
Discontinued operations of Chemical Products	$108	$21	$1
Discontinued operations of Ticona	23	12	—
Total discontinued operations	$131	$33	$1

	Operating Profit (Loss)
	Predecessor			Successor
	Six Months ended June 30, 2003		Three Months ended March 31, 2004	Three Months ended June 30, 2004
			(in millions)
Discontinued operations of Chemical Products		$(9)	$(5)	$—
Discontinued operations of Ticona	1		—	—
Total discontinued operations		$(8)	$(5)	$—

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

6.    Inventory

	Predecessor Dec. 31, 2003	Successor June 30, 2004
	(in millions)
Finished goods	$359	$378
Work-in-process	16	19
Raw materials and supplies	134	116
Total inventories	$509	$513

7.    Intangible Assets

Goodwill

Changes in the Predecessor's carrying amount of goodwill for the three months ended March 31, 2004, were as follows:

	Chemical Products	Acetate Products	Ticona	Total
Predecessor	(in millions)
Carrying value of goodwill as of December 31, 2003	$568	$161	$343	$1,072
Exchange rate changes	(2)	(1)	—	(3)
Carrying value of goodwill as of March 31, 2004	$566	$160	$343	$1,069

Successor

As a result of the Acquisition, the Company performed a preliminary purchase price allocation and recorded goodwill associated with the transaction of $827 million. As of June 30, 2004, the Company has not allocated this goodwill to its segments.

Other Intangible Assets

Predecessor

The Predecessor's other intangible assets, primarily relate to patents and trademarks acquired in the acquisition of the emulsions business. The Predecessor's cost and accumulated amortization of other intangible assets as of December 31, 2003 were $67 million and $31 million, respectively. The Predecessor aggregate amortization expense charged against earnings for intangible assets with finite lives during the three month period ended March 31, 2004 and six month period ended June 30, 2003 totaled $2 million and $7 million, respectively.

Successor

The Company's cost and accumulated amortization of other intangible assets as of June 30, 2004 were $30 million and $1 million, respectively. Aggregate amortization expense charged against earnings for intangible assets with finite lives during the three month periods ended June 30, 2004 totaled $1 million.

The Company has engaged third-party appraisers to assist in determining the fair value of intangible assets acquired in the Acquisition. Upon the finalization of appraisals and other valuation studies that the Company has arranged to obtain, the Company will record fair value adjustments, which may be significant. However, until such estimates are received, the Company's best estimate of fair value is historical cost. The Company expects to receive preliminary estimates by the third quarter of 2004, and finalize purchase accounting in the fourth quarter of 2004.

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

8.    Debt

Short-term borrowings and current installments of long-term debt	Predecessor As of December 31, 2003	Successor As of June 30, 2004
	(in millions)
Current installments of long-term debt	$48	$25
Variable rate loan	—	58
Short-term borrowings from affiliates	100	75
Other	—	15
Total short-term borrowings and current installments of long-term debt	$148	$173

Long-term debt	Predecessor As of December 31, 2003	Successor As of June 30, 2004
	(in millions)
Senior Credit Facilities:
Term loan facility	$—	$389
Floating Rate Term Loan, due 2011	—	350
Senior Subordinate Notes 9.625%, due 2014	—	1,000
Senior Subordinate Notes 10.375%, due 2014	—	243
Subtotal for BCP Caylux	—	1,982
Term notes:
6.125% notes, due 2004	25	—
7.125% medium-term notes, due 2009	14	14
Variable rate loans with interest rates adjusted periodically:
Due in 2004, interest rate of 1.55%	25	—
Due in 2004, interest rate of 1.55%	150	—
Due in 2009, interest rate of 2.90%	61	—
Pollution control and industrial revenue bonds, interest rates ranging from 5.2% to 6.7%, due at various dates through 2030	209	208
Obligations under capital leases and other secured borrowings due at various dates through 2018	53	48
Subtotal	537	2,252
Less: Current installments of long-term debt	48	25
Total long-term debt	$489	$2,227

In connection with the acquisition of Celanese, the Company borrowed $1,565 million under the senior subordinated bridge loan facilities, which were repaid in June 2004 through the issuance of a) $1 billion, 9.625% Senior Subordinated Notes due in 2014, b) €200 million ($244 million), 10.375% Senior Subordinated Notes due in 2014, and c) $350 million Floating Rate Term Loan due in 2011. Additionally, the Company entered into Senior Credit Facilities, which provide financings of up to approximately $1.2 billion.

Senior Credit Facilities

The Senior Credit Facilities consist of a term loan facility, revolving credit facility, and a credit-linked revolving facility. The term loan facility consists of commitments of $456 million and €125 million ($152 million), both maturing in 2011. The revolving credit facility, through a syndication of banks, provides for borrowings of up to $380 million, including the availability of letters of credit in U.S. dollars and euros. As of June 30, 2004, there were no amounts outstanding under this facility, which matures in

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2009. The $228 million credit-linked revolving facility, which matures in 2009, includes borrowing capacity available for letters of credit and for borrowings on same-day notice. As of June 30, 2004, there were $179 million of letters of credit issued under the credit-linked revolving facility. The Senior Credit Facilities are unconditionally guaranteed by the Parent Guarantor. These facilities are secured by substantially all of the assets of the Parent Guarantor, the Issuer and substantially all of the Issuer's existing and future domestic subsidiaries, subject to certain exceptions. (see Note 16). The borrowings under the Senior Credit Facilities bear interest at a rate equal to an applicable margin plus, at the Company's option, either a base rate or a LIBO rate. The applicable margin for borrowing under the base rate option is 1.50% and for the LIBO option, 2.50%.

The Senior Credit Facilities require the Issuer to prepay outstanding term loans, subject to certain exceptions, with:

•	75% (which percentage will be reduced to 50% if the Issuer's leverage ratio is less than 3.00 to 1.00 for any fiscal year ending on or after December 31, 2005) of the Issuer's excess cash flow;

•	100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if the Issuer does not reinvest or contract to reinvest those proceeds in assets to be used in the Issuer's business or to make certain other permitted investments within 12 months, subject to certain limitations;

•	100% of the net cash proceeds of any incurrence of debt other than debt permitted under the senior credit facilities, subject to certain exceptions; and

•	50% of the net cash proceeds of issuances of equity of the Parent Guarantor, subject to certain exceptions.

The Issuer may voluntarily repay outstanding loans under the senior credit facilities at any time without premium or penalty, other than customary "breakage" costs with respect to LIBO loans.

The term loan facility amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior credit facilities.

Principal amounts outstanding under the credit-linked revolving facility and the revolving credit facility are due and payable in full at maturity, five years from the date of the closing of the Senior Credit Facilities.

Floating Rate Term Loan

The $350 million Floating Rate Term Loan matures in 2011. The borrowings under the Floating Rate Term Loan bear interest at a rate equal to an applicable margin plus, at the Issuer's option, either a base rate or a LIBO rate. Prior to the completion of the Proposed Restructuring (see Note 16), the applicable margin for borrowings under the base rate option is 3.25% and for the LIBO option, 4.25%. Subsequent to the completion of the Proposed Restructuring, the applicable margin for borrowings under the base rate option is 2.50% and for the LIBO option, 3.50%.

The floating rate term loan requires the Issuer to prepay outstanding loans, subject to certain exceptions and to the extent not required to prepay loans outstanding under the senior credit facilities, with:

•	75% (which percentage will be reduced to 50% if the Issuer's leverage ratio is less than 3.00 to 1.00 for any fiscal year ending on or after December 31, 2005) of the Issuer's excess cash flow;

•	100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if the Issuer does not reinvest or contract to reinvest those proceeds in assets to be used in the Issuer's business or to make certain other permitted investments within 12 months, subject to certain limitations;

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

•	100% of the net cash proceeds of any incurrence of debt other than debt permitted under the senior credit facilities, subject to certain exceptions and reductions for prepayments; and

•	50% of the net cash proceeds of issuances of equity of the Parent Guarantor, subject to certain exceptions and reductions for prepayments.

The Issuer may, at any time after the earlier of (a) the date the Proposed Restructuring is completed and (b) the fifth anniversary of the closing date, voluntarily prepay outstanding loans under the floating rate term loan facility (with a premium of 1% if during the first three years after the closing date), and subject to customary "breakage" costs with respect to LIBO loans.

Senior Subordinated Notes

Senior Subordinated Notes consist of 9.625% $1,000 million of Senior Subordinated Notes due 2014 and 10.375% €200 million of Senior Subordinated Notes due 2014. After completion of the Proposed Restructuring, the Senior Subordinated Notes are unconditionally guaranteed on a senior unsecured basis by substantially all existing and future wholly owned domestic subsidiaries and by the U.S. Guarantor.

The Senior Credit Facilities contain a number of covenants that, among other things, restrict the ability of guaranteeing parties to sell assets; incur additional or repay other indebtedness; issue or pay dividends on preferred stock; create liens on assets; make investments, loans or guarantees; make certain acquisitions, consolidate or merge; enter into sale and leaseback transactions; engage in certain transactions with affiliates; change the principal nature of the business; place limits on dividends from subsidiaries; and enter into hedging agreements. In addition, these credit facilities require the maintenance of financial covenants such as a maximum total leverage ratio; a maximum bank debt leverage ratio; a minimum interest coverage ratio; and a maximum capital expenditures limitation. The Senior Subordinated Notes and the Floating Rate Term loan have similar restrictions and financial covenants. As of June 30, 2004, the Company was in compliance with all these covenants.

As of June 30, 2004 the Company borrowed $389 million under the Term Loan Facility and repaid $175 million of Celanese's variable rate debt that was scheduled to mature in 2005 and 2008. The Company is required to repay $58 million of a variable rate loan that was scheduled to mature in 2009 in September 2004. Celanese also cancelled its existing committed commercial paper backup facilities and revolving credit lines.

The Issuer and the Parent Guarantor do not expect to have access to operating cash flows of Celanese until the Domination Agreement becomes operative. At the annual shareholders' meeting on June 15, 2004, Celanese shareholders approved payment of a dividend on the Celanese Shares for the fiscal year ended December 31, 2003 of €0.12 ($0.14) per share which was paid in June 2004. Dividends paid to the Parent Guarantor eliminate in consolidation, and the portion paid to minority shareholders were recorded as a reduction of minority interest. The Purchaser intends to exercise its voting rights at shareholders' meetings to prevent, to the extent permitted by law, the approval of any dividend on the Celanese Shares for the fiscal year ended September 30, 2004 in excess of the minimum dividend of 4% of the registered share capital of Celanese effectively required by German law. Accordingly, in the near term, the Issuer will depend on resources other than Celanese's operating cash flow to make interest payments on the notes. If the Domination Agreement does not become operative, the ability of the Issuer and Parent Guarantor to meet their obligations under the notes and the guarantees, respectively, will be materially and adversely affected.

The Company is renegotiating its $120 million trade receivable securitization program, which is currently not available.

9.    Pensions

Pension Obligations — Pension obligations are established for benefits payable in the form of retirement, disability and surviving dependent pensions. The benefits offered vary according to the legal, fiscal and

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

economic conditions of each country. The commitments result from participation in defined contribution and defined benefit plans, primarily in the U.S. Benefits are dependent on years of service and the employee's compensation. Supplemental retirement benefits provided to certain employees are non-qualified for U.S. tax purposes. Separate trusts have been established for some non-qualified plans. Defined benefit pension plans exist at certain locations in the North America and Europe. The following represents the components of net periodic benefit costs for the periods presented:

	Pension Benefits
	Predecessor		Successor
	Six Months ended June 30, 2003	Three months ended March 31, 2004	Three months ended June 30, 2004
Components of net periodic benefit cost for the periods ended:	(in millions)
Service cost	$18	$9	$10
Interest cost	83	40	44
Expected return on plan assets	(85)	(40)	(43)
Amortization of prior service cost	3	1	—
Recognized actuarial loss	8	6	1
Amortization of the unamortized obligation	—	—	—
Curtailment loss (gain)	—	—	—
Settlement loss	—	—	—
Special Termination Benefit	—	—	1
Change in measurement dates	—	—	—
Net periodic benefit cost	$27	$16	$13

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The weighted-average assumptions used by the Successor to determine benefit obligations as of March 31, 2004 and the net periodic benefit cost for the nine months ended December 31, 2004 are as follows:

Discount rate:
U.S. plans	6.25%
International plans	6.00%
Combined	6.20%
Expected return on plan assets:
U.S. plans	8.50%
International plans	7.35%
Combined	8.40%
Rate of compensation increase:
U.S. plans	4.00%
International plans	3.25%
Combined	3.80%

The Company contributed $110 million to pension plans for the three months ended June 30, 2004. The Predecessor contributed $38 million to pension plans for the three months ended March 31, 2004. The Company anticipates contributing $360 million to the pension plans for the remainder of 2004.

Other Postretirement Benefit Plans — Certain retired employees receive postretirement medical benefits under plans sponsored by the Company, primarily in the U.S. The Company has the right to modify or terminate these plans at any time.

The following represents the components of net periodic benefit cost for the periods presented:

	Postretirement Benefits
	Predecessor		Successor
	Six Months ended June 30, 2003	Three months ended March 31, 2004	Three months ended June 30, 2004
Components of net periodic benefit cost for the periods ended:	(in millions)
Service cost	$1	$1	$1
Interest cost	13	6	6
Expected return on plan assets	—	—	—
Amortization of prior service cost	(2)	(1)	—
Recognized actuarial loss	4	2	—
Amortization of the unamortized obligation	—	—	—
Curtailment loss (gain)	—	—	—
Settlement loss	—	—	—
Special Termination Benefit	—	—	—
Change in measurement dates	—	—	—
Net periodic benefit cost	$16	$8	$7

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The weighted-average assumptions used by the Successor to determine benefit obligations as of March 31, 2004 and the net periodic benefit cost for the nine months ended December 31, 2004 for postretirement benefits are as follows:

Discount rate:
U.S. plans	6.25%
International plans	6.00%
Combined	6.25%

The Company contributed $11 million to postretirement benefit plans for the three months ended June 30, 2004. The Predecessor contributed $6 million to postretirement benefit plans for the three months ended March 31, 2004. The Company anticipates contributing $22 million to the postretirement plans for the remainder of 2004.

The Company sponsors various defined contribution plans in North America covering certain employees. Employees may contribute to these plans and the Company will match these contributions in varying amounts. The Company contributions to the defined contribution plans are based on specified percentages of employee contributions and aggregated $3 million for the three months ended June 30, 2004. The Predecessor contributed $3 million, and $6 million, to the defined contribution plans for the three months ended March 31, 2004 and the six months ended June 30, 2003, respectively.

10.    Income Taxes

At the Effective Date of the Transaction, Celanese had $176 million of net deferred tax assets arising from U.S. net operating loss ("NOL") carryforwards. Under U.S. tax law, the utilization of the deferred tax asset related to the NOL carryforward is subject to an annual limitation if there is a more than 50 percentage point change in shareholder ownership. The Acquisition triggered this limitation and it is expected to adversely affect the Company's ability to utilize its NOL carryforwards. As a result, management has determined that it is not likely that the Company will be able to realize any of the deferred tax asset attributable to its NOL carryforwards. The fair value of the NOL for purchase accounting is zero. In addition, management is reviewing the impact of the Acquisition and whether it will have an impact on other deferred tax assets other than the U.S. NOL carryforward.

11.    Shareholder's Equity

The capital structure of the Company consists of one class of $0.01 par value ordinary shares. At June 30, 2004, there was one share issued and outstanding to Holdings, the Company's sole shareholder.

12.    Commitments and Contingencies

The Company is involved in a number of legal proceedings, lawsuits and claims incidental to the normal conduct of its business, relating to such matters as product liability, anti-trust, past waste disposal practices and release of chemicals into the environment. While it is impossible at this time to determine with certainty the ultimate outcome of these proceedings, lawsuits and claims, management believes, based on the advice of legal counsel, that adequate provisions have been made and that the ultimate outcome will not have a material adverse effect on the financial position of the Company, but may have a material adverse effect on the results of operations or cash flows in any given accounting period.

Plumbing Actions

CNA Holdings, Inc. ("CNA Holdings"), a U.S. subsidiary of Celanese, includes the U.S. business now conducted by Ticona. CNA Holdings, along with Shell Chemical Company ("Shell") and E. I. Du Pont de Nemours ("DuPont"), among others, have been the defendants in a series of lawsuits, alleging that plastics manufactured by these companies that were utilized in the production of plumbing systems

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

for residential property were defective or caused such plumbing systems to fail. Based on, among other things, the findings of outside experts and the successful use of Ticona's acetal copolymer in similar applications, CNA Holdings does not believe Ticona's acetal copolymer was defective or caused the plumbing systems to fail. In many cases CNA Holdings' exposure may be limited by invocation of the statute of limitations since CNA Holdings ceased selling the resin for use in the plumbing systems in site built homes during 1986 and in manufactured homes during 1990.

CNA Holdings has been named a defendant in ten putative class actions, further described below, as well as a defendant in other non-class actions filed in ten states, the U.S. Virgin Islands, and Canada. In these actions, the plaintiffs typically have sought recovery for alleged property damages and, in some cases, additional damages under the Texas Deceptive Trade Practices Act or similar type statutes. Damage amounts have not been specified.

Developments under these matters are as follows:

•	Class certification has been denied in a putative class action pending in Florida state court. Although plaintiffs subsequently sought to bring actions individually, they were dismissed and are on appeal.

•	Class certification has been denied in a putative class action pending South Carolina state court. Celanese's motion to dismiss has been granted and plaintiffs' appeal has been denied; however the plaintiffs are attempting to appeal to the U.S. Supreme Court.

•	In April 2000, the U.S. District Court for the District of New Jersey denied class certification for a putative class action (of insurance companies with respect to subrogation claims). The plaintiffs' appeal to the Third Circuit Court of Appeals was denied in July 2000 and the case was subsequently dismissed. In September 2000, a similar putative class action seeking certification of the same class that was denied in the New Jersey matter was filed in Tennessee state court. The court denied certification in March 2002, and plaintiffs are attempting an appeal. Cases are continuing on an individual basis.

•	Class certification of recreational vehicle owners was denied by the Chancery Court of Tennessee, Weakley County in July 2001, and cases are proceeding on an individual basis.

•	The U.S. District Court for the Eastern District of Texas denied certification of a putative class action in March 2002, and the plaintiffs' appeals have been dismissed by the appellate court. Plaintiff is attempting an appeal to the US Supreme Court.

•	Four putative class actions are pending in Canadian courts. Two matters pending in Ontario were consolidated and denied class certification. This consolidated action is currently on appeal. The two matters pending in Quebec and British Columbia are "on hold" pending the outcome of the Ontario appeal, as in Canadian practice, Ontario tends to be the lead jurisdiction in such matters. Dupont and Shell have each settled these matters. Their settlement agreements have been approved by the Courts, although Shell's legal fees are still awaiting court approval. Consequently, Celanese remains the only defendant in these matters.

•	The court in a punitive class action pending in the U.S. Virgin Islands denied certification to a U.S. territories-wide and dismissed Celanese on jurisdictional grounds. Plaintiffs are seeking reconsideration of those rulings.

•	A putative nationwide class action was filed in federal court in Indiana in December 2002, against, among others, CNA Holdings and Shell. CNA's motion to dismiss this lawsuit was granted in December 2003. Plaintiffs appealed to the Seventh Circuit in January 2004 and that appeal is ongoing.

In November 1995, CNA Holdings, DuPont and Shell entered into national class action settlements, which have been approved by the courts. The settlements call for the replacement of plumbing systems

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

of claimants who have had qualifying leaks, as well as reimbursements for certain leak damage. Furthermore, the three companies had agreed to fund such replacements and reimbursements up to $950 million. As of December 31, 2003, the funding is $1,073 million due to additional contributions and funding commitments, made primarily by other parties. There are additional pending lawsuits in approximately ten jurisdictions not covered by this settlement; however, these cases do not involve (either individually or in the aggregate) a large number of homes, and management does not expect the obligations arising from these lawsuits to have a material adverse effect on the Company.

In 1995, CNA Holdings and Shell settled the claims of certain individuals, owning 110,000 property units for an amount not to exceed $170 million. These claimants are also eligible for a replumb of their homes in accordance with the terms similar to those of the national class action settlement. CNA Holdings' and Shell's contributions under this settlement were subject to allocation as determined by binding arbitration.

CNA Holdings has accrued its best estimate of its share of the plumbing actions. At June 30, 2004, The Company had remaining accruals of $74 million for this matter, of which $12 million is included in current liabilities. Management believes that the plumbing actions are adequately provided for in the consolidated financial statements. However, if the Company were to incur an additional charge for this matter, such a charge would not be expected to have a material adverse effect on the financial position, but may have a material adverse effect on the results of operations or cash flows of the Company in any given accounting period. The Company has reached settlements with CNA Holdings' insurers specifying their responsibility for these claims; as a result, the Company has recorded receivables relating to the anticipated recoveries from certain third party insurance carriers. These receivables are based on the probability of collection, an opinion of external counsel, the settlement agreements with the Company's insurance carriers whose coverage level exceeds the receivables and the status of current discussions with other insurance carriers. As of June 30, 2004, the Company has a $65 million note receivable related to a settlement with an insurance carrier. This receivable is discounted and recorded within Other assets in the Consolidated Balance Sheet as it will be collected over the next four years.

Sorbates Litigation

In 1998, Nutrinova Inc., a U.S. subsidiary of Nutrinova Nutrition Specialties & Food Ingredients GmbH, then a wholly owned subsidiary of Hoechst, received a grand jury subpoena from the U.S. District Court for the Northern District of California in connection with a U.S. criminal antitrust investigation of the sorbates industry. On May 3, 1999, Hoechst and the Government of the United States of America entered into an agreement under which Hoechst pled guilty to a one-count indictment charging Hoechst with participating in a conspiracy to fix prices and allocate market shares of sorbates sold in the U.S. Hoechst and the U.S. Government agreed to recommend that the U.S. District Court fine Hoechst $36 million. This fine was payable over five years, with the last payment of $5 million being made in June 2004. Hoechst also agreed to cooperate with the government's investigation and prosecutions related to the sorbates industry. The U.S. District Court accepted this plea on June 18, 1999 and imposed the penalty as recommended in the plea agreement.

In addition, several civil antitrust actions by sorbates customers, seeking monetary damages and other relief for alleged conduct involving the sorbates industry, have been filed in U.S. state and federal courts naming Hoechst, Nutrinova, and other Celanese subsidiaries, as well as other sorbates manufacturers, as defendants. Many of these actions have been settled and dismissed by the court.

In July 2001, Hoechst and Nutrinova entered into an agreement with the Attorneys General of 33 states, pursuant to which the statutes of limitations were tolled pending the states' investigations. This agreement expired in July 2003. Since October 2002, the Attorneys General for New York, Illinois, Ohio, Nevada, Utah and Idaho filed suit on behalf of indirect purchasers in their respective states. The Utah, Nevada and Idaho actions have been dismissed as to Hoechst, Nutrinova and Celanese. A motion for reconsideration is pending in Nevada and a appeal is pending in Idaho. The Ohio and Illinois actions have

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

been settled. The New York action is in the early stages of litigation. The Attorneys General of Connecticut, Florida, Hawaii, Maryland, South Carolina, Oregon and Washington have entered into settlement discussions and have been granted extensions of the tolling agreement through September 2004.

Nutrinova and Hoechst have cooperated with the European Commission since 1998. In May 2002, the European Commission informed Hoechst of its intent to investigate officially the sorbates industry, and in January 2003, the European Commission served Hoechst, Nutrinova and a number of competitors with a statement of objections alleging unlawful, anticompetitive behavior affecting the European sorbates market. In October 2003, the European Commission ruled that Hoechst, Chisso Corporation, Daicel Chemical Industries Ltd., The Nippon Synthetic Chemical Industry Co. Ltd. and Ueno Fine Chemicals Industry Ltd. operated a cartel in the European sorbates market between 1979 and 1996. The European Commission imposed a total fine of €138.4 million ($161 million), of which €99 million ($115 million) was assessed against Hoechst. The case against Nutrinova was closed. The fine against Hoechst is based on the European Commission's finding that Hoechst does not qualify under the leniency policy, is a repeat violator and, together with Daicel, was a co-conspirator. In Hoechst's favor, the European Commission gave a discount for cooperating in the investigation. Hoechst appealed the European Commission's decision in December 2003. Payment of the obligation is deferred pending a ruling on the appeal.

Based on the advice of external counsel and a review of the existing facts and circumstances relating to the sorbates matter, including the status of government investigations, as well as civil claims filed and settled, the Company has remaining accruals of $127 million. This amount is included in current liabilities at June 30, 2004 for the estimated loss relative to this matter. Although the outcome of this matter cannot be predicted with certainty, management's best estimate of the range of possible additional future losses and fines, including any that may result from the above noted governmental proceedings, as of June 30, 2004 is between $0 and $8 million. The estimated range of such possible future losses is management's best estimate based on the advice of external counsel taking into consideration potential fines and claims, both civil and criminal, that may be imposed or made in other jurisdictions.

Pursuant to the Demerger Agreement, Celanese was assigned the obligation related to the sorbates matter. However, Hoechst agreed to indemnify Celanese for 80 percent of any costs Celanese may incur relative to this matter. Accordingly, Celanese has recognized a receivable from Hoechst and a corresponding contribution of capital, net of tax, from this indemnification. In 2003, Celanese recorded a $44 million, net of tax, increase to additional paid-in capital related to the recoveries from Hoechst for the special charges discussed above. As of June 30, 2004, the Company has receivables, recorded within current assets, relating to the sorbates indemnification from Hoechst totaling $102 million. The additional reserve and the estimated range of possible future losses, noted above, for this matter are gross of any recovery from Hoechst. Celanese believes that any resulting liabilities, net of amounts recoverable from Hoechst, will not, in the aggregate, have a material adverse effect on Celanese's financial position, but may have a material adverse effect on results of operations or cash flows in any given accounting period.

Guarantees

The Company has agreed to guarantee or indemnify third parties for environmental and other liabilities pursuant to a variety of agreements, including asset and business divestiture agreements, leases, settlement agreements, and various agreements with affiliated companies. Although many of these obligations contain monetary and/or time limitations, others do not provide such limitations.

The Company has accrued for all probable and reasonably estimable losses associated with all known matters or claims that have been brought to its attention.

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

These known obligations include the following:

        Demerger Obligations

Celanese has obligations to indemnify Hoechst for various liabilities under the Demerger Agreement as follows:

•	Celanese agreed to indemnify Hoechst for environmental liabilities associated with contamination arising under 19 divestiture agreements entered into by Hoechst prior to the demerger.

Celanese's obligation to indemnify Hoechst is subject to the following thresholds:

•	Celanese will indemnify Hoechst against those liabilities up to €250 million (approximately $305 million);

•	Hoechst will bear those liabilities exceeding €250 million (approximately $305 million), however Celanese will reimburse Hoechst for one-third of those liabilities for amounts that exceed €750 million (approximately $915 million) in the aggregate.

Celanese's obligation regarding two agreements has been settled. The aggregate maximum amount of environmental indemnifications under the remaining divestiture agreements, which provide for monetary limits is approximately €750 million ($915 million). Three of the divested agreements do not provide for monetary limits.

Based on The Company's estimate of the probability of loss under this indemnification, The Company has reserves of $52 million as of June 30, 2004, for this contingency. Where the Company is unable reasonably to determine the probability of loss or estimate such loss under an indemnification, the Company has not recognized any related liabilities.

•	Celanese has also undertaken in the Demerger Agreement to indemnify Hoechst to the extent that Hoechst is required to discharge liabilities, including tax liabilities, associated with businesses that were included in the demerger where such liabilities were not demerged, due to legal restrictions on the transfers of such items. These indemnities do not provide for any monetary or time limitations. Celanese has not provided for any reserves associated with this indemnification. Celanese did not make any payments to Hoechst in quarters ended March 31, 2004 and 2003 in connection with this indemnification.

        Divestiture Obligations

Celanese and its predecessor companies agreed to indemnify third party purchasers of former businesses and assets for various pre-closing conditions, as well as for breaches of representations, warranties and covenants. Such liabilities also include environmental liability, product liability, antitrust and other liabilities. These indemnifications and guarantees represent standard contractual terms associated with typical divestiture agreements and, other than environmental liabilities, the Company does not believe that they expose the Company to any significant risk.

Since the demerger, Celanese has divested in the aggregate over 20 businesses, investments and facilities, through agreements containing indemnifications or guarantees to the purchasers. Many of the obligations contain monetary and/or time limitations, ranging from one year to 30 years, the aggregate amount of guarantees provided for under these agreements is approximately $2.7 billion as of June 30, 2004. Other agreements do not provide for any monetary or time limitations.

Based on the Company's historical claims experience and its knowledge of the sites and businesses involved, the Company believes that it is adequately reserved for these matters. As of June 30, 2004, the Company has reserves in the aggregate of $48 million for all such environmental matters.

Plumbing Insurance Indemnifications

Celanese has entered into agreements with insurance companies related to product liability settlements associated with Celcon® plumbing claims. These agreements, except those with insolvent

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

insurance companies, require Celanese to indemnify and/or defend these insurance companies in the event that third parties seek additional monies for matters released in these agreements. The indemnifications in these agreements do not provide for time limitations.

In certain of the agreements, Celanese received a fixed settlement amount. The indemnities under these agreements generally are limited to, but in some cases are greater than, the amount received in settlement from the insurance company. The maximum exposure under these indemnifications is $95 million. Other settlement agreements have no stated limits.

There are other agreements whereby the settling insurer agreed to pay a fixed percentage of claims that relate to that insurer's policies. Celanese has provided indemnifications to the insurers for amounts paid in excess of the settlement percentage. These indemnifications do not provide for monetary or time limitations.

The Company has reserves associated with these product liability claims. See Plumbing Actions above.

Other Obligations

•	Celanese is secondarily liable under a lease agreement pursuant to which Celanese has assigned a direct obligation to a third party. The lease assumed by the third party expires on April 30, 2012. The lease liability for the period from July 1, 2004 to July 30, 2012 is estimated to be approximately $59 million.

•	Celanese has agreed to indemnify various insurance carriers, for amounts not in excess of the settlements received, from claims made against these carriers subsequent to the settlement. The aggregate amount of guarantees under these settlements is approximately $9 million, which is unlimited in term.

As indemnification obligations often depend on the occurrence of unpredictable future events, the future costs associated with them cannot be determined at this time. However, if the Company were to incur additional charges for these matters, such charges may have a material adverse effect on the financial position, results of operations or cash flows of the Company in any given accounting period.

Other Matters

Celanese Ltd. and/or CNA Holdings, Inc., both U.S. subsidiaries of Celanese, are defendants in approximately 600 asbestos cases, the majority of which are premises-related. Because many of these cases involve numerous plantiffs, Celanese is subject to claims significantly in excess of the number of actual cases. Celanese has reserves for defense costs related to claims arising from these matters. The Company believes it does not have any significant exposure in these matters.

On July 31, 2003, a federal district court ruled that the formula used in International Business Machine Corporation's ("IBM") cash balance pension plan violated the age discrimination provisions of the Employee Retirement Income Security Act of 1974. The IBM decision, however, conflicts with the decisions from two other federal district courts and with the proposed regulations for cash balance plans issued by the Internal Revenue Service in December 2002. IBM has announced that it will appeal the decision to the United States Court of Appeals for the Seventh Circuit. The effect of the IBM decision on the Company's cash balance plan cannot be determined at this time.

Celanese entered into an agreement with Goldman, Sachs & Co. on December 15, 2003 (the "Goldman Sachs Engagement Letter"), pursuant to which Goldman Sachs acted as Celanese's financial advisor in connection with the Tender Offer. Pursuant to the terms of the Goldman Sachs Engagement Letter, in March 2004 Celanese paid Goldman Sachs a financial advisory fee equal to $13 million and a discretionary bonus equal to $5 million, upon consummation of the Tender Offer. In addition, Celanese has agreed to reimburse Goldman Sachs for all its reasonable expenses and to indemnify Goldman Sachs and related persons for all direct damages arising in connection with Goldman Sachs Engagement Letter.

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

13.    Special Charges

Special charges include provisions for restructuring and other expenses and income incurred outside the normal course of ongoing operations. Restructuring provisions represent costs of severance and other benefit programs related to major activities undertaken to redesign our operations, as well as costs incurred in connection with a decision to exit non-strategic businesses and the related closure of facilities. These measures are based on formal management decisions, establishment of agreements with employee representatives or individual agreements with the affected employees as well as the public announcement of the restructuring plan.

The components of special charges for the periods presented are as follows:

	Predecessor		Successor
	Six months ended June 30, 2003	Three months ended March 31, 2004	Three months ended June 30, 2004
		(in millions)
Employee termination benefits	$(3)	$(2)	$(2)
Plant/office closures	(1)	—	—
Restructuring adjustments	3	—	—
Total Restructuring	(1)	(2)	(2)
Sorbates antitrust matters	(11)	—	—
Plumbing actions	102	—	3
Other	—	(26)	—
Total Special Charges	$90	$(28)	$1

Predecessor

For the six months ended June 30, 2003, Predecessor recorded income of $90 million in special charges, which consisted primarily of $102 million related to insurance recoveries associated with the plumbing cases, offset by $11 million of expenses for antitrust matters in the sorbates industry, primarily related to a decision by the European Commission.

For the three months ended March 31, 2004, Predecessor recorded $28 million in special charges, comprised primarily of expenses for advisory services related to the Acquisition.

Successor

For the three months ended June 30, 2004, the Company recorded income of $1 million in special charges, which consisted primarily of $3 million related to insurance recoveries associated with the plumbing cases, offset by $2 million of employee severance costs.

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The components of the June 30, 2004 and 2003 restructuring reserves were as follows:

	Employee Termination Benefits	Plant/Office Closures	Total
	(in millions)
Predecessor
Restructuring reserve at December 31, 2002	$39	$29	$68
Restructuring additions	3	1	4
Cash and noncash uses	(27)	(8)	(35)
Other changes	—	(3)	(3)
Currency translation adjustments	1	3	4
Restructuring reserve at June 30, 2003	$16	$22	$38
Restructuring reserve at December 31, 2003	$28	$21	$49
Restructuring additions	2	—	2
Cash and noncash uses	(5)	(2)	(7)
Other changes	—	—	—
Currency translation adjustments	—	—	—
Restructuring reserve at March 31, 2004	$25	$19	$44

Successor
Restructuring reserve at April 1, 2004	$25	$19	$44
Purchase accounting adjustments	5	—	5
Restructuring additions	1	1	2
Cash and noncash uses	(2)	(3)	(5)
Other changes	—	—	—
Currency translation adjustments	—	(1)	(1)
Restructuring reserve at June 30, 2004	$29	$16	$45

In connection with the Acquisition, at the Acquisition Date, the Company began formulating a plan to exit or restructure certain activities. The Company has not completed this analysis, but has recorded initial purchase accounting liabilities of $10 million, $5 million of which is included in the table above, with the remaining $5 million recorded in other current liabilities. These liabilities are primarily for employee severance and related costs in connection with the preliminary plan as well as approving the continuation of all existing Predecessor restructuring and exit plans. As the Company finalizes its plans to exit or restructure activities, it may record additional liabilities, for among other things, severance and severance related costs.

14.    Business and Geographical Segments

In the fourth quarter of 2003, the Company realigned its business segments to reflect a change of how the Company manages the business and assesses performance. This change resulted from recent transactions, including completed and pending divestitures and the formation of a joint venture. A new segment, Chemical Products, has been introduced and consists primarily of the former Acetyl Products and Chemical Intermediates segments. Additionally, legacy pension and other postretirement benefit costs associated with previously divested Hoechst businesses, which were historically allocated to the business segments, are reflected as part of Other Activities within the reconciliation column and a

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

procurement subsidiary, which was previously recorded within the reconciliation column, is now reported within Chemical Products. Prior year amounts have been reclassified to conform to the current year presentation.

Information with respect to the Company's industry segments follows:

Business Segments

Chemical Products primarily produces and supplies acetyl products, including acetic acid, vinyl acetate monomer and polyvinyl alcohol; specialty and oxo products, including organic solvents and other intermediates;

Acetate Products primarily produces and supplies acetate filament and acetate tow;

Ticona, the technical polymers segment, develops and supplies a broad portfolio of high performance technical polymers; and

Performance Products consists of Nutrinova, the high intensity sweetener and food protection ingredients business.

The reconciliation column includes corporate activities, including financing and certain administrative activities, intersegment eliminations and other activities, which are not allocable to the segments.

	Chemical Products	Acetate Products	Ticona	Performance Products	Total Segments	Reconciliation	Consolidated
	(in millions)
Successor
For the three months ended June 30, 2004:
Sales to external customers	$780	$173	$220	$45	$1,218	$11	$1,229
Inter-segment revenues	28	—	—	—	28	(28)	—
Operating profit (loss)	36	10	11	2	59	(34)	25
Earnings (loss) from continuing operations before tax and minority interests	34	14	26	1	75	(170)	(95)
Depreciation and amortization	38	14	15	2	69	2	71
Capital expenditures	17	13	19	1	50	—	50

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

	Chemical Products	Acetate Products	Ticona	Performance Products	Total Segments	Reconciliation	Consolidated
	(in millions)
Predecessor
For the three months ended March 31, 2004:
Sales to external customers	$789	$172	$227	$44	$1,232	$11	$1,243
Inter-segment revenues	29	—	—	—	29	(29)	—
Operating profit (loss)	65	9	31	11	116	(64)	52
Earnings (loss) from continuing operations before tax and minority interests	72	9	45	11	137	(57)	80
Depreciation and amortization	39	13	16	2	70	2	72
Capital expenditures	15	8	20	—	43	1	44
For the six months ended June 30, 2003:
Sales to external customers	$1,489	$315	$390	$88	$2,282	$23	$2,305
Inter-segment revenues	46	—	—	—	46	(46)	—
Operating profit (loss)	98	8	130	14	250	(53)	197
Earnings (loss) from continuing operations before tax and minority interests	113	13	162	14	302	(42)	260
Depreciation and amortization	79	28	29	4	140	4	144
Capital expenditures	45	15	21	1	82	1	83

15.    Related Party Transactions

Upon the closing of the Acquisition, the Parent Guarantor paid approximately $55 million in structuring, commitment, advisory fees and out of pocket expenses to affiliates of the The Blackstone Group, as well as a $10 million prepayment of the annual monitoring fee.

On July 1, 2004, BCP Caylux issued an additional $225 million in senior subordinated notes for proceeds of $232 million, including $1 million of accrued interest, and loaned $227 million of the proceeds to BCP Crystal Holdings IV, which in turn, paid their third party obligations. This $227 million represents a loan to a shareholder and will be reported as a reduction of shareholders equity in July 2004.

16.    Consolidating Guarantor Financial Information

On June 8, 2004, BCP Caylux, issued 9 5/8% and 10 3/8% senior subordinated notes (the "notes") as further described in Notes 1 and 8. The Parent Guarantor, is currently the sole guarantor and none of the Issuer's subsidiaries guaranteed the notes.

The Issuer expects that following the Domination Agreement becoming operative, Holdings and certain of its subsidiaries will undergo a reorganization (the "Proposed Restructuring"). Following the Domination Agreement becoming operative, the Purchaser intends to effect the transfer of all of the shares of Celanese Americas Corporation ("CAC") from Celanese Holding GmbH, a wholly owned subsidiary of Celanese, to the Issuer. The transfer of the shares of CAC to the Issuer will result in the Issuer owning 100% of the equity of CAC and, indirectly, all of its assets, including subsidiary stock.

Following the transfer of CAC to the Issuer, the Issuer and the Parent Guarantor expect that (1) the Parent Guarantor will contribute all of its assets and liabilities (including all outstanding capital stock of 45 the Issuer) to BCP Crystal US Holdings Corp. ("US Holdco"), a corporation organized under the laws

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

of Delaware and a wholly owned subsidiary of the Issuer, in exchange for all or substantially all of the capital stock of US Holdco; (2) US Holdco will assume all rights and obligations of the Issuer under the senior credit facilities, the floating rate term loan and the notes; (3) the Parent Guarantor will be reorganized as a Delaware limited liability company and change its name (such reorganized entity, "New Delaware LLC"); (4) Holdings will be reorganized as a Delaware corporation and change its name (such reorganized entity, "New Delaware Holdco"); (5) if the majority of the lenders under the senior credit facilities consent, New Delaware LLC will merge with and into New Delaware Holdco, with New Delaware Holdco being the surviving entity and assuming, among other things, all New Delaware LLC's rights and obligations under the Indenture governing the notes and under the senior credit facilities. US Holdco, at its discretion, may subsequently cause the liquidation of the Issuer.

As a result of these transactions, US Holdco would indirectly hold 100% of CAC's equity and all equity owned by CAC in its subsidiaries. In addition, US Holdco would hold, indirectly, all of the Celanese Shares held by the Purchaser. From and after the completion of the Proposed Restructuring, all of US Holdco's then-existing U.S. wholly owned subsidiaries that guarantee US Holdco's obligations under the senior credit facilities, and possibly BCP Caylux Holdings Luxembourg S.C.A., would guarantee the notes on an unsecured senior subordinated basis.

The following consolidating financial statements present information related to the Parent Guarantor, the Issuer, and non-guarantors as of and for the three months ended June 30, 2004. However, because of the intended transfer of CAC to US Holdco, the individual components outlined in the following consolidating financial statements may not be indicative of the individual components included in the financial position, results of operations and cash flows of the guarantors after the Proposed Restructuring.

The Parent Guarantor was formed on February 24, 2004 and the Issuer was formed on October 24, 2003 for the sole purpose of acquiring the shares of Celanese, which occurred effective April 1, 2004. The Parent Guarantor and the Issuer held no assets and conducted no operations prior to the acquisition of the Celanese shares. The Parent Guarantor currently has no independent assets or operations. Accordingly, there is no financial information for the Parent Guarantor or the Issuer for the periods prior to the three months ended June 30, 2004.

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

	For the three months ended June 30, 2004
	Parent Guarantor	Issuer	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net sales	$—	$—	$1,229	$—	$1,229
Cost of sales	—	—	(1,058)	—	(1,058)
Selling, general and administrative expenses	(6)	(2)	(117)	—	(125)
Research and development expenses	—	—	(22)	—	(22)
Special charges	—	—	1	—	1
Foreign exchange loss	—	—	—	—	—
Loss on disposition of assets	—	—	—	—	—
Operating profit (loss)	(6)	(2)	33	—	25
Equity in net earnings of affiliates	(94)	(23)	18	117	18
Interest expense	(16)	(96)	(47)	35	(124)
Interest income	—	35	7	(35)	7
Other income (expense), net	—	(8)	(13)	—	(21)
Loss from continuing operations before tax and minority interests	(116)	(94)	(2)	117	(95)
Income tax provision	—	—	(10)	—	(10)
Loss from continuing operations before minority interests	(116)	(94)	(12)	117	(105)
Minority interests	—	—	(10)	—	(10)
Loss from continuing operations	(116)	(94)	(22)	117	(115)
Loss from operation of discontinued operations (including loss on disposal of discontinued operations of $1 million)	—	—	(1)	—	(1)
Income tax benefit	—	—	—	—	—
Loss from discontinued operations	—	—	(1)	—	(1)
Net loss	$(116)	$(94)	$(23)	$117	$(116)

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following consolidating financial statements are presented in the provided form because: (i) the Issuer is a wholly owned subsidiary of the Parent Guarantor; (ii) the guarantee is considered to be full and unconditional, that is, if the Issuer fails to make a scheduled payment, the Parent Guarantor is obligated to make the scheduled payment immediately and, if it doesn't, any holder of notes may immediately bring suit directly against the Parent Guarantor for payment of all amounts due and payable;

	As of June 30, 2004
	Parent Guarantor	Issuer	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$1	$167	$548	$—	$716
Receivables, net:
Trade receivables, net – third party and affiliates	—	—	787	—	787
Other receivables	6	39	594	(47)	592
Inventories	—	—	513	—	513
Deferred income taxes	—	—	61	—	61
Other assets	8	—	15	—	23
Assets of discontinued operations	—	—	14	—	14
Total current assets	15	206	2,532	(47)	2,706
Investments	600	414	559	(1,014)	559
Property, plant and equipment, net	—	—	1,624	—	1,624
Deferred income taxes	—	—	529	—	529
Other assets	12	1,984	559	(1,907)	648
Intangible assets, net	67	1	788	—	856
Total assets	$694	$2,605	$6,591	$(2,968)	$6,922
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
Short-term borrowings and current installments of long-term debt – third party and affiliates	$—	$3	$173	$(3)	$173
Accounts payable and accrued liabilities:
Trade payables – third party and affiliates	2	7	553	—	562
Other current liabilities	11	11	755	(47)	730
Deferred income taxes	—	—	10	—	10
Income taxes payable	—	—	312	—	312
Liabilities of discontinued operations	—	—	14	—	14
Total current liabilities	13	21	1,817	(50)	1,801
Long-term debt	—	1,979	2,152	(1,904)	2,227
Deferred income taxes	—	(1)	95	—	94
Benefit obligations	—	—	1,240	—	1,240
Other liabilities	—	6	452	—	458
Minority interests	—	—	420	—	420
Shareholder's equity	681	600	415	(1,014)	682
Total liabilities and shareholder's equity	$694	$2,605	$6,591	$(2,968)	$6,922

BCP CRYSTAL HOLDINGS LTD. 2 AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

	For the three months ended June 30, 2004
	Parent Guarantor	Issuer	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net cash provided by (used in) operating activities	$(9)	$(30)	$(65)	$—	$(104)
Investing activities of continuing operations:
Capital expenditures on property plant and equipment	—	—	(50)	—	(50)
Acquisitions of businesses	—	—	(1,531)	—	(1,531)
Proceeds on sales of assets	—	—	1	—	1
Proceeds from sale of marketable securities	—	—	27	—	27
Purchases of marketable securities	—	—	(28)	—	(28)
Fees associated with the acquisition of CAG	(67)	—	—	—	(67)
Other, net	—		(1)	—	(1)
Net cash provided by (used in) investing activities	(67)	—	(1,582)	—	(1,649)
Financing activities of continuing operations:
Initial capitalization	103	—	717	—	820
Borrowings under bridge loans	—	272	1,293	—	1,565
Repayment of bridge loans	—	(1,565)	—	—	(1,565)
Proceeds from issuance of Senior Subordinated Notes	—	1,244	—	—	1,244
Proceeds from Floating Rate Term Loan	—	350	—	—	350
Borrowings under Senior Credit Facilities	—	30	359	—	389
Short-term borrowings, net	—	—	7	—	7
Payments of long-term debt	—	—	(177)	—	(177)
Issuance of preferred stock by consolidated subsidiary	—	—	15	—	15
Fees associated with financing	(26)	(126)	—	—	(152)
Dividend payments	—	—	(1)	—	(1)
Net cash provided by financing activities	77	205	2,213	—	2,495
Exchange rate effects on cash	—	(8)	(18)		(26)
Net increase in cash and cash equivalents	1	167	548	—	716
Cash and cash equivalents at beginning of year	—	—	—	—	—
Cash and cash equivalents at end of period	$1	$167	$548	$—	$716

BCP Caylux Holdings Luxembourg S.C.A.

Offer to Exchange

$1,225,000,000 principal amount of its 9 5/8% Senior Subordinated Notes due 2014, which have been registered under the Securities Act of 1933, for any and all of its outstanding 9 5/8% Senior Subordinated Notes due 2014.

€200,000,000 principal amount of its 10 3/8% Senior Subordinated Notes due 2014, which have been registered under the Securities Act of 1933, for any and all of its outstanding 10 3/8% Senior Subordinated Notes due 2014.

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

The Issuer

General Liability Principles for Managers of a Luxembourg société en commandite par actions ("S.C.A.")

The managers of an S.C.A. are liable in accordance with the general provisions on directors'/managers' liability. Article 59, first paragraph of the Luxembourg law of 10 August 1915 on commercial companies, as amended, (which article also applies to managers of an S.C.A.) provides that managers are liable to the company, in accordance with the general provisions of Luxembourg law, for the execution of the mandate for which they have been appointed and for the faults committed during their management. In addition and pursuant to article 59, second paragraph, the managers are jointly and severally liable either to the company or to third parties for all damages resulting from infringements of the law or of the company's articles of incorporation. Furthermore and under article 495 of the Luxembourg Commercial Code, managers may be declared personally bankrupt if (i) they abusively pursued, for their interest, a non profitable business which resulted in the company becoming insolvent or (ii) they disposed of corporate assets in the same manner as if those had been their own personal assets or (iii) they carried out business on behalf of the company for their personal interest.

In addition to the above general liability principles, the managers of an S.C.A. must, as a rule, be at the same time general partners of the S.C.A. In their capacity as general partners of the S.C.A., they incur personal and unlimited liability for the debts and obligations of the S.C.A..

BCP Caylux Holdings Ltd. 1 (also referred to as the Manager in this registration statement, the manager and general partner of the Issuer, is a legal entity. Accordingly, the articles of association of the Issuer do not contain any indemnification provisions with respect to the Manager.

Liability and Indemnification of the Members of the Supervisory Board of a Luxembourg S.C.A.

The audit of the annual accounts of the Issuer is entrusted to a supervisory board composed of three statutory auditors (commissaires).

Insofar as the liability of the statutory auditors results from their duties of supervision and control, their liability shall be determined according to the same general rules as those applicable to the liability of managers.

The statutory auditors do not assume, by reason of their position, any personal liability in relation to commitments properly made by them in the name of the Issuer. They are authorized agents only and are therefore merely responsible for the execution of their mandate.

Article 18 of the Issuer's articles of association provides for the indemnification of the members of the supervisory board of the Issuer as follows (the Issuer is referred to as the "Company" in its articles of association below):

"The Company shall indemnify, to the greatest extent permitted by law, any member of the supervisory board and his heirs, executors and administrators, against expenses reasonably incurred by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been a member of the supervisory board of the Company. The foregoing right of indemnification shall not exclude other rights to which he may be entitled.

The Company shall pay the expenses incurred by any person indemnifiable hereunder in connection with any proceeding in advance of the final disposition, so long as the Company receives a written and legally binding undertaking by such person to repay the full amount advanced if there is a final determination that such person is not entitled to indemnification. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent, shall not of itself, create a presumption that the indemnifiable person did not satisfy the standard of conduct entitling him or her to indemnification hereunder. The Company shall make a cash payment to such indemnifiable person equal to the full amount incurred by such person and to be indemnified promptly upon notification of an obligation to indemnify from the indemnifiable person supported by such information as the Company shall reasonably require."

The Parent Guarantor

Under the Parent Guarantor's Articles of Association, each Director and Officer of the Parent Guarantor is indemnified and secured harmless out of the assets of the Parent Guarantor against all claims, expenses or losses of whatever kind incurred or sustained by such person in or about the conduct of the Parent Guarantor's business or affairs or in the execution or discharge of his respective duties, powers, authorities or discretions (including in connection with defending any civil proceedings concerning the Parent Guarantor).

The Parent Guarantor is a Cayman Islands company and, as such, is governed by the laws of the Cayman Islands with respect to the indemnification provisions. Although The Companies Law (2000 Revision) of the Cayman Islands does not specifically restrict a Cayman Islands company's ability to indemnify its directors or officers, it does not expressly provide for such indemnification either. Certain Commonwealth case law (which is likely to be persuasive in the Cayman Islands), however, indicate that the indemnification is generally permissible, unless there had been fraud, willful default or reckless disregard on the part of the director or officer in question.

Item 21.    Exhibits and Financial Statement Schedules.

(a) Exhibits

3.1*	Updated Articles of Association of BCP Caylux Holdings Luxembourg S.C.A.
3.2*	Memorandum and Articles of Association of BCP Crystal Holdings Ltd. 2
4.1*	Indenture, dated as of June 8, 2004, among BCP Caylux Holdings Luxembourg S.C.A., BCP Crystal Holdings Ltd. 2 and The Bank of New York
4.2*	Registration Rights Agreement, dated as of June 3, 2004, among BCP Caylux Holdings Luxembourg S.C.A., BCP Crystal Holdings Ltd. 2, Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and Banc of America Securities LLC as representatives of the initial purchasers
4.3*	Registration Rights Agreement, dated as of July 1, 2004, among BCP Caylux Holdings Luxembourg S.C.A., BCP Crystal Holdings Ltd. 2, Morgan Stanley & Co. Incorporated and Banc of America Securities LLC
5.1	Opinion of Simpson Thacher & Bartlett LLP
10.1*	Credit Agreement, dated as of April 6, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Luxembourg S.C.A., Celanese Americas Corporation, Subsidiary Revolving Borrowers from time to time party thereto, the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as global coordinator, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent for the Lenders, and Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers
10.2*	First Amendment to the Credit Agreement, dated as of May 24, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Luxembourg S.C.A., Celanese Americas Corporation, the lenders party to the Credit Agreement from time to time, Morgan Stanley Senior Funding, Inc., as global coordinator, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent for the Lenders, and Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers
10.3*	Second Amendment to the Credit Agreement, dated as of May 24, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Luxembourg S.C.A., Celanese Americas Corporation, the lenders party to the Credit Agreement from time to time, Morgan Stanley Senior Funding, Inc., as global coordinator, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent for the Lenders, and Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers
10.4*	Third Amendment to the Credit Agreement, dated as of June 4, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Luxembourg S.C.A., Celanese Americas Corporation, the lenders party to the Credit Agreement from time to time, Morgan Stanley Senior Funding, Inc., as global coordinator, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent for the Lenders, and Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers
10.5*	Guarantee and Collateral Agreement, dated and effective as of April 6, 2004, among Celanese Americas Corporation, certain subsidiaries of Celanese Americas Corporation, BCP Crystal US Holdings Corp. once it has become party thereto and Deutsche Bank AG, New York Branch, as collateral agent

10.6*	Guarantee and Pledge Agreement, dated and effective as of April 6, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Ltd. 1, BCP Crystal (Cayman) Ltd. 1, and Deutsche Bank AG, New York Branch, as Collateral Agent
10.7*	Parent Guarantee and Pledge Agreement, dated and effective as of April 6, 2004, between BCP Caylux Holdings Luxembourg S.C.A., and Deutsche Bank AG, New York Branch, as Collateral Agent
10.8*	Parent Series A and Series B CPECs Pledge Agreement, dated as of April 6, 2004, by and between BCP Crystal Holdings Ltd. 2, Deutsche Bank AG, New York Branch, as pledgee and collateral agent, and BCP Caylux Holdings Luxembourg S.C.A.
10.9*	Parent Share Pledge Agreement, dated as of April 6, 2004, by and between BCP Crystal Holdings Ltd. 2, BCP Crystal (Cayman) Ltd. 1, Deutsche Bank AG, New York Branch, as pledgee and collateral agent, and BCP Caylux Holdings Luxembourg S.C.A.
10.10*	Loan Agreement, dated as of June 8, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Luxembourg S.C.A., the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as global coordinator, Deutsche Bank AG, New York Branch, as administrative agent, and Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers
10.11*	Form of Letter Agreement, among BCP Caylux Holdings Luxembourg S.C.A., the lender parties to the Loan Agreement and other parties to the letter agreement
10.12*	Guarantee and Pledge Agreement, dated and effective as of June 8, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Ltd. 1, BCP Crystal (Cayman) Ltd. 1, and Deutsche Bank AG, New York Branch, as Collateral Agent for, on a basis junior and subordinated to the First Lien Secured Parties, the Second Lien Secured Parties
10.13*	Share Pledge Agreement (erstrangige Aktienverpfändung), dated as of June 8, 2004, between BCP Crystal Acquisition GmbH & Co. KG and Deutsche Bank AG, New York Branch and certain finance parties, as pledgees
10.14*	Loan Claims Pledge Agreement (erstrangige Forderungsverpfändung), dated as of June 8, 2004, between BCP Caylux Holdings Luxembourg S.C.A. and Deutsche Bank AG, New York Branch and certain finance parties, as pledgees
12.1	Computation of Ratio of Earnings to Fixed Charges
21.1	List of Subsidiaries
23.1	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)
23.2	Report and consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
24*	Powers of Attorney (included in signature pages of this Registration Statement)
25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee
99.1*	Form of Letter of Transmittal
99.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.3*	Form of Letter to Clients
99.4*	Form of Notice of Guaranteed Delivery

*	Previously filed.

(b) Financial Statement Schedules

Schedule II – Valuation and Qualifying Accounts
Celanese AG
Years Ended December 31, 2001, 2002 and 2003

	Balance at beginning of year	Additions		Deductions(a)		Balance at end of year
		Charged to Costs and Expenses	Charged to Other Accounts
	($ in millions)
Year Ended December 31, 2001
Deducted from asset accounts:
Allowance for Doubtful Accounts	18	6	—	(6	) (b)	18
Valuation allowance for deferred tax assets	242	—	—	(67)		175
Year Ended December 31, 2002
Deducted from asset accounts:
Allowance for Doubtful Accounts	18	6	—	(3	) (b)	21
Valuation allowance for deferred tax assets	175	—	—	(1)		174
Year Ended December 31, 2003
Deduction for asset accounts:
Allowance for Doubtful Accounts	21	4	—	(3	) (b)	22
Valuation allowance for deferred tax assets	174	—	—	(14)		160

(a)	Includes foreign currency translation effects

(b)	Uncollected accounts written off, net of recoveries

Item 22.    Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 22 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, BCP Caylux Holdings Luxembourg S.C.A. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on September 10, 2004.

BCP CAYLUX HOLDINGS LUXEMBOURG S.C.A
By:	BCP CAYLUX HOLDINGS LTD. 1, its General Partner
By: /s/ Benjamin J. Jenkins
Name: Benjamin J. Jenkins Title: Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 10, 2004.

Signature	Title

*	Director of the General Partner

Chinh E. Chu

/s/ Benjamin J. Jenkins	Director of the General Partner and Authorized Representative in the United States

Benjamin J. Jenkins

*	Director of the General Partner

Anjan Mukherjee

*	Director of the General Partner

Martin Brand

* By:   /s/ Benjamin J. Jenkins
  Benjamin J. Jenkins
  Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, BCP Crystal Holdings Ltd. 2 has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York on September 10, 2004.

BCP CRYSTAL HOLDINGS LTD. 2
By:	/s/ Benjamin J. Jenkins
Name: Benjamin J. Jenkins Title: Director, Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 10, 2004.

Signature	Title

*	Director

Chinh E. Chu

/s/ Benjamin J. Jenkins	Director, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Authorized Representative in the United States

Benjamin J. Jenkins

*	Director

Anjan Mukherjee

*	Director

Martin Brand

* By: /s/ Benjamin J. Jenkins
  Benjamin J. Jenkins
  Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1*	Updated Articles of Association of BCP Caylux Holdings Luxembourg S.C.A.
3.2*	Memorandum and Articles of Association of BCP Crystal Holdings Ltd. 2
4.1*	Indenture, dated as of June 8, 2004, among BCP Caylux Holdings Luxembourg S.C.A., BCP Crystal Holdings Ltd. 2 and The Bank of New York
4.2*	Registration Rights Agreement, dated as of June 3, 2004, among BCP Caylux Holdings Luxembourg S.C.A., BCP Crystal Holdings Ltd. 2, Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and Banc of America Securities LLC as representatives of the initial purchasers
4.3*	Registration Rights Agreement, dated as of July 1, 2004, among BCP Caylux Holdings Luxembourg S.C.A., BCP Crystal Holdings Ltd. 2, Morgan Stanley & Co. Incorporated and Banc of America Securities LLC
5.1	Opinion of Simpson Thacher & Bartlett LLP
10.1*	Credit Agreement, dated as of April 6, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Luxembourg S.C.A., Celanese Americas Corporation, Subsidiary Revolving Borrowers from time to time party thereto, the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as global coordinator, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent for the Lenders, and Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers.
10.2*	First Amendment to the Credit Agreement, dated as of May 24, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Luxembourg S.C.A., Celanese Americas Corporation, the lenders party to the Credit Agreement from time to time, Morgan Stanley Senior Funding, Inc., as global coordinator, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent for the Lenders, and Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers
10.3*	Second Amendment to the Credit Agreement, dated as of May 24, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Luxembourg S.C.A., Celanese Americas Corporation, the lenders party to the Credit Agreement from time to time, Morgan Stanley Senior Funding, Inc., as global coordinator, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent for the Lenders, and Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers
10.4*	Third Amendment to the Credit Agreement, dated as of June 4, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Luxembourg S.C.A., Celanese Americas Corporation, the lenders party to the Credit Agreement from time to time, Morgan Stanley Senior Funding, Inc., as global coordinator, Deutsche Bank AG, New York Branch, as administrative agent and as collateral agent for the Lenders, and Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers
10.5*	Guarantee and Collateral Agreement, dated and effective as of April 6, 2004, among Celanese Americas Corporation, certain subsidiaries of Celanese Americas Corporation, BCP Crystal US Holdings Corp. once it has become party thereto and Deutsche Bank AG, New York Branch, as collateral agent
10.6*	Guarantee and Pledge Agreement, dated and effective as of April 6, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Ltd. 1, BCP Crystal (Cayman) Ltd. 1, and Deutsche Bank AG, New York Branch, as Collateral Agent

Exhibit No.	Description of Exhibit
10.7*	Parent Guarantee and Pledge Agreement, dated and effective as of April 6, 2004, between BCP Caylux Holdings Luxembourg S.C.A., and Deutsche Bank AG, New York Branch, as Collateral Agent
10.8*	Parent Series A and Series B CPECs Pledge Agreement, dated as of April 6, 2004, by and between BCP Crystal Holdings Ltd. 2, Deutsche Bank AG, New York Branch, as pledgee and collateral agent, and BCP Caylux Holdings Luxembourg S.C.A.
10.9*	Parent Share Pledge Agreement, dated as of April 6, 2004, by and between BCP Crystal Holdings Ltd. 2, BCP Crystal (Cayman) Ltd. 1, Deutsche Bank AG, New York Branch, as pledgee and collateral agent, and BCP Caylux Holdings Luxembourg S.C.A.
10.10*	Loan Agreement, dated as of June 8, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Luxembourg S.C.A., the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as global coordinator, Deutsche Bank AG, New York Branch, as administrative agent, and Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers
10.11*	Form of Letter Agreement, among inter alia BCP Caylux Holdings Luxembourg S.C.A., the lender parties to the Loan Agreement
10.12*	Guarantee and Pledge Agreement, dated and effective as of June 8, 2004, among BCP Crystal Holdings Ltd. 2, BCP Caylux Holdings Ltd. 1, BCP Crystal (Cayman) Ltd. 1, and Deutsche Bank AG, New York Branch, as Collateral Agent for, on a basis junior and subordinated to the First Lien Secured Parties, the Second Lien Secured Parties
10.13*	Share Pledge Agreement (erstrangige Aktienverpfändung), dated as of June 8, 2004, between BCP Crystal Acquisition GmbH & Co. KG and Deutsche Bank AG, New York Branch and certain finance parties, as pledgees
10.14*	Loan Claims Pledge Agreement (erstrangige Forderungsverpfändung), dated as of June 8, 2004, between BCP Caylux Holdings Luxembourg S.C.A. and Deutsche Bank AG, New York Branch and certain finance parties, as pledgees
12.1	Computation of Ratio of Earnings to Fixed Charges
21.1	List of Subsidiaries
23.1	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)
23.2	Report and consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
24*	Powers of Attorney (included in signature pages of this Registration Statement)
25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Bank of New York as Trustee
99.1*	Form of Letter of Transmittal
99.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.3*	Form of Letter to Clients
99.4*	Form of Notice of Guaranteed Delivery

*	Previously filed.